STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.,
DEPOSITOR

U.S. BANK NATIONAL ASSOCIATION,
TRUSTEE

and

EMC MORTGAGE CORPORATION
SELLER AND MASTER SERVICER

POOLING AND SERVICING AGREEMENT

Dated as of November 1, 2006

Structured Asset Mortgage Investments II Inc.

Prime Mortgage Trust, Certificates

Series 2006-2

ARTICLE I	Definitions
Section 1.01	Definitions.
Section 1.02	Calculation of LIBOR.

ARTICLE II	Conveyance of Mortgage Loans; Original Issuance of Certificates
Section 2.01	Conveyance of Mortgage Loans to Trustee.
Section 2.02	Acceptance of Mortgage Loans and Underlying Certificates by Trustee.
Section 2.03	Assignment of Interest in the Mortgage Loan Purchase Agreement.
Section 2.04	Substitution of Mortgage Loans.
Section 2.05	Issuance of Certificates.
Section 2.06	Representations and Warranties Concerning the Depositor.
Section 2.07	Representations and Warranties of EMC.
Section 2.08	Delivery of Opinion of Counsel in Connection with Substitutions and Repurchases.

ARTICLE III	Administration of the Trust Fund and Servicing of Mortgage Loans
Section 3.01	Master Servicer.
Section 3.02	REMIC-Related Covenants.
Section 3.03	Monitoring of Servicers.
Section 3.04	Fidelity Bond.
Section 3.05	Power to Act; Procedures.
Section 3.06	Due-on-Sale Clauses; Assumption Agreements.
Section 3.07	Release of Mortgage Files.
Section 3.08	Documents, Records and Funds in Possession of Master Servicer to Be Held for Trustee.
Section 3.09	Standard Hazard Insurance and Flood Insurance Policies.
Section 3.10	Presentment of Claims and Collection of Proceeds.
Section 3.11	Maintenance of the Primary Mortgage Insurance Policies.
Section 3.12	Trustee to Retain Possession of Certain Insurance Policies and Documents.
Section 3.13	Realization Upon Defaulted Mortgage Loans.
Section 3.14	Compensation for the Master Servicer.
Section 3.15	REO Property.
Section 3.16	Annual Statement as to Compliance.
Section 3.17	Assessments of Compliance and Attestation Reports.
Section 3.18	Reports Filed with Securities and Exchange Commission.
Section 3.19	Intention of the Parties and Interpretation.
Section 3.20	UCC.
Section 3.21	Optional Purchase of Defaulted Mortgage Loans.

ARTICLE IV	Accounts
Section 4.01	Protected Accounts.
Section 4.02	Master Servicer Collection Account.
Section 4.03	Permitted Withdrawals and Transfers from the Master Servicer Collection Account.
Section 4.04	Distribution Account.
Section 4.05	Permitted Withdrawals and Transfers from the Distribution Account.

ARTICLE V	Certificates
Section 5.01	Certificates.
Section 5.02	Registration of Transfer and Exchange of Certificates.
Section 5.03	Mutilated, Destroyed, Lost or Stolen Certificates.
Section 5.04	Persons Deemed Owners.
Section 5.05	Transfer Restrictions on Residual Certificates.
Section 5.06	Restrictions on Transferability of Non-Offered Certificates.
Section 5.07	ERISA Restrictions.
Section 5.08	Rule 144A Information.

ARTICLE VI	Payments to Certificateholders
Section 6.01	Distributions on the Certificates.
Section 6.02	[Reserved.]
Section 6.03	Allocation of Losses.
Section 6.04	Payments.
Section 6.05	Statements to Certificateholders.
Section 6.06	Monthly Advances.
Section 6.07	Compensating Interest Payments.

ARTICLE VII	The Master Servicer
Section 7.01	Liabilities of the Master Servicer.
Section 7.02	Merger or Consolidation of the Master Servicer.
Section 7.03	Indemnification of the Trustee and the Master Servicer
Section 7.04	Limitations on Liability of the Master Servicer and Others.
Section 7.05	Master Servicer Not to Resign.
Section 7.06	Successor Master Servicer.
Section 7.07	Sale and Assignment of Master Servicing.

ARTICLE VIII	Default
Section 8.01	Events of Default.
Section 8.02	Trustee to Act; Appointment of Successor.
Section 8.03	Notification to Certificateholders.
Section 8.04	Waiver of Defaults.
Section 8.05	List of Certificateholders.

ARTICLE IX	Concerning the Trustee
Section 9.01	Duties of Trustee.
Section 9.02	Certain Matters Affecting the Trustee.
Section 9.03	Trustee Not Liable for Certificates or Mortgage Loans.
Section 9.04	Trustee May Own Certificates.
Section 9.05	Trustee’s Fees and Expenses.
Section 9.06	Eligibility Requirements for Trustee.
Section 9.07	Insurance.
Section 9.08	Resignation and Removal of the Trustee.
Section 9.09	Successor Trustee.
Section 9.10	Merger or Consolidation of Trustee.
Section 9.11	Appointment of Co-Trustee or Separate Trustee.
Section 9.12	Federal Information Returns and Reports to Certificateholders; REMIC Administration.

ARTICLE X	Termination
Section 10.01	Termination Upon Repurchase by the Depositor or its Designee or Liquidation of the Mortgage Loans.
Section 10.02	[Reserved].
Section 10.03	Additional Termination Requirements with respect to the Certificates.

ARTICLE XI	Miscellaneous Provisions
Section 11.01	Intent of Parties.
Section 11.02	Amendment.
Section 11.03	Recordation of Agreement.
Section 11.04	Limitation on Rights of Certificateholders.
Section 11.05	Acts of Certificateholders.
Section 11.06	Governing Law.
Section 11.07	Notices.
Section 11.08	Severability of Provisions.
Section 11.09	Successors and Assigns.
Section 11.10	Article and Section Headings.
Section 11.11	Counterparts.
Section 11.12	Notice to Rating Agencies.

EXHIBITS

Exhibit A-1	-	Form of Class A Certificates
Exhibit A-2	-	Form of Class B Certificates
Exhibit A-3	-	Form of Class PO Certificates
Exhibit A-4	-	Form of Class R Certificates
Exhibit A-5	-	Form of Class X Certificates
Exhibit B	-	Mortgage Loan Schedule
Exhibit C	-	Reserved
Exhibit D	-	Request for Release of Documents
Exhibit E	-	Form of Affidavit pursuant to Section 860E(e)(4)
Exhibit F-1	-	Form of Investment Letter
Exhibit F-2	-	Form of Rule 144A and Related Matters Certificate
Exhibit F-3	-	Form of Rule 144A Global Certificate to Regulation S Global Certificate
Exhibit F-4	-	Form of Regulation S Global Certificate to Rule 144A Global Certificate
Exhibit G	-	Form of Custodial Agreement
Exhibit H	-	Form of Mortgage Loan Purchase Agreement
Exhibit I-1	-	Chevy Chase Servicing Agreement
Exhibit I-2	-	EMC Servicing Agreement
Exhibit I-3	-	Wells Fargo Servicing Agreement
Exhibit J-1	-	Chevy Chase Assignment Agreement
Exhibit J-2	-	EMC Assignment Agreement
Exhibit J-3	-	Wells Fargo Assignment Agreement
Exhibit K	-	Form of Back-Up Certification
Exhibit L	-	Servicing Criteria to Be Addressed in Assessment of Compliance
Exhibit M	-	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit N	-	Additional Disclosure Notification
Exhibit O	-	Aggregate Planned Principal Schedules
Exhibit P	-	Form of Trustee Limited Power of Attorney
Exhibit Q	-	Form of Certification to be provided by the Trustee to the Depositor
Exhibit R	-	Form of the Master Servicer’s Data Layout Report

POOLING AND SERVICING AGREEMENT

Pooling and Servicing Agreement dated as of November 1, 2006, among Structured Asset Mortgage Investments II Inc., a Delaware corporation, as depositor (the “Depositor”), U.S. Bank National Association, as trustee (the “Trustee”) and EMC Mortgage Corporation, as seller (in such capacity, the “Seller”) and as master servicer (in such capacity, the “Master Servicer”).

PRELIMINARY STATEMENT

On or prior to the Closing Date, the Depositor acquired the Mortgage Loans from the Seller. On the Closing Date, the Depositor will sell the Mortgage Loans and certain other property to the Trust Fund and receive in consideration therefor the Certificates, together evidencing the entire beneficial ownership interest in the Trust Fund.

The Trustee on behalf of the Trust shall make an election for the assets constituting REMIC I to be treated for federal income tax purposes as a REMIC. On the Startup Day, the REMIC I Regular Interests will be designated the “regular interests” in such REMIC, and the Class R-1 Certificates will be designated the sole class of “residual interests” in such REMIC.

The Trustee on behalf of the Trust shall make an election for the assets constituting REMIC II to be treated for federal income tax purposes as a REMIC. On the Startup Day, the REMIC II Regular Interests will be designated the “regular interests” in such REMIC, and the Class R-2 Certificates will be designated the sole class of “residual interests” in such REMIC.

The Trustee on behalf of the Trust shall make an election for the assets constituting REMIC III to be treated for federal income tax purposes as a REMIC. On the Startup Day, the Regular Certificates will be designated the “regular interests” in such REMIC, and the Class R-3 Certificates will be designated the sole class of “residual interests” in such REMIC.

The Mortgage Loans will have an Outstanding Principal Balance as of the Cut-off Date, after deducting all Scheduled Principal due on or before the Cut-off Date, of $281,849,595,74. The initial principal amount of the Certificates will not exceed such Outstanding Principal Balance.

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Seller and the Trustee agree as follows:

ARTICLE I
Definitions

Section 1.01 Definitions.

Whenever used in this Agreement, the following words and phrases, unless otherwise expressly provided or unless the context otherwise requires, shall have the meanings specified in this Article.

Accepted Master Servicing Practices: With respect to any Mortgage Loan, as applicable, either (x) those customary mortgage servicing practices of prudent mortgage servicing institutions that master service mortgage loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Trustee or the Master Servicer (except in its capacity as successor to a Servicer), or (y) as provided in the applicable Servicing Agreement, to the extent applicable to any Servicer, but in no event below the standard set forth in clause (x).

Account: The Master Servicer Collection Account, the Distribution Account and the Protected Accounts as the context may require.

Accrued Certificate Interest: For any Certificate (other than the Class PO Certificates) or any Component (other than the Class PO Components) for any Distribution Date, the interest accrued during the related Interest Accrual Period at the applicable Pass-Through Rate on the Current Principal Amount, or Notional Amount in the case of any Interest Only Certificate or any Class X Components, of such Certificate or Component immediately prior to such Distribution Date, less (i) in the case of a Senior Certificate (other than the Class PO Certificates or Class X Certificates) and the Class X Components, such Certificate’s share of any Net Interest Shortfall from the Mortgage Loans in the related Loan Group and, after the Cross-Over Date, the interest portion of any Realized Losses on the Mortgage Loans in the related Loan Group allocated thereto in accordance with Section 6.03(e) and (ii) in the case of a Subordinate Certificate, such Certificate’s share of any Net Interest Shortfall from the Mortgage Loans and the interest portion of any Realized Losses on the Mortgage Loans allocated thereto in accordance with Section 6.03(e). All calculations of interest on the Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

Additional Disclosure: As defined in Section 3.18.

Additional Form 10-D Disclosure: As defined in Section 3.18.

Additional Form 10-K Disclosure: As defined in Section 3.18.

Affiliate: As to any Person, any other Person controlling, controlled by or under common control with such Person. “Control” means the power to direct the management and policies of a Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have meanings correlative to the foregoing. The Trustee may conclusively presume that a Person is not an Affiliate of another Person unless a Responsible Officer of the Trustee has actual knowledge to the contrary.

Aggregate Planned Principal Amount: With respect to the Class I-A1-1 Certificates and Class I-A1-3 Certificates and any Distribution Date, the amount set forth in Exhibit O attached hereto opposite that Distribution Date.

Agreement: This Pooling and Servicing Agreement and all amendments hereof and supplements hereto.

Annual Statement of Compliance: As defined in Section 3.16.

Allocable Share: With respect to any Class of Subordinate Certificates on any Distribution Date will generally equal such Class’s pro rata share (based on the Current Principal Amount of each Class entitled thereto) of the sum of each of the components of the definition of Subordinate Optimal Principal Amount; provided, that except as described in the succeeding sentence, no Class of Subordinate Certificates (other than the Class of Subordinate Certificates outstanding with the lowest numerical designation) shall be entitled on any Distribution Date to receive distributions pursuant to clauses (2), (3) and (5) of the definition of Subordinate Optimal Principal Amount unless the Class Prepayment Distribution Trigger for the related Class is satisfied for such Distribution Date. If on any Distribution Date the Current Principal Amount of any Class of Subordinate Certificates for which the Class Prepayment Distribution Trigger was satisfied on such Distribution Date is reduced to zero, any amounts distributable to such Class pursuant to clauses (2), (3) and (5) of the definition of Subordinate Optimal Principal Amount, to the extent of such Class’s remaining Allocable Share, shall be distributed to the remaining Classes of Subordinate Certificates in reduction of their respective Current Principal Amounts, sequentially, in the order of their numerical Class designations.

Applicable Credit Rating: For any long-term deposit or security, a credit rating of AAA in the case of each of S&P and Fitch or Aaa in the case of Moody’s. For any short-term deposit or security, a rating of A-l+ in the case of S&P, F-1+ in the case of Fitch or P-1 in the case of Moody’s.

Applicable State Law: For purposes of Section 9.12(d), the Applicable State Law shall be (a) the law of the State of New York and (b) such other state law whose applicability shall have been brought to the attention of the Trustee by either (i) an Opinion of Counsel reasonably acceptable to the Trustee delivered to it by the Master Servicer or the Depositor, or (ii) written notice from the appropriate taxing authority as to the applicability of such state law.

Appraised Value: For any Mortgaged Property related to a Mortgage Loan, the amount set forth as the appraised value of such Mortgaged Property in an appraisal made for the mortgage originator in connection with its origination of the related Mortgage Loan.

Assessment of Compliance: As defined in Section 3.17.

Attesting Party: As defined in Section 3.17.

Attestation Report: As defined in Section 3.17.

Assignment Agreements: The agreements attached hereto as Exhibit J, whereby the Servicing Agreements were assigned to the Trustee for the benefit of the Holders of the Certificateholders.

Assumed Final Distribution Date: With respect to the Certificates, the Distribution Date occurring in November 2036.

Available Funds: For any Distribution Date and each Loan Group, an amount which generally includes, (1) all previously undistributed payments on account of principal (including the principal portion of Monthly Payments, Principal Prepayments and the principal amount of Net Liquidation Proceeds) with regard to the Mortgage Loans and all previously undistributed payments on account of interest received after the Cut-Off Date and on or prior to the related Determination Date, in each case, from the Mortgage Loans in the related Loan Group, (2) any Monthly Advances made by the Master Servicer or a Servicer for such Distribution Date in respect of the Mortgage Loans in the related Loan Group, (3) any Compensating Interest made by a Servicer for such Distribution Date in respect of the Mortgage Loans in the related Loan Group and (4) any amounts reimbursed by the Master Servicer or the Trustee in connection with losses on certain eligible investments, net of all fees payable to, and amounts reimbursable to, the Servicers, the Master Servicer, the Trustee and the Custodian as provided in this Agreement and the Custodial Agreement and investment earnings on amounts on deposit in the Master Servicer Collection Account and the Distribution Account.

Average Loss Severity Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the sum of the Loss Severity Percentages for each Mortgage Loan which had a Realized Loss and the denominator of which is the number of Mortgage Loans which had Realized Losses.

Bankruptcy Code: The United States Bankruptcy Code, as amended as codified in 11 U.S.C. §§ 101-1330.

Bankruptcy Loss: With respect to any Mortgage Loan, any Deficient Valuation or Debt Service Reduction related to such Mortgage Loan as reported by the applicable Servicer to the Master Servicer.

Book-Entry Certificates: Initially, all Classes of the Senior Certificates and the Offered Subordinate Certificates.

Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a day on which the New York Stock Exchange or Federal Reserve is closed or on which banking institutions in the jurisdiction in which the Trustee, the Master Servicer or any Servicer is located are authorized or obligated by law or executive order to be closed.

Certificate: Any one of the Certificates executed and countersigned by the Trustee substantially in the form of Exhibits A-1 through A-5 attached hereto.

Certificates Distribution Report: The report prepared by the Trustee with respect to the Certificates and the Mortgage Loans pursuant to Section 6.05(a).

Certificateholder: A Holder of a Certificate.

Certificate Owner: Any Person who is the beneficial owner of a Certificate registered in the name of the Depository or its nominee.

Certificate Register: The register maintained pursuant to Section 5.02.

Chevy Chase: Chevy Chase Bank, F.S.B., or its successor in interest.

Chevy Chase Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, between the Seller and Chevy Chase, as amended by Amendment No. 1, dated as of January 13, 2003 and by Amendment No. 2, dated as of January 31, 2006, attached hereto as Exhibit I-1, and as modified by the related Assignment Agreement.

Class: With respect to the Certificates, I-A1-1, I-A1-2, I-A1-3, I-A1-4, I-A1-5, I-A2-1, I-A2-2, II-A1-1, II-A2-1, B-1, B-2, B-3, B-4, B-5, B-6, X, BX, PO, R-1, R-2 and R-3, and with respect to the Components, I-PO, II-PO, I-X and II-X.

Class A Certificates: Any of the Class I-A1-1, Class I-A1-2, Class I-A1-3, Class I-A1-4, Class I-A1-5, Class I-A2-1, Class I-A2-2, Class II-A1-1 and Class II-A2-1 Certificates.

Class B Certificates: Any of the Class BX, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates.

Class PO Certificate Cash Shortfall: For any Distribution Date and the Class PO Components, the difference between (i) principal distributable to the Class PO Components in accordance with priority fourth of clause (i) under subsection 6.01(a), and (ii) principal actually distributed to the Class PO Components after giving effect to clause (iii) under subsection 6.01(a).

Class PO Certificate Deferred Amount: As to the Class PO Components and each Distribution Date through the Cross-Over Date, the aggregate of all amounts allocable on such dates to the Class PO Components in respect of the principal portion of Realized Losses in respect of Discount Mortgage Loans in Subgroup I-1 and Subgroup II-1 and the Class PO Certificate Cash Shortfall and all amounts previously allocated in respect of such losses and such shortfalls to the Class PO Components, and not distributed on prior Distribution Dates.

Class PO Certificate: Any Certificate designated as a “Class PO Certificate” on the face thereof, evidencing the ownership of the Class I-PO Component and the Class II-PO Component.

Class PO Certificate Principal Distribution Amount: The Class PO Components shall be entitled to distributions from Subgroup I-1 and Subgroup II-1. For each of the Class PO Components with respect to each Distribution Date, an amount equal to the sum of:

(i) the PO Percentage of all scheduled payments of principal due on each Discount Mortgage Loan in the related Subgroup on the related Due Date as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(ii) the PO Percentage of the Scheduled Principal Balance of each Discount Mortgage Loan in the related Subgroup which was the subject of a prepayment in full received by the related Servicer during the applicable Prepayment Period;

(iii) the PO Percentage of all partial prepayments of principal of each Discount Mortgage Loan in the related Subgroup received during the applicable Prepayment Period;

(iv) the lesser of (a) the PO Percentage of the sum of (A) all Net Liquidation Proceeds and Subsequent Recoveries allocable to principal on each Discount Mortgage Loan in the related Subgroup which became a Liquidated Mortgage Loan during the related calendar month (other than a Discount Mortgage Loan described in clause (B)) and (B) the Scheduled Principal Balance of each such Discount Mortgage Loan in the related Subgroup purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any, or otherwise; and (b) the PO Percentage of the sum of (A) the Scheduled Principal Balance of each Discount Mortgage Loan in the related Subgroup which became a Liquidated Mortgage Loan during the related calendar month (other than a Discount Mortgage Loan described in clause (B)) and (B) the Scheduled Principal Balance of each such Discount Mortgage Loan in the related Subgroup that was purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any, or otherwise; and

(v) the PO Percentage of the sum of (a) the Scheduled Principal Balance of each Discount Mortgage Loan which was repurchased by the Seller in connection with such Distribution Date and (b) the difference, if any, between the Scheduled Principal Balance of a Discount Mortgage Loan that has been replaced by the Seller with a substitute Discount Mortgage Loan pursuant to the Agreement in connection with such Distribution Date and the Scheduled Principal Balance of such substitute Discount Mortgage Loan.

Class PO Component: The Class I-PO Component or the Class II-PO Component.

Class Prepayment Distribution Trigger: For a Class of Subordinate Certificates for any Distribution Date, the Class Prepayment Distribution Trigger is satisfied if the fraction (expressed as a percentage), the numerator of which is the aggregate Current Principal Amount of such Class and each Class of Subordinate Certificates subordinate thereto, if any, and the denominator of which is the Scheduled Principal Balance of all of the Mortgage Loans as of the beginning of the related Due Period, equals or exceeds such percentage calculated as of the Closing Date.

Class R Certificates: The Class R-1, Class R-2 and Class R-3 Certificates.

Class X Certificate: Any Certificate designated as a “Class X Certificate” on the face thereof, evidencing the ownership of the Class I-X Component and the Class II-X Component.

Class X Component: The Class I-X Component or the Class II-X Component.

Clearing Agency: An organization registered as a “clearing agency” pursuant to Section 17A of the Securities and Exchange Act of 1934, as amended, which initially shall be DTC, Clearstream, Luxembourg and Euroclear.

Clearstream, Luxembourg: Clearstream Banking, a société anonyme, a limited liability company organized under the laws of Luxembourg.

Closing Date: November 30, 2006.

Code: The Internal Revenue Code of 1986, as amended.

Company: EMC Mortgage Corporation, in its capacity as servicer.

Compensating Interest Payment: As defined in Section 6.07.

Component: Any of the Class I-X, Class II-X, Class I-PO or Class II-PO Components.

Corporate Trust Office: The office of the Trustee at which at any particular time its corporate trust business is administered, which office, at the date of the execution of this Agreement, is located at US Bank Corporate Trust Services, One Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Corporate Trust Services/PRIME 2006-2, or such other address as the Trustee may designate from time to time.

Corresponding Interests: With respect to each REMIC II Regular Interest, the Class with the same designation.

Credit Support Depletion Date: The first Distribution Date on which the related Subgroup Senior Percentage equals 100%.

Cross-Over Date: The Distribution Date on which the Current Principal Amounts of the Subordinate Certificates are reduced to zero.

Current Principal Amount: With respect to any Certificate (other than an Interest Only Certificate and the Class PO Certificates) or any Class PO Component as of any Distribution Date, the initial principal amount of such Certificate or Component plus any Subsequent Recoveries added to the Current Principal Amount of such Certificate or Component pursuant to Section 6.01(g), and reduced by (i) all amounts distributed on previous Distribution Dates on such Certificate or Component with respect to principal, (ii) the principal portion of all Realized Losses allocated prior to such Distribution Date to such Certificates or Components, taking account of the Loss Allocation Limitation and (iii) in the case of a Subordinate Certificate, such Certificate’s pro rata share, if any, of the applicable Subordinate Certificate Writedown Amount for previous Distribution Dates. With respect to any Class of Certificates (other than an Interest Only Certificate and Class PO Components), the Current Principal Amount thereof will equal the sum of the Current Principal Amounts of all Certificates or Components in such Class. Notwithstanding the foregoing, solely for purposes of giving consents, directions, waivers, approvals, requests and notices, each of the Residual Certificates after the Distribution Date on which they each receive the distribution of the last dollar of their respective original principal amount shall be deemed to have Current Principal Amounts equal to their respective Current Principal Amounts on the day immediately preceding such Distribution Date.

Current Report: The Current Report pursuant to Section 13 or 15(d) of the Exchange Act.

Custodial Agreement: An agreement, dated as of the Closing Date among the Depositor, the Master Servicer, the Trustee and the Custodian in substantially the form of Exhibit G hereto.

Custodian: Wells Fargo Bank, National Association, or any successor custodian appointed pursuant to the provisions hereof and of the Custodial Agreement.

Cut-off Date: November 1, 2006.

Cut-off Date Balance: An amount equal to $281,849,595,74.

Debt Service Reduction: Any reduction of the Scheduled Payments which a Mortgagor is obligated to pay with respect to a Mortgage Loan as a result of any proceeding under the Bankruptcy Code or any other similar state law or other proceeding.

Deficient Valuation: With respect to any Mortgage Loan, a valuation of the Mortgaged Property by a court of competent jurisdiction in an amount less than the then outstanding indebtedness under the Mortgage Loan, which valuation results from a proceeding initiated under the Bankruptcy Code or any other similar state law or other proceeding.

Delinquent: A Mortgage Loan is “delinquent” if any payment due thereon is not made pursuant to the terms of such Mortgage Loan by the close of business on the day such payment is scheduled to be due. A Mortgage Loan is “30 days delinquent” if such payment has not been received by the close of business on the last day of the month in which such payment was due. For example, a Mortgage Loan with a payment due on December 1 that remained unpaid as of the close of business on December 31 would then be considered to be 30 to 59 days delinquent. Similarly for “60 days delinquent,” “90 days delinquent” and so on.  The determination as to whether a Mortgage Loan falls into these categories is made as of the close of business on the last Business Day of each month. This method of determining delinquencies is also referred to as the MBA method.

Depositor: Structured Asset Mortgage Investments II Inc., a Delaware corporation, or its successors in interest.

Depositor Information: As defined in Section 3.18(c).

Depository: The Depository Trust Company, the nominee of which is Cede & Co., or any successor thereto.

Depository Agreement: The meaning specified in Subsection 5.01(a) hereof.

Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time the Depository effects book-entry transfers and pledges of securities deposited with the Depository.

Designated Depository Institution: A depository institution (commercial bank, federal savings bank, mutual savings bank or savings and loan association) or trust company (which may include the Trustee), the deposits of which are fully insured by the FDIC to the extent provided by law.

Determination Date: With respect to each Mortgage Loan, the Determination Date as defined in the related Servicing Agreement.

Discount Mortgage Loan: Any Group I Mortgage Loan with a Net Mortgage Rate less than 6.250% per annum. Any Group II Mortgage Loan with a Net Mortgage Rate less than 5.500% per annum.

Disqualified Organization: Any of the following: (i) the United States, any State or political subdivision thereof, any possession of the United States, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for the Freddie Mac or any successor thereto, a majority of its board of directors is not selected by such governmental unit), (ii) any foreign government, any international organization, or any agency or instrumentality of any of the foregoing, (iii) any organization (other than certain farmers’ cooperatives described in Section 521 of the Code) which is exempt from the tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code or (v) any other Person so designated by the Trustee based upon an Opinion of Counsel that the holding of an ownership interest in a Residual Certificate by such Person may cause any REMIC contained in the Trust or any Person having an Ownership Interest in the Residual Certificate (other than such Person) to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the transfer of an Ownership Interest in a Residual Certificate to such Person. The terms “United States,” “State” and “international organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions.

Distribution Account: The trust account or accounts created and maintained pursuant to Section 4.04, which shall be denominated “U.S. Bank National Association, as Trustee, f/b/o holders of Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, Certificates, Series 2006-2 - Distribution Account.” The Distribution Account shall be an Eligible Account.

Distribution Account Deposit Date: The Business Day prior to each Distribution Date.

Distribution Date: The 25th day of any month, beginning in December 2006, or, if such 25th day is not a Business Day, the immediately following Business Day.

Distribution Report: The Asset-Backed Issuer Distribution Report pursuant to Section 13 or 15(d) of the Exchange Act.

DTC Custodian: U.S. Bank National Association, or its successors in interest as custodian for the Depository.

Due Date: With respect to each Mortgage Loan, the date in each month on which its Scheduled Payment is due if such due date is the first day of a month and otherwise is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

Due Period: With respect to any Distribution Date and each Mortgage Loan, the period commencing on the second day of the month preceding the month in which the Distribution Date occurs and ending at the close of business on the first day of the month in which the Distribution Date occurs.

EDGAR: As defined in Section 3.18.

Eligible Account: Any of (i) a segregated account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories, respectively, at the time any amounts are held on deposit therein, or (ii) a segregated account or accounts in a depository institution or trust company in which such accounts are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel (obtained by the Person requesting that the account be held pursuant to this clause (ii)) delivered to the Trustee and to each Rating Agency, the Certificateholders have a claim with respect to the funds in such account or a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments, each of which shall mature not later than the Business Day immediately preceding the Distribution Date next following the date of investment in such collateral or the Distribution Date if such Permitted Investment is an obligation of the institution that maintains the Distribution Account) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or (iii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iv) any other segregated account acceptable to the Rating Agencies, as evidenced in writing. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

EMC: EMC Mortgage Corporation.

EMC Flow Loans: The Mortgage Loans purchased by EMC pursuant to a flow loan purchase agreement.

EMC Servicing Agreement: With respect to the Mortgage Loans serviced by the Company, the Servicing Agreement dated as of November 1, 2006, between the Depositor and the Company, attached hereto as Exhibit I-2 and as modified by the related Assignment Agreement.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

Euroclear: Euroclear Clearance System, Société Cooperative, a Belgium cooperative cooperation.

Euroclear Operator: Euroclear Bank S.A./N.V., as operator of the Euroclear system.

Event of Default: An event of default described in Section 8.01.

Excess Liquidation Proceeds: To the extent that such amount is not required by law to be paid to the related Mortgagor, the amount, if any, by which Liquidation Proceeds with respect to a Liquidated Mortgage Loan exceed the sum of (i) the Outstanding Principal Balance of such Mortgage Loan and accrued but unpaid interest at the related Mortgage Interest Rate through the last day of the month in which the related Liquidation Date occurs, plus (ii) related Liquidation Expenses.

Exchange Act: Securities Exchange Act of 1934, as amended.

Exchange Act Reports: Any reports required to be filed pursuant to Section 3.18 of this Agreement.

Fannie Mae: Federal National Mortgage Association or any successor thereto.

FDIC: Federal Deposit Insurance Corporation or any successor thereto.

Final Certification: The certification substantially in the form of Exhibit Three to the Custodial Agreement.

Fiscal Quarter: December 1 to February 29 (or the last day in such month), March 1 to May 31, June 1 to August 31, or September 1 to November 30, as applicable.

Fitch: Fitch, Inc. or its successor in interest.

Form 8-K Disclosure Information: As defined in Section 3.18(a)(ii)(A).

Form 10-K Filing Deadline: As defined in Section 3.18.

Fractional Undivided Interest: With respect to any Class of Certificates, the fractional undivided interest evidenced by any Certificate of such Class, the numerator of which is the Current Principal Amount, or Notional Amount in the case of the Interest Only Certificates, of such Certificate and the denominator of which is the Current Principal Amount, or Notional Amount in the case of the Interest Only Certificates, of such Class. With respect to the Certificates in the aggregate, the fractional undivided interest evidenced by (i) the Residual Certificates will be deemed to equal 0.25%, (ii) each Class of Interest Only Certificates will be deemed to equal 1.0% multiplied by a fraction, the numerator of which is the Notional Amount of such Certificate and the denominator of which is the aggregate Notional Amount of its respective Class and (iii) a Certificate of any other Class will be deemed to equal the fractional undivided interest remaining after taking into account clauses (i) and (ii) multiplied by a fraction, the numerator of which is the Current Principal Amount of such Certificate and the denominator of which is the aggregate Current Principal Amount of all the Certificates; provided, however, the percentage in clause (iii) above shall be increased by 1.0% upon the retirement of each Class of Interest Only Certificates.

Freddie Mac: Freddie Mac, formerly the Federal Home Loan Mortgage Corporation, or any successor thereto.

Global Certificate: Any Non-Offered Certificate registered in the name of the Depository or its nominee, beneficial interests in which are reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly or as an indirect participant in accordance with the rules of such depository).

Holder: The Person in whose name a Certificate is registered in the Certificate Register, except that, subject to Subsections 11.02(b) and 11.05(e), solely for the purpose of giving any consent pursuant to this Agreement, any Certificate registered in the name of the Depositor, the Master Servicer or the Trustee or any Affiliate thereof shall be deemed not to be outstanding and the Fractional Undivided Interest evidenced thereby shall not be taken into account in determining whether the requisite percentage of Fractional Undivided Interests necessary to effect any such consent has been obtained.

Indemnified Persons: The Trustee, the Master Servicer and the Custodian and their officers, directors, agents and employees and, with respect to the Trustee, any separate co-trustee and its officers, directors, agents and employees.

Independent: When used with respect to any specified Person, this term means that such Person (a) is in fact independent of the Depositor or the Master Servicer and of any Affiliate of the Depositor or the Master Servicer, (b) does not have any direct financial interest or any material indirect financial interest in the Depositor or the Master Servicer or any Affiliate of the Depositor or the Master Servicer and (c) is not connected with the Depositor or the Master Servicer or any Affiliate as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

Individual Certificate: Any Non-Offered Certificate registered in the name of the Holder other than the Depository or its nominee.

Initial Certification: The certification substantially in the form of Exhibit One to the Custodial Agreement.

Institutional Accredited Investor: Any Person meeting the requirements of Rule 501(a)(l), (2), (3) or (7) of Regulation D under the Securities Act or any entity all of the equity holders in which come within such paragraphs.

Insurance Policy: With respect to any Mortgage Loan, any standard hazard insurance policy, flood insurance policy or title insurance policy.

Insurance Proceeds: Amounts paid by the insurer under any Insurance Policy covering any Mortgage Loan or Mortgaged Property other than amounts required to be paid over to the Mortgagor pursuant to law or the related Mortgage Note or Security Instrument and other than amounts used to repair or restore the Mortgaged Property or to reimburse insured expenses.

Interest Accrual Period: For each Class of Certificates (other than the Class I-A1-1, Class I-A1-2, Class I-A2-1, Class I-A2-2 Certificates) and the Class X Components and for any Distribution Date, the calendar month preceding the month in which such Distribution Date occurs. For the Class I-A1-1, Class I-A1-2, Class I-A2-1, Class I-A2-2 Certificates, the period from and including the preceding Distribution Date (or from the Closing Date, in the case of the first Distribution Date) to and including the day prior to the current Distribution Date. All calculations of interest on the Certificates will be made on the basis of a 360-day year consisting of twelve 30-day months.

Interest Determination Date: With respect to each Distribution Date, the second LIBOR Business Day immediately preceding the commencement of the related Interest Accrual Period.

Interest Only Certificates: The Class I-A1-2, Class I-A2-2, Class X and Class BX Certificates.

Interest Shortfall: With respect to any Distribution Date and each Mortgage Loan that during the related Prepayment Period was the subject of a Principal Prepayment or constitutes a Relief Act Mortgage Loan, an amount determined as follows:

(A) Partial principal prepayments received during the relevant Prepayment Period: The difference between (i) one month’s interest at the applicable Net Mortgage Rate on the amount of such prepayment and (ii) the amount of interest for the calendar month of such prepayment (adjusted to the applicable Net Mortgage Rate) received at the time of such prepayment;

(B) Principal prepayments in full received during the relevant Prepayment Period: The difference between (i) one month’s interest at the applicable Net Mortgage Rate on the Scheduled Principal Balance of such Mortgage Loan immediately prior to such prepayment and (ii) the amount of interest for the calendar month of such prepayment (adjusted to the applicable Net Mortgage Rate) received at the time of such prepayment; and

(C) As to any Relief Act Mortgage Loan, the excess of (i) 30 days’ interest (or, in the case of a principal prepayment in full, interest to the date of prepayment) on the Scheduled Principal Balance thereof (or, in the case of a principal prepayment in part, on the amount so prepaid) at the related Net Mortgage Rate over (ii) 30 days’ interest (or, in the case of a principal prepayment in full, interest to the date of prepayment) on such Scheduled Principal Balance (or, in the case of a Principal Prepayment in part, on the amount so prepaid) at the Net Mortgage Rate required to be paid by the Mortgagor as limited by application of the Relief Act.

Interim Certification: The certification substantially in the form of Exhibit Two to the Custodial Agreement.

Investment Letter: The letter to be furnished by each Institutional Accredited Investor which purchases any of the Class B-4, Class B-5 or Class B-6 Certificates in connection with such purchase, substantially in the form set forth as Exhibit F-1 hereto.

Issuing Entity: Prime Mortgage Trust 2006-2.

Lender-Paid PMI Rate: With respect to each Mortgage Loan covered by a lender-paid primary mortgage insurance policy, the amount payable to the related insurer, as stated in the Mortgage Loan Schedule.

LIBOR: With respect to any Distribution Date, the arithmetic mean of the London interbank offered rate quotations for one-month U.S. Dollar deposits, expressed on a per annum basis, determined in accordance with Section 1.02.

LIBOR Business Day: Any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions in London, England and New York City are required or authorized to by law to be closed.

Liquidated Mortgage Loan: Any defaulted Mortgage Loan as to which the related Servicer or the Master Servicer has determined that all amounts it expects to recover from or on account of such Mortgage Loan have been recovered.

Liquidation Date: With respect to any Liquidated Mortgage Loan, the date on which the Master Servicer or the related Servicer has certified that such Mortgage Loan has become a Liquidated Mortgage Loan.

Liquidation Expenses: With respect to a Mortgage Loan in liquidation, unreimbursed expenses paid or incurred by or for the account of the Master Servicer or the related Servicer in connection with the liquidation of such Mortgage Loan and the related Mortgage Property, such expenses including (a) property protection expenses, (b) property sales expenses, (c) foreclosure and sale costs, including court costs and reasonable attorneys’ fees, and (d) similar expenses reasonably paid or incurred in connection with liquidation.

Liquidation Proceeds: Amounts, other than Insurance Proceeds, received in connection with the partial or complete liquidation of a Mortgage Loan, whether through trustee’s sale, foreclosure sale or otherwise, or in connection with any condemnation or partial release of a Mortgaged Property and any other proceeds received with respect to an REO Property.

Loan-to-Value Ratio: With respect to any Mortgage Loan, the fraction, expressed as a percentage, the numerator of which is the original principal balance of the related Mortgage Loan and the denominator of which is the Original Value of the related Mortgaged Property.

Loss Allocation Limit: The meaning specified in Subsection 6.03(a)(v) hereof.

Loss Severity Percentage: With respect to any Distribution Date, the percentage equivalent of a fraction, the numerator of which is the amount of Realized Losses incurred on a Mortgage Loan and the denominator of which is the Scheduled Principal Balance of such Mortgage Loan immediately prior to the liquidation of such Mortgage Loan.

Lost Notes: The original Mortgage Notes that have been lost, as indicated on the Mortgage Loan Schedule.

Master Servicer: As of the Closing Date, EMC Mortgage Corporation and, thereafter, its respective successors in interest who meet the qualifications of the Servicing Agreements and this Agreement.

Master Servicing Compensation: For any Distribution Date, any amounts earned on permitted investments in the Master Servicer Collection Account.

Master Servicer Collection Account:  The trust account or accounts created and maintained pursuant to Section 4.02, which shall be denominated “EMC Mortgage Corporation, as Master Servicer for the benefit of the Trustee on behalf of holders of Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 - Master Servicer Collection Account.” The Master Servicer Collection Account shall be an Eligible Account.

Master Servicer Information: As defined in Section 3.18(c).

Material Defect: The meaning specified in Section 2.02(a).

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

MIN: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

MOM Loan: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof, or as nominee for any subsequent assignee of the originator pursuant to an assignment of mortgage to MERS.

Monthly Advance: An advance of principal or interest required to be made by the applicable Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to Section 6.06.

Moody’s: Moody’s Investors Service, Inc. or its successor in interest.

Mortgage File: The mortgage documents listed in Section 2.01(b) pertaining to a particular Mortgage Loan and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate: The annual rate at which interest accrues from time to time on any Mortgage Loan pursuant to the related Mortgage Note, which rate is initially equal to the “Mortgage Interest Rate” set forth with respect thereto on the Mortgage Loan Schedule.

Mortgage Loan: A mortgage loan transferred and assigned to the Trustee pursuant to Section 2.01 or Section 2.04 and held as a part of the Trust Fund, as identified in the Mortgage Loan Schedule (which shall include, without limitation, each related Mortgage Note, Mortgage and Mortgage File and all rights appertaining thereto), including a mortgage loan the property securing which has become an REO Property. Notwithstanding any provision in this Agreement to the contrary, in no event shall the term “Mortgage Loan” include any Underlying Mortgage Loan.

Mortgage Loan Purchase Agreement: The Mortgage Loan Purchase Agreement dated as of November 30, 2006, between EMC Mortgage Corporation, as seller, and Structured Asset Mortgage Investments II Inc., as purchaser, and all amendments thereof and supplements thereto, attached as Exhibit H.

Mortgage Loan Schedule: The list of Mortgage Loans (as from time to time amended to reflect the repurchase or substitute of Mortgage Loans pursuant to the provisions of this Agreement) transferred to the Trustee as part of the Trust Fund and from time to time subject to this Agreement, the initial Mortgage Loan Schedule being attached hereto as Exhibit B setting forth the following information with respect to each Mortgage Loan:

(a)  the city, state and zip code of the Mortgaged Property;
(b)  the property type;
(c)  the Mortgage Interest Rate;
(d)  the Servicing Fee Rate;
(e)  the LPMI Fee, if applicable;
(f)  [reserved];
(g)  the Net Rate;
(h)  the maturity date;
(i)  the stated original term to maturity;
(j)  the stated remaining term to maturity;
(k)  the original Principal Balance;
(l)  the first payment date;
(m)  the principal and interest payment in effect as of the Cut-off Date;
(n)  the unpaid Principal Balance as of the Cut-off Date;
(o)  the Loan-to-Value Ratio at origination;
(p)  the insurer of any Primary Mortgage Insurance Policy;
(q)  the MIN with respect to each MOM Loan;
(r)  the Gross Margin, if applicable;
(s)  the next Adjustment Date, if applicable;
(t)  the Maximum Mortgage Rate, if applicable;
(u)  the Minimum Mortgage Rate, if applicable;
(v)  the Periodic Rate Cap, if applicable;
(w)  the Loan Group, if applicable;
(x)  a code indicating whether the Mortgage Loan is negatively amortizing;
(y)  which Mortgage Loans adjust after an initial fixed-rate period of one, two, three, five, seven or ten years or any other period;
(z)  the Prepayment Charge, if any;
(aa)  lien position (e.g., first lien or second lien);
(bb)  a code indicating whether the Mortgage Loan has a balloon payment;
(cc)  a code indicating whether the Mortgage Loan is an interest-only loan;
(dd)  the interest-only term, if applicable;
(ee)  the Mortgage Loan Seller; and
(ff)  the original amortization term.
Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (n) and (o) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (c) through (h) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

Mortgage Note: The originally executed note or other evidence of the indebtedness of a Mortgagor under the related Mortgage Loan.

Mortgaged Property: Land and improvements securing the indebtedness of a Mortgagor under the related Mortgage Loan or, in the case of REO Property, such REO Property. In no event, however, shall the term “Mortgaged Property” include any mortgaged property or real estate owned property relating to an Underlying Mortgage Loan.

Mortgagor: The obligor on a Mortgage Note.

Net Interest Shortfall: With respect to any Distribution Date, the Interest Shortfall, if any, for such Distribution Date net of Compensating Interest Payments made with respect to such Distribution Date.

Net Liquidation Proceeds: As to any Liquidated Mortgage Loan, Liquidation Proceeds net of (i) Liquidation Expenses which are payable therefrom to the related Servicer or the Master Servicer in accordance with the related Servicing Agreement or this Agreement and (ii) unreimbursed advances by the related Servicer or the Master Servicer and Monthly Advances.

Net Mortgage Rate: With respect to each Mortgage Loan, the Mortgage Interest Rate in effect from time to time less the sum of (i) the Servicing Fee Rate and (ii) the Trustee Fee Rate.

Non-Offered Subordinate Certificates: The Class B-4, Class B-5 and Class B-6 Certificates.

Non-PO Percentage: With respect to any Group I Mortgage Loan with a Net Mortgage Rate less than 6.250% per annum, a fraction, expressed as a percentage, (x) the numerator of which is equal to the related Net Mortgage Rate, and (y) the denominator of which is equal to 6.250% per annum. With respect to any Group II Mortgage Loan with a Net Mortgage Rate less than 5.500% per annum, a fraction, expressed as a percentage, (x) the numerator of which is equal to the related Net Mortgage Rate, and (y) the denominator of which is equal to 5.500% per annum. With respect to all other Mortgage Loans, 100%.

Nonrecoverable Advance: With respect to any Mortgage Loan, any advance or Monthly Advance (i) which was previously made or is proposed to be made by the Master Servicer, the Trustee (as successor Master Servicer) or the applicable Servicer and (ii) which, in the good faith judgment of the Master Servicer, the Trustee or the applicable Servicer, will not or, in the case of a proposed advance or Monthly Advance, would not, be ultimately recoverable by the Master Servicer, the Trustee (as successor Master Servicer) or the applicable Servicer from Liquidation Proceeds, Insurance Proceeds or future payments on the Mortgage Loan for which such advance or Monthly Advance was made or is proposed to be made.

Notional Amount: The Notional Amount of the Class I-A1-2 Certificates, as of any date of determination, is equal to the Current Principal Amount of the Class I-A1-1 Certificates. For federal income tax purposes, however, the Notional Amount of the Class I-A1-2 Certificates is an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest I-A1-1. The Notional Amount of the Class I-A2-2 Certificates, as of any date of determination, is equal to the Current Principal Amount of the Class I-A2-1 Certificates. For federal income tax purposes, however, the Notional Amount of the Class I-A2-2 Certificates is an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest I-A2-1. The Notional Amount of the Class I-X Component, as of any date of determination, is equal to the aggregate Scheduled Principal Balance of the Group I Mortgage Loans with a Net Mortgage Rate greater than 7.500% per annum. For federal income tax purposes, however, the Notional Amount of the Class I-X Component is an amount equal to the Uncertificated Notional Amount of REMIC II Regular Interest I-X. The Notional Amount of the Class II-X Component, as of any date of determination, is equal to the aggregate Scheduled Principal Balance of the Group II Mortgage Loans with a Net Mortgage Rate greater than 6.000% per annum. For federal income tax purposes, however, the Notional Amount of the Class II-X Component is an amount equal to the Uncertificated Notional Amount of REMIC II Regular Interest II-X. The Notional Amount of the Class BX Certificates, as of any date of determination, is equal to the sum of the aggregate Current Principal Amounts of the Class B-1, Class B-2 and Class B-3 Certificates. For federal income tax purposes, however, the Notional Amount of the Class BX Certificates is an amount equal to the aggregate Uncertificated Principal Balance of REMIC II Regular Interests B-1, B-2 and B-3.

Officer’s Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President or a Vice President or Assistant Vice President or other authorized officer of the Master Servicer, the Depositor, the Seller or the Servicer, as applicable, and delivered to the Trustee, as required by this Agreement.

Offered Certificates: The Senior Certificates and Offered Subordinate Certificates.

Offered Subordinate Certificates: The Class BX, Class B-1, Class B-2 and Class B-3 Certificates.

Opinion of Counsel: A written opinion of counsel who is or are acceptable to the Trustee or the Master Servicer, as applicable, and who, unless required to be Independent (an “Opinion of Independent Counsel”), may be internal counsel for the Master Servicer or the Depositor.

Original Subordinate Principal Balance: The aggregate Current Principal Amount of the Subordinate Certificates as of the Closing Date.

Original Value: The lesser of (i) the Appraised Value or (ii) the sales price of a Mortgaged Property at the time of origination of a Mortgage Loan, except in instances where either clauses (i) or (ii) is unavailable, the other may be used to determine the Original Value, or if both clauses (i) and (ii) are unavailable, Original Value may be determined from other sources reasonably acceptable to the Depositor.

Outstanding Mortgage Loan: With respect to any Due Date, a Mortgage Loan which, prior to such Due Date, was not the subject of a Principal Prepayment in full, did not become a Liquidated Mortgage Loan and was not purchased or replaced.

Outstanding Principal Balance: As of the time of any determination, the principal balance of a Mortgage Loan remaining to be paid by the Mortgagor, or, in the case of an REO Property, the principal balance of the related Mortgage Loan remaining to be paid by the Mortgagor at the time such property was acquired by the Trust Fund less any Net Liquidation Proceeds with respect thereto to the extent applied to principal.

Pass-Through Rate: As to each Class of Certificates (other than the Class PO Certificates), the Class X Components, the REMIC I Regular Interests and the REMIC II Regular Interests, the rate of interest determined as provided with respect thereto in Section 5.01(c). Any monthly calculation of interest at a stated rate shall be based upon annual interest at such rate divided by twelve.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of mortgage loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans.

Permitted Investments: At any time, any one or more of the following obligations and securities:

(i) direct obligations of, and obligations the timely payment of which are fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States of America or any state thereof (including the Trustee or the Master Servicer or its Affiliates acting in its commercial banking capacity) and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term debt rating and/or the long-term unsecured debt obligations of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment have the Applicable Credit Rating or better from each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Corporation;

(iii) repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above where the Trustee or the Master Servicer or its Affiliates hold the security therefor;

(iv) securities bearing interest or sold at a discount issued by any corporation (including the Trustee or the Master Servicer or its Affiliates) incorporated under the laws of the United States of America or any state thereof that have the Applicable Credit Rating or better from each Rating Agency at the time of such investment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Trust to exceed 10% of the aggregate Outstanding Principal Balances of all the Mortgage Loans and Permitted Investments held as part of the Trust;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) having the Applicable Credit Rating or better from each Rating Agency at the time of such investment;

(vi) a Reinvestment Agreement issued by any bank, insurance company or other corporation or entity;

(vii) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency to the Trustee or the Master Servicer or its Affiliates; and

(viii) any money market or common trust fund having the Applicable Credit Rating or better from each Rating Agency rating such fund, including any such fund for which the Trustee or Master Servicer or any affiliate of the Trustee or Master Servicer acts as a manager or an advisor; provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the obligations underlying such instrument or if such security provides for payment of both principal and interest with a yield to maturity in excess of 120% of the yield to maturity at par or if such instrument or security is purchased at a price greater than par.

Permitted Transferee: Any Person other than a Disqualified Organization or an “electing large partnership” (as defined by Section 775 of the Code).

Person: Any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Physical Certificates: The Residual Certificates and the Non-Offered Subordinate Certificates.

PO Percentage: With respect to any Discount Mortgage Loan in Group I, a fraction expressed as a percentage, (x) the numerator of which is equal to 6.250% minus the related Net Mortgage Rate, and (y) the denominator of which is equal to 6.250% per annum. With respect to any Discount Mortgage Loan in Group II, a fraction expressed as a percentage, (x) the numerator of which is equal to 5.500% minus the related Net Mortgage Rate, and (y) the denominator of which is equal to 5.500% per annum.

Prepayment Charge: With respect to any Mortgage Loan, the charges or premiums, if any, due in connection with a full or partial prepayment of such Mortgage Loan in accordance with the terms thereof.

Prepayment Interest Shortfall: With respect to any Distribution Date, the aggregate shortfall, if any, in collections of interest (adjusted to the related Net Mortgage Rates) on Mortgage Loans resulting from (a) prepayments in full received during the related Prepayment Period and (b) the partial prepayments received during the related Prepayment Period to the extent applied prior to the Due Date in the month of the Distribution Date.

Prepayment Period: With respect to any Distribution Date and the related Servicer, such period as is provided in the related Servicing Agreement.

Primary Mortgage Insurance Policy: Any primary mortgage guaranty insurance policy issued in connection with a Mortgage Loan which provides compensation to a Mortgage Note holder in the event of default by the obligor under such Mortgage Note or the related Security Instrument, if any or any replacement policy therefor through the related Interest Accrual Period for such Class relating to a Distribution Date.

Principal Prepayment: Any payment (whether partial or full) or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date to the extent that it is not accompanied by an amount as to interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment, including Insurance Proceeds and Repurchase Proceeds, but excluding the principal portion of Net Liquidation Proceeds received at the time a Mortgage Loan becomes a Liquidated Mortgage Loan.

Protected Account: An account established and maintained for the benefit of Holders of the Certificates by each Servicer with respect to the Mortgage Loans and with respect to REO Property pursuant to the applicable Servicing Agreement.

Purchase Price: With respect to any Mortgage Loan (or any property acquired with respect thereto) (x) required to be repurchased by the Seller pursuant to the Mortgage Loan Purchase Agreement or Article II of this Agreement or (y) that the Seller has a right to purchase pursuant to Section 3.21 hereof, an amount equal to the sum of (i)(a) 100% of the Outstanding Principal Balance of such Mortgage Loan as of the date of repurchase (or if the related Mortgaged Property was acquired with respect thereto, 100% of the Outstanding Principal Balance at the date of the acquisition), plus (b) accrued but unpaid interest on the Outstanding Principal Balance at the related Mortgage Interest Rate, through and including the last day of the month of repurchase, plus (c) any unreimbursed Monthly Advances and servicing advances payable to the related Servicer of the Mortgage Loan or to the Master Servicer and (ii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any predatory lending laws.

QIB: A Qualified Institutional Buyer as defined in Rule 144A promulgated under the Securities Act.

Qualified Insurer: Any insurance company duly qualified as such under the laws of the state or states in which the related Mortgaged Property or Mortgaged Properties is or are located, duly authorized and licensed in such state or states to transact the type of insurance business in which it is engaged and approved as an insurer by the Master Servicer, so long as the claims paying ability of which is acceptable to the Rating Agencies for pass-through certificates having the same rating as the related Certificates rated by the Rating Agencies as of the Closing Date.

Rating Agencies: With respect to the Certificates, Moody’s and S&P.

Realized Loss: Any (i) Bankruptcy Loss or (ii) as to any Liquidated Mortgage Loan, (x) the Outstanding Principal Balance of such Liquidated Mortgage Loan plus accrued and unpaid interest thereon at the Mortgage Interest Rate through the last day of the month of such liquidation, less (y) the related Net Liquidation Proceeds with respect to such Mortgage Loan and the related Mortgage Property. With respect to each Mortgage Loan which is the subject of a servicing modification, (a) (1) the amount by which the interest portion of a monthly payment or the principal balance of such Mortgage Loan was reduced or (2) the sum of any other amounts owing under the Mortgage Loan that were forgiven and that constitute Monthly Advances that are reimbursable to the related Servicer, and (b) any such amount with respect to a monthly payment that was or would have been due in the month immediately following the month in which a Principal Prepayment or the Purchase Price of such Mortgage Loan is received or is deemed to have been received and not paid due to a servicing modification.  In addition, to the extent the Trustee receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are applied to reduce the Current Principal Amount of any Class of Certificates on any Distribution Date.

Record Date: With respect to any Distribution Date and each Class of Certificates, other than the Class I-A1-1, Class I-A1-2, Class I-A2-1 and Class I-A2-2 Certificates, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date. With respect to any Distribution Date and for the Class I-A1-1, Class I-A1-2, Class I-A2-1 and Class I-A2-2 Certificates, the Business Day preceding such Distribution Date so long as such Certificates remain in book-entry form; and otherwise, the last Business Day of the month preceding the month in which such Distribution Date occurs.

Regular Certificates: Any of the Certificates other than the Residual Certificates.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Regulation S: Regulation S promulgated under the Securities Act.

Regulation S Global Certificates: The Regulation S Temporary Global Certificates and the Regulation S Permanent Global Certificates.

Relief Act: The Servicemembers Civil Relief Act, formerly known as the Soldiers’ and Sailors’ Civil Relief Act of 1940, as amended, or similar state law.

Relief Act Mortgage Loan: Any Mortgage Loan as to which the Scheduled Payment thereof has been reduced due to the application of the Relief Act.

REMIC: A real estate mortgage investment conduit, as defined in the Code.

REMIC I: That group of assets contained in the Trust Fund designated as a REMIC consisting of (i) the Mortgage Loans, (ii) the Distribution Account, (iii) any REO Property relating to the Mortgage Loans, (iv) the rights with respect to the related Servicing Agreement, (v) the rights with respect to the Assignment Agreement and (vi) any proceeds of the foregoing.

REMIC I Interests: The REMIC I Regular Interests and the Class R-1 Certificates.

REMIC I Regular Interests: REMIC I Regular Interests I-1-Sub, I-2-Sub, I-1-ZZZ, I-2-ZZZ, I-PO, I-X, II-1-Sub, II-2-Sub, II-1-ZZZ, II-2-ZZZ, II-PO and II-X.

REMIC I Subordinated Balance Ratio: The ratio among the Uncertificated Principal Balances of each of the REMIC I Regular Interests ending with the designation “Sub,” equal to the ratio among, with respect to each such REMIC I Regular Interest, the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Subgroup (other than the related PO Percentage of the Scheduled Principal Balance of any such Mortgage Loans) over (y) the aggregate Current Principal Amount of the Senior Certificates in the related Subgroup (other than the portion of such Current Principal Amount attributable to the related Class PO Components of the Class PO Certificates).

REMIC II: That group of assets contained in the Trust Fund designated as a REMIC consisting of the REMIC I Regular Interests.

REMIC II Regular Interests: REMIC II Regular Interests I-1A-1, I-1A-3, I-1A-4, I-1A-5, I-2A-1, II-1A-1, II-2A-1, B-1, B-2, B-3, B-4, B-5, B-6, I-X, II-X, I-PO, II-PO and R-3.

REMIC II Interests: The REMIC II Regular Interests and the Class R-2 Certificates.

REMIC III: That group of assets contained in the Trust Fund designated as a REMIC consisting of the REMIC II Regular Interests.

REMIC Opinion: An Opinion of Independent Counsel to the effect that the proposed action described therein would not, under the REMIC Provisions, (i) cause any REMIC to fail to qualify as a REMIC while any regular interest in such REMIC is outstanding, (ii) result in a tax on prohibited transactions with respect to any REMIC or (iii) constitute a taxable contribution to any REMIC after the Startup Day.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

REO Property: A Mortgaged Property acquired in the name of the Trustee, for the benefit of Certificateholders, by foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

Reportable Event: As defined in Section 3.18.

Repurchase Proceeds: The Purchase Price in connection with any repurchase of a Mortgage Loan by the Seller and any cash deposit in connection with the substitution of a Mortgage Loan.

Request for Release: A request for release in the form attached hereto as Exhibit D.

Required Insurance Policy: With respect to any Mortgage Loan, any insurance policy which is required to be maintained from time to time under this Agreement with respect to such Mortgage Loan.

Residual Certificates: Any of the Class R-1, Class R-2 and Class R-3 Certificates.

Responsible Officer: Any officer assigned to the Corporate Trust Office (or any successor thereto), including any Vice President, Assistant Vice President, Trust Officer, any Assistant Secretary, any trust officer or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and having direct responsibility for the administration of this Agreement, and any other officer of the Trustee to whom a matter arising hereunder may be referred.

Rule 144A Certificate: The certificate to be furnished by each purchaser of a Non-Offered Certificate (which is also a Physical Certificate) which is a Qualified Institutional Buyer as defined under Rule 144A promulgated under the Securities Act, substantially in the form set forth as Exhibit F-2 hereto.

S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and its successors in interest.

Scheduled Payment: With respect to any Mortgage Loan and any month, the scheduled payment or payments of principal and interest due during such month on such Mortgage Loan which either is payable by a Mortgagor in such month under the related Mortgage Note or, in the case of REO Property, would otherwise have been payable under the related Mortgage Note.

Scheduled Principal: The principal portion of any Scheduled Payment.

Scheduled Principal Balance: With respect to any Mortgage Loan on any Distribution Date, (i) the unpaid principal balance of such Mortgage Loan as of the close of business on the related Due Date (taking account of the principal payment to be made on such Due Date and irrespective of any delinquency in its payment), as specified in the amortization schedule at the time relating thereto (before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding occurring after the Cut-off Date (other than a Deficient Valuation) or any moratorium or similar waiver or grace period), less (ii) any Principal Prepayments received during or prior to the immediately preceding Prepayment Period and less (iii) the principal portion of any Net Liquidation Proceeds received during or prior to the immediately preceding calendar month; provided that the Scheduled Principal Balance of a Liquidated Mortgage Loan is zero.

Securities Act: The Securities Act of 1933, as amended.

Securities Legend: “THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE TRUSTEE THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED [in the case of a Residual Certificate or a Class B-4, Class B-5 and Class B-6 Certificate] UNLESS THE OPINION OF COUNSEL REQUIRED BY SECTION 5.07 OF THE POOLING AND SERVICING AGREEMENT IS PROVIDED [in the case of a Class B-4, Class B-5 and Class B-6 Certificate] UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL FIDUCIARY DUTIES ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER, ANY SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE AND WILL BE EVIDENCED BY A REPRESENTATION OR AN OPINION OF COUNSEL TO SUCH EFFECT BY OR ON BEHALF OF AN INSTITUTIONAL ACCREDITED INVESTOR.”

Security Instrument: A written instrument creating a valid first lien on a Mortgaged Property securing a Mortgage Note, which may be any applicable form of mortgage, deed of trust, deed to secure debt or security deed, including any riders or addenda thereto.

Seller: EMC Mortgage Corporation, in its capacity as seller of the Mortgage Loans to the Depositor.

Senior Certificates: The Class I-A1-1, Class I-A1-2, Class I-A1-3, Class I-A1-4, Class I-A1-5, Class I-A2-1, Class I-A2-2, Class II-A1-1, Class II-A2-1, Class X, Class PO, Class R-1, Class R-2 and Class R-3 Certificates.

Servicer: Any of Chevy Chase, EMC and Wells Fargo.

Servicer Remittance Date: With respect to each Mortgage Loan, the date set forth in the related Servicing Agreement.

Servicing Agreements: The Chevy Chase Servicing Agreement, EMC Servicing Agreement and Wells Fargo Servicing Agreement.

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time, or those Servicing Criteria otherwise mutually agreed to by the Seller, the Master Servicer, the Trustee and the applicable Servicer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit L.

Servicing Fee: As to any Mortgage Loan and Distribution Date, an amount equal to the product of (i) the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs and (ii) 1/12th of the Servicing Fee Rate.

Servicing Fee Rate: 0.25% per annum.

Servicing Officer: Any officer of the related Servicer or Master Servicer involved in or responsible for the administration and servicing or master servicing, as applicable, of the Mortgage Loans as to which officer evidence, reasonably acceptable to the Trustee, of due authorization of such officer, by such Servicer or Master Servicer has been furnished from time to time to the Trustee.

Sponsor: EMC Mortgage Corporation, in its capacity as sponsor hereunder.

Startup Day: November 30, 2006.

Subgroup: Any of Subgroup I-1, Subgroup I-2, Subgroup II-1 and Subgroup II-2.

Subgroup I-1: All of the Group I Mortgage Loans with a Net Mortgage Rate of less than 6.250% per annum plus the Subgroup I-1 Fraction of the principal balance of any Group I Mortgage Loan with a Net Mortgage Rate of greater than or equal to 6.250% per annum and less than 7.500% per annum.

Subgroup I-1 Certificates: The Class I-A1-1, Class I-A1-2, Class I-A1-3, Class I-A1-4, Class I-A1-5 and Class PO Certificates.

Subgroup I-1 Fraction: With respect to any Group I Mortgage Loan with a Net Mortgage Rate of greater than or equal to 6.250% per annum and less than 7.500% per annum, a fraction, (x) the numerator of which is equal to 7.500% minus the Net Mortgage Rate of such Mortgage Loan, and (y) the denominator of which is equal to 1.250%.

Subgroup I-1 Principal Distribution Amount: The Subgroup Principal Distribution Amount with respect to Subgroup I-1.

Subgroup I-2: All of the Group I Mortgage Loans with a Net Mortgage Rate of greater than or equal to 7.500% per annum, plus the Subgroup I-2 Fraction of the principal balance of any Group I Mortgage Loan with a Net Mortgage Rate of greater than or equal to 6.250% per annum and less than 7.500% per annum.

Subgroup I-2 Certificates: The Class I-A2-1, Class I-A2-2 and Class X Certificates.

Subgroup I-2 Fraction: With respect to any Group II Mortgage Loan with a Net Mortgage Rate of greater than or equal to 6.250% per annum and less than 7.500% per annum, a fraction, (x) the numerator of which is equal to the Net Mortgage Rate of such Mortgage Loans minus 6.250%, and (y) the denominator of which is equal to 1.250%.

Subgroup I-2 Principal Distribution Amount: The Subgroup Principal Distribution Amount with respect to Subgroup I-2.

Subgroup II-1: All of the Group II Mortgage Loans with a Net Mortgage Rate of less than 5.500% per annum plus the Subgroup II-1 Fraction of the principal balance of any Group II Mortgage Loan with a Net Mortgage Rate of greater than or equal to 5.500% per annum and less than 6.000% per annum.

Subgroup II-1 Certificates: The Class II-A1-1, Class PO, Class R-1, Class R-2 and Class R-3 Certificates.

Subgroup II-1 Fraction: With respect to any Group II Mortgage Loan with a Net Mortgage Rate of greater than or equal to 5.500% per annum and less than 6.000% per annum, a fraction, (x) the numerator of which is equal to 6.000% minus the Net Mortgage Rate of such Mortgage Loan, and (y) the denominator of which is equal to 0.500%.

Subgroup II-1 Principal Distribution Amount: The Subgroup Principal Distribution Amount with respect to Subgroup II-1.

Subgroup II-2: All of the Group II Mortgage Loans with a Net Mortgage Rate of greater than or equal to 6.000% per annum, plus the Subgroup II-2 Fraction of the principal balance of any Group II Mortgage Loan with a Net Mortgage Rate of greater than or equal to 5.500% per annum and less than 6.000% per annum.

Subgroup II-2 Certificates: The Class II-A2-1 Certificates and Class X Certificates.

Subgroup II-2 Fraction: With respect to any Group II Mortgage Loan with a Net Mortgage Rate of greater than or equal to 5.500% per annum and less than 6.000% per annum, a fraction, (x) the numerator of which is equal to the Net Mortgage Rate of such Mortgage Loans minus 5.500%, and (y) the denominator of which is equal to 0.500%.

Subgroup II-2 Principal Distribution Amount: The Subgroup Principal Distribution Amount with respect to Subgroup II-2.

Subgroup Principal Distribution Amount: With respect to each of Subgroup I-1, Subgroup I-2, Subgroup II-1 and Subgroup II-2 Certificates (other than the Class PO Certificates and Class X Certificates) and each Distribution Date will be an amount equal to the sum of the following (but in no event greater than the aggregate Current Principal Amounts of each of the Subgroup I-1, Subgroup I-2, Subgroup II-1 and Subgroup II-2 Certificates, as applicable, immediately prior to such Distribution Date):

(1) the applicable Subgroup Senior Percentage of the Non-PO Percentage of the principal portion of all Scheduled Payments due on the Mortgage Loans in the related Subgroup on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous Principal Prepayments but before any adjustments to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(2) the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which was the subject of a Principal Prepayment in full received by the Servicers during the applicable Prepayment Period;

(3) the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of all Principal Prepayments in part received by the Servicers during the applicable Prepayment Period with respect to each Mortgage Loan in the related Subgroup;

(4) the lesser of (a) the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of the sum of (i) all Net Liquidation Proceeds allocable to principal received in respect of each Mortgage Loan in the related Subgroup which became a Liquidated Mortgage Loan during the prior calendar month (other than Mortgage Loans described in the immediately following clause (ii)) and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan in the related Subgroup during the prior calendar month and (ii) the Scheduled Principal Balance of each such Mortgage Loan in the related Subgroup purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any, or otherwise; and (b) the applicable Subgroup Senior Percentage of the Non-PO Percentage of the sum of (i) the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which became a Liquidated Mortgage Loan during the prior calendar month (other than the Mortgage Loans described in the immediately following clause (ii)) and all Subsequent Recoveries received in respect of each Liquidated Mortgage Loan in the related Subgroup during the prior calendar month and (ii) the Scheduled Principal Balance of each such Mortgage Loan in the related Subgroup that was purchased by an insurer from the Trustee during the related Prepayment Period pursuant to the related Primary Mortgage Insurance Policy, if any or otherwise; and

(5) the applicable Subgroup Senior Prepayment Percentage of the Non-PO Percentage of the sum of (a) the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which was repurchased by the Issuing Entity in connection with such Distribution Date and (b) the excess, if any, of the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup that has been replaced by the Issuing Entity with a substitute Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date over the Scheduled Principal Balance of each such substitute Mortgage Loan.

Subgroup Senior Percentage: With respect to each Subgroup, the lesser of (a) 100% and (b) the percentage (carried to six places rounded up) obtained by dividing the Current Principal Amount of the Senior Certificates of such Subgroup (other than any Class PO Certificates), immediately prior to such Distribution Date, by the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Subgroup (other than the PO Percentage thereof with respect to the related Discount Mortgage Loans) as of the beginning of the related Due Period. The initial Subgroup Senior Percentage for the Senior Certificates of each Subgroup in Loan Group I will be approximately 95.95%. The initial Subgroup Senior Percentage for the Senior Certificates of each Subgroup in Loan Group II will be approximately 95.99%.

Subgroup Senior Prepayment Percentage: The Subgroup Senior Prepayment Percentage for the Subgroup I-1, Subgroup I-2, Subgroup II-1 and Subgroup II-2 Certificates, on any Distribution Date occurring during the periods set forth below will be as follows:

Period (dates inclusive)	Subgroup Senior Prepayment Percentage
December 25, 2006 - November 25, 2011	100%
December 25, 2011 - November 25, 2012	Subgroup Senior Percentage for the related Subgroup Certificates plus 70% of the related Subordinate Percentage
December 25, 2012 - November 25, 2013	Subgroup Senior Percentage for the related Subgroup Certificates plus 60% of the related Subordinate Percentage
December 25, 2013 - November 25, 2014	Subgroup Senior Percentage for the related Subgroup Certificates plus 40% of the related Subordinate Percentage
December 25, 2014 - November 25, 2015	Subgroup Senior Percentage for the related Subgroup Certificates plus 20% of the related Subordinate Percentage
December 25, 2015 and thereafter	Subgroup Senior Percentage for the related Subgroup Certificates

Any scheduled reduction to the Subgroup Senior Prepayment Percentage for the Subgroup I-1, Subgroup I-2, Subgroup II-1 and Subgroup II-2 Certificates shall not be made as of any Distribution Date unless, as of the last day of the month preceding such Distribution Date (1) the aggregate Scheduled Principal Balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and such Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust) averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50% and (2) cumulative Realized Losses on the Mortgage Loans do not exceed (a) 30% of the aggregate Current Principal Amount of the Original Subordinate Principal Balance if such Distribution Date occurs between and including December 2011 and November 2012, (b) 35% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including December 2012 and November 2013, (c) 40% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including December 2013 and November 2014, (d) 45% of the Original Subordinate Principal Balance if such Distribution Date occurs between and including December 2014 and November 2015, and (e) 50% of the Original Subordinate Principal Balance if such Distribution Date occurs during or after December 2015.

Notwithstanding the foregoing, if on any Distribution Date, the percentage for Subgroup I-1, Subgroup I-2, Subgroup II-1 and Subgroup II-2, the numerator of which is the aggregate Current Principal Amount of the Senior Certificates of such Subgroup (other than the Class PO Certificates) immediately preceding such Distribution Date, and the denominator of which is the Scheduled Principal Balance of the Mortgage Loans in such Subgroup (other than the PO Percentage thereof with respect to the related Discount Mortgage Loans) as of the beginning of the related Due Period, exceeds such percentage as of the Cut-off Date, then the Subgroup Senior Prepayment Percentage with respect to the Senior Certificates of each Subgroup (other than the Class PO Certificates) for such Distribution Date will equal 100%.

Subordinate Certificates: The Offered Subordinate Certificates and Non-Offered Subordinate Certificates.

Subordinate Certificate Writedown Amount: With respect to the Subordinate Certificates, the amount by which (x) the sum of the Current Principal Amounts of the Certificates (after giving effect to the distribution of principal and the allocation of Realized Losses in reduction of the Current Principal Amounts of the Certificates on such Distribution Date) exceeds (y) the Scheduled Principal Balances of the Mortgage Loans on the Due Date related to such Distribution Date.

Subordinate Optimal Principal Amount: With respect to the Subordinate Certificates and each Distribution Date, an amount equal to the sum of the following from each Subgroup (but in no event greater than the aggregate Current Principal Amount of the Subordinate Certificates immediately prior to such Distribution Date):

(i) the Subordinate Percentage of the Non-PO Percentage of the principal portion of all Monthly Payments due on each Mortgage Loan in the related Subgroup on the related Due Date, as specified in the amortization schedule at the time applicable thereto (after adjustment for previous principal prepayments but before any adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period);

(ii) the Subordinate Prepayment Percentage of the Non-PO Percentage of the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which was the subject of a prepayment in full received by the Master Servicer during the applicable Prepayment Period;

(iii) the Subordinate Prepayment Percentage of the Non-PO Percentage of all partial prepayments of principal received during the applicable Prepayment Period for each Mortgage Loan in the related Subgroup;

(iv) the excess, if any, of (a) the Net Liquidation Proceeds allocable to principal received during the prior calendar month in respect of each Liquidated Mortgage Loan in the related Subgroup over (b) the sum of the amounts distributable to the holders of the Senior Certificates pursuant to clause (4) of the definition of “Subgroup Principal Distribution Amount” and “Class PO Certificate Principal Distribution Amount” on such Distribution Date;

(v) the Subordinate Prepayment Percentage of the Non-PO Percentage of the sum of (a) the Scheduled Principal Balance of each Mortgage Loan in the related Subgroup which was repurchased by the Seller in connection with such Distribution Date and (b) the difference, if any, between the Scheduled Principal Balance of a Mortgage Loan in the related Subgroup that has been replaced by the Seller with a substitute Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement in connection with such Distribution Date and the Scheduled Principal Balance of such substitute Mortgage Loan; and

(vi) on the Distribution Date on which the Current Principal Amounts of the Senior Certificates (other than the Class I-A1-2, Class I-A2-2, Class X and Class PO Certificates) have all been reduced to zero, 100% of any Subgroup Principal Distribution Amount.

Subordinate Percentage: As of any Distribution Date and with respect to any Subgroup, 100% minus the related Subgroup Senior Percentage for the Senior Certificates related to such Subgroup. The initial Subordinate Percentage for each Subgroup will be equal to 4.04%.

Subordinate Prepayment Percentage: As of any Distribution Date and with respect to any Subgroup, 100% minus the related Subgroup Senior Prepayment Percentage for such Subgroup, except that on any Distribution Date after the Current Principal Amount of each Class of related Senior Certificates has each been reduced to zero, the Subordinate Prepayment Percentage for the Subordinate Certificates with respect to such Subgroup will equal 100%.

Subsequent Recoveries: As of any Distribution Date, amounts received by the related Servicer during the preceding calendar month or surplus amounts held by the related Servicer to cover estimated expenses (including, but not limited to, recoveries in respect of the representations and warranties made by the Seller pursuant to the Mortgage Loan Purchase Agreement) specifically related to a Liquidated Mortgage Loan or disposition of an REO Property prior to the preceding calendar month that resulted in a Realized Loss, after the liquidation or disposition of such Mortgage Loan.

Substitute Mortgage Loan: A mortgage loan tendered to the Trustee pursuant to the related Servicing Agreement, the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, in each case, (i) which has an Outstanding Principal Balance not greater nor materially less than the Mortgage Loan for which it is to be substituted; (ii) which has a Mortgage Interest Rate and Net Mortgage Rate not less than, and not materially greater than, such Mortgage Loan; (iii) which has a maturity date not materially earlier or later than such Mortgage Loan and not later than the latest maturity date of any Mortgage Loan; (iv) which is of the same property type and occupancy type as such Mortgage Loan; (v) which has a Loan-to-Value Ratio not greater than the Loan-to-Value Ratio of such Mortgage Loan; (vi) which is current in payment of principal and interest as of the date of substitution; and (vii) as to which the payment terms do not vary in any material respect from the payment terms of the Mortgage Loan for which it is to be substituted.

Tax Administration and Tax Matters Person: The Trustee or any successor thereto or assignee thereof shall serve as tax administrator hereunder and as agent for the Tax Matters Person. The Holder of each Class of Residual Certificates shall be the Tax Matters Person for the related REMIC, as more particularly set forth in Section 9.12 hereof.

Termination Purchase Price: The price, calculated as set forth in Section 10.01, to be paid in connection with the repurchase of the Mortgage Loans pursuant to Section 10.01.

Trust Fund: The corpus of the trust created by this Agreement, consisting of the Mortgage Loans and the other assets described in Section 2.01(a).

Trustee: U.S. Bank National Association or its successor in interest, or any successor trustee appointed as herein provided.

Trustee Fee: As to each Mortgage Loan and any Distribution Date, an amount equal to the product of (i) the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs and (ii) 1/12th of the Trustee Fee Rate.

Trustee Fee Rate: 0.013% per annum

Trustee Information: As defined in Section 3.18(c).

Uncertificated Notional Amount: With respect to REMIC I Regular Interest I-X, the aggregate Scheduled Principal Balance of the Group I Mortgage Loans with Net Mortgage Rates greater than 7.500% per annum. With respect to REMIC II Regular Interest I-X, an amount equal to the Uncertificated Notional Amount for REMIC I Regular Interest I-X. With respect to REMIC I Regular Interest II-X, the aggregate Scheduled Principal Balance of the Group II Mortgage Loans with Net Mortgage Rates greater than 6.000% per annum. With respect to REMIC II Regular Interest II-X, an amount equal to the Uncertificated Notional Amount for REMIC I Regular Interest II-X.

Uncertificated Principal Balance: With respect to any REMIC I Regular Interest or REMIC II Regular Interest as of any Distribution Date, the initial principal amount of such regular interest as set forth in Sections 5.01(c)(i) and (c)(ii), reduced by (i) all amounts distributed on previous Distribution Dates on such regular interest with respect to principal and (ii) the principal portion of all Realized Losses allocated prior to such Distribution Date to such regular interest, taking account of the Loss Allocation Limit.

Uninsured Cause: Any cause of damage to a Mortgaged Property or related REO Property such that the complete restoration of such Mortgaged Property or related REO Property is not fully reimbursable by the hazard insurance policies required to be maintained pursuant the related Servicing Agreement, without regard to whether or not such policy is maintained.

United States Person: A citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in Treasury regulations), provided that, for purposes solely of the Residual Certificates, no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all Persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are United States Persons, or an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more such United States Persons have the authority to control all substantial decisions of the trust. To the extent prescribed in regulations by the Secretary of the Treasury, which have not yet been issued, a trust which was in existence on August 20, 1996 (other than a trust treated as owned by the grantor under subpart E of part I of subchapter J of chapter 1 of the Code) and which was treated as a United States Person on August 20, 1996 may elect to continue to be treated as a United States Person notwithstanding the previous sentence.

Wells Fargo: Wells Fargo Bank, N.A., or its successor in interest.

Wells Fargo Servicing Agreement: The Master Seller’s Warranties and Servicing Agreement, dated as of November 1, 2005, between the Seller and Wells Fargo, attached hereto as Exhibit I-3, and as modified by the related Assignment Agreement.

Section 1.02 Calculation of LIBOR.

LIBOR applicable to the calculation of the Pass-Through Rate on the Adjustable Rate Certificates for any Interest Accrual Period will be determined on each Interest Determination Date. On each Interest Determination Date, LIBOR shall be established by the Trustee and, as to any Interest Accrual Period, will equal the rate for one month United States dollar deposits that appears on the Telerate Screen Page 3750 as of 11:00 a.m., London” time, on such Interest Determination Date. “Telerate Screen Page 3750” means the display designated as page 3750 on the Telerate Service (or such other page as may replace page 3750 on that service for the purpose of displaying London interbank offered rates of major banks). If such rate does not appear on such page (or such other page as may replace that page on that service, or if such service is no longer offered, LIBOR shall be so established by use of such other service for displaying LIBOR or comparable rates as may be reasonably selected by the Trustee), the rate will be the Reference Bank Rate. The “Reference Bank Rate” will be determined on the basis of the rates at which deposits in U.S. Dollars are offered by the reference banks (which shall be any three major banks that are engaged in transactions in the London interbank market, selected by the Trustee) as of 11:00 a.m., London time, on the Interest Determination Date to prime banks in the London interbank market for a period of one month in amounts approximately equal to the aggregate Current Principal Amount of the Adjustable Rate Certificates then outstanding. The Trustee will request the principal London office of each of the reference banks to provide a quotation of its rate. If at least two such quotations are provided, the rate will be the arithmetic mean of the quotations rounded up to the nearest whole multiple of 0.03125%. If on such date fewer than two quotations are provided as requested, the rate will be the arithmetic mean of the rates quoted by one or more major banks in New York City, selected by the Trustee, as of 11:00 a.m., New York City time, on such date for loans in U.S. Dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Current Principal Amount of the Adjustable Rate Certificates then outstanding. If no such quotations can be obtained, the rate will be LIBOR for the prior Distribution Date; provided however, if, under the priorities described above, LIBOR for a Distribution Date would be based on LIBOR for the previous Distribution Date for the third consecutive Distribution Date, the Trustee shall select an alternative comparable index (over which the Trustee has no control), used for determining one-month Eurodollar lending rates that is calculated and published (or otherwise made available) by an independent party. The establishment of LIBOR by the Trustee on any Interest Determination Date and the Trustee’s subsequent calculation of the Pass-Through Rate applicable to the Adjustable Rate Certificates for the relevant Interest Accrual Period, in the absence of manifest error, will be final and binding. Promptly following each Interest Determination Date the Trustee shall supply the Master Servicer with the results of its determination of LIBOR on such date.

ARTICLE II
Conveyance of Mortgage Loans;
Original Issuance of Certificates

Section 2.01 Conveyance of Mortgage Loans to Trustee.

(a) The Depositor concurrently with the execution and delivery of this Agreement, sells, transfers and assigns to the Trust without recourse all its right, title and interest in and to (i) the Mortgage Loans identified in the Mortgage Loan Schedule, including all interest and principal due with respect to the Mortgage Loans after the Cut-off Date, but excluding any payments of principal and interest due on or prior to the Cut-off Date; (ii) such assets as shall from time to time be credited or are required by the terms of this Agreement to be credited to the Master Servicer Collection Account and the Distribution Account, (iii) such assets relating to the Mortgage Loans as from time to time may be held by the Servicers in the Protected Accounts, the Master Servicer in the Master Servicer Collection Account and the Trustee in the Distribution Account, (iv) any REO Property, (v) the Required Insurance Policies and any amounts paid or payable by the insurer under any Insurance Policy (to the extent the mortgagee has a claim thereto), (vi) the Mortgage Loan Purchase Agreement to the extent provided in Subsection 2.03(a), (vii) the rights with respect to the Servicing Agreements as assigned to the Trustee on behalf of the Certificateholders by the Assignment Agreement and (viii) all proceeds of the foregoing. Although it is the intent of the parties to this Agreement that the conveyance of the Depositor’s right, title and interest in and to the Mortgage Loans and other assets in the Trust Fund pursuant to this Agreement shall constitute a purchase and sale and not a loan, in the event that such conveyance is deemed to be a loan, it is the intent of the parties to this Agreement that the Depositor shall be deemed to have granted to the Trustee a first priority perfected security interest in all of the Depositor’s right, title and interest in, to and under the Mortgage Loans and other assets in the Trust Fund, and that this Agreement shall constitute a security agreement under applicable law. Moreover, if for any other reason this Agreement is held or deemed to create a security interest in the Mortgage Loans and the other assets constituting the Trust Fund, then it is intended as follows: (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the Uniform Commercial Code; (b) the conveyance provided for in this Section shall be deemed to be a grant by the Depositor to the Trustee of a security interest in all of the Depositor’s right, title and interest in and to the Mortgage Loans and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, including without limitation all amounts from time to time held or invested in the Distribution Account, whether in the form of cash, instruments, securities or other property; (c) the possession by the Trustee or its agent of the Mortgage Loans and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-305 of the Uniform Commercial Code; (d) the Trustee shall be deemed to be the “securities intermediary,” as such term is defined in Section 8-102(a)(14)(ii) of the New York Uniform Commercial Code, that in the ordinary course of its business maintains “securities accounts” for others, as such term is used in Section 8-501 of the New York Uniform Commercial Code; (e) the “securities intermediary’s jurisdiction” as defined in the New York Uniform Commercial Code shall be the State of New York; (f) the Trustee is not a “clearing corporation”, as such term is defined in Section 8-102(a)(5) of the New York Uniform Commercial Code and (g) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed to be notifications to or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Trustee for the purpose of perfecting such security interest under applicable law.

(b) In connection with the above transfer and assignment, the Depositor hereby delivers, or hereby causes to be delivered, to the Custodian, as agent for the Trustee, with respect to each Mortgage Loan:

(i) the original Mortgage Note, endorsed without recourse (a) to the order of the Trustee or (b) in the case of a Mortgage Loan registered on the MERS system, endorsed in blank, in either case showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or lost note affidavit together with a copy of the related Mortgage Note;

(ii) the original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or, for Mortgage Loans other than the EMC Flow Loans, if the original is not available, a copy), with evidence of such recording indicated thereon (or if clause (w) in the proviso below applies, shall be in recordable form);

(iii) unless the Mortgage Loan is either a MOM Loan or has been assigned in the name of MERS, a certified copy of the assignment (which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to “U.S. Bank National Association, as Trustee”, with evidence of recording with respect to each Mortgage Loan in the name of the Trustee thereon (or if clause (w) in the proviso below applies or for Mortgage Loans with respect to which the related Mortgaged Property is located in a state other than Maryland or an Opinion of Counsel has been provided as set forth in this Section 2.01(b), shall be in recordable form);

(iv) all intervening assignments of the Security Instrument, if applicable and only to the extent available to the Depositor with evidence of recording thereon;

(v) the original or a copy of the policy or certificate of primary mortgage guaranty insurance, to the extent available, if any;

(vi) the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance or, in the event such original title policy has not been received from the title insurer, such original title policy will be delivered within one year of the Closing Date or, in the event such original title policy is unavailable, a photocopy of such title policy or, in lieu thereof, a current lien search on the related Mortgaged Property; and

(viii) originals of all modification agreements, if applicable and available.

provided, however, that in lieu of the foregoing, the Depositor may deliver to the Custodian, as agent of the Trustee, the following documents, under the circumstances set forth below: (w) in lieu of the original Security Instrument (other than the Mortgages related to the EMC Flow Loans), assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Depositor in time to permit their delivery as specified above, the Depositor may deliver, or cause to be delivered, a true copy thereof with a certification by the Depositor, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording”; (x) in lieu of the Security Instrument, assignment to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Depositor to such effect) the Depositor may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; (y) in lieu of the Mortgages (other than the Mortgages related to the EMC Flow Loans), assignment to the Trustee or in blank or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Depositor to such effect) the Depositor may deliver, or cause to be delivered, photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; and (z) in lieu of the Mortgage Notes relating to the Mortgage Loans identified on Exhibit 5 to the Mortgage Loan Purchase Agreement, the Depositor may deliver, or cause to be delivered, a lost note affidavit from the Seller; and (z) the Depositor shall not be required to deliver intervening assignments or Mortgage Note endorsements between the related underlying originator or underlying Seller and the Seller, between the Seller and the Depositor, and between the Depositor and the Trustee; and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Depositor, in lieu of delivering the above documents, may deliver, or cause to be delivered, to the Trustee or the Custodian, as its agent, a certification to such effect and shall deposit all amounts paid in respect of such Mortgage Loans in the Master Servicer Collection Account on the Closing Date. The Depositor shall deliver, or cause to be delivered, such original documents (including any original documents as to which certified copies had previously been delivered) to the Trustee or the Custodian, as its agent, promptly after they are received. The Depositor shall cause the Seller, at its expense, to cause each assignment of the Security Instrument to the Trustee to be recorded not later than 180 days after the Closing Date, unless (a) such recordation is not required by the Rating Agencies or an Opinion of Counsel addressed to the Trustee has been provided to the Trustee (with a copy to the Custodian) which states that recordation of such Security Instrument is not required to protect the interests of the Certificateholders in the related Mortgage Loans or (b) MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record solely as nominee for the Seller and its successor and assigns; provided, however, notwithstanding the foregoing, each assignment shall be submitted for recording by the Seller in the manner described above, at no expense to the Trust or the Trustee or the Custodian, as its agent, upon the earliest to occur of: (i) reasonable direction by the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust Fund, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Seller and (iv) the occurrence of a servicing transfer as described in Section 8.02 hereof. Notwithstanding the foregoing, if the Seller fails to pay the cost of recording the assignments, such expense will be paid by the Trustee and the Trustee shall be reimbursed for such expenses by the Trust in accordance with Section 9.05.

Section 2.02 Acceptance of Mortgage Loans and Underlying Certificates by Trustee.

(a) The Trustee acknowledges the sale, transfer and assignment of the Trust Fund to it by the Depositor and receipt of, subject to further review and the exceptions which may be noted pursuant to the procedures described below, and declares that it holds, the documents (or certified copies thereof) delivered to the Custodian, as its agent, pursuant to Section 2.01(b), and declares that it will continue to hold those documents and any amendments, replacements or supplements thereto and all other assets of the Trust Fund delivered to it as Trustee in trust for the use and benefit of all present and future Holders of the related Certificates. On the Closing Date, the Custodian, with respect to the Mortgage Loans, shall acknowledge with respect to each Mortgage Loan by delivery to the Depositor, the Seller, the Master Servicer and the Trustee of an Initial Certification receipt of the Mortgage File, but without review of such Mortgage File, except to the extent necessary to confirm that such Mortgage File contains the related Mortgage Note or lost note affidavit. No later than 90 days after the Closing Date (or, with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or Custodian thereof), the Trustee agrees, for the benefit of the related Certificateholders, to review or cause to be reviewed by the Custodian on its behalf (under the Custodial Agreement), each Mortgage File delivered to it and to execute and deliver, or cause to be executed and delivered, to the Depositor, the Seller, the Master Servicer and the Trustee an Interim Certification. In conducting such review, the Trustee or Custodian will ascertain whether all required documents have been executed and received, and based on the Mortgage Loan Schedule, whether those documents relate, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans it has received, as identified in the Mortgage Loan Schedule. In performing any such review, the Trustee or the Custodian, as its agent, may conclusively rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If the Trustee or the Custodian, as its agent, finds any document constituting part of the Mortgage File has not been executed or received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B or to appear defective on its face (a “Material Defect”), the Trustee or the Custodian, as its agent, shall promptly notify the Seller. In accordance with the Mortgage Loan Purchase Agreement, the Seller shall correct or cure any such defect within ninety (90) days from the date of notice from the Trustee or the Custodian, as its agent, of the defect and if the Seller fails to correct or cure the defect within such period, and such defect materially and adversely affects the interests of the related Certificateholders in the related Mortgage Loan, the Trustee shall enforce the Seller’s obligation under the Mortgage Loan Purchase Agreement to, within 90 days from the Trustee’s or the Custodian’s notification, provide a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase such Mortgage Loan at the Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure or repurchase must occur within 90 days from the date such breach was discovered; provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

(b) No later than 180 days after the Closing Date, the Trustee or the Custodian, as its agent, will review, for the benefit of the Certificateholders, the Mortgage Files delivered to it and will execute and deliver or cause to be executed and delivered to the Depositor, the Seller, the Master Servicer and the Trustee a Final Certification. In conducting such review, the Trustee or the Custodian, as its agent, will ascertain whether an original of each document required to be recorded has been returned from the recording office with evidence of recording thereon or a certified copy has been obtained from the recording office. If the Trustee or the Custodian, as its agent, finds a Material Defect, the Trustee or the Custodian, as its agent, shall promptly notify the Seller (provided, however, that with respect to those documents described in subsections (b)(iv) and (viii) of Section 2.01, the Trustee’s and Custodian’s obligations shall extend only to the documents actually delivered to the Custodian pursuant to such subsections). In accordance with the Mortgage Loan Purchase Agreement, the Seller shall correct or cure any such defect within 90 days from the date of notice from the Trustee or the Custodian, as its agent, of the Material Defect and if the Seller is unable to cure such defect within such period, and if such defect materially and adversely affects the interests of the related Certificateholders in the related Mortgage Loan, the Trustee shall enforce the Seller’s obligation under the Mortgage Loan Purchase Agreement to, within 90 days from the Trustee’s or Custodian’s notification, provide a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase such Mortgage Loan at the Purchase Price, provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered, provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy, because the originals of such documents or a certified copy, have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan, if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

(c) In the event that a Mortgage Loan is purchased by the Seller in accordance with Subsections 2.02(a) or (b) above, the Seller shall remit to the Master Servicer the Purchase Price for deposit in the Master Servicer Collection Account and the Seller shall provide to the Trustee written notification detailing the components of the Purchase Price. Upon deposit of the Purchase Price in the Master Servicer Collection Account, the Depositor shall notify the Trustee and the Custodian, as agent of the Trustee (upon receipt of a Request for Release in the form of Exhibit D attached hereto with respect to such Mortgage Loan), shall release to the Seller the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty, furnished to it by the Seller, as are necessary to vest in the Seller title to and rights under the Mortgage Loan. Such purchase shall be deemed to have occurred on the date on which the Purchase Price in immediately available funds is received by the Trustee. The Master Servicer shall amend the Mortgage Loan Schedule to reflect such repurchase and shall promptly notify the Rating Agencies, the Seller and the Trustee of such amendment. The obligation of the Seller to repurchase or substitute for any Mortgage Loan a Substitute Mortgage Loan as to which such a defect in a constituent document exists shall be the sole remedy respecting such defect available to the related Certificateholders or to the Trustee on their behalf.

Section 2.03 Assignment of Interest in the Mortgage Loan Purchase Agreement.

(a) The Depositor hereby assigns to the Trustee, on behalf of the Certificateholders of the Certificates, all of its right, title and interest in the Mortgage Loan Purchase Agreement, including but not limited to the Depositor’s rights and obligations pursuant to the Servicing Agreements (noting that the Seller has retained the right in the event of breach of the representations, warranties and covenants, if any, with respect to the related Mortgage Loans of the related Servicer under the related Servicing Agreement to enforce the provisions thereof and to seek all or any available remedies). The obligations of the Seller to substitute or repurchase, as applicable, a Mortgage Loan shall be the Trustee’s and the related Certificateholders’ sole remedy for any breach thereof. At the request of the Trustee, the Depositor shall take such actions as may be necessary to enforce the above right, title and interest on behalf of the Trustee and the Certificateholders or shall execute such further documents as the Trustee may reasonably require in order to enable the Trustee to carry out such enforcement.

(b) If the Depositor or the Trustee discovers a breach of any of the representations and warranties set forth in the Mortgage Loan Purchase Agreement, which breach materially and adversely affects the value of the interests of related Certificateholders or the Trustee in the related Mortgage Loan, the party discovering the breach shall give prompt written notice of the breach to the other parties to this Agreement. The Seller, within 90 days of its discovery or receipt of notice that such breach has occurred (whichever occurs earlier), shall cure the breach in all material respects or, subject to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, shall purchase the Mortgage Loan or any property acquired with respect thereto from the Trustee; provided, however, that if there is a breach of any representation set forth in the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, and the Mortgage Loan or the related property acquired with respect thereto has been sold, then the Seller shall pay, in lieu of the Purchase Price, any excess of the Purchase Price over the Net Liquidation Proceeds received upon such sale. If the Net Liquidation Proceeds exceed the Purchase Price, any excess shall be paid to the Seller to the extent not required by law to be paid to the borrower. Any such purchase by the Seller shall be made by providing an amount equal to the Purchase Price to the Master Servicer for deposit in the Master Servicer Collection Account and written notification detailing the components of such Purchase Price to the Master Servicer. The Depositor shall notify the Trustee and submit to the Custodian, as agent for the Trustee, a Request for Release, and the Custodian shall release, or the Trustee shall cause the Custodian to release, to the Seller the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment furnished to it by the Seller, without recourse, representation or warranty as are necessary to vest in the Seller title to and rights under the Mortgage Loan or any property acquired with respect thereto. Such purchase shall be deemed to have occurred on the date on which the Purchase Price in available funds is received by the Trustee. The Master Servicer shall amend the Mortgage Loan Schedule to reflect such repurchase and shall promptly notify the Seller, the Trustee and the Rating Agencies of such amendment. Enforcement of the obligation of the Seller to purchase (or substitute a Substitute Mortgage Loan for) any Mortgage Loan or any property acquired with respect thereto (or pay the Purchase Price as set forth in the above proviso) as to which a breach has occurred and is continuing shall constitute the sole remedy respecting such breach available to the Certificateholders or the Trustee on their behalf.

In connection with any repurchase of a Mortgage Loan or the cure of a breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement pursuant to this Section 2.03, the Seller shall, or cause the related Servicer to, furnish to the Trustee an officer’s certificate, signed by a duly authorized officer of the Seller or the related Servicer, as the case may be, to the effect that such repurchase or cure has been made in accordance with the terms and conditions of this Agreement and that all conditions precedent to such repurchase or cure have been satisfied, including, in the case of a repurchase, the delivery to the Trustee of the Purchase Price or the excess of the Purchase Price over the Net Liquidation Proceeds, if applicable, for deposit into the Distribution Account, together with copies of the Opinion of Counsel, if any, required to be delivered pursuant to Section 2.08 and the related Request for Release, on which the Trustee may rely. Solely for purposes of the Trustee providing an Assessment of Compliance, upon receipt of the documentation specified in the preceding sentence, the Trustee shall approve such repurchase or cure, as applicable, and which approval shall be based solely on the Trustee’s receipt of such documentation and deposits, if applicable. It is understood and agreed that the obligation under this Agreement of the Seller to cure the breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement or to repurchase or substitute any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Seller respecting such breach available to Certificateholders, the Depositor or the Trustee.

Section 2.04 Substitution of Mortgage Loans.

Notwithstanding anything to the contrary in this Agreement, in lieu of purchasing a Mortgage Loan pursuant to the Mortgage Loan Purchase Agreement or Sections 2.02 or 2.03 of this Agreement, the Seller may, no later than the date by which such purchase by the Seller would otherwise be required, tender to the Trustee a Substitute Mortgage Loan accompanied by a certificate of an authorized officer of the Seller that such Substitute Mortgage Loan conforms to the requirements set forth in the definition of “Substitute Mortgage Loan” in this Agreement; provided, however, that substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, in lieu of purchase shall not be permitted after the termination of the two-year period beginning on the Startup Day; provided, further, that if the breach would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure or substitution must occur within 90 days from the date the breach was discovered. The Custodian, as agent for the Trustee, shall examine the Mortgage File for any Substitute Mortgage Loan in the manner set forth in Section 2.02(a) and the Trustee or the Custodian, as its agent, shall notify the Seller, in writing, within five Business Days after receipt, whether or not the documents relating to the Substitute Mortgage Loan satisfy the requirements of the fourth sentence of Subsection 2.02(a). Within two Business Days after such notification, the Seller shall provide to the Trustee for deposit in the Distribution Account the amount, if any, by which the Outstanding Principal Balance as of the next preceding Due Date of the Mortgage Loan for which substitution is being made, after giving effect to the Scheduled Principal due on such date, exceeds the Outstanding Principal Balance as of such date of the Substitute Mortgage Loan, after giving effect to Scheduled Principal due on such date, which amount shall be treated for the purposes of this Agreement as if it were the payment by the Seller of the Purchase Price for the purchase of a Mortgage Loan by the Seller. After such notification to the Seller and, if any such excess exists, upon receipt of such deposit, the Trustee shall accept such Substitute Mortgage Loan which shall thereafter be deemed to be a Mortgage Loan hereunder. In the event of such a substitution, accrued interest on the Substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Trust Fund and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Seller. The Scheduled Principal on a Substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Seller and the Scheduled Principal on the Mortgage Loan for which the substitution is made due on such Due Date shall be the property of the Trust Fund. Upon acceptance of the Substitute Mortgage Loan (and delivery to the Custodian of a Request for Release for such Mortgage Loan), the Custodian, as agent for the Trustee, shall release to the Seller the related Mortgage File related to any Mortgage Loan released pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable, and shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty in form as provided to it as are necessary to vest in the Seller title to and rights under any Mortgage Loan released pursuant to the Mortgage Loan Purchase Agreement or Section 2.04 of this Agreement, as applicable. The Seller shall deliver to the Custodian the documents related to the Substitute Mortgage Loan in accordance with the provisions of the Mortgage Loan Purchase Agreement or Subsections 2.01(b) and 2.02(b) of this Agreement, as applicable, with the date of acceptance of the Substitute Mortgage Loan deemed to be the Closing Date for purposes of the time periods set forth in those Subsections. The representations and warranties set forth in the Mortgage Loan Purchase Agreement shall be deemed to have been made by the Seller with respect to each Substitute Mortgage Loan as of the date of acceptance of such Mortgage Loan by the Trustee. The Master Servicer shall amend the Mortgage Loan Schedule to reflect such substitution and shall provide a copy of such amended Mortgage Loan Schedule to the Seller, the Trustee and the Rating Agencies.

In connection with any substitution of a Mortgage Loan pursuant to this Section 2.04, the Seller shall, or cause the related Servicer to, furnish to the Trustee an officer’s certificate, signed by a duly authorized officer of the Seller or the related Servicer, as the case may be, to the effect that such substitution has been made in accordance with the terms and conditions of this Agreement and that all conditions precedent to such substitution have been satisfied, together with copies of the Opinion of Counsel, if any, required to be delivered pursuant to Section 2.08 and the related Request for Release, on which the Trustee may rely. Solely for purposes of the Trustee providing an Assessment of Compliance, upon receipt of the deposit specified in the preceding paragraph, if applicable, and the documentation specified in the preceding sentence, the Trustee shall approve such substitution and which approval shall be based solely on the Trustee’s receipt of such documentation and deposits. It is understood and agreed that the obligation under this Agreement of the Seller to substitute any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Seller respecting such breach available to Certificateholders, the Depositor or the Trustee.

Section 2.05 Issuance of Certificates.

(a) The Trustee acknowledges the assignment to it of the Mortgage Loans and the other assets comprising the Trust Fund and, concurrently therewith, the Trustee has signed, and countersigned and delivered to the Depositor, in exchange therefor, the Certificates in such authorized denominations representing such Fractional Undivided Interests as the Depositor has requested. The Trustee agrees that it will hold the Mortgage Loans and such other assets as may from time to time be delivered to it segregated on the books of the Trustee in trust for the benefit of the related Certificateholders.

(b) The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests and the other assets of REMIC II for the benefit of the holders of the REMIC II Interests. The Trustee acknowledges receipt of the REMIC I Regular Interests (which are uncertificated) and the other assets of REMIC II and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC II Interests.

(c) The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests and the other assets of REMIC III for the benefit of the Holders of the Regular Certificates and the Class R-3 Certificates. The Trustee acknowledges receipt of the REMIC II Regular Interests (which are uncertificated) and the other assets of REMIC III and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Regular Certificates and the Class R-3 Certificates.

Section 2.06 Representations and Warranties Concerning the Depositor.

The Depositor hereby represents and warrants to the Trustee and the Master Servicer as follows:

(a) the Depositor (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Depositor’s business as presently conducted or on the Depositor’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b) the Depositor has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c) the execution and delivery by the Depositor of this Agreement have been duly authorized by all necessary corporate action on the part of the Depositor; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties or the articles of incorporation or by-laws of the Depositor, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Depositor’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d) the execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(e) this Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f) there are no actions, suits or proceedings pending or, to the knowledge of the Depositor, threatened against the Depositor, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Depositor will be determined adversely to the Depositor and will if determined adversely to the Depositor materially and adversely affect the Depositor’s ability to enter into this Agreement or perform its obligations under this Agreement; and the Depositor is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement;

(g) The Depositor has filed all reports required to be filed by Section 13 or Section 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports) and it has been subject to such filing requirements for the past 90 days; and

(h) immediately prior to the transfer and assignment to the Trustee, each Mortgage Note and each Mortgage were not subject to an assignment or pledge, and the Depositor had good and marketable title to and was the sole owner thereof and had full right to transfer and sell such Mortgage Loan to the Trustee free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest.

Section 2.07  Representations and Warranties of EMC.

EMC, in its capacity as Seller and Master Servicer, hereby represents and warrants to the Depositor and the Trustee as follows, as of the Closing Date:

(a)  EMC is duly organized as a Delaware corporation and is validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by EMC in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each Mortgage Loan, to sell the Mortgage Loans in accordance with the terms of the Mortgage Loan Purchase Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(b)  EMC has the full corporate power and authority to sell each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on the part of EMC the execution, delivery and performance of this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto or thereto, as applicable, constitutes a legal, valid and binding obligation of EMC, enforceable against EMC in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c)  The execution and delivery of this Agreement by EMC, the sale of the Mortgage Loans by EMC under the Mortgage Loan Purchase Agreement, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof and thereof are in the ordinary course of business of EMC and will not (A) result in a material breach of any term or provision of the charter or by-laws of EMC or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which EMC is a party or by which it may be bound, or (C) constitute a violation of any statute, order or regulation applicable to EMC of any court, regulatory body, administrative agency or governmental body having jurisdiction over EMC; and EMC is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair EMC’s ability to perform or meet any of its obligations under this Agreement.

(d)  EMC is an approved Seller of conventional mortgage loans for Fannie Mae and Freddie Mac and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act.

(e)  No litigation is pending or, to the best of EMC’s knowledge, threatened, against EMC that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of EMC to sell the Mortgage Loans or to perform any of its other obligations under this Agreement in accordance with the terms hereof or thereof.

(f)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by EMC of, or compliance by EMC with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, EMC has obtained the same.

(g)  With respect to each Mortgage Loan as of the Closing Date (or such other date as may be specified in Section 7 of the Mortgage Loan Purchase Agreement), EMC, as Seller, hereby remakes and restates each of the representations and warranties set forth in Section 7 of the Mortgage Loan Purchase Agreement to the Depositor and the Trustee to the same extent as if fully set forth herein.

Upon discovery by any of the parties hereto of a breach of a representation or warranty set forth in the Mortgage Loan Purchase Agreement with respect to the Mortgage Loans that materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, the party discovering such breach shall give prompt written notice thereof to the other parties. EMC, in its capacity as Seller, hereby covenants with respect to the representations and warranties set forth in the Mortgage Loan Purchase Agreement with respect to the Mortgage Loans, that within 90 days of the discovery of a breach of any representation or warranty set forth therein that materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, it shall cure such breach in all material respects and, if such breach is not so cured, (i) if such 90 day period expires prior to the second anniversary of the Closing Date, remove such Mortgage Loan (a “Deleted Mortgage Loan”) from the Trust Fund and substitute in its place a Replacement Mortgage Loan, in the manner and subject to the conditions set forth in this Section; or (ii) repurchase the affected Mortgage Loan or Mortgage Loans from the Trustee at the Purchase Price in the manner set forth below; provided that any such substitution pursuant to (i) above or repurchase pursuant to (ii) above shall not be effected prior to the delivery to the Trustee of an Opinion of Counsel if required by Section 2.04 hereof and any such substitution pursuant to (i) above shall not be effected prior to the additional delivery to the applicable Custodian of a Request for Release. The Trustee shall give prompt written notice to the parties hereto of EMC’s failure to cure such breach as set forth in the preceding sentence. EMC shall promptly reimburse the Master Servicer and the Trustee for any expenses reasonably incurred by the Master Servicer or the Trustee in respect of enforcing the remedies for such breach. To enable the Master Servicer to amend the Mortgage Loan Schedule, EMC shall, unless it cures such breach in a timely fashion pursuant to this Section 2.07, promptly notify the Master Servicer whether it intends either to repurchase, or to substitute for, the Mortgage Loan affected by such breach. With respect to the representations and warranties with respect to the Mortgage Loans that are made to the best of EMC’s knowledge, if it is discovered by any of the Depositor, the Master Servicer, EMC or the Trustee that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan, notwithstanding EMC’s lack of knowledge with respect to the substance of such representation or warranty, EMC (in its capacity as Seller) shall nevertheless be required to cure, substitute for or repurchase the affected Mortgage Loan in accordance with the foregoing.

With respect to any Replacement Mortgage Loan or Loans, EMC (in its capacity as Seller) shall deliver to the Trustee or the related Custodian on its behalf for the benefit of the Certificateholders such documents and agreements as are required by Section 2.01. No substitution will be made in any calendar month after the Determination Date for such month. Notwithstanding the foregoing, such substitution must be done within two years of the Closing Date. Scheduled Payments due with respect to Replacement Mortgage Loans in the Due Period related to the Distribution Date on which such proceeds are to be distributed shall not be part of the Trust Fund and will be retained by EMC (in its capacity as Seller). For the month of substitution, distributions to Certificateholders will include the Scheduled Payment due on any Deleted Mortgage Loan for the related Due Period and thereafter EMC (in its capacity as Seller) shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan. The Master Servicer shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of each such Deleted Mortgage Loan and the substitution of the Replacement Mortgage Loan or Loans and the Master Servicer shall deliver the amended Mortgage Loan Schedule to the Trustee and the related Custodian. Upon such substitution, the Replacement Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and EMC shall be deemed to have made with respect to such Replacement Mortgage Loan or Loans, as of the date of substitution, the representations and warranties set forth in Section 7 or Section 8 of the Mortgage Loan Purchase Agreement with respect to such Mortgage Loan. Upon any such substitution and the deposit into the Master Servicer Collection Account of the amount required to be deposited therein in connection with such substitution as described in the following paragraph and receipt by the related Custodian of a Request for Release for such Mortgage Loan, the related Custodian shall release to EMC the Mortgage File relating to such Deleted Mortgage Loan and held for the benefit of the Certificateholders and the Trustee shall execute and deliver at EMC’s direction such instruments of transfer or assignment as have been prepared by EMC, in each case without recourse, representation or warranty as shall be necessary to vest in EMC, or its respective designee, title to the Trustee’s interest in any Deleted Mortgage Loan substituted for pursuant to this Section 2.07.

For any month in which EMC substitutes one or more Replacement Mortgage Loans for a Deleted Mortgage Loan, the Master Servicer will determine the amount (if any) by which the aggregate principal balance of all the Replacement Mortgage Loans as of the date of substitution is less than the Stated Principal Balance (after application of the principal portion of the Scheduled Payment due in the month of substitution) of such Deleted Mortgage Loan. An amount equal to the aggregate of such deficiencies, described in the preceding sentence for any Distribution Date (such amount, the “Substitution Adjustment Amount”) shall be deposited into the Master Servicer Collection Account, by EMC upon its delivering such Replacement Mortgage Loan on the Determination Date for the Distribution Date relating to the Prepayment Period during which the related Mortgage Loan became required to be purchased or replaced hereunder.

In the event that EMC (in its capacity as Seller) shall have repurchased a Mortgage Loan, the Purchase Price therefor shall be deposited into the Master Servicer Collection Account maintained by the Master Servicer, on the Determination Date for the Distribution Date in the month following the month during which EMC became obligated to repurchase or replace such Mortgage Loan and upon such deposit of the Purchase Price, the delivery of an Opinion of Counsel if required by Section 2.04 and the receipt of a Request for Release, the related Custodian shall release the related Mortgage File held for the benefit of the Certificateholders to EMC, and the Trustee shall execute and deliver at such Person’s direction the related instruments of transfer or assignment prepared by EMC, in each case without recourse, representation or warranty, as shall be necessary to transfer title from the Trustee for the benefit of the Certificateholders and transfer the Trustee’s interest to EMC to any Mortgage Loan purchased pursuant to this Section 2.07. It is understood and agreed that the obligation under this Agreement of EMC to cure, repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against EMC (in its capacity as Seller) respecting such breach available to the Certificateholders, the Depositor or the Trustee.

The representations and warranties set forth in this Section 2.07 hereof shall survive delivery of the respective Mortgage Loans and Mortgage Files to the Trustee or the related Custodian for the benefit of the Certificateholders.

Section 2.08 Delivery of Opinion of Counsel in Connection with Substitutions and Repurchases.

Notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which default is not imminent, no repurchase or substitution pursuant to Sections 2.02, 2.03, 2.04 or 2.07 shall be made unless the Seller delivers to the Trustee an Opinion of Counsel, addressed to the Trustee, to the effect that such repurchase or substitution would not (i) result in the imposition of the tax on “prohibited transactions” of any REMIC or contributions after the Closing Date, as defined in Sections 860F(a)(2) and 860G(d) of the Code, respectively, or (ii) cause any REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding. Any Mortgage Loan as to which repurchase or substitution was delayed pursuant to this paragraph shall be repurchased or the substitution therefor shall occur (subject to compliance with Sections 2.02, 2.03, 2.04 or 2.07) upon the earlier of (a) the occurrence of a default or imminent default with respect to such Mortgage Loan and (b) receipt by the Trustee of an Opinion of Counsel addressed to the Trustee to the effect that such repurchase or substitution, as applicable, will not result in the events described in clause (i) or clause (ii) of the preceding sentence.

ARTICLE III
Administration of the Trust Fund and Servicing of Mortgage Loans

Section 3.01 Master Servicer.

The Master Servicer shall supervise, monitor and oversee the obligation of the Servicers to service and administer the Mortgage Loans in accordance with the terms of the applicable Servicing Agreement and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with each Servicer as necessary from time-to-time to carry out the Master Servicer’s obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by each Servicer and shall cause each Servicer to perform and observe the covenants, obligations and conditions to be performed or observed by such Servicer under its applicable Servicing Agreement. The Master Servicer shall independently and separately monitor the Servicer’s servicing activities with respect to each Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to the Servicers’ and Master Servicer’s records, and based on such reconciled and corrected information, the Master Servicer shall provide such information to the Trustee, in the form of Exhibit R attached hereto and as shall be necessary in order for it to prepare the statements specified in Section 6.05(a) by 12:00 p.m. CST on the 5th Business Day prior to each Distribution Date, and prepare any other information and statements required to be forwarded by the Master Servicer hereunder; provided, however, in no event shall the Master Servicer be required to provide such information to the Trustee earlier than 12:00 p.m. CST on the 19th calendar day of the month. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of the Servicers pursuant to the applicable Servicing Agreement. The Master Servicer shall be entitled to conclusively rely on the Mortgage Loan data provided by the related Servicer and shall have no liability for any errors in such Mortgage Loan data.

In addition to the foregoing, in connection with a modification of any Mortgage Loan by a Servicer, if the Master Servicer is unable to enforce the obligations of the Servicer with respect to such modification, the Master Servicer shall notify the Depositor of such Servicer’s failure to comply with the terms of the Servicing Agreement or this Agreement. If the Servicing Agreement requires the approval of the Master Servicer for a modification to a Mortgage Loan, the Master Servicer shall approve such modification if, based upon its receipt of written notification from the related Servicer outlining the terms of such modification and appropriate supporting documentation, the Master Servicer determines that the modification is permitted under the terms of the Servicing Agreement and that any conditions to such modification set forth in the Servicing Agreement have been satisfied. Furthermore, if the Servicing Agreement requires the oversight and monitoring of loss mitigation measures with respect to the related Mortgage Loans, the Master Servicer will monitor any loss mitigation procedure or recovery action related to a defaulted Mortgage Loan (to the extent it receives notice of such from the related Servicer) and confirm that such loss mitigation procedure or recovery action is initiated, conducted and concluded in accordance with any timeframes and any other requirements set forth in the Servicing Agreement, and the Master Servicer shall notify the Depositor in any case in which the Master Servicer believes that the related Servicer is not complying with such timeframes and/or other requirements.

The Trustee shall furnish the Servicers and the Master Servicer with any powers of attorney substantially in the form of Exhibit P hereto and upon written request from a Servicing Officer other documents in form as provided to it necessary or appropriate to enable the Servicers and the Master Servicer to service and administer the Mortgage Loans and REO Property. The Trustee shall be indemnified by the Master Servicer for any costs, liabilities or expenses incurred by it in connection with such powers of attorney.

The Trustee or the Custodian shall provide access to the records and documentation in possession of the Trustee regarding the Mortgage Loans and REO Property and the servicing thereof to the related Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Trustee; provided, however, that, unless otherwise required by law, the Trustee shall not be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee’s actual costs.

The Trustee shall execute upon the related Servicer’s written instruction (which includes the documents to be signed) and deliver to the related Servicer and the Master Servicer any court pleadings, requests for trustee’s sale or other appropriate documents necessary or desirable to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Security Instrument; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or Security Instrument or otherwise available at law or equity.

Section 3.02 REMIC-Related Covenants.

For as long as each REMIC shall exist, the Trustee shall act in accordance herewith to assure continuing treatment of such REMIC as a REMIC, and the Trustee shall comply with any directions of the Depositor, the related Servicer or the Master Servicer to ensure such continuing treatment. In particular, the Trustee shall not (unless expressly permitted under the terms of this Agreement) (a) sell or permit the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account unless such sale is as a result of a repurchase of the Mortgage Loans pursuant to this Agreement or the Trustee has received a REMIC Opinion addressed to the Trustee prepared at the expense of the Trust Fund; (b) other than with respect to a substitution pursuant to the Mortgage Loan Purchase Agreement, Section 2.04 or Section 2.07 of this Agreement, as applicable, accept any contribution to any REMIC after the Startup Day without receipt of a REMIC Opinion addressed to the Trustee; or (c) acquire any assets for any REMIC other than any REO Property after the Startup Day without receipt of a REMIC Opinion.

Section 3.03 Monitoring of Servicers.

(a) The Master Servicer shall be responsible for reporting to the Trustee and the Depositor the non-compliance by each Servicer with its duties under the related Servicing Agreement. In the review of each Servicer’s activities, the Master Servicer may rely upon an officer’s certificate of the Servicer (or similar document signed by an officer of the Servicer) with regard to the Servicer’s compliance with the terms of its Servicing Agreement. In the event that the Master Servicer, in its judgment, determines that a Servicer (other than the Company) should be terminated in accordance with its Servicing Agreement, or that a notice should be sent pursuant to such Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Depositor and the Trustee thereof and the Master Servicer shall issue such notice or take such other action as it deems appropriate. In the event that the Master Servicer, in its judgment, determines that the Company should be terminated in accordance with the EMC Servicing Agreement, or that a notice should be sent pursuant to the EMC Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Depositor and the Trustee thereof in writing. Pursuant to its receipt of such written notification from the Master Servicer, the Trustee shall issue such notice of termination to the Company or take such other action as it deems appropriate.

(b) The Master Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of each Servicer under the related Servicing Agreement, and shall, in the event that a Servicer, other than the Company, fails to perform its obligations in accordance with the related Servicing Agreement, subject to the preceding paragraph, terminate the rights and obligations of such Servicer thereunder and act as servicer of the related Mortgage Loans or to cause the Trustee to enter into a new Servicing Agreement with a successor Servicer selected by the Master Servicer; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer. In the event that the Company fails to perform its obligations in accordance with the EMC Servicing Agreement, subject to the preceding paragraph, the Master Servicer shall notify the Trustee in writing of such failure. Pursuant to its receipt of such notification from the Master Servicer, the Trustee shall terminate the rights and obligations of the Company under the EMC Servicing Agreement and enter in to a new Servicing Agreement with a successor Servicer selected by the Trustee; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor Servicer. In either event, such enforcement, including, without limitation, the legal prosecution of claims, termination of the Servicing Agreements and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer (or in the case the Company is terminated as the Servicer, the successor servicer or the Trustee, as applicable) in its good faith business judgment, would require were it the owner of the Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, provided that the Master Servicer shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer shall have received reasonable indemnity for its costs and expenses in pursuing such action. In the event that the Company is terminated as the Servicer, the Trustee shall pay the costs of such enforcement at its own expense, subject to its right to be reimbursed for such costs from the Distribution Account pursuant to Section 3.03(c); provided that the Trustee shall not be required to prosecute or defend any legal action except to the extent that the Trustee shall have received reasonable indemnity for its costs and expenses in pursuing such action. Nothing herein shall impose any obligation on the part of the Trustee to assume or succeed to the duties or obligations of the Company or the Master Servicer unless the Trustee has not been able to find a successor servicer or a successor master servicer.

(c) In the event that the Company is terminated as Servicer, to the extent that the costs and expenses of the Trustee related to any termination of the Company, or the enforcement or prosecution of related claims, rights or remedies, or the appointment of a successor Servicer (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Company as a result of an event of default by the Company as a Servicer and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor Servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor Servicer to service the Mortgage Loans in accordance with the related Servicing Agreement) are not fully and timely reimbursed by the Company after such termination, the Trustee shall be entitled to reimbursement of such costs and expenses from the Distribution Account. In all other cases, to the extent that the costs and expenses of the Master Servicer related to any termination of a Servicer (other than the Company), appointment of a successor Servicer or the transfer and assumption of servicing by the Master Servicer with respect to any Servicing Agreement (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Servicer as a result of an event of default by such Servicer and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor servicer to service the Mortgage Loans in accordance with the related Servicing Agreement) are not fully and timely reimbursed by the terminated Servicer, the Master Servicer shall be entitled to reimbursement of such costs and expenses from the Master Servicer Collection Account.

(d) The Master Servicer shall require each Servicer to comply with the remittance requirements and other obligations set forth in the related Servicing Agreement.

(e) If the Master Servicer acts as a servicer, it shall not be liable for losses of the predecessor Servicer or any acts or omissions of the predecessor Servicer, or deemed to have made any representations and warranties of the related Servicer, if any, that it replaces.

Section 3.04 Fidelity Bond.

The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer’s behalf, and covering errors and omissions in the performance of the Master Servicer’s obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

Section 3.05 Power to Act; Procedures.

The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article X hereof, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Holders of the Certificates and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each case, in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Section 3.03, shall not authorize any Servicer to) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, may cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) unless the Master Servicer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action would not cause any REMIC to fail to qualify as a REMIC or result in the imposition of a tax upon any REMIC. The Trustee shall furnish the Master Servicer, upon written request from a Servicing Officer, with any powers of attorney empowering the Master Servicer or any Servicer to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with the related Servicing Agreement and this Agreement, and the Trustee shall execute and deliver such other documents, as the Master Servicer may request, to enable the Master Servicer to master service and administer the Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for misuse of any such powers of attorney by the Master Servicer or any Servicer). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the “doing business” or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 9.11 hereof. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor and shall, except in those instances where it is taking action in the name of the Trust, not be deemed to be the agent of the Trust.

Section 3.06 Due-on-Sale Clauses; Assumption Agreements.

To the extent provided in the applicable Servicing Agreement, to the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall cause the Servicers to enforce such clauses in accordance with the applicable Servicing Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with the applicable Servicing Agreement, and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with the applicable Servicing Agreement.

Section 3.07 Release of Mortgage Files.

(a) Upon becoming aware of the payment in full of any Mortgage Loan, or the receipt by any Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes for payment to Certificateholders on the next Distribution Date, the Servicer will, if required under the applicable Servicing Agreement (or if the applicable Servicer does not, the Master Servicer may), promptly furnish to the Custodian, on behalf of the Trustee, two copies of a certification substantially in the form of Exhibit D (or as otherwise provided in the Custodial Agreement) hereto signed by a Servicing Officer or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Protected Account maintained by the applicable Servicer pursuant to Section 4.01 or by the applicable Servicer pursuant to the applicable Servicing Agreement have been or will be so deposited) and shall request that the Custodian, on behalf of the Trustee, deliver to the applicable Servicer the related Mortgage File. Upon receipt of such certification and request, the Custodian, on behalf of the Trustee, shall promptly release the related Mortgage File to the applicable Servicer and the Trustee and Custodian shall have no further responsibility with regard to such Mortgage File. Upon any such payment in full, each Servicer is authorized, to give, as agent for the Trustee, as the mortgagee under the Mortgage that secured the Mortgage Loan, an instrument of satisfaction (or assignment of mortgage without recourse) regarding the Mortgaged Property subject to the Mortgage, which instrument of satisfaction or assignment, as the case may be, shall be delivered to the Person or Persons entitled thereto against receipt therefor of such payment, it being understood and agreed that no expenses incurred in connection with such instrument of satisfaction or assignment, as the case may be, shall be chargeable to the applicable Protected Account.

(b) From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan and in accordance with the applicable Servicing Agreement, upon written instruction from such Servicer or the Master Servicer, the Trustee shall execute such documents as shall be prepared and furnished to the Trustee by a Servicer or the Master Servicer (in form reasonably acceptable to the Trustee) and as are necessary to the prosecution of any such proceedings. The Custodian, on behalf of the Trustee, shall, upon the request of a Servicer or the Master Servicer, and delivery to the Custodian, on behalf of the Trustee, of two copies of a request for release signed by a Servicing Officer substantially in the form of Exhibit D (or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer), release the related Mortgage File held in its possession or control to the Servicer or the Master Servicer. Such trust receipt shall obligate the Servicer or the Master Servicer to return the Mortgage File to the Custodian on behalf of the Trustee, when the need therefor by the Servicer or the Master Servicer no longer exists unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the Mortgage File shall be released by the Custodian, on behalf of the Trustee, to the Servicer or the Master Servicer.

Section 3.08 Documents, Records and Funds in Possession of Master Servicer to Be Held for Trustee.

(a) The Master Servicer shall transmit and each Servicer (to the extent required by the related Servicing Agreement) shall transmit to the Trustee or Custodian such documents and instruments coming into the possession of the Master Servicer or such Servicer from time to time as are required by the terms hereof, or in the case of the Servicers, the applicable Servicing Agreement, to be delivered to the Trustee or Custodian. Any funds received by the Master Servicer or by a Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer or by a Servicer as Liquidation Proceeds, Insurance Proceeds or Subsequent Recoveries in respect of any Mortgage Loan shall be held for the benefit of the Trustee and the Certificateholders subject to the right of the Master Servicer to retain or withdraw from the Master Servicer Collection Account the Master Servicing Compensation and other amounts provided in this Agreement, and to the right of each Servicer to retain or withdraw its Servicing Fee and other amounts as provided in the applicable Servicing Agreement. The Master Servicer and each Servicer shall provide access to information and documentation regarding the Mortgage Loans to the Trustee, its agents and accountants at any time upon reasonable request and during normal business hours, to Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

(b) All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, Insurance Proceeds or Subsequent Recoveries, shall be held by the Master Servicer for and on behalf of the Trustee and the Certificateholders and shall be and remain the sole and exclusive property of the Trustee; provided, however, that the Master Servicer and each Servicer shall be entitled to setoff against, and deduct from, any such funds any amounts that are properly due and payable to the Master Servicer or such Servicer to the extent provided under this Agreement or the applicable Servicing Agreement.

Section 3.09 Standard Hazard Insurance and Flood Insurance Policies.

(a) For each Mortgage Loan, the Master Servicer shall enforce any obligation of the Servicers under the related Servicing Agreement to maintain or cause to be maintained standard fire and casualty insurance and, where applicable, flood insurance, all in accordance with the provisions of the related Servicing Agreement. It is understood and agreed that such insurance shall be with insurers meeting the eligibility requirements set forth in the applicable Servicing Agreement and that no earthquake or other additional insurance is to be required of any Mortgagor or to be maintained on property acquired in respect of a defaulted loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

(b) Pursuant to Section 4.01 and 4.02, any amounts collected by the Servicers or the Master Servicer, or by any Servicer, under any insurance policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or released to the Mortgagor in accordance with the applicable Servicing Agreement) shall be deposited into the Master Servicer Collection Account, subject to withdrawal pursuant to Section 4.02 and 4.03. Any cost incurred by the Master Servicer or any Servicer in maintaining any such insurance if the Mortgagor defaults in its obligation to do so shall be added to the amount owing under the Mortgage Loan where the terms of the Mortgage Loan so permit; provided, however, that the addition of any such cost shall not be taken into account for purposes of calculating the distributions to be made to Certificateholders and shall be recoverable by the Master Servicer or such Servicer pursuant to Sections 4.02 and 4.03.

Section 3.10 Presentment of Claims and Collection of Proceeds.

The Master Servicer shall (to the extent provided in the applicable Servicing Agreement) cause the related Servicer to prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such policies. Any proceeds disbursed to the Master Servicer (or disbursed to a Servicer and remitted to the Master Servicer) in respect of such policies, bonds or contracts shall be promptly deposited in the Master Servicer Collection Account for deposit in the Distribution Account upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property, which repair or restoration the owner of such Mortgaged Property or EMC, as applicable, has agreed to make as a condition precedent to the presentation of claims on the related Mortgage Loan to the insurer under any applicable Insurance Policy need not be so deposited (or remitted).

Section 3.11 Maintenance of the Primary Mortgage Insurance Policies.

(a) The Master Servicer shall not take, or authorize any Servicer (to the extent such action is prohibited under the applicable Servicing Agreement) to take, any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Master Servicer or such Servicer, would have been covered thereunder. The Master Servicer shall use its best reasonable efforts to cause each Servicer (to the extent required under the related Servicing Agreement) to keep in force and effect (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance), primary mortgage insurance applicable to each Mortgage Loan in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. The Master Servicer shall not, and shall not authorize any Servicer (to the extent required under the related Servicing Agreement) to, cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the Mortgage Note and is required to be kept in force hereunder except in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable.

(b) The Master Servicer agrees to present, or to cause each Servicer (to the extent required under the related Servicing Agreement) to present, on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted Mortgage Loans. Pursuant to Section 4.01 and 4.02, any amounts collected by the Master Servicer or any Servicer under any Primary Mortgage Insurance Policies shall be deposited in the Master Servicer Collection Account, subject to withdrawal pursuant to Sections 4.02 and 4.03.

Section 3.12 Trustee to Retain Possession of Certain Insurance Policies and Documents.

The Trustee (or the Custodian, as directed by the Trustee), shall retain possession and custody of the originals (to the extent available) of any Primary Mortgage Insurance Policies, or certificate of insurance if applicable, and any certificates of renewal as to the foregoing as may be issued from time to time as contemplated by this Agreement. Until all amounts distributable in respect of the Certificates have been distributed in full and the Master Servicer otherwise has fulfilled its obligations under this Agreement, the Trustee (or its Custodian, if any, as directed by the Trustee) shall also retain possession and custody of each Mortgage File in accordance with and subject to the terms and conditions of this Agreement. The Master Servicer shall promptly deliver or cause to be delivered to the Trustee (or the Custodian, as directed by the Trustee), upon the execution or receipt thereof the originals of any Primary Mortgage Insurance Policies, any certificates of renewal, and such other documents or instruments that constitute portions of the Mortgage File that come into the possession of the Master Servicer from time to time.

Section 3.13 Realization Upon Defaulted Mortgage Loans.

The Master Servicer shall cause each Servicer (to the extent required under the related Servicing Agreement) to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, all in accordance with the applicable Servicing Agreement.

Section 3.14 Compensation for the Master Servicer.

The Master Servicer will be entitled to all income and gain realized from any investment of funds in the Master Servicer Collection Account, pursuant to Article IV, for the performance of its activities hereunder. Servicing compensation in the form of assumption fees, if any, late payment charges, as collected, if any, or otherwise (including any prepayment premium or penalty) shall be retained by the applicable Servicer and shall not be deposited in the related Protected Account. The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

Section 3.15 REO Property.

(a) In the event the Trust Fund acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall, to the extent provided in the applicable Servicing Agreement, cause the applicable Servicer to sell any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. Pursuant to its efforts to sell such REO Property, the Master Servicer shall cause the applicable Servicer to protect and conserve, such REO Property in the manner and to the extent required by the applicable Servicing Agreement, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b) The Master Servicer shall, to the extent required by the related Servicing Agreement, cause the applicable Servicer to deposit all funds collected and received in connection with the operation of any REO Property in the related Protected Account.

(c) The Master Servicer and the applicable Servicer, upon the final disposition of any REO Property, shall be entitled to reimbursement for any related unreimbursed Monthly Advances and other unreimbursed advances as well as any unpaid Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided that, any such unreimbursed Monthly Advances as well as any unpaid Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

(d) To the extent provided in the related Servicing Agreement, the Liquidation Proceeds from the final disposition of the REO Property, net of any payment to the Master Servicer and the applicable Servicer as provided above, subject to approval by the Master Servicer, shall be deposited in the related Protected Account on or prior to the Determination Date in the month following receipt thereof and be remitted by wire transfer in immediately available funds to the Master Servicer for deposit into the Master Servicer Collection Account on the next succeeding Servicer Remittance Date.

Section 3.16 Annual Statement as to Compliance.

The Master Servicer shall deliver (or otherwise make available) to the Depositor and the Trustee not later than March 15th of each calendar year beginning in 2007, an Officer’s Certificate (an “Annual Statement of Compliance”) stating that (i) a review of the activities of the Master Servicer during the preceding calendar year and of its performance under this Agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. The Master Servicer shall enforce the obligations of each Servicer, to the extent set forth in the related Servicing Agreement, to deliver a similar Annual Statement of Compliance by that Servicer to the Depositor and the Trustee as described above as and when required with respect to the Master Servicer. In the event that certain servicing responsibilities with respect to any Mortgage Loan have been delegated by the Master Servicer or a Servicer to a subservicer or subcontractor, each such entity shall cause such subservicer or subcontractor (and with respect to each Servicer, the Master Servicer shall enforce the obligation of such Servicer to the extent required under the related Servicing Agreement) to deliver a similar Annual Statement of Compliance by such subservicer or subcontractor to the Depositor, the Master Servicer and the Trustee as described above as and when required with respect to the Master Servicer or the related Servicer (as the case may be).

Failure of the Master Servicer to comply with this Section 3.16 (including with respect to the timeframes required herein) shall be deemed an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

In the event the Master Servicer, any Servicer or any subservicer or subcontractor engaged by either such party is terminated or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a Servicer, a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 3.16 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be notwithstanding any such termination or resignation.

Section 3.17 Assessments of Compliance and Attestation Reports.

Pursuant to Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, each of the Master Servicer, the Trustee and the Custodian (to the extent set forth in this Section) (each, an “Attesting Party”), each at its own expense, shall deliver (or otherwise make available) to the Master Servicer, the Trustee and the Depositor on or before March 15th of each calendar year beginning in 2007, a report regarding such Attesting Party’s assessment of compliance (an “Assessment of Compliance”) with the Servicing Criteria during the preceding calendar year. The Assessment of Compliance, as set forth in Regulation AB, must contain the following:

(a) A statement by an authorized officer of such Attesting Party of its authority and responsibility for assessing compliance with the Servicing Criteria applicable to the related Attesting Party;

(b) A statement by an authorized officer that such Attesting Party used the Servicing Criteria attached as Exhibit L hereto, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the related Attesting Party;

(c) An assessment by such officer of the related Attesting Party’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving the related Attesting Party, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the related Attesting Party’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the related Attesting Party, which statement shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving such Attesting Party, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on Exhibit L hereto which are indicated as applicable to the related Attesting Party.

On or before March 15th of each calendar year beginning in 2007, each Attesting Party shall furnish to the Master Servicer, the Depositor and the Trustee a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the related Attesting Party, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Master Servicer shall enforce the obligation of each Servicer to deliver to the Trustee, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided in the related Servicing Agreement. Each of the Master Servicer and the Trustee shall cause, and the Master Servicer shall enforce the obligation (as and when provided in the related Servicing Agreement) of each Servicer to cause, any subservicer and each subcontractor (to the extent such subcontractor is determined by the Master Servicer or the Trustee, as applicable, to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by such Servicer, the Master Servicer or the Trustee, as applicable, to deliver to the Trustee, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided above. Such Assessment of Compliance, as to any subservicer or subcontractor, shall at a minimum address the applicable Servicing Criteria specified on Exhibit L hereto which are indicated as applicable to any “primary servicer” to the extent such subservicer or subcontractor is performing any servicing function for the party who engages it and to the extent such party is not itself addressing the Servicing Criteria related to such servicing function in its own Assessment of Compliance. The Master Servicer shall confirm that each of the Assessments of Compliance delivered to it, taken as a whole, address all of the Servicing Criteria and taken individually address the Servicing Criteria for each party as set forth in Exhibit L and notify the Depositor of any exceptions. Notwithstanding the foregoing, as to any subcontractor, an Assessment of Compliance is not required to be delivered unless it is required as part of a Form 10-K with respect to the Trust Fund.

The Custodian shall deliver to the Master Servicer, the Trustee and the Depositor an Assessment of Compliance and Attestation Report, as and when provided above, which shall at a minimum address each of the Servicing Criteria specified on Exhibit L hereto which are indicated as applicable to a “custodian”. Notwithstanding the foregoing, an Assessment of Compliance or Attestation Report is not required to be delivered by any Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

Failure of the Master Servicer to comply with this Section 3.17 (including with respect to the timeframes required herein) shall constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). Failure of the Trustee to comply with this Section 3.17 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall be deemed a default which may result in the termination of the Trustee pursuant to Section 9.08 of this Agreement and the Depositor may, in addition to whatever rights the Depositor may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Trustee under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Trustee for the same (but subject to the Trustee’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

In the event the Master Servicer, the Custodian, the Trustee or any subservicer or subcontractor engaged by any such party is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of the Agreement, the related Custodial Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 3.17 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

Section 3.18 Reports Filed with Securities and Exchange Commission.

(a)  (i) (A) Within 15 days after each Distribution Date, the Trustee shall, in accordance with industry standards, prepare and file with the Commission via the Electronic Data Gathering and Retrieval System (“EDGAR”), a Distribution Report on Form 10-D, signed by the Master Servicer, with a copy of the Monthly Statement to be furnished by the Trustee to the Certificateholders for such Distribution Date; provided that, the Trustee shall have received no later than five (5) calendar days after the related Distribution Date, all information required to be provided to the Trustee as described in clause (a)(iv) below. Any disclosure that is in addition to the Monthly Statement and that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit M to the Trustee and the Depositor and approved for inclusion by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting (other than with respect to when it is the reporting party as set forth in Exhibit M) and approval.

(B) Within five (5) calendar days after the related Distribution Date, (i) the parties set forth in Exhibit M shall be required to provide, and the Master Servicer shall enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 3.18(a)(iv) below, to the Trustee (via email to notifications@fsir.com) and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Additional Form 10-D Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. Subject to the foregoing, the Trustee has no duty under this Agreement to monitor or enforce the performance by the other parties listed on Exhibit M of their duties under this paragraph or to proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this Section.

(C) After preparing the Form 10-D, the Trustee shall forward electronically a copy of the Form 10-D to the Depositor (in the case of any Additional 10-D Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review. Within two Business Days after receipt of such copy, but no later than the 12th calendar day after the Distribution Date (provided that, the Trustee forwards a copy of the Form 10-D no later than the 10th calendar after the Distribution Date), the Depositor shall notify the Trustee in writing (via email to notifications@fsir.com) of any changes to or approval of such Form 10-D. In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 10-D is in final form and the Trustee may proceed with the execution and filing of the Form 10-D. No later than two (2) Business Days prior to the 15th calendar day after the related Distribution Date, a duly authorized officer of the Master Servicer shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee shall follow the procedures set forth in Section 3.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall make available on its internet website identified in Section 6.05 a final executed copy of each Form 10-D filed by the Trustee. The signing party at the Master Servicer can be contacted as set forth in Section 11.07. Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Trustee in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D, if the answer to the questions should be “no”. The Trustee shall be entitled to rely on the representations in Section 2.06(g) or any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under Sections 3.18(a)(i) and (v) related to the timely preparation, execution and filing of Form 10-D is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections. Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-D, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(ii) (A) Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), the Trustee shall prepare and file, at the direction of the Depositor, on behalf of the Trust, any Form 8-K, as required by the Exchange Act; provided that, the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit M to the Trustee and the Depositor and approved for inclusion by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information absent such reporting (other than with respect to when it is the reporting party as set forth in Exhibit M) and approval.

(B) For so long as the Trust is subject to the Exchange Act reporting requirements, no later than the close of business on the 2nd Business Day after the occurrence of a Reportable Event (i) the parties set forth in Exhibit M shall be required pursuant to Section 3.18(a)(iv) below to provide, and the Master Servicer will enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide to the Trustee and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Form 8-K Disclosure Information, if applicable, and (ii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this Section.

(C) After preparing the Form 8-K, the Trustee shall forward electronically a copy of the Form 8-K to the Depositor and the Master Servicer for review. No later than the close of business New York City time on the 3rd Business Day after the Reportable Event, a duly authorized officer of the Master Servicer shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee. Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event (provided that, the Trustee forwards a copy of the Form 8-K no later than noon New York time on the third Business Day after the Reportable Event), the Depositor shall notify the Trustee in writing via email to notifications@fsir.com of any changes to or approval of such Form 8-K. In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 8-K is in final form and the Trustee may proceed with the execution and filing of the Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee shall follow the procedures set forth in Section 3.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall, make available on its internet website a final executed copy of each Form 8-K filed by the Trustee. The signing party at the Master Servicer can be contacted as set forth in Section 11.07. The parties to this Agreement acknowledge that the performance by Master Servicer and the Trustee of their respective duties under this Section 3.18(a)(ii) related to the timely preparation, execution and filing of Form 8-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 3.18(a)(ii). Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

(iii) (A) Within 90 days after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “Form 10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2007, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable time frames set forth in this Agreement, (I) an annual compliance statement for each Servicer, the Master Servicer, the Trustee and any subservicer or subcontractor, as applicable, as described under Section 3.16, (II)(A) the annual reports on assessment of compliance with Servicing Criteria for each Servicer, the Master Servicer, each subservicer and subcontractor participating in the servicing function, the Trustee and the Custodian, as described under Section 3.17, and (B) if any such report on assessment of compliance with Servicing Criteria described under Section 3.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such report on assessment of compliance with Servicing Criteria described under Section 3.17 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (III)(A) the registered public accounting firm attestation report for each Servicer, the Master Servicer, the Trustee, each subservicer, each subcontractor, as applicable, and the Custodian, as described under Section 3.17, and (B) if any registered public accounting firm attestation report described under Section 3.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (IV) a Sarbanes-Oxley Certification as described in Section 3.18 (a)(iii)(D) below (provided, however, that the Trustee may omit from the Form 10-K any annual compliance statement, assessment of compliance or attestation report that is not required to be filed with such Form 10-K pursuant to Regulation AB). Any disclosure or information in addition to (I) through (IV) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit M to the Trustee and the Depositor and approved for inclusion by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure absent such reporting (other than in the case where the Trustee is the reporting party as set forth in Exhibit M) and approval.

(B) No later than March 15th of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2007, (i) the parties set forth in Exhibit M shall be required to provide, and the Master Servicer shall enforce the obligations of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 3.18(a)(iv) below to the Trustee and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Additional Form 10-K Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this Section.

(C) After preparing the Form 10-K, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor (only in the case where such Form 10-K includes Additional Form 10-K Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review. Within three Business Days after receipt of such copy, but no later than March 25th (provided that, the Trustee forwards a copy of the Form 10-K no later than four Business Days after March 15th), the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K. In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 10-K is in final form and the Trustee may proceed with the execution and filing of the Form 10-K. No later than the close of business Eastern Standard time on the 4th Business Day prior to the Form 10-K Filing Deadline, an officer of the Master Servicer in charge of the master servicing function shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 3.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall make available on its internet website a final executed copy of each Form 10-K filed by the Trustee. The signing party at the Master Servicer can be contacted as set forth in Section 11.07. Form 10-K requires the registrant to indicate (by checking “yes ” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Trustee in writing, no later than the 15th calendar day in March of each year in which the Trust is subject to the reporting requirements of the Exchange Act with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no”. The Trustee shall be entitled to rely on the representations in Section 2.06(g) or any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under Sections 3.18(a)(iii) and (iv) related to the timely preparation, execution and filing of Form 10-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections and Sections 3.16 and Section 3.17. Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the Master Servicer’s or the Trustee’s inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-K, not resulting from its own negligence, bad faith or willful misconduct.

(D) Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”) required to be included therewith pursuant to the Sarbanes-Oxley Act which shall be signed by the Certifying Person and delivered to the Trustee no later than March 15th of each year in which the Trust is subject to the reporting requirements of the Exchange Act. The Master Servicer shall cause any Servicer, and any subservicer or subcontractor engaged by it to, provide to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 15th of each year in which the Trust is subject to the reporting requirements of the Exchange Act (or such other date specified in the related Servicing Agreement) and otherwise within a reasonable period of time upon request, a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit K, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. An officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted as set forth in Section 11.07. In connection with the filing of any Form 10-K hereunder, the Trustee shall sign a Back-Up Certification substantially in the form of Exhibit Q; provided, however, that the Trustee shall not be required to undertake an analysis of any accountant’s report attached as an exhibit to the Form 10-K. In the event the Trustee is terminated or resigns pursuant to the terms of this Agreement or any subcontractor or subservicer is terminated pursuant to the related servicing agreement, the Trustee, subcontractor or subservicer, as applicable, shall provide a Back-Up Certification to the Certifying Person pursuant to this Section 3.18(b) with respect to the period of time it was subject to this Agreement or the related servicing agreement, as applicable.

(iv) With respect to any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or any Form 8-K Disclosure Information (collectively, the “Additional Disclosure”) relating to the Trust Fund, the Trustee’s obligation to include such Additional Information in the applicable Exchange Act report is subject to receipt from the entity that is indicated in Exhibit M as the responsible party for providing that information, if other than the Trustee, as and when required as described in Section 3.18(a)(i) through (iii) above. Such Additional Disclosure shall be accompanied by a notice substantially in the form of Exhibit N. Each of the Master Servicer, the Seller, the Trustee, the Custodian and the Depositor hereby agrees to notify and provide, and the Master Servicer agrees to enforce the obligations (to the extent provided in the related Servicing Agreement) of each Servicer to notify and provide, to the extent known to the Trustee and the Depositor all Additional Disclosure relating to the Trust Fund, with respect to which such party is indicated in Exhibit M as the responsible party for providing that information. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Disclosure information pursuant to this Section.

(v) (A) On or prior to January 30th of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act.

(B) In the event that the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Trustee shall promptly notify the Depositor and the Master Servicer. In the case of Form 10-D and Form 10-K, the Depositor, the Master Servicer and the Trustee shall cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-KA as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, and such amendment relates to any Additional Disclosure, the Trustee shall notify the Depositor and the parties affected thereby and such parties will cooperate to prepare any necessary Form 8-K, 10-DA or 10-KA. Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an appropriate officer of the Master Servicer. The parties hereto acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under this Section 3.18(a)(v) related to the timely preparation, execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer and the Depositor timely performing their duties under this Section. Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage or claim arising out of or with respect to any failure to properly prepare, execute and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from a party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

The Depositor agrees to promptly furnish to the Trustee, from time to time upon request, such further information, reports and financial statements within its control related to this Agreement, the Mortgage Loans as the Trustee reasonably deems appropriate to prepare and file all necessary reports with the Commission. The Trustee shall have no responsibility to file any items other than those specified in this Section 3.18; provided, however, the Trustee shall cooperate with the Depositor in connection with any additional filings with respect to the Trust Fund as the Depositor deems necessary under the Exchange Act. Copies of all reports filed by the Trustee under the Exchange Act shall be available on the Trustee’s website initially located at www.usbank.com/abs. Fees and expenses incurred by the Trustee in connection with this Section 3.18 shall not be reimbursable from the Trust Fund.

(b)  The Trustee shall indemnify and hold harmless the Depositor and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Trustee’s obligations under Sections 3.16, 3.17 and 3.18 or the Trustee’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Trustee shall indemnify and hold harmless the Depositor and the Master Servicer and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other reasonable costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Back-Up Certification, any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Trustee on its behalf or on behalf of any subservicer or subcontractor engaged by the Trustee pursuant to Section 3.16, 3.17 or 3.18 (the “Trustee Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Trustee Information and not to any other information communicated in connection with the Certificates, without regard to whether the Trustee Information or any portion thereof is presented together with or separately from such other information.

The Depositor shall indemnify and hold harmless the Trustee and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Depositor under Sections 3.16, 3.17 and 3.18 or the Depositor’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Depositor shall indemnify and hold harmless the Master Servicer, the Trustee and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other reasonable costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Additional Disclosure provided by the Depositor that is required to be filed pursuant to this Section 3.18 (the “Depositor Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Depositor Information that is required to be filed and not to any other information communicated in connection with the Certificates, without regard to whether the Depositor Information or any portion thereof is presented together with or separately from such other information.

The Master Servicer shall indemnify and hold harmless the Trustee and the Depositor and each of its respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other reasonable costs and expenses arising out of or based upon a breach of the obligations of the Master Servicer under Sections 3.16, 3.17 and 3.18 or the Master Servicer’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Master Servicer shall indemnify and hold harmless the Depositor and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Annual Statement of Compliance, any Assessment of Compliance, any Attestation Report or any Additional Disclosure or other information provided by the Master Servicer on its behalf or on behalf of any subservicer or subcontractor engaged by the Master Servicer pursuant to Section 3.16, 3.17 or 3.18 (the “Master Servicer Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Master Servicer Information and not to any other information communicated in connection with the Certificates, without regard to whether the Master Servicer Information or any portion thereof is presented together with or separately from such other information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless the Depositor, the Trustee or the Master Servicer, as applicable, then the defaulting party, in connection with any conduct for which it is providing indemnification under this Section 3.18(c), agrees that it shall contribute to the amount paid or payable by the other parties as a result of the losses, claims, damages or liabilities of the other party in such proportion as is appropriate to reflect the relative fault and the relative benefit of the respective parties.

The indemnification provisions set forth in this Section 3.18(c) shall survive the termination of this Agreement or the termination of any party to this Agreement.

(c)  Failure of the Master Servicer to comply with this Section 3.18 (including with respect to the timeframes required herein) shall, constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). Failure of the Trustee to comply with this Section 3.18 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall be deemed a default which may result in the termination of the Trustee pursuant to Section 9.08 of this Agreement and the Depositor may, in addition to whatever rights the Depositor may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Trustee under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Trustee for the same (but subject to the Trustee’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary. In connection with the termination of the Master Servicer pursuant to this Section 3.18(d), the Trustee shall be entitled to reimbursement of all costs and expenses associated with such termination to the extent set forth in Section 9.05. Notwithstanding anything to the contrary in this Agreement, no Event of Default by the Master Servicer or default by the Trustee shall have occurred with respect to any failure to properly prepare, execute and/or timely file any report on Form 8-K, Form 10-D or Form 10-K, any Form 15 or Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from any party’s failure to deliver on a timely basis, any information from such party needed to prepare, arrange for execution or file any such report, Form or amendment, and does not result from its own negligence, bad faith or willful misconduct.

(d)  Notwithstanding the provisions of Section 11.02, this Section 3.18 may be amended without the consent of the Certificateholders.

(e)  Any report, notice or notification to be delivered by the Master Servicer or the Trustee to the Depositor pursuant to this Section 3.18, may be delivered via email to or, in the case of a notification, telephonically by calling Reg AB Compliance Manager at (212) 272-7525.

Section 3.19 Intention of the Parties and Interpretation.

Each of the parties acknowledges and agrees that the purpose of Sections 3.16, 3.17 and 3.18 of this Agreement is to facilitate compliance by the Seller, the Depositor and the Master Servicer with the provisions of Regulation AB. Therefore, each of the parties agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, advice of counsel, or otherwise in respect of the requirements of Regulation AB, (c) the parties shall comply with reasonable requests made by the Seller, the Depositor, the Master Servicer or the Trustee for delivery of additional or different information as the Seller, the Depositor, the Master Servicer or the Trustee may determine in good faith is necessary to comply with the provisions of Regulation AB and (d) no amendment of this Agreement shall be required to effect any such changes in the obligations of the parties to this transaction as are necessary to accommodate evolving interpretations of the provisions of Regulation AB.

Section 3.20 UCC.

The Depositor shall inform the Trustee in writing of any Uniform Commercial Code financing statements that were filed on the Closing Date in connection with the Trust with stamped recorded copies of such financing statements to be delivered to the Trustee promptly upon receipt by the Depositor. If directed by the Depositor in writing, the Trustee will file any continuation statements solely at the expense of the Depositor. The Depositor shall file any financing statements or amendments thereto required by any change in the Uniform Commercial Code.

Section 3.21 Optional Purchase of Defaulted Mortgage Loans.

(a) With respect to any Mortgage Loan which as of the first day of a Fiscal Quarter is delinquent in payment by 90 days or more or is an REO Property, the Seller shall have the right to purchase such Mortgage Loan from the Trust at a price equal to the Purchase Price; provided however (i) that such Mortgage Loan is still 90 days or more delinquent or is an REO Property as of the date of such purchase and (ii) this purchase option, if not theretofore exercised, shall terminate on the date prior to the last day of the related Fiscal Quarter. This purchase option, if not exercised, shall not be thereafter reinstated unless the delinquency is cured and the Mortgage Loan thereafter again becomes 90 days or more delinquent or becomes an REO Property, in which case the option shall again become exercisable as of the first day of the related Fiscal Quarter. This right may be assigned by the Seller to a third party, including a holder of a Class of Certificates.

(b) If at any time the Seller remits to the Master Servicer a payment for deposit in the Master Servicer Collection Account covering the amount of the Purchase Price for such a Mortgage Loan, and the Seller provides to the Trustee a certification signed by a Servicing Officer stating that the amount of such payment has been deposited in the Master Servicer Collection Account, then the Trustee shall execute the assignment of such Mortgage Loan prepared and delivered to the Trustee, at the request of the Seller, without recourse, representation or warranty, to the Seller which shall succeed to all of the Trustee’s right, title and interest in and to such Mortgage Loan, and all security and documents relative thereto. Such assignment shall be an assignment outright and not for security. The Seller will thereupon own such Mortgage, and all such security and documents, free of any further obligation to the Trustee or the Certificateholders with respect thereto.

ARTICLE IV
Accounts

Section 4.01 Protected Accounts.

(a) The Master Servicer shall enforce the obligation of each Servicer to establish and maintain a Protected Account in accordance with the applicable Servicing Agreement, with records to be kept with respect thereto on a Mortgage Loan by Mortgage Loan basis, into which accounts shall be deposited within two Business Days (or as of such other time specified in the related Servicing Agreement) of receipt and identification, all collections of principal and interest on any Mortgage Loan and any REO Property received by a Servicer, including Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries and advances made from the Servicer’s own funds (less servicing compensation as permitted by the applicable Servicing Agreement in the case of any Servicer) and all other amounts to be deposited in the applicable Protected Account. Each Servicer is hereby authorized to make withdrawals from and deposits to the applicable Protected Account for purposes required or permitted by this Agreement. Reconciliations will be prepared for the Protected Accounts within 45 calendar days after the bank statement cut-off date. To the extent provided in the related Servicing Agreement, the related Protected Account shall be held by a Designated Depository Institution and segregated on the books of such institution in the name of the Trustee for the benefit of Holders of the Certificates.

(b) To the extent provided in the related Servicing Agreement, amounts on deposit in a Protected Account may be invested in Permitted Investments in the name of the Trustee for the benefit of Holders of the Certificates and, except as provided in the preceding paragraph, not commingled with any other funds. Such Permitted Investments shall mature, or shall be subject to redemption or withdrawal, no later than the date on which such funds are required to be withdrawn for deposit in the Master Servicer Collection Account, and shall be held until required for such deposit. The income earned from Permitted Investments made pursuant to this Section 4.01 shall be paid to the related Servicer under the applicable Servicing Agreement, and the risk of loss of moneys required to be distributed to the Holders of the Certificates resulting from such investments shall be borne by and be the risk of the related Servicer. The related Servicer (to the extent provided in the applicable Servicing Agreement) shall deposit the amount of any such loss in the related Protected Account within two Business Days of receipt of notification of such loss but not later than the second Business Day prior to the Distribution Date on which the moneys so invested are required to be distributed to the Holders of the Certificates.

(c) To the extent provided in the related Servicing Agreement and subject to this Article IV, on or before each Servicer Remittance Date, the related Servicer shall withdraw or shall cause to be withdrawn from its Protected Account and shall immediately deposit or cause to be deposited in the Master Servicer Collection Account amounts representing the following collections and payments (other than with respect to principal of or interest on the Mortgage Loans due on or before the Cut-off Date):

(i) Scheduled Payments on the Mortgage Loans received or any related portion thereof advanced by such Servicer pursuant to its Servicing Agreement which were due on or before the related Due Date, net of the amount thereof comprising its Servicing Fee or any fees with respect to any lender-paid primary mortgage insurance policy;

(ii) Full Principal Prepayments received by such Servicer with respect to the Mortgage Loans in the related Prepayment Period, with interest to the date of prepayment, net of the amount thereof comprising its Servicing Fee;

(iii) Liquidation Proceeds or Subsequent Recoveries received by such Servicer with respect to the Mortgage Loans during the related calendar month;

(iv) Partial Principal Prepayments received by such Servicer for the Mortgage Loans in the related Prepayment Period; and

(v) Any amount to be used as a Monthly Advance and any Compensating Interest Payments.

(d) Withdrawals may be made from an Account only to make remittances as provided in Sections 4.01(c), 4.02 and 4.03; to reimburse the Master Servicer or a Servicer for Monthly Advances which have been recovered by subsequent collections from the related Mortgagor; to remove amounts deposited in error; to remove fees, charges or other such amounts deposited on a temporary basis; or to clear and terminate the account at the termination of the Trust Fund in accordance with Section 10.01. As provided in Sections 4.01(a) and 4.02(b) certain amounts otherwise due to the Servicers may be retained by them and need not be deposited in the Master Servicer Collection Account.

Section 4.02 Master Servicer Collection Account.

(a)  The Master Servicer shall establish and maintain in the name of the Trustee, for the benefit of the Holders of the Certificates, the Master Servicer Collection Account as a segregated trust account or accounts. The Master Servicer Collection Account shall be an Eligible Account. The Master Servicer will deposit in the Master Servicer Collection Account as identified by the Master Servicer and as received by the Master Servicer, the following amounts:

(i)  Any amounts withdrawn from a Protected Account for deposit into the Master Servicer Collection Account in accordance with the related Servicing Agreement;

(ii)  Any Monthly Advance and any Compensating Interest Payments;

(iii)  Any Insurance Proceeds or Net Liquidation Proceeds or Subsequent Recoveries received by or on behalf of the Master Servicer or which were not deposited in a Protected Account;

(iv)  The Purchase Price with respect to any Mortgage Loans purchased by the Seller pursuant to the Mortgage Loan Purchase Agreement or Sections 2.02 or 2.03 hereof, any amounts which are to be treated pursuant to Section 2.04 of this Agreement as the payment of a Purchase Price in connection with the tender of a Substitute Mortgage Loan by the Seller, the Purchase Price with respect to any Mortgage Loans purchased by the Company pursuant to Section 3.21, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Depositor or its designee pursuant to Section 10.01;

(v)  Any amounts required to be deposited with respect to losses on investments of deposits in an Account; and

(vi)  Any other amounts received by or on behalf of the Master Servicer and required to be deposited in the Master Servicer Collection Account pursuant to this Agreement.

(b)  All amounts deposited to the Master Servicer Collection Account shall be held by the Master Servicer in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Master Servicer Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of (i) prepayment or late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges and (ii) the items enumerated in Subsections 4.05(a)(i), (ii), (iii), (iv), (vi), (vii), (viii), (ix), (x), (xi), (xii) and (xiii), need not be credited by the Master Servicer or the related Servicer to the Distribution Account or the Master Servicer Collection Account, as applicable. Reconciliations will be prepared for the Master Servicing Collection Account within 45 calendar days after the bank statement cut-off date. In the event that the Master Servicer shall deposit or cause to be deposited to the Distribution Account any amount not required to be credited thereto, the Trustee, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

(c)  The amount at any time credited to the Master Servicer Collection Account may be invested, in the name of the Trustee, or its nominee, for the benefit of the Certificateholders, in Permitted Investments as directed by Master Servicer. All Permitted Investments shall mature or be subject to redemption or withdrawal on or before, and shall be held until, the next succeeding Distribution Account Deposit Date. Any and all investment earnings on amounts on deposit in the Master Servicer Collection Account from time to time shall be for the account of the Master Servicer. The Master Servicer from time to time shall be permitted to withdraw or receive distribution of any and all investment earnings from the Master Servicer Collection Account. The risk of loss of moneys required to be distributed to the Certificateholders resulting from such investments shall be borne by and be the risk of the Master Servicer. The Master Servicer shall deposit the amount of any such loss in the Master Servicer Collection Account within two Business Days of receipt of notification of such loss but not later than the second Business Day prior to the Distribution Date on which the moneys so invested are required to be distributed to the Certificateholders.

Section 4.03 Permitted Withdrawals and Transfers from the Master Servicer Collection Account.

(a)  The Master Servicer will, from time to time on demand of a Servicer or the Trustee, make or cause to be made such withdrawals or transfers from the Master Servicer Collection Account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the related Servicing Agreement. The Master Servicer may clear and terminate the Master Servicer Collection Account pursuant to Section 10.01 and remove amounts from time to time deposited in error.

(b)  On an ongoing basis, the Master Servicer shall withdraw from the Master Servicer Collection Account (i) any expenses, costs and liabilities recoverable by the Trustee, the Master Servicer or the Custodian pursuant to Sections 3.03, 7.03 and 9.05 and (ii) any amounts payable to the Master Servicer as set forth in Section 3.14; provided however, that the Master Servicer shall be obligated to pay from its own funds any amounts which it is required to pay under Section 7.03(a).

(c)  In addition, on or before each Distribution Account Deposit Date, the Master Servicer shall deposit in the Distribution Account (or remit to the Trustee for deposit therein) any Monthly Advances required to be made by the Master Servicer with respect to the Mortgage Loans.

(d)  No later than noon New York time on each Distribution Account Deposit Date, the Master Servicer will transfer all Available Funds on deposit in the Master Servicer Collection Account with respect to the related Distribution Date to the Trustee for deposit in the Distribution Account.

Section 4.04 Distribution Account.

(a) The Trustee shall establish and maintain in the name of the Trustee, for the benefit of the Certificateholders, the Distribution Account as a segregated trust account or accounts.

(b) The Distribution Account shall be an Eligible Account. The Trustee shall deposit in the Distribution Account the following amounts:

(i) Any amounts withdrawn from the Master Servicer Collection Account and remitted by the Master Servicer for deposit into the Distribution Account;

(ii) Any Monthly Advance;

(iii) Any Compensating Interest Payments paid by the applicable Servicer;

(iv) Any Insurance Proceeds or Net Liquidation Proceeds or Subsequent Recoveries received by or on behalf of the Master Servicer;

(v) The Purchase Price with respect to any Mortgage Loans purchased by the Seller pursuant to the Mortgage Loan Purchase Agreement or Sections 2.02 or 2.03 hereof, any amounts which are to be treated pursuant to Section 2.04 of this Agreement as the payment of a Purchase Price in connection with the tender of a Substitute Mortgage Loan by the Seller, the Purchase Price with respect to any Mortgage Loans purchased by the Seller pursuant to Section 3.21, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Depositor or its designee pursuant to Section 10.01;

(vi) Any amounts required to be deposited with respect to losses on investments of deposits in the Distribution Account; and

(vii) Any other amounts received by or on behalf of the Trustee and required to be deposited in the Distribution Account pursuant to this Agreement.

(c) All amounts deposited to the Distribution Account shall be held by the Trustee in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. In the event that the Master Servicer shall deposit or remit for deposit to the Distribution Account any amount not required to be credited thereto, the Trustee, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

(d) The Distribution Account shall constitute a trust account of the Trust Fund segregated on the books of the Trustee and held by the Trustee in trust in its Corporate Trust Office, and the Distribution Account and the funds deposited therein shall not be subject to, and shall be protected from, all claims, liens, and encumbrances of any creditors or depositors of the Trustee or the Master Servicer (whether made directly, or indirectly through a liquidator or receiver of the Trustee or the Master Servicer). The Distribution Account shall be an Eligible Account. The amount at any time credited to the Distribution Account shall be (i) held in cash and fully insured by the FDIC to the maximum coverage provided thereby or (ii) invested in the name of the Trustee, in such Permitted Investments as may be selected by the Trustee or deposited in demand deposits with such depository institutions as may be selected by the Trustee, provided that time deposits of such depository institutions would be a Permitted Investment. All Permitted Investments shall mature or be subject to redemption or withdrawal on or before, and shall be held until, the next succeeding Distribution Date if the obligor for such Permitted Investment is the Trustee or, if such obligor is any other Person, the Business Day preceding such Distribution Date. All investment earnings on amounts on deposit in the Distribution Account or benefit from funds uninvested therein from time to time shall be for the account of the Trustee. The Trustee shall be permitted to withdraw or receive distribution of any and all investment earnings from the Distribution Account on each Distribution Date. If there is any loss on a Permitted Investment or demand deposit, the Trustee shall deposit such amount in the Distribution Account. With respect to the Distribution Account and the funds deposited therein, the Master Servicer shall take such action as may be necessary to ensure that the related Certificateholders shall be entitled to the priorities afforded to such a trust account (in addition to a claim against the estate of the Trustee) as provided by 12 U.S.C. § 92a(e), and applicable regulations pursuant thereto, if applicable, or any applicable comparable state statute applicable to state chartered banking corporations.

Section 4.05 Permitted Withdrawals and Transfers from the Distribution Account.

(a) The Trustee will, from time to time on written demand of the Master Servicer, make or cause to be made such withdrawals or transfers from the Distribution Account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the Servicing Agreements or as the Trustee has instructed hereunder for the following purposes (limited in the case of amounts due the Master Servicer to those not withdrawn from the Master Servicer Collection Account in accordance with the terms of this Agreement);

(i) to reimburse the Master Servicer or any Servicer for any Monthly Advance of its own funds, the right of the Master Servicer or a Servicer to reimbursement pursuant to this subclause (i) being limited to amounts received on a particular Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Monthly Advance was made;

(ii) to reimburse the Master Servicer or any Servicer from Insurance Proceeds or Liquidation Proceeds relating to a particular Mortgage Loan for amounts expended by the Master Servicer or such Servicer in good faith in connection with the restoration of the related Mortgaged Property which was damaged by an Uninsured Cause or in connection with the liquidation of such Mortgage Loan;

(iii) to reimburse the Master Servicer or any Servicer from Insurance Proceeds relating to a particular Mortgage Loan for insured expenses incurred with respect to such Mortgage Loan and to reimburse the Master Servicer or such Servicer from Liquidation Proceeds from a particular Mortgage Loan for Liquidation Expenses incurred with respect to such Mortgage Loan; provided that the Master Servicer shall not be entitled to reimbursement for Liquidation Expenses with respect to a Mortgage Loan to the extent that (i) any amounts with respect to such Mortgage Loan were paid as Excess Liquidation Proceeds pursuant to clause (viii) of this Subsection 4.05(a) to the Master Servicer; and (ii) such Liquidation Expenses were not included in the computation of such Excess Liquidation Proceeds;

(iv) to reimburse the Master Servicer or any Servicer for advances of funds (other than Monthly Advances) made with respect to the Mortgage Loans, and the right to reimbursement pursuant to this subclause being limited to amounts received on the related Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds, Liquidation Proceeds and Subsequent Recoveries) which represent late recoveries of the payments for which such advances were made;

(v) to reimburse the Master Servicer or any Servicer for any Monthly Advance or advance, after a Realized Loss has been allocated with respect to the related Mortgage Loan if the Monthly Advance or advance has not been reimbursed pursuant to clauses (i) and (iv);

(vi) to pay the Master Servicer as set forth in Section 3.14;

(vii) to reimburse the Master Servicer for expenses, costs and liabilities incurred by and reimbursable to it pursuant to Sections 3.03, 7.04(c) and (d);

(viii) to pay to the Master Servicer, as additional servicing compensation, any Excess Liquidation Proceeds to the extent not retained by the related Servicer;

(ix) to reimburse or pay any Servicer any such amounts as are due thereto under the applicable Servicing Agreement and have not been retained by or paid to the Servicer, to the extent provided in the related Servicing Agreement;

(x) to reimburse the Trustee or the Custodian for expenses, costs and liabilities incurred by or reimbursable to it pursuant to this Agreement and the Custodial Agreement;

(xi) to pay the Trustee as set forth in Section 9.05;

(xii) to remove amounts deposited in error; and

(xiii) to clear and terminate the Distribution Account pursuant to Section 10.01.

(b) The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of accounting for any reimbursement from the Distribution Account pursuant to subclauses (i) through (iv) or with respect to any such amounts which would have been covered by such subclauses had the amounts not been retained by the Master Servicer without being deposited in the Distribution Account under Section 4.04(c).

(c) On each Distribution Date, the Trustee shall distribute the Available Funds to the extent on deposit in the Distribution Account to the Holders of the Certificates in accordance with Section 6.01.

ARTICLE V
Certificates

Section 5.01 Certificates.

(a) The Depository and the Depositor signing on behalf of the Issuing Entity have entered into a Depository Agreement dated as of the Closing Date (the “Depository Agreement”). The Non-Offered Certificates (which are also Physical Certificates) and the Individual Certificates and as provided in Subsection 5.01(b), the Certificates shall at all times remain registered in the name of the Depository or its nominee and at all times: (i) registration of such Certificates may not be transferred by the Trustee except to a successor to the Depository; (ii) ownership and transfers of registration of such Certificates on the books of the Depository shall be governed by applicable rules established by the Depository; (iii) the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants; (iv) the Trustee shall deal with the Depository as representative of such Certificate Owners of the respective Class of Certificates for purposes of exercising the rights of the related Certificateholders under this Agreement, and requests and directions for and votes of such representative shall not be deemed to be inconsistent if they are made with respect to different Certificate Owners; and (v) the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants.

The Residual Certificates and the Non-Offered Subordinate Certificates are initially Physical Certificates. If at any time the Holders of all of the Certificates of one or more such Classes request that the Trustee cause such Class to become Global Certificates, the Trustee and the Depositor will take such action as may be reasonably required to cause the Depository to accept such Class or Classes for trading if it may legally be so traded.

All transfers by Certificate Owners of such respective Classes of Book-Entry Certificates and any Global Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owners. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

(b) If (i)(A) the Depositor advises the Trustee in writing that the Depository is no longer willing or able to properly discharge its responsibilities as Depository and (B) the Depositor is unable to locate a qualified successor within 30 days or (ii) the Depositor at its option advises the Trustee in writing that it elects to terminate the book-entry system through the Depository, the Trustee shall request that the Depository notify all Certificate Owners of the occurrence of any such event and of the availability of definitive, fully registered Certificates to Certificate Owners requesting the same. Upon surrender to the Trustee of the Certificates by the Depository, accompanied by registration instructions from the Depository for registration, the Trustee shall issue the definitive Certificates. Neither the Depositor nor the Trustee shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions.

(c) (i) REMIC I will be evidenced by (x) the REMIC I Regular Interests, which will be uncertificated and non-transferable and are hereby designated as the “regular interests” in REMIC I and have the initial principal amounts and accrue interest at the Pass-Through Rates equal to those set forth in this Section 5.01(c)(i), and (y) the Class R-1 Certificates, which are hereby designated as the sole class of “residual interests” in REMIC I.

The REMIC I Regular Interests and the Class R-1 Certificates will have the following designations, initial principal amounts and Pass-Through Rates:

REMIC I Interest	Initial Principal Amount	Pass-Through Rate	Related Subgroup
I-1-Sub	$6,829.96	6.250%	Subgroup I-1
I-2-Sub	$2,039.41	7.500%	Subgroup I-2
I-1-ZZZ	$168,826,473.76	6.250%	Subgroup I-1
I-2-ZZZ	$50,402,365.62	7.500%	Subgroup I-2
I-PO	$2,487,674.90	0.000%	Subgroup I-1
II-PO	$122,805.52	0.000%	Subgroup II-1
II-1-Sub	$535.20	5.500%	Subgroup II-1
II-2-Sub	$1,869.81	6.000%	Subgroup II-2
II-1-ZZZ	$13,352,010.52	5.500%	Subgroup II-1
II-2-ZZZ	$46,646,941.04	6.000%	Subgroup II-2
I-X	(1)	(2)	Subgroup I-2
II-X	(1)	(3)	Subgroup II-2
Class R-1	$50.00	5.500%	Subgroup II-1

(1)
REMIC I Regular Interests I-X and II-X will not have initial principal amounts but will accrue interest on their respective uncertificated notional amounts calculated in accordance with the related definition of “Uncertificated Notional Amount” herein.

(2)
A variable pass-through rate equal to the excess, if any, of (a) the weighted average of the Net Mortgage Rates on the Group I Mortgage Loans with Net Mortgage Rates greater than 7.500% per annum over (b) 7.500% per annum.

(3)
A variable pass-through rate equal to the excess, if any, of (a) the weighted average of the Net Mortgage Rates on the Group II Mortgage Loans with Net Mortgage Rates greater than 6.000% per annum over (b) 6.000% per annum.

Interest shall be payable to the REMIC I Regular Interests at the applicable Pass-Through Rates on the related Uncertificated Principal Balances from distributions of interest collected from the related Subgroup. On the first Distribution Date, REMIC I Regular Interest II-1-ZZZ shall be paid $100 in reduction of its Uncertificated Principal Balance from distributions of principal collected from Subgroup II-1. Following the distribution in the preceding sentence, distributions of principal shall be deemed to be made to the REMIC I Regular Interests, in each case from the related Subgroup, in the following manner: first, to the related REMIC I Regular Interest ending with the designation “Sub,” so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.1% of the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Subgroup other than the related PO Percentage of the Scheduled Principal Balance of any such Mortgage Loans over (y) the aggregate Current Principal Amount of the Senior Certificates related to such Subgroup (other than the portion of such Current Principal Amount attributable to the related Class PO Component of the Class PO Certificates) (except that if any such excess is a larger number than in the preceding distribution period, the least amount of principal shall be distributed to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and second, to the related REMIC I Regular Interest ending with the designation “ZZZ,” (provided that a portion of the remaining principal equal to the Class PO Certificate Principal Distribution Amount attributable to the related Discount Mortgage Loans shall be distributed to REMIC I Regular Interest I-PO or REMIC I Regular Interest II-PO, as applicable). Realized Losses from each Subgroup shall be applied after all distributions have been made on each Distribution Date, first, to the related REMIC I Regular Interest ending with the designation “Sub,” so that the Uncertificated Principal Balance of each such REMIC I Regular Interest is equal to 0.1% of the excess of (x) the aggregate Scheduled Principal Balance of the Mortgage Loans in the related Subgroup other than the related PO Percentage of the Scheduled Principal Balance of any such Mortgage Loans over (y) the aggregate Current Principal Amount of the Senior Certificates related to such Subgroup (other than the portion of such Current Principal Amount attributable to the related Class PO Component of the Class PO Certificates) (except that if any such excess is a larger number than in the preceding distribution period, the least amount of Realized Losses shall be applied to such REMIC I Regular Interests such that the REMIC I Subordinated Balance Ratio is maintained); and second, to the related REMIC I Regular Interests ending with the designation “ZZZ” (except that if a Realized Loss is recognized with respect to a Discount Mortgage Loan, the related PO Percentage of such Realized Loss shall be allocated to the related REMIC I Regular Interest I-PO or REMIC I Regular Interest II-PO, as applicable).

The aggregate amount of any Net Interest Shortfalls and interest portion of Realized Losses for any Distribution Date shall be allocated to accrued interest payable to the REMIC I Regular Interests (other than REMIC I Regular Interests I-PO and II-PO), pro rata, based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest.

(ii) REMIC II shall be evidenced by (x) the REMIC II Regular Interests, which will be uncertificated and non-transferable and are hereby designated as the “regular interests” in REMIC II and have the initial principal amounts and accrue interest at the Pass-Through Rates equal to those set forth in this Section 5.01(c)(ii), and (y) the Class R-2 Certificates, which are hereby designated as the sole class of “residual interests” in REMIC II. The REMIC II Regular Interests and the Class R-2 Certificates will have the following designations, initial principal amounts and Pass-Through Rates:

Designation	Initial Principal Amount	Pass-Through Rate
I-A1-1	$29,183,200.00	7.000%
I-A1-3	$43,774,800.00	5.750%
I-A1-4	$84,045,341.99	6.250%
I-A1-5	$5,000,000.00	6.250%
I-A2-1	$48,365,000.00	7.500%
II-A1-1	$12,817,248.74	5.500%
II-A2-1	$44,779,000.00	6.000%
I-X	(1)	(2)
II-X	(1)	(2)
I-PO	$2,487,674.90	0.000%
II-PO	$122,805.52	0.000%
B-1	$4,509,000.00	(3)
B-2	$2,537,000.00	(3)
B-3	$1,127,000.00	(3)
B-4	$1,410,000.00	(3)
B-5	$986,000.00	(3)
B-6	$705,374.59	(3)
Class R-2	$50.00	5.500%
R-3	$50.00	5.500%

(1)
REMIC II Regular Interests I-X and II-X will not have initial principal amounts but will accrue interest on their respective uncertificated notional amounts calculated in accordance with the related definition of “Uncertificated Notional Amount” herein.

(2)
REMIC II Regular Interests I-X and II-X will not have Pass-Through Rates but will be entitled to receive 100% of the amounts payable with respect to REMIC I Regular Interests I-X and II-X, respectively.

(3)
REMIC II Regular Interests B-1, B-2, B-3, B-4, B-5 and B-6 will each bear interest at a per annum rate equal to the weighted average of the Pass-Through Rates on REMIC I Regular Interests I-1-Sub, I-2-Sub, II-1-Sub and II-2-Sub, weighted on the basis of the Uncertificated Principal Balances of each such REMIC I Regular Interest immediately preceding the related Distribution Date.

Principal shall be payable to, and shortfalls, losses and prepayments are allocable to, the REMIC II Regular Interests as such amounts are payable and allocable to the Corresponding Interests; provided that, solely for purposes of the foregoing, any shortfalls or losses allocable to the Class I-1A-2 Certificates and the Class I-2A-2 Certificates shall be deemed to be allocated entirely to the Class I-1A-1 Certificates and the Class I-2A-1 Certificates, respectively. Interest shall be payable to each REMIC II Regular Interest at the Pass-Through Rate for such REMIC II Regular Interest on its Uncertificated Principal Balance.

(iii) The Classes of the Certificates (other than the Class PO Certificates and Class X Certificates), and Components of the Class PO Certificates and Class X Certificates, shall have the following designations, initial principal amounts and Pass-Through Rates:

Designation	Initial Principal Amount	Pass-Through Rate
I-A1-1	$29,183,200.00	(2)
I-A1-2	(1)	(3)
I-A1-3	$43,774,800.00	5.75%
I-A1-4	$84,045,341.99	6.25%
I-A1-5	$5,000,000.00	6.25%
I-A2-1	$48,365,000.00	(4)
I-A2-2	$(1)	(5)
II-A1-1	$12,817,248.74	5.50%
II-A2-1	$44,779,000.00	6.00%
I-X Component	$(1)	(6)
II-X Component	$(1)	(7)
I-PO Component	$2,487,674.90	0.00%
II-PO Component	$122,805.52	0.00%
BX	$(1)	(8)
B-1	$4,509,000.00	6.00%
B-2	$2,537,000.00	6.00%
B-3	$1,127,000.00	6.00%
B-4	$1,410,000.00	(9)
B-5	$986,000.00	(9)
B-6	$705,374.59	(9)
R-1	$50.00	5.50%
R-2	$50.00	5.50%
R-3	$50.00	5.50%

(1)	As described in the definition of Notional Amount herein.

(2)
The Class I-A1-1 Certificates will bear interest at a Pass-Through Rate equal to 5.77% per annum for the first Distribution Date, and thereafter at an adjustable Pass-Through Rate equal to LIBOR plus 0.45% per annum, subject to a minimum rate of 0.45% per annum and a maximum rate equal to 7.00% per annum.

(3)
The Class I-A1-2 Certificates will bear interest at a Pass-Through Rate equal to 1.23% per annum for the first Distribution Date, and thereafter at an adjustable Pass-Through Rate equal to 6.55% per annum minus LIBOR, subject to a minimum rate of 0.00% per annum and a maximum rate equal to 6.55% per annum.

(4)
The Class I-A2-1 Certificates will bear interest at a Pass-Through Rate equal to 5.65% per annum for the first Distribution Date, and thereafter at an adjustable Pass-Through Rate equal to LIBOR plus 0.33% per annum, subject to a minimum rate of 0.33% per annum and a maximum rate equal to 7.50% per annum.

(5)
The Class I-A2-2 Certificates will bear interest at a Pass-Through Rate equal to 1.85% per annum for the first Distribution Date, and thereafter at an adjustable Pass-Through Rate equal to 7.17% per annum minus LIBOR, subject to a minimum rate of 0.00% per annum and a maximum rate equal to 7.17% per annum.

(6)
The Class I-X Component will bear interest at a Pass-Through Rate equal to the excess, if any, of (a) the weighted average of the Net Mortgage Rates on the Group I Mortgage Loans with Net Mortgage Rates greater than 7.500% per annum over (b) 7.500% per annum; provided that, for federal income tax purposes, the Class I-X Component will not have a Pass-Through Rate but will be entitled to receive 100% of the amounts payable with respect to REMIC II Regular Interest I-X.

(7)
The Class II-X Component will bear interest at a Pass-Through Rate equal to the excess, if any, of (a) the weighted average of the Net Mortgage Rates on the Group II Mortgage Loans with Net Mortgage Rates greater than 6.000% per annum over (b) 6.000% per annum; provided that, for federal income tax purposes, the Class II-X Component will not have a Pass-Through Rate but will be entitled to receive 100% of the amounts payable with respect to REMIC II Regular Interest II-X.

(8)
The Class BX Certificates will bear interest at a Pass-Through Rate equal to the excess, if any, of (a) the weighted average of 6.250%, 7.500%, 5.500% and 6.000% per annum, weighted in proportion to the results of subtracting from each of the respective aggregate principal balances of the Mortgage Loans in Subgroup I-1 (other than the portion of the Mortgage Loans in Subgroup I-1 attributable to the Class I-PO Component of the Class PO Certificates), Subgroup I-2, Subgroup II-1 (other than the portion of the Mortgage Loans in Subgroup II-1 attributable to the Class II-PO Component of the Class PO Certificates) and Subgroup II-2 the aggregate Current Principal Amount of the related Class or Classes of Senior Certificates, other than the related Interest Only Certificates and other than the portion of such Current Principal Amount attributable to the related Class PO Component of the Class PO Certificates, over (b) 6.000% per annum; provided that, for federal income tax purposes, the Class BX Certificates will bear interest at a rate equivalent to the foregoing, expressed as the excess, if any, of (i) the weighted average of the Pass-Through Rates on REMIC II Regular Interests B-1, B-2 and B-3, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately preceding the related Distribution Date, over (ii) 6.000% per annum.

(9)
The Class B-4, Class B-5 and Class B-6 Certificates will each bear interest at a Pass-Through Rate equal to the weighted average of 6.250%, 7.500%, 5.500% and 6.000% per annum, weighted in proportion to the results of subtracting from each of the respective aggregate principal balances of the Mortgage Loans in Subgroup I-1 (other than the portion of the Mortgage Loans in Subgroup I-1 attributable to the Class I-PO Component of the Class PO Certificates), Subgroup I-2, Subgroup II-1 (other than the portion of the Mortgage Loans in Subgroup II-1 attributable to the Class II-PO Component of the Class PO Certificates) and Subgroup II-2 the aggregate Current Principal Amount of the related Class or Classes of Senior Certificates, other than the related Interest Only Certificates and other than the portion of such Current Principal Amount attributable to the related Class PO Component of the Class PO Certificates; provided that, for federal income tax purposes, the Class BX Certificates will bear interest at a rate equivalent to the foregoing, expressed as the weighted average of the Pass-Through Rates on REMIC II Regular Interests B-4, B-5 and B-6, weighted on the basis of the Uncertificated Principal Balances of each such REMIC II Regular Interest immediately preceding the related Distribution Date.

(d) For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date immediately following the maturity date for the Mortgage Loan with the latest maturity date in the Trust Fund has been designated as the “latest possible maturity date” for the REMIC I Regular Interests, the REMIC II Regular Interests, the Components and the Regular Certificates.

(e) With respect to each Distribution Date, each Class of Certificates and Class X Components shall accrue interest during the related Interest Accrual Period. With respect to each Distribution Date and each such Class of Certificates and Class X Components, interest shall be calculated on the basis of a 360-day year comprised of twelve 30-day months, based upon the respective Pass-Through Rate set forth, or determined as provided, above and the Current Principal Amount (or Notional Amount in the case of the Interest Only Certificates or Class X Components) of such Class applicable to such Distribution Date.

(f) The Certificates shall be substantially in the forms set forth in Exhibits A-1, A-2, A-3, A-4 or A-5, as applicable. On original issuance, the Trustee shall sign, countersign and shall deliver them at the direction of the Depositor. Pending the preparation of Definitive Certificates of any Class, the Trustee may sign and countersign temporary Certificates that are printed, lithographed or typewritten, in authorized denominations for Certificates of such Class, substantially of the tenor of the Definitive Certificates in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers or authorized signatories executing such Certificates may determine, as evidenced by their execution of such Certificates. If temporary Certificates are issued, the Depositor will cause Definitive Certificates to be prepared without unreasonable delay. After the preparation of Definitive Certificates, the temporary Certificates shall be exchangeable for definitive Certificates upon surrender of the temporary Certificates at the office of the Trustee, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Certificates, the Trustee shall sign and countersign and deliver in exchange therefor a like aggregate principal amount, in authorized denominations for such Class, of Definitive Certificates of the same Class. Until so exchanged, such temporary Certificates shall in all respects be entitled to the same benefits as Definitive Certificates.

(g) Each Class of Book-Entry Certificates will be registered as a single Certificate of such Class held by a nominee of the Depository or the DTC Custodian, and beneficial interests will be held by investors through the book-entry facilities of the Depository in minimum denominations of (i) in the case of the Senior Certificates (other than the Residual Certificates), $100,000 and in each case increments of $1.00 in excess thereof, (ii) in the case of the Class I-A1-5 Certificates, $1,000 and increments of $1.00 in excess thereof, and (iii) in the case of the Subordinate Certificates, $100,000 and increments of $1.00 in excess thereof, except that one Certificate of each such Class may be issued in a different amount so that the sum of the denominations of all outstanding Certificates of such Class shall equal the Current Principal Amount of such Class on the Closing Date. On the Closing Date, the Trustee shall execute and countersign Physical Certificates all in an aggregate principal amount that shall equal the Current Principal Amount of such Class on the Closing Date. The Non-Offered Certificates shall be issued in certificated fully-registered form in minimum dollar denominations of $100,000 and integral multiples of $1.00 in excess thereof, except that one of each of the Non-Offered Certificates of each Class may be issued in a different amount so that the sum of the denominations of all outstanding related Non-Offered Certificates of such Class shall equal the Current Principal Amount of such Class on the Closing Date. The Class R-1, Class R-2 and Class R-3 Certificates shall each be issued in certificated fully-registered form, in the denomination of $50. Each Class of Global Certificates, if any, shall be issued in fully registered form in minimum dollar denominations of $100,000 and integral multiples of $1.00 in excess thereof, except that one Certificate of each Class may be in a different denomination so that the sum of the denominations of all outstanding Certificates of such Class shall equal the Current Principal Amount of such Class on the Closing Date. On the Closing Date, the Trustee shall execute and countersign (i) in the case of each Class of the Offered Certificates, the Certificate in the entire Current Principal Amount of the respective Class and (ii) in the case of each Class of the Non-Offered Certificates, Individual Certificates all in an aggregate principal amount that shall equal the Current Principal Amount of each such respective Class on the Closing Date. The Certificates referred to in clauses (i) and (ii) and if at any time there are to be Global Certificates, the Global Certificates shall be delivered by the Depositor to the Depository or pursuant to the Depository’s instructions, shall be delivered by the Depositor on behalf of the Depository to and deposited with the DTC Custodian. The Trustee shall sign the Certificates by facsimile or manual signature and countersign them by manual signature on behalf of the Trustee by one or more authorized signatories, each of whom shall be Responsible Officers of the Trustee or its agent. A Certificate bearing the manual and facsimile signatures of individuals who were the authorized signatories of the Trustee or its agent at the time of issuance shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to hold such positions prior to the delivery of such Certificate.

(h) No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate the manually executed countersignature of the Trustee or its agent, and such countersignature upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly executed and delivered hereunder. All Certificates issued on the Closing Date shall be dated the Closing Date. All Certificates issued thereafter shall be dated the date of their countersignature.

(i) The Closing Date is hereby designated as the “startup” day of each REMIC within the meaning of Section 860G(a)(9) of the Code.

(j) For federal income tax purposes, each REMIC shall have a tax year that is a calendar year and shall report income on an accrual basis.

(k) The Trustee on behalf of the Trust shall cause each REMIC to timely elect to be treated as a REMIC under Section 860D of the Code. Any inconsistencies or ambiguities in this Agreement or in the administration of any trust established hereby shall be resolved in a manner that preserves the validity of such elections.

(l) The following legend shall be placed on the Residual Certificates, whether upon original issuance or upon issuance of any other Certificate of any such Class in exchange therefor or upon transfer thereof:

THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFEREE PROVIDES THE TRUSTEE WITH AN OPINION OF COUNSEL ADDRESSED TO THE DEPOSITOR, TRUSTEE AND MASTER SERVICER AND ON WHICH THEY MAY RELY THAT IS SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OF CERTIFICATES ON BEHALF OF SUCH PERSON WILL NOT RESULT IN OR CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION, IS PERMISSIBLE UNDER APPLICABLE LAW AND WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE.

The following legend shall be placed upon the Class B-4, Class B-5 and Class B-6 Certificates, whether upon original issuance or upon issuance of any other Certificate of any such Class in exchange therefor or upon transfer thereof:

THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION EXEMPTION (“PTE”) 84-14, PTE 91-38, PTE 90-1, PTE 95-60 OR PTE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION SPECIFIED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.

Section 5.02 Registration of Transfer and Exchange of Certificates.

(a) The Trustee shall maintain at its Corporate Trust Office a separate Certificate Register for Certificates in which, subject to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of the Certificates and of transfers and exchanges of the Certificates as herein provided.

(b) Subject to Subsection 5.01(a) and, in the case of any Global Certificate or Physical Certificate upon the satisfaction of the conditions set forth below, upon surrender for registration of transfer of any Certificate at any office or agency of the Trustee maintained for such purpose, the Trustee shall sign, countersign and shall deliver, in the name of the designated transferee or transferees, a new Certificate of a like Class and aggregate Fractional Undivided Interest, but bearing a different number.

(c) By acceptance of an Individual Certificate, whether upon original issuance or subsequent transfer, each holder of such a Certificate acknowledges the restrictions on the transfer of such Certificate set forth in the Securities Legend and agrees that it will transfer such a Certificate only as provided herein. In addition to the provisions of Subsection 5.02(h), the following restrictions shall apply with respect to the transfer and registration of transfer of an Individual Certificate to a transferee that takes delivery in the form of an Individual Certificate:

(i) The Trustee shall register the transfer of an Individual Certificate if the requested transfer is being made to a transferee who has provided the Trustee with a Rule 144A Certificate or comparable evidence as to its QIB status.

(ii) The Trustee shall register the transfer of any Individual Certificate if (x) the transferor has advised the Trustee in writing that the Certificate is being transferred to an Institutional Accredited Investor; and (y) prior to the transfer the transferee furnishes to the Trustee an Investment Letter (and the Trustee shall be fully protected in so doing), provided that, if based upon an Opinion of Counsel addressed to the Trustee to the effect that the delivery of (x) and (y) above are not sufficient to confirm that the proposed transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws, the Trustee shall as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information prior to registering the transfer of an Individual Certificate as shall be set forth in such Opinion of Counsel.

(d) Subject to Subsection 5.02(h), so long as a Global Certificate of such Class is outstanding and is held by or on behalf of the Depository, transfers of beneficial interests in such Global Certificate, or transfers by holders of Individual Certificates of such Class to transferees that take delivery in the form of beneficial interests in the Global Certificate, may be made only in accordance with this Subsection 5.02(d) and in accordance with the rules of the Depository:

(i) In the case of a beneficial interest in the Global Certificate being transferred to an Institutional Accredited Investor, such transferee shall be required to take delivery in the form of an Individual Certificate or Certificates and the Trustee shall register such transfer only upon compliance with the provisions of Subsection 5.02(c)(ii).

(ii) In the case of a beneficial interest in a Class of Global Certificates being transferred to a transferee that takes delivery in the form of an Individual Certificate or Certificates of such Class, except as set forth in clause (i) above, the Trustee shall register such transfer only upon compliance with the provisions of Subsection 5.02(c)(i).

(iii) In the case of an Individual Certificate of a Class being transferred to a transferee that takes delivery in the form of a beneficial interest in a Global Certificate of such Class, the Trustee shall register such transfer if the transferee has provided the Trustee with a Rule 144A Certificate or comparable evidence as to its QIB status.

(iv) No restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in the Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class; provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A Certificate as are sufficient to establish that it is a QIB.

(e) Subject to Subsection 5.02(h), an exchange of a beneficial interest in a Global Certificate of a Class for an Individual Certificate or Certificates of such Class, an exchange of an Individual Certificate or Certificates of a Class for a beneficial interest in the Global Certificate of such Class and an exchange of an Individual Certificate or Certificates of a Class for another Individual Certificate or Certificates of such Class (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificate of such Class, so long as such Certificate is outstanding and is held by or on behalf of the Depository) may be made only in accordance with this Subsection 5.02(e) and in accordance with the rules of the Depository:

(i) A holder of a beneficial interest in a Global Certificate of a Class may at any time exchange such beneficial interest for an Individual Certificate or Certificates of such Class.

(ii) A holder of an Individual Certificate or Certificates of a Class may exchange such Certificate or Certificates for a beneficial interest in the Global Certificate of such Class if such holder furnishes to the Trustee a Rule 144A Certificate or comparable evidence as to its QIB status.

(iii) A holder of an Individual Certificate of a Class may exchange such Certificate for an equal aggregate principal amount of Individual Certificates of such Class in different authorized denominations without any certification.

(f) (i) Upon acceptance for exchange or transfer of an Individual Certificate of a Class for a beneficial interest in a Global Certificate of such Class as provided herein, the Trustee shall cancel such Individual Certificate and shall (or shall request the Depository to) endorse on the schedule affixed to the applicable Global Certificate (or on a continuation of such schedule affixed to the Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and an increase in the certificate balance of the Global Certificate equal to the certificate balance of such Individual Certificate exchanged or transferred therefor.

(ii) Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate of a Class for an Individual Certificate of such Class as provided herein, the Trustee shall (or shall request the Depository to) endorse on the schedule affixed to such Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and a decrease in the certificate balance of such Global Certificate equal to the certificate balance of such Individual Certificate issued in exchange therefor or upon transfer thereof.

(g) The Securities Legend shall be placed on any Individual Certificate issued in exchange for or upon transfer of another Individual Certificate or of a beneficial interest in a Global Certificate.

(h) Subject to the restrictions on transfer and exchange set forth in this Section 5.02, the holder of any Individual Certificate may transfer or exchange the same in whole or in part (in an initial certificate balance equal to the minimum authorized denomination set forth in Section 5.01(g) above or any integral multiple of $1.00 in excess thereof) by surrendering such Certificate at the Corporate Trust Office, or at the office of any transfer agent, together with an executed instrument of assignment and transfer satisfactory in form and substance to the Trustee in the case of transfer and a written request for exchange in the case of exchange. The holder of a beneficial interest in a Global Certificate may, subject to the rules and procedures of the Depository, cause the Depository (or its nominee) to notify the Trustee in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Following a proper request for transfer or exchange, the Trustee shall, within five Business Days of such request made at the Corporate Trust Office, sign, countersign and deliver at the Corporate Trust Office, to the transferee (in the case of transfer) or holder (in the case of exchange) or send by first class mail at the risk of the transferee (in the case of transfer) or holder (in the case of exchange) to such address as the transferee or holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Fractional Undivided Interest and in such authorized denomination or denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office by the registered holder in person, or by a duly authorized attorney-in-fact.

(i) At the option of the Certificateholders, Certificates may be exchanged for other Certificates of authorized denominations of a like Class and aggregate Fractional Undivided Interest, upon surrender of the Certificates to be exchanged at the Corporate Trust Office; provided, however, that no Certificate may be exchanged for new Certificates unless the original Fractional Undivided Interest represented by each such new Certificate (i) is at least equal to the minimum authorized denomination or (ii) is acceptable to the Depositor as indicated to the Trustee in writing. Whenever any Certificates are so surrendered for exchange, the Trustee shall sign and countersign and the Trustee shall deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

(j) If the Trustee so requires, every Certificate presented or surrendered for transfer or exchange shall be duly endorsed by, or be accompanied by a written instrument of transfer, with a signature guarantee, in form satisfactory to the Trustee, duly executed by the holder thereof or his or her attorney duly authorized in writing.

(k) No service charge shall be made for any transfer or exchange of Certificates, but the Trustee may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

(l) The Trustee shall cancel all Certificates surrendered for transfer or exchange but shall retain such Certificates in accordance with its standard retention policy or for such further time as is required by the record retention requirements of the Securities Exchange Act of 1934, as amended, and thereafter may destroy such Certificates.

Section 5.03 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If (i) any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate, and (ii) there is delivered to the Trustee such security or indemnity as it may require to save it harmless, and (iii) the Trustee has not received notice that such Certificate has been acquired by a third Person, the Trustee shall sign, countersign and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and Fractional Undivided Interest but in each case bearing a different number. The mutilated, destroyed, lost or stolen Certificate shall thereupon be canceled of record by the Trustee and shall be of no further effect and evidence no rights.

(b) Upon the issuance of any new Certificate under this Section 5.03, the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith. Any duplicate Certificate issued pursuant to this Section 5.03 shall constitute complete and indefeasible evidence of ownership in the Trust Fund, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

Section 5.04 Persons Deemed Owners.

Prior to due presentation of a Certificate for registration of transfer, the Depositor, the Trustee and any agent of the Depositor or the Trustee may treat the Person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions pursuant to Section 6.01 and for all other purposes whatsoever. Neither the Depositor nor the Trustee or any agent of the Depositor or the Trustee shall be affected by notice to the contrary. No Certificate shall be deemed duly presented for a transfer effective on any Record Date unless the Certificate to be transferred is presented no later than the close of business on the third Business Day preceding such Record Date.

Section 5.05 Transfer Restrictions on Residual Certificates.

(a) Residual Certificates, or interests therein, may not be transferred without the prior express written consent of the Tax Matters Person and the Depositor. As a prerequisite to such consent, (1) the proposed transferee must provide the Tax Matters Person, the Depositor and the Trustee with an affidavit that the proposed transferee is a Permitted Transferee (and an affidavit that it is a United States Person), and (2) the proposed transferor must provide the Tax Matters Person, the Depositor and the Trustee with a certificate to the effect that it has no knowledge that the statements made by the proposed transferee in any such affidavit are false, each as provided in Subsection 5.05(b).

(b) No transfer, sale or other disposition of a Residual Certificate (including a beneficial interest therein) may be made unless, prior to the transfer, sale or other disposition of a Residual Certificate, (1) the proposed transferee (including the initial purchasers thereof) delivers to the Tax Matters Person, the Trustee and the Depositor an affidavit in the form attached hereto as Exhibit E stating, among other things, that as of the date of such transfer (i) such transferee is a Permitted Transferee and a United States person and that (ii) such transferee is not acquiring such Residual Certificate for the account of any Person who is not a Permitted Transferee or not a United States person, and (2) the proposed transferor delivers to the Tax Matters Person, the Trustee and the Depositor a certificate to the effect that it has no knowledge that the statements made by the proposed transferee in any such affidavit are false. The Tax Matters Person shall not consent to a transfer of a Residual Certificate if it has actual knowledge that any statement made in the affidavit issued pursuant to the preceding sentence is not true. Notwithstanding any transfer, sale or other disposition of a Residual Certificate to any Person who is not a Permitted Transferee or a United States Person, such transfer, sale or other disposition shall be deemed to be of no legal force or effect whatsoever and such Person shall not be deemed to be a Holder of a Residual Certificate for any purpose hereunder, including, but not limited to, the receipt of distributions thereon. If any purported transfer shall be in violation of the provisions of this Subsection 5.05(b), then the prior Holder thereof shall, upon discovery that the transfer of such Residual Certificate was not in fact permitted by this Subsection 5.05(b), be restored to all rights and obligations as a Holder thereof retroactive to the date of the purported transfer. None of the Trustee, the Tax Matters Person or the Depositor shall be under any liability to any Person for any registration or transfer of a Residual Certificate that is not permitted by this Subsection 5.05(b) or for making payments due on such Residual Certificate to the purported Holder thereof or taking any other action with respect to such purported Holder under the provisions of this Agreement so long as the written affidavit referred to above was received with respect to such transfer, and the Tax Matters Person, the Trustee and the Depositor, as applicable, had no knowledge that it was untrue. The prior Holder shall be entitled to recover from any purported Holder of a Residual Certificate that was in fact not a Permitted Transferee or a United States Person under this Subsection 5.05(b) at the time it became a Holder all payments made on such Residual Certificate. Each Holder of a Residual Certificate, by acceptance thereof, shall be deemed for all purposes to have consented to the provisions of this Subsection 5.05(b) and to any amendment of this Agreement deemed necessary (whether as a result of new legislation or otherwise) by counsel of the Tax Matters Person or the Depositor to ensure that the Residual Certificates are not transferred to any Person who is not a Permitted Transferee or a United States Person and that any transfer of such Residual Certificates will not cause the imposition of a tax upon the Trust or cause any REMIC to fail to qualify as a REMIC.

(c) The Residual Certificates (including a beneficial interest therein) may not be purchased by or transferred to any Person who is not a United States Person.

(d) By accepting a Residual Certificate, the purchaser thereof agrees to be a Tax Matters Person, and appoints the Trustee to act as its agent with respect to all matters concerning the tax obligations of the Trust.

Section 5.06 Restrictions on Transferability of Non-Offered Certificates.

(a) No offer, sale, transfer or other disposition (including pledge) of any Non-Offered Certificate shall be made by any Holder thereof unless registered under the Securities Act, or an exemption from the registration requirements of the Securities Act and any applicable state securities or “Blue Sky” laws is available and the prospective transferee (other than the Depositor) of such Certificate signs and delivers to the Trustee an Investment Letter, if the transferee is an Institutional Accredited Investor, in the form set forth as Exhibit F-l hereto, or a Rule 144A Certificate, if the transferee is a QIB, in the form set forth as Exhibit F-2 hereto. Notwithstanding the provisions of the immediately preceding sentence, no restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in any Non-Offered Certificate that is a Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A Certificate as are sufficient to establish that it is a QIB. In the case of a proposed transfer of any Certificate to a transferee other than a QIB, the Trustee may require an Opinion of Counsel addressed to the Trustee that such transaction is exempt from the registration requirements of the Securities Act. The cost of such opinion shall not be an expense of the Trustee or the Trust Fund.

(b) The Non-Offered Certificates shall each bear a Securities Legend.

Section 5.07 ERISA Restrictions.

(a) Subject to the provisions of subsection (b), no Residual Certificates or Non-Offered Subordinate Certificates may be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of ERISA or Section 4975 of the Code, unless the proposed transferee provides either (i) the Trustee, with an Opinion of Counsel addressed to the Depositor, the Trustee and the Master Servicer (upon which they may rely) which is satisfactory to the Trustee, which opinion will not be at the expense of the Depositor, the Trustee or the Master Servicer, that the purchase of such Certificates by or on behalf of such Plan is permissible under applicable law, will not constitute or result in a nonexempt prohibited transaction under ERISA or Section 4975 of the Code and will not subject the Depositor, the Master Servicer or the Trustee to any obligation in addition to those undertaken in the Agreement or (ii) in the case of the Non-Offered Subordinate Certificates, a representation or certification to the Trustee (upon which the Trustee and the other parties hereto are authorized to rely) to the effect that the proposed transfer and holding of such a Certificate and the servicing, management and operation of the Trust: (I) will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code which is not covered under an individual or class prohibited transaction exemption including but not limited to Department of Labor Prohibited Transaction Exemption (“PTE”) 84-14 (Class Exemption for Plan Asset Transactions Determined by Independent Qualified Professional Asset Managers); PTE 91-38 (Class Exemption for Certain Transactions Involving Bank Collective Investment Funds); PTE 90-1 (Class Exemption for Certain Transactions Involving Insurance Company Pooled Separate Accounts), PTE 95-60 (Class Exemption for Certain Transactions Involving Insurance Company General Accounts), and PTCE 96-23 (Class Exemption for Plan Asset Transactions Determined by In-House Asset Managers and (II) will not subject the Depositor, the Master Servicer or the Trustee to any obligation in addition to those undertaken in the Agreement.

(b) Any Person acquiring an interest in a Global Certificate which is a Non-Offered Subordinate Certificate, by acquisition of such Certificate, shall be deemed to have represented to the Trustee that in the case of the Non-Offered Subordinate Certificates, either: (i) it is not acquiring an interest in such Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of ERISA or Section 4975 of the Code, or (ii) the transfer and holding of an interest in such Certificate to that Person and the subsequent servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, PTE 84-14, PTE 91-38, PTE 90-1, PTE 95-60 or PTE 96-23 and (II) will not subject the Depositor, the Master Servicer or the Trustee to any obligation in addition to those undertaken in the Agreement.

(c) Each beneficial owner of a Class BX, Class B-1, Class B-2 or Class B-3 Certificate or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a Plan or investing with “Plan Assets”, (ii) it has acquired and is holding such certificate in reliance on Prohibited Transaction Exemption 90-30, as amended from time to time (the “Exemption”), and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than “BBB-” (or its equivalent) by S&P, Fitch or Moody’s Investors Service, Inc., and the certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

(d) Neither the Trustee nor the Master Servicer will be required to monitor, determine or inquire as to compliance with the transfer restrictions in this Agreement with respect to the Book-Entry Certificates. Any attempted or purported transfer of any Certificate in violation of the provisions of this Agreement shall be void ab initio and such Certificate shall be considered to have been held continuously by the prior permitted Certificateholder. Any transferor of any Certificate in violation of such provisions, shall indemnify and hold harmless the Trustee and the Master Servicer from and against any and all liabilities, claims, costs or expenses incurred by the Trustee or the Master Servicer as a result of such attempted or purported transfer. The Trustee shall not be liable for transfer of any such Book-Entry Certificates in or through book-entry facilities of any Depository or between or among Depository Participants or Certificate Owners made in violation of the transfer restrictions set forth herein.

Section 5.08 Rule 144A Information.

For so long as any Non-Offered Certificates are outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act, (1) the Depositor will provide or cause to be provided to any holder of such Non-Offered Certificates and any prospective purchaser thereof designated by such a holder, upon the request of such holder or prospective purchaser, the information required to be provided to such holder or prospective purchaser by Rule 144A(d)(4) under the Securities Act; and (2) the Depositor shall update such information from time to time in order to prevent such information from becoming false and misleading and will take such other actions as are necessary to ensure that the safe harbor exemption from the registration requirements of the Securities Act under Rule 144A is and will be available for resales of such Certificates conducted in accordance with Rule 144A.

ARTICLE VI
Payments to Certificateholders

Section 6.01 Distributions on the Certificates.

(a) Interest and principal (as applicable) on the Certificates will be distributed by the Trustee monthly on each Distribution Date based on the Certificates Distribution Report for such Distribution Date furnished by the Trustee pursuant to 6.05 hereof, commencing in December 2006, in an amount equal to the related Available Funds on deposit in the Distribution Account for such Distribution Date. On each Distribution Date, the related Available Funds on deposit in the Distribution Account shall be distributed as follows:

(I) Distributions on the Group I Certificates, Class X Certificates and Class PO Certificates

On each Distribution Date, the Group I Available Funds will be distributed as follows:

(i) on each Distribution Date, the Group I Available Funds will be distributed to the related Senior Certificates as follows:

first, to the Class I-A1-1, Class I-A1-2, Class I-A1-3, Class I-A1-4, Class I-A1-5, Class I-A2-1, Class I-A2-2 and the Class I-X Component, on a pro rata basis, the Accrued Certificate Interest on such Classes for such Distribution Date;

second, to the Class I-A1-1, Class I-A1-2, Class I-A1-3, Class I-A1-4, Class I-A1-5, Class I-A2-1, Class I-A2-2 and the Class I-X Component, on a pro rata basis, any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates, to the extent of remaining Group I Available Funds;

third, concurrently as follows:

(I)
to the extent of the remaining Group I Available Funds related to Subgroup I-1, to the Class I-A1-1, Class I-A1-3, Class I-A1-4 and Class I-A1-5 Certificates, as principal, the Subgroup I-1 Principal Distribution Amount, in the order described in this Agreement, in reduction of the Current Principal Amounts thereof, until the Current Principal Amounts thereof have been reduced to zero; and

(II)
to the extent of the remaining Group I Available Funds related to Subgroup I-2, to the Class I-A2-1 Certificates, as principal, the Subgroup I-2 Principal Distribution Amount, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero;

fourth, to the Class I-PO Component of the Class PO Certificates, the portion of the Class PO Certificate Principal Distribution Amount for such Distribution Date attributable to Loan Group I to the extent of the remaining Group I Available Funds, until the Current Principal Amount thereof has been reduced to zero; and

fifth, to the Class I-PO Component of the Class PO Certificates, the portion of the Class PO Certificate Deferred Amount attributable to Loan Group I, provided that (i) on any Distribution Date, distributions pursuant to this priority fifth shall not exceed the excess, if any, of (x) Group I Available Funds remaining after giving effect to distributions pursuant to priority first through fourth above over (y) the sum of the amount of Accrued Certificate Interest for such Distribution Date and Accrued Certificate Interest remaining undistributed from previous Distribution Dates on all Classes of Subordinate Certificates then outstanding, (ii) such distributions shall not reduce the Current Principal Amount of the Class I-PO Component of the Class PO Certificates, and (iii) no distribution will be made in respect of the Class PO Certificate Deferred Amount on or after the Cross-Over Date.

On each Distribution Date, an amount, up to the amount of the Subgroup I-1 Principal Distribution Amount for that Distribution Date, will be distributed as principal as follows in each case to the extent of the remaining Subgroup I-1 Principal Distribution Amount:

(1) to the Class I-A1-4 Certificates, an amount up to $1,000.00, in reduction of the Current Principal Amount thereof;

(2) to the Class I-A1-1 Certificates and Class I-A1-3 Certificates, concurrently on a pro rata basis, in reduction of the Current Principal Amounts thereof until the aggregate Current Principal Amount thereof has been reduced to the Aggregate Planned Principal Amount for such Distribution Date;

(2) to the Class I-A1-4, in reduction of the Current Principal Amount thereof until the Current Principal Amount thereof has been reduced to zero;

(3) to the Class I-A1-1 Certificates and Class I-A1-3 Certificates, concurrently on a pro rata basis, in reduction of the Current Principal Amounts thereof without regard to the Aggregate Planned Principal Amount, until the Current Principal Amounts thereof have been reduced to zero; and

(4) to Class I-A1-5 Certificates, in reduction of the Current Principal Amount thereof until the Current Principal Amount thereof has been reduced to zero.

On each Distribution Date, an amount, up to the amount of the Subgroup I-2 Principal Distribution Amount for that Distribution Date, will be distributed as principal to the Class I-A2-1 Certificates, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero.

(II) Distributions on the Group II Certificates, Class X Certificates and Class PO Certificates

On each Distribution Date, the Group II Available Funds will be distributed as follows:

(i) on each Distribution Date, the Group II Available Funds will be distributed to the related Senior Certificates as follows:

first, to the Class II-A1-1, Class II-A2-1, Class R-1, Class R-2 and Class R-3 Certificates and the Class II-X Component, on a pro rata basis, the Accrued Certificate Interest on such Classes for such Distribution Date;

second, to the Class II-A1-1, Class II-A2-1, Class R-1, Class R-2 and Class R-3 Certificates and the Class II-X Component, on a pro rata basis, any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates, to the extent of remaining Group II Available Funds;

third, concurrently as follows:

(I)
to the extent of the remaining Group II Available Funds related to Subgroup II-1, to the Class II-A1-1, Class R-1, Class R-2 and Class R-3 Certificates, as principal, the Subgroup II-1 Principal Distribution Amount, in reduction of the Current Principal Amount thereof, until the Current Principal Amounts thereof have been reduced to zero; and

(II)
to the extent of the remaining Group II Available Funds related to Subgroup II-2, to the Class II-A2-1 Certificates, as principal, the Subgroup II-2 Principal Distribution Amount, in the order described in this Agreement, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero;

fourth, to the Class II-PO Component of the Class PO Certificates, the portion of the Class PO Certificate Principal Distribution Amount for such Distribution Date attributable to Loan Group II to the extent of the remaining Group II Available Funds, until the Current Principal Amount thereof has been reduced to zero; and

fifth, to the Class II-PO Component of the Class PO Certificates, the portion of the Class PO Certificate Deferred Amount attributable to Loan Group II, provided that (i) on any Distribution Date, distributions pursuant to this priority fifth shall not exceed the excess, if any, of (x) Group II Available Funds remaining after giving effect to distributions pursuant to priority first through fourth above over (y) the sum of the amount of Accrued Certificate Interest for such Distribution Date and Accrued Certificate Interest remaining undistributed from previous Distribution Dates on all Classes of Subordinate Certificates then outstanding, (ii) such distributions shall not reduce the Current Principal Amount of the Class II-PO Component of the Class PO Certificates, and (iii) no distribution will be made in respect of the Class PO Certificate Deferred Amount on or after the Cross-Over Date.

On each Distribution Date, an amount, up to the amount of the Subgroup II-1 Principal Distribution Amount for that Distribution Date, will be distributed as principal as follows in each case to the extent of the remaining Subgroup II-1 Principal Distribution Amount:

(1) to the Class R-1, Class R-2 and Class R-3 Certificates, pro rata, in reduction of the Current Principal Amounts thereof, until the Certificate Principal Amounts thereof have been reduced to zero; and

(2) to the Class II-A1-1 Certificates, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero.

On each Distribution Date, an amount, up to the amount of the Subgroup II-2 Principal Distribution Amount for that Distribution Date, will be distributed as principal to the Class II-A2-1 Certificates, in reduction of the Current Principal Amount thereof, until the Current Principal Amount thereof has been reduced to zero.

(ii) Except as set forth in clauses (iii) and (iv) below, on each Distribution Date on or prior to the Cross-Over Date, an amount equal to the remaining Group I Available Funds and Group II Available Funds after the distributions in clause (i) above shall be distributed sequentially in the following order, to the Class BX, Class B-1, Class B-2, Class B-3, Class B-4, Class B-5 and Class B-6 Certificates, in each case up to an amount equal to and in the following order: (a) the Accrued Certificate Interest thereon for such Distribution Date, (b) any Accrued Certificate Interest thereon remaining undistributed from previous Distribution Dates and (c) other than the Class BX Certificates, such Class’s Allocable Share for such Distribution Date, in each case, to the extent of the remaining Group I Available Funds and Group II Available Funds.

(iii) On each Distribution Date prior to the Cross-Over Date but after the reduction of the Current Principal Amount of all of the Senior Certificates (other than the Class PO Certificates) related to a Subgroup or Loan Group to zero, the remaining Class or Classes of Senior Certificates in the remaining Subgroups or Loan Group (other than the Class I-A1-2, Class I-A2-2, Class X and Class PO Certificates) will be entitled to receive in reduction of their Current Principal Amounts, pro rata based upon their Current Principal Amounts immediately prior to such Distribution Date, in addition to any Principal Prepayments related to such remaining Senior Certificates’ respective Subgroup or Loan Group allocated to such Senior Certificates, 100% of the Principal Prepayments on any Mortgage Loan in the Subgroup or Loan Group relating to the class or classes of Senior Certificates of the fully repaid Subgroup or Loan Group; provided, however, if (A) the weighted average of the Subgroup Subordinate Percentages on such Distribution Date equals or exceeds two times the initial weighted average of the Subgroup Subordinate Percentages and (B) the aggregate Scheduled Principal Balance of the Mortgage Loans delinquent 60 days or more (including for this purpose any such Mortgage Loans in foreclosure and bankruptcy and Mortgage Loans with respect to which the related Mortgaged Property has been acquired by the Trust), averaged over the last six months, as a percentage of the aggregate Current Principal Amount of the Subordinate Certificates does not exceed 50%, then the additional allocation of Principal Prepayments to such remaining Class or Classes of Senior Certificates in accordance with this clause (iii) will not be made and 100% of the Principal Prepayments on any Mortgage Loan in the Loan Group relating to the fully repaid class or classes of Senior Certificates will be allocated to the Subordinate Certificates.

(iv) If, after distributions have been made pursuant to priorities first and second of clause (I)(i) above on any Distribution Date, the remaining Group I Available Funds is less than the sum of the Subgroup I-1, Subgroup I-2 and Class PO Principal Distribution Amount related to Subgroup I-1, such amounts shall be reduced, and such remaining funds will be distributed to the Group I Senior Certificates (other than the I-A1-2, Class I-A2-2 and Class X Certificates) on the basis of such reduced amounts. Notwithstanding any reduction in principal distributable to the Class PO Certificates pursuant to this paragraph, the principal balance of the Class PO Certificates shall be reduced not only by principal so distributed but also by the difference between (i) principal distributable to the Class PO Certificates in accordance with priority fourth of clause (I)(i) above, and (ii) principal actually distributed to the Class PO Certificates after giving effect to this paragraph (such difference for the Class PO Certificates, the “Group I Class PO Certificate Cash Shortfall”). The Class PO Certificate Cash Shortfall for the Class PO Certificates with respect to any Distribution Date will be added to the Class PO Certificate Deferred Amount.

(v) If, after distributions have been made pursuant to priorities first and second of clause (II)(i) above on any Distribution Date, the remaining Group I Available Funds is less than the sum of the Subgroup II-1, Subgroup II-2 and Class PO Principal Distribution Amount related to Subgroup II-1, such amounts shall be reduced, and such remaining funds will be distributed to the Group II Senior Certificates (other than the Class X Certificates) on the basis of such reduced amounts. Notwithstanding any reduction in principal distributable to the Class PO Certificates pursuant to this paragraph, the principal balance of the Class PO Certificates shall be reduced not only by principal so distributed but also by the difference between (i) principal distributable to the Class PO Certificates in accordance with priority fourth of clause (II)(i) above, and (ii) principal actually distributed to the Class PO Certificates after giving effect to this paragraph (such difference for the Class PO Certificates, the “Group II Class PO Certificate Cash Shortfall”). The Class PO Certificate Cash Shortfall for the Class PO Certificates with respect to any Distribution Date will be added to the Class PO Certificate Deferred Amount.

(vi) On each Distribution Date, any Available Funds remaining after payment of interest and principal to the Classes of Certificates entitled thereto, in each case as described above, will be distributed to the Class R Certificates on a pro rata basis; provided, that if on any Distribution Date there are any Available Funds remaining after payment of interest and principal to a Class or Classes of Certificates entitled thereto, such amounts will be distributed to the other Class or Classes of Senior Certificates, pro rata, based upon their Current Principal Amounts, until all amounts due to all Classes of Senior Certificates have been paid in full, before any amounts are distributed to the Class R Certificates.

(b) “Pro rata” distributions among Classes of Certificates will be made in proportion to the then Current Principal Amount of such Classes.

(c) No Accrued Certificate Interest will be payable with respect to any Class of Certificates after the Distribution Date on which the Current Principal Amount or Notional Amount of such Certificate has been reduced to zero.

(d) If on any Distribution Date the Available Funds for the related Senior Certificates is less than the Accrued Certificate Interest on the related Senior Certificates for such Distribution Date prior to reduction for Net Interest Shortfalls and the interest portion of Realized Losses, the shortfall will be allocated among the Holders of each Class of the related Senior Certificates (other than the Class PO Certificates) in proportion to the respective amounts of Accrued Certificate Interest that would have been allocated thereto in the absence of such Net Interest Shortfalls and/or Realized Losses for such Distribution Date. In addition, the amount of any interest shortfalls will constitute unpaid Accrued Certificate Interest and will be distributable to Holders of the Certificates of the related Classes entitled to such amounts on subsequent Distribution Dates, to the extent of the applicable Available Funds after current interest distributions as required herein. Any such amounts so carried forward will not bear interest. Shortfalls in interest payments will not be offset by a reduction in the servicing compensation of the Master Servicer or otherwise.

(e) The expenses and fees of the Trust shall be paid by each of the REMICs, to the extent that such expenses relate to the assets of each of such respective REMICs, and all other expenses and fees of the Trust shall be paid pro rata by each of the REMICs.

(f) [Reserved].

(g) In addition, in the event that the Master Servicer receives any Subsequent Recoveries from a Servicer, the Master Servicer shall deposit such funds into the Master Servicer Collection Account pursuant to Section 4.02. If, after taking into account such Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Current Principal Amount of the related Class of Subordinate Certificates with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Subordinate Certificates pursuant to Section 6.03. The amount of any remaining Subsequent Recoveries will be applied to sequentially increase the Current Principal Amount of the related Subordinate Certificates, beginning with the Class of such Subordinate Certificates with the next highest payment priority, up to the amount of such Realized Losses previously allocated to such Class of Certificates pursuant to Section 6.03. Holders of such Certificates will not be entitled to any payment in respect of current interest on the amount of such increases for any Interest Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Current Principal Amount of each Subordinate Certificate of such Class in accordance with its respective Fractional Undivided Interest.

Section 6.02 [Reserved.]

Section 6.03 Allocation of Losses.

On or prior to each Determination Date, the Master Servicer shall determine the amount of any Realized Loss in respect of each Mortgage Loan that occurred during the immediately preceding calendar month, based on information provided by the Servicer.

(a) (i) Realized Losses with respect to a Mortgage Loan will be allocated on a pro rata basis between the PO Percentage of the Scheduled Principal Balance of such Mortgage Loan and the Non-PO Percentage of such Scheduled Principal Balance.

(ii) On each Distribution Date, the PO Percentage of the principal portion of any Realized Loss on a Discount Mortgage Loan and any Class PO Certificate Cash Shortfall will be allocated to the Class PO Certificates and Components thereof until the Current Principal Amount of the Components of the Class PO Certificates is reduced to zero. With respect to any Distribution Date through the Cross-Over Date, the aggregate of all amounts so allocable to the Components of the Class PO Certificates on such date in respect of any Realized Losses and any Class PO Certificate Cash Shortfalls and all amounts previously allocated in respect of such Realized Losses or Class PO Certificate Cash Shortfalls and not distributed on prior Distribution Dates will be the “Class PO Certificate Deferred Amount.” To the extent funds are available therefor on any Distribution Date through the Cross-Over Date, distributions in respect of the Group I Class PO Certificate Deferred Amount for the Class I-PO Component of the Class PO Certificates from the Group I Available Funds will be made in accordance with priority fifth of clause (I)(i) above and distributions in respect of the Group II Class PO Certificate Deferred Amount for the Class II-PO Component of the Class PO Certificates from the Group II Available Funds will be made in accordance with priority fifth of clause (II)(i) above. No interest shall accrue on the Class PO Certificate Deferred Amount. On each Distribution Date through the Cross-Over Date, the Current Principal Amount of the lowest ranking Class of Subordinate Certificates then outstanding will be reduced by the amount of any distributions in respect of any Class PO Certificate Deferred Amount on such Distribution Date in accordance with the priorities set forth above, through the operation of the Subordinate Certificate Writedown Amount. After the Cross-Over Date, no more distributions will be made in respect of, and applicable Realized Losses and Class PO Certificate Cash Shortfalls allocable to the Components of the Class PO Certificates will not be added to, the Class PO Certificate Deferred Amount.

(iii) The Non-PO Percentage of the principal portion of Realized Losses on the Mortgage Loans will be allocated on any Distribution Date as follows: first, to the Class B-6 Certificates; second, to the Class B-5 Certificates; third, to the Class B-4 Certificates; fourth, to the Class B-3 Certificates; fifth, to the Class B-2 Certificates; and sixth, to the Class B-1 Certificates, in each case until the Current Principal Amount of such Class has been reduced to zero.

(iv) Thereafter, the principal portion of Realized Losses on the Mortgage Loans will be allocated on any Distribution Date to the outstanding Class or Classes of Senior Certificates (other than the Class I-A1-2, Class I-A2-2, Class BX and Class X Certificates), pro rata, based upon their respective Current Principal Amounts.

(v) Notwithstanding the foregoing, no such allocation of any Realized Loss shall be made on a Distribution Date to any Class of Certificates (other than the Class I-A1-2, Class I-A2-2, Class BX and Class X Certificates) to the extent that such allocation would result in the reduction of the aggregate Current Principal Amounts of all the Certificates (other than the Class I-A1-2, Class I-A2-2, Class BX and Class X Certificates) as of such Distribution Date, after giving effect to all distributions and prior allocations of Realized Losses on the Mortgage Loans in the related Loan Group on such date, to an amount less than the aggregate Scheduled Principal Balance of all of the Mortgage Loans as of the first day of the month of such Distribution Date (such limitation, the “Loss Allocation Limit”).

(b) Any Realized Losses allocated to a Class of Certificates shall be allocated among the related Certificates of such Class (other than the Interest Only Certificates) in proportion to their respective Current Principal Amounts. Any allocation of Realized Losses shall be accomplished by reducing the Current Principal Amount of the related Certificates on the related Distribution Date.

(c) Realized Losses shall be allocated on the Distribution Date in the month following the month in which such loss was incurred and, in the case of the principal portion thereof, after giving effect to distributions made on such Distribution Date.

(d) Any Subordinate Certificate Writedown Amount shall effect a corresponding reduction in the Current Principal Amount of (i) if prior to the Cross-Over Date, the Current Principal Amounts of the Subordinate Certificates, in the reverse order of their numerical Class designations and (ii) from and after the Cross-Over Date, the Senior Certificates, in accordance with priorities set forth in clause (b) above, which reduction shall occur on such Distribution Date after giving effect to distributions made on such Distribution Date.

(e) Any Net Interest Shortfall will be allocated among the Classes of Certificates in proportion to the respective amounts of Accrued Certificate Interest that would have been allocated thereto in the absence of such Net Interest Shortfall for such Distribution Date. The interest portion of any Realized Losses with respect to the Mortgage Loans occurring on or prior to the Cross-Over Date will not be allocated among any Certificates, but will reduce the amount of Available Funds on the related Distribution Date. As a result of the subordination of the Subordinate Certificates in right of distribution, such Realized Losses on the Mortgage Loans will be borne by the Subordinate Certificates, in inverse order of their numerical Class designations. Following the Cross-Over Date, the interest portion of Realized Losses on the Mortgage Loans will be allocated to the Senior Certificates.

Section 6.04 Payments.

(a) On each Distribution Date, other than the final Distribution Date, the Trustee shall distribute to each Certificateholder of record as of the immediately preceding Record Date the Certificateholder’s pro rata share of its Class (based on the aggregate Fractional Undivided Interest represented by such Holder’s Certificates) of all amounts required to be distributed on such Distribution Date to such Class. The Trustee shall calculate the amount to be distributed to each Class and, based on such amounts, the Trustee shall determine the amount to be distributed to each Certificateholder. All of the Trustee’s calculations of payments shall be based solely on information provided to the Trustee by the Master Servicer. The Trustee shall not be required to confirm, verify or recompute any such information but shall be entitled to rely conclusively on such information.

(b) Payment of the above amounts to each Certificateholder shall be made (i) by check mailed to each Certificateholder entitled thereto at the address appearing in the Certificate Register or (ii) upon receipt by the Trustee on or before the fifth Business Day preceding the Record Date of written instructions from a Certificateholder by wire transfer to a United States dollar account maintained by the payee at any United States depository institution with appropriate facilities for receiving such a wire transfer; provided, however, that the final payment in respect of each Class of Certificates will be made only upon presentation and surrender of such respective Certificates at the office or agency of the Trustee specified in the notice to Certificateholders of such final payment.

Section 6.05 Statements to Certificateholders.

(a) Concurrently with each distribution to Holders of the Certificates, the Trustee shall make available to the parties hereto, each Rating Agency and each such Holder via the Trustee’s internet website as set forth below, a Certificates Distribution Report containing the following information with respect to the Certificates and the Mortgage Loans, expressed with respect to clauses (i) through (vii) in the aggregate and as a Fractional Undivided Interest representing an initial Current Principal Amount of $1,000, or in the case of the Residual Certificates, an initial Current Principal Amount of $50 each:

(i) the Current Principal Amount (or Notional Amount) of each Class of Certificates immediately prior to such Distribution Date;

(ii) the amount of the distribution allocable to principal on each applicable Class of Certificates;

(iii) the aggregate amount of interest accrued at the related Pass-Through Rate with respect to each Class during the related Interest Accrual Period;

(iv) the Net Interest Shortfall and any other adjustments to interest at the related Pass-Through Rate necessary to account for any difference between interest accrued and aggregate interest distributed with respect to each Class of Certificates;

(v) the amount of the distribution allocable to interest on each Class of Certificates;

(vi) the Pass-Through Rates for each Class of Certificates with respect to such Distribution Date;

(vii) the Current Principal Amount (or Notional Amount) of each Class of Certificates after such Distribution Date;

(viii) the amount of any Monthly Advances, Compensating Interest Payments and outstanding unreimbursed advances by the Master Servicer or the Servicers included in such distribution;

(ix) the aggregate amount of any Realized Losses (listed separately for each category of Realized Loss) during the preceding calendar month and cumulatively since the Cut-off Date and the amount and source (separately identified) of any distribution in respect thereof included in such distribution;

(x) with respect to each Mortgage Loan which incurred a Realized Loss during the preceding calendar month, (i) the loan number, (ii) the Scheduled Principal Balance of such Mortgage Loan as of the Cut-off Date, (ii) the Scheduled Principal Balance of such Mortgage Loan as of the beginning of the related Due Period, (iii) the Net Liquidation Proceeds with respect to such Mortgage Loan and (iv) the amount of the Realized Loss with respect to such Mortgage Loan;

(xi) the amount of Scheduled Principal and Principal Prepayments, (including but separately identifying the principal amount of Principal Prepayments, Insurance Proceeds, the purchase price in connection with the purchase of Mortgage Loans, cash deposits in connection with substitutions of Mortgage Loans and Net Liquidation Proceeds) and the number and principal balance of Mortgage Loans purchased or substituted for during the relevant period and cumulatively since the Cut-off Date;

(xii) the number of Mortgage Loans (excluding REO Property) remaining in the Trust Fund as of the end of the preceding calendar month;

(xiii) information regarding any Mortgage Loan delinquencies as of the end of the previous calendar month, including the aggregate number and aggregate Outstanding Principal Balance of Mortgage Loans using the MBA method of calculation (a) Delinquent 30 to 59 days on a contractual basis, (b) Delinquent 60 to 89 days on a contractual basis, and (c) Delinquent 90 or more days on a contractual basis, in each case as of the close of business on the last Business Day of the immediately preceding month;

(xiv) the number of Mortgage Loans in the foreclosure process as of the end of the related Due Period and the aggregate Outstanding Principal Balance of such Mortgage Loans;

(xv) the number and aggregate Outstanding Principal Balance of all Mortgage Loans as to which the Mortgaged Property was REO Property as of the end of the preceding calendar month;

(xvi) the book value (the sum of (A) the Outstanding Principal Balance of the Mortgage Loan, (B) accrued interest through the date of foreclosure and (C) foreclosure expenses) of any REO Property; provided that, in the event that such information is not available to the Trustee on the Distribution Date, such information shall be furnished promptly after it becomes available;

(xvii) the amount of Realized Losses allocated to each Class of Certificates since the prior Distribution Date and in the aggregate for all prior Distribution Dates; and

(xviii) the Average Loss Severity Percentage;

(xix) [Reserved]

(xx) the then applicable Subgroup Senior Percentage, Subgroup Senior Prepayment Percentage, Subordinate Percentage and Subordinate Prepayment Percentage for each Subgroup.

The information set forth above shall be calculated or reported, as the case may be, by the Trustee, based solely on, and to the extent of, information provided to the Trustee by the Master Servicer. The Trustee may conclusively rely on such information and shall not be required to confirm, verify or recalculate any such information.

The Trustee may make available each month, to any interested party, the Certificates Distribution Report to Holders of the Certificates via the Trustee’s website initially located at “www.usbank.com/abs.” Assistance in using the website can be obtained by calling the Trustee’s customer service desk at (800) 934-6802. Parties that are unable to use the above distribution option are entitled to have a paper copy mailed to them via first class mail by calling the Trustee’s customer service desk and indicating such. The Trustee shall have the right to change the way such reports are distributed in order to make such distribution more convenient and/or more accessible to the parties, and the Trustee shall provide timely and adequate notification to all parties regarding any such change.

(b) By April 30 of each year beginning in 2007, the Trustee will furnish such report to each Holder of the Certificates of record at any time during the prior calendar year as to the aggregate of amounts reported pursuant to subclauses (a)(ii) and (a)(v) above with respect to the Certificates, plus information with respect to the amount of servicing compensation and such other customary information as the Trustee may determine to be necessary and/or to be required by the Internal Revenue Service or by a federal or state law or rules or regulations to enable such Holders to prepare their tax returns for such calendar year. Such obligations shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee pursuant to the requirements of the Code.

Section 6.06 Monthly Advances.

The Master Servicer shall cause the related Servicer to remit any Advance required pursuant to the terms of the related Servicing Agreement. The related Servicer shall be obligated to make any such Advance only to the extent that such advance would not be a Nonrecoverable Advance. If the related Servicer shall have determined that it has made a Nonrecoverable Advance or that a proposed Advance or a lesser portion of such Advance would constitute a Nonrecoverable Advance, the related Servicer shall deliver (i) to the Trustee for the benefit of the Certificateholders funds constituting the remaining portion of such Advance, if applicable, and (ii) to the Master Servicer an Officer’s Certificate setting forth the basis for such determination. Subject to the Master Servicer’s recoverability determination, in the event that a Servicer (other than the Company) fails to make a required Advance, the Master Servicer, as successor servicer, shall be required to remit the amount of such Advance to the Master Servicer Collection Account. If EMC or the Master Servicer were required to make an Advance but failed to do so, the Trustee upon receiving notice or becoming aware of such failure, and pursuant to the applicable terms of this Agreement, shall appoint a successor servicer or Master Servicer, as applicable, who will make such Advance, or the Trustee as successor master servicer shall be required to remit the amount of such Advance to the Master Servicer Collection Account, unless the Trustee shall have determined that such Advance is a Nonrecoverable Advance. If the Trustee cannot find a successor servicer to replace the Company as Servicer the Trustee shall become the successor servicer and shall be required to remit the amount of such Advance to the Master Servicer Collection Account, unless the Trustee shall have determined that such Advance is a Nonrecoverable Advance.

Section 6.07 Compensating Interest Payments.

The Master Servicer shall deliver to the Trustee for deposit in the Distribution Account not later than each Business Day preceding the related Distribution Date an amount equal to the sum of the aggregate amounts paid by the Servicers under the related Servicing Agreement with respect to subclauses (a) and (b) of the definition of Interest Shortfall with respect to the Mortgage Loans for the related Distribution Date.

ARTICLE VII
The Master Servicer

Section 7.01 Liabilities of the Master Servicer.

The Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by it herein.

Section 7.02 Merger or Consolidation of the Master Servicer.

(a) The Master Servicer will keep in full force and effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its duties under this Agreement.

(b) Any Person into which the Master Servicer may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Master Servicer shall be a party, or any Person succeeding to the business of the Master Servicer, shall be the successor of the Master Servicer hereunder, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 7.03 Indemnification of the Trustee and the Master Servicer

(a) The Master Servicer agrees to indemnify the Indemnified Persons for, and to hold them harmless against, any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or relating to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement with respect to the Mortgage Loans and the Certificates, the Servicing Agreements, the Assignment Agreement or the Certificates or the powers of attorney delivered by the Trustee hereunder (i) related to the Master Servicer’s failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or (ii) incurred by reason of the Master Servicer’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder, provided, in each case, that with respect to any such claim or legal action (or pending or threatened claim or legal action), the Indemnified Person shall have given the Master Servicer and the Depositor written notice thereof promptly after a Responsible Officer of the Indemnified Person shall have with respect to such claim or legal action and actual knowledge thereof. The Master Servicer’s failure to receive any such notice shall not affect the Indemnified Person’s right to indemnification hereunder, except to the extent the Master Servicer is materially prejudiced by such failure to give notice. This indemnity shall survive the resignation or removal of the Trustee or the Master Servicer and the termination of this Agreement.

(b) [Reserved].

(c) The Trust Fund will indemnify any Indemnified Person for any loss, liability or expense of any Indemnified Person not otherwise covered by the Master Servicer’s indemnification pursuant to Subsection (a) above.

Section 7.04 Limitations on Liability of the Master Servicer and Others.

Subject to the obligation of the Master Servicer to indemnify the Indemnified Persons pursuant to Section 7.03:

(a) Neither the Master Servicer nor any of the directors, officers, employees or agents of the Master Servicer shall be under any liability to the Indemnified Persons, the Depositor, the Trust Fund or the Holders of the Certificates for taking any action or for refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Master Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of such Person’s willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.

(b) The Master Servicer and any director, officer, employee or agent of the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

(c) The Master Servicer, the Custodian and any director, officer, employee or agent of the Master Servicer or the Custodian, and the Trustee, to the extent it becomes a party to the EMC Servicing Agreement pursuant to Section 3.03, and any officer, director, employee or agent of the Trustee, shall be indemnified by the Trust and held harmless thereby against any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or related to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, the Certificates or any Servicing Agreement (except to the extent that the Master Servicer or the Trustee, as the case may be, is indemnified by the Servicer thereunder), other than (i) any such loss, liability or expense related to the Master Servicer’s failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement), or to the Custodian’s failure to perform its duties under the Custodial Agreement, respectively, or (ii) any such loss, liability or expense incurred by reason of the Master Servicer’s or the Custodian’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or under the Custodial Agreement, as applicable, or by reason of reckless disregard of obligations and duties hereunder or under the Custodial Agreement, as applicable.

(d) The Master Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability; provided, however, the Master Servicer may in its discretion, with the consent of the Trustee (which consent shall not be unreasonably withheld), undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Holders of the Certificates hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund and the Master Servicer shall be entitled to be reimbursed therefor out of the Master Servicer Collection Account as provided by Section 4.03. Nothing in this Subsection 7.04(d) shall affect the Master Servicer’s obligation to supervise, or to take such actions as are necessary to ensure, the servicing and administration of the Mortgage Loans pursuant to Section 3.01.

(e) In taking or recommending any course of action pursuant to this Agreement, unless specifically required to do so pursuant to this Agreement, the Master Servicer shall not be required to investigate or make recommendations concerning potential liabilities which the Trust might incur as a result of such course of action by reason of the condition of the Mortgaged Properties but shall give notice to the Trustee if it has notice of such potential liabilities.

(f) The Master Servicer shall not be liable for any acts or omissions of the related Servicers.

(g) The Master Servicer may perform any of its duties hereunder or exercise its rights hereunder either directly or through Affiliates, agents or attorneys.

Section 7.05 Master Servicer Not to Resign.

Except as provided in Section 7.07, the Master Servicer shall not resign from the obligations and duties hereby imposed on it except (i) with the prior consent of the Trustee (which consent shall not be unreasonably withheld or delayed) or (ii) upon a determination that any such duties hereunder are no longer permissible under applicable law and such impermissibility cannot be cured; provided, however, in the event that the Trustee resigns or is terminated or removed in accordance with the provisions hereof, the Master Servicer shall resign. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Independent Counsel addressed to the Trustee to such effect delivered to the Trustee. No such resignation by the Master Servicer shall become effective until the Trustee or a successor to the Master Servicer reasonably satisfactory to the Trustee shall have assumed the responsibilities and obligations of the Master Servicer in accordance with Section 8.02 hereof. The Trustee shall notify the Rating Agencies of the resignation of the Master Servicer.

Section 7.06 Successor Master Servicer.

In connection with the appointment of any successor master servicer or the assumption of the duties of the Master Servicer, the Seller or the Trustee may make such arrangements for the compensation of such successor master servicer out of payments on the Mortgage Loans as the Seller or the Trustee and such successor master servicer shall agree. If the successor master servicer does not agree that such market value is a fair price, such successor master servicer shall obtain two quotations of market value from third parties actively engaged in the servicing of single-family mortgage loans. Notwithstanding the foregoing, in no event shall the compensation of any Successor Master Servicer exceed that permitted the Master Servicer hereunder without the consent of all of the Certificateholders..

Section 7.07 Sale and Assignment of Master Servicing.

The Master Servicer may sell and assign its rights and delegate its duties and obligations in its entirety as Master Servicer under this Agreement; provided, however, that: (i) the purchaser or transferee accepting such assignment and delegation (a) shall be a Person which shall be qualified to service mortgage loans for Fannie Mae or Freddie Mac; (b) shall have a net worth of not less than $10,000,000 (unless otherwise approved by each Rating Agency pursuant to clause (ii) below); (c) shall be reasonably satisfactory to the Trustee (as evidenced in a writing signed by the Trustee); and (d) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by it as master servicer under this Agreement, any custodial agreement from and after the effective date of such agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and each Rating Agency’s rating of the Certificates in effect immediately prior to such assignment, sale and delegation will not be downgraded, qualified or withdrawn as a result of such assignment, sale and delegation, as evidenced by a letter to such effect delivered to the Master Servicer and the Trustee; and (iii) the Master Servicer assigning and selling the master servicing shall deliver to the Trustee an Officer’s Certificate and an Opinion of Independent Counsel addressed to the Trustee, each stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement. No such assignment or delegation shall affect any liability of the Master Servicer arising prior to the effective date thereof.

ARTICLE VIII
Default

Section 8.01 Events of Default.

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and only with respect to the defaulting Master Servicer:

(i)  Any failure by the Master Servicer to remit to the Trustee any amounts received or collected by the Master Servicer in respect of the Mortgage Loans and required to be remitted by it (other than any Advance) pursuant to this Agreement, which failure shall continue unremedied for one Business Day after the date on which written notice of such failure shall have been given to the Master Servicer by the Trustee or the Depositor, or to the Trustee and the Master Servicer by the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates; or

(ii) any failure by the Master Servicer to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer contained in this Agreement or any breach of a representation or warranty by the Master Servicer, which failure or breach shall continue unremedied for a period of 60 days after the date on which written notice of such failure, properly requiring the same to be remedied, shall have been given to the Master Servicer by the Trustee or to the Master Servicer and the Trustee by the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the Trust Fund; or

(iii) There is entered against the Master Servicer a decree or order by a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, and the continuance of any such decree or order is unstayed and in effect for a period of 60 consecutive days, or an involuntary case is commenced against the Master Servicer under any applicable insolvency or reorganization statute and the petition is not dismissed within 60 days after the commencement of the case; or

(iv) The Master Servicer consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Master Servicer or substantially all of its property; or the Master Servicer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(v) The Master Servicer assigns or delegates its duties or rights under this Agreement in contravention of the provisions permitting such assignment or delegation under Sections 7.05 or 7.07; or

(vi) The Master Servicer fails to deposit or cause to be deposited, in the Distribution Account any Monthly Advance required to be made by the Master Servicer (other than a Nonrecoverable Advance) by the close of business on the Business Day prior to the related Distribution Date.

In each and every such case, so long as such Event of Default with respect to the Master Servicer shall not have been remedied, either the Trustee or the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the principal of the Trust Fund, by notice in writing to the Master Servicer (and to the Trustee if given by such Holders of the Certificates), with a copy to the Rating Agencies, may terminate all of the rights and obligations (but not the liabilities) of the Master Servicer under this Agreement and in and to the Mortgage Loans and/or the REO Property serviced by the Master Servicer and the proceeds thereof. Upon the receipt by the Master Servicer of the written notice, all authority and power of the Master Servicer under this Agreement, whether with respect to the Certificates, the Mortgage Loans, REO Property or under any other related agreements (but only to the extent that such other agreements relate to the Mortgage Loans or related REO Property) shall, subject to Section 8.02, automatically and without further action pass to and be vested in the Trustee pursuant to this Section 8.01; and, without limitation, the Trustee is hereby authorized and empowered to execute and deliver, on behalf of the Master Servicer as attorney-in-fact or otherwise, any and all documents and other instruments and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise. The Master Servicer agrees to cooperate with the Trustee in effecting the termination of the Master Servicer’s rights and obligations hereunder, including, without limitation, the transfer to the Trustee of (i) the property and amounts which are then or should be part of the Trust or which thereafter become part of the Trust; and (ii) originals or copies of all documents of the Master Servicer reasonably requested by the Trustee to enable it to assume the Master Servicer’s duties thereunder. All reasonable and properly documented costs and expenses incurred by the Trustee in connection with such transfer shall be reimbursed to the Trustee by the Master Servicer within 30 days of request therefor or, if the Master Servicer fails to pay any such amount, reimbursed from amounts on deposit in the Distribution Amount. In addition to any other amounts which are then, or, notwithstanding the termination of its activities under this Agreement, may become payable to the Master Servicer under this Agreement, the Master Servicer shall be entitled to receive, out of any amount received on account of a Mortgage Loan or related REO Property, that portion of such payments which it would have received as reimbursement under this Agreement if notice of termination had not been given. The termination of the rights and obligations of the Master Servicer shall not affect any obligations incurred by the Master Servicer prior to such termination.

Notwithstanding the foregoing, if an Event of Default described in clause (vi) of this Section 8.01 shall occur, the Trustee upon receiving notice or becoming aware of such failure, and pursuant to the applicable terms of this Agreement, shall, by notice in writing to the Master Servicer, which may be delivered by telecopy, immediately terminate all of the rights and obligations of the Master Servicer thereafter arising under this Agreement, but without prejudice to any rights it may have as a Holder of the Certificates or to reimbursement of Monthly Advances and other advances of its own funds, and the Trustee shall act as provided in Section 8.02 to carry out the duties of the Master Servicer, including the obligation to make any Monthly Advance the nonpayment of which was an Event of Default described in clause (vi) of this Section 8.01. Any such action taken by the Trustee must be prior to the distribution on the relevant Distribution Date.

Section 8.02 Trustee to Act; Appointment of Successor.

(a) Upon the receipt by the Master Servicer of a notice of termination pursuant to Section 8.01 or an Opinion of Independent Counsel pursuant to Section 7.05 to the effect that the Master Servicer is legally unable to act or to delegate its duties to a Person which is legally able to act, the Trustee shall automatically become the successor in all respects to the Master Servicer in its capacity under this Agreement and the transactions set forth or provided for herein and shall thereafter have all the rights and powers of, and be subject to all the responsibilities, duties, liabilities and limitations on liabilities relating thereto placed on the Master Servicer by the terms and provisions hereof (including the requirement to make Monthly Advances pursuant to Section 6.06); provided, however, that the Trustee shall have no obligation whatsoever with respect to any liability (other than advances deemed recoverable and not previously made) incurred by the Master Servicer at or prior to the time of termination. As compensation therefor, the Trustee shall be entitled to compensation which the Master Servicer would have been entitled to retain if the Master Servicer had continued to act hereunder, except for those amounts due the Master Servicer as reimbursement permitted under this Agreement for advances previously made or expenses previously incurred. Notwithstanding the above, the Trustee may, if it shall be unwilling so to act, or shall, if it is legally unable so to act, appoint or petition a court of competent jurisdiction to appoint, any established housing and home finance institution which is a Fannie Mae- or Freddie Mac-approved servicer, and with respect to a successor to the Master Servicer only, having a net worth of not less than $10,000,000, as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder; provided, that the Trustee shall obtain a letter from each Rating Agency that the ratings, if any, on each of the Certificates will not be lowered as a result of the selection of the successor to the Master Servicer. Pending appointment of a successor to the Master Servicer hereunder, the Trustee shall act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the Mortgage Loans as it and such successor shall agree; provided, however, that the provisions of Section 7.06 shall apply, the compensation shall not be in excess of that which the Master Servicer would have been entitled to if the Master Servicer had continued to act hereunder, and that such successor shall undertake and assume the obligations of the Master Servicer to pay compensation to any third Person acting as an agent or independent contractor in the performance of master servicing responsibilities hereunder. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

(b) If the Trustee shall succeed to any duties of the Master Servicer respecting the Mortgage Loans as provided herein, it shall do so in a separate capacity and not in its capacity as Trustee and, accordingly, the provisions of Article IX shall be inapplicable to the Trustee in its duties as the successor to the Master Servicer in the servicing of the Mortgage Loans (although such provisions shall continue to apply to the Trustee in its capacity as Trustee); the provisions of Article VII, however, shall apply to it in its capacity as successor master servicer.

Section 8.03 Notification to Certificateholders.

Upon any termination or appointment of a successor to the Master Servicer, the Trustee shall give prompt written notice thereof to Holders of the Certificates at their respective addresses appearing in the Certificate Register and to the Rating Agencies.

Section 8.04 Waiver of Defaults.

The Trustee shall transmit by mail to all Holders of the Certificates, within 60 days after the occurrence of any Event of Default actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured, notice of each such Event of Default. The Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund may, on behalf of all Holders of the Certificates, waive any default by the Master Servicer in the performance of its obligations hereunder and the consequences thereof, except a default in the making of or the causing to be made any required distribution on the Certificates, which default may only be waived by Holders of Certificates evidencing Fractional Undivided Interests aggregating 100% of the Trust Fund. Upon any such waiver of a past default, such default shall be deemed to cease to exist, and any Event of Default arising therefrom shall be deemed to have been timely remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. The Trustee shall give notice of any such waiver to the Rating Agencies.

Section 8.05 List of Certificateholders.

Upon written request of three or more Holders of Certificates of record, for purposes of communicating with other Holders of Certificates with respect to their rights under this Agreement, the Trustee will afford such Certificateholders access during business hours to the most recent list of related Certificateholders held by the Trustee.

ARTICLE IX
Concerning the Trustee

Section 9.01 Duties of Trustee.

(a) The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred undertakes to perform such duties and only such duties as are specifically set forth in this Agreement as duties of the Trustee. If an Event of Default has occurred and has not been cured or waived, the Trustee shall exercise such of the rights and powers vested in it by this Agreement use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs.

(b) Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments which are specifically required to be furnished to the Trustee pursuant to any provision of this Agreement, the Trustee shall examine them to determine whether they are on their face in the form required by this Agreement; provided, however, that the Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished hereunder; provided, further, that the Trustee shall not be responsible for the accuracy or verification of any calculation provided to it pursuant to this Agreement.

(c) On each Distribution Date, the Trustee shall make monthly distributions and the final distribution to the related Certificateholders from funds in the Distribution Account, as provided in Sections 6.01 and 10.01 herein based solely on the report of the Trustee.

(d) No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i) Prior to the occurrence of an Event of Default, and after the curing or waiver of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of their respective duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee, and conforming to the requirements of this Agreement;

(ii) The Trustee shall not be liable in its individual capacity for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii) The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the directions of the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the portion of the Trust Fund related to such Certificates, if such action or non-action relates to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or other power conferred upon the Trustee under this Agreement;

(iv) The Trustee shall not be required to take notice or be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer of the Trustee’s Corporate Trust Office shall have actual knowledge thereof. In the absence of such notice, the Trustee may conclusively assume there is no such default or Event of Default;

(v) The Trustee shall not in any way be liable by reason of any insufficiency in any Account held by or in the name of Trustee unless it is determined by a court of competent jurisdiction that the Trustee’s gross negligence or willful misconduct was the primary cause of such insufficiency (except to the extent that the Trustee is obligor and has defaulted thereon);

(vi) Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(vii) None of the Depositor or the Trustee shall be responsible for the acts or omissions of the other, it being understood that this Agreement shall not be construed to render them partners, joint venturers or agents of one another and

(viii) The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer under the Servicing Agreements, except during such time, if any, as the Trustee shall be the successor to, and be vested with the rights, duties, powers and privileges of, the Master Servicer in accordance with the terms of this Agreement.

(e) All funds received by the Master Servicer and the Trustee and required to be deposited in the Master Servicer Collection Account pursuant to this Agreement will be promptly so deposited by the Master Servicer or the Trustee, as applicable.

(f) Except for those actions that the Trustee is required to take hereunder, the Trustee shall not have any obligation or liability to take any action or to refrain from taking any action hereunder in the absence of written direction as provided hereunder.

Section 9.02 Certain Matters Affecting the Trustee.

Except as otherwise provided in Section 9.01:

(i) The Trustee may rely and shall be protected in acting or refraining from acting in reliance on any resolution, certificate of the Depositor, the Master Servicer or a Servicer, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii) The Trustee may consult with counsel and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(iii) The Trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by this Agreement, other than its obligation to give notices pursuant to this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby. Nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs;

(iv) Prior to the occurrence of an Event of Default hereunder and after the curing or waiver of all Events of Default which may have occurred, the Trustee shall not be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the portion of the Trust Fund related to such Certificates, and provided that the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement. The Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such examination shall be paid by the related Certificateholders requesting the investigation;

(vi) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through Affiliates, agents or attorneys; provided, however, that the Trustee may not appoint any agent to perform its custodial functions with respect to the Mortgage Files or paying agent functions under this Agreement without the express written consent of the Master Servicer, which consent will not be unreasonably withheld. The Trustee shall not be liable or responsible for the misconduct or negligence of any of the Trustee’s agents or attorneys or a custodian or paying agent appointed hereunder by the Trustee with due care and, when required, with the consent of the Master Servicer;

(vii) Should the Trustee deem the nature of any action required on its part, to be unclear, the Trustee may require prior to such action that it be provided by the Depositor with reasonable further instructions;

(viii) The right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be accountable for other than its negligence or willful misconduct in the performance of any such act;

(ix) The Trustee shall not be required to give any bond or surety with respect to the execution of the trust created hereby or the powers granted hereunder, except as provided in Section 9.07; and

(x) The Trustee shall not have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by the Seller pursuant to this Agreement or the Mortgage Loan Purchase Agreement, as applicable, or the eligibility of any Mortgage Loan for purposes of this Agreement.

Section 9.03 Trustee Not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature and countersignature of the Trustee on such Certificates) shall be taken as the statements of the Depositor, and neither the Trustee, nor the Custodian on its behalf, shall have any responsibility for their correctness. The Trustee does not make any representation as to the validity or sufficiency of the Certificates (other than the signature and countersignature of the Trustee on the such Certificates) or of any Mortgage Loan; provided, however, that the foregoing shall not relieve the Trustee, or the Custodian on its behalf, of the obligation to review the Mortgage Files pursuant to Sections 2.02 and 2.04. The Trustee’s signature and countersignature (or countersignature of its agent) on the Certificates shall be solely in its capacity as Trustee and shall not constitute the Certificates an obligation of the Trustee in any other capacity. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor with respect to the Mortgage Loans. The Trustee shall not be responsible for the legality or validity of this Agreement or any document or instrument relating to this Agreement, the validity of the execution of this Agreement or of any supplement hereto or instrument of further assurance, or the validity, priority, perfection or sufficiency of the security for the Certificates issued hereunder or intended to be issued hereunder. The Trustee shall not at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage or any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of either Trust Fund, or any portion of either Trust Fund or its ability to make the payments to be distributed to Certificateholders, under this Agreement. The Trustee shall not have any responsibility for filing any financing statement or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement.

Section 9.04 Trustee May Own Certificates.

The Trustee in its individual capacity or in any capacity other than as Trustee hereunder may become the owner or pledgee of any Certificates with the same rights it would have if it were not Trustee and may otherwise deal with the parties hereto.

Section 9.05 Trustee’s Fees and Expenses.

The Trustee will be entitled to recover, from the Distribution Account pursuant to Section 4.05, the Trustee Fee, all reasonable out-of-pocket expenses, disbursements and advances and the expenses of the Trustee in connection with any Event of Default, any breach of this Agreement or any claim or legal action (including any pending or threatened claim or legal action) or incurred or made by the Trustee in the administration of the trusts hereunder (including the reasonable compensation, expenses and disbursements of its counsel) except any such expense, disbursement or advance as may arise from its negligence or intentional misconduct or which is the responsibility of the Certificateholders. If funds in the Distribution Account are insufficient therefor, the Trustee shall recover such expenses from the Depositor and the Depositor hereby agrees to pay such expenses, disbursements or advances upon demand. Such compensation and reimbursement obligation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust.

Section 9.06 Eligibility Requirements for Trustee.

The Trustee and any successor Trustee shall during the entire duration of this Agreement be a state bank or trust company or a national banking association organized and doing business under the laws of such state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus and undivided profits of at least $40,000,000 or, in the case of a successor Trustee, $50,000,000, subject to supervision or examination by federal or state authority and, in the case of the Trustee, rated “BBB” or higher by S&P or Fitch and “Baa2” or higher by Moody’s with respect to their long-term rating and rated “BBB” or higher by S&P or Fitch and “Baa2” or higher by Moody’s with respect to any outstanding long-term unsecured unsubordinated debt, and, in the case of a successor Trustee other than pursuant to Section 9.10, rated in one of the two highest long-term debt categories of, or otherwise acceptable to, each of the Rating Agencies. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 9.06 the combined capital and surplus of such corporation shall be deemed to be its total equity capital (combined capital and surplus) as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 9.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 9.08.

The Trustee may not be the Seller, an originator of any of the Mortgage Loans, the Master Servicer, a Servicer, the Depositor or an affiliate of the Depositor unless the Trustee is in an institutional trust department of U.S. Bank National Association.

Section 9.07 Insurance.

The Trustee at its own expense, shall at all times maintain and keep in full force and effect: (i) fidelity insurance, (ii) theft of documents insurance and (iii) forgery insurance (which may be collectively satisfied by a “Financial Institution Bond” and/or a “Bankers’ Blanket Bond”). All such insurance shall be in amounts, with standard coverage and subject to deductibles, as are customary for insurance typically maintained by banks or their affiliates which act as custodians for investor-owned mortgage pools. A certificate of an officer of the Trustee as to the Trustee’s compliance with this Section 9.07 shall be furnished to any Certificateholder upon reasonable written request.

Section 9.08 Resignation and Removal of the Trustee.

(a) The Trustee may at any time resign and be discharged from the Trust hereby created by giving written notice thereof to the Depositor, the Seller and the Master Servicer, with a copy to the Rating Agencies. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee by written instrument, in triplicate, one copy of which instrument shall be delivered to each of the resigning trustee and the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

(b) If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 9.06 and shall fail to resign after written request therefor by the Depositor or if at any time the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee, or of its property shall be appointed, or any public officer shall take charge or control of the Trustee, or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Depositor shall promptly remove the Trustee, and appoint a successor Trustee, by written instrument, in triplicate, one copy of which instrument shall be delivered to the Trustee, so removed, the successor Trustee.

(c) The Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates, may at any time remove the Trustee and appoint a successor Trustee for the related Trust Fund by written instrument or instruments, in quadruplicate, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered to the Depositor, and the Trustee so removed and the successor so appointed. In the event that the Trustee is removed by the Holders of Certificates in accordance with this Section 9.08(c), the Holders of such Certificates shall be responsible for paying any compensation payable to a successor Trustee, in excess of the amount paid to the predecessor Trustee.

(d) No resignation or removal of the Trustee and appointment of a successor Trustee pursuant to any of the provisions of this Section 9.08 shall become effective except upon appointment of and acceptance of such appointment by the successor Trustee as provided in Section 9.09.

Section 9.09 Successor Trustee.

(a) Any successor Trustee appointed as provided in Section 9.08 shall execute, acknowledge and deliver to the Depositor and to its predecessor Trustee an instrument accepting such appointment hereunder. The resignation or removal of the predecessor Trustee shall then become effective and such successor Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein. The predecessor Trustee shall after payment of its outstanding fees and expenses promptly deliver to the successor Trustee all assets and records of the Trust held by it hereunder, and the Depositor and the predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for more fully and certainly vesting and confirming in the successor Trustee, all such rights, powers, duties and obligations.

(b) No successor Trustee shall accept appointment as provided in this Section 9.09 unless at the time of such acceptance such successor Trustee shall be eligible under the provisions of Section 9.06.

(c) Upon acceptance of appointment by a successor trustee as provided in this Section 9.09, the successor trustee shall mail notice of the succession of such trustee hereunder to all Certificateholders at their addresses as shown in the Certificate Register and to the Rating Agencies. The Depositor shall cause such notice to be mailed at the expense of the Trust Fund.

Section 9.10 Merger or Consolidation of Trustee.

Any state bank or trust company or national banking association into which the Trustee may be merged or converted or with which it may be consolidated or any state bank or trust company or national banking association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any state bank or trust company or national banking association succeeding to all or substantially all of the corporate trust business of the Trustee shall be the successor of the Trustee hereunder, provided such state bank or trust company or national banking association shall be eligible under the provisions of Section 9.06. Such succession shall be valid without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 9.11 Appointment of Co-Trustee or Separate Trustee.

(a) Notwithstanding any other provisions hereof, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust or property constituting the same may at the time be located, the Depositor and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee and the Depositor to act as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust, and to vest in such Person or Persons, in such capacity, such title to the Trust, or any part thereof, and, subject to the other provisions of this Section 9.11, such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable.

(b) If the Depositor shall not have joined in such appointment within 15 days after the receipt by it of a written request so to do, the Trustee shall have the power to make such appointment without the Depositor.

(c) No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor Trustee under Section 9.06 hereunder and no notice to Certificateholders of the appointment of co-trustee(s) or separate trustee(s) shall be required under Section 9.08 hereof.

(d) In the case of any appointment of a co-trustee or separate trustee pursuant to this Section 9.11, all rights, powers, duties and obligations conferred or imposed upon the Trustee and required to be conferred on such co-trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to the Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust or any portion thereof in any such jurisdiction) shall be exercised and performed by such separate trustee or co-trustee at the direction of the Trustee.

(e) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article IX. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

(f) To the extent not prohibited by law, any separate trustee or co-trustee may, at any time, request the Trustee, its agent or attorney-in-fact, with full power and authority, to do any lawful act under or with respect to this Agreement on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor Trustee.

(g) No trustee under this Agreement shall be personally liable by reason of any act or omission of another trustee under this Agreement. The Depositor and the Trustee acting jointly may at any time accept the resignation of or remove any separate trustee or co-trustee.

Section 9.12 Federal Information Returns and Reports to Certificateholders; REMIC Administration.

(a) For federal income tax purposes, the taxable year of each REMIC shall be a calendar year and the Trustee shall maintain or cause the maintenance of the books of each such REMIC on the accrual method of accounting.

(b) The Trustee shall prepare, sign and file or cause to be filed with the Internal Revenue Service federal tax information returns or elections required to be made hereunder with respect to each REMIC, each Trust Fund, if applicable, and the Certificates containing such information and at the times and in the manner as may be required by the Code or applicable Treasury regulations, and shall furnish to each Holder of Certificates at any time during the calendar year for which such returns or reports are made such statements or information at the times and in the manner as may be required thereby, including, without limitation, reports relating to interest, original issue discount and market discount or premium (using a constant prepayment assumption of 300% PSA as described in the prospectus supplement relating to the Offered Certificates). The Trustee will apply for an Employee Identification Number from the Internal Revenue Service under Form SS-4 or any other acceptable method for all tax entities. In connection with the foregoing, the Trustee shall timely prepare, file and sign, Internal Revenue Service Form 8811, which shall provide the name and address of the person who can be contacted to obtain information required to be reported to the holders of regular interests in each REMIC (the “REMIC Reporting Agent”). The Trustee shall make elections to treat each REMIC as a REMIC (which elections shall apply to the taxable period ending December 31, 2006 and each calendar year thereafter) in such manner as the Code or applicable Treasury regulations may prescribe, and as described by the Trustee. The Trustee shall sign all tax information returns filed pursuant to this Section and any other returns as may be required by the Code. The Holder of the Class R-1 Certificate is hereby designated as the “Tax Matters Person” (within the meaning of Treasury Regulation Section 1.860F-4(d)) for REMIC I, the Holder of the Class R-2 Certificate is hereby designated as the “Tax Matters Person” for REMIC II, and the Holder of the Class R-3 Certificate is hereby designated as the “Tax Matters Person” for REMIC III. The Trustee is hereby designated and appointed as the agent of each such Tax Matters Person. Any Holder of a Residual Certificate will by acceptance thereof appoint the Trustee as agent and attorney-in-fact for the purpose of acting as Tax Matters Person for each REMIC during such time as the Trustee does not own any such Residual Certificate. In the event that the Code or applicable Treasury regulations prohibit the Trustee from signing tax or information returns or other statements, or the Trustee from acting as agent for the Tax Matters Person, the Trustee shall take whatever action that in their sole good faith judgment is necessary for the proper filing of such information returns or for the provision of a Tax Matters Person, including designation of the Holder of a Residual Certificate to sign such returns or act as Tax Matters Person. Each Holder of a Residual Certificate shall be bound by this Section.

(c) The Trustee shall provide upon request and receipt of reasonable compensation such information as required in Section 860D(a)(6)(B) of the Code to the Internal Revenue Service, to any Person purporting to transfer a Residual Certificate to a Person other than a transferee permitted by Section 5.05(b), and to any regulated investment company, real estate investment trust, common trust fund, partnership, trust, estate, organization described in Section 1381 of the Code, or nominee holding an interest in a pass-through entity described in Section 860E(e)(6) of the Code, any record holder of which is not a transferee permitted by Section 5.05(b) (or which is deemed by statute to be an entity with a disqualified member).

(d) The Trustee shall prepare, sign and file or cause to be filed any state income tax returns required under Applicable State Law with respect to each REMIC or the Trust Fund.

(e) Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments to Certificateholders of interest, original issue discount or principal on the Certificates that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Trustee withholds any amount from payments of interest, original issue discount or principal or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall, together with its monthly report to such Certificateholders, indicate such amount withheld.

(f) The Trustee agrees to indemnify the Trust Fund and the Depositor for any taxes and costs including, without limitation, any reasonable attorneys fees imposed on or incurred by such Trust Fund, the Depositor or the Master Servicer, as a result of a breach of the Trustee’s covenants set forth in this Section 9.12; provided, however, such liability and obligation to indemnify in this paragraph shall not be joint and several, and the Trustee shall not be liable or be obligated to indemnify the Trust Fund for the failure by the other to perform any duty under this Agreement or the breach by the other of any covenant in this Agreement.

ARTICLE X
Termination

Section 10.01 Termination Upon Repurchase by the Depositor or its Designee or Liquidation of the Mortgage Loans.

(a) Subject to Section 10.03, the respective obligations and responsibilities of the Depositor, the Trustee and the Master Servicer created hereby with respect to the Trust Fund and the related Certificates, other than the obligation of the Trustee to make payments to related Certificateholders as hereinafter set forth and the indemnification obligations under Section 7.03 hereof, shall terminate upon:

(i) the repurchase by or at the direction of the Depositor or its designee of all of the Mortgage Loans and all related REO Property remaining at a price (in each case, the “Termination Purchase Price”) equal to the sum of (a) 100% of the Outstanding Principal Balance of each such Mortgage Loan (other than a Mortgage Loan related to REO Property) as of the date of repurchase, net of the principal portion of any unreimbursed Monthly Advances made by the purchaser, together with interest at the applicable Mortgage Interest Rate accrued but unpaid to, but not including, the first day of the month of repurchase, (b) the appraised value of any related REO Property, less the good faith estimate of the Depositor of liquidation expenses to be incurred in connection with its disposal thereof (but not more than the Outstanding Principal Balance of the related Mortgage Loan, together with interest at the applicable Mortgage Interest Rate accrued on that balance but unpaid to, but not including, the first day of the month of repurchase), such appraisal to be calculated by an appraiser mutually agreed upon by the Depositor and the Trustee at the expense of the Depositor, (c) unreimbursed out-of pocket costs of the Master Servicer, including unreimbursed servicing advances and the principal portion of any unreimbursed Monthly Advances, made on the Mortgage Loans prior to the exercise of such repurchase right and (d) any unreimbursed costs and expenses of the Trustee payable pursuant to Section 9.05 and to the Custodian pursuant to the Custodial Agreement; or

(ii) the later of the making of the final payment or other liquidation, or any advance with respect thereto, of the last Mortgage Loan remaining in the Trust Fund or the disposition of all property acquired with respect to any Mortgage Loan; provided, however, that in the event that an advance has been made, but not yet recovered, at the time of such termination, the Person having made such advance shall be entitled to receive, notwithstanding such termination, any payments received subsequent thereto with respect to which such advance was made; or

(iii) the payment to the Certificateholders of all amounts required to be paid to them pursuant to this Agreement.

(b) In no event, however, shall the portion of the Trust Fund created hereby continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) or (ii) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James’s, living on the date of this Agreement.

(c) The right of the Depositor or its designee to repurchase all the assets of the Trust Fund as described in Subsection 10.01(a)(i) above shall be exercisable only if (i) the aggregate Scheduled Principal Balance of the Mortgage Loans in Loan at the time of any such repurchase is less than 10% of the Cut-Off Date Balance, and the or (ii) the Depositor, based upon an Opinion of Counsel addressed to the Depositor and the Trustee, has determined that the REMIC status of REMIC I, REMIC II or REMIC III has been lost or that a substantial risk exists that such REMIC status will be lost for the then-current taxable year. At any time thereafter, in the case of (i) or (ii) above, the Depositor may elect to terminate REMIC I, REMIC II or REMIC III at any time, and upon such election, the Depositor or its designee, shall repurchase all the assets of the Trust Fund described in Subsection 10.01(a)(i) above.

(d) The Trustee shall give notice of any termination to the Certificateholders, with a copy to the Master Servicer and the Rating Agencies, upon which the Certificateholders shall surrender their Certificates to the Trustee for payment of the final distribution and cancellation. Such notice shall be given by letter, mailed not earlier than the l5th day and not later than the 25th day of the month next preceding the month of such final distribution, and shall specify (i) the Distribution Date upon which final payment of the related Certificates will be made upon presentation and surrender of the related Certificates at the office of the Trustee therein designated, (ii) the amount of any such final payment and (iii) that the Record Date otherwise applicable to such Distribution Date is not applicable, payments being made only upon presentation and surrender of the related Certificates at the office of the Trustee therein specified.

(e) If the option of the Depositor to repurchase or cause the repurchase of all the assets in the Trust Fund as described in Subsection 10.01(a)(i) above, is exercised, the Depositor and/or its designee shall deliver to the Trustee for deposit in the Distribution Account, by the Business Day prior to the applicable Distribution Date, an amount equal to the related Termination Purchase Price. Upon presentation and surrender of the related Certificates by the related Certificateholders, the Trustee shall distribute to such Certificateholders an amount determined as follows: with respect to each related Certificate (other than the Interest Only Certificates), the outstanding Current Principal Amount, plus with respect to each such Certificate, one month’s interest thereon at the applicable Pass-Through Rate; and with respect to the Class R Certificates, the percentage interest evidenced thereby multiplied by the difference, if any, between the above described repurchase price and the aggregate amount to be distributed to the Holders of the Certificates (other than the Class R Certificates). If the proceeds with respect to the related Mortgage Loans are not sufficient to pay all of the related Senior Certificates in full, any such deficiency shall be allocated first, to the related Subordinate Certificates, in inverse order of their numerical designations and then to the related Senior Certificates on a pro rata basis. Upon deposit of the related Termination Purchase Price and following such final Distribution Date, the Trustee shall release promptly to the Depositor and/or its designee the related Mortgage Files for the remaining Mortgage Loans, and the related portions of the Accounts with respect thereto shall terminate, subject to the Trustee’s obligation to hold any amounts payable to the related Certificateholders in trust without interest pending final distributions pursuant to Subsection 10.01(g). Any other amounts remaining in the Accounts will belong to the Depositor.

(f) In the event that this Agreement is terminated by reason of the payment or liquidation of all Mortgage Loans or the disposition of all property acquired with respect to all Mortgage Loans under Subsection 10.01(a)(ii) above, the Master Servicer shall deliver to the Trustee for deposit in the Distribution Account all distributable amounts remaining in the Master Servicer Collection Account. Upon the presentation and surrender of the related Certificates, the Trustee shall distribute to the remaining related Certificateholders, pursuant to the written direction of the Trustee and in accordance with their respective interests, all related distributable amounts remaining in the Distribution Account. Upon deposit by the Master Servicer of such distributable amounts, and following such final Distribution Date, the Paying Agent shall release promptly to the Depositor or its designee the related Mortgage Files for the remaining Mortgage Loans, and the In the event that this Agreement is terminated by reason of the payment or liquidation of all Mortgage Loans or the disposition of all property acquired with respect to all Mortgage Loans under Subsection 10.01(a)(ii) above, the Master Servicer shall deliver to the Trustee for deposit in the Distribution Account all distributable amounts remaining in the Master Servicer Collection Account and the Distribution Account shall terminate, subject to the Paying Agent’s obligation to hold any amounts payable to the related Certificateholders in trust without interest pending final distributions pursuant to this Subsection 10.01(f).

(g) If not all of the Certificateholders shall surrender their Certificates for cancellation within six months after the time specified in the above-mentioned written notice, the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice, not all the related Certificates shall have been surrendered for cancellation, the Trustee may take appropriate steps, or appoint any agent to take appropriate steps, to contact the related remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets which remain subject to this Agreement.

Section 10.02 [Reserved].

Section 10.03 Additional Termination Requirements with respect to the Certificates.

(a) If the option of the Depositor to repurchase all of the Mortgage Loans and related properties under Subsection 10.01(a)(i) above is exercised, the Trust Fund and each REMIC shall be terminated in accordance with the following additional requirements, unless the Trustee has been furnished with an Opinion of Counsel addressed to the Trustee to the effect that the failure of the Trust to comply with the requirements of this Section 10.03 will not (i) result in the imposition of taxes on “prohibited transactions” as defined in Section 860F of the Code on any REMIC or (ii) cause any REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

(i) The Depositor shall establish a 90-day liquidation period and notify the Trustee thereof, and the Trustee shall in turn specify the first day of such period in a statement attached to the tax return for each of REMIC I, REMIC II and REMIC III pursuant to Treasury Regulation Section 1.860F-1. The Depositor shall satisfy all the requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel addressed to the Trustee obtained at the expense of the Depositor;

(ii) During such 90-day liquidation period, and at or prior to the time of making the final payment on the Certificates, the Trustee shall sell all of the assets of REMIC I for cash; and

(iii) At the time of the making of the final payment on the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Holders of the Residual Certificates all cash on hand (other than cash retained to meet claims), and REMIC I shall terminate at that time.

(b) By their acceptance of the Certificates, the Holders thereof hereby authorize the adoption of a 90-day liquidation period and the adoption of a plan of complete liquidation for REMIC I, REMIC II and REMIC III, which authorization shall be binding upon all successor Certificateholders.

(c) The Trustee as agent for each REMIC hereby agrees to adopt and sign such a plan of complete liquidation meeting the requirements for a qualified liquidation under Section 860F of the Code and any regulations thereunder upon the written request of the Depositor and the receipt of the Opinion of Counsel referred to in clause (a)(i) above and to take such other action in connection therewith as may be reasonably requested by the Depositor.

ARTICLE XI
Miscellaneous Provisions

Section 11.01 Intent of Parties.

The parties intend that each of REMIC I, REMIC II and REMIC III shall be treated as a REMIC for federal income tax purposes and that the provisions of this Agreement should be construed in furtherance of this intent.

Section 11.02 Amendment.

(a) This Agreement may be amended from time to time by the Depositor, the Master Servicer and the Trustee, but without notice to or the consent of any of the related Certificateholders, to cure any ambiguity, to correct or supplement any provisions herein or therein that may be defective or inconsistent with any other provisions herein or therein, to comply with any changes in the Code, to revise any provision to reflect the obligations of the parties to this Agreement as they relate to Regulation AB or to make any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement; provided, however, that such action shall not, as evidenced by an Opinion of Counsel, addressed to the Trustee, adversely affect in any material respect the interests of any related Certificateholder or cause any REMIC to fail to qualify as a REMIC for federal income tax purposes as evidenced by an Opinion of Counsel addressed to the Trustee but not at the Trustee’s expense.

(b) With respect to the Certificates, this Agreement may also be amended from time to time by the Master Servicer, the Depositor and the Trustee, and the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the applicable Class or Classes, if such amendment affects only such Class or Classes, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the related Certificateholders; provided, however, that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments received on Mortgage Loans which are required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) reduce the aforesaid percentage of Certificates the Holders of which are required to consent to any such amendment, without the consent of the Holders of all Certificates then outstanding, or (iii) cause any related REMIC to fail to qualify as a REMIC for federal income tax purposes, as evidenced by an Opinion of Counsel addressed to the Trustee which shall be provided to the Trustee other than at the Trustee’s expense. Notwithstanding any other provision of this Agreement, for purposes of giving or withholding of consents pursuant to this first paragraph of Section 11.02(b), Certificates registered in the name of or held for the benefit of the Depositor, the Master Servicer, or the Trustee or any Affiliate thereof shall be entitled to vote their Fractional Undivided Interests with respect to matters affecting such Certificates.

(c) Promptly after the execution of any such amendment, the Trustee shall furnish a copy of such amendment or written notification of the substance of such amendment to each related Certificateholder, with a copy to the Rating Agencies.

(d) In the case of an amendment under Subsection 11.02(b) above, it shall not be necessary for the related Certificateholders to approve the particular form of such an amendment. Rather, it shall be sufficient if the related Certificateholders approve the substance of the amendment. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by related Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

(e) Prior to the execution of any amendment to this Agreement, the Trustee shall be entitled to receive and rely upon an Opinion of Counsel addressed to the Trustee stating that the execution of such amendment is authorized or permitted by this Agreement. The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee’s own rights, duties or immunities under this Agreement.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere. The Depositor shall effect such recordation, at the expense of the Trust upon the request in writing of a Certificateholder, but only if such direction is accompanied by an Opinion of Counsel (provided at the expense of the Certificateholder requesting recordation) to the effect that such recordation would materially and beneficially affect the interests of the Certificateholders or is required by law.

Section 11.04 Limitation on Rights of Certificateholders.

(a) The death or incapacity of any Certificateholder shall not terminate this Agreement or the Trust, nor entitle such Certificateholder’s legal representatives or heirs to claim an accounting or to take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

(b) Except as expressly provided in this Agreement, no Certificateholders shall have any right to vote or in any manner otherwise control the operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to establish the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholders be under any liability to any third Person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

(c) No Certificateholder shall have any right by virtue of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon, under or with respect to this Agreement against the Depositor, the Trustee, the Master Servicer or any successor to any such parties unless (i) such Certificateholder previously shall have given to the Trustee a written notice of a continuing default, as herein provided, (ii) the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 51% of the Trust Fund shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs and expenses and liabilities to be incurred therein or thereby, and (iii) the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding.

(d) No one or more Certificateholders shall have any right by virtue of any provision of this Agreement to affect the rights of any other Certificateholders or to obtain or seek to obtain priority or preference over any other such Certificateholder, or to enforce any right under this Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 11.04, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 11.05 Acts of Certificateholders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Certificateholders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Certificateholders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is expressly required, to the Depositor. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee and the Depositor, if made in the manner provided in this Section 11.05.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his or her individual capacity, such certificate or affidavit shall also constitute sufficient proof of his or her authority. The fact and date of the execution of any such instrument or writing, or the authority of the individual executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Certificates (notwithstanding any notation of ownership or other writing on such Certificates, except an endorsement in accordance with Section 5.02 made on a Certificate presented in accordance with Section 5.04) shall be proved by the Certificate Register, and neither the Trustee, the Depositor, the Master Servicer nor any successor to any such parties shall be affected by any notice to the contrary.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action of the holder of any Certificate shall bind every future holder of the same Certificate and the holder of every Certificate issued upon the registration of transfer or exchange thereof, if applicable, or in lieu thereof with respect to anything done, omitted or suffered to be done by the Trustee, the Depositor, the Master Servicer or any successor to any such party in reliance thereon, whether or not notation of such action is made upon such Certificates.

(e) In determining whether the Holders of the requisite percentage of Certificates evidencing Fractional Undivided Interests have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Certificates owned by the Trustee, the Depositor, the Master Servicer or any Affiliate thereof shall be disregarded, except as otherwise provided in Section 11.02(b) and except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Certificates which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Certificates which have been pledged in good faith to the Trustee, the Depositor, the Master Servicer or any Affiliate thereof may be regarded as outstanding if the pledgor establishes to the satisfaction of the Trustee the pledgor’s right to act with respect to such Certificates and that the pledgor is not an Affiliate of the Trustee, the Depositor, or the Master Servicer, as the case may be.

Section 11.06 Governing Law.

THIS AGREEMENT AND THE CERTIFICATES SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS RULES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW, WHICH THE PARTIES HERETO EXPRESSLY RELY UPON IN THE CHOICE OF SUCH LAW AS THE GOVERNING LAW HEREUNDER) AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 11.07 Notices.

All demands and notices hereunder shall be in writing and shall be deemed given when delivered at (including delivery by facsimile) or mailed by registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, to (i) in the case of the Depositor, 383 Madison Avenue, New York, New York 10179, Attention: Vice President-Servicing, telecopier number: (212) 272-5591, or to such other address as may hereafter be furnished to the other parties hereto in writing; (ii) in the case of the Trustee, at its Corporate Trust Office, or such other address as may hereafter be furnished to the other parties hereto in writing; (iii) in the case of the Seller, 2780 Lake Vista Drive, Lewisville, Texas 75067, Attention: President or General Counsel, facsimile number: (469) 759-4714, or to such other address as may hereafter be furnished to the other parties hereto in writing; (iv) in the case of the Master Servicer, 2780 Lake Vista Drive, Lewisville, Texas 75067, Attention: Michelle Viner, facsimile number: (214) 626-4889, telecopier number: (214) 626-3287, or to such other address as may hereafter be furnished to the other parties hereto in writing, and (v) in the case of the Rating Agencies, Moody’s Investors Service, Inc, 99 Church Street, New York, New York 10007, , and Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., 55 Water Street, New York, New York 10041, or such other address as may be hereafter furnished to the Depositor, Trustee and Master Servicer in writing by Fitch or Standard & Poor’s. Any notice delivered to the Depositor, the Master Servicer or the Trustee under this Agreement shall be effective only upon receipt. Any notice required or permitted to be mailed to a Certificateholder, unless otherwise provided herein, shall be given by first-class mail, postage prepaid, at the address of such Certificateholder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given when mailed, whether or not the Certificateholder receives such notice.

Section 11.08 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severed from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

Section 11.09 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

Section 11.10 Article and Section Headings.

The article and section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

Section 11.11 Counterparts.

This Agreement may be executed in two or more counterparts each of which when so executed and delivered shall be an original but all of which together shall constitute one and the same instrument.

Section 11.12 Notice to Rating Agencies.

The article and section headings herein are for convenience of reference only, and shall not limited or otherwise affect the meaning hereof. The Trustee shall promptly provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

1. Any material change or amendment to this Agreement or the Servicing Agreements;

2. The occurrence of any Event of Default that has not been cured;

3. The resignation or termination of the Master Servicer or the Trustee;

4. The repurchase or substitution of Mortgage Loans;

5. The final payment to Certificateholders; and

6. Any change in the location of the In the event that this Agreement is terminated by reason of the payment or liquidation of all Mortgage Loans or the disposition of all property acquired with respect to all Mortgage Loans under Subsection 10.01(a)(ii) above, the Master Servicer shall deliver to the Trustee for deposit in the Distribution Account all distributable amounts remaining in the Master Servicer Collection Account or the Distribution Account.

IN WITNESS WHEREOF, the Depositor, the Trustee and the Master Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as Depositor

By:	/s/ Baron Silverstein
Name:	Baron Silverstein
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Maryellen Hunter
Name:	Maryellen Hunter
Title:	Assistant Vice President

EMC MORTGAGE CORPORATION, as Master Servicer and Seller

By:	/s/ Mark Novachek
Name:	Mark Novachek
Title:	Assistant Secretary

Accepted and Agreed as to
Sections 2.01, 2.02, 2.03, 2.04 and 9.09(c)

in its capacity as Seller

EMC MORTGAGE CORPORATION

By:	/s/ Jenna Kemp
Name:	Jenna Kemp
Title:	Senior Vice President

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 30th day of November, 2006 before me, a notary public in and for said State, personally appeared ___________________, known to me to be a _______________________ of Structured Asset Mortgage Investments II Inc., the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF	)
	)	ss.:
COUNTY OF	)

On the 30th day of November, 2006 before me, a notary public in and for said State, personally appeared ____________, known to me to be a ____________ of U.S. Bank National Association, the entity that executed the within instrument, and also known to me to be the person who executed it on behalf of said entity, and acknowledged to me that such entity executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
	)	ss.:
COUNTY OF DALLAS	)

On the 30th day of November, 2006 before me, a notary public in and for said State, personally appeared _______________, known to me to be a __________________ of EMC Mortgage Corporation, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
	)	ss.:
COUNTY OF DALLAS	)

On the 30th day of November, 2006 before me, a notary public in and for said State, personally appeared ____________, known to me to be ____________ of EMC Mortgage Corporation, the corporation that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

EXHIBIT A-1

FORM OF CLASS [_]-A[_]-[_] CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

[THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE NAMED HEREIN.]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1	[Adjustable Pass-Through Rate][Pass-Through Rate: [___]%]

Class [_]-[A][_]-[_] Senior

Date of Pooling and Servicing Agreement and Cut-off Date: November 1, 2006	Aggregate Initial [Current Principal][Notional] Amount of this Senior Certificate as of the Cut-off Date: $[_____________]

First Distribution Date: December 26, 2006	Initial [Current Principal][Notional] Amount of this Senior Certificate as of the Cut-off Date: $[_____________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [____________]

Assumed Final Distribution Date: [_________]

PRIME MORTGAGE TRUST 2006-2
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-2

evidencing a fractional undivided interest in the distributions allocable to the Class [_]-[A][_]-[_] Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the “Trust Fund”) primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer”, which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among EMC Mortgage Corporation, as seller (the “Seller”) and master servicer, SAMI II, as depositor (the “Depositor”) and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

[Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Current Principal Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.]

[Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs to and including the 24th day of the calendar month in which that Distribution Date occurs on the [Current Principal][Notional] Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest [and principal], if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the [Current Principal][Notional] Amount of this Class of Certificates will be reduced to zero. [The Class [_]-A[_]-[_] Certificates have no Current Principal Amount.]]

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial [Current Principal][Notional] Amount of this Certificate is set forth above. [The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.]

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: November 30, 2006                        U.S. BANK NATIONAL ASSOCIATION,
Not in its individual capacity but solely as Trustee

By: ________________________________
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class [_]-A[_]-[_] Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,
Authorized signatory of U.S. Bank National Association,
not in its individual capacity but solely as Trustee

By: ________________________________
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address

Dated:	__________________________________________
Signature by or on behalf of assignor

__________________________________________
Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

This information is provided by __________________, the assignee named above, or ________________________, as its agent.

EXHIBIT A-2
FORM OF CLASS B-[_] CERTIFICATE

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES, [AND THE CLASS B-[_] CERTIFICATES], AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND ANY REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO. ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[For the Class B-1, Class B-2, Class B-3 and Class BX Certificates] [EACH BENEFICIAL OWNER OF THIS CERTIFICATE OR ANY INTEREST HEREIN SHALL BE DEEMED TO HAVE REPRESENTED, BY VIRTUE OF ITS ACQUISITION OR HOLDING OF THIS CERTIFICATE OR INTEREST HEREIN, THAT EITHER (I) IT IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (“PLAN”), OR INVESTING WITH ASSETS OF A PLAN OR (II) IT HAS ACQUIRED AND IS HOLDING SUCH CERTIFICATE IN RELIANCE ON PROHIBITED TRANSACTION EXEMPTION 90-30, AS AMENDED FROM TIME TO TIME (“EXEMPTION”), AND THAT IT UNDERSTANDS THAT THERE ARE CERTAIN CONDITIONS TO THE AVAILABILITY OF THE EXEMPTION, INCLUDING THAT THE CERTIFICATE MUST BE RATED, AT THE TIME OF PURCHASE, NOT LOWER THAN “BBB-“ (OR ITS EQUIVALENT) BY STANDARD & POOR’S, FITCH, INC. OR MOODY’S INVESTORS SERVICE, INC., AND THE CERTIFICATE IS SO RATED OR (III) (1) IT IS AN INSURANCE COMPANY, (2) THE SOURCE OF FUNDS USED TO ACQUIRE OR HOLD THE CERTIFICATE OR INTEREST HEREIN IS AN “INSURANCE COMPANY GENERAL ACCOUNT”, AS SUCH TERM IS DEFINED IN PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 95-60, AND (3) THE CONDITIONS IN SECTIONS I AND III OF PTCE 95-60 HAVE BEEN SATISFIED.]

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE TRUSTEE THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION.]

[For the Class B-4, Class B-5 and Class B-6 Certificates] [THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 OR PTCE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION SPECIFIED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.]

Certificate No.1	Variable Pass-Through Rate

Class B-[_] Subordinate

Date of Pooling and Servicing Agreement and Cut-off Date: November 1, 2006	Aggregate Initial Current Principal Amount of this Subordinate Certificate as of the Cut-off Date: $[_________]

First Distribution Date: December 26, 2006	Initial Current Principal Amount of this Subordinate Certificate as of the Cut-off Date: $[_________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [____________]

Assumed Final Distribution Date: [____________]

PRIME MORTGAGE TRUST 2006-2
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-2

evidencing a fractional undivided interest in the distributions allocable to the Class B-[_] Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that [_______] is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the “Trust Fund”) primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer”, which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among EMC as seller (the “Seller”) and master servicer, SAMI II, as depositor (the “Depositor”) and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Current Principal Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

[No transfer of this Class B-[_] Certificate will be made unless such transfer is (i) exempt from the registration requirements of the Securities act of 1933, as amended, and any applicable state securities laws or is made in accordance with said Act and laws and (ii) made in accordance with Section 5.02 of the Agreement. In the event that such transfer is to be made the Trustee shall register such transfer if, (i) made to a transferee who has provided the Trustee with evidence as to its QIB status; or (ii) (A) the transferor has advised the Trustee in writing that the Certificate is being transferred to an Institutional Accredited Investor and (B) prior to such transfer the transferee furnishes to the Trustee an Investment Letter; provided that if based upon an Opinion of Counsel to the effect that (A) and (B) above are met sufficient to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws.]

[For the Class B-1, Class B-2, Class B-3 and Class BX Certificates] [Each beneficial owner of this Certificate or any interest herein shall be deemed to have represented, by virtue of its acquisition or holding of this certificate or interest herein, that either (i) it is not an employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended or section 4975 of the Internal Revenue Code of 1986, as amended (“Plan”), or investing with assets of a Plan or (ii) it has acquired and is holding such certificate in reliance on Prohibited Transaction Exemption 90-30, as amended from time to time (“Exemption”), and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than “BBB-“ (or its equivalent) by Standard & Poor’s, Fitch, Inc. or Moody’s Investors Service, Inc., and the certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account”, as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.]

[For the Class B-4, Class B-5 and Class B-6 Certificates] [This Certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, unless the transferee certifies or represents that the proposed transfer and holding of a Certificate and the servicing, management and operation of the trust and its assets: (i) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 or PTCE 96-23 and (ii) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee, which will be deemed represented by an owner of a Book-Entry Certificate or a Global Certificate or unless the opinion specified in section 5.07 of the Agreement is provided.]

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: November 30, 2006                        U.S. BANK NATIONAL ASSOCIATION,
Not in its individual capacity but solely as Trustee

By: _________________________________
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class B-[_] Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,
Authorized signatory of U.S. Bank National Association,
not in its individual capacity but solely as Trustee

By: _________________________________
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address

Dated:	__________________________________________
Signature by or on behalf of assignor

__________________________________________
Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to ______________________________________________.

This information is provided by __________________, the assignee named above, or ________________________, as its agent.

EXHIBIT A-3

FORM OF CLASS PO CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CURRENT PRINCIPAL AMOUNT OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT PRINCIPAL AMOUNT BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1	Pass-Through Rate: 0.000%

Class PO Senior

Date of Pooling and Servicing Agreement and Cut-off Date: November 1, 2006	Aggregate Initial Current Principal Amount of this Senior Certificate as of the Cut-off Date: $[_____________]

First Distribution Date: December 26, 2006	Initial Current Principal Amount of this Senior Certificate as of the Cut-off Date: $[_____________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [____________]

Assumed Final Distribution Date: [____________]

PRIME MORTGAGE TRUST 2006-2
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-2

evidencing a fractional undivided interest in the distributions allocable to the Class PO Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the “Trust Fund”) primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer”, which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among EMC Mortgage Corporation, as seller (the “Seller”) and master servicer, SAMI II, as depositor (the “Depositor”) and U.S. Bank National Association as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount of principal required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: November 30, 2006
U.S. BANK NATIONAL ASSOCIATION,
Not in its individual capacity but solely as Trustee

By: _________________________________
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class PO Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,
Authorized signatory of U.S. Bank National Association,
not in its individual capacity but solely as Trustee

By: _________________________________
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address

Dated:	__________________________________________
Signature by or on behalf of assignor

__________________________________________
Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

This information is provided by __________________, the assignee named above, or ________________________, as its agent.

EXHIBIT A-4

FORM OF CLASS R-[__] CERTIFICATE

THIS CERTIFICATE MAY NOT BE HELD BY OR TRANSFERRED TO A NON-UNITED STATES PERSON, A PUBLICLY TRADED PARTNERSHIP OR A DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, AND/OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFEREE PROVIDES THE TRUSTEE WITH AN OPINION OF COUNSEL ADDRESSED TO THE TRUSTEE, DEPOSITOR AND MASTER SERVICER AND ON WHICH THEY MAY RELY THAT IS SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE OF CERTIFICATES ON BEHALF OF SUCH PERSON WILL NOT RESULT IN OR CONSTITUTE A NONEXEMPT PROHIBITED TRANSACTION, IS PERMISSIBLE UNDER APPLICABLE LAW AND WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE TRUSTEE THAT (1) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY POSSESSION OF THE UNITED STATES, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY WHICH IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND EXCEPT FOR THE FREDDIE MAC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY SUCH GOVERNMENTAL UNIT), (B) A FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF EITHER OF THE FOREGOING, (C) ANY ORGANIZATION (OTHER THAN CERTAIN FARMERS’ COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE (INCLUDING THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (D) RURAL ELECTRIC AND TELEPHONE COOPERATIVES DESCRIBED IN SECTION 1381(a)(2)(C) OF THE CODE, (E) AN ELECTING LARGE PARTNERSHIP UNDER SECTION 775(a) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B), (C), (D) OR (E) BEING HEREIN REFERRED TO AS A “DISQUALIFIED ORGANIZATION”), OR (F) AN AGENT OF A DISQUALIFIED ORGANIZATION, (2) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, (3) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND (4) SUCH TRANSFEREE IS A UNITED STATES PERSON. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OR ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES PERSON, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

Certificate No.1	Pass-Through Rate: _____%

Class R-[__]

Date of Pooling and Servicing Agreement and Cut-off Date: November 1, 2006	Aggregate Initial Current Principal Amount of this Certificate as of the Cut-off Date: $___________

First Distribution Date: December 26, 2006	Initial Current Principal Amount of this Certificate as of the Cut-off Date: $_________

Master Servicer: EMC Mortgage Corporation	CUSIP: [_____________]

Assumed Final Distribution Date: [____________]

PRIME MORTGAGE TRUST 2006-2
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-2

evidencing a fractional undivided interest in the distributions allocable to the Class R-[__] Certificates with respect to a portion of a Trust Fund (as defined below) consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Bear, Stearns Securities Corp. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the “Trust Fund”) primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer”, which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement’), among SAMI II, as depositor (the “Depositor”), EMC, as seller and master servicer and U.S. Bank National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Current Principal Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Current Principal Amount of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Current Principal Amount of this Certificate is set forth above. The Current Principal Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions set forth in the Agreement to the effect that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a United States Person and a Permitted Transferee, (ii) the transfer of any Ownership Interest in this Certificate will be conditioned upon the delivery to SAMI II and the Trustee of, among other things, an affidavit to the effect that it is a United States Person and Permitted Transferee, (iii) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee, and (iv) if any person other than a United States Person and a Permitted Transferee acquires any Ownership Interest in this Certificate in violation of such restrictions, then the Depositor will have the right, in its sole discretion and without notice to the Holder of this Certificate, to sell this Certificate to a purchaser selected by the Depositor, which purchaser may be the Depositor, or any affiliate of the Depositor, on such terms and conditions as the Depositor may choose.

This certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, unless the proposed transferee provides the Trustee with an opinion of counsel addressed to the Trustee and Master Servicer and on which they may rely (which shall not be at the expense of the Trustee or Master Servicer) which is acceptable to the Trustee, that the purchase of this Certificate will not result in or constitute a nonexempt prohibited transaction, is permissible under applicable law and will not give rise to any additional fiduciary obligations on the part of the Depositor, the Master Servicer or the Trustee.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, and with the consent of the Insurer with respect to amendments related to the Mortgage Pass-Through Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: November 30, 2006                        U.S. BANK NATIONAL ASSOCIATION,
Not in its individual capacity but solely as Trustee

By: _________________________________
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class R-[_] Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,
Authorized signatory of U.S. Bank National Association,
not in its individual capacity but solely as Trustee

By: _________________________________
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address

Dated:	__________________________________________
Signature by or on behalf of assignor

__________________________________________
Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

This information is provided by __________________, the assignee named above, or ________________________, as its agent.

EXHIBIT A-5

FORM OF CLASS X CERTIFICATE

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED WILL BE REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT WILL BE MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No.1	Variable Pass-Through Rate

Class X Senior

Date of Pooling and Servicing Agreement and Cut-off Date: November 30, 2006	Aggregate Initial Notional Amount of this Senior Certificate as of the Cut-off Date: $[________]

First Distribution Date: December 26, 2006	Initial Notional Amount of this Senior Certificate as of the Cut-off Date: $[________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [________]

Assumed Final Distribution Date: [________]

PRIME MORTGAGE TRUST 2006-2
MORTGAGE PASS-THROUGH CERTIFICATE
SERIES 2006-2

evidencing a fractional undivided interest in the distributions allocable to the Class X Certificates with respect to a portion of a Trust Fund consisting primarily of a pool of fixed rate mortgage loans secured by first liens on one-to-four family residential properties sold by STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Structured Asset Mortgage Investments II Inc., the Master Servicer or the Trustee or any of their affiliates or any other person. None of the Structured Asset Mortgage Investments II Inc., the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Fractional Undivided Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a portion of a trust (the “Trust Fund”) primarily consisting of fixed rate mortgage loans secured by first liens on one- to four- family residential properties (collectively, the “Mortgage Loans”) sold by Structured Asset Mortgage Investments II Inc. (“SAMI II”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) to SAMI II. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer”, which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among SAMI II, as depositor (the “Depositor”), EMC Mortgage Corporation, as seller and master servicer, and U.S. Bank National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue during the month prior to the month in which a Distribution Date (as hereinafter defined) occurs on the Notional Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the calendar month preceding the month of such Distribution Date, an amount equal to the product of the Fractional Undivided Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Notional Amount of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Paying Agent by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Paying Agent of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Notional Amount of this Certificate is set forth above. The Notional Amount hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor, the Master Servicer and the Trustee and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of Certificates, evidencing Fractional Undivided Interests aggregating not less than 51% of the portion of the Trust Fund related to such Certificates (or in certain cases, Holders of Certificates of affected Classes evidencing such percentage of the Fractional Undivided Interests thereof). Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the certificate registrar upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Fractional Undivided Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Fractional Undivided Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of the (A) final payment or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and (B) disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the Distribution Date on which the aggregate unpaid principal balance of the Mortgage Loans is less than the percentage of the aggregate Outstanding Principal Balance specified in the Agreement of the Mortgage Loans at the Cut-off Date. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the “latest possible maturity date” specified in Section 5.01(d) of the Agreement or (ii) the expiration of 21 years after the death of certain persons identified in the Agreement.

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: November 30, 2006                        U.S. BANK NATIONAL ASSOCIATION,
Not in its individual capacity but solely as Trustee

By: _________________________________
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class X Certificates referred to in the within-mentioned Agreement.

U.S. BANK NATIONAL ASSOCIATION,
Authorized signatory of U.S. Bank National Association,
not in its individual capacity but solely as Trustee

By: _________________________________
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Fractional Undivided Interest evidenced by the within Mortgage Pass-Through Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address

Dated:	__________________________________________
Signature by or on behalf of assignor

__________________________________________
Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

The assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds to _________________________________ for the account of _________________________ account number _____________, or, if mailed by check, to ______________________________. Applicable statements should be mailed to _____________________________________________.

This information is provided by __________________, the assignee named above, or ________________________, as its agent.

EXHIBIT B

MORTGAGE LOAN SCHEDULE

LOAN_ID            LOAN_SEQ            CITY1                                     STATE         ZIP_CODE
------------------------------------------------------------------------------------------------------------
     15832932            15832932      KAILUA                                    HI                   96734
     16015803            16015803      NORTHRIDGE                                CA                   91324
     16015807            16015807      WASHINGTON                                DC                   20009
     16015810            16015810      PALM BEACH GARDENS                        FL                   33418
     16015821            16015821      WASHINGTON                                DC                   20012
     16015822            16015822      WASHINGTON                                DC                   20016
     16015833            16015833      WASHINGTON                                DC                   20016
     16015843            16015843      CLIFTON                                   VA                   20124
     16015863            16015863      ARLINGTON                                 VA                   22205
     16015865            16015865      ROCKVILLE                                 MD                   20852
     16015870            16015870      OCEAN CITY                                NJ                    8226
     15438581            15438581      MAMMOTH LAKE                              CA                   93546
     16657104            16657104      SAN CLEMENTE                              CA                   92672
     16657108            16657108      MONTGOMERY TWP                            NJ                    8502
     16657116            16657116      SUMMERFIELD                               NC                   27358
     16657122            16657122      LOS ANGELES                               CA                   90068
     16657049            16657049      ABERDEEN                                  WA                   98520
     16657131            16657131      CORPUS CHRIS                              TX                   78404
     16657051            16657051      SCRANTON                                  PA                   18504
     16657137            16657137      SANTA CRUZ                                CA                   95060
     16657056            16657056      JOHNSTOWN                                 PA                   15901
     16657060            16657060      EDWARDS                                   CO                   81632
     16658049            16658049      EL CAJON                                  CA                   92021
     16657161            16657161      PARADISE VAL                              AZ                   85253
     16657089            16657089      MIAMI                                     FL                   33150
     16657415            16657415      HAMPTON BAYS                              NY                   11946
     16657177            16657177      WATSONVILLE                               CA                   95076
     16657096            16657096      KULA                                      HI                   96790
     16657500            16657500      SAN LUIS OBISPO                           CA                   93405
     16657423            16657423      MIAMI                                     FL                   33133
     16657425            16657425      SOUTH OZONE                               NY                   11420
     16657506            16657506      BURBANK                                   CA                   91501
     16657427            16657427      STATEN ISLAN                              NY                   10307
     16657428            16657428      SCOTTSDALE                                AZ                   85254
     16657187            16657187      SNOWMASS VIL                              CO                   81615
     16657430            16657430      DUNDEE                                    OR                   97115
     16657516            16657516      WALNUT CREEK                              CA                   94596
     16657518            16657518      CHARLOTTE                                 NC                   28212
     16657439            16657439      FORT MYERS                                FL                   33919
     16657520            16657520      CHARLOTTE                                 NC                   28203
     16657602            16657602      VISTA                                     CA                   92081
     16657523            16657523      SANTA ROSA                                CA                   95403
     16657443            16657443      NORTH HILLS                               CA                   91343
     16657605            16657605      PIEDMONT                                  CA                   94610
     16657606            16657606      RANCHO CUCAM                              CA                   91701
     16657611            16657611      SANTA CRUZ                                CA                   95060
     16657612            16657612      BERKELEY                                  CA                   94707
     16657532            16657532      MENLO PARK                                CA                   94025
     16657533            16657533      MISSION VIEJ                              CA                   92691
     16657452            16657452      NEW YORK                                  NY                   10036
     16657453            16657453      NEW YORK                                  NY                   10036
     16657454            16657454      FLUSHING                                  NY                   11367
     16657537            16657537      LAGUNA BEACH                              CA                   92651
     16657456            16657456      LAKE HAVASU                               AZ                   86406
     16657457            16657457      SETAUKET                                  NY                   11733
     16657459            16657459      MORGAN HILL                               CA                   95037
     16657460            16657460      ROSEVILLE                                 CA                   95747
     16657624            16657624      SILVER SPRIN                              MD                   20910
     16657543            16657543      ROSLYN HEIGH                              NY                   11577
     16657463            16657463      FARMINGTON                                MN                   55024
     16657545            16657545      SEA CLIFF                                 NY                   11579
     16657546            16657546      LOS ANGELES                               CA                   90027
     16657465            16657465      MEMPHIS                                   TN                   38108
     16657466            16657466      WONDER LAKE                               IL                   60097
     16657711            16657711      BATON ROUGE                               LA                   70817
     16657470            16657470      SARASOTA                                  FL                   34241
     16657553            16657553      BRENTWOOD                                 CA                   94513
     16657472            16657472      ASPEN                                     CO                   81611
     16657554            16657554      MEMPHIS                                   TN                   38108
     16657555            16657555      MEMPHIS                                   TN                   38108
     16657476            16657476      MEMPHIS                                   TN                   38108
     16657477            16657477      SAN FRANCISC                              CA                   94107
     16657559            16657559      GAINESVILLE                               GA                   30506
     16657479            16657479      ROCKPORT                                  TX                   78382
     16657804            16657804      TORRANCE                                  CA                   90505
     16657562            16657562      ORINDA                                    CA                   94563
     16657567            16657567      TEMPLE TERRA                              FL                   33617
     16657568            16657568      WELLS                                     ME                    4090
     16657570            16657570      SANTA ANA                                 CA                   92705
     16657490            16657490      SILVER SPRIN                              MD                   20904
     16657491            16657491      PITTSBURG                                 CA                   94565
     16657492            16657492      DALLAS                                    TX                   75229
     16657494            16657494      SOUTH BARRINGTON                          IL                   60010
     16657657            16657657      ATLANTA                                   GA                   30307
     16657497            16657497      LAGUNA BEACH                              CA                   92651
     16657659            16657659      BRADENTON BE                              FL                   34217
     16657499            16657499      LAGUNA BEACH                              CA                   92651
     16657581            16657581      OCEANSIDE                                 NY                   11572
     16657664            16657664      LOS ANGELES                               CA                   90066
     16657584            16657584      LAS VEGAS                                 NV                   89131
     16657585            16657585      LOS ANGELES                               CA                   90046
     16657595            16657595      CHARLESTON                                SC                   29401
     16657598            16657598      FREMONT                                   CA                   94536
     16657688            16657688      AUSTIN                                    TX                   78730
     16657693            16657693      SHERMAN                                   TX                   75092
     16657788            16657788      WATSONVILLE                               CA                   95076
     16657995            16657995      ROUND HILL                                VA                   20141
     16657999            16657999      MARGATE CITY                              NJ                    8402
     16657041            16657041      EMERALD ISLE                              NC                   28594
     16657044            16657044      TEMECULA                                  CA                   92592
     16657045            16657045      CORONA                                    CA                   92880
     16657065            16657065      ATLANTA                                   GA                   30331
     16657078            16657078      SAN FRANCISCO                             CA                   94123
     16657085            16657085      SAINT HELENA                              CA                   94574
     16657086            16657086      TAMPA                                     FL                   33612
     16657087            16657087      TAMPA                                     FL                   33612
     16657090            16657090      TAMPA                                     FL                   33612
     16657106            16657106      MIAMI                                     FL                   33150
     16657112            16657112      SAINT JAMES                               NY                   11780
     16657117            16657117      RANCHO SANTA                              CA                   92067
     16657119            16657119      MIAMI                                     FL                   33150
     16657120            16657120      FORT WAYNE                                IN                   46802
     16657121            16657121      LEES SUMMIT                               MO                   64081
     16657125            16657125      OCEANSIDE                                 NY                   11572
     16657132            16657132      ESCONDIDO                                 CA                   92026
     16657134            16657134      EAGLE LAKE                                MN                   56024
     16657149            16657149      WILMINGTON                                DE                   19802
     16657154            16657154      MYRTLE BEACH                              SC                   29588
     16657158            16657158      BROOKLYN                                  NY                   11238
     16657163            16657163      CHELAN FALLS                              WA                   98817
     16657166            16657166      AMARILLO                                  TX                   79109
     16657171            16657171      STATE COLLEG                              PA                   16801
     16657173            16657173      EAST HAMPTON                              NY                   11937
     16657180            16657180      AMARILLO                                  TX                   79107
     16657181            16657181      AMARILLO                                  TX                   79107
     16657182            16657182      AMARILLO                                  TX                   79109
     16657183            16657183      EL DORADO HILLS                           CA                   95762
     16657189            16657189      MIAMI                                     FL                   33193
     16657191            16657191      WEST PALM BE                              FL                   33409
     16657192            16657192      COLORADO SPR                              CO                   80907
     16657197            16657197      OCEAN CITY                                NJ                    8226
     16657203            16657203      BILTMORE LAKE                             NC                   28715
     16657206            16657206      LA MESA                                   CA                   91941
     16657209            16657209      PAWLING                                   NY                   12564
     16657211            16657211      SEATTLE                                   WA                   98102
     16657220            16657220      SEATTLE                                   WA                   98178
     16657224            16657224      CINCINNATI                                OH                   45219
     16657226            16657226      COROLLA                                   NC                   27927
     16657231            16657231      BOSTON                                    MA                    2115
     16657233            16657233      WICHITA                                   KS                   67217
     16657234            16657234      NAPA                                      CA                   94558
     16657237            16657237      HUNTINGTON                                NY                   11743
     16657240            16657240      NEW HAVEN                                 CT                    6519
     16657241            16657241      VIENNA                                    VA                   22182
     16657246            16657246      SAMMAMISH                                 WA                   98074
     16657248            16657248      STONE HARBOR                              NJ                    8247
     16657250            16657250      LOS ANGELES                               CA                   90046
     16657260            16657260      MIRAMAR BEACH                             FL                   32550
     16657268            16657268      FORT MILL                                 SC                   29715
     16657270            16657270      BOULDER                                   CO                   80304
     16657275            16657275      MIRAMAR                                   FL                   33025
     16657276            16657276      BOYTON BEACH                              FL                   33435
     16657277            16657277      JOPLIN                                    MO                   64804
     16657279            16657279      PORTLAND                                  OR                   97219
     16657280            16657280      WASHINGTON                                GA                   30673
     16657281            16657281      JOPLIN                                    MO                   64804
     16657283            16657283      KANKAKEE                                  IL                   60901
     16657294            16657294      MEDFORD                                   WI                   54451
     16657295            16657295      LOS ANGELES                               CA                   90036
     16657296            16657296      SIOUX FALLS                               SD                   57104
     16657297            16657297      NORTH LAS VE                              NV                   89032
     16657298            16657298      WYLIE                                     TX                   75098
     16657300            16657300      LONG BEACH                                CA                   90802
     16657303            16657303      JANESVILLE                                WI                   53545
     16657306            16657306      BLUE HILL                                 ME                    4614
     16657313            16657313      SALT LAKE CI                              UT                   84105
     16657316            16657316      TRENTON                                   NJ                    8611
     16657319            16657319      KNOXVILLE                                 IA                   50138
     16657325            16657325      PORT HUENEME                              CA                   93041
     16657327            16657327      PALM BAY                                  FL                   32908
     16657332            16657332      ATHENS                                    GA                   30605
     16657336            16657336      ATLANTIC CITY                             NJ                    8401
     16657337            16657337      CODY                                      WY                   82414
     16657338            16657338      MILLSBORO                                 DE                   19966
     16657345            16657345      GRAND MARAIS                              MN                   55604
     16657346            16657346      RENO                                      NV                   89509
     16657348            16657348      SANTA CRUZ                                CA                   95062
     16657349            16657349      BETHLEHEM                                 PA                   18018
     16657352            16657352      FOWLER                                    IL                   62338
     16657361            16657361      BALTIMORE                                 MD                   21206
     16657363            16657363      CLIFTON HEIG                              PA                   19018
     16657368            16657368      SEATTLE                                   WA                   98199
     16657369            16657369      MILL CREEK                                WA                   98012
     16657371            16657371      TROY                                      OH                   45373
     16657374            16657374      MARINETTE                                 WI                   54143
     16657383            16657383      CAPE CORAL                                FL                   33993
     16657385            16657385      LEHIGH ACRES                              FL                   33971
     16657386            16657386      LEHIGH ACRES                              FL                   33971
     16657387            16657387      CAPE CORAL                                FL                   33909
     16657388            16657388      LEHIGH ACRES                              FL                   33971
     16657389            16657389      LEHIGH ACRES                              FL                   33971
     16657390            16657390      LEHIGH ACRES                              FL                   33971
     16657391            16657391      LEHIGH ACRES                              FL                   33971
     16657393            16657393      LEHIGH ACRES                              FL                   33971
     16657411            16657411      LOUISVILLE                                KY                   40206
     16657433            16657433      EAST PATCHOG                              NY                   11772
     16657451            16657451      MARION                                    NY                   14505
     16657486            16657486      SAN DIEGO                                 CA                   92124
     16657508            16657508      GREAT NECK                                NY                   11021
     16657517            16657517      MALIBU                                    CA                   90265
     16657519            16657519      ATWATER                                   CA                   95301
     16657549            16657549      NORTHRIDGE                                CA                   91326
     16657550            16657550      WESTBURY                                  NY                   11590
     16657577            16657577      PHOENIX                                   AZ                   85012
     16657580            16657580      LOS ANGELES                               CA                   91326
     16657582            16657582      LIBERTY HILL                              SC                   29074
     16657586            16657586      JAMAICA                                   NY                   11432
     16657587            16657587      JAMAICA                                   NY                   11432
     16657588            16657588      SHORT HILLS                               NJ                    7078
     16657590            16657590      CALABASAS                                 CA                   91301
     16657592            16657592      OXNARD                                    CA                   93035
     16657600            16657600      LAS VEGAS                                 NV                   89110
     16657608            16657608      LAKELAND                                  FL                   33810
     16657614            16657614      LAGUNA BEACH                              CA                   92651
     16657617            16657617      WASHINGTON                                DC                   20015
     16657623            16657623      RED OAK                                   TX                   75154
     16657628            16657628      WELLS                                     ME                    4090
     16657632            16657632      KINNELON                                  NJ                    7405
     16657633            16657633      FORT WASHING                              MD                   20744
     16657635            16657635      TULSA                                     OK                   74127
     16657638            16657638      KILDEER                                   IL                   60047
     16657640            16657640      OAKTON                                    VA                   22124
     16657647            16657647      ATLANTA                                   GA                   30328
     16657653            16657653      BIG BEAR LAK                              CA                   92315
     16657654            16657654      FOSTER CITY                               CA                   94404
     16657658            16657658      CARLSBAD                                  CA                   92009
     16657661            16657661      WAITE PARK                                MN                   56387
     16657666            16657666      EL CAJON                                  CA                   92021
     16657667            16657667      ALEXANDRIA T                              NJ                    8867
     16657669            16657669      VALLEY SPRINGS                            CA                   95252
     16657671            16657671      LONG BEACH                                CA                   90815
     16657677            16657677      TOLLAND                                   CT                    6084
     16657678            16657678      PANAMA CITY                               FL                   32407
     16657679            16657679      WHITE PLAINS                              NY                   10606
     16657681            16657681      SAN PEDRO                                 CA                   90731
     16657685            16657685      VALLEY VILLA                              CA                   91607
     16657687            16657687      WATERBURY                                 CT                    6708
     16657692            16657692      HONOLULU                                  HI                   96821
     16657695            16657695      UPPER DARBY                               PA                   19082
     16657698            16657698      SHERWOOD                                  OR                   97140
     16657700            16657700      RYE                                       NY                   10580
     16657703            16657703      HERMOSA BEAC                              CA                   90254
     16657704            16657704      HINSDALE                                  IL                   60521
     16657721            16657721      LONGVIEW                                  WA                   98632
     16657366            16657366      CLEARWATER                                FL                   33767
     16657552            16657552      OLNEY                                     MD                   20832
     16657643            16657643      CAPE CORAL                                FL                   33904
     16657645            16657645      MANASSAS                                  VA                   20112
     16657684            16657684      GREENSBORO                                NC                   27406
     16657723            16657723      LOS ANGELES                               CA                   91604
     16657724            16657724      VIENNA                                    VA                   22180
     16657725            16657725      ARCADIA                                   CA                   91006
     16657727            16657727      BERKELEY                                  CA                   94709
     16657733            16657733      LAKEVILLE                                 PA                   18438
     16657736            16657736      COLLEYVILLE                               TX                   76034
     16657737            16657737      BRONX                                     NY                   10465
     16657738            16657738      HUNTINGTON B                              CA                   92646
     16657739            16657739      BRENTWOOD                                 TN                   37027
     16657743            16657743      MANASSAS                                  VA                   20112
     16657745            16657745      JAMISON                                   PA                   18929
     16657746            16657746      LAKE ELSINOR                              CA                   92532
     16657748            16657748      SOUTH PASADE                              CA                   91030
     16657750            16657750      SCOTTSDALE                                AZ                   85255
     16657751            16657751      PLAINSBORO                                NJ                    8536
     16657753            16657753      PALO ALTO                                 CA                   94303
     16657754            16657754      SAN ANTONIO                               TX                   78217
     16657755            16657755      BEACH HAVEN                               NJ                    8008
     16657756            16657756      TUSTIN                                    CA                   92780
     16657759            16657759      EDMOND                                    OK                   73034
     16657761            16657761      HOUSTON                                   TX                   77077
     16657764            16657764      ESCONDIDO                                 CA                   92029
     16657765            16657765      LEAVENWORTH                               WA                   98826
     16657771            16657771      GLENS FALLS                               NY                   12801
     16657773            16657773      GREENVILLE                                TX                   75402
     16657776            16657776      CLAREMONT                                 CA                   91711
     16657777            16657777      ASHLAND                                   PA                   17921
     16657778            16657778      SOUTHLAKE                                 TX                   76092
     16657779            16657779      NORCROSS                                  GA                   30071
     16657780            16657780      ELLICOTT CIT                              MD                   21043
     16657784            16657784      LOS ANGELES                               CA                   91326
     16657786            16657786      ALBUQUERQUE                               NM                   87105
     16657790            16657790      PASADENA                                  CA                   91106
     16657792            16657792      LAKE ARIEL                                PA                   18436
     16657793            16657793      PEORIA                                    IL                   61606
     16657794            16657794      COLUMBIA                                  MD                   21045
     16657797            16657797      SALEM                                     OR                   97301
     16657798            16657798      SHERMAN OAKS                              CA                   91403
     16657805            16657805      CAMAS                                     WA                   98607
     16657807            16657807      EL CAJON                                  CA                   92020
     16657808            16657808      LAGUNA NIGUE                              CA                   92677
     16657810            16657810      HILTON HEAD                               SC                   29928
     16657818            16657818      IRVINE                                    CA                   92603
     16657821            16657821      OXNARD                                    CA                   93035
     16657822            16657822      ATLANTA                                   GA                   30324
     16657828            16657828      REDMOND                                   WA                   98053
     16657829            16657829      MOORE                                     OK                   73160
     16657830            16657830      EDMONDS                                   WA                   98020
     16657832            16657832      BURLINGAME                                CA                   94010
     16657834            16657834      BAKERSFIELD                               CA                   93307
     16657835            16657835      PHILADELPHIA                              PA                   19147
     16657837            16657837      INMAN                                     SC                   29349
     16657841            16657841      LAKE ALFRED                               FL                   33850
     16657846            16657846      SAN FRANSISC                              CA                   94103
     16657850            16657850      SANTA ROSA                                CA                   94504
     16657851            16657851      SAN FRANCISC                              CA                   94127
     16657854            16657854      FOOTHILL RAN                              CA                   92610
     16657855            16657855      RIFLE                                     CO                   81650
     16657858            16657858      LAS VEGAS                                 NV                   89115
     16657860            16657860      SCOTTSDALE                                AZ                   85255
     16657861            16657861      MILFORD                                   DE                   19963
     16657870            16657870      MILWAUKEE                                 WI                   53223
     16657871            16657871      BOCA RATON                                FL                   33432
     16657876            16657876      WOODBRIDGE                                VA                   22191
     16657878            16657878      SUNNY ISLES                               FL                   33160
     16657879            16657879      JACKSONVILLE                              FL                   32224
     16657880            16657880      SANTA BARBAR                              CA                   93109
     16657885            16657885      NEW PORT RIC                              FL                   34655
     16657887            16657887      EDMONDS                                   WA                   98026
     16657888            16657888      ARTESIA                                   CA                   90701
     16657889            16657889      SANTA BARBAR                              CA                   93108
     16657894            16657894      MORGANTOWN                                WV                   26501
     16657896            16657896      MULLICA HILL                              NJ                    8062
     16657897            16657897      HAPPY VALLEY                              OR                   97086
     16657898            16657898      HUNTINGTON                                NY                   11743
     16657905            16657905      MONTEREY                                  CA                   93940
     16657906            16657906      SILVER SPRIN                              MD                   20905
     16657910            16657910      SAN ANSELMO                               CA                   94960
     16657912            16657912      SCARSDALE                                 NY                   10583
     16657915            16657915      PHOENIX                                   AZ                   85013
     16657916            16657916      SAN JOSE                                  CA                   95126
     16657917            16657917      PERRIS                                    CA                   92571
     16657919            16657919      ZELIENOPLE                                PA                   16063
     16657920            16657920      SUFFOLK                                   VA                   23434
     16657923            16657923      LOS ANGELES                               CA                   90064
     16657924            16657924      PORTLAND                                  OR                   97213
     16657925            16657925      STUART                                    FL                   34996
     16657927            16657927      LYNWOOD                                   IL                   60411
     16657930            16657930      PISMO BEACH                               CA                   93449
     16657937            16657937      MIAMI                                     FL                   33177
     16657938            16657938      HERMITAGE                                 TN                   37076
     16657939            16657939      DAYTON                                    OH                   45406
     16657908            16657908      CAMPBELL                                  CA                   95008
     16657943            16657943      DIAMOND BAR                               CA                   91765
     16657944            16657944      CASTLE ROCK                               CO                   80108
     16657951            16657951      AURORA                                    CO                   80016
     16657952            16657952      WINDERMERE                                FL                   34786
     16657953            16657953      DIAMOND BAR                               CA                   91765
     16657954            16657954      CHELAN                                    WA                   98816
     16657957            16657957      BROOKLYN                                  NY                   11220
     16657960            16657960      KIRBY                                     TX                   78219
     16657961            16657961      SHOREWOOD                                 IL                   60431
     16657962            16657962      CENTREVILLE                               VA                   20120
     16657964            16657964      PANAMA CITY                               FL                   32413
     16657965            16657965      DECATUR                                   GA                   30030
     16657969            16657969      SAN CARLOS                                CA                   94070
     16657972            16657972      CLEARWATER                                FL                   33755
     16657976            16657976      SAN JOSE                                  CA                   95129
     16657978            16657978      GRANDVIEW                                 NY                   10960
     16657982            16657982      MCKINNEY                                  TX                   75070
     16657983            16657983      TUCSON                                    AZ                   85716
     16657984            16657984      TUCSON                                    AZ                   85716
     16657985            16657985      TUCSON                                    AZ                   85716
     16657986            16657986      TUCSON                                    AZ                   85716
     16657988            16657988      TUCSON                                    AZ                   85716
     16657989            16657989      TUCSON                                    AZ                   85716
     16657991            16657991      COROLLA                                   NC                   27927
     16657994            16657994      SAN FRANCISC                              CA                   94115
     16657996            16657996      OAKLAND                                   CA                   94618
     16657998            16657998      LANSING                                   MI                   48911
     16658001            16658001      SEA ISLE CIT                              NJ                    8243
     16658003            16658003      SEATTLE                                   WA                   98125
     16658004            16658004      TACOMA                                    WA                   98403
     16658008            16658008      STONE MOUNTAIN                            GA                   30083
     16658010            16658010      PARIS                                     MI                   49338
     16658011            16658011      MYRTLE BEACH                              SC                   29572
     16658012            16658012      PROVINCETOWN                              MA                    2657
     16658013            16658013      NATIONAL CIT                              CA                   91950
     16658014            16658014      LAFAYETTE                                 CA                   94549
     16658017            16658017      BENSALEM                                  PA                   19020
     16658018            16658018      SEYMOUR                                   MO                   65746
     16658020            16658020      SAN JOSE                                  CA                   95124
     16658025            16658025      ANCHORAGE                                 AK                   99516
     16658033            16658033      CARMEL                                    CA                   93923
     16658039            16658039      SEATTLE                                   WA                   98178
     16658046            16658046      NORTHRIDGE A                              CA                   91325
     16658053            16658053      FARGO                                     ND                   58102
     16658060            16658060      LOS ALTOS                                 CA                   94022
     16658063            16658063      MIAMI                                     FL                   33130
     16658073            16658073      SAN PABLO                                 CA                   94806
     16658078            16658078      HAYWARD                                   CA                   94544
     16658080            16658080      NORTH LAUDER                              FL                   33068
     16658086            16658086      LODI                                      CA                   95242
     16658088            16658088      SAN FRANCISC                              CA                   94121
     16658089            16658089      PARK CITY                                 UT                   84060
     16658091            16658091      PALM BEACH G                              FL                   33418
     14425830            14425830      STATEN ISLAND                             NY                   10314
     15628322            15628322      SANTA BARBARA                             CA                   93105
     16243109            16243109      Suwanee                                   GA                   30024
     15757419            15757419      PHILADELPHIA                              PA                   19118
     16341408            16341408      MEDFORD                                   OR                   97504
     16341423            16341423      ASHLAND                                   OR                   97520
     16319910            16319910      PALM HARBOR                               FL                   34684
     16319915            16319915      NICEVILLE                                 FL                   32578
     16375684            16375684      PONTE VEDRA BEACH                         FL                   32082
     16375685            16375685      MENIFEE                                   CA                   92584
     16375701            16375701      NORTHBROOK                                IL                   60062
     16375711            16375711      NOVATO                                    CA                   94945
     16375714            16375714      FORT WASHINGTON                           MD                   20744
     16396190            16396190      CLEARWATER                                FL                   33755
     16396195            16396195      BIRMINGHAM                                AL                   35242
     16396198            16396198      HENDERSONVILLE                            TN                   37075
     16396208            16396208      FRANKLIN                                  TN                   37064
     16396209            16396209      ORLANDO                                   FL                   32814
     16396210            16396210      WINDERMERE                                FL                   34786
     16396232            16396232      FRANKLIN                                  TN                   37064
     16396241            16396241      MAYLENE                                   AL                   35114
     15338945            15338945      LONG BEACH                                CA                   90807
     15498288            15498288      CHAPEL HILL                               NC                   27516
     15628273            15628273      RAMONA                                    CA                   92065
     15628284            15628284      OJAI                                      CA                   93023
     15628300            15628300      SAN RAMON                                 CA                   94582
     15628380            15628380      BOCA RATON                                FL                   33431
     15765233            15765233      HUNTINGTON BEACH                          CA                   92646
     16206035            16206035      Elizabeth                                 CO                   80107
     16341407            16341407      PORTLAND                                  OR                   97236
     16341410            16341410      MEDFORD                                   OR                   97504
     16341412            16341412      SALEM                                     OR                   97304
     16341413            16341413      EUGENE                                    OR                   97404
     16341414            16341414      BEND                                      OR                   97701
     16341415            16341415      PORTLAND                                  OR                   97211
     16341416            16341416      HAPPY VALLEY                              OR                   97236
     16341417            16341417      KEIZER                                    OR                   97303
     16341418            16341418      SEASIDE                                   OR                   97138
     16341419            16341419      CORVALLIS                                 OR                   97330
     16341420            16341420      SHERWOOD                                  OR                   97140
     16341421            16341421      RIDGEFIELD                                WA                   98642
     16341422            16341422      PORTLAND                                  OR                   97217
     16341424            16341424      PORTLAND                                  OR                   97205
     16319907            16319907      PENSACOLA BEACH                           FL                   32561
     16319908            16319908      NEW ORLEANS                               LA                   70118
     16319909            16319909      BIRMINGHAM                                AL                   35209
     16319912            16319912      NAPLES                                    FL                   34119
     16319913            16319913      THOMPSONS STATION                         TN                   37179
     16319916            16319916      TAMPA                                     FL                   33626
     16319917            16319917      COCOA BEACH                               FL                   32931
     16319922            16319922      BIRMINGHAM                                AL                   35213
     16319925            16319925      BIRMINGHAM                                AL                   35216
     16319926            16319926      ALEXANDER CITY                            AL                   35010
     16319929            16319929      VESTAVIA HILLS                            AL                   35216
     16319930            16319930      APISON                                    TN                   37302
     16319931            16319931      POINT CLEAR                               AL                   36564
     16319932            16319932      MIRAMAR BEACH                             FL                   32550
     16319935            16319935      BIRMINGHAM                                AL                   35222
     16319936            16319936      BIRMINGHAM                                AL                   35244
     16319937            16319937      BRENTWOOD                                 TN                   37027
     16319938            16319938      ALABASTER                                 AL                   35007
     16375678            16375678      FRANKLIN                                  MA                    2038
     16375679            16375679      BROOMFIELD                                CO                   80020
     16375680            16375680      WESTMINSTER                               CA                   92683
     16375681            16375681      SOUTH SAN FRANCISCO                       CA                   94080
     16375682            16375682      REDWOOD CITY                              CA                   94062
     16375683            16375683      LAMBERTVILLE                              NJ                    8530
     16375686            16375686      YORBA LINDA                               CA                   92887
     16375687            16375687      CHICAGO                                   IL                   60614
     16375688            16375688      SIMI VALLEY                               CA                   93065
     16375690            16375690      SAN JOSE                                  CA                   95124
     16375692            16375692      SAN MATEO                                 CA                   94402
     16375693            16375693      LAFAYETTE                                 CA                   94549
     16375694            16375694      SAN JOSE                                  CA                   95130
     16375695            16375695      OAKLAND                                   CA                   94609
     16375696            16375696      WALNUT                                    CA                   91789
     16375697            16375697      POTOMAC                                   MD                   20854
     16375699            16375699      BENICIA                                   CA                   94510
     16375700            16375700      DANVILLE                                  CA                   94526
     16375702            16375702      REDMOND                                   WA                   98052
     16375703            16375703      BLOOMFIELD HILLS                          MI                   48304
     16375704            16375704      SCOTTSDALE                                AZ                   85259
     16375705            16375705      EXETER                                    CA                   93221
     16375706            16375706      VIRGINIA BEACH                            VA                   23455
     16375707            16375707      HUNTINGTON BEACH                          CA                   92648
     16375708            16375708      SAN FRANCISCO                             CA                   94132
     16375709            16375709      VALLEJO                                   CA                   94590
     16375710            16375710      DOBBS FERRY                               NY                   10522
     16396193            16396193      BIRMINGHAM                                AL                   35223
     16396194            16396194      HUNTSVILLE                                AL                   35801
     16396196            16396196      FAIRHOPE                                  AL                   36532
     16396197            16396197      NASHVILLE                                 TN                   37220
     16396200            16396200      NASHVILLE                                 TN                   37215
     16396201            16396201      BIRMINGHAM                                AL                   35242
     16396202            16396202      BIRMINGHAM                                AL                   35210
     16396205            16396205      TAMPA                                     FL                   33611
     16396206            16396206      BIRMINGHAM                                AL                   35226
     16396207            16396207      SARASOTA                                  FL                   34241
     16396211            16396211      COVINGTON                                 LA                   70433
     16396214            16396214      HUNTSVILLE                                AL                   35801
     16396215            16396215      GRETNA                                    LA                   70056
     16396217            16396217      ALABASTER                                 AL                   35007
     16396218            16396218      AUBURN                                    AL                   36830
     16396219            16396219      CROPWELL                                  AL                   35054
     16396221            16396221      TAMPA                                     FL                   33625
     16396222            16396222      TAMPA                                     FL                   33625
     16396223            16396223      NAPLES                                    FL                   34113
     16396226            16396226      SHREVEPORT                                LA                   71106
     16396227            16396227      INDIAN SPRINGS                            AL                   35124
     16396230            16396230      NAPLES                                    FL                   34108
     16396231            16396231      RIDGELAND                                 MS                   39157
     16396234            16396234      TAMPA                                     FL                   33647
     16396235            16396235      NAPLES                                    FL                   34112
     16396237            16396237      LITHIA                                    FL                   33547
     16396239            16396239      FAIRHOPE                                  AL                   36532
     16396240            16396240      CLEARWATER BEACH                          FL                   33767
     16396242            16396242      BIRMINGHAM                                AL                   35242
     16396243            16396243      NASHVILLE                                 TN                   37211
     16396246            16396246      GULF SHORES                               AL                   36542
     16396247            16396247      JACKSON                                   TN                   38305
     16396248            16396248      BIRMINGHAM                                AL                   35244
     15498289            15498289      GOLD RIVER                                CA                   95670
     15590615            15590615      RIVER VALE                                NJ                    7675
     15628389            15628389      UPPER SADDLE RI                           NJ                    7458
     15628411            15628411      PALO ALTO                                 CA                   94306
     15765225            15765225      SAN FRANCISCO                             CA                   94116
     16341409            16341409      CHARBONNEAU                               OR                   97070
     16341411            16341411      EUGENE                                    OR                   97405
     16319906            16319906      TRUSSVILLE                                AL                   35173
     16319934            16319934      BIRMINGHAM                                AL                   35242
     16375689            16375689      HAWTHORNE                                 CA                   90250
     16375698            16375698      ASHBURN                                   VA                   20148
     16375712            16375712      PLACERVILLE                               CA                   95667
     16396199            16396199      HOMEWOOD                                  AL                   35209
     16396204            16396204      ORANGE BEACH                              AL                   36561
     16396213            16396213      CLERMONT                                  FL                   34711
     16396216            16396216      TAMPA                                     FL                   33618
     16396220            16396220      MIRAMAR BEACH                             FL                   32550
     16396225            16396225      NORTH VENICE                              FL                   34275
     16396233            16396233      PUNTA GORDA                               FL                   33983
     16396236            16396236      TUSCALOOSA                                AL                   35401
     15765213            15765213      MANOR                                     TX                   78653
     16396238            16396238      OXFORD                                    MS                   38655
     15498275            15498275      FOLSOM                                    CA                   95630
     16396191            16396191      NAPLES                                    FL                   34105
     16396224            16396224      LEEDS                                     AL                   35094
     16319911            16319911      ORLANDO                                   FL                   32821
     16396229            16396229      GULF SHORES                               AL                   36542
     16657043            16657043      DECATUR                                   AL                   35601
     16657053            16657053      GARNER                                    NC                   27529
     16657063            16657063      VIRGINIA BEA                              VA                   23464
     16657102            16657102      CHESAPEAKE                                VA                   23320
     16657138            16657138      FORT WAYNE                                IN                   46804
     16657222            16657222      HOWARD                                    OH                   43028
     16657236            16657236      WOOSTER                                   OH                   44691
     16657255            16657255      ALLIANCE                                  OH                   44601
     16657284            16657284      EDEN PRAIRIE                              MN                   55344
     16657317            16657317      ANTHEM                                    AZ                   85086
     16657334            16657334      ATLANTIC CITY                             NJ                    8401
     16657373            16657373      SOUTHAVEN                                 MS                   38671
     16657375            16657375      ALBUQUERQUE                               NM                   87106
     16657446            16657446      BETHEL                                    NC                   27812
     16657469            16657469      LEVELLAND                                 TX                   79336
     16657579            16657579      RALEIGH                                   NC                   27617
     16657639            16657639      COLUMBIA                                  SC                   29204
     16657642            16657642      CHARLOTTE                                 NC                   28273
     16657649            16657649      MATTHEWS                                  NC                   28105
     16657652            16657652      KEITHVILLE                                LA                   71047
     16657676            16657676      DURHAM                                    NC                   27713
     16657702            16657702      PINEVILLE                                 NC                   28134
     16657787            16657787      SPRINGDALE                                AR                   72764
     16657843            16657843      OAKLYN                                    NJ                    8107
     16657872            16657872      BELMONT                                   NC                   28012
     16657940            16657940      LOS ANGELES                               CA                   90022
     16657950            16657950      ORANGE                                    NJ                    7050
     16657971            16657971      BOTHELL                                   WA                   98011
     16658071            16658071      ORLANDO                                   FL                   32824
     16657399            16657399      WAUKESHA                                  WI                   53186
     16657655            16657655      LEAVENWORTH                               WA                   98826
     16657768            16657768      ROSEVILLE                                 CA                   95747

LOAN_ID            PROPTYPE                     CURRENT_                    SERV_FEE           LPMI         MSERV
                                                GROSS_COUPON
-----------------------------------------------------------------------------------------------------------------------
     15832932      Single Family                                 5.375               0.25            0           0.013
     16015803      Single Family                                 5.375               0.25            0           0.013
     16015807      Hi-Rise Condo                                 5.375               0.25            0           0.013
     16015810      PUD                                           5.375               0.25            0           0.013
     16015821      Single Family                                     6               0.25            0           0.013
     16015822      PUD                                             5.5               0.25            0           0.013
     16015833      Condominium                                    5.75               0.25            0           0.013
     16015843      PUD                                           5.875               0.25            0           0.013
     16015863      Single Family                                 5.375               0.25            0           0.013
     16015865      Single Family                                 5.375               0.25            0           0.013
     16015870      Condominium                                    5.75               0.25            0           0.013
     15438581      Condominium                                    5.75               0.25            0           0.013
     16657104      2-4 Family                                     7.25               0.25            0           0.013
     16657108      Condominium                                    8.25               0.25            0           0.013
     16657116      Single Family                                  6.75               0.25        0.625           0.013
     16657122      Single Family                                     7               0.25            0           0.013
     16657049      Single Family                                 7.375               0.25            0           0.013
     16657131      2-4 Family                                        8               0.25            0           0.013
     16657051      2-4 Family                                    7.375               0.25            0           0.013
     16657137      Single Family                                 5.875               0.25            0           0.013
     16657056      2-4 Family                                      6.5               0.25            0           0.013
     16657060      Single Family                                 6.125               0.25            0           0.013
     16658049      Single Family                                   6.5               0.25            0           0.013
     16657161      Single Family                                 6.625               0.25            0           0.013
     16657089      Hi-Rise Condo                                 7.875               0.25            0           0.013
     16657415      Single Family                                 6.625               0.25            0           0.013
     16657177      Single Family                                   6.5               0.25            0           0.013
     16657096      Single Family                                 6.625               0.25            0           0.013
     16657500      Single Family                                 6.625               0.25            0           0.013
     16657423      Condominium                                     6.5               0.25            0           0.013
     16657425      2-4 Family                                      6.5               0.25            0           0.013
     16657506      Single Family                                 6.875               0.25            0           0.013
     16657427      2-4 Family                                      6.5               0.25            0           0.013
     16657428      Single Family                                     7               0.25            0           0.013
     16657187      Condominium                                       7               0.25            0           0.013
     16657430      Single Family                                 6.875               0.25            0           0.013
     16657516      Single Family                                   6.5               0.25            0           0.013
     16657518      Single Family                                   8.5               0.25            0           0.013
     16657439      Single Family                                 6.625               0.25            0           0.013
     16657520      2-4 Family                                    7.875               0.25            0           0.013
     16657602      Single Family                                 6.625               0.25            0           0.013
     16657523      Single Family                                 6.625               0.25            0           0.013
     16657443      Single Family                                   6.5               0.25            0           0.013
     16657605      Single Family                                 6.875               0.25            0           0.013
     16657606      Single Family                                 6.625               0.25            0           0.013
     16657611      Single Family                                  6.75               0.25            0           0.013
     16657612      Single Family                                  6.75               0.25            0           0.013
     16657532      Single Family                                  6.75               0.25            0           0.013
     16657533      Single Family                                 6.375               0.25            0           0.013
     16657452      Hi-Rise Condo                                 6.875               0.25            0           0.013
     16657453      Hi-Rise Condo                                 6.875               0.25            0           0.013
     16657454      Single Family                                 6.375               0.25            0           0.013
     16657537      Single Family                                   6.5               0.25            0           0.013
     16657456      Single Family                                  6.75               0.25            0           0.013
     16657457      Single Family                                   7.5               0.25            0           0.013
     16657459      Single Family                                     8               0.25            0           0.013
     16657460      Single Family                                   6.5               0.25            0           0.013
     16657624      Single Family                                  6.75               0.25            0           0.013
     16657543      Single Family                                 6.625               0.25            0           0.013
     16657463      Single Family                                     7               0.25            0           0.013
     16657545      Single Family                                 6.625               0.25            0           0.013
     16657546      Single Family                                 6.625               0.25            0           0.013
     16657465      Single Family                                  7.75               0.25            0           0.013
     16657466      Single Family                                 8.375               0.25            0           0.013
     16657711      Single Family                                   7.5               0.25            0           0.013
     16657470      Single Family                                  6.75               0.25            0           0.013
     16657553      Single Family                                 6.625               0.25            0           0.013
     16657472      Condominium                                    6.25               0.25            0           0.013
     16657554      Single Family                                 7.875               0.25            0           0.013
     16657555      Single Family                                 7.875               0.25            0           0.013
     16657476      Single Family                                 7.875               0.25            0           0.013
     16657477      Condominium                                    6.75               0.25            0           0.013
     16657559      Single Family                                 7.125               0.25            0           0.013
     16657479      Single Family                                 7.875               0.25            0           0.013
     16657804      Single Family                                 6.625               0.25            0           0.013
     16657562      Single Family                                  6.75               0.25            0           0.013
     16657567      Single Family                                   6.5               0.25            0           0.013
     16657568      Single Family                                     6               0.25            0           0.013
     16657570      Single Family                                 6.875               0.25            0           0.013
     16657490      Single Family                                  6.75               0.25            0           0.013
     16657491      Single Family                                  6.75               0.25            0           0.013
     16657492      Single Family                                     6               0.25            0           0.013
     16657494      Single Family                                  6.25               0.25            0           0.013
     16657657      Single Family                                 6.625               0.25            0           0.013
     16657497      Single Family                                   6.5               0.25            0           0.013
     16657659      Single Family                                  6.75               0.25            0           0.013
     16657499      2-4 Family                                    6.625               0.25            0           0.013
     16657581      Single Family                                  6.75               0.25            0           0.013
     16657664      Single Family                                 6.125               0.25            0           0.013
     16657584      Single Family                                  6.25               0.25            0           0.013
     16657585      Single Family                                  6.75               0.25            0           0.013
     16657595      2-4 Family                                    6.875               0.25            0           0.013
     16657598      Single Family                                   6.5               0.25            0           0.013
     16657688      Single Family                                 6.375               0.25            0           0.013
     16657693      Single Family                                 6.375               0.25            0           0.013
     16657788      Single Family                                 6.625               0.25            0           0.013
     16657995      Single Family                                  6.75               0.25            0           0.013
     16657999      Hi-Rise Condo                                 7.375               0.25            0           0.013
     16657041      Single Family                                 6.625               0.25            0           0.013
     16657044      Single Family                                     7               0.25            0           0.013
     16657045      Single Family                                 6.875               0.25            0           0.013
     16657065      Single Family                                  7.75               0.25            0           0.013
     16657078      2-4 Family                                     6.75               0.25            0           0.013
     16657085      Single Family                                  6.25               0.25            0           0.013
     16657086      2-4 Family                                    7.625               0.25            0           0.013
     16657087      2-4 Family                                    7.625               0.25            0           0.013
     16657090      2-4 Family                                    7.625               0.25            0           0.013
     16657106      Condominium                                   8.375               0.25            0           0.013
     16657112      Single Family                                 6.875               0.25            0           0.013
     16657117      PUD                                           6.875               0.25            0           0.013
     16657119      Condominium                                   7.625               0.25            0           0.013
     16657120      2-4 Family                                    8.375               0.25            0           0.013
     16657121      Single Family                                   6.5               0.25            0           0.013
     16657125      2-4 Family                                    7.875               0.25            0           0.013
     16657132      Single Family                                   7.5               0.25            0           0.013
     16657134      Single Family                                 6.625               0.25            0           0.013
     16657149      2-4 Family                                    8.375               0.25            0           0.013
     16657154      Single Family                                  7.75               0.25            0           0.013
     16657158      2-4 Family                                    6.625               0.25            0           0.013
     16657163      Single Family                                 6.875               0.25            0           0.013
     16657166      Single Family                                 7.875               0.25            0           0.013
     16657171      Single Family                                 6.375               0.25            0           0.013
     16657173      Single Family                                 6.875               0.25            0           0.013
     16657180      Single Family                                 7.875               0.25            0           0.013
     16657181      Single Family                                 8.125               0.25            0           0.013
     16657182      Single Family                                 7.875               0.25            0           0.013
     16657183      Single Family                                   6.5               0.25            0           0.013
     16657189      Condominium                                   6.875               0.25            0           0.013
     16657191      Condominium                                    7.25               0.25            0           0.013
     16657192      2-4 Family                                        7               0.25            0           0.013
     16657197      Condominium                                   7.125               0.25            0           0.013
     16657203      PUD                                            6.75               0.25            0           0.013
     16657206      Single Family                                  6.75               0.25            0           0.013
     16657209      Single Family                                 6.625               0.25            0           0.013
     16657211      Single Family                                 6.375               0.25            0           0.013
     16657220      Single Family                                 6.875               0.25            0           0.013
     16657224      2-4 Family                                     6.75               0.25            0           0.013
     16657226      Single Family                                 6.875               0.25            0           0.013
     16657231      Single Family                                   6.5               0.25            0           0.013
     16657233      Single Family                                 7.375               0.25            0           0.013
     16657234      Single Family                                   6.5               0.25            0           0.013
     16657237      Single Family                                 6.875               0.25            0           0.013
     16657240      2-4 Family                                    8.375               0.25            0           0.013
     16657241      Single Family                                 6.625               0.25            0           0.013
     16657246      Condominium                                       7               0.25            0           0.013
     16657248      Single Family                                  7.25               0.25            0           0.013
     16657250      Single Family                                 6.875               0.25            0           0.013
     16657260      Hi-Rise Condo                                 6.375               0.25            0           0.013
     16657268      Single Family                                 6.625               0.25            0           0.013
     16657270      Single Family                                 7.875               0.25            0           0.013
     16657275      Condominium                                     8.5               0.25            0           0.013
     16657276      Hi-Rise Condo                                 8.625               0.25            0           0.013
     16657277      2-4 Family                                     8.75               0.25            0           0.013
     16657279      Single Family                                     8               0.25            0           0.013
     16657280      Single Family                                   8.5               0.25            0           0.013
     16657281      2-4 Family                                     8.75               0.25            0           0.013
     16657283      Single Family                                  8.75               0.25            0           0.013
     16657294      Single Family                                 8.625               0.25            0           0.013
     16657295      Single Family                                 8.375               0.25            0           0.013
     16657296      2-4 Family                                    7.625               0.25            0           0.013
     16657297      Single Family                                 8.375               0.25            0           0.013
     16657298      Single Family                                   8.5               0.25            0           0.013
     16657300      Hi-Rise Condo                                 6.625               0.25            0           0.013
     16657303      2-4 Family                                    8.625               0.25            0           0.013
     16657306      Single Family                                  8.25               0.25            0           0.013
     16657313      Single Family                                 7.625               0.25            0           0.013
     16657316      Single Family                                  8.25               0.25            0           0.013
     16657319      Single Family                                 8.375               0.25            0           0.013
     16657325      Single Family                                 6.875               0.25            0           0.013
     16657327      Single Family                                   8.5               0.25            0           0.013
     16657332      Condominium                                   8.625               0.25            0           0.013
     16657336      Single Family                                  8.25               0.25            0           0.013
     16657337      Single Family                                 7.625               0.25            0           0.013
     16657338      Single Family                                 7.375               0.25            0           0.013
     16657345      2-4 Family                                     8.25               0.25            0           0.013
     16657346      PUD                                               7               0.25            0           0.013
     16657348      Single Family                                  6.75               0.25            0           0.013
     16657349      Condominium                                    6.75               0.25            0           0.013
     16657352      Single Family                                   8.5               0.25            0           0.013
     16657361      2-4 Family                                    7.875               0.25            0           0.013
     16657363      Single Family                                 8.125               0.25            0           0.013
     16657368      Single Family                                  6.75               0.25            0           0.013
     16657369      Single Family                                 6.875               0.25            0           0.013
     16657371      Single Family                                  8.25               0.25            0           0.013
     16657374      Single Family                                 8.125               0.25            0           0.013
     16657383      Single Family                                 7.875               0.25            0           0.013
     16657385      Single Family                                 8.125               0.25            0           0.013
     16657386      Single Family                                 8.375               0.25            0           0.013
     16657387      Single Family                                   8.5               0.25            0           0.013
     16657388      Single Family                                 8.625               0.25            0           0.013
     16657389      Single Family                                 8.625               0.25            0           0.013
     16657390      Single Family                                 8.125               0.25            0           0.013
     16657391      Single Family                                   8.5               0.25            0           0.013
     16657393      Single Family                                     8               0.25            0           0.013
     16657411      Single Family                                  6.75               0.25            0           0.013
     16657433      Single Family                                 6.625               0.25            0           0.013
     16657451      2-4 Family                                     7.25               0.25            0           0.013
     16657486      Single Family                                   6.5               0.25            0           0.013
     16657508      Single Family                                   6.5               0.25            0           0.013
     16657517      Single Family                                   6.5               0.25            0           0.013
     16657519      Single Family                                  6.75               0.25            0           0.013
     16657549      Single Family                                   6.5               0.25            0           0.013
     16657550      Single Family                                 5.875               0.25            0           0.013
     16657577      Single Family                                 6.875               0.25            0           0.013
     16657580      Single Family                                  6.75               0.25            0           0.013
     16657582      Single Family                                 6.625               0.25            0           0.013
     16657586      2-4 Family                                    6.875               0.25            0           0.013
     16657587      2-4 Family                                    6.875               0.25            0           0.013
     16657588      Single Family                                  6.75               0.25            0           0.013
     16657590      Single Family                                 6.625               0.25            0           0.013
     16657592      Single Family                                   6.5               0.25            0           0.013
     16657600      Condominium                                       8               0.25            0           0.013
     16657608      Single Family                                 8.125               0.25            0           0.013
     16657614      Condominium                                     6.5               0.25            0           0.013
     16657617      PUD                                           6.375               0.25            0           0.013
     16657623      Single Family                                   6.5               0.25            0           0.013
     16657628      Single Family                                  6.25               0.25            0           0.013
     16657632      Single Family                                   6.5               0.25            0           0.013
     16657633      Single Family                                   6.5               0.25            0           0.013
     16657635      Single Family                                   8.5               0.25            0           0.013
     16657638      Single Family                                 6.625               0.25            0           0.013
     16657640      Single Family                                 6.625               0.25            0           0.013
     16657647      Single Family                                 6.375               0.25            0           0.013
     16657653      Single Family                                 6.625               0.25            0           0.013
     16657654      Single Family                                 6.875               0.25            0           0.013
     16657658      2-4 Family                                    6.625               0.25            0           0.013
     16657661      Single Family                                 8.625               0.25            0           0.013
     16657666      Single Family                                  6.75               0.25            0           0.013
     16657667      Single Family                                  6.75               0.25            0           0.013
     16657669      Single Family                                 6.625               0.25            0           0.013
     16657671      Single Family                                  6.75               0.25            0           0.013
     16657677      Single Family                                 6.625               0.25            0           0.013
     16657678      Single Family                                 7.375               0.25            0           0.013
     16657679      Single Family                                   6.5               0.25            0           0.013
     16657681      Single Family                                 6.625               0.25            0           0.013
     16657685      Single Family                                 6.875               0.25            0           0.013
     16657687      2-4 Family                                     8.25               0.25            0           0.013
     16657692      Single Family                                 6.375               0.25            0           0.013
     16657695      Single Family                                   8.5               0.25            0           0.013
     16657698      Single Family                                   6.5               0.25            0           0.013
     16657700      Single Family                                  6.75               0.25            0           0.013
     16657703      Single Family                                 6.625               0.25            0           0.013
     16657704      Single Family                                  6.75               0.25            0           0.013
     16657721      2-4 Family                                      8.5               0.25            0           0.013
     16657366      Single Family                                 6.875               0.25            0           0.013
     16657552      Single Family                                  6.75               0.25            0           0.013
     16657643      Single Family                                  6.75               0.25            0           0.013
     16657645      Single Family                                  6.75               0.25            0           0.013
     16657684      Single Family                                  8.25               0.25            0           0.013
     16657723      Single Family                                 6.625               0.25            0           0.013
     16657724      Single Family                                  6.75               0.25            0           0.013
     16657725      Single Family                                 6.625               0.25            0           0.013
     16657727      2-4 Family                                    6.875               0.25            0           0.013
     16657733      Single Family                                 6.375               0.25            0           0.013
     16657736      Single Family                                  6.75               0.25            0           0.013
     16657737      Single Family                                 7.875               0.25            0           0.013
     16657738      Single Family                                  6.75               0.25            0           0.013
     16657739      Single Family                                 6.625               0.25            0           0.013
     16657743      Single Family                                  6.75               0.25            0           0.013
     16657745      Single Family                                     7               0.25            0           0.013
     16657746      Single Family                                 6.625               0.25            0           0.013
     16657748      Condominium                                       7               0.25            0           0.013
     16657750      Single Family                                 6.625               0.25            0           0.013
     16657751      Single Family                                 6.875               0.25            0           0.013
     16657753      Single Family                                 6.125               0.25            0           0.013
     16657754      Single Family                                   8.5               0.25            0           0.013
     16657755      2-4 Family                                      6.5               0.25            0           0.013
     16657756      Single Family                                 6.625               0.25            0           0.013
     16657759      Single Family                                 8.125               0.25            0           0.013
     16657761      Single Family                                  6.75               0.25            0           0.013
     16657764      Single Family                                  6.75               0.25            0           0.013
     16657765      Single Family                                  6.75               0.25            0           0.013
     16657771      2-4 Family                                      8.5               0.25            0           0.013
     16657773      Single Family                                 6.875               0.25            0           0.013
     16657776      Single Family                                 6.625               0.25            0           0.013
     16657777      Single Family                                  8.75               0.25            0           0.013
     16657778      Single Family                                   6.5               0.25            0           0.013
     16657779      2-4 Family                                    8.375               0.25            0           0.013
     16657780      Single Family                                 6.875               0.25            0           0.013
     16657784      Single Family                                 6.875               0.25            0           0.013
     16657786      Single Family                                  8.25               0.25            0           0.013
     16657790      Single Family                                 6.625               0.25            0           0.013
     16657792      Single Family                                     8               0.25            0           0.013
     16657793      Single Family                                 8.375               0.25            0           0.013
     16657794      Single Family                                  6.75               0.25            0           0.013
     16657797      Single Family                                  8.25               0.25            0           0.013
     16657798      Single Family                                 6.625               0.25            0           0.013
     16657805      Single Family                                  6.75               0.25            0           0.013
     16657807      Single Family                                 6.875               0.25            0           0.013
     16657808      Single Family                                  6.75               0.25            0           0.013
     16657810      Single Family                                 6.875               0.25            0           0.013
     16657818      Single Family                                 6.625               0.25            0           0.013
     16657821      Single Family                                  6.75               0.25            0           0.013
     16657822      Single Family                                     7               0.25            0           0.013
     16657828      Single Family                                 6.875               0.25            0           0.013
     16657829      Single Family                                  7.75               0.25            0           0.013
     16657830      Single Family                                  6.75               0.25            0           0.013
     16657832      Single Family                                 6.625               0.25            0           0.013
     16657834      Single Family                                 7.875               0.25            0           0.013
     16657835      2-4 Family                                        7               0.25            0           0.013
     16657837      Single Family                                 8.625               0.25            0           0.013
     16657841      2-4 Family                                    8.875               0.25            0           0.013
     16657846      Hi-Rise Condo                                 6.625               0.25            0           0.013
     16657850      Single Family                                 6.625               0.25            0           0.013
     16657851      Single Family                                  6.75               0.25            0           0.013
     16657854      Single Family                                     7               0.25            0           0.013
     16657855      Single Family                                 7.625               0.25            0           0.013
     16657858      Condominium                                   8.375               0.25            0           0.013
     16657860      Single Family                                  6.75               0.25            0           0.013
     16657861      Single Family                                 8.625               0.25            0           0.013
     16657870      Condominium                                    7.25               0.25            0           0.013
     16657871      Hi-Rise Condo                                     7               0.25            0           0.013
     16657876      PUD                                               7               0.25            0           0.013
     16657878      Hi-Rise Condo                                 6.625               0.25            0           0.013
     16657879      Single Family                                  6.75               0.25            0           0.013
     16657880      2-4 Family                                     6.75               0.25            0           0.013
     16657885      Single Family                                   8.5               0.25            0           0.013
     16657887      Single Family                                  6.75               0.25            0           0.013
     16657888      Single Family                                 6.875               0.25            0           0.013
     16657889      Single Family                                 6.625               0.25            0           0.013
     16657894      Single Family                                  8.25               0.25            0           0.013
     16657896      Single Family                                     7               0.25            0           0.013
     16657897      Single Family                                 6.625               0.25            0           0.013
     16657898      Single Family                                 6.625               0.25            0           0.013
     16657905      Single Family                                 6.875               0.25            0           0.013
     16657906      Single Family                                  6.75               0.25            0           0.013
     16657910      Single Family                                 6.875               0.25            0           0.013
     16657912      Condominium                                       7               0.25            0           0.013
     16657915      Single Family                                   6.5               0.25            0           0.013
     16657916      Single Family                                  6.25               0.25            0           0.013
     16657917      Single Family                                 6.875               0.25            0           0.013
     16657919      Single Family                                  7.25               0.25            0           0.013
     16657920      Single Family                                   7.5               0.25            0           0.013
     16657923      Single Family                                 6.875               0.25            0           0.013
     16657924      2-4 Family                                    6.875               0.25            0           0.013
     16657925      Single Family                                     7               0.25            0           0.013
     16657927      2-4 Family                                    7.875               0.25            0           0.013
     16657930      Single Family                                 6.875               0.25            0           0.013
     16657937      Single Family                                 6.875               0.25            0           0.013
     16657938      2-4 Family                                    7.375               0.25            0           0.013
     16657939      2-4 Family                                    8.625               0.25            0           0.013
     16657908      Single Family                                  6.75               0.25            0           0.013
     16657943      PUD                                             6.5               0.25            0           0.013
     16657944      Single Family                                 6.625               0.25            0           0.013
     16657951      Single Family                                     7               0.25            0           0.013
     16657952      Single Family                                 6.875               0.25            0           0.013
     16657953      Single Family                                  6.75               0.25            0           0.013
     16657954      Single Family                                  6.75               0.25            0           0.013
     16657957      2-4 Family                                    6.625               0.25            0           0.013
     16657960      Single Family                                  6.75               0.25            0           0.013
     16657961      Single Family                                     7               0.25            0           0.013
     16657962      Single Family                                  6.75               0.25            0           0.013
     16657964      Single Family                                 6.875               0.25            0           0.013
     16657965      Single Family                                   6.5               0.25            0           0.013
     16657969      Single Family                                 6.625               0.25            0           0.013
     16657972      Condominium                                    7.25               0.25            0           0.013
     16657976      Single Family                                   6.5               0.25            0           0.013
     16657978      Single Family                                  6.75               0.25            0           0.013
     16657982      Single Family                                   7.5               0.25            0           0.013
     16657983      2-4 Family                                     8.75               0.25            0           0.013
     16657984      2-4 Family                                     8.75               0.25            0           0.013
     16657985      2-4 Family                                     8.75               0.25            0           0.013
     16657986      2-4 Family                                     8.75               0.25            0           0.013
     16657988      2-4 Family                                     8.75               0.25            0           0.013
     16657989      2-4 Family                                     8.75               0.25            0           0.013
     16657991      Single Family                                 7.625               0.25            0           0.013
     16657994      Condominium                                   6.625               0.25            0           0.013
     16657996      Single Family                                 6.625               0.25            0           0.013
     16657998      Single Family                                 8.125               0.25            0           0.013
     16658001      Condominium                                   6.875               0.25            0           0.013
     16658003      Single Family                                  6.75               0.25            0           0.013
     16658004      Single Family                                 6.875               0.25            0           0.013
     16658008      Single Family                                 8.125               0.25            0           0.013
     16658010      2-4 Family                                     8.25               0.25            0           0.013
     16658011      Hi-Rise Condo                                  7.25               0.25            0           0.013
     16658012      Single Family                                 6.375               0.25            0           0.013
     16658013      Single Family                                 6.875               0.25            0           0.013
     16658014      Single Family                                  6.75               0.25            0           0.013
     16658017      Single Family                                 6.875               0.25            0           0.013
     16658018      Single Family                                 8.125               0.25            0           0.013
     16658020      Single Family                                  6.75               0.25            0           0.013
     16658025      Single Family                                  6.75               0.25            0           0.013
     16658033      Single Family                                  7.25               0.25            0           0.013
     16658039      Single Family                                 6.875               0.25            0           0.013
     16658046      Single Family                                 6.875               0.25            0           0.013
     16658053      Single Family                                 7.125               0.25            0           0.013
     16658060      Single Family                                   6.5               0.25            0           0.013
     16658063      Hi-Rise Condo                                 7.125               0.25            0           0.013
     16658073      Single Family                                 6.625               0.25            0           0.013
     16658078      Single Family                                   7.5               0.25            0           0.013
     16658080      2-4 Family                                        7               0.25            0           0.013
     16658086      2-4 Family                                    7.125               0.25            0           0.013
     16658088      2-4 Family                                    6.875               0.25            0           0.013
     16658089      Single Family                                 6.875               0.25            0           0.013
     16658091      Single Family                                 6.875               0.25            0           0.013
     14425830      Condominium                                   5.375               0.25            0           0.013
     15628322      Single Family                                   5.5               0.25            0           0.013
     16243109      Single Family                                 7.125               0.25            0           0.013
     15757419      Single Family                                 5.875               0.25            0           0.013
     16341408      Single Family                                 6.125               0.25            0           0.013
     16341423      2-4 Family                                        7               0.25            0           0.013
     16319910      Single Family                                   6.5               0.25            0           0.013
     16319915      PUD                                             6.5               0.25            0           0.013
     16375684      PUD                                           6.375               0.25            0           0.013
     16375685      Single Family                                 6.875               0.25            0           0.013
     16375701      Single Family                                 6.375               0.25            0           0.013
     16375711      Single Family                                  6.25               0.25            0           0.013
     16375714      Single Family                                 6.625               0.25            0           0.013
     16396190      Single Family                                 6.875               0.25            0           0.013
     16396195      PUD                                               6               0.25            0           0.013
     16396198      Single Family                                   6.5               0.25            0           0.013
     16396208      PUD                                             6.5               0.25            0           0.013
     16396209      PUD                                            6.25               0.25            0           0.013
     16396210      PUD                                            6.75               0.25            0           0.013
     16396232      PUD                                           6.625               0.25            0           0.013
     16396241      PUD                                             6.5               0.25            0           0.013
     15338945      Single Family                                 5.625               0.25            0           0.013
     15498288      PUD                                            5.75               0.25            0           0.013
     15628273      Single Family                                  5.25               0.25            0           0.013
     15628284      Single Family                                 5.375               0.25            0           0.013
     15628300      PUD                                             5.5               0.25            0           0.013
     15628380      Single Family                                   5.5               0.25            0           0.013
     15765233      Single Family                                  5.75               0.25            0           0.013
     16206035      Single Family                                 6.375               0.25            0           0.013
     16341407      PUD                                           6.625               0.25            0           0.013
     16341410      Single Family                                 6.375               0.25            0           0.013
     16341412      Single Family                                 6.625               0.25            0           0.013
     16341413      2-4 Family                                    6.875               0.25            0           0.013
     16341414      Single Family                                   6.5               0.25            0           0.013
     16341415      Single Family                                 6.875               0.25            0           0.013
     16341416      PUD                                             6.5               0.25            0           0.013
     16341417      Single Family                                   6.5               0.25            0           0.013
     16341418      Single Family                                   6.5               0.25            0           0.013
     16341419      Single Family                                   6.5               0.25            0           0.013
     16341420      Condominium                                     6.5               0.25            0           0.013
     16341421      Single Family                                  6.75               0.25            0           0.013
     16341422      Single Family                                 6.625               0.25            0           0.013
     16341424      Single Family                                 6.625               0.25            0           0.013
     16319907      Hi-Rise Condo                                 6.375               0.25            0           0.013
     16319908      Single Family                                 5.875               0.25            0           0.013
     16319909      Single Family                                 5.875               0.25            0           0.013
     16319912      PUD                                               6               0.25            0           0.013
     16319913      Single Family                                  6.75               0.25            0           0.013
     16319916      PUD                                             6.5               0.25            0           0.013
     16319917      Single Family                                 6.375               0.25            0           0.013
     16319922      Single Family                                 5.875               0.25            0           0.013
     16319925      Single Family                                  6.25               0.25            0           0.013
     16319926      PUD                                           5.875               0.25            0           0.013
     16319929      PUD                                           5.875               0.25            0           0.013
     16319930      Single Family                                     6               0.25            0           0.013
     16319931      PUD                                           6.125               0.25            0           0.013
     16319932      PUD                                            6.25               0.25            0           0.013
     16319935      Single Family                                  6.25               0.25            0           0.013
     16319936      PUD                                               6               0.25            0           0.013
     16319937      Single Family                                 6.375               0.25            0           0.013
     16319938      PUD                                           5.875               0.25            0           0.013
     16375678      Single Family                                   6.5               0.25            0           0.013
     16375679      PUD                                            5.75               0.25            0           0.013
     16375680      Single Family                                 6.125               0.25            0           0.013
     16375681      Single Family                                  6.25               0.25            0           0.013
     16375682      Single Family                                   6.5               0.25            0           0.013
     16375683      Single Family                                 6.625               0.25            0           0.013
     16375686      Single Family                                 6.375               0.25            0           0.013
     16375687      Hi-Rise Condo                                 6.375               0.25            0           0.013
     16375688      PUD                                           6.375               0.25            0           0.013
     16375690      Single Family                                 6.375               0.25            0           0.013
     16375692      PUD                                             6.5               0.25            0           0.013
     16375693      PUD                                             6.5               0.25            0           0.013
     16375694      Single Family                                   6.5               0.25            0           0.013
     16375695      Single Family                                 6.375               0.25            0           0.013
     16375696      Single Family                                  6.25               0.25            0           0.013
     16375697      Single Family                                   6.5               0.25            0           0.013
     16375699      Single Family                                 6.625               0.25            0           0.013
     16375700      PUD                                             6.5               0.25            0           0.013
     16375702      Single Family                                   6.5               0.25            0           0.013
     16375703      Single Family                                 6.625               0.25            0           0.013
     16375704      PUD                                             6.5               0.25            0           0.013
     16375705      PUD                                             6.5               0.25            0           0.013
     16375706      Single Family                                   6.5               0.25            0           0.013
     16375707      PUD                                             6.5               0.25            0           0.013
     16375708      Single Family                                   6.5               0.25            0           0.013
     16375709      Single Family                                   6.5               0.25            0           0.013
     16375710      Single Family                                   6.5               0.25            0           0.013
     16396193      Single Family                                 5.875               0.25            0           0.013
     16396194      Single Family                                  6.25               0.25            0           0.013
     16396196      PUD                                           6.375               0.25            0           0.013
     16396197      Single Family                                  6.25               0.25            0           0.013
     16396200      PUD                                           6.125               0.25            0           0.013
     16396201      PUD                                           6.125               0.25            0           0.013
     16396202      Townhouse                                      6.25               0.25            0           0.013
     16396205      Hi-Rise Condo                                 6.625               0.25            0           0.013
     16396206      PUD                                            6.25               0.25            0           0.013
     16396207      PUD                                             6.5               0.25            0           0.013
     16396211      Single Family                                   6.5               0.25            0           0.013
     16396214      Single Family                                  6.25               0.25            0           0.013
     16396215      Townhouse                                     6.375               0.25            0           0.013
     16396217      PUD                                            6.25               0.25            0           0.013
     16396218      Single Family                                     6               0.25            0           0.013
     16396219      PUD                                             6.5               0.25            0           0.013
     16396221      PUD                                           6.625               0.25            0           0.013
     16396222      PUD                                           6.375               0.25            0           0.013
     16396223      Condominium                                     6.5               0.25            0           0.013
     16396226      Single Family                                     6               0.25            0           0.013
     16396227      Single Family                                 6.375               0.25            0           0.013
     16396230      Single Family                                   6.5               0.25            0           0.013
     16396231      Single Family                                  6.25               0.25            0           0.013
     16396234      PUD                                            6.25               0.25            0           0.013
     16396235      Condominium                                     6.5               0.25            0           0.013
     16396237      PUD                                            6.75               0.25            0           0.013
     16396239      Single Family                                 6.375               0.25            0           0.013
     16396240      Hi-Rise Condo                                 6.375               0.25            0           0.013
     16396242      PUD                                           6.375               0.25            0           0.013
     16396243      PUD                                             6.5               0.25            0           0.013
     16396246      Hi-Rise Condo                                 6.125               0.25            0           0.013
     16396247      PUD                                           6.375               0.25            0           0.013
     16396248      PUD                                           6.625               0.25            0           0.013
     15498289      PUD                                               6               0.25            0           0.013
     15590615      Single Family                                 5.875               0.25            0           0.013
     15628389      Single Family                                   5.5               0.25            0           0.013
     15628411      Single Family                                   5.5               0.25            0           0.013
     15765225      Single Family                                 5.875               0.25            0           0.013
     16341409      PUD                                           6.375               0.25            0           0.013
     16341411      Single Family                                   6.5               0.25            0           0.013
     16319906      PUD                                               6               0.25            0           0.013
     16319934      PUD                                           6.625               0.25            0           0.013
     16375689      Single Family                                  5.75               0.25            0           0.013
     16375698      PUD                                             6.5               0.25            0           0.013
     16375712      PUD                                            6.75               0.25            0           0.013
     16396199      Single Family                                  6.25               0.25            0           0.013
     16396204      Hi-Rise Condo                                   6.5               0.25            0           0.013
     16396213      PUD                                           6.625               0.25            0           0.013
     16396216      PUD                                           6.375               0.25            0           0.013
     16396220      PUD                                             6.5               0.25            0           0.013
     16396225      PUD                                           6.625               0.25            0           0.013
     16396233      PUD                                             6.5               0.25            0           0.013
     16396236      Condominium                                   6.375               0.25            0           0.013
     15765213      Single Family                                  6.25               0.25            0           0.013
     16396238      Condominium                                   6.625               0.25            0           0.013
     15498275      PUD                                           6.125               0.25            0           0.013
     16396191      Condominium                                   6.625               0.25            0           0.013
     16396224      Single Family                                 6.625               0.25            0           0.013
     16319911      Hi-Rise Condo                                 6.875               0.25            0           0.013
     16396229      Single Family                                 6.375               0.25            0           0.013
     16657043      Single Family                                   7.5               0.25        0.625           0.013
     16657053      Single Family                                  6.75               0.25        0.625           0.013
     16657063      Single Family                                 6.625               0.25        0.625           0.013
     16657102      Single Family                                 7.125               0.25        0.625           0.013
     16657138      Single Family                                   7.5               0.25        0.625           0.013
     16657222      Single Family                                 7.375               0.25        0.625           0.013
     16657236      Single Family                                  7.25               0.25        0.625           0.013
     16657255      Single Family                                 7.625               0.25        0.625           0.013
     16657284      Single Family                                 6.875               0.25            0           0.013
     16657317      Single Family                                  8.75               0.25            0           0.013
     16657334      Hi-Rise Condo                                 7.375               0.25            0           0.013
     16657373      Single Family                                  7.25               0.25            0           0.013
     16657375      Condominium                                       8               0.25            0           0.013
     16657446      Single Family                                 7.375               0.25        0.625           0.013
     16657469      Single Family                                 7.875               0.25        0.625           0.013
     16657579      Single Family                                   7.5               0.25        0.625           0.013
     16657639      Single Family                                   7.5               0.25        0.625           0.013
     16657642      Single Family                                 7.125               0.25        0.625           0.013
     16657649      Single Family                                 7.625               0.25        0.625           0.013
     16657652      Single Family                                 7.375               0.25        0.625           0.013
     16657676      Single Family                                   7.5               0.25        0.625           0.013
     16657702      Single Family                                 7.625               0.25        0.625           0.013
     16657787      Single Family                                 6.875               0.25            0           0.013
     16657843      Single Family                                   6.5               0.25            0           0.013
     16657872      Single Family                                 7.875               0.25        0.625           0.013
     16657940      2-4 Family                                    6.875               0.25            0           0.013
     16657950      2-4 Family                                      6.5               0.25            0           0.013
     16657971      Single Family                                  6.75               0.25            0           0.013
     16658071      Single Family                                  7.75               0.25            0           0.013
     16657399      Single Family                                     6               0.25            0           0.013
     16657655      Single Family                                 5.375               0.25            0           0.013
     16657768      Single Family                                 6.125               0.25            0           0.013

LOAN_ID            CURRENT_               MATURITY_           STATED_                    STATED_REM             AMORT
                   NET_COUPON             DATE                ORIGINAL_TERM              _TERM                  _TERM1
---------------------------------------------------------------------------------------------------------------------------
     15832932                  5.112            20351001                        360                    347             360
     16015803                  5.112            20201101                        180                    168             180
     16015807                  5.112            20351001                        360                    347             360
     16015810                  5.112            20351101                        360                    348             360
     16015821                  5.737            20201201                        180                    169             180
     16015822                  5.237            20351201                        360                    349             360
     16015833                  5.487            20210101                        180                    170             180
     16015843                  5.612            20201201                        180                    169             180
     16015863                  5.112            20351001                        360                    347             360
     16015865                  5.112            20201001                        180                    167             180
     16015870                  5.487            20201001                        180                    167             180
     15438581                  5.487            20200501                        180                    162             180
     16657104                  6.987            20360701                        360                    356             360
     16657108                  7.987            20360701                        360                    356             360
     16657116                  5.862            20360701                        360                    356             360
     16657122                  6.737            20360801                        360                    357             360
     16657049                  7.112            20360401                        360                    353             360
     16657131                  7.737            20360701                        360                    356             360
     16657051                  7.112            20360701                        360                    356             360
     16657137                  5.612            20210701                        180                    176             180
     16657056                  6.237            20360401                        360                    353             360
     16657060                  5.862            20210601                        180                    175             180
     16658049                  6.237            20360701                        360                    356             360
     16657161                  6.362            20210701                        180                    176             180
     16657089                  7.612            20360701                        360                    356             360
     16657415                  6.362            20360701                        360                    356             360
     16657177                  6.237            20210701                        180                    176             180
     16657096                  6.362            20360601                        360                    355             360
     16657500                  6.362            20360701                        360                    356             360
     16657423                  6.237            20360701                        360                    356             360
     16657425                  6.237            20360701                        360                    356             360
     16657506                  6.612            20360701                        360                    356             360
     16657427                  6.237            20360601                        360                    355             360
     16657428                  6.737            20360701                        360                    356             360
     16657187                  6.737            20360701                        360                    356             360
     16657430                  6.612            20360701                        360                    356             360
     16657516                  6.237            20360701                        360                    356             360
     16657518                  8.237            20360701                        360                    356             360
     16657439                  6.362            20360701                        360                    356             360
     16657520                  7.612            20360701                        360                    356             360
     16657602                  6.362            20360701                        360                    356             360
     16657523                  6.362            20360701                        360                    356             360
     16657443                  6.237            20360701                        360                    356             360
     16657605                  6.612            20360701                        360                    356             360
     16657606                  6.362            20360601                        360                    355             360
     16657611                  6.487            20360701                        360                    356             360
     16657612                  6.487            20360701                        360                    356             360
     16657532                  6.487            20360701                        360                    356             360
     16657533                  6.112            20360701                        360                    356             360
     16657452                  6.612            20360701                        360                    356             360
     16657453                  6.612            20360701                        360                    356             360
     16657454                  6.112            20360701                        360                    356             360
     16657537                  6.237            20360701                        360                    356             360
     16657456                  6.487            20210601                        180                    175             180
     16657457                  7.237            20360701                        360                    356             360
     16657459                  7.737            20210701                        180                    176             180
     16657460                  6.237            20360601                        360                    355             360
     16657624                  6.487            20360701                        360                    356             360
     16657543                  6.362            20360701                        360                    356             360
     16657463                  6.737            20360701                        360                    356             360
     16657545                  6.362            20360701                        360                    356             360
     16657546                  6.362            20360701                        360                    356             360
     16657465                  7.487            20360601                        360                    355             360
     16657466                  8.112            20360701                        360                    356             360
     16657711                  7.237            20360901                        360                    358             360
     16657470                  6.487            20360601                        360                    355             360
     16657553                  6.362            20360701                        360                    356             360
     16657472                  5.987            20360701                        360                    356             360
     16657554                  7.612            20360701                        360                    356             360
     16657555                  7.612            20360701                        360                    356             360
     16657476                  7.612            20360601                        360                    355             360
     16657477                  6.487            20360701                        360                    356             360
     16657559                  6.862            20360701                        360                    356             360
     16657479                  7.612            20360601                        360                    355             360
     16657804                  6.362            20360701                        360                    356             360
     16657562                  6.487            20360701                        360                    356             360
     16657567                  6.237            20360601                        360                    355             360
     16657568                  5.737            20210701                        180                    176             180
     16657570                  6.612            20360701                        360                    356             360
     16657490                  6.487            20360601                        360                    355             360
     16657491                  6.487            20360701                        360                    356             360
     16657492                  5.737            20210601                        180                    175             180
     16657494                  5.987            20210801                        180                    177             180
     16657657                  6.362            20360701                        360                    356             360
     16657497                  6.237            20360701                        360                    356             360
     16657659                  6.487            20360501                        360                    354             360
     16657499                  6.362            20360701                        360                    356             360
     16657581                  6.487            20360701                        360                    356             360
     16657664                  5.862            20210701                        180                    176             180
     16657584                  5.987            20360701                        360                    356             360
     16657585                  6.487            20210701                        180                    176             180
     16657595                  6.612            20360701                        360                    356             360
     16657598                  6.237            20360701                        360                    356             360
     16657688                  6.112            20360701                        360                    356             360
     16657693                  6.112            20360701                        360                    356             360
     16657788                  6.362            20360701                        360                    356             360
     16657995                  6.487            20360701                        360                    356             360
     16657999                  7.112            20360701                        360                    356             360
     16657041                  6.362            20360801                        360                    357             360
     16657044                  6.737            20360801                        360                    357             360
     16657045                  6.612            20360801                        360                    357             360
     16657065                  7.487            20360901                        360                    358             360
     16657078                  6.487            20360801                        360                    357             360
     16657085                  5.987            20360801                        360                    357             360
     16657086                  7.362            20360901                        360                    358             360
     16657087                  7.362            20360901                        360                    358             360
     16657090                  7.362            20360901                        360                    358             360
     16657106                  8.112            20360801                        360                    357             360
     16657112                  6.612            20360901                        360                    358             360
     16657117                  6.612            20360801                        360                    357             360
     16657119                  7.362            20360801                        360                    357             360
     16657120                  8.112            20360801                        360                    357             360
     16657121                  6.237            20210901                        180                    178             180
     16657125                  7.612            20360801                        360                    357             360
     16657132                  7.237            20360801                        360                    357             360
     16657134                  6.362            20360701                        360                    356             360
     16657149                  8.112            20360701                        360                    356             360
     16657154                  7.487            20360901                        360                    358             360
     16657158                  6.362            20360901                        360                    358             360
     16657163                  6.612            20360901                        360                    358             360
     16657166                  7.612            20360901                        360                    358             360
     16657171                  6.112            20210801                        180                    177             180
     16657173                  6.612            20360801                        360                    357             360
     16657180                  7.612            20360901                        360                    358             360
     16657181                  7.862            20360901                        360                    358             360
     16657182                  7.612            20360901                        360                    358             360
     16657183                  6.237            20360701                        360                    356             360
     16657189                  6.612            20360801                        360                    357             360
     16657191                  6.987            20360901                        360                    358             360
     16657192                  6.737            20360801                        360                    357             360
     16657197                  6.862            20360701                        360                    356             360
     16657203                  6.487            20360901                        360                    358             360
     16657206                  6.487            20360801                        360                    357             360
     16657209                  6.362            20360901                        360                    358             360
     16657211                  6.112            20360801                        360                    357             360
     16657220                  6.612            20360801                        360                    357             360
     16657224                  6.487            20360701                        360                    356             360
     16657226                  6.612            20360801                        360                    357             360
     16657231                  6.237            20360901                        360                    358             360
     16657233                  7.112            20360801                        360                    357             360
     16657234                  6.237            20360801                        360                    357             360
     16657237                  6.612            20360901                        360                    358             360
     16657240                  8.112            20360801                        360                    357             360
     16657241                  6.362            20360801                        360                    357             360
     16657246                  6.737            20360901                        360                    358             360
     16657248                  6.987            20360801                        360                    357             360
     16657250                  6.612            20360901                        360                    358             360
     16657260                  6.112            20210801                        180                    177             180
     16657268                  6.362            20360801                        360                    357             360
     16657270                  7.612            20360901                        360                    358             360
     16657275                  8.237            20360901                        360                    358             360
     16657276                  8.362            20360801                        360                    357             360
     16657277                  8.487            20360901                        360                    358             360
     16657279                  7.737            20360901                        360                    358             360
     16657280                  8.237            20360801                        360                    357             360
     16657281                  8.487            20360901                        360                    358             360
     16657283                  8.487            20360801                        360                    357             360
     16657294                  8.362            20360901                        360                    358             360
     16657295                  8.112            20360801                        360                    357             360
     16657296                  7.362            20360901                        360                    358             360
     16657297                  8.112            20360901                        360                    358             360
     16657298                  8.237            20360901                        360                    358             360
     16657300                  6.362            20360801                        360                    357             360
     16657303                  8.362            20360801                        360                    357             360
     16657306                  7.987            20360901                        360                    358             360
     16657313                  7.362            20360901                        360                    358             360
     16657316                  7.987            20360901                        360                    358             360
     16657319                  8.112            20360801                        360                    357             360
     16657325                  6.612            20360901                        360                    358             360
     16657327                  8.237            20360801                        360                    357             360
     16657332                  8.362            20360801                        360                    357             360
     16657336                  7.987            20360901                        360                    358             360
     16657337                  7.362            20360901                        360                    358             360
     16657338                  7.112            20360901                        360                    358             360
     16657345                  7.987            20360901                        360                    358             360
     16657346                  6.737            20360801                        360                    357             360
     16657348                  6.487            20360901                        360                    358             360
     16657349                  6.487            20360801                        360                    357             360
     16657352                  8.237            20360901                        360                    358             360
     16657361                  7.612            20360901                        360                    358             360
     16657363                  7.862            20360901                        360                    358             360
     16657368                  6.487            20360901                        360                    358             360
     16657369                  6.612            20360901                        360                    358             360
     16657371                  7.987            20360901                        360                    358             480
     16657374                  7.862            20360901                        360                    358             360
     16657383                  7.612            20360901                        360                    358             360
     16657385                  7.862            20360901                        360                    358             360
     16657386                  8.112            20360801                        360                    357             360
     16657387                  8.237            20360901                        360                    358             360
     16657388                  8.362            20360801                        360                    357             360
     16657389                  8.362            20360801                        360                    357             360
     16657390                  7.862            20360901                        360                    358             360
     16657391                  8.237            20360801                        360                    357             360
     16657393                  7.737            20360801                        360                    357             360
     16657411                  6.487            20360901                        360                    358             360
     16657433                  6.362            20360701                        360                    356             360
     16657451                  6.987            20360801                        360                    357             360
     16657486                  6.237            20360701                        360                    356             360
     16657508                  6.237            20210801                        180                    177             180
     16657517                  6.237            20360901                        360                    358             360
     16657519                  6.487            20360801                        360                    357             360
     16657549                  6.237            20360801                        360                    357             360
     16657550                  5.612            20210801                        180                    177             180
     16657577                  6.612            20360801                        360                    357             360
     16657580                  6.487            20360801                        360                    357             360
     16657582                  6.362            20360801                        360                    357             360
     16657586                  6.612            20360801                        360                    357             360
     16657587                  6.612            20360801                        360                    357             360
     16657588                  6.487            20360801                        360                    357             360
     16657590                  6.362            20360901                        360                    358             360
     16657592                  6.237            20360801                        360                    357             360
     16657600                  7.737            20360801                        360                    357             360
     16657608                  7.862            20360801                        360                    357             360
     16657614                  6.237            20360801                        360                    357             360
     16657617                  6.112            20360701                        360                    356             360
     16657623                  6.237            20160701                        120                    116             120
     16657628                  5.987            20210801                        180                    177             180
     16657632                  6.237            20360901                        360                    358             360
     16657633                  6.237            20360801                        360                    357             360
     16657635                  8.237            20360801                        360                    357             360
     16657638                  6.362            20360801                        360                    357             360
     16657640                  6.362            20360701                        360                    356             360
     16657647                  6.112            20360801                        360                    357             360
     16657653                  6.362            20360801                        360                    357             360
     16657654                  6.612            20360801                        360                    357             360
     16657658                  6.362            20360701                        360                    356             360
     16657661                  8.362            20360801                        360                    357             360
     16657666                  6.487            20360801                        360                    357             360
     16657667                  6.487            20360901                        360                    358             360
     16657669                  6.362            20360801                        360                    357             360
     16657671                  6.487            20360801                        360                    357             360
     16657677                  6.362            20360801                        360                    357             360
     16657678                  7.112            20360801                        360                    357             360
     16657679                  6.237            20360801                        360                    357             360
     16657681                  6.362            20360901                        360                    358             360
     16657685                  6.612            20360801                        360                    357             360
     16657687                  7.987            20360901                        360                    358             360
     16657692                  6.112            20360701                        360                    356             360
     16657695                  8.237            20360801                        360                    357             360
     16657698                  6.237            20360801                        360                    357             360
     16657700                  6.487            20360801                        360                    357             360
     16657703                  6.362            20360801                        360                    357             360
     16657704                  6.487            20360801                        360                    357             360
     16657721                  8.237            20360801                        360                    357             360
     16657366                  6.612            20360901                        360                    358             360
     16657552                  6.487            20360801                        360                    357             360
     16657643                  6.487            20360701                        360                    356             360
     16657645                  6.487            20360901                        360                    358             360
     16657684                  7.987            20360801                        360                    357             360
     16657723                  6.362            20360801                        360                    357             360
     16657724                  6.487            20360801                        360                    357             360
     16657725                  6.362            20210901                        180                    178             180
     16657727                  6.612            20360801                        360                    357             360
     16657733                  6.112            20360901                        360                    358             360
     16657736                  6.487            20360801                        360                    357             360
     16657737                  7.612            20360901                        360                    358             360
     16657738                  6.487            20360801                        360                    357             360
     16657739                  6.362            20360901                        360                    358             360
     16657743                  6.487            20360801                        360                    357             360
     16657745                  6.737            20360701                        360                    356             360
     16657746                  6.362            20360801                        360                    357             360
     16657748                  6.737            20360801                        360                    357             360
     16657750                  6.362            20360701                        360                    356             360
     16657751                  6.612            20360801                        360                    357             360
     16657753                  5.862            20360801                        360                    357             360
     16657754                  8.237            20360801                        360                    357             360
     16657755                  6.237            20360801                        360                    357             360
     16657756                  6.362            20360901                        360                    358             360
     16657759                  7.862            20360801                        360                    357             360
     16657761                  6.487            20360801                        360                    357             360
     16657764                  6.487            20360801                        360                    357             360
     16657765                  6.487            20360801                        360                    357             360
     16657771                  8.237            20360901                        360                    358             360
     16657773                  6.612            20360701                        360                    356             360
     16657776                  6.362            20360801                        360                    357             360
     16657777                  8.487            20360901                        360                    358             360
     16657778                  6.237            20360801                        360                    357             360
     16657779                  8.112            20360801                        360                    357             360
     16657780                  6.612            20360801                        360                    357             360
     16657784                  6.612            20360801                        360                    357             360
     16657786                  7.987            20360801                        360                    357             360
     16657790                  6.362            20360801                        360                    357             360
     16657792                  7.737            20360801                        360                    357             360
     16657793                  8.112            20360901                        360                    358             360
     16657794                  6.487            20360801                        360                    357             360
     16657797                  7.987            20360801                        360                    357             360
     16657798                  6.362            20360801                        360                    357             360
     16657805                  6.487            20360801                        360                    357             360
     16657807                  6.612            20360801                        360                    357             360
     16657808                  6.487            20360801                        360                    357             360
     16657810                  6.612            20360901                        360                    358             360
     16657818                  6.362            20210901                        180                    178             180
     16657821                  6.487            20360901                        360                    358             360
     16657822                  6.737            20360801                        360                    357             360
     16657828                  6.612            20360801                        360                    357             360
     16657829                  7.487            20360801                        360                    357             360
     16657830                  6.487            20360801                        360                    357             360
     16657832                  6.362            20360801                        360                    357             360
     16657834                  7.612            20360801                        360                    357             360
     16657835                  6.737            20360801                        360                    357             360
     16657837                  8.362            20360901                        360                    358             360
     16657841                  8.612            20360801                        360                    357             360
     16657846                  6.362            20360801                        360                    357             360
     16657850                  6.362            20360801                        360                    357             360
     16657851                  6.487            20360901                        360                    358             360
     16657854                  6.737            20360901                        360                    358             360
     16657855                  7.362            20360801                        360                    357             360
     16657858                  8.112            20360801                        360                    357             360
     16657860                  6.487            20360901                        360                    358             360
     16657861                  8.362            20360801                        360                    357             360
     16657870                  6.987            20360901                        360                    358             360
     16657871                  6.737            20360801                        360                    357             360
     16657876                  6.737            20360801                        360                    357             360
     16657878                  6.362            20360901                        360                    358             360
     16657879                  6.487            20360901                        360                    358             360
     16657880                  6.487            20360901                        360                    358             360
     16657885                  8.237            20360801                        360                    357             360
     16657887                  6.487            20360901                        360                    358             360
     16657888                  6.612            20360901                        360                    358             360
     16657889                  6.362            20360901                        360                    358             360
     16657894                  7.987            20360901                        360                    358             360
     16657896                  6.737            20360901                        360                    358             360
     16657897                  6.362            20360901                        360                    358             360
     16657898                  6.362            20360901                        360                    358             360
     16657905                  6.612            20360901                        360                    358             360
     16657906                  6.487            20360901                        360                    358             360
     16657910                  6.612            20360901                        360                    358             360
     16657912                  6.737            20360901                        360                    358             360
     16657915                  6.237            20360901                        360                    358             360
     16657916                  5.987            20360901                        360                    358             360
     16657917                  6.612            20360901                        360                    358             360
     16657919                  6.987            20210901                        180                    178             180
     16657920                  7.237            20360801                        360                    357             360
     16657923                  6.612            20360901                        360                    358             360
     16657924                  6.612            20360901                        360                    358             360
     16657925                  6.737            20360901                        360                    358             360
     16657927                  7.612            20360901                        360                    358             360
     16657930                  6.612            20360801                        360                    357             360
     16657937                  6.612            20360801                        360                    357             360
     16657938                  7.112            20360901                        360                    358             360
     16657939                  8.362            20360901                        360                    358             360
     16657908                  6.487            20360901                        360                    358             360
     16657943                  6.237            20360901                        360                    358             360
     16657944                  6.362            20360901                        360                    358             360
     16657951                  6.737            20360801                        360                    357             360
     16657952                  6.612            20360901                        360                    358             360
     16657953                  6.487            20360901                        360                    358             360
     16657954                  6.487            20360901                        360                    358             360
     16657957                  6.362            20360901                        360                    358             360
     16657960                  6.487            20360901                        360                    358             360
     16657961                  6.737            20360901                        360                    358             360
     16657962                  6.487            20360701                        360                    356             360
     16657964                  6.612            20360901                        360                    358             360
     16657965                  6.237            20360901                        360                    358             480
     16657969                  6.362            20360901                        360                    358             360
     16657972                  6.987            20360901                        360                    358             360
     16657976                  6.237            20360901                        360                    358             360
     16657978                  6.487            20360901                        360                    358             360
     16657982                  7.237            20360901                        360                    358             360
     16657983                  8.487            20360901                        360                    358             360
     16657984                  8.487            20360901                        360                    358             360
     16657985                  8.487            20360901                        360                    358             360
     16657986                  8.487            20360901                        360                    358             360
     16657988                  8.487            20360901                        360                    358             360
     16657989                  8.487            20360901                        360                    358             360
     16657991                  7.362            20360901                        360                    358             360
     16657994                  6.362            20360901                        360                    358             360
     16657996                  6.362            20360901                        360                    358             360
     16657998                  7.862            20360901                        360                    358             360
     16658001                  6.612            20360801                        360                    357             360
     16658003                  6.487            20360801                        360                    357             360
     16658004                  6.612            20360901                        360                    358             360
     16658008                  7.862            20360901                        360                    358             360
     16658010                  7.987            20360901                        360                    358             360
     16658011                  6.987            20360801                        360                    357             360
     16658012                  6.112            20360801                        360                    357             360
     16658013                  6.612            20360901                        360                    358             360
     16658014                  6.487            20360901                        360                    358             360
     16658017                  6.612            20360901                        360                    358             360
     16658018                  7.862            20360901                        360                    358             360
     16658020                  6.487            20360901                        360                    358             360
     16658025                  6.487            20360801                        360                    357             360
     16658033                  6.987            20360801                        360                    357             360
     16658039                  6.612            20360901                        360                    358             360
     16658046                  6.612            20360901                        360                    358             360
     16658053                  6.862            20360901                        360                    358             360
     16658060                  6.237            20360901                        360                    358             360
     16658063                  6.862            20360901                        360                    358             360
     16658073                  6.362            20360901                        360                    358             360
     16658078                  7.237            20360901                        360                    358             360
     16658080                  6.737            20360901                        360                    358             360
     16658086                  6.862            20360901                        360                    358             360
     16658088                  6.612            20360801                        360                    357             360
     16658089                  6.612            20360801                        360                    357             360
     16658091                  6.612            20360801                        360                    357             360
     14425830                  5.112            20231101                        240                    204             240
     15628322                  5.237            20350701                        360                    344             360
     16243109                  6.862            20360601                        360                    355             360
     15757419                  5.612            20181101                        180                    144             180
     16341408                  5.862            20360601                        360                    355             360
     16341423                  6.737            20360701                        360                    356             360
     16319910                  6.237            20210501                        180                    174             180
     16319915                  6.237            20210501                        180                    174             180
     16375684                  6.112            20360701                        360                    356             360
     16375685                  6.612            20360701                        360                    356             360
     16375701                  6.112            20360701                        360                    356             360
     16375711                  5.987            20360701                        360                    356             360
     16375714                  6.362            20360701                        360                    356             360
     16396190                  6.612            20210701                        180                    176             180
     16396195                  5.737            20210701                        180                    176             180
     16396198                  6.237            20210701                        180                    176             180
     16396208                  6.237            20210701                        180                    176             180
     16396209                  5.987            20210701                        180                    176             180
     16396210                  6.487            20210701                        180                    176             180
     16396232                  6.362            20210701                        180                    176             180
     16396241                  6.237            20210801                        180                    177             180
     15338945                  5.362            20350401                        360                    341             360
     15498288                  5.487            20350601                        360                    343             360
     15628273                  4.987            20350701                        360                    344             360
     15628284                  5.112            20350601                        360                    343             360
     15628300                  5.237            20350701                        360                    344             360
     15628380                  5.237            20350701                        360                    344             360
     15765233                  5.487            20350901                        360                    346             360
     16206035                  6.112            20360301                        360                    352             360
     16341407                  6.362            20360601                        360                    355             360
     16341410                  6.112            20360501                        360                    354             360
     16341412                  6.362            20360601                        360                    355             360
     16341413                  6.612            20360601                        360                    355             360
     16341414                  6.237            20360601                        360                    355             360
     16341415                  6.612            20360601                        360                    355             360
     16341416                  6.237            20360601                        360                    355             360
     16341417                  6.237            20360601                        360                    355             360
     16341418                  6.237            20360601                        360                    355             360
     16341419                  6.237            20360601                        360                    355             360
     16341420                  6.237            20360601                        360                    355             360
     16341421                  6.487            20360601                        360                    355             360
     16341422                  6.362            20360701                        360                    356             360
     16341424                  6.362            20360701                        360                    356             360
     16319907                  6.112            20210601                        180                    175             180
     16319908                  5.612            20210401                        180                    173             180
     16319909                  5.612            20210501                        180                    174             180
     16319912                  5.737            20210501                        180                    174             180
     16319913                  6.487            20210501                        180                    174             180
     16319916                  6.237            20210501                        180                    174             180
     16319917                  6.112            20210501                        180                    174             180
     16319922                  5.612            20210401                        180                    173             180
     16319925                  5.987            20210401                        180                    173             180
     16319926                  5.612            20210401                        180                    173             180
     16319929                  5.612            20210501                        180                    174             180
     16319930                  5.737            20210501                        180                    174             180
     16319931                  5.862            20210501                        180                    174             180
     16319932                  5.987            20210501                        180                    174             180
     16319935                  5.987            20210601                        180                    175             180
     16319936                  5.737            20210501                        180                    174             180
     16319937                  6.112            20210501                        180                    174             180
     16319938                  5.612            20210501                        180                    174             180
     16375678                  6.237            20360701                        360                    356             360
     16375679                  5.487            20210701                        180                    176             180
     16375680                  5.862            20360701                        360                    356             360
     16375681                  5.987            20360701                        360                    356             360
     16375682                  6.237            20360701                        360                    356             360
     16375683                  6.362            20360601                        360                    355             360
     16375686                  6.112            20360601                        360                    355             360
     16375687                  6.112            20360601                        360                    355             360
     16375688                  6.112            20360701                        360                    356             360
     16375690                  6.112            20360701                        360                    356             360
     16375692                  6.237            20360701                        360                    356             360
     16375693                  6.237            20360701                        360                    356             360
     16375694                  6.237            20360701                        360                    356             360
     16375695                  6.112            20360801                        360                    357             360
     16375696                  5.987            20210701                        180                    176             180
     16375697                  6.237            20360701                        360                    356             360
     16375699                  6.362            20360701                        360                    356             360
     16375700                  6.237            20360701                        360                    356             360
     16375702                  6.237            20360701                        360                    356             360
     16375703                  6.362            20360701                        360                    356             360
     16375704                  6.237            20360701                        360                    356             360
     16375705                  6.237            20360701                        360                    356             360
     16375706                  6.237            20360701                        360                    356             360
     16375707                  6.237            20360701                        360                    356             360
     16375708                  6.237            20360701                        360                    356             360
     16375709                  6.237            20360701                        360                    356             360
     16375710                  6.237            20360701                        360                    356             360
     16396193                  5.612            20210401                        180                    173             180
     16396194                  5.987            20210701                        180                    176             180
     16396196                  6.112            20210701                        180                    176             180
     16396197                  5.987            20210701                        180                    176             180
     16396200                  5.862            20210701                        180                    176             180
     16396201                  5.862            20210701                        180                    176             180
     16396202                  5.987            20210701                        180                    176             180
     16396205                  6.362            20210701                        180                    176             180
     16396206                  5.987            20210701                        180                    176             180
     16396207                  6.237            20210801                        180                    177             180
     16396211                  6.237            20210701                        180                    176             180
     16396214                  5.987            20210701                        180                    176             180
     16396215                  6.112            20210701                        180                    176             180
     16396217                  5.987            20210801                        180                    177             180
     16396218                  5.737            20210701                        180                    176             180
     16396219                  6.237            20210701                        180                    176             180
     16396221                  6.362            20210701                        180                    176             180
     16396222                  6.112            20210701                        180                    176             180
     16396223                  6.237            20210701                        180                    176             180
     16396226                  5.737            20210701                        180                    176             180
     16396227                  6.112            20210701                        180                    176             180
     16396230                  6.237            20210701                        180                    176             180
     16396231                  5.987            20210701                        180                    176             180
     16396234                  5.987            20210701                        180                    176             180
     16396235                  6.237            20210801                        180                    177             180
     16396237                  6.487            20210801                        180                    177             180
     16396239                  6.112            20210801                        180                    177             180
     16396240                  6.112            20210701                        180                    176             180
     16396242                  6.112            20210801                        180                    177             180
     16396243                  6.237            20210801                        180                    177             180
     16396246                  5.862            20210701                        180                    176             180
     16396247                  6.112            20210801                        180                    177             180
     16396248                  6.362            20210701                        180                    176             180
     15498289                  5.737            20350601                        360                    343             360
     15590615                  5.612            20350601                        360                    343             360
     15628389                  5.237            20350701                        360                    344             360
     15628411                  5.237            20350801                        360                    345             360
     15765225                  5.612            20350901                        360                    346             360
     16341409                  6.112            20360501                        360                    354             360
     16341411                  6.237            20360601                        360                    355             360
     16319906                  5.737            20210501                        180                    174             180
     16319934                  6.362            20210501                        180                    174             180
     16375689                  5.487            20210701                        180                    176             180
     16375698                  6.237            20360701                        360                    356             360
     16375712                  6.487            20360801                        360                    357             360
     16396199                  5.987            20210701                        180                    176             180
     16396204                  6.237            20210701                        180                    176             180
     16396213                  6.362            20210701                        180                    176             180
     16396216                  6.112            20210701                        180                    176             180
     16396220                  6.237            20210701                        180                    176             180
     16396225                  6.362            20210701                        180                    176             180
     16396233                  6.237            20210701                        180                    176             180
     16396236                  6.112            20210701                        180                    176             180
     15765213                  5.987            20350901                        360                    346             360
     16396238                  6.362            20210701                        180                    176             180
     15498275                  5.862            20350501                        360                    342             360
     16396191                  6.362            20210601                        180                    175             180
     16396224                  6.362            20210701                        180                    176             180
     16319911                  6.612            20210501                        180                    174             180
     16396229                  6.112            20210701                        180                    176             180
     16657043                  6.612            20360801                        360                    357             360
     16657053                  5.862            20360401                        360                    353             360
     16657063                  5.737            20360701                        360                    356             360
     16657102                  6.237            20360701                        360                    356             360
     16657138                  6.612            20360701                        360                    356             360
     16657222                  6.487            20360801                        360                    357             360
     16657236                  6.362            20360801                        360                    357             360
     16657255                  6.737            20360801                        360                    357             360
     16657284                  6.612            20360901                        360                    358             480
     16657317                  8.487            20360801                        360                    357             480
     16657334                  7.112            20360801                        360                    357             480
     16657373                  6.987            20360901                        360                    358             480
     16657375                  7.737            20360901                        360                    358             480
     16657446                  6.487            20360601                        360                    355             360
     16657469                  6.987            20360601                        360                    355             360
     16657579                  6.612            20360701                        360                    356             360
     16657639                  6.612            20360801                        360                    357             360
     16657642                  6.237            20360801                        360                    357             360
     16657649                  6.737            20360701                        360                    356             360
     16657652                  6.487            20360801                        360                    357             360
     16657676                  6.612            20360801                        360                    357             360
     16657702                  6.737            20360801                        360                    357             360
     16657787                  6.612            20360801                        360                    357             480
     16657843                  6.237            20360801                        360                    357             480
     16657872                  6.987            20360901                        360                    358             360
     16657940                  6.612            20360901                        360                    358             480
     16657950                  6.237            20360901                        360                    358             480
     16657971                  6.487            20360901                        360                    358             480
     16658071                  7.487            20360901                        360                    358             480
     16657399                  5.737            20351101                        360                    348             360
     16657655                  5.112            20210401                        180                    173             180
     16657768                  5.862            20360801                        360                    357             360

LOAN_ID            ORIGINAL_          FIRST_PAY      PAYMENT           CURRENT_             LOAN_TO
                   BALANCE            _DATE                            BALANCE              _VALUE
------------------------------------------------------------------------------------------------------------
     15832932             505000            20051101      2827.85             496373.3          38.84999847
     16015803             708622            20051201      5743.14             677021.8          53.47999954
     16015807             512000            20051101      2867.05            504337.77                   80
     16015810             436000            20051201      1952.92               436000          58.13000107
     16015821             503852            20060101      4251.79             484310.5          64.18000031
     16015822             615000            20060101       3491.9            607423.17          61.56000137
     16015833             568000            20060201      4716.73            547613.64                   80
     16015843             450000            20060101      3767.03            432369.56          63.38000107
     16015863             950000            20051101      5319.73            935576.59          79.16999817
     16015865             700000            20051101      5673.26            665987.04                   70
     16015870             499500            20051101       4147.9            465203.64          54.34999847
     15438581            1155000            20050601      9591.24           1078924.86                   70
     16657104             650000            20060801      4434.15            636545.85          73.86000061
     16657108             186750            20060801      1402.99            186268.73                   90
     16657116             419000            20060801      2717.63             416985.9                  100
     16657122             520000            20060901      3033.33               520000                   80
     16657049              51375            20060501       354.83             50944.62          82.19999695
     16657131             118800            20060801       871.71            118381.97                   90
     16657051              67995            20060801       469.62             67786.16                   90
     16657137             552500            20060801      4625.08            544762.89          63.13999939
     16657056              46400            20060501       293.28             46086.58                   80
     16657060             900000            20060701      7655.62            884533.52          66.66999817
     16658049             424000            20060801      2679.97            422454.27                   80
     16657161            1030000            20060801      9043.34           1016001.17          46.81999969
     16657089              63422            20060801       459.85              63245.7          86.87999725
     16657415             536250            20060801      2960.34            536212.69          69.19000244
     16657177             471000            20060801      4102.92            464742.71          58.88000107
     16657096            1000000            20060701      6403.11            995539.63                   40
     16657500             556000            20060801      3069.58               556000                   80
     16657423             574400            20060801      3111.33               574400                   80
     16657425             588000            20060801      3716.56            585848.01          79.13999939
     16657506             556000            20060801      3652.52            554115.43                   80
     16657427             692000            20060701      4373.91            688722.09                   80
     16657428             550400            20060801      3661.82            548579.48                   80
     16657187             750000            20060801      4989.77            747519.32          58.13999939
     16657430             882000            20060801      5794.11            879010.49          75.70999908
     16657516             637500            20060801      4029.43            635175.99                   75
     16657518              93000            20060801       715.09             92772.23                   75
     16657439             596000            20060801      3816.25            593879.15                   80
     16657520             109600            20060801       719.25               109600                   80
     16657602             472000            20060801      3022.27             470320.4                   80
     16657523             528750            20060801      3385.64            526868.49                   75
     16657443             752000            20060801      4753.15            749258.52                   80
     16657605             740000            20060801      4010.42               700000                   80
     16657606             480000            20060701      3073.49            477859.04                   80
     16657611             704000            20060801      3953.13            702779.29                   80
     16657612             475000            20060801      2671.88               475000          52.77999878
     16657532            1137500            20060801      6398.44              1137500                   65
     16657533             446000            20060801      2782.46            444334.45          55.40000153
     16657452             588800            20060801         3868            586804.26                   80
     16657453             489600            20060801      3216.32            487940.49                   80
     16657454             637000            20060801      3974.05            634621.15                   70
     16657537             500000            20060801      2708.33               500000          28.01000023
     16657456             460000            20060701      4070.58            392163.21                   80
     16657457             689600            20060801      4821.78            687533.57                   80
     16657459             455000            20060801      4348.22            449687.62                   70
     16657460             687000            20060701      4342.31            683557.62          73.87000275
     16657624             460000            20060801      2983.55            458402.34                   80
     16657543             900000            20060801       5762.8            896797.41                56.25
     16657463             148000            20060801       863.33               148000          79.56999969
     16657545             667000            20060801      2200.05               398500          79.98000336
     16657546             613000            20060801      3925.11            610818.65          47.15000153
     16657465              49600            20060701       355.34             49422.65                   80
     16657466             101250            20060801       769.57             100995.6          72.31999969
     16657711              95000            20061001       664.25             94858.55          79.16999817
     16657470             500000            20060701      3242.99            497801.92          74.06999969
     16657553             625000            20060801      4001.94            622775.96          64.08999634
     16657472             450000            20060801      2770.73            448278.69          35.15999985
     16657554              55200            20060801       400.24             55046.54                   80
     16657555              51200            20060801       371.24             51057.65                   80
     16657476              54400            20060701       394.44             54210.33                   80
     16657477             480000            20060801      3113.27            478332.93          58.54000092
     16657559             520000            20060801       3087.5               520000                   80
     16657479              97000            20060701       703.32             96661.79          74.66999817
     16657804             844000            20060801      5404.22            840996.69                   80
     16657562            1400000            20060801       7874.3              1399875          63.63999939
     16657567             465000            20060701      2939.12            462875.25                   75
     16657568             825000            20060801      6961.82            813567.33          38.36999893
     16657570             474950            20060801      3120.08            473340.18                   70
     16657490             532000            20060701       2992.5               532000                   80
     16657491             476000            20060801      3087.33            474156.66          74.95999908
     16657492             760400            20060701      6416.69            747195.16                   80
     16657494            1800000            20060901     15433.61            1781729.3          51.43000031
     16657657             999950            20060801      5519.03            999673.97          68.95999908
     16657497             700000            20060801      4424.48            693266.01          66.66999817
     16657659             503500            20060601      3265.69            500862.13          39.02999878
     16657499             725000            20060801      4642.25            722058.41          53.70000076
     16657581             433600            20060801      2812.32            432094.04                   80
     16657664             600000            20060801      5103.75            591772.27                   60
     16657584             536000            20060801      3300.24            533165.06          74.97000122
     16657585            1920000            20060801     16990.26            1879688.9          54.86000061
     16657595             604000            20060801      3967.85            601952.73                   80
     16657598             696000            20060801      4399.19            693462.69                   80
     16657688             689200            20060801      4299.71            686625.36          59.93000031
     16657693             667750            20060801      4165.89            665256.34          74.94000244
     16657788             438000            20060801      2804.56            436441.42          68.98000336
     16657995             540000            20060801      3502.43            538124.52                   80
     16657999             552000            20060801      3812.53            550304.33                   80
     16657041             600000            20060901      3841.87            598403.11          50.84999847
     16657044             742463            20060901      4939.62            740626.56          76.73999786
     16657045             485000            20060901       3186.1            483770.62          67.23000336
     16657065             568000            20061001      4069.22            567195.63                   80
     16657078             645000            20060901      4183.46            643324.61          28.67000008
     16657085            2000000            20060901     12314.34           1994277.28          30.03000069
     16657086             150600            20061001      1065.94             150381.3                   80
     16657087             150600            20061001      1065.94             150381.3                   80
     16657090             150600            20061001      1065.94             150381.3                   80
     16657106              63422            20060901       442.63                63422          86.87999725
     16657112             600000            20061001      3941.57             598888.4                   80
     16657117            1430000            20060901      8192.71              1430000          52.95999908
     16657119              65250            20060901       461.84             65107.41                   90
     16657120              65160            20060901       495.26             65037.15                   90
     16657121             660000            20061001      5749.31             655639.6          66.52999878
     16657125             480000            20060901      3480.33            479002.49                   80
     16657132             553500            20060901      3870.15            552259.96                   75
     16657134             484000            20060801      3099.11            481630.76                   80
     16657149             128520            20060801       976.84            128197.13                   90
     16657154             213600            20061001      1530.26            213297.51                   80
     16657158             875000            20061001      5602.72            873451.76          64.80999756
     16657163              47097            20061001       309.39             47017.65          84.09999847
     16657166              44000            20061001       319.03             43939.24                   80
     16657171             627200            20060901      5420.58            620900.91                   80
     16657173             496080            20060901      3258.89             494756.6                   80
     16657180              44000            20061001       319.03             43939.24                   80
     16657181              50400            20061001       374.22             50333.84                   80
     16657182              48000            20061001       348.03             47933.72                   80
     16657183             581000            20060801      3672.32            578881.92          55.81000137
     16657189             176800            20060901      1161.45            176350.73                   80
     16657191             141750            20061001       966.98            141528.19                   75
     16657192             202880            20060901      1349.77            202377.95                   80
     16657197            1000000            20060801      6737.19            996772.64          42.91999817
     16657203             500000            20061001      3242.99             499136.6          77.72000122
     16657206             460000            20060901       2587.5               460000                   80
     16657209             472000            20061001      3022.27            471164.82          76.12999725
     16657211             418000            20060901      2607.78            416832.36          61.29000092
     16657220             861250            20060901      4934.24               861250                   65
     16657224              73440            20060801       476.33             73184.94                   80
     16657226             458400            20060901      3011.36            457238.03                   80
     16657231            1250000            20061001      7900.85           1247733.84          56.81999969
     16657233              64000            20060901       442.03                63853          91.43000031
     16657234             717520            20060901      3886.57               717520                   80
     16657237             799000            20061001      5248.86            795642.18          79.91000366
     16657240             284400            20060901      2161.65            283865.97                   90
     16657241             475000            20060901      3041.48            473668.14                   50
     16657246             238400            20061001      1586.08            238008.04          79.47000122
     16657248             521800            20060901       3559.6            520571.43          27.11000061
     16657250             563000            20061001      3698.51            562051.31          62.56000137
     16657260            1210000            20060901     10457.43           1197847.76                 60.5
     16657268             630000            20060901      4033.96            628323.27          39.38000107
     16657270             520000            20061001      3770.36            519281.93          73.76000214
     16657275             263970            20061001      1869.79               263970                   90
     16657276             120000            20060901       933.35            119738.58          65.93000031
     16657277              57420            20061001       451.72              57353.7          89.19999695
     16657279             559920            20061001      4108.49            559166.12                   80
     16657280              35250            20060901       271.04             35185.49                   75
     16657281              57420            20061001       451.72              57353.7          89.19999695
     16657283              21600            20060901       169.93             21562.44                   90
     16657294             172000            20061001      1236.25               172000                   80
     16657295             640000            20060901      4864.46            638798.27                   80
     16657296             120000            20061001       849.35            119825.75                   80
     16657297             265500            20061001      1852.97               265500                   90
     16657298             103270            20061001       794.06            103144.43                   90
     16657300             688000            20060901      4405.34             686168.9                   80
     16657303              88000            20060901       684.45             87843.03                   80
     16657306             152000            20061001      1141.93            151805.47          72.37999725
     16657313             149953            20061001      1061.36            149735.25          74.98000336
     16657316              77400            20061001       581.48             77300.96                   90
     16657319              76142            20060901       578.73             75999.52                   95
     16657325             503000            20061001      3304.35            501875.19          79.97000122
     16657327             179650            20060901       1270.4               179350                   80
     16657332             112280            20060901        873.3            111073.92                   95
     16657336             165600            20061001       1244.1            165388.07                   80
     16657337              64000            20061001       452.99             63879.38                   80
     16657338             650000            20061001      4489.39            648781.91          86.66999817
     16657345             160200            20061001      1203.53            159994.99                   90
     16657346            1350000            20060901      8981.58           1346660.85                   75
     16657348            1250000            20061001      8107.48           1247841.49          45.54000092
     16657349             151200            20060901        850.5               151200                   80
     16657352              51300            20061001       394.45             51237.62                   95
     16657361             138400            20061001       1003.5            138208.87                   80
     16657363             108900            20061001       808.58            108757.04                   90
     16657368             720000            20061001         4050               720000                   80
     16657369             547200            20061001         3135               547200                   80
     16657371             453007            20061001       3235.1            452764.81                   95
     16657374              99750            20061001       740.64             99619.06                   95
     16657383             256500            20061001      1683.28               256500                   90
     16657385             219424            20061001      1485.68               219424          78.37000275
     16657386             209320            20060901      1460.88               209320          77.52999878
     16657387             261000            20061001      1848.75               261000                   90
     16657388             203500            20060901      1462.66               203500          76.79000092
     16657389             203500            20060901      1462.66               203500          76.79000092
     16657390             228500            20061001      1547.14               228500          88.91000366
     16657391             220648            20060901      1562.92               220648          78.23999786
     16657393             200000            20060901      1333.33               200000          74.62999725
     16657411             560000            20061001       3147.9            559626.15                   80
     16657433             440000            20060801      2817.37            438320.01                   80
     16657451              44100            20060901       300.84             43996.17                   90
     16657486             477500            20060801      3018.12            475606.69                64.75
     16657508            1650000            20060901     14373.27            1633604.2                   44
     16657517            1325000            20061001      7177.08              1325000          45.68999863
     16657519             523000            20060901      2941.88               523000          58.11000061
     16657549             764800            20060901      4834.06            762714.57                   80
     16657550             680000            20060901      5692.41            672875.51          79.06999969
     16657577             440000            20060901      2890.49            438884.67          56.40999985
     16657580             902400            20060901         5076               902400          79.98999786
     16657582             650000            20060901      4162.02            648270.02          78.79000092
     16657586             574000            20060901      3770.77            572544.99                   70
     16657587             574000            20060901      3770.77            572544.98                   70
     16657588             896000            20060901      5811.44            893672.64                   80
     16657590             672000            20061001      4302.89            670810.95                   80
     16657592             974344            20060901      6158.52             971377.6                   80
     16657600              63000            20060901       462.27             62872.32          64.94999695
     16657608             242000            20060901      1638.54               242000          79.76999664
     16657614             999999            20060901      6320.67               994204          58.81999969
     16657617             920000            20060801       5739.6             916564.3                   80
     16657623             668000            20060801         7585            636792.86                   80
     16657628             800000            20060901      6859.38            791879.69                   64
     16657632             880000            20061001       5562.2            878404.63                   80
     16657633             506025            20060901      3198.42             504645.2          70.76999664
     16657635              63200            20060901       485.95             63084.31                   80
     16657638             664000            20060901      4251.66            662232.77                   80
     16657640             774000            20060801      4956.01            771245.74                   80
     16657647             853600            20060901      5325.35            851215.58                   80
     16657653             880000            20060901      4858.33               880000                   80
     16657654             600000            20060901      3941.57            598479.08          61.54000092
     16657658             708500            20060801       4536.6            705978.83                   65
     16657661              75600            20060901       588.01             75435.31                   90
     16657666             688000            20060901      3861.56               686500                   80
     16657667             799200            20061001       5183.6            797819.93          79.95999908
     16657669            1169500            20060901      7488.44            1166387.4          58.47999954
     16657671             480000            20060901      3113.27            478352.05          74.41999817
     16657677             565000            20060901      3617.76             563355.6          70.19000244
     16657678             780000            20060901      5387.27             777668.1                   60
     16657679             600000            20060901      3792.41            598363.94          73.16999817
     16657681             499999            20061001      3201.55            499114.29          72.45999908
     16657685             810000            20060901      5321.12            807946.78          75.34999847
     16657687             204000            20061001      1532.58            203738.93                   80
     16657692             704000            20060801         3740               704000                   80
     16657695              67500            20060901       519.02             67376.44                   90
     16657698             999999            20060901      6320.67            997271.26          66.66999817
     16657700             703200            20060901       3955.5               703200                   80
     16657703             790000            20060901      5058.46            787897.43          65.83000183
     16657704             692500            20060901      4491.54            690701.22          75.48000336
     16657721              90000            20060901       692.02             89835.25                   75
     16657366             894000            20061001      5872.94            892493.57          55.88000107
     16657552             448000            20060901      2905.72            446836.32          77.91000366
     16657643             999999            20060801      6485.97            996525.88          70.18000031
     16657645             980000            20061001       5512.5               980000                   80
     16657684              32900            20060901       247.17             32836.62                   70
     16657723             999900            20060901      6402.47            997238.79          75.18000031
     16657724             712000            20060901         4005               712000                   80
     16657725            1175000            20061001     10316.43           1167319.96                   50
     16657727             864800            20060901      4954.58               864800                   80
     16657733             856000            20061001      5340.33            854410.11                   80
     16657736             480000            20060901      3113.27            476078.02                   75
     16657737             136000            20061001       986.09            135812.19                   80
     16657738             668000            20060901       3757.5               668000                   80
     16657739             700000            20061001      3864.58               700000                   80
     16657743             656000            20060901         3690               656000                   80
     16657745             457600            20060801      3044.42            456086.44                   80
     16657746             428000            20060901      2362.92               428000          72.54000092
     16657748             750000            20060901      4989.77            748144.91          75.76000214
     16657750             960000            20060801      6146.99            956583.87                   80
     16657751             525000            20060901      3448.88             523669.2                   75
     16657753             744242            20060901      4522.09            742060.81          59.54000092
     16657754              89100            20060901        685.1              88936.9                   90
     16657755             320000            20060901      2022.62            319127.43          35.95999908
     16657756             670000            20061001       3697.3               669700          78.81999969
     16657759              75050            20060901       557.24             74844.99          89.98999786
     16657761             830770            20060901      5388.36            828612.07                   80
     16657764             680000            20060901      4410.47            678233.69                   80
     16657765             573750            20060901      3227.34               573750                   75
     16657771             148000            20061001      1137.99            147820.04                   80
     16657773              83200            20060801       476.67                83200                   80
     16657776             950100            20060901      6083.59            947489.71          65.33999634
     16657777              26100            20061001       205.33             26069.85                   90
     16657778             768000            20060901      4854.28            765905.84                   80
     16657779             144000            20060901       1094.5             143729.6                   90
     16657780             515000            20060901      3383.18            513583.21          79.23000336
     16657784             909000            20060901      5971.48            906695.85          76.08999634
     16657786              88800            20060901       667.12             88628.94                   80
     16657790             452000            20060901      2492.63            451495.42          64.94000244
     16657792             148000            20060901      1085.97            147700.07                   80
     16657793             112000            20061001       851.28            111811.23          72.26000214
     16657794             519200            20060901      3367.52            517851.37                   80
     16657797             107250            20060901       805.73             107043.4                   75
     16657798             988000            20060901      5454.58               988000                   80
     16657805             684000            20060901      3847.51            683999.99          79.98999786
     16657807            1000000            20060901      6569.29            997465.16          55.56000137
     16657808             984000            20060901      6382.21            981444.04                   80
     16657810             717500            20061001      4713.46            716290.97                   70
     16657818             999999            20061001      8779.93             993462.8                   25
     16657821             700000            20061001      4540.19            698791.23          46.66999817
     16657822             444000            20060901      2589.88            443979.94                   80
     16657828             572000            20060901      3757.63            570550.08                   80
     16657829             100400            20060901       719.28            100186.04                   80
     16657830             600000            20060901      3891.59            598441.49                   80
     16657832             738400            20060901      4728.06            736434.76                   80
     16657834             526500            20060901      3817.49            525352.56                   90
     16657835             320000            20060901      1866.67               320000                   80
     16657837              80800            20061001       580.75                80800                   80
     16657841             193500            20060901      1539.57            193172.13                   90
     16657846             600000            20060901      3841.87            598403.11          43.63999939
     16657850             944000            20060901      6044.54            941487.56                   80
     16657851             952000            20061001      6174.65            950356.08                   80
     16657854             749900            20061001       4358.4            747153.72          78.94999695
     16657855             185250            20060901      1176.43            185142.78                   95
     16657858              49450            20060901       375.86             49319.37          89.91000366
     16657860             680000            20061001      4410.47            678825.77                   80
     16657861              68400            20060901       532.01             68277.97                   90
     16657870             102400            20061001       698.55            102239.75                   80
     16657871             776000            20060901      5162.75             774080.6                   80
     16657876             440000            20060901      2566.67               440000                   80
     16657878            1469000            20061001      9406.17           1466400.71                   65
     16657879             450000            20061001         2529               449600          67.16000366
     16657880             734000            20061001      4760.71            732732.52          62.47000122
     16657885              89000            20060901       630.42                89000                  100
     16657887             775635            20061001      4362.95               775635                   80
     16657888             450000            20061001      2956.18            449241.73                   60
     16657889             800000            20061001      4416.67               800000          33.33000183
     16657894              94410            20061001       709.27             94289.16                   90
     16657896             772000            20061001      5136.14            770730.69                   80
     16657897             479000            20061001      3067.09            478152.45          79.98999786
     16657898             840000            20061001       4637.5               840000                   80
     16657905             520000            20061001      3416.03            519123.77                   80
     16657906             865000            20061001      5610.37            863506.31          64.12000275
     16657910             999999            20061001      6569.28            998313.94          61.54000092
     16657912             684000            20061001      4550.67            682875.39                   80
     16657915             165000            20061001       893.75               165000                   75
     16657916             680000            20061001      4186.88            678706.22          57.63000107
     16657917             426000            20061001      2798.52            425282.16                   75
     16657919             644000            20061001      5878.84            639716.26                   70
     16657920              60775            20060901       424.95             60638.83                   85
     16657923             770000            20061001      5058.35             768702.5                   55
     16657924             188500            20061001      1079.95               188500                   65
     16657925             900250            20061001      5989.39            898769.72                   65
     16657927             228000            20061001      1653.16            227685.15                   80
     16657930             700000            20060901       4598.5            698225.61          54.25999832
     16657937             428000            20060901      2452.08               428000                   80
     16657938              90000            20061001       553.12             90000.01                   80
     16657939              53100            20061001       413.01             53037.07                   90
     16657908             832000            20061001         4680               832000          75.76999664
     16657943            1000000            20061001      6320.68            998187.07          33.33000183
     16657944             513900            20061001      3290.56            512990.69          74.48000336
     16657951             451900            20060901       3006.5            450782.22                   80
     16657952             600000            20061001      3941.57            598988.96                   80
     16657953             922500            20061001      5983.32            920907.01                   75
     16657954             940000            20061001       5287.5               940000                   80
     16657957             425000            20061001      2346.35               425000          55.56000137
     16657960              66400            20061001       430.67             66285.34                   80
     16657961             184000            20061001      1073.33               184000          64.55999756
     16657962             490000            20060801      2756.25               490000          72.58999634
     16657964             650000            20061001      3723.96               650000          76.47000122
     16657965             496000            20061001      2903.87            495564.42                   80
     16657969             550000            20061001      3521.71            549026.82          52.38000107
     16657972             154800            20061001       935.25               154800                   80
     16657976             530000            20061001      3349.96            529039.14          53.04999924
     16657978             688000            20061001      4462.35            686811.97                   80
     16657982             448000            20061001      3132.48            447332.95                   80
     16657983             153578            20061001       1208.2            153400.64          89.90000153
     16657984             153578            20061001       1208.2            153400.64          89.90000153
     16657985             153578            20061001       1208.2            153400.64          89.90000153
     16657986             153578            20061001       1208.2            153400.64          89.90000153
     16657988             153578            20061001       1208.2            153400.64          89.90000153
     16657989             153578            20061001       1208.2            153400.64          89.90000153
     16657991             768000            20061001      5435.86            766884.75                   32
     16657994             944000            20061001      6044.54            942329.66                   80
     16657996             550000            20061001      3521.71            549026.81                   55
     16657998             117000            20061001       868.72            116846.41                   90
     16658001             815000            20060901      5353.97            812934.12          46.04999924
     16658003             539000            20060901      3031.88               539000                   80
     16658004             600000            20061001      3941.57            594610.88          68.97000122
     16658008              77600            20061001       525.42                77600                   80
     16658010              81000            20061001       608.53             80877.37                   90
     16658011             994000            20060901      6005.42               994000          64.97000122
     16658012             650000            20060901      4055.15            648184.32          68.41999817
     16658013             440000            20061001      2890.49            438433.87                   80
     16658014             490000            20061001      2756.25               490000          58.33000183
     16658017             706000            20061001      4637.92            704810.34          79.65000153
     16658018              62370            20061001        463.1             62257.04                   90
     16658020             665000            20061001      1629.74            289731.25                   76
     16658025             650000            20060901      4215.89            647012.45          75.58000183
     16658033             697900            20060901      4216.48               697900                   70
     16658039             455200            20061001      2990.34            454432.95                   80
     16658046             900000            20061001      5912.36            710268.79                   80
     16658053              94400            20061001       635.99             94248.56                   80
     16658060             780000            20061001      4930.13            778525.73          47.27000046
     16658063             252080            20061001      1487.84            250583.27                   80
     16658073             357000            20061001      1937.56            350954.21                   70
     16658078             350000            20061001       2187.5               350000          61.61999893
     16658080             288000            20061001      1678.13               287680                   80
     16658086             320000            20061001         1900               320000          71.11000061
     16658088             800000            20060901      5255.43            797972.14          69.26000214
     16658089             461500            20060901      3031.73            460330.18                   65
     16658091             488000            20060901      3205.81            486763.01                   80
     14425830             185000            20031201      1259.57            168203.18          72.26999664
     15628322             600000            20050801      2713.67            592073.54          63.15999985
     16243109            2600000            20060701     17516.68           2589479.88                   52
     15757419             300000            20031201      2511.36            259064.29          55.56000137
     16341408             756000            20060701      4593.54            752288.35                   80
     16341423             250000            20060801      1663.26             249173.1          45.13000107
     16319910             323200            20060601      1746.59            322447.95                   80
     16319915             172000            20060601       931.67               172000                   80
     16375684             500000            20060801      3119.35            498132.79          37.04000092
     16375685             500000            20060801      3284.64            496819.72          68.48999786
     16375701             465000            20060801         2901            463263.46          68.37999725
     16375711             546000            20060801      3361.82            543911.47          78.55999756
     16375714             511000            20060801      3271.99            509181.64          77.41999817
     16396190             164000            20060801       939.58               164000                   80
     16396195            1530000            20060801      7611.75              1522350                63.75
     16396198             334000            20060801      1797.12             331776.6          79.15000153
     16396208             315920            20060801      1711.23               315920                   80
     16396209             415000            20060801       2160.9            414891.93          44.15000153
     16396210             500000            20060801       2812.5               500000          77.63999939
     16396232             283200            20060801       1563.5            283199.72                   80
     16396241             316000            20060901      1711.67               316000                   80
     15338945             690000            20050501      3234.38               690000          64.79000092
     15498288             600000            20050701      3501.44            588932.35                   80
     15628273             379500            20050801      1660.31               379500          60.72000122
     15628284             420000            20050701      1849.88            412995.49                   80
     15628300             750000            20050801      3429.73            748304.75          55.15000153
     15628380             650000            20050801      2977.69            649677.27                   52
     15765233             435000            20051001      2538.54            428438.75          58.38999939
     16206035             536900            20060401      2849.63            536400.55          78.95999908
     16341407             449000            20060701         2875            446997.28          79.98000336
     16341410             709000            20060601      4423.24            705007.23          64.44999695
     16341412             233272            20060701      1493.67            232231.51                   80
     16341413             186800            20060701      1070.21               186800                   80
     16341414             335600            20060701       1679.2               310006          79.90000153
     16341415             192500            20060701      1264.59            189996.05                   70
     16341416             577600            20060701      3650.82             574960.8                   80
     16341417             151920            20060701       815.86            150620.23                   80
     16341418             372000            20060701      2351.29            370300.24                   80
     16341419             556000            20060701       3514.3             553127.5                   80
     16341420             151852            20060701       822.53               151852                   80
     16341421             453000            20060701      2548.13               453000          77.76999664
     16341422             201600            20060801         1113               201600                   80
     16341424             612000            20060801       3918.7            609822.25                   80
     16319907             581068            20060701      3086.92               581068                   80
     16319908             600000            20060501      2841.82            580457.12          42.86000061
     16319909             405000            20060601       1982.6            404956.45          78.63999939
     16319912            1000000            20060601         5000              1000000          57.13999939
     16319913             515000            20060601      2896.88               515000          41.20000076
     16319916             348000            20060601       1883.3             347685.6                   80
     16319917             999950            20060601      4781.25               900000          74.06999969
     16319922             400000            20060501      1958.33               400000          30.77000046
     16319925             800000            20060501      4166.67               800000                   80
     16319926             750000            20060501      3634.39            742342.82          75.26999664
     16319929             999999            20060601      4827.29               985999          71.43000031
     16319930             225000            20060601      1112.04            222407.05          58.43999863
     16319931             545000            20060601      2781.77               545000          57.66999817
     16319932            2000000            20060601     10416.67              2000000          60.61000061
     16319935             330000            20060701      1718.75               330000          58.93000031
     16319936             300000            20060601       741.72            148343.45                   80
     16319937            1000000            20060601       5245.2            987331.09          58.81999969
     16319938             161000            20060601       788.23               161000          70.95999908
     16375678             680000            20060801      4298.06            677521.01                   80
     16375679             510000            20060801      4235.09            502782.94          72.44000244
     16375680             540000            20060801       3281.1            537884.47                   80
     16375681             440000            20060801      2709.16            438316.94          61.61999893
     16375682             590000            20060801       3729.2            587849.09          62.24000168
     16375683             470000            20060701      3009.46             467903.6          79.66000366
     16375686             500000            20060701      3119.35            497659.77          65.79000092
     16375687             500000            20060701      2644.34            497757.54          62.52999878
     16375688             475000            20060801      2963.38            473226.13          45.24000168
     16375690             471000            20060801      2938.43            469241.08          61.09000015
     16375692             589600            20060801      3726.67            587450.58                   80
     16375693             592800            20060801         3211               592800                   80
     16375694             650000            20060801      4108.44            647630.16          71.43000031
     16375695             432000            20060901         2295               432000                   80
     16375696             660000            20060801      5658.99            649536.53          79.51999664
     16375697             581000            20060801      3672.32            578881.92          60.84000015
     16375699             524000            20060801      2891.95             523825.3          56.34000015
     16375700             561000            20060801      3038.75               561000          73.81999969
     16375702             480000            20060801      3033.93            478250.13                   80
     16375703             432000            20060801         2385               432000          68.34999847
     16375704             475000            20060801      3002.32            473268.34          76.37000275
     16375705             439000            20060801      2774.78            437399.61          54.88000107
     16375706             543800            20060801      3437.19            541817.53                 43.5
     16375707             497000            20060801      3141.38            495188.15                 35.5
     16375708             460000            20060801      2907.51            458323.02          78.90000153
     16375709             544000            20060801      3438.45            541649.72                   80
     16375710             600000            20060801      3792.41             597410.5          45.86999893
     16396193             550000            20060501       2574.8            525915.83                 62.5
     16396194             700000            20060801      6001.96            561896.99          63.63999939
     16396196             632000            20060801       3357.5               632000                   80
     16396197             800000            20060801      4004.64            768890.08          62.02000046
     16396200             576000            20060801         2940               576000                   80
     16396201             383700            20060801      1958.47               383700          42.93000031
     16396202              82400            20060801       429.11             82389.38                   80
     16396205             350000            20060801      1626.21            294559.11          33.81999969
     16396206             475400            20060801      2475.44            475285.28          79.88999939
     16396207             666000            20060901      3605.33            665598.92          77.88999939
     16396211             425000            20060801      2302.08               425000                   50
     16396214             268500            20060801      1398.44               268500          74.06999969
     16396215             104000            20060801        552.5               104000                   80
     16396217             265050            20060901      1380.47               265050                   95
     16396218             124000            20060801      1046.38            122281.62                   80
     16396219             780000            20060801       3680.4            679458.33                   80
     16396221             206500            20060801      1138.39            206199.45                   70
     16396222             336000            20060801         1785               336000                   80
     16396223             184000            20060801       996.67            183999.92          79.30999756
     16396226             638800            20060801      3153.08            630615.62                   80
     16396227             655200            20060801      3480.75               655200                   80
     16396230            1800000            20060801         9750              1800000          66.81999969
     16396231             400000            20060801      2062.19            395940.23          44.93999863
     16396234             135000            20060801       701.56            134699.48          45.45000076
     16396235             164000            20060901       888.33               164000                   80
     16396237             319000            20060901      1794.38               319000          69.34999847
     16396239             435000            20060901      2310.94               435000          59.18000031
     16396240             184000            20060801       974.45            183426.68          21.39999962
     16396242             575000            20060901      3054.69               575000          46.93999863
     16396243             300000            20060901         1625               300000          74.34999847
     16396246             274312            20060801      1400.13               274312                   80
     16396247             163294            20060901        867.5               163294                   80
     16396248             192000            20060801      1055.95            191267.15                   80
     15498289             670000            20050701      4016.99            658196.08          79.86000061
     15590615             675000            20050701      3992.88            662444.28          69.23000336
     15628389            1000000            20050801      4583.31               999995          38.45999908
     15628411             700000            20050901      3172.78            692242.28                   56
     15765225             550000            20051001      3253.46            541894.69          64.70999908
     16341409             650000            20060601      4055.15            646339.54          71.86000061
     16341411             500000            20060701      3160.34            497715.35                   80
     16319906             375000            20060601       908.76            181752.02          74.88999939
     16319934             502500            20060601      2774.22               502500                   75
     16375689             566000            20060801      4700.12            557990.49                   80
     16375698             588000            20060801         3185               588000                   80
     16375712             432500            20060901      2805.19            431376.57          79.72000122
     16396199             640000            20060801      3333.33               640000                   80
     16396204             560000            20060801      3033.33               560000                   80
     16396213             294400            20060801      1625.33               294400          79.98999786
     16396216             297000            20060801      1574.21            296322.34          39.18000031
     16396220             399920            20060801      2162.31            399194.99                   80
     16396225             209900            20060801      1158.82            209899.98          64.90000153
     16396233             100000            20060801       871.11             98671.48          37.49000168
     16396236             112000            20060801          595               112000                   80
     15765213              78280            20051001       481.98             77156.04                   80
     16396238             479600            20060801      2647.79               479600                   80
     15498275             442000            20050601      2685.64            433666.94          70.72000122
     16396191             230460            20060701      1272.33               230460                   80
     16396224             124000            20060801       684.58               124000                   80
     16319911             214900            20060601       1231.2               214900          79.58999634
     16396229             819000            20060801      4350.94               819000          74.44999695
     16657043             101500            20060901        709.7            101272.61                  100
     16657053             133000            20060501       862.64            131997.05                  100
     16657063             288000            20060801       1844.1             286974.2                  100
     16657102             319900            20060801      2155.23            318817.26                  100
     16657138             154900            20060801      1083.08            154435.86                  100
     16657222              79000            20060901       545.63             78818.56                  100
     16657236             164950            20060901      1125.25            164475.51          97.02999878
     16657255             134900            20060901       954.81            134508.85                  100
     16657284             184800            20061001      1131.66            184653.76                   80
     16657317             273775            20060901      2059.25             273584.7          79.36000061
     16657334             327750            20060901      2126.61            327149.89                   95
     16657373              73800            20061001       472.08             73728.44          55.49000168
     16657375             153900            20061001      1070.08            153784.61                   95
     16657446             220000            20060701      1519.49            219152.61                  100
     16657469              73900            20060701       535.83             73642.33                  100
     16657579             211000            20060801      1316.88               210700                  100
     16657639             136500            20060901        852.9            136463.36                  100
     16657642             161000            20060901      1084.69            160611.44                  100
     16657649             224400            20060801      1425.71            224373.69                  100
     16657652             175000            20060901      1208.68            174598.06                  100
     16657676             124000            20060901       867.03            123722.18                  100
     16657702             195646            20060901      1243.17               195646                  100
     16657787             104300            20060901        638.7            104175.82                   70
     16657843              41000            20060901       240.04             40945.84          26.45000076
     16657872              65000            20061001        471.3             64910.04                  100
     16657940             420000            20061001      2571.97            419667.61          68.29000092
     16657950             221000            20061001      1293.86            220805.92          71.29000092
     16657971             346000            20061001      2087.61            345716.46          79.54000092
     16658071             272000            20061001      1840.41            271511.77                   80
     16657399             192000            20051201       957.74            191506.56                   80
     16657655             300000            20060501       2431.4            292165.51          54.54999924
     16657768             312000            20060901       1592.5               312000                   80

LOAN_ID            MI                             MERS_ID1                                   MARGIN          NEXT_RATE_
                                                                                                             ADJ_DATE1
------------------------------------------------------------------------------------------------------------------------------
     15832932      No MI                                                                              0
     16015803      No MI                          M10001530535104996                                  0
     16015807      No MI                          M10001530535107205                                  0
     16015810      No MI                          M10001530535108104                                  0
     16015821      No MI                          M10001530531103476                                  0
     16015822      No MI                          M10001530535113898                                  0
     16015833      No MI                          M10001530535119036                                  0
     16015843      No MI                          M10001530535121263                                  0
     16015863      No MI                          M10001530585037093                                  0
     16015865      No MI                          M10001530585040512                                  0
     16015870      No MI                          M10001530585049117                                  0
     15438581      No MI                          1.00E+17                                            0
     16657104      No MI                          1.00E+17                                            0
     16657108      GE Capital MI                  1.00E+17                                            0
     16657116      United Guaranty                1.00E+17                                            0
     16657122      No MI                          1.00E+17                                            0
     16657049      PMI                            1.00E+17                                            0
     16657131      GE Capital MI                  1.00E+17                                            0
     16657051      GE Capital MI                  1.00E+17                                            0
     16657137      No MI                          1.00E+17                                            0
     16657056      No MI                          1.00E+17                                            0
     16657060      No MI                          1.00E+17                                            0
     16658049      No MI                          1.00E+17                                            0
     16657161      No MI                          1.00E+17                                            0
     16657089      Republic MIC                   1.00E+17                                            0
     16657415      No MI                                                                              0
     16657177      No MI                          1.00E+17                                            0
     16657096      No MI                          1.00E+17                                            0
     16657500      No MI                          1.00E+17                                            0
     16657423      No MI                                                                              0
     16657425      No MI                                                                              0
     16657506      No MI                                                                              0
     16657427      No MI                                                                              0
     16657428      No MI                                                                              0
     16657187      No MI                          1.00E+17                                            0
     16657430      No MI                          1.00E+17                                            0
     16657516      No MI                          1.00E+17                                            0
     16657518      No MI                                                                              0
     16657439      No MI                                                                              0
     16657520      No MI                                                                              0
     16657602      No MI                          1.00E+17                                            0
     16657523      No MI                          1.00E+17                                            0
     16657443      No MI                                                                              0
     16657605      No MI                                                                              0
     16657606      No MI                          1.00E+17                                            0
     16657611      No MI                                                                              0
     16657612      No MI                          1.00E+17                                            0
     16657532      No MI                          1.00E+17                                            0
     16657533      No MI                                                                              0
     16657452      No MI                                                                              0
     16657453      No MI                                                                              0
     16657454      No MI                                                                              0
     16657537      No MI                                                                              0
     16657456      No MI                          1.00E+17                                            0
     16657457      No MI                                                                              0
     16657459      No MI                                                                              0
     16657460      No MI                          1.00E+17                                            0
     16657624      No MI                                                                              0
     16657543      No MI                                                                              0
     16657463      No MI                                                                              0
     16657545      No MI                                                                              0
     16657546      No MI                                                                              0
     16657465      No MI                                                                              0
     16657466      No MI                                                                              0
     16657711      No MI                                                                              0
     16657470      No MI                                                                              0
     16657553      No MI                                                                              0
     16657472      No MI                                                                              0
     16657554      No MI                                                                              0
     16657555      No MI                                                                              0
     16657476      No MI                                                                              0
     16657477      No MI                          1.00E+17                                            0
     16657559      No MI                                                                              0
     16657479      No MI                                                                              0
     16657804      No MI                          1.00E+17                                            0
     16657562      No MI                          1.00E+17                                            0
     16657567      No MI                          1.00E+17                                            0
     16657568      No MI                                                                              0
     16657570      No MI                          1.00E+17                                            0
     16657490      No MI                          1.00E+17                                            0
     16657491      No MI                                                                              0
     16657492      No MI                          1.00E+17                                            0
     16657494      No MI                                                                              0
     16657657      No MI                                                                              0
     16657497      No MI                                                                              0
     16657659      No MI                          1.00E+17                                            0
     16657499      No MI                                                                              0
     16657581      No MI                                                                              0
     16657664      No MI                          1.00E+17                                            0
     16657584      No MI                                                                              0
     16657585      No MI                          1.00E+17                                            0
     16657595      No MI                          1.00E+17                                            0
     16657598      No MI                                                                              0
     16657688      No MI                          1.00E+17                                            0
     16657693      No MI                          1.00E+17                                            0
     16657788      No MI                          1.00E+17                                            0
     16657995      No MI                          1.00E+17                                            0
     16657999      No MI                                                                              0
     16657041      No MI                          1.00E+17                                            0
     16657044      No MI                          1.00E+17                                            0
     16657045      No MI                          1.00E+17                                            0
     16657065      No MI                          1.00E+17                                            0
     16657078      No MI                          1.00E+17                                            0
     16657085      No MI                          1.00E+17                                            0
     16657086      No MI                          1.00E+17                                            0
     16657087      No MI                          1.00E+17                                            0
     16657090      No MI                          1.00E+17                                            0
     16657106      Republic MIC                   1.00E+17                                            0
     16657112      No MI                          1.00E+17                                            0
     16657117      No MI                          1.00E+17                                            0
     16657119      United Guaranty                1.00E+17                                            0
     16657120      Radian Guaranty                1.00E+17                                            0
     16657121      No MI                          1.00E+17                                            0
     16657125      No MI                          1.00E+17                                            0
     16657132      No MI                          1.00E+17                                            0
     16657134      No MI                          1.00E+17                                            0
     16657149      Republic MIC                   1.00E+17                                            0
     16657154      No MI                          1.00E+17                                            0
     16657158      No MI                          1.00E+17                                            0
     16657163      Mortgage Guaranty In           1.00E+17                                            0
     16657166      No MI                          1.00E+17                                            0
     16657171      No MI                          1.00E+17                                            0
     16657173      No MI                          1.00E+17                                            0
     16657180      No MI                          1.00E+17                                            0
     16657181      No MI                          1.00E+17                                            0
     16657182      No MI                          1.00E+17                                            0
     16657183      No MI                          1.00E+17                                            0
     16657189      No MI                          1.00E+17                                            0
     16657191      No MI                          1.00E+17                                            0
     16657192      No MI                          1.00E+17                                            0
     16657197      No MI                          1.00E+17                                            0
     16657203      No MI                          1.00E+17                                            0
     16657206      No MI                          1.00E+17                                            0
     16657209      No MI                          1.00E+17                                            0
     16657211      No MI                          1.00E+17                                            0
     16657220      No MI                          1.00E+17                                            0
     16657224      No MI                          1.00E+17                                            0
     16657226      No MI                          1.00E+17                                            0
     16657231      No MI                          1.00E+17                                            0
     16657233      Republic MIC                   1.00E+17                                            0
     16657234      No MI                          1.00E+17                                            0
     16657237      No MI                          1.00E+17                                            0
     16657240      GE Capital MI                  1.00E+17                                            0
     16657241      No MI                          1.00E+17                                            0
     16657246      No MI                          1.00E+17                                            0
     16657248      No MI                          1.00E+17                                            0
     16657250      No MI                          1.00E+17                                            0
     16657260      No MI                          1.00E+17                                            0
     16657268      No MI                          1.00E+17                                            0
     16657270      No MI                          1.00E+17                                            0
     16657275      PMI                            1.00E+17                                            0
     16657276      No MI                          1.00E+17                                            0
     16657277      PMI                            1.00E+17                                            0
     16657279      No MI                          1.00E+17                                            0
     16657280      No MI                          1.00E+17                                            0
     16657281      GE Capital MI                  1.00E+17                                            0
     16657283      PMI                            1.00E+17                                            0
     16657294      No MI                          1.00E+17                                            0
     16657295      No MI                          1.00E+17                                            0
     16657296      No MI                          1.00E+17                                            0
     16657297      Republic MIC                   1.00E+17                                            0
     16657298      GE Capital MI                  1.00E+17                                            0
     16657300      No MI                          1.00E+17                                            0
     16657303      No MI                          1.00E+17                                            0
     16657306      No MI                          1.00E+17                                            0
     16657313      No MI                          1.00E+17                                            0
     16657316      GE Capital MI                  1.00E+17                                            0
     16657319      Republic MIC                   1.00E+17                                            0
     16657325      No MI                          1.00E+17                                            0
     16657327      No MI                          1.00E+17                                            0
     16657332      Republic MIC                   1.00E+17                                            0
     16657336      No MI                          1.00E+17                                            0
     16657337      No MI                          1.00E+17                                            0
     16657338      Republic MIC                   1.00E+17                                            0
     16657345      GE Capital MI                  1.00E+17                                            0
     16657346      No MI                          1.00E+17                                            0
     16657348      No MI                          1.00E+17                                            0
     16657349      No MI                          1.00E+17                                            0
     16657352      GE Capital MI                  1.00E+17                                            0
     16657361      No MI                          1.00E+17                                            0
     16657363      GE Capital MI                  1.00E+17                                            0
     16657368      No MI                          1.00E+17                                            0
     16657369      No MI                          1.00E+17                                            0
     16657371      PMI                            1.00E+17                                            0
     16657374      Republic MIC                   1.00E+17                                            0
     16657383      Republic MIC                                                                       0
     16657385      No MI                                                                              0
     16657386      No MI                                                                              0
     16657387      PMI                                                                                0
     16657388      No MI                                                                              0
     16657389      No MI                                                                              0
     16657390      GE Capital MI                                                                      0
     16657391      No MI                                                                              0
     16657393      No MI                                                                              0
     16657411      No MI                                                                              0
     16657433      No MI                                                                              0
     16657451      GE Capital MI                                                                      0
     16657486      No MI                                                                              0
     16657508      No MI                          1.00E+17                                            0
     16657517      No MI                                                                              0
     16657519      No MI                          1.00E+17                                            0
     16657549      No MI                          1.00E+17                                            0
     16657550      No MI                                                                              0
     16657577      No MI                                                                              0
     16657580      No MI                          1.00E+17                                            0
     16657582      No MI                                                                              0
     16657586      No MI                                                                              0
     16657587      No MI                                                                              0
     16657588      No MI                          1.00E+17                                            0
     16657590      No MI                                                                              0
     16657592      No MI                          1.00E+17                                            0
     16657600      No MI                                                                              0
     16657608      No MI                                                                              0
     16657614      No MI                                                                              0
     16657617      No MI                          1.00E+17                                            0
     16657623      No MI                          1.00E+17                                            0
     16657628      No MI                                                                              0
     16657632      No MI                          1.00E+17                                            0
     16657633      No MI                          1.00E+17                                            0
     16657635      No MI                                                                              0
     16657638      No MI                                                                              0
     16657640      No MI                          1.00E+17                                            0
     16657647      No MI                          1.00E+17                                            0
     16657653      No MI                                                                              0
     16657654      No MI                                                                              0
     16657658      No MI                                                                              0
     16657661      PMI                                                                                0
     16657666      No MI                                                                              0
     16657667      No MI                                                                              0
     16657669      No MI                                                                              0
     16657671      No MI                                                                              0
     16657677      No MI                                                                              0
     16657678      No MI                                                                              0
     16657679      No MI                                                                              0
     16657681      No MI                          1.00E+17                                            0
     16657685      No MI                          1.00E+17                                            0
     16657687      No MI                                                                              0
     16657692      No MI                          1.00E+17                                            0
     16657695      GE Capital MI                                                                      0
     16657698      No MI                                                                              0
     16657700      No MI                                                                              0
     16657703      No MI                                                                              0
     16657704      No MI                          1.00E+17                                            0
     16657721      No MI                                                                              0
     16657366      No MI                          1.00E+17                                            0
     16657552      No MI                          1.00E+17                                            0
     16657643      No MI                                                                              0
     16657645      No MI                          1.00E+17                                            0
     16657684      No MI                                                                              0
     16657723      No MI                          1.00E+17                                            0
     16657724      No MI                                                                              0
     16657725      No MI                                                                              0
     16657727      No MI                          1.00E+17                                            0
     16657733      No MI                                                                              0
     16657736      No MI                                                                              0
     16657737      No MI                                                                              0
     16657738      No MI                          1.00E+17                                            0
     16657739      No MI                                                                              0
     16657743      No MI                          1.00E+17                                            0
     16657745      No MI                          1.00E+17                                            0
     16657746      No MI                                                                              0
     16657748      No MI                                                                              0
     16657750      No MI                          1.00E+17                                            0
     16657751      No MI                                                                              0
     16657753      No MI                                                                              0
     16657754      PMI                                                                                0
     16657755      No MI                                                                              0
     16657756      No MI                                                                              0
     16657759      PMI                                                                                0
     16657761      No MI                          1.00E+17                                            0
     16657764      No MI                                                                              0
     16657765      No MI                          1.00E+17                                            0
     16657771      No MI                                                                              0
     16657773      No MI                          1.00E+17                                            0
     16657776      No MI                                                                              0
     16657777      PMI                                                                                0
     16657778      No MI                          1.00E+17                                            0
     16657779      GE Capital MI                                                                      0
     16657780      No MI                          1.00E+17                                            0
     16657784      No MI                          1.00E+17                                            0
     16657786      No MI                                                                              0
     16657790      No MI                                                                              0
     16657792      No MI                                                                              0
     16657793      No MI                                                                              0
     16657794      No MI                                                                              0
     16657797      No MI                                                                              0
     16657798      No MI                                                                              0
     16657805      No MI                          1.00E+17                                            0
     16657807      No MI                          1.00E+17                                            0
     16657808      No MI                                                                              0
     16657810      No MI                                                                              0
     16657818      No MI                                                                              0
     16657821      No MI                                                                              0
     16657822      No MI                                                                              0
     16657828      No MI                          1.00E+17                                            0
     16657829      No MI                                                                              0
     16657830      No MI                          1.00E+17                                            0
     16657832      No MI                          1.00E+17                                            0
     16657834      Republic MIC                                                                       0
     16657835      No MI                                                                              0
     16657837      No MI                                                                              0
     16657841      Republic MIC                                                                       0
     16657846      No MI                          1.00E+17                                            0
     16657850      No MI                          1.00E+17                                            0
     16657851      No MI                                                                              0
     16657854      No MI                                                                              0
     16657855      United Guaranty                                                                    0
     16657858      Republic MIC                                                                       0
     16657860      No MI                          1.00E+17                                            0
     16657861      GE Capital MI                                                                      0
     16657870      No MI                                                                              0
     16657871      No MI                                                                              0
     16657876      No MI                          1.00E+17                                            0
     16657878      No MI                                                                              0
     16657879      No MI                                                                              0
     16657880      No MI                                                                              0
     16657885      GE Capital MI                                                                      0
     16657887      No MI                          1.00E+17                                            0
     16657888      No MI                                                                              0
     16657889      No MI                                                                              0
     16657894      PMI                                                                                0
     16657896      No MI                                                                              0
     16657897      No MI                                                                              0
     16657898      No MI                                                                              0
     16657905      No MI                                                                              0
     16657906      No MI                                                                              0
     16657910      No MI                                                                              0
     16657912      No MI                                                                              0
     16657915      No MI                                                                              0
     16657916      No MI                                                                              0
     16657917      No MI                                                                              0
     16657919      No MI                                                                              0
     16657920      GE Capital MI                                                                      0
     16657923      No MI                                                                              0
     16657924      No MI                                                                              0
     16657925      No MI                          1.00E+17                                            0
     16657927      No MI                                                                              0
     16657930      No MI                                                                              0
     16657937      No MI                                                                              0
     16657938      No MI                                                                              0
     16657939      GE Capital MI                                                                      0
     16657908      No MI                          1.00E+17                                            0
     16657943      No MI                                                                              0
     16657944      No MI                                                                              0
     16657951      No MI                                                                              0
     16657952      No MI                                                                              0
     16657953      No MI                                                                              0
     16657954      No MI                                                                              0
     16657957      No MI                                                                              0
     16657960      No MI                                                                              0
     16657961      No MI                                                                              0
     16657962      No MI                          1.00E+17                                            0
     16657964      No MI                                                                              0
     16657965      No MI                                                                              0
     16657969      No MI                                                                              0
     16657972      No MI                                                                              0
     16657976      No MI                                                                              0
     16657978      No MI                                                                              0
     16657982      No MI                                                                              0
     16657983      PMI                                                                                0
     16657984      PMI                                                                                0
     16657985      GE Capital MI                                                                      0
     16657986      GE Capital MI                                                                      0
     16657988      GE Capital MI                                                                      0
     16657989      PMI                                                                                0
     16657991      No MI                                                                              0
     16657994      No MI                                                                              0
     16657996      No MI                                                                              0
     16657998      PMI                                                                                0
     16658001      No MI                          1.00E+17                                            0
     16658003      No MI                                                                              0
     16658004      No MI                                                                              0
     16658008      No MI                                                                              0
     16658010      Republic MIC                                                                       0
     16658011      No MI                          1.00E+17                                            0
     16658012      No MI                          1.00E+17                                            0
     16658013      No MI                                                                              0
     16658014      No MI                          1.00E+17                                            0
     16658017      No MI                                                                              0
     16658018      Republic MIC                                                                       0
     16658020      No MI                                                                              0
     16658025      No MI                          1.00E+17                                            0
     16658033      No MI                          1.00E+17                                            0
     16658039      No MI                                                                              0
     16658046      No MI                                                                              0
     16658053      No MI                                                                              0
     16658060      No MI                                                                              0
     16658063      No MI                                                                              0
     16658073      No MI                                                                              0
     16658078      No MI                                                                              0
     16658080      No MI                                                                              0
     16658086      No MI                                                                              0
     16658088      No MI                          1.00E+17                                            0
     16658089      No MI                          1.00E+17                                            0
     16658091      No MI                          1.00E+17                                            0
     14425830      No MI                          1.00E+17                                            0              19000101
     15628322      No MI                          1.00E+17                                            0
     16243109      No MI                          1.00E+17                                            0
     15757419      No MI                                                                              0
     16341408      No MI                          1.00E+17                                            0              19000101
     16341423      No MI                          1.00E+17                                            0              19000101
     16319910      No MI                          1.00E+17                                            0              19000101
     16319915      No MI                          1.00E+17                                            0              19000101
     16375684      No MI                          1.00E+17                                            0              19000101
     16375685      No MI                          1.00E+17                                            0              19000101
     16375701      No MI                          1.00E+17                                            0              19000101
     16375711      No MI                          1.00E+17                                            0              19000101
     16375714      No MI                          1.00E+17                                            0              19000101
     16396190      No MI                                                                              0
     16396195      No MI                          1.00E+17                                            0
     16396198      No MI                          1.00E+17                                            0
     16396208      No MI                          1.00E+17                                            0
     16396209      No MI                                                                              0
     16396210      No MI                          1.00E+17                                            0
     16396232      No MI                          1.00E+17                                            0
     16396241      No MI                          1.00E+17                                            0
     15338945      No MI                          1.00E+17                                            0              19000101
     15498288      No MI                          1.00E+17                                            0
     15628273      No MI                          1.00E+17                                            0
     15628284      No MI                          1.00E+17                                            0
     15628300      No MI                          1.00E+17                                            0
     15628380      No MI                          1.00E+17                                            0
     15765233      No MI                          1.00E+17                                            0
     16206035      No MI                          1.00E+17                                            0
     16341407      No MI                          1.00E+17                                            0              19000101
     16341410      No MI                          1.00E+17                                            0              19000101
     16341412      No MI                          1.00E+17                                            0              19000101
     16341413      No MI                          1.00E+17                                            0              19000101
     16341414      No MI                          1.00E+17                                            0              19000101
     16341415      No MI                          1.00E+17                                            0              19000101
     16341416      No MI                          1.00E+17                                            0              19000101
     16341417      No MI                          1.00E+17                                            0              19000101
     16341418      No MI                          1.00E+17                                            0              19000101
     16341419      No MI                          1.00E+17                                            0              19000101
     16341420      No MI                          1.00E+17                                            0              19000101
     16341421      No MI                          1.00E+17                                            0              19000101
     16341422      No MI                          1.00E+17                                            0              19000101
     16341424      No MI                          1.00E+17                                            0              19000101
     16319907      No MI                          1.00E+17                                            0              19000101
     16319908      No MI                          1.00E+17                                            0              19000101
     16319909      No MI                          1.00E+17                                            0              19000101
     16319912      No MI                          1.00E+17                                            0              19000101
     16319913      No MI                          1.00E+17                                            0              19000101
     16319916      No MI                          1.00E+17                                            0              19000101
     16319917      No MI                          1.00E+17                                            0              19000101
     16319922      No MI                          1.00E+17                                            0              19000101
     16319925      No MI                          1.00E+17                                            0              19000101
     16319926      No MI                          1.00E+17                                            0              19000101
     16319929      No MI                          1.00E+17                                            0              19000101
     16319930      No MI                          1.00E+17                                            0              19000101
     16319931      No MI                          1.00E+17                                            0              19000101
     16319932      No MI                          1.00E+17                                            0              19000101
     16319935      No MI                          1.00E+17                                            0              19000101
     16319936      No MI                          1.00E+17                                            0              19000101
     16319937      No MI                          1.00E+17                                            0              19000101
     16319938      No MI                          1.00E+17                                            0              19000101
     16375678      No MI                          1.00E+17                                            0              19000101
     16375679      No MI                          1.00E+17                                            0              19000101
     16375680      No MI                          1.00E+17                                            0              19000101
     16375681      No MI                          1.00E+17                                            0              19000101
     16375682      No MI                          1.00E+17                                            0              19000101
     16375683      No MI                          1.00E+17                                            0              19000101
     16375686      No MI                          1.00E+17                                            0              19000101
     16375687      No MI                          1.00E+17                                            0              19000101
     16375688      No MI                          1.00E+17                                            0              19000101
     16375690      No MI                          1.00E+17                                            0              19000101
     16375692      No MI                          1.00E+17                                            0              19000101
     16375693      No MI                          1.00E+17                                            0              19000101
     16375694      No MI                          1.00E+17                                            0              19000101
     16375695      No MI                          1.00E+17                                            0              19000101
     16375696      No MI                          1.00E+17                                            0              19000101
     16375697      No MI                          1.00E+17                                            0              19000101
     16375699      No MI                          1.00E+17                                            0              19000101
     16375700      No MI                          1.00E+17                                            0              19000101
     16375702      No MI                          1.00E+17                                            0              19000101
     16375703      No MI                          1.00E+17                                            0              19000101
     16375704      No MI                          1.00E+17                                            0              19000101
     16375705      No MI                          1.00E+17                                            0              19000101
     16375706      No MI                          1.00E+17                                            0              19000101
     16375707      No MI                          1.00E+17                                            0              19000101
     16375708      No MI                          1.00E+17                                            0              19000101
     16375709      No MI                          1.00E+17                                            0              19000101
     16375710      No MI                          1.00E+17                                            0              19000101
     16396193      No MI                          1.00E+17                                            0
     16396194      No MI                          1.00E+17                                            0
     16396196      No MI                          1.00E+17                                            0
     16396197      No MI                          1.00E+17                                            0
     16396200      No MI                          1.00E+17                                            0
     16396201      No MI                          1.00E+17                                            0
     16396202      No MI                          1.00E+17                                            0
     16396205      No MI                          1.00E+17                                            0
     16396206      No MI                          1.00E+17                                            0
     16396207      No MI                          1.00E+17                                            0
     16396211      No MI                          1.00E+17                                            0
     16396214      No MI                          1.00E+17                                            0
     16396215      No MI                          1.00E+17                                            0
     16396217      United Guaranty                1.00E+17                                            0
     16396218      No MI                          1.00E+17                                            0
     16396219      No MI                          1.00E+17                                            0
     16396221      No MI                          1.00E+17                                            0
     16396222      No MI                          1.00E+17                                            0
     16396223      No MI                          1.00E+17                                            0
     16396226      No MI                          1.00E+17                                            0
     16396227      No MI                          1.00E+17                                            0
     16396230      No MI                          1.00E+17                                            0
     16396231      No MI                          1.00E+17                                            0
     16396234      No MI                          1.00E+17                                            0
     16396235      No MI                          1.00E+17                                            0
     16396237      No MI                          1.00E+17                                            0
     16396239      No MI                          1.00E+17                                            0
     16396240      No MI                          1.00E+17                                            0
     16396242      No MI                          1.00E+17                                            0
     16396243      No MI                          1.00E+17                                            0
     16396246      No MI                          1.00E+17                                            0
     16396247      No MI                          1.00E+17                                            0
     16396248      No MI                          1.00E+17                                            0
     15498289      No MI                          1.00E+17                                            0
     15590615      No MI                          1.00E+17                                            0
     15628389      No MI                          1.00E+17                                            0
     15628411      No MI                          1.00E+17                                            0
     15765225      No MI                          1.00E+17                                            0
     16341409      No MI                          1.00E+17                                            0              19000101
     16341411      No MI                          1.00E+17                                            0              19000101
     16319906      No MI                          1.00E+17                                            0              19000101
     16319934      No MI                          1.00E+17                                            0              19000101
     16375689      No MI                          1.00E+17                                            0              19000101
     16375698      No MI                          1.00E+17                                            0              19000101
     16375712      No MI                          1.00E+17                                            0              19000101
     16396199      No MI                          1.00E+17                                            0
     16396204      No MI                          1.00E+17                                            0
     16396213      No MI                          1.00E+17                                            0
     16396216      No MI                          1.00E+17                                            0
     16396220      No MI                          1.00E+17                                            0
     16396225      No MI                          1.00E+17                                            0
     16396233      No MI                          1.00E+17                                            0
     16396236      No MI                          1.00E+17                                            0
     15765213      No MI                          1.00E+17                                            0              19000101
     16396238      No MI                          1.00E+17                                            0
     15498275      No MI                          1.00E+17                                            0              19000101
     16396191      No MI                                                                              0
     16396224      No MI                          1.00E+17                                            0
     16319911      No MI                          1.00E+17                                            0              19000101
     16396229      No MI                          1.00E+17                                            0
     16657043      United Guaranty                1.00E+17                                            0
     16657053      United Guaranty                1.00E+17                                            0
     16657063      United Guaranty                1.00E+17                                            0
     16657102      United Guaranty                1.00E+17                                            0
     16657138      United Guaranty                1.00E+17                                            0
     16657222      United Guaranty                1.00E+17                                            0
     16657236      United Guaranty                1.00E+17                                            0
     16657255      United Guaranty                1.00E+17                                            0
     16657284      No MI                          1.00E+17                                            0
     16657317      No MI                          1.00E+17                                            0
     16657334      Triad Guaranty                 1.00E+17                                            0
     16657373      No MI                          1.00E+17                                            0
     16657375      Republic MIC                   1.00E+17                                            0
     16657446      United Guaranty                1.00E+17                                            0
     16657469      United Guaranty                                                                    0
     16657579      United Guaranty                                                                    0
     16657639      United Guaranty                1.00E+17                                            0
     16657642      United Guaranty                1.00E+17                                            0
     16657649      United Guaranty                                                                    0
     16657652      United Guaranty                1.00E+17                                            0
     16657676      United Guaranty                                                                    0
     16657702      United Guaranty                                                                    0
     16657787      No MI                                                                              0
     16657843      No MI                                                                              0
     16657872      United Guaranty                                                                    0
     16657940      No MI                                                                              0
     16657950      No MI                                                                              0
     16657971      No MI                                                                              0
     16658071      No MI                                                                              0
     16657399      No MI                          1.00E+17                                            0
     16657655      No MI                          1.00E+17                                            0
     16657768      No MI                                                                              0

LOAN_ID            MAX_         MIN_RATE           PER_RATE           GROUP_ID           LIEN                 BALLOON
                   RATE                            _CAP
---------------------------------------------------------------------------------------------------------------------------
     15832932        5.375                  0                  0      GR1                First Lien           No
     16015803        5.375                  0                  0      GR2                First Lien           No
     16015807        5.375                  0                  0      GR1                First Lien           No
     16015810        5.375                  0                  0      GR1                First Lien           No
     16015821            6                  0                  0      GR2                First Lien           No
     16015822          5.5                  0                  0      GR1                First Lien           No
     16015833         5.75                  0                  0      GR2                First Lien           No
     16015843        5.875                  0                  0      GR2                First Lien           No
     16015863        5.375                  0                  0      GR1                First Lien           No
     16015865        5.375                  0                  0      GR2                First Lien           No
     16015870         5.75                  0                  0      GR2                First Lien           No
     15438581         5.75                  0                  0      GR2                First Lien           No
     16657104         7.25                  0                  0      GR1                First Lien           No
     16657108         8.25                  0                  0      GR1                First Lien           No
     16657116         6.75                  0                  0      GR1                First Lien           No
     16657122            7                  0                  0      GR1                First Lien           No
     16657049        7.375                  0                  0      GR1                First Lien           No
     16657131            8                  0                  0      GR1                First Lien           No
     16657051        7.375                  0                  0      GR1                First Lien           No
     16657137        5.875                  0                  0      GR2                First Lien           No
     16657056          6.5                  0                  0      GR1                First Lien           No
     16657060        6.125                  0                  0      GR2                First Lien           No
     16658049          6.5                  0                  0      GR1                First Lien           No
     16657161        6.625                  0                  0      GR2                First Lien           No
     16657089        7.875                  0                  0      GR1                First Lien           No
     16657415        6.625                  0                  0      GR1                First Lien           No
     16657177          6.5                  0                  0      GR2                First Lien           No
     16657096        6.625                  0                  0      GR1                First Lien           No
     16657500        6.625                  0                  0      GR1                First Lien           No
     16657423          6.5                  0                  0      GR1                First Lien           No
     16657425          6.5                  0                  0      GR1                First Lien           No
     16657506        6.875                  0                  0      GR1                First Lien           No
     16657427          6.5                  0                  0      GR1                First Lien           No
     16657428            7                  0                  0      GR1                First Lien           No
     16657187            7                  0                  0      GR1                First Lien           No
     16657430        6.875                  0                  0      GR1                First Lien           No
     16657516          6.5                  0                  0      GR1                First Lien           No
     16657518          8.5                  0                  0      GR1                First Lien           No
     16657439        6.625                  0                  0      GR1                First Lien           No
     16657520        7.875                  0                  0      GR1                First Lien           No
     16657602        6.625                  0                  0      GR1                First Lien           No
     16657523        6.625                  0                  0      GR1                First Lien           No
     16657443          6.5                  0                  0      GR1                First Lien           No
     16657605        6.875                  0                  0      GR1                First Lien           No
     16657606        6.625                  0                  0      GR1                First Lien           No
     16657611         6.75                  0                  0      GR1                First Lien           No
     16657612         6.75                  0                  0      GR1                First Lien           No
     16657532         6.75                  0                  0      GR1                First Lien           No
     16657533        6.375                  0                  0      GR1                First Lien           No
     16657452        6.875                  0                  0      GR1                First Lien           No
     16657453        6.875                  0                  0      GR1                First Lien           No
     16657454        6.375                  0                  0      GR1                First Lien           No
     16657537          6.5                  0                  0      GR1                First Lien           No
     16657456         6.75                  0                  0      GR2                First Lien           No
     16657457          7.5                  0                  0      GR1                First Lien           No
     16657459            8                  0                  0      GR2                First Lien           No
     16657460          6.5                  0                  0      GR1                First Lien           No
     16657624         6.75                  0                  0      GR1                First Lien           No
     16657543        6.625                  0                  0      GR1                First Lien           No
     16657463            7                  0                  0      GR1                First Lien           No
     16657545        6.625                  0                  0      GR1                First Lien           No
     16657546        6.625                  0                  0      GR1                First Lien           No
     16657465         7.75                  0                  0      GR1                First Lien           No
     16657466        8.375                  0                  0      GR1                First Lien           No
     16657711          7.5                  0                  0      GR1                First Lien           No
     16657470         6.75                  0                  0      GR1                First Lien           No
     16657553        6.625                  0                  0      GR1                First Lien           No
     16657472         6.25                  0                  0      GR1                First Lien           No
     16657554        7.875                  0                  0      GR1                First Lien           No
     16657555        7.875                  0                  0      GR1                First Lien           No
     16657476        7.875                  0                  0      GR1                First Lien           No
     16657477         6.75                  0                  0      GR1                First Lien           No
     16657559        7.125                  0                  0      GR1                First Lien           No
     16657479        7.875                  0                  0      GR1                First Lien           No
     16657804        6.625                  0                  0      GR1                First Lien           No
     16657562         6.75                  0                  0      GR1                First Lien           No
     16657567          6.5                  0                  0      GR1                First Lien           No
     16657568            6                  0                  0      GR2                First Lien           No
     16657570        6.875                  0                  0      GR1                First Lien           No
     16657490         6.75                  0                  0      GR1                First Lien           No
     16657491         6.75                  0                  0      GR1                First Lien           No
     16657492            6                  0                  0      GR2                First Lien           No
     16657494         6.25                  0                  0      GR2                First Lien           No
     16657657        6.625                  0                  0      GR1                First Lien           No
     16657497          6.5                  0                  0      GR1                First Lien           No
     16657659         6.75                  0                  0      GR1                First Lien           No
     16657499        6.625                  0                  0      GR1                First Lien           No
     16657581         6.75                  0                  0      GR1                First Lien           No
     16657664        6.125                  0                  0      GR2                First Lien           No
     16657584         6.25                  0                  0      GR1                First Lien           No
     16657585         6.75                  0                  0      GR2                First Lien           No
     16657595        6.875                  0                  0      GR1                First Lien           No
     16657598          6.5                  0                  0      GR1                First Lien           No
     16657688        6.375                  0                  0      GR1                First Lien           No
     16657693        6.375                  0                  0      GR1                First Lien           No
     16657788        6.625                  0                  0      GR1                First Lien           No
     16657995         6.75                  0                  0      GR1                First Lien           No
     16657999        7.375                  0                  0      GR1                First Lien           No
     16657041        6.625                  0                  0      GR1                First Lien           No
     16657044            7                  0                  0      GR1                First Lien           No
     16657045        6.875                  0                  0      GR1                First Lien           No
     16657065         7.75                  0                  0      GR1                First Lien           No
     16657078         6.75                  0                  0      GR1                First Lien           No
     16657085         6.25                  0                  0      GR1                First Lien           No
     16657086        7.625                  0                  0      GR1                First Lien           No
     16657087        7.625                  0                  0      GR1                First Lien           No
     16657090        7.625                  0                  0      GR1                First Lien           No
     16657106        8.375                  0                  0      GR1                First Lien           No
     16657112        6.875                  0                  0      GR1                First Lien           No
     16657117        6.875                  0                  0      GR1                First Lien           No
     16657119        7.625                  0                  0      GR1                First Lien           No
     16657120        8.375                  0                  0      GR1                First Lien           No
     16657121          6.5                  0                  0      GR2                First Lien           No
     16657125        7.875                  0                  0      GR1                First Lien           No
     16657132          7.5                  0                  0      GR1                First Lien           No
     16657134        6.625                  0                  0      GR1                First Lien           No
     16657149        8.375                  0                  0      GR1                First Lien           No
     16657154         7.75                  0                  0      GR1                First Lien           No
     16657158        6.625                  0                  0      GR1                First Lien           No
     16657163        6.875                  0                  0      GR1                First Lien           No
     16657166        7.875                  0                  0      GR1                First Lien           No
     16657171        6.375                  0                  0      GR2                First Lien           No
     16657173        6.875                  0                  0      GR1                First Lien           No
     16657180        7.875                  0                  0      GR1                First Lien           No
     16657181        8.125                  0                  0      GR1                First Lien           No
     16657182        7.875                  0                  0      GR1                First Lien           No
     16657183          6.5                  0                  0      GR1                First Lien           No
     16657189        6.875                  0                  0      GR1                First Lien           No
     16657191         7.25                  0                  0      GR1                First Lien           No
     16657192            7                  0                  0      GR1                First Lien           No
     16657197        7.125                  0                  0      GR1                First Lien           No
     16657203         6.75                  0                  0      GR1                First Lien           No
     16657206         6.75                  0                  0      GR1                First Lien           No
     16657209        6.625                  0                  0      GR1                First Lien           No
     16657211        6.375                  0                  0      GR1                First Lien           No
     16657220        6.875                  0                  0      GR1                First Lien           No
     16657224         6.75                  0                  0      GR1                First Lien           No
     16657226        6.875                  0                  0      GR1                First Lien           No
     16657231          6.5                  0                  0      GR1                First Lien           No
     16657233        7.375                  0                  0      GR1                First Lien           No
     16657234          6.5                  0                  0      GR1                First Lien           No
     16657237        6.875                  0                  0      GR1                First Lien           No
     16657240        8.375                  0                  0      GR1                First Lien           No
     16657241        6.625                  0                  0      GR1                First Lien           No
     16657246            7                  0                  0      GR1                First Lien           No
     16657248         7.25                  0                  0      GR1                First Lien           No
     16657250        6.875                  0                  0      GR1                First Lien           No
     16657260        6.375                  0                  0      GR2                First Lien           No
     16657268        6.625                  0                  0      GR1                First Lien           No
     16657270        7.875                  0                  0      GR1                First Lien           No
     16657275          8.5                  0                  0      GR1                First Lien           No
     16657276        8.625                  0                  0      GR1                First Lien           No
     16657277         8.75                  0                  0      GR1                First Lien           No
     16657279            8                  0                  0      GR1                First Lien           No
     16657280          8.5                  0                  0      GR1                First Lien           No
     16657281         8.75                  0                  0      GR1                First Lien           No
     16657283         8.75                  0                  0      GR1                First Lien           No
     16657294        8.625                  0                  0      GR1                First Lien           No
     16657295        8.375                  0                  0      GR1                First Lien           No
     16657296        7.625                  0                  0      GR1                First Lien           No
     16657297        8.375                  0                  0      GR1                First Lien           No
     16657298          8.5                  0                  0      GR1                First Lien           No
     16657300        6.625                  0                  0      GR1                First Lien           No
     16657303        8.625                  0                  0      GR1                First Lien           No
     16657306         8.25                  0                  0      GR1                First Lien           No
     16657313        7.625                  0                  0      GR1                First Lien           No
     16657316         8.25                  0                  0      GR1                First Lien           No
     16657319        8.375                  0                  0      GR1                First Lien           No
     16657325        6.875                  0                  0      GR1                First Lien           No
     16657327          8.5                  0                  0      GR1                First Lien           No
     16657332        8.625                  0                  0      GR1                First Lien           No
     16657336         8.25                  0                  0      GR1                First Lien           No
     16657337        7.625                  0                  0      GR1                First Lien           No
     16657338        7.375                  0                  0      GR1                First Lien           No
     16657345         8.25                  0                  0      GR1                First Lien           No
     16657346            7                  0                  0      GR1                First Lien           No
     16657348         6.75                  0                  0      GR1                First Lien           No
     16657349         6.75                  0                  0      GR1                First Lien           No
     16657352          8.5                  0                  0      GR1                First Lien           No
     16657361        7.875                  0                  0      GR1                First Lien           No
     16657363        8.125                  0                  0      GR1                First Lien           No
     16657368         6.75                  0                  0      GR1                First Lien           No
     16657369        6.875                  0                  0      GR1                First Lien           No
     16657371         8.25                  0                  0      GR1                First Lien           Yes
     16657374        8.125                  0                  0      GR1                First Lien           No
     16657383        7.875                  0                  0      GR1                First Lien           No
     16657385        8.125                  0                  0      GR1                First Lien           No
     16657386        8.375                  0                  0      GR1                First Lien           No
     16657387          8.5                  0                  0      GR1                First Lien           No
     16657388        8.625                  0                  0      GR1                First Lien           No
     16657389        8.625                  0                  0      GR1                First Lien           No
     16657390        8.125                  0                  0      GR1                First Lien           No
     16657391          8.5                  0                  0      GR1                First Lien           No
     16657393            8                  0                  0      GR1                First Lien           No
     16657411         6.75                  0                  0      GR1                First Lien           No
     16657433        6.625                  0                  0      GR1                First Lien           No
     16657451         7.25                  0                  0      GR1                First Lien           No
     16657486          6.5                  0                  0      GR1                First Lien           No
     16657508          6.5                  0                  0      GR2                First Lien           No
     16657517          6.5                  0                  0      GR1                First Lien           No
     16657519         6.75                  0                  0      GR1                First Lien           No
     16657549          6.5                  0                  0      GR1                First Lien           No
     16657550        5.875                  0                  0      GR2                First Lien           No
     16657577        6.875                  0                  0      GR1                First Lien           No
     16657580         6.75                  0                  0      GR1                First Lien           No
     16657582        6.625                  0                  0      GR1                First Lien           No
     16657586        6.875                  0                  0      GR1                First Lien           No
     16657587        6.875                  0                  0      GR1                First Lien           No
     16657588         6.75                  0                  0      GR1                First Lien           No
     16657590        6.625                  0                  0      GR1                First Lien           No
     16657592          6.5                  0                  0      GR1                First Lien           No
     16657600            8                  0                  0      GR1                First Lien           No
     16657608        8.125                  0                  0      GR1                First Lien           No
     16657614          6.5                  0                  0      GR1                First Lien           No
     16657617        6.375                  0                  0      GR1                First Lien           No
     16657623          6.5                  0                  0      GR2                First Lien           No
     16657628         6.25                  0                  0      GR2                First Lien           No
     16657632          6.5                  0                  0      GR1                First Lien           No
     16657633          6.5                  0                  0      GR1                First Lien           No
     16657635          8.5                  0                  0      GR1                First Lien           No
     16657638        6.625                  0                  0      GR1                First Lien           No
     16657640        6.625                  0                  0      GR1                First Lien           No
     16657647        6.375                  0                  0      GR1                First Lien           No
     16657653        6.625                  0                  0      GR1                First Lien           No
     16657654        6.875                  0                  0      GR1                First Lien           No
     16657658        6.625                  0                  0      GR1                First Lien           No
     16657661        8.625                  0                  0      GR1                First Lien           No
     16657666         6.75                  0                  0      GR1                First Lien           No
     16657667         6.75                  0                  0      GR1                First Lien           No
     16657669        6.625                  0                  0      GR1                First Lien           No
     16657671         6.75                  0                  0      GR1                First Lien           No
     16657677        6.625                  0                  0      GR1                First Lien           No
     16657678        7.375                  0                  0      GR1                First Lien           No
     16657679          6.5                  0                  0      GR1                First Lien           No
     16657681        6.625                  0                  0      GR1                First Lien           No
     16657685        6.875                  0                  0      GR1                First Lien           No
     16657687         8.25                  0                  0      GR1                First Lien           No
     16657692        6.375                  0                  0      GR1                First Lien           No
     16657695          8.5                  0                  0      GR1                First Lien           No
     16657698          6.5                  0                  0      GR1                First Lien           No
     16657700         6.75                  0                  0      GR1                First Lien           No
     16657703        6.625                  0                  0      GR1                First Lien           No
     16657704         6.75                  0                  0      GR1                First Lien           No
     16657721          8.5                  0                  0      GR1                First Lien           No
     16657366        6.875                  0                  0      GR1                First Lien           No
     16657552         6.75                  0                  0      GR1                First Lien           No
     16657643         6.75                  0                  0      GR1                First Lien           No
     16657645         6.75                  0                  0      GR1                First Lien           No
     16657684         8.25                  0                  0      GR1                First Lien           No
     16657723        6.625                  0                  0      GR1                First Lien           No
     16657724         6.75                  0                  0      GR1                First Lien           No
     16657725        6.625                  0                  0      GR2                First Lien           No
     16657727        6.875                  0                  0      GR1                First Lien           No
     16657733        6.375                  0                  0      GR1                First Lien           No
     16657736         6.75                  0                  0      GR1                First Lien           No
     16657737        7.875                  0                  0      GR1                First Lien           No
     16657738         6.75                  0                  0      GR1                First Lien           No
     16657739        6.625                  0                  0      GR1                First Lien           No
     16657743         6.75                  0                  0      GR1                First Lien           No
     16657745            7                  0                  0      GR1                First Lien           No
     16657746        6.625                  0                  0      GR1                First Lien           No
     16657748            7                  0                  0      GR1                First Lien           No
     16657750        6.625                  0                  0      GR1                First Lien           No
     16657751        6.875                  0                  0      GR1                First Lien           No
     16657753        6.125                  0                  0      GR1                First Lien           No
     16657754          8.5                  0                  0      GR1                First Lien           No
     16657755          6.5                  0                  0      GR1                First Lien           No
     16657756        6.625                  0                  0      GR1                First Lien           No
     16657759        8.125                  0                  0      GR1                First Lien           No
     16657761         6.75                  0                  0      GR1                First Lien           No
     16657764         6.75                  0                  0      GR1                First Lien           No
     16657765         6.75                  0                  0      GR1                First Lien           No
     16657771          8.5                  0                  0      GR1                First Lien           No
     16657773        6.875                  0                  0      GR1                First Lien           No
     16657776        6.625                  0                  0      GR1                First Lien           No
     16657777         8.75                  0                  0      GR1                First Lien           No
     16657778          6.5                  0                  0      GR1                First Lien           No
     16657779        8.375                  0                  0      GR1                First Lien           No
     16657780        6.875                  0                  0      GR1                First Lien           No
     16657784        6.875                  0                  0      GR1                First Lien           No
     16657786         8.25                  0                  0      GR1                First Lien           No
     16657790        6.625                  0                  0      GR1                First Lien           No
     16657792            8                  0                  0      GR1                First Lien           No
     16657793        8.375                  0                  0      GR1                First Lien           No
     16657794         6.75                  0                  0      GR1                First Lien           No
     16657797         8.25                  0                  0      GR1                First Lien           No
     16657798        6.625                  0                  0      GR1                First Lien           No
     16657805         6.75                  0                  0      GR1                First Lien           No
     16657807        6.875                  0                  0      GR1                First Lien           No
     16657808         6.75                  0                  0      GR1                First Lien           No
     16657810        6.875                  0                  0      GR1                First Lien           No
     16657818        6.625                  0                  0      GR2                First Lien           No
     16657821         6.75                  0                  0      GR1                First Lien           No
     16657822            7                  0                  0      GR1                First Lien           No
     16657828        6.875                  0                  0      GR1                First Lien           No
     16657829         7.75                  0                  0      GR1                First Lien           No
     16657830         6.75                  0                  0      GR1                First Lien           No
     16657832        6.625                  0                  0      GR1                First Lien           No
     16657834        7.875                  0                  0      GR1                First Lien           No
     16657835            7                  0                  0      GR1                First Lien           No
     16657837        8.625                  0                  0      GR1                First Lien           No
     16657841        8.875                  0                  0      GR1                First Lien           No
     16657846        6.625                  0                  0      GR1                First Lien           No
     16657850        6.625                  0                  0      GR1                First Lien           No
     16657851         6.75                  0                  0      GR1                First Lien           No
     16657854            7                  0                  0      GR1                First Lien           No
     16657855        7.625                  0                  0      GR1                First Lien           No
     16657858        8.375                  0                  0      GR1                First Lien           No
     16657860         6.75                  0                  0      GR1                First Lien           No
     16657861        8.625                  0                  0      GR1                First Lien           No
     16657870         7.25                  0                  0      GR1                First Lien           No
     16657871            7                  0                  0      GR1                First Lien           No
     16657876            7                  0                  0      GR1                First Lien           No
     16657878        6.625                  0                  0      GR1                First Lien           No
     16657879         6.75                  0                  0      GR1                First Lien           No
     16657880         6.75                  0                  0      GR1                First Lien           No
     16657885          8.5                  0                  0      GR1                First Lien           No
     16657887         6.75                  0                  0      GR1                First Lien           No
     16657888        6.875                  0                  0      GR1                First Lien           No
     16657889        6.625                  0                  0      GR1                First Lien           No
     16657894         8.25                  0                  0      GR1                First Lien           No
     16657896            7                  0                  0      GR1                First Lien           No
     16657897        6.625                  0                  0      GR1                First Lien           No
     16657898        6.625                  0                  0      GR1                First Lien           No
     16657905        6.875                  0                  0      GR1                First Lien           No
     16657906         6.75                  0                  0      GR1                First Lien           No
     16657910        6.875                  0                  0      GR1                First Lien           No
     16657912            7                  0                  0      GR1                First Lien           No
     16657915          6.5                  0                  0      GR1                First Lien           No
     16657916         6.25                  0                  0      GR1                First Lien           No
     16657917        6.875                  0                  0      GR1                First Lien           No
     16657919         7.25                  0                  0      GR2                First Lien           No
     16657920          7.5                  0                  0      GR1                First Lien           No
     16657923        6.875                  0                  0      GR1                First Lien           No
     16657924        6.875                  0                  0      GR1                First Lien           No
     16657925            7                  0                  0      GR1                First Lien           No
     16657927        7.875                  0                  0      GR1                First Lien           No
     16657930        6.875                  0                  0      GR1                First Lien           No
     16657937        6.875                  0                  0      GR1                First Lien           No
     16657938        7.375                  0                  0      GR1                First Lien           No
     16657939        8.625                  0                  0      GR1                First Lien           No
     16657908         6.75                  0                  0      GR1                First Lien           No
     16657943          6.5                  0                  0      GR1                First Lien           No
     16657944        6.625                  0                  0      GR1                First Lien           No
     16657951            7                  0                  0      GR1                First Lien           No
     16657952        6.875                  0                  0      GR1                First Lien           No
     16657953         6.75                  0                  0      GR1                First Lien           No
     16657954         6.75                  0                  0      GR1                First Lien           No
     16657957        6.625                  0                  0      GR1                First Lien           No
     16657960         6.75                  0                  0      GR1                First Lien           No
     16657961            7                  0                  0      GR1                First Lien           No
     16657962         6.75                  0                  0      GR1                First Lien           No
     16657964        6.875                  0                  0      GR1                First Lien           No
     16657965          6.5                  0                  0      GR1                First Lien           Yes
     16657969        6.625                  0                  0      GR1                First Lien           No
     16657972         7.25                  0                  0      GR1                First Lien           No
     16657976          6.5                  0                  0      GR1                First Lien           No
     16657978         6.75                  0                  0      GR1                First Lien           No
     16657982          7.5                  0                  0      GR1                First Lien           No
     16657983         8.75                  0                  0      GR1                First Lien           No
     16657984         8.75                  0                  0      GR1                First Lien           No
     16657985         8.75                  0                  0      GR1                First Lien           No
     16657986         8.75                  0                  0      GR1                First Lien           No
     16657988         8.75                  0                  0      GR1                First Lien           No
     16657989         8.75                  0                  0      GR1                First Lien           No
     16657991        7.625                  0                  0      GR1                First Lien           No
     16657994        6.625                  0                  0      GR1                First Lien           No
     16657996        6.625                  0                  0      GR1                First Lien           No
     16657998        8.125                  0                  0      GR1                First Lien           No
     16658001        6.875                  0                  0      GR1                First Lien           No
     16658003         6.75                  0                  0      GR1                First Lien           No
     16658004        6.875                  0                  0      GR1                First Lien           No
     16658008        8.125                  0                  0      GR1                First Lien           No
     16658010         8.25                  0                  0      GR1                First Lien           No
     16658011         7.25                  0                  0      GR1                First Lien           No
     16658012        6.375                  0                  0      GR1                First Lien           No
     16658013        6.875                  0                  0      GR1                First Lien           No
     16658014         6.75                  0                  0      GR1                First Lien           No
     16658017        6.875                  0                  0      GR1                First Lien           No
     16658018        8.125                  0                  0      GR1                First Lien           No
     16658020         6.75                  0                  0      GR1                First Lien           No
     16658025         6.75                  0                  0      GR1                First Lien           No
     16658033         7.25                  0                  0      GR1                First Lien           No
     16658039        6.875                  0                  0      GR1                First Lien           No
     16658046        6.875                  0                  0      GR1                First Lien           No
     16658053        7.125                  0                  0      GR1                First Lien           No
     16658060          6.5                  0                  0      GR1                First Lien           No
     16658063        7.125                  0                  0      GR1                First Lien           No
     16658073        6.625                  0                  0      GR1                First Lien           No
     16658078          7.5                  0                  0      GR1                First Lien           No
     16658080            7                  0                  0      GR1                First Lien           No
     16658086        7.125                  0                  0      GR1                First Lien           No
     16658088        6.875                  0                  0      GR1                First Lien           No
     16658089        6.875                  0                  0      GR1                First Lien           No
     16658091        6.875                  0                  0      GR1                First Lien           No
     14425830        5.375                  0                  0      GR1                First Lien           No
     15628322          5.5                  0                  0      GR1                First Lien           No
     16243109        7.125                  0                  0      GR1                First Lien           No
     15757419        5.875                  0                  0      GR2                First Lien           No
     16341408        6.125                  0                  0      GR1                First Lien           No
     16341423            7                  0                  0      GR1                First Lien           No
     16319910          6.5                  0                  0      GR2                First Lien           No
     16319915          6.5                  0                  0      GR2                First Lien           No
     16375684        6.375                  0                  0      GR1                First Lien           No
     16375685        6.875                  0                  0      GR1                First Lien           No
     16375701        6.375                  0                  0      GR1                First Lien           No
     16375711         6.25                  0                  0      GR1                First Lien           No
     16375714        6.625                  0                  0      GR1                First Lien           No
     16396190        6.875                  0                  0      GR2                First Lien           No
     16396195            6                  0                  0      GR2                First Lien           No
     16396198          6.5                  0                  0      GR2                First Lien           No
     16396208          6.5                  0                  0      GR2                First Lien           No
     16396209         6.25                  0                  0      GR2                First Lien           No
     16396210         6.75                  0                  0      GR2                First Lien           No
     16396232        6.625                  0                  0      GR2                First Lien           No
     16396241          6.5                  0                  0      GR2                First Lien           No
     15338945        5.625                  0                  0      GR1                First Lien           No
     15498288         5.75                  0                  0      GR1                First Lien           No
     15628273         5.25                  0                  0      GR1                First Lien           No
     15628284        5.375                  0                  0      GR1                First Lien           No
     15628300          5.5                  0                  0      GR1                First Lien           No
     15628380          5.5                  0                  0      GR1                First Lien           No
     15765233         5.75                  0                  0      GR1                First Lien           No
     16206035        6.375                  0                  0      GR1                First Lien           No
     16341407        6.625                  0                  0      GR1                First Lien           No
     16341410        6.375                  0                  0      GR1                First Lien           No
     16341412        6.625                  0                  0      GR1                First Lien           No
     16341413        6.875                  0                  0      GR1                First Lien           No
     16341414          6.5                  0                  0      GR1                First Lien           No
     16341415        6.875                  0                  0      GR1                First Lien           No
     16341416          6.5                  0                  0      GR1                First Lien           No
     16341417          6.5                  0                  0      GR1                First Lien           No
     16341418          6.5                  0                  0      GR1                First Lien           No
     16341419          6.5                  0                  0      GR1                First Lien           No
     16341420          6.5                  0                  0      GR1                First Lien           No
     16341421         6.75                  0                  0      GR1                First Lien           No
     16341422        6.625                  0                  0      GR1                First Lien           No
     16341424        6.625                  0                  0      GR1                First Lien           No
     16319907        6.375                  0                  0      GR2                First Lien           No
     16319908        5.875                  0                  0      GR2                First Lien           No
     16319909        5.875                  0                  0      GR2                First Lien           No
     16319912            6                  0                  0      GR2                First Lien           No
     16319913         6.75                  0                  0      GR2                First Lien           No
     16319916          6.5                  0                  0      GR2                First Lien           No
     16319917        6.375                  0                  0      GR2                First Lien           No
     16319922        5.875                  0                  0      GR2                First Lien           No
     16319925         6.25                  0                  0      GR2                First Lien           No
     16319926        5.875                  0                  0      GR2                First Lien           No
     16319929        5.875                  0                  0      GR2                First Lien           No
     16319930            6                  0                  0      GR2                First Lien           No
     16319931        6.125                  0                  0      GR2                First Lien           No
     16319932         6.25                  0                  0      GR2                First Lien           No
     16319935         6.25                  0                  0      GR2                First Lien           No
     16319936            6                  0                  0      GR2                First Lien           No
     16319937        6.375                  0                  0      GR2                First Lien           No
     16319938        5.875                  0                  0      GR2                First Lien           No
     16375678          6.5                  0                  0      GR1                First Lien           No
     16375679         5.75                  0                  0      GR2                First Lien           No
     16375680        6.125                  0                  0      GR1                First Lien           No
     16375681         6.25                  0                  0      GR1                First Lien           No
     16375682          6.5                  0                  0      GR1                First Lien           No
     16375683        6.625                  0                  0      GR1                First Lien           No
     16375686        6.375                  0                  0      GR1                First Lien           No
     16375687        6.375                  0                  0      GR1                First Lien           No
     16375688        6.375                  0                  0      GR1                First Lien           No
     16375690        6.375                  0                  0      GR1                First Lien           No
     16375692          6.5                  0                  0      GR1                First Lien           No
     16375693          6.5                  0                  0      GR1                First Lien           No
     16375694          6.5                  0                  0      GR1                First Lien           No
     16375695        6.375                  0                  0      GR1                First Lien           No
     16375696         6.25                  0                  0      GR2                First Lien           No
     16375697          6.5                  0                  0      GR1                First Lien           No
     16375699        6.625                  0                  0      GR1                First Lien           No
     16375700          6.5                  0                  0      GR1                First Lien           No
     16375702          6.5                  0                  0      GR1                First Lien           No
     16375703        6.625                  0                  0      GR1                First Lien           No
     16375704          6.5                  0                  0      GR1                First Lien           No
     16375705          6.5                  0                  0      GR1                First Lien           No
     16375706          6.5                  0                  0      GR1                First Lien           No
     16375707          6.5                  0                  0      GR1                First Lien           No
     16375708          6.5                  0                  0      GR1                First Lien           No
     16375709          6.5                  0                  0      GR1                First Lien           No
     16375710          6.5                  0                  0      GR1                First Lien           No
     16396193        5.875                  0                  0      GR2                First Lien           No
     16396194         6.25                  0                  0      GR2                First Lien           No
     16396196        6.375                  0                  0      GR2                First Lien           No
     16396197         6.25                  0                  0      GR2                First Lien           No
     16396200        6.125                  0                  0      GR2                First Lien           No
     16396201        6.125                  0                  0      GR2                First Lien           No
     16396202         6.25                  0                  0      GR2                First Lien           No
     16396205        6.625                  0                  0      GR2                First Lien           No
     16396206         6.25                  0                  0      GR2                First Lien           No
     16396207          6.5                  0                  0      GR2                First Lien           No
     16396211          6.5                  0                  0      GR2                First Lien           No
     16396214         6.25                  0                  0      GR2                First Lien           No
     16396215        6.375                  0                  0      GR2                First Lien           No
     16396217         6.25                  0                  0      GR2                First Lien           No
     16396218            6                  0                  0      GR2                First Lien           No
     16396219          6.5                  0                  0      GR2                First Lien           No
     16396221        6.625                  0                  0      GR2                First Lien           No
     16396222        6.375                  0                  0      GR2                First Lien           No
     16396223          6.5                  0                  0      GR2                First Lien           No
     16396226            6                  0                  0      GR2                First Lien           No
     16396227        6.375                  0                  0      GR2                First Lien           No
     16396230          6.5                  0                  0      GR2                First Lien           No
     16396231         6.25                  0                  0      GR2                First Lien           No
     16396234         6.25                  0                  0      GR2                First Lien           No
     16396235          6.5                  0                  0      GR2                First Lien           No
     16396237         6.75                  0                  0      GR2                First Lien           No
     16396239        6.375                  0                  0      GR2                First Lien           No
     16396240        6.375                  0                  0      GR2                First Lien           No
     16396242        6.375                  0                  0      GR2                First Lien           No
     16396243          6.5                  0                  0      GR2                First Lien           No
     16396246        6.125                  0                  0      GR2                First Lien           No
     16396247        6.375                  0                  0      GR2                First Lien           No
     16396248        6.625                  0                  0      GR2                First Lien           No
     15498289            6                  0                  0      GR1                First Lien           No
     15590615        5.875                  0                  0      GR1                First Lien           No
     15628389          5.5                  0                  0      GR1                First Lien           No
     15628411          5.5                  0                  0      GR1                First Lien           No
     15765225        5.875                  0                  0      GR1                First Lien           No
     16341409        6.375                  0                  0      GR1                First Lien           No
     16341411          6.5                  0                  0      GR1                First Lien           No
     16319906            6                  0                  0      GR2                First Lien           No
     16319934        6.625                  0                  0      GR2                First Lien           No
     16375689         5.75                  0                  0      GR2                First Lien           No
     16375698          6.5                  0                  0      GR1                First Lien           No
     16375712         6.75                  0                  0      GR1                First Lien           No
     16396199         6.25                  0                  0      GR2                First Lien           No
     16396204          6.5                  0                  0      GR2                First Lien           No
     16396213        6.625                  0                  0      GR2                First Lien           No
     16396216        6.375                  0                  0      GR2                First Lien           No
     16396220          6.5                  0                  0      GR2                First Lien           No
     16396225        6.625                  0                  0      GR2                First Lien           No
     16396233          6.5                  0                  0      GR2                First Lien           No
     16396236        6.375                  0                  0      GR2                First Lien           No
     15765213         6.25                  0                  0      GR1                First Lien           No
     16396238        6.625                  0                  0      GR2                First Lien           No
     15498275        6.125                  0                  0      GR1                First Lien           No
     16396191        6.625                  0                  0      GR2                First Lien           No
     16396224        6.625                  0                  0      GR2                First Lien           No
     16319911        6.875                  0                  0      GR2                First Lien           No
     16396229        6.375                  0                  0      GR2                First Lien           No
     16657043          7.5                  0                  0      GR1                First Lien           No
     16657053         6.75                  0                  0      GR1                First Lien           No
     16657063        6.625                  0                  0      GR1                First Lien           No
     16657102        7.125                  0                  0      GR1                First Lien           No
     16657138          7.5                  0                  0      GR1                First Lien           No
     16657222        7.375                  0                  0      GR1                First Lien           No
     16657236         7.25                  0                  0      GR1                First Lien           No
     16657255        7.625                  0                  0      GR1                First Lien           No
     16657284        6.875                  0                  0      GR1                First Lien           Yes
     16657317         8.75                  0                  0      GR1                First Lien           Yes
     16657334        7.375                  0                  0      GR1                First Lien           Yes
     16657373         7.25                  0                  0      GR1                First Lien           Yes
     16657375            8                  0                  0      GR1                First Lien           Yes
     16657446        7.375                  0                  0      GR1                First Lien           No
     16657469        7.875                  0                  0      GR1                First Lien           No
     16657579          7.5                  0                  0      GR1                First Lien           No
     16657639          7.5                  0                  0      GR1                First Lien           No
     16657642        7.125                  0                  0      GR1                First Lien           No
     16657649        7.625                  0                  0      GR1                First Lien           No
     16657652        7.375                  0                  0      GR1                First Lien           No
     16657676          7.5                  0                  0      GR1                First Lien           No
     16657702        7.625                  0                  0      GR1                First Lien           No
     16657787        6.875                  0                  0      GR1                First Lien           Yes
     16657843          6.5                  0                  0      GR1                First Lien           Yes
     16657872        7.875                  0                  0      GR1                First Lien           No
     16657940        6.875                  0                  0      GR1                First Lien           Yes
     16657950          6.5                  0                  0      GR1                First Lien           Yes
     16657971         6.75                  0                  0      GR1                First Lien           Yes
     16658071         7.75                  0                  0      GR1                First Lien           Yes
     16657399            6                  0                  0      GR1                First Lien           No
     16657655        5.375                  0                  0      GR2                First Lien           No
     16657768        6.125                  0                  0      GR1                First Lien           No

LOAN_ID            IO_             PORTFOLIO                         PREPAY
                   PERIOD
---------------------------------------------------------------------------------
     15832932               0      JUMB                              No
     16015803               0      JUMB                              No
     16015807               0      JUMB                              No
     16015810             120      JUMB                              No
     16015821               0      JUMB                              No
     16015822               0      JUMB                              No
     16015833               0      JUMB                              No
     16015843               0      JUMB                              No
     16015863               0      JUMB                              No
     16015865               0      JUMB                              No
     16015870               0      JUMB                              No
     15438581               0      JUMB                              No
     16657104               0      JUMB                              No
     16657108               0      JUMB                              No
     16657116               0      JUMB                              No
     16657122             120      JUMB                              No
     16657049               0      JUMB                              No
     16657131               0      JUMB                              No
     16657051               0      JUMB                              No
     16657137               0      JUMB                              No
     16657056               0      JUMB                              No
     16657060               0      JUMB                              No
     16658049               0      JUMB                              No
     16657161               0      JUMB                              No
     16657089               0      JUMB                              No
     16657415             180      JUMB                              No
     16657177               0      JUMB                              No
     16657096               0      JUMB                              No
     16657500             120      JUMB                              No
     16657423             120      JUMB                              No
     16657425               0      JUMB                              No
     16657506               0      JUMB                              No
     16657427               0      JUMB                              No
     16657428               0      JUMB                              No
     16657187               0      JUMB                              No
     16657430               0      JUMB                              No
     16657516               0      JUMB                              No
     16657518               0      JUMB                              No
     16657439               0      JUMB                              No
     16657520             120      JUMB                              No
     16657602               0      JUMB                              No
     16657523               0      JUMB                              No
     16657443               0      JUMB                              No
     16657605             120      JUMB                              No
     16657606               0      JUMB                              No
     16657611             120      JUMB                              No
     16657612             120      JUMB                              No
     16657532             120      JUMB                              No
     16657533               0      JUMB                              No
     16657452               0      JUMB                              No
     16657453               0      JUMB                              No
     16657454               0      JUMB                              No
     16657537             120      JUMB                              No
     16657456               0      JUMB                              No
     16657457               0      JUMB                              No
     16657459               0      JUMB                              No
     16657460               0      JUMB                              No
     16657624               0      JUMB                              No
     16657543               0      JUMB                              No
     16657463             120      JUMB                              No
     16657545             120      JUMB                              No
     16657546               0      JUMB                              No
     16657465               0      JUMB                              No
     16657466               0      JUMB                              No
     16657711               0      JUMB                              No
     16657470               0      JUMB                              No
     16657553               0      JUMB                              No
     16657472               0      JUMB                              No
     16657554               0      JUMB                              No
     16657555               0      JUMB                              No
     16657476               0      JUMB                              No
     16657477               0      JUMB                              No
     16657559             120      JUMB                              No
     16657479               0      JUMB                              No
     16657804               0      JUMB                              No
     16657562             180      JUMB                              No
     16657567               0      JUMB                              No
     16657568               0      JUMB                              No
     16657570               0      JUMB                              No
     16657490             120      JUMB                              No
     16657491               0      JUMB                              No
     16657492               0      JUMB                              No
     16657494               0      JUMB                              No
     16657657             120      JUMB                              No
     16657497               0      JUMB                              No
     16657659               0      JUMB                              No
     16657499               0      JUMB                              No
     16657581               0      JUMB                              No
     16657664               0      JUMB                              No
     16657584               0      JUMB                              No
     16657585               0      JUMB                              No
     16657595               0      JUMB                              No
     16657598               0      JUMB                              No
     16657688               0      JUMB                              No
     16657693               0      JUMB                              No
     16657788               0      JUMB                              No
     16657995               0      JUMB                              No
     16657999               0      JUMB                              No
     16657041               0      MJUM                              No
     16657044               0      MJUM                              No
     16657045               0      MJUM                              No
     16657065               0      MJUM                              No
     16657078               0      MJUM                              No
     16657085               0      MJUM                              No
     16657086               0      MJUM                              No
     16657087               0      MJUM                              No
     16657090               0      MJUM                              No
     16657106             120      MJUM                              No
     16657112               0      MJUM                              No
     16657117             120      MJUM                              No
     16657119               0      MJUM                              No
     16657120               0      MJUM                              No
     16657121               0      MJUM                              No
     16657125               0      MJUM                              No
     16657132               0      MJUM                              No
     16657134               0      MJUM                              No
     16657149               0      MJUM                              No
     16657154               0      MJUM                              No
     16657158               0      MJUM                              No
     16657163               0      MJUM                              No
     16657166               0      MJUM                              No
     16657171               0      MJUM                              No
     16657173               0      MJUM                              No
     16657180               0      MJUM                              No
     16657181               0      MJUM                              No
     16657182               0      MJUM                              No
     16657183               0      MJUM                              No
     16657189               0      MJUM                              No
     16657191               0      MJUM                              No
     16657192               0      MJUM                              No
     16657197               0      MJUM                              No
     16657203               0      MJUM                              No
     16657206             180      MJUM                              No
     16657209               0      MJUM                              No
     16657211               0      MJUM                              No
     16657220             180      MJUM                              No
     16657224               0      MJUM                              No
     16657226               0      MJUM                              No
     16657231               0      MJUM                              No
     16657233               0      MJUM                              No
     16657234             180      MJUM                              No
     16657237               0      MJUM                              No
     16657240               0      MJUM                              No
     16657241               0      MJUM                              No
     16657246               0      MJUM                              No
     16657248               0      MJUM                              No
     16657250               0      MJUM                              No
     16657260               0      MJUM                              No
     16657268               0      MJUM                              No
     16657270               0      MJUM                              No
     16657275              60      MJUM                              No
     16657276               0      MJUM                              No
     16657277               0      MJUM                              No
     16657279               0      MJUM                              No
     16657280               0      MJUM                              No
     16657281               0      MJUM                              No
     16657283               0      MJUM                              No
     16657294              60      MJUM                              No
     16657295               0      MJUM                              No
     16657296               0      MJUM                              No
     16657297              60      MJUM                              No
     16657298               0      MJUM                              No
     16657300               0      MJUM                              No
     16657303               0      MJUM                              No
     16657306               0      MJUM                              No
     16657313               0      MJUM                              No
     16657316               0      MJUM                              No
     16657319               0      MJUM                              No
     16657325               0      MJUM                              No
     16657327              60      MJUM                              No
     16657332               0      MJUM                              No
     16657336               0      MJUM                              No
     16657337               0      MJUM                              No
     16657338               0      MJUM                              No
     16657345               0      MJUM                              No
     16657346               0      MJUM                              No
     16657348               0      MJUM                              No
     16657349              60      MJUM                              No
     16657352               0      MJUM                              No
     16657361               0      MJUM                              No
     16657363               0      MJUM                              No
     16657368             180      MJUM                              No
     16657369             180      MJUM                              No
     16657371               0      MJUM                              No
     16657374               0      MJUM                              No
     16657383              60      MJUM                              No
     16657385              60      MJUM                              No
     16657386              60      MJUM                              No
     16657387              60      MJUM                              No
     16657388              60      MJUM                              No
     16657389              60      MJUM                              No
     16657390              60      MJUM                              No
     16657391              60      MJUM                              No
     16657393              60      MJUM                              No
     16657411             120      MJUM                              No
     16657433               0      MJUM                              No
     16657451               0      MJUM                              No
     16657486               0      MJUM                              No
     16657508               0      MJUM                              No
     16657517             180      MJUM                              No
     16657519             120      MJUM                              No
     16657549               0      MJUM                              No
     16657550               0      MJUM                              No
     16657577               0      MJUM                              No
     16657580             120      MJUM                              No
     16657582               0      MJUM                              No
     16657586               0      MJUM                              No
     16657587               0      MJUM                              No
     16657588               0      MJUM                              No
     16657590               0      MJUM                              No
     16657592               0      MJUM                              No
     16657600               0      MJUM                              No
     16657608             120      MJUM                              No
     16657614               0      MJUM                              No
     16657617               0      MJUM                              No
     16657623               0      MJUM                              No
     16657628               0      MJUM                              No
     16657632               0      MJUM                              No
     16657633               0      MJUM                              No
     16657635               0      MJUM                              No
     16657638               0      MJUM                              No
     16657640               0      MJUM                              No
     16657647               0      MJUM                              No
     16657653             180      MJUM                              No
     16657654               0      MJUM                              No
     16657658               0      MJUM                              No
     16657661               0      MJUM                              No
     16657666             120      MJUM                              No
     16657667               0      MJUM                              No
     16657669               0      MJUM                              No
     16657671               0      MJUM                              No
     16657677               0      MJUM                              No
     16657678               0      MJUM                              No
     16657679               0      MJUM                              No
     16657681               0      MJUM                              No
     16657685               0      MJUM                              No
     16657687               0      MJUM                              No
     16657692             120      MJUM                              No
     16657695               0      MJUM                              No
     16657698               0      MJUM                              No
     16657700             120      MJUM                              No
     16657703               0      MJUM                              No
     16657704               0      MJUM                              No
     16657721               0      MJUM                              No
     16657366               0      MJUM                              No
     16657552               0      MJUM                              No
     16657643               0      MJUM                              No
     16657645             120      MJUM                              No
     16657684               0      MJUM                              No
     16657723               0      MJUM                              No
     16657724             180      MJUM                              No
     16657725               0      MJUM                              No
     16657727             120      MJUM                              No
     16657733               0      MJUM                              No
     16657736               0      MJUM                              No
     16657737               0      MJUM                              No
     16657738             120      MJUM                              No
     16657739             180      MJUM                              No
     16657743             120      MJUM                              No
     16657745               0      MJUM                              No
     16657746             180      MJUM                              No
     16657748               0      MJUM                              No
     16657750               0      MJUM                              No
     16657751               0      MJUM                              No
     16657753               0      MJUM                              No
     16657754               0      MJUM                              No
     16657755               0      MJUM                              No
     16657756             180      MJUM                              No
     16657759               0      MJUM                              No
     16657761               0      MJUM                              No
     16657764               0      MJUM                              No
     16657765             180      MJUM                              No
     16657771               0      MJUM                              No
     16657773             120      MJUM                              No
     16657776               0      MJUM                              No
     16657777               0      MJUM                              No
     16657778               0      MJUM                              No
     16657779               0      MJUM                              No
     16657780               0      MJUM                              No
     16657784               0      MJUM                              No
     16657786               0      MJUM                              No
     16657790             120      MJUM                              No
     16657792               0      MJUM                              No
     16657793               0      MJUM                              No
     16657794               0      MJUM                              No
     16657797               0      MJUM                              No
     16657798             180      MJUM                              No
     16657805             120      MJUM                              No
     16657807               0      MJUM                              No
     16657808               0      MJUM                              No
     16657810               0      MJUM                              No
     16657818               0      MJUM                              No
     16657821               0      MJUM                              No
     16657822             120      MJUM                              No
     16657828               0      MJUM                              No
     16657829               0      MJUM                              No
     16657830               0      MJUM                              No
     16657832               0      MJUM                              No
     16657834               0      MJUM                              No
     16657835             180      MJUM                              No
     16657837             120      MJUM                              No
     16657841               0      MJUM                              No
     16657846               0      MJUM                              No
     16657850               0      MJUM                              No
     16657851               0      MJUM                              No
     16657854             120      MJUM                              No
     16657855              60      MJUM                              No
     16657858               0      MJUM                              No
     16657860               0      MJUM                              No
     16657861               0      MJUM                              No
     16657870               0      MJUM                              No
     16657871               0      MJUM                              No
     16657876             120      MJUM                              No
     16657878               0      MJUM                              No
     16657879             120      MJUM                              No
     16657880               0      MJUM                              No
     16657885             120      MJUM                              No
     16657887             120      MJUM                              No
     16657888               0      MJUM                              No
     16657889             180      MJUM                              No
     16657894               0      MJUM                              No
     16657896               0      MJUM                              No
     16657897               0      MJUM                              No
     16657898             120      MJUM                              No
     16657905               0      MJUM                              No
     16657906               0      MJUM                              No
     16657910               0      MJUM                              No
     16657912               0      MJUM                              No
     16657915              60      MJUM                              No
     16657916               0      MJUM                              No
     16657917               0      MJUM                              No
     16657919               0      MJUM                              No
     16657920               0      MJUM                              No
     16657923               0      MJUM                              No
     16657924             180      MJUM                              No
     16657925               0      MJUM                              No
     16657927               0      MJUM                              No
     16657930               0      MJUM                              No
     16657937             120      MJUM                              No
     16657938             120      MJUM                              No
     16657939               0      MJUM                              No
     16657908             120      MJUM                              No
     16657943               0      MJUM                              No
     16657944               0      MJUM                              No
     16657951               0      MJUM                              No
     16657952               0      MJUM                              No
     16657953               0      MJUM                              No
     16657954             180      MJUM                              No
     16657957              60      MJUM                              No
     16657960               0      MJUM                              No
     16657961              60      MJUM                              No
     16657962             120      MJUM                              No
     16657964             120      MJUM                              No
     16657965               0      MJUM                              No
     16657969               0      MJUM                              No
     16657972             120      MJUM                              No
     16657976               0      MJUM                              No
     16657978               0      MJUM                              No
     16657982               0      MJUM                              No
     16657983               0      MJUM                              No
     16657984               0      MJUM                              No
     16657985               0      MJUM                              No
     16657986               0      MJUM                              No
     16657988               0      MJUM                              No
     16657989               0      MJUM                              No
     16657991               0      MJUM                              No
     16657994               0      MJUM                              No
     16657996               0      MJUM                              No
     16657998               0      MJUM                              No
     16658001               0      MJUM                              No
     16658003             180      MJUM                              No
     16658004               0      MJUM                              No
     16658008             180      MJUM                              No
     16658010               0      MJUM                              No
     16658011             120      MJUM                              No
     16658012               0      MJUM                              No
     16658013               0      MJUM                              No
     16658014             120      MJUM                              No
     16658017               0      MJUM                              No
     16658018               0      MJUM                              No
     16658020             120      MJUM                              No
     16658025               0      MJUM                              No
     16658033             120      MJUM                              No
     16658039               0      MJUM                              No
     16658046               0      MJUM                              No
     16658053               0      MJUM                              No
     16658060               0      MJUM                              No
     16658063              60      MJUM                              No
     16658073              60      MJUM                              No
     16658078              60      MJUM                              No
     16658080             120      MJUM                              No
     16658086              60      MJUM                              No
     16658088               0      MJUM                              No
     16658089               0      MJUM                              No
     16658091               0      MJUM                              No
     14425830               0      JUMB                              No
     15628322              60      JUMB                              Yes
     16243109               0      EFLO                              No
     15757419               0      REPR                              No
     16341408               0      JUMB                              No
     16341423               0      MJUM                              No
     16319910             120      JUMB                              No
     16319915             120      JUMB                              No
     16375684               0      MJUM                              No
     16375685               0      MJUM                              No
     16375701               0      MJUM                              No
     16375711               0      MJUM                              No
     16375714               0      MJUM                              No
     16396190             120      JUMB                              No
     16396195             120      MJUM                              No
     16396198             120      MJUM                              No
     16396208             120      MJUM                              No
     16396209             120      MJUM                              No
     16396210             120      JUMB                              No
     16396232             120      MJUM                              No
     16396241             120      MJUM                              No
     15338945             120      REPR                              Yes
     15498288               0      REPR                              No
     15628273              60      JUMB                              Yes
     15628284             120      JUMB                              Yes
     15628300              60      JUMB                              Yes
     15628380              60      JUMB                              Yes
     15765233               0      REPR                              No
     16206035             120      EFLO                              No
     16341407               0      JUMB                              No
     16341410               0      JUMB                              No
     16341412               0      MJUM                              No
     16341413             120      JUMB                              No
     16341414             120      JUMB                              No
     16341415               0      JUMB                              No
     16341416               0      JUMB                              No
     16341417             120      MJUM                              No
     16341418               0      JUMB                              No
     16341419               0      JUMB                              No
     16341420             120      JUMB                              No
     16341421             120      JUMB                              No
     16341422             120      MJUM                              No
     16341424               0      MJUM                              No
     16319907             120      JUMB                              No
     16319908             120      JUMB                              No
     16319909             120      JUMB                              No
     16319912             120      JUMB                              No
     16319913             120      JUMB                              No
     16319916             120      JUMB                              No
     16319917             120      JUMB                              No
     16319922             120      JUMB                              No
     16319925             120      JUMB                              No
     16319926             120      JUMB                              No
     16319929             120      JUMB                              No
     16319930             120      JUMB                              No
     16319931             120      JUMB                              No
     16319932             120      JUMB                              No
     16319935             120      JUMB                              No
     16319936             120      JUMB                              No
     16319937             120      JUMB                              No
     16319938             120      JUMB                              No
     16375678               0      JUMB                              No
     16375679               0      MJUM                              No
     16375680               0      MJUM                              No
     16375681               0      MJUM                              No
     16375682               0      MJUM                              No
     16375683               0      JUMB                              No
     16375686               0      MJUM                              No
     16375687             120      MJUM                              No
     16375688               0      MJUM                              No
     16375690               0      MJUM                              No
     16375692               0      MJUM                              No
     16375693             120      MJUM                              No
     16375694               0      MJUM                              No
     16375695             120      MJUM                              No
     16375696               0      MJUM                              No
     16375697               0      MJUM                              No
     16375699             120      MJUM                              No
     16375700             120      MJUM                              No
     16375702               0      MJUM                              No
     16375703             120      MJUM                              No
     16375704               0      MJUM                              No
     16375705               0      MJUM                              No
     16375706               0      MJUM                              No
     16375707               0      MJUM                              No
     16375708               0      MJUM                              No
     16375709               0      MJUM                              No
     16375710               0      MJUM                              No
     16396193             120      JUMB                              No
     16396194               0      MJUM                              No
     16396196             120      JUMB                              No
     16396197             120      JUMB                              No
     16396200             120      MJUM                              No
     16396201             120      MJUM                              No
     16396202             120      MJUM                              No
     16396205             120      MJUM                              No
     16396206             120      MJUM                              No
     16396207             120      MJUM                              No
     16396211             120      JUMB                              No
     16396214             120      JUMB                              No
     16396215             120      JUMB                              No
     16396217             120      MJUM                              No
     16396218               0      MJUM                              No
     16396219             120      MJUM                              No
     16396221             120      MJUM                              No
     16396222             120      MJUM                              No
     16396223             120      MJUM                              No
     16396226             120      MJUM                              No
     16396227             120      MJUM                              No
     16396230             120      JUMB                              No
     16396231             120      JUMB                              No
     16396234             120      MJUM                              No
     16396235             120      MJUM                              No
     16396237             120      MJUM                              No
     16396239             120      JUMB                              No
     16396240             120      MJUM                              No
     16396242             120      MJUM                              No
     16396243             120      MJUM                              No
     16396246             120      JUMB                              No
     16396247             120      MJUM                              No
     16396248             120      MJUM                              No
     15498289               0      REPR                              No
     15590615               0      REPR                              No
     15628389              60      JUMB                              No
     15628411              60      JUMB                              Yes
     15765225               0      REPR                              No
     16341409               0      JUMB                              No
     16341411               0      JUMB                              No
     16319906             120      JUMB                              No
     16319934             120      JUMB                              No
     16375689               0      MJUM                              No
     16375698             120      MJUM                              No
     16375712               0      MJUM                              No
     16396199             120      JUMB                              No
     16396204             120      JUMB                              No
     16396213             120      MJUM                              No
     16396216             120      MJUM                              No
     16396220             120      JUMB                              No
     16396225             120      MJUM                              No
     16396233               0      JUMB                              No
     16396236             120      JUMB                              No
     15765213               0      REPR                              No
     16396238             120      JUMB                              No
     15498275               0      REPR                              No
     16396191             120      JUMB                              No
     16396224             120      MJUM                              No
     16319911             120      JUMB                              No
     16396229             120      JUMB                              No
     16657043               0      MJUM                              No
     16657053               0      JUMB                              No
     16657063               0      JUMB                              No
     16657102               0      JUMB                              No
     16657138               0      JUMB                              No
     16657222               0      MJUM                              No
     16657236               0      MJUM                              No
     16657255               0      MJUM                              No
     16657284               0      MJUM                              No
     16657317               0      MJUM                              No
     16657334               0      MJUM                              No
     16657373               0      MJUM                              No
     16657375               0      MJUM                              No
     16657446               0      JUMB                              No
     16657469               0      JUMB                              No
     16657579             120      MJUM                              No
     16657639             120      MJUM                              No
     16657642               0      MJUM                              No
     16657649             120      MJUM                              No
     16657652               0      MJUM                              No
     16657676               0      MJUM                              No
     16657702             120      MJUM                              No
     16657787               0      MJUM                              No
     16657843               0      MJUM                              No
     16657872               0      MJUM                              No
     16657940               0      MJUM                              No
     16657950               0      MJUM                              No
     16657971               0      MJUM                              No
     16658071               0      MJUM                              No
     16657399             120      JUMB                              No
     16657655               0      JUMB                              No
     16657768             180      MJUM                              No

EXHIBIT C

[Reserved]

EXHIBIT D

REQUEST FOR RELEASE OF DOCUMENTS

To:         Wells Fargo Bank, N.A.
1015 10th Avenue
Minneapolis, Minnesota 55414

RE:	Custodial Agreement dated as of
November 30, 2006, among SAMI II,
EMC Mortgage Corporation, as
Master Servicer, U.S. Bank National
Association as Trustee and Wells Fargo
Bank, National Association as Custodian

In connection with the administration of the Mortgage Loans held by you pursuant to the above-captioned Custodial Agreement, we request the release, and hereby acknowledge receipt, of the Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_____	1.	Mortgage Paid in Full and proceeds have been deposited into the Custodial Account

_____	2.	Foreclosure

_____	3.	Substitution

_____	4.	Other Liquidation

_____ 5.Nonliquidation Reason: _________________________

_____	6.	California Mortgage Loan paid in full

By: ________________________________
(authorized signer)

Issuer: ______________________________
Address: ____________________________
Date: _______________________________

EXHIBIT E

FORM OF AFFIDAVIT

Affidavit pursuant to Section 860E(e)(4)
of the Internal Revenue Code of 1986, as
amended, and for other purposes

STATE OF_____________	)
	)	ss.:
COUNTY OF___________	)

[NAME OF OFFICER], being first duly sworn, deposes and says:

1. That he is [Title of Officer] of [Name of Investor] (the “Investor”), a [savings institution] [corporation] duly organized and existing under the laws of [the State of _______________] [the United States], on behalf of which he makes this affidavit.

2. That (i) the Investor is not a “disqualified organization” as defined in Section 860E(e)(5) of the Internal Revenue Code of 1986, as amended (the “Code”), and will not be a disqualified organization as of [Closing Date] [date of purchase]; (ii) it is not acquiring the Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 [Class R Certificates] (the “Residual Certificates”) for the account of a disqualified organization; (iii) it consents to any amendment of the Pooling and Servicing Agreement that shall be deemed necessary by Structured Asset Mortgage Investments II Inc. (upon advice of counsel) to constitute a reasonable arrangement to ensure that the Residual Certificates will not be owned directly or indirectly by a disqualified organization; and (iv) it will not transfer such Residual Certificates unless (a) it has received from the transferee an affidavit in substantially the same form as this affidavit containing these same four representations and (b) as of the time of the transfer, it does not have actual knowledge that such affidavit is false.

3. That the Investor is one of the following: (i) a citizen or resident of the United States, (ii) a corporation or partnership (including an entity treated as a corporation or partnership for federal income tax purposes) created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia (except, in the case of a partnership, to the extent provided in regulations), provided that no partnership or other entity treated as a partnership for United States federal income tax purposes shall be treated as a United States Person unless all persons that own an interest in such partnership either directly or through any entity that is not a corporation for United States federal income tax purposes are United States Persons, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust other than a “foreign trust,” as defined in Section 7701 (a)(31) of the Code.

4.That the Investor’s taxpayer identification number is ________________.

5. That no purpose of the acquisition of the Residual Certificates is to avoid or impede the assessment or collection of tax.

6. That the Investor understands that, as the holder of the Residual Certificates, the Investor may incur tax liabilities in excess of any cash flows generated by such Residual Certificates.

7. That the Investor intends to pay taxes associated with holding the Residual Certificates as they become due.

IN WITNESS WHEREOF, the Investor has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its [Title of Officer] this ____ day of _________, 20__.

[NAME OF INVESTOR]

By: ______________________________________
[Name of Officer]
[Title of Officer]
[Address of Investor for receipt of distributions]

Address of Investor for receipt of tax information:

Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Investor, and acknowledged to me that he executed the same as his free act and deed and the free act and deed of the Investor.

Subscribed and sworn before me this ___ day of _________, 20___.

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ___ day of ___________________, 20___.

EXHIBIT F-1

FORM OF INVESTMENT LETTER

[Date]
[SELLER]

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110

Structured Asset Mortgage Investments II Inc.

383 Madison Avenue

New York, New York 10179

Re:	Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust,
Series 2006-2 Mortgage Pass-Through Certificates (the “Certificates”),
including the Class B-4, Class B-5 and Class B-6 Certificates (the “Privately
Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of the [Privately Offered Certificates], we confirm that:

(i)
we understand that the Privately Offered Certificates are not being registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities or “Blue Sky” laws, and are being sold to us in a transaction that is exempt from the registration requirements of such laws;

(ii)
any information we desired concerning the Certificates, including the Privately Offered Certificates, the trust in which the Certificates represent the entire beneficial ownership interest (the “Trust”) or any other matter we deemed relevant to our decision to purchase Privately Offered Certificates has been made available to us;

(iii)
we are able to bear the economic risk of investment in Privately Offered Certificates; we are an institutional “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Act and a sophisticated institutional investor;

(iv)
we are acquiring Privately Offered Certificates for our own account, not as nominee for any other person, and not with a present view to any distribution or other disposition of the Privately Offered Certificates;

(v)
we agree the Privately Offered Certificates must be held indefinitely by us (and may not be sold, pledged, hypothecated or in any way disposed of) unless subsequently registered under the Act and any applicable state securities or “Blue Sky” laws or an exemption from the registration requirements of the Act and any applicable state securities or “Blue Sky” laws is available;

(vi)
we agree that in the event that at some future time we wish to dispose of or exchange any of the Privately Offered Certificates (such disposition or exchange not being currently foreseen or contemplated), we will not transfer or exchange any of the Privately Offered Certificates unless:

(A) (1) the sale is to an Eligible Purchaser (as defined below), (2) if required by the Pooling and Servicing Agreement (as defined below) a letter to substantially the same effect as either this letter or, if the Eligible Purchaser is a Qualified Institutional Buyer as defined under Rule 144A of the Act, the Rule 144A and Related Matters Certificate in the form attached to the Pooling and Servicing Agreement (as defined below) (or such other documentation as may be acceptable to the Trustee) is executed promptly by the purchaser and delivered to the addressees hereof and (3) all offers or solicitations in connection with the sale, whether directly or through any agent acting on our behalf, are limited only to Eligible Purchasers and are not made by means of any form of general solicitation or general advertising whatsoever; and

(B) if the Privately Offered Certificates is not registered under the Act (as to which we acknowledge you have no obligation), the Privately Offered Certificates is sold in a transaction that does not require registration under the Act and any applicable state securities or “blue sky” laws and, if U.S. Bank National Association (the “Trustee”) so requests, a satisfactory Opinion of Counsel is furnished to such effect, which Opinion of Counsel shall be an expense of the transferor or the transferee;

(vii)
we agree to be bound by all of the terms (including those relating to restrictions on transfer) of the Pooling and Servicing, pursuant to which the Trust was formed; we have reviewed carefully and understand the terms of the Pooling and Servicing Agreement;

(viii)
we either: (i) are not acquiring the Privately Offered Certificates directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) are providing a representation to the effect that the proposed transfer and holding of a Privately Offered Certificates and the servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60, or PTCE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee or (iii) have attached hereto the opinion specified in Section 5.07 of the Agreement.

(ix)
We understand that each of the Privately Offered Certificates bears, and will continue to bear, a legend to substantiate the following effect: “THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2), (3) or (7) OF REGULATION D UNDER THE ACT OR ANY ENTITY IN WHICH ALL OF THE EQUITY OWNERS COME WITHIN SUCH PARAGRAPHS PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE SECURITIES ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF SUCH OTHER EVIDENCE ACCEPTABLE TO THE TRUSTEE THAT SUCH REOFFER, RESALE, PLEDGE OR TRANSFER IS IN COMPLIANCE WITH THE SECURITIES ACT AND OTHER APPLICABLE LAWS OR IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND ANY OTHER APPLICABLE JURISDICTION. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (1) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 OR PTCE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE OR UNLESS THE OPINION PROVIDED IN SECTION 5.07 OF THE AGREEMENT IS PROVIDED.”

“Eligible Purchaser” means a corporation, partnership or other entity which we have reasonable grounds to believe and do believe (i) can make representations with respect to itself to substantially the same effect as the representations set forth herein, and (ii) is either a Qualified Institutional Buyer as defined under Rule 144A of the Act or an institutional “Accredited Investor” as defined under Rule 501 of the Act.

Terms not otherwise defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement, dated as of November 1, 2006, among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation, as seller and master servicer and U.S. Bank National Association as Trustee (the “Pooling and Servicing Agreement’).

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

Name of Nominee (if any): __________________________

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ___ day of ________, 20___.

Very truly yours,

[PURCHASER]

By: _________________________________
(Authorized Officer)

[By: ________________________________
Attorney-in-fact]

Nominee Acknowledgment

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By: _________________________________
(Authorized Officer)

[By: ________________________________
Attorney-in-fact]

EXHIBIT F-2

FORM OF RULE 144A AND RELATED MATTERS CERTIFICATE

[SELLER][Date]

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110

Structured Asset Mortgage Investments II Inc.

383 Madison Avenue

New York, New York 10179

Re:	Structured Asset Mortgage Investments II Inc., Prime Mortgage Trust,
Series 2006-2 Mortgage Pass-Through Certificates (the “Certificates”),
including the Class B-4, Class B-5 and Class B-6 Certificates (the “Privately
Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”)) as follows:

1.
It owned and/or invested on a discretionary basis eligible securities (excluding affiliate’s securities, bank deposit notes and CD’s, loan participations, repurchase agreements, securities owned but subject to a repurchase agreement and swaps), as described below:

Date: ______________, 20__ (must be on or after the close of its most recent fiscal year)

Amount: $ _____________________; and

2. The dollar amount set forth above is:

a.                          greater than $100 million and the undersigned is one of the following entities:

(x)         an insurance company as defined in Section 2(13) of the Act1 ; or

(y)	an investment company registered under the Investment Company Act or any business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; or

(z)	a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or

(aa)
a plan (i) established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, the laws of which permit the purchase of securities of this type, for the benefit of its employees and (ii) the governing investment guidelines of which permit the purchase of securities of this type; or

(bb)	a business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

(cc)
a corporation (other than a U.S. bank, savings and loan association or equivalent foreign institution), partnership, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Internal Revenue Code; or

(dd)	a U.S. bank, savings and loan association or equivalent foreign institution, which has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements; or

(ee)	an investment adviser registered under the Investment Advisers Act; or

b.	greater than $10 million, and the undersigned is a broker-dealer registered with the SEC; or

c.
less than $10 million, and the undersigned is a broker-dealer registered with the SEC and will only purchase Rule 144A securities in transactions in which it acts as a riskless principal (as defined in Rule 144A); or

d.
less than $100 million, and the undersigned is an investment company registered under the Investment Company Act of 1940, which, together with one or more registered investment companies having the same or an affiliated investment adviser, owns at least $100 million of eligible securities; or

e.	less than $100 million, and the undersigned is an entity, all the equity owners of which are qualified institutional buyers.

The undersigned further certifies that it is purchasing a Privately Offered Certificates for its own account or for the account of others that independently qualify as “Qualified Institutional Buyers” as defined in Rule 144A. It is aware that the sale of the Privately Offered Certificates is being made in reliance on its continued compliance with Rule 144A. It is aware that the transferor may rely on the exemption from the provisions of Section 5 of the Act provided by Rule 144A. The undersigned understands that the Privately Offered Certificates may be resold, pledged or transferred only to (i) a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance in Rule 144A, or (ii) an institutional “accredited investor,” as such term is defined under Rule 501 of the Act in a transaction that otherwise does not constitute a public offering.

The undersigned agrees that if at some future time it wishes to dispose of or exchange any of the Privately Offered Certificates, it will not transfer or exchange any of the Privately Offered Certificates to a Qualified Institutional Buyer without first obtaining a Rule 144A and Related Matters Certificate in the form hereof from the transferee and delivering such certificate to the addressees hereof. Prior to making any transfer of Privately Offered Certificates, if the proposed Transferee is an institutional “accredited investor,” the transferor shall obtain from the transferee and deliver to the addressees hereof an Investment Letter in the form attached to the Pooling and Servicing Agreement, dated as of November 1, 2006, among Structured Asset Mortgage Investments II Inc., EMC Mortgage Corporation and U.S. Bank National Association, as Trustee, pursuant to Certificates were issued.

The undersigned certifies that it either: (i) is not acquiring the Privately Offered Certificates directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) is providing a representation or an opinion of counsel to the effect that the proposed transfer and holding of a Privately Offered Certificates and the servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under a prohibited transaction exemption, including, but not limited to, Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60, PTCE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee or (iii) has attached hereto the opinion specified in Section 5.07 of the Agreement.

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

1 A purchase by an insurance company for one or more of its separate accounts, as defined by Section 2(a)(37) of the Investment Company Act of 1940, which are neither registered nor required to be registered thereunder, shall be deemed to be a purchase for the account of such insurance company.

Name of Nominee (if any):

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ____ day of ___________, 20___.

Very truly yours,

[PURCHASER]

By: ______________________________________
(Authorized Officer)

[By: _____________________________________
Attorney-in-fact]

NOMINEE ACKNOWLEDGMENT

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By: ______________________________________
(Authorized Officer)

[By: _____________________________________
Attorney-in-fact]

EXHIBIT F-3

FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR
TRANSFER FROM RULE 144A GLOBAL CERTIFICATE TO
REGULATION S GLOBAL CERTIFICATE

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110

Reference is hereby made to the Pooling and Servicing Agreement (“Pooling and Servicing Agreement”), dated as of November 1, 2006, among Structured Asset Mortgage Investments II Inc., as Depositor, EMC Mortgage Corporation, as Seller and Master Servicer and U.S. Bank National Association as Trustee. Capitalized terms used but not defined herein are used as defined in the Pooling and Servicing Agreement:

The undersigned (the “Transferor”) owns and proposes to transfer the interests in the Rule 144A Global Certificates specified in Annex A hereto (the “Certificates”) to __________ (the “Transferee”), in the principal amounts in such Rule 144A Global Certificates (the “Transfer”) as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

(a)	the Transfer is being effected in accordance with transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates;

(b)
the Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act of 1933, as amended (the “Securities Act”) and, accordingly, the Transferor hereby further certifies that:

(i)
the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or the Transferor and each Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a “designated offshore securities market” (as defined Rule 902 of Regulation S under the Securities Act) and neither the Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States,

(ii)	no directed selling efforts have been made in contravention of the requirements of Rule 903 or Rule 904 of Regulation S under the Securities Act, and

(iii)	the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

Upon consummation of the proposed transfer in accordance with the terms of the Pooling and Servicing Agreement, the transferred beneficial interest will be subject to the restrictions on transfer enumerated in the legends printed on the Regulation S Global Certificates by which the Transferee shall hold its interest and in the Pooling and Servicing Agreement and the Securities Act.

Dated:  Very truly yours,
[Name of Transferor]

By:______________________________
Name:
Title:

ANNEX A

The Transferor owns and proposes to transfer a beneficial interest in the following:

(i)	G	Class [___] Rule 144A Global Certificate, principal amount of $_____________,

(ii)	G	Class [___] Rule 144A Global Certificate, principal amount of $_____________, or

(iii)	G	Class [___] Rule 144A Global Certificate, principal amount of $_____________.

EXHIBIT F-4

FORM OF TRANSFER CERTIFICATE FOR EXCHANGE OR
TRANSFER FROM REGULATION S GLOBAL CERTIFICATE TO
RULE 144A GLOBAL CERTIFICATE

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110

Reference is hereby made to the Pooling and Servicing Agreement (“Pooling and Servicing Agreement”), dated as of November 1, 2006, among Structured Asset Mortgage Investments II Inc., as Depositor, EMC Mortgage Corporation, as Seller and Master Servicer and U.S. Bank National Association as Trustee. Capitalized terms used but not defined herein are used as defined in the Pooling and Servicing Agreement:

The undersigned (the “Transferor”) owns and proposes to transfer the interests in the Regulation S Global Certificates specified in Annex A hereto (the “Certificates”), in the principal amounts in such Regulation S Global Certificates (the “Transfer”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

(a)	the Transfer is being effected in accordance with transfer restrictions set forth in the Pooling and Servicing Agreement and the Certificates;

(b)
the Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that:

(i)	the Transferee is purchasing the beneficial interest for its own account, or for one or more accounts with respect to which the Transferee exercises sole investment discretion,

(ii)	the Transferor reasonably believes that the Transferee and each such account is a “qualified institutional buyer” within the meaning of Rule 144A, and

(iii)	the Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

Upon consummation of the proposed Transfer in accordance with the terms of the Pooling and Servicing Agreement, the transferred beneficial interest will be subject to the restrictions on transfer enumerated in the legends printed on the Rule 144A Global Certificates by which the Transferee shall hold its interest and in the Pooling and Servicing Agreement and the Securities Act.

Dated: Very truly yours,
[Name of Transferor]

By:______________________________
Name:
Title:

ANNEX A

The Transferor owns and proposes to transfer a beneficial interest in the following:

(i)	G	Class [___] Regulation S Global Certificate, principal amount of $_____________,

(ii)	G	Class [___] Regulation S Global Certificate, principal amount of $_____________, or

(iii)	G	Class [___] Regulation S Global Certificate, principal amount of $_____________.

EXHIBIT G

FORM OF CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (as amended and supplemented from time to time, the “Agreement”), dated as of November 30, 2006, by and among U.S. BANK NATIONAL ASSOCIATION, not individually but solely as trustee under the Pooling and Servicing Agreement defined below (including its successors under the Pooling and Servicing Agreement defined below, the “Trustee”), STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as depositor (together with any successor in interest, the “Depositor”), EMC MORTGAGE CORPORATION, as master servicer (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Master Servicer”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as custodian (together with any successor in interest or any successor appointed hereunder, the “Custodian”).

WITNESSETH THAT:

WHEREAS, the Depositor, EMC Mortgage Corporation, as seller (in such capacity, “EMC” or the “Seller”), the Master Servicer and the Trustee have entered into a Pooling and Servicing Agreement, dated as of November 1, 2006, relating to the issuance of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 (as in effect on the date of this agreement, and as amended and supplemented from time to time, the “Pooling and Servicing Agreement”).

WHEREAS, the Custodian has agreed to act as agent for the Trustee on behalf of the Certificateholders for the purposes of receiving and holding certain documents and other instruments delivered by the Depositor, the Seller or the Master Servicer under the Pooling and Servicing Agreement and the Servicers under their respective Servicing Agreements, all upon the terms, conditions and obligations and subject to the limitations hereinafter set forth. In the event any custodian terms, conditions and obligations are defined in the Pooling and Servicing Agreement, this custodial agreement shall supersede.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Trustee, the Depositor, the Master Servicer and the Custodian hereby agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned in the Pooling and Servicing Agreement, unless otherwise required by the context herein.

ARTICLE II

CUSTODY OF MORTGAGE DOCUMENTS

Section 2.1.  Custodian to Act as Agent: Acceptance of Mortgage Files. The Custodian, as the duly appointed custodial agent of the Trustee for these purposes, acknowledges (subject to any exceptions noted in the Initial Certification referred to in Section 2.3(a)) receipt of the Mortgage Files relating to the Mortgage Loans identified on the schedule attached hereto (the “Mortgage Files”) and declares that it holds and will hold such Mortgage Files as agent for the Trustee, in trust, for the use and benefit of all present and future Certificateholders.

Section 2.2.  Recordation of Assignments. If any Mortgage File includes one or more assignments of Mortgage that have not been recorded pursuant to the provisions of Section 2.01 of the Pooling and Servicing Agreement and the related Mortgage Loan is not a MOM Loan or the related Mortgaged Properties are located in jurisdictions specifically excluded by the Opinion of Counsel delivered to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement, each such assignment shall be delivered by the Custodian to the Depositor for the purpose of recording it in the appropriate public office for real property records, and the Depositor, at no expense to the Custodian, shall promptly cause to be recorded in the appropriate public office for real property records each such assignment of Mortgage and, upon receipt thereof from such public office, shall return each such assignment of Mortgage to the Custodian.

Section 2.3.  Review of Mortgage Files.

(a)  On or prior to the Closing Date, in accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian shall deliver to EMC, the Depositor, the Master Servicer and the Trustee an Initial Certification in the form annexed hereto as Exhibit One evidencing receipt (subject to any exceptions noted therein) of a Mortgage File for each of the Mortgage Loans listed on Schedule A attached hereto (the “Mortgage Loan Schedule”).

(b)  Within 90 days of the Closing Date, the Custodian agrees, for the benefit of Certificateholders, to review, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, each such document, and shall deliver to EMC, the Depositor, the Master Servicer and the Trustee an Interim Certification in the form annexed hereto as Exhibit Two to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

(c)  Not later than 180 days after the Closing Date, the Custodian shall review, for the benefit of Certificateholders, the Mortgage Files as provided in Section 2.02 of the Pooling and Servicing Agreement and deliver to EMC, the Depositor, the Master Servicer and the Trustee a Final Certification in the form annexed hereto as Exhibit Three evidencing the completeness of the Mortgage Files.

(d)  In reviewing the Mortgage Files as provided herein and in the Pooling and Servicing Agreement, the Custodian shall make no representation as to and shall not be responsible to verify (i) the validity, legality, enforceability, due authorization, recordability, sufficiency or genuineness of any of the documents included in any Mortgage File or (ii) the collectability, insurability, effectiveness or suitability of any of the documents in any Mortgage File.

Upon receipt of written request from EMC, the Master Servicer or the Trustee, the Custodian shall as soon as practicable supply such Person with a list of all of the documents relating to the Mortgage Loans missing from the Mortgage Files.

Section 2.4.  Notification of Breaches of Representations and Warranties. Upon discovery by the Custodian of a breach of any representation or warranty made by the Depositor as set forth in the Pooling and Servicing Agreement with respect to a Mortgage Loan relating to a Mortgage File, the Custodian shall give prompt written notice to the Depositor, the Master Servicer and the Trustee.

Section 2.5.  Custodian to Cooperate: Release of Mortgage Files. Upon receipt of written notice from the Depositor that EMC has repurchased one or more Mortgage Loans pursuant to Article II of the Pooling and Servicing Agreement, and a request for release (a “Request for Release”) confirming that the purchase price therefor has been deposited in the Master Servicer Collection Account or the Distribution Account, then the Custodian agrees to promptly release to the Seller the related Mortgage Files.

Upon the Custodian’s receipt of a Request for Release substantially in the form of Exhibit D to the Pooling and Servicing Agreement signed by a Servicing Officer of the related Servicer, stating that it has received payment in full of a Mortgage Loan or that payment in full will be escrowed in a manner customary for such purposes, the Custodian agrees promptly to release to the related Servicer, the related Mortgage File. The Depositor shall deliver to the Custodian and the Custodian agrees to review in accordance with the provisions of this Agreement the Mortgage Note and other documents constituting the Mortgage File with respect to any Substitute Mortgage Loan.

From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose collection under any Primary Insurance Policy, the related Servicer (or if the Servicer does not, the Master Servicer) shall deliver to the Custodian a Request for Release signed by a Servicing Officer requesting that possession of all of the Mortgage File be released to the related Servicer and certifying as to the reason for such release and that such release will not invalidate any insurance coverage provided in respect of the Mortgage Loan under any of the Insurance Policies. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File to the related Servicer. All Mortgage Files so released to the related Servicer shall be held by it in trust for the Trustee for the use and benefit of all present and future Certificateholders. The related Servicer shall cause each Mortgage File or any document therein so released to be returned to the Custodian when the need therefor by the related Servicer no longer exists, unless (i) the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Master Servicer Collection Account or the Distribution Account or (ii) the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the related Servicer has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.

At any time that the related Servicer is required to deliver to the Custodian a Request for Release, the related Servicer shall deliver two copies of the Request for Release if delivered in hard copy or the related Servicer may furnish such Request for Release electronically to the Custodian, in which event the Servicing Officer transmitting the same shall be deemed to have signed the Request for Release. In connection with any Request for Release of a Mortgage File because of a repurchase of a Mortgage Loan, such Request for Release shall be followed by an assignment of mortgage, without recourse, representation or warranty from the Trustee to the Seller (unless such Mortgage Loan is a MOM Loan) and the related Mortgage Note shall be endorsed without recourse, representation or warranty by the Trustee and be returned to the Seller; provided, however, that in the case of a Mortgage Loan that is registered on the MERS System, no assignment of mortgage or endorsement of the Mortgage Note by the Trustee shall be required. In connection with any Request for Release of a Mortgage File because of the payment in full of a Mortgage Loan, such Request for Release shall be accompanied by a certificate of satisfaction or other similar instrument to be executed by or on behalf of the Trustee and returned to the related Servicer.

Section 2.6.  Assumption Agreements. In the event that any assumption agreement, substitution of liability agreement or sale of servicing agreement is entered into with respect to any Mortgage Loan subject to this Agreement in accordance with the terms and provisions of the Pooling and Servicing Agreement, the Master Servicer shall enforce any obligation of the related Servicer under the related Servicing Agreement to notify the Custodian that such assumption or substitution agreement has been completed by forwarding to the Custodian the original of such assumption or substitution agreement, which shall be added to the related Mortgage File and, for all purposes, shall be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting parts thereof.

ARTICLE III

CONCERNING THE CUSTODIAN

Section 3.1.  Custodian as Bailee and Agent of the Trustee. With respect to each Mortgage Note, Mortgage and other documents constituting each Mortgage File which are delivered to the Custodian, the Custodian is exclusively the bailee and custodial agent of the Trustee and has no instructions to hold any Mortgage Note or Mortgage for the benefit of any person other than the Trustee and the Certificateholders and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and in the Pooling and Servicing Agreement. Except upon compliance with the provisions of Section 2.5 of this Agreement, no Mortgage Note, Mortgage or Mortgage File shall be delivered by the Custodian to the Depositor, the Servicers or the Master Servicer or otherwise released from the possession of the Custodian.

Section 3.2.  Custodian May Own Certificates. The Custodian in its individual or any other capacity may become the owner or pledgee of Mortgage Pass-Through Certificates with the same rights it would have if it were not Custodian.

Section 3.3.  Trustee to Pay Custodian’s Fees. The Trustee covenants and agrees to pay to the Custodian from time to time, and the Custodian shall be entitled to, reasonable compensation for all services rendered by it in the exercise and performance of any of the powers and duties hereunder of the Custodian.

Section 3.4.  Custodian May Resign; Trustee May Remove Custodian. The Custodian may resign from the obligations and duties hereby imposed upon it as such obligations and duties relate to its acting as Custodian of the Mortgage Loans. Upon receiving such written notice of resignation, the Trustee shall either take custody of the Mortgage Files itself and give prompt written notice thereof to the Depositor, the Master Servicer and the Custodian, or promptly appoint a successor Custodian by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Custodian and one copy to the successor Custodian. If the Trustee shall not have taken custody of the Mortgage Files and no successor Custodian shall have been so appointed and have accepted appointment within 30 days after the giving of such written notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

The Trustee may remove the Custodian at any time with the consent of the Master Servicer. In such event, the Trustee shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian hereunder. Any successor Custodian shall be a depository institution subject to supervision or examination by federal or state authority, shall be able to satisfy the other requirements contained in Section 3.6 and shall be unaffiliated with the Servicer, or the Depositor.

Any resignation or removal of the Custodian and appointment of a successor Custodian pursuant to any of the provisions of this Section 3.4 shall become effective upon acceptance of appointment by the successor Custodian. The Trustee shall give prompt notice to the Depositor and the Master Servicer of the appointment of any successor Custodian. No successor Custodian shall be appointed by the Trustee without the prior approval of the Depositor and the Master Servicer.

Section 3.5.  Merger or Consolidation of Custodian. Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided that such successor is a depository institution subject to supervision or examination by federal or state authority and is able to satisfy the other requirements contained in Section 3.6 and is unaffiliated with the Master Servicer or the Depositor.

Section 3.6.  Representations of the Custodian. The Custodian hereby represents that it is a depository institution subject to supervision or examination by a federal or state authority, has a combined capital and surplus of at least $15,000,000 and is qualified to do business in the jurisdictions in which it will hold any Mortgage File.

ARTICLE IV

COMPLIANCE WITH REGULATION AB

Section 4.1.  Intent of the Parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of this Article IV is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. The Depositor shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission under the Securities Act and the Exchange Act. Each of the parties hereto acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the mortgage-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. The Custodian shall cooperate reasonably with the Depositor to deliver to the Depositor (including any of its assignees or designees), any and all disclosure, statements, reports, certifications, records and any other information necessary in the reasonable, good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB.

Section 4.2.  Additional Representations and Warranties of the Custodian.

(a)  The Custodian hereby represents and warrants that the information set forth in the Prospectus Supplement under the caption “Description of the Certificates - The Custodians” (the “Custodian Disclosure”) does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  The Custodian shall be deemed to represent to the Depositor as of the date hereof and on each date on which information is provided to the Depositor under Section 4.3 that, except as disclosed in writing to the Depositor prior to such date: (i) there are no aspects of its financial condition that could have a material adverse effect on the performance by it of its Custodian obligations under this Agreement or any other Securitization Transaction as to which it is the custodian; (ii) there are no material legal or governmental proceedings pending (or known to be contemplated) against it; and (iii) there are no affiliations, relationships or transactions relating to the Custodian with respect to the Depositor or any sponsor, issuing entity, servicer, trustee, originator, significant obligor, enhancement or support provider or other material transaction party (as such terms are used in Regulation AB) relating to the Securitization Transaction contemplated by the Agreement, as identified by the Depositor to the Custodian in writing as of the Closing Date (each, a “Transaction Party”).

(c)  If so requested by the Depositor on any date following the Closing Date, the Custodian shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such confirmation, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party. Any such request from the Depositor shall not be given more than once each calendar quarter, unless the Depositor shall have a reasonable basis for a determination that any of the representations and warranties may not be accurate.

Section 4.3.  Additional Information to Be Provided by the Custodian. For so long as the Certificates are outstanding, for the purpose of satisfying the Depositor's reporting obligation under the Exchange Act with respect to any class of Certificates, the Custodian shall (a) notify the Depositor in writing of any material litigation or governmental proceedings pending against the Custodian that would be material to Certificateholders, and (b) provide to the Depositor a written description of such proceedings. Any notices and descriptions required under this Section 4.3 shall be given no later than five Business Days prior to the Determination Date following the month in which the Custodian has knowledge of the occurrence of the relevant event. As of the date the Depositor, the Trustee or Master Servicer files each Report on Form 10-D or Form 10-K with respect to the Certificates, the Custodian will be deemed to represent that any information previously provided under this Section 4.3, if any, is materially correct and does not have any material omissions unless the Custodian has provided an update to such information.

Section 4.4.  Report on Assessment of Compliance and Attestation. On or before March 15 of each calendar year, the Custodian shall:

deliver to the Master Servicer, the Trustee and the Depositor a report regarding the Custodian’s assessment of compliance (an “Assessment of Compliance”) with the Servicing Criteria (as identified and marked in Exhibit Four attached hereto) during the preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. The Assessment of Compliance, as set forth in Regulation AB, must contain (i) a statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Custodian, (ii) a statement by such officer that the Custodian used the Servicing Criteria attached as Exhibit Four hereto, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the Custodian, (iii) an assessment by such officer of the Custodian’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities the Custodian performs with respect to asset-backed securities transactions taken as a whole involving the Custodian, that are backed by the same asset type as the Mortgage Loans, (iv) a statement that a registered public accounting firm has issued an attestation report on the Custodian’s Assessment of Compliance for the period consisting of the preceding calendar year, and (v) a statement as to which of the Servicing Criteria, if any, are not applicable to the Custodian, which statement shall be based on the activities the Custodian performs with respect to asset-backed securities transactions taken as a whole involving the Custodian, that are backed by the same asset type as the Mortgage Loans. Such report at a minimum shall address each of the Servicing Criteria identified and marked on Exhibit Four attached hereto as being applicable to the Custodian; and

deliver to the Master Servicer, the Trustee and the Depositor an Attestation Report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Custodian, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

Notwithstanding the foregoing, an Assessment of Compliance is not required to be delivered by the Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

In the event the Custodian is terminated under, or resigns pursuant to, the terms of this Agreement, the Custodian shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 4.4 notwithstanding any such termination or resignation.

Section 4.5.  Indemnification; Remedies.

The Custodian shall indemnify the Depositor, each affiliate of the Depositor, the Trustee, the Master Servicer and each broker dealer acting as underwriter, placement agent or initial purchaser of the Certificates or each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(A) any untrue statement of a material fact contained or alleged to be contained in the Custodian Disclosure and any information, report, certification, accountants’ attestation or other material provided under this Article IV by or on behalf of the Custodian (collectively, the “Custodian Information”), or (B) the omission or alleged omission to state in the Custodian Information a material fact required to be stated in the Custodian Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

any failure by the Custodian to deliver any information, report, certification, accountants’ attestation or other material when and as required under this Article IV.

In the case of any failure of performance described in clause (ii) of Section 4.5(a), the Custodian shall promptly reimburse the Depositor for all costs reasonably incurred by the Depositor in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Custodian.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1.  Notices. All notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and, unless otherwise specifically provided, may be delivered personally, by telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified on the signature page hereof (unless changed by the particular party whose address is stated herein by similar notice in writing).

Section 5.2.  Amendments. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto, and neither the Depositor, the Master Servicer nor the Trustee shall enter into any amendment hereof except as permitted by the Pooling and Servicing Agreement. The Trustee shall give prompt notice to the Custodian of any amendment or supplement to the Pooling and Servicing Agreement and furnish the Custodian with written copies thereof..

Section 5.3.  GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRIIPLES THEREOF OTHER THAN SECTION 5-1401 AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 5.4.  Recordation of Agreement. To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor and at the Trust’s expense, but only upon direction accompanied by an Opinion of Counsel reasonably satisfactory to the Depositor to the effect that the failure to effect such recordation is likely to materially and adversely affect the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 5.5.  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Address: One Federal Street, 3rd Floor Boston, MA 02110 Attention: Corporate Trust Services, PRIME 2006-2 Telecopier No.: (617) 603-6638	U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee By: _________________________________ Name: Title:

Address: 383 Madison Avenue New York, New York 10179	STRUCTURED ASSET MORTGAGE INVESTMENTS II INC. By: _________________________________ Name: Title:

Address: 2780 Lake Vista Drive Lewisville, Texas 75067 (Facsimile: (469) 759-4714) Attention: President or General Counsel	EMC MORTGAGE CORPORATION, as Master Servicer By: _________________________________ Name: Title:

Address: 1015 10th Avenue Southeast, MS 0031 Minneapolis, MN 55414 Attention: PRIME 2006-2	WELLS FARGO BANK, NATIONAL ASSOCIATION as Custodian By: _________________________________ Name: Title:

STATE OF MASSACHUSETTS	)
	)	ss.:
COUNTY OF___________	)

On the 30th day of November 2006 before me, a notary public in and for said State, personally appeared _________________ known to me to be a(n) __________________of U.S. Bank National Association, one of the parties that executed the within agreement, and also known to me to be the person who executed the within agreement on behalf of said national banking association and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_______________________________
Notary Public

[SEAL]

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the 30th day of November 2006 before me, a notary public in and for said State, personally appeared ____________________, known to me to be a(n) ____________________ of Structured Asset Mortgage Investments II Inc., one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_______________________________
Notary Public

[SEAL]

STATE OF TEXAS	)
	)	ss.:
COUNTY OF DALLAS	)

On the 30th day of November 2006 before me, a notary public in and for said State, personally appeared _______________________, known to me to be a(n) __________________ of EMC Mortgage Corporation, one of the parties that executed the within instrument, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_______________________________
Notary Public

[SEAL]

STATE OF MINNESOTA	)
	)	ss.:
COUNTY OF HENNEPIN	)

On the 30th day of November 2006 before me, a notary public in and for said State, personally appeared _________________ known to me to be a(n) __________________of Wells Fargo Bank, N.A., one of the parties that executed the within agreement, and also known to me to be the person who executed the within agreement on behalf of said national banking association and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

_______________________________
Notary Public

[SEAL]

SCHEDULE A

MORTGAGE LOAN SCHEDULE

(Provided upon request)

EXHIBIT ONE

FORM OF CUSTODIAN INITIAL CERTIFICATION

November 30, 2006

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services, PRIME 2006-2
Telecopier No.: (617) 603-6638

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
(Facsimile: (469) 759-4714)
Attention: President or General Counsel

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179
Facsimile No.: (212) 272-2000

Attention: PRIME 2006-2

Re:         Custodial Agreement, dated as of November 30, 2006, by and among Structured Asset
Mortgage Investments II Inc., EMC Mortgage Corporation, U.S. Bank National Association and
Wells Fargo Bank, National Association as Custodian relating to Prime Mortgage Trust 2006-2,
Mortgage Pass-Through Certificates, Series 2006-2

Ladies and Gentlemen:

In accordance with Section 2.3(a) of the above-captioned Custodial Agreement, and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File (which contains an original Mortgage Note or lost note affidavit) to the extent required in Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: _______________________________
Name:
Title:

SCHEDULE A

(PLEASE SEE TAB #40)

EXHIBIT TWO

FORM OF CUSTODIAN INTERIM CERTIFICATION

[DATE]

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services, PRIME 2006-2
Telecopier No.: (617) 603-6638

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
(Facsimile: (469) 759-4714)
Attention: President or General Counsel

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179
Facsimile No.: (212) 272-2000

Attention: PRIME 2006-2

Re:         Custodial Agreement, dated as of November 30, 2006, by and among Structured Asset
Mortgage Investments II Inc., EMC Mortgage Corporation, U.S. Bank National
Association and Wells Fargo Bank, National Association as Custodian relating to Prime
Mortgage Trust 2006-2, Mortgage Pass-Through Certificates, Series 2006-2

Ladies and Gentlemen:

In accordance with Section 2.3(b) of the above-captioned Custodial Agreement and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: _________________________________
Name:
Title:

SCHEDULE A

(PROVIDED UPON REQUEST)

EXHIBIT THREE

FORM OF CUSTODIAN FINAL CERTIFICATION

[DATE]

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services, PRIME 2006-2
Telecopier No.: (617) 603-6638

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
(Facsimile: (469) 759-4714)
Attention: President or General Counsel

Structured Asset Mortgage Investments II Inc.
383 Madison Avenue
New York, New York 10179
Facsimile No.: (212) 272-2000

Attention: PRIME 2006-2

Re:        Custodial Agreement, dated as of November 30, 2006, by and among Structured
Asset Mortgage Investments II Inc., EMC Mortgage Corporation, U.S. Bank National
Association and Wells Fargo Bank, National Association, as Custodian relating to Prime
Mortgage Trust 2006-2, Mortgage Pass-Through Certificates, Series 2006-2

Ladies and Gentlemen:

In accordance with Section 2.3(c) of the above-captioned Custodial Agreement and, subject to Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement or in the Pooling and Servicing Agreement, as applicable.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: ________________________________
Name:
Title:

SCHEDULE A

(PROVIDED UPON REQUEST)

EXHIBIT FOUR

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Custodian shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institutions” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 45 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliations; and (D) contain explanations for reconciling items, These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements, (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors; or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.	√
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	√
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation of recovery actions (e.g., forbearance plans, modifications and deed in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction documents.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements., Such records are maintained in at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts); (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 3- calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax ore insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the service at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible funds are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in item 1114(a)(1) through (3) or item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT H

FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

MORTGAGE LOAN PURCHASE AGREEMENT, dated as of November 30, 2006, as amended and supplemented by any and all amendments hereto (collectively, the “Agreement”), by and between EMC MORTGAGE CORPORATION, a Delaware corporation (the “Seller”) and STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., a Delaware corporation (the “Purchaser”).

Upon the terms and subject to the conditions of this Agreement, the Seller agrees to sell, and the Purchaser agrees to purchase, certain conventional, first lien mortgage loans secured primarily by one- to four-family residential properties and individual condominium units (collectively, the “Mortgage Loans”) as described herein. The Purchaser intends to deposit the Mortgage Loans into a trust fund (the “Trust Fund”) and create Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 (the “Certificates”), under a pooling and servicing agreement, to be dated as of November 1, 2006 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, U.S. Bank National Association, as trustee (the “Trustee”) and EMC Mortgage Corporation, as seller and master servicer.

The Purchaser has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Number 333-132232) relating to its Mortgage Pass-Through Certificates and the offering of certain series thereof (including certain classes of the Certificates) from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Securities Act”). Such registration statement, when it became effective under the Securities Act, and the prospectus relating to the public offering of certain classes of the Certificates by the Purchaser (the “Public Offering”), as each may be amended or supplemented from time to time pursuant to the Securities Act or otherwise, are referred to herein as the “Registration Statement” and the “Prospectus,” respectively. The “Term Sheet Supplement” shall mean the free writing prospectus, dated November 6, 2006. The “Prospectus Supplement” shall mean the final supplement, dated November 30, 2006, to the Prospectus, dated October 23, 2006, relating to certain classes of the Certificates. With respect to the Public Offering of certain classes of the Certificates, the Purchaser and Bear, Stearns & Co. Inc. (“Bear Stearns”) have entered into a terms agreement dated as of November 6, 2006 to an underwriting agreement dated May 12, 2006, between the Purchaser and Bear Stearns (together, the “Underwriting Agreement”).

Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.  Definitions. Certain terms are defined herein. Capitalized terms used herein but not defined herein shall have the meanings specified in the Pooling and Servicing Agreement. The following other terms are defined as follows:

Acquisition Price: Cash in an amount equal to $______ (plus $______ in accrued interest)2 .

Bear Stearns: Bear, Stearns & Co. Inc.

Closing Date: November 30, 2006.

Cut-off Date: November 1, 2006.

Cut-off Date Balance: Shall mean $281,849,595.74.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced by a Substitute Mortgage Loan.

Due Date: With respect to each Mortgage Loan, the date in each month on which its scheduled payment is due if such due date is the first day of a month and otherwise is deemed to be the first day of the following month or such other date specified in the related Servicing Agreement.

EMC Flow Loans: The Mortgage Loans purchased by EMC pursuant to a flow loan purchase agreement.

Master Servicer: EMC Mortgage Corporation.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

Moody’s: Moody’s Investors Service Inc., or its successor in interest.

Mortgage: The mortgage or deed of trust creating a first lien on an interest in real property securing a Mortgage Note.

Mortgage File: The items referred to in Exhibit 1 pertaining to a particular Mortgage Loan and any additional documents required to be added to such documents pursuant to this Agreement.

Mortgage Interest Rate: The annual rate of interest borne by a Mortgage Note as stated therein.

Mortgagor: The obligor(s) on a Mortgage Note.

Net Rate: For each Mortgage Loan, the Mortgage Interest Rate for such Mortgage Loan less the Servicing Fee Rate and the Lender-Paid PMI Rate (if applicable).

Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller or the Purchaser, reasonably acceptable to the Trustee.

Person: Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Purchase Price: With respect to any Mortgage Loan (or any property acquired with respect thereto) required to be repurchased by the Seller pursuant to this Agreement or Article II of the Pooling and Servicing Agreement, an amount equal to the sum of (i)(a) 100% of the Outstanding Principal Balance of such Mortgage Loan as of the date of repurchase (or if the related Mortgaged Property was acquired with respect thereto, 100% of the Outstanding Principal Balance at the date of the acquisition), plus (b) accrued but unpaid interest on the Outstanding Principal Balance at the related Mortgage Interest Rate, through and including the last day of the month of repurchase, plus (c) any unreimbursed Monthly Advances and servicing advances payable to the Servicer of the Mortgage Loan and (ii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

Rating Agencies: Moody’s and S&P, each a “Rating Agency.”

Securities Act: The Securities Act of 1933, as amended.

Security Instrument: A written instrument creating a valid first lien on a Mortgaged Property securing a Mortgage Note, which may be any applicable form of mortgage, deed of trust, deed to secure debt or security deed, including any riders or addenda thereto.

Servicing Agreements: Shall have the meaning assigned to such term in the Pooling and Servicing Agreement.

Standard & Poor’s or S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successors in interest.

Substitute Mortgage Loan: A mortgage loan substituted for a Deleted Mortgage Loan which must meet on the date of such substitution the requirements stated herein and in the Pooling and Servicing Agreement; upon such substitution, such mortgage loan shall be a “Mortgage Loan” hereunder.

Value: The value of the Mortgaged Property at the time of origination of the related Mortgage Loan, such value being the lesser of (i) the value of such property set forth in an appraisal accepted by the applicable originator of the Mortgage Loan or (ii) the sales price of such property at the time of origination.

SECTION 2.  Purchase and Sale of the Mortgage Loans and Related Rights. (a) Upon satisfaction of the conditions set forth in Section 10 hereof, the Seller agrees to sell, and the Purchaser agrees to purchase Mortgage Loans having an aggregate outstanding principal balance as of the Cut-off Date equal to the Cut-off Date Balance.

(b)  The closing for the purchase and sale of the Mortgage Loans and the closing for the issuance of the Certificates will take place on the Closing Date at the office of the Purchaser’s counsel in New York, New York or such other place as the parties shall agree.

(c)  Upon the satisfaction of the conditions set forth in Section 10 hereof, on the Closing Date, the Purchaser shall pay to the Seller the Acquisition Price for the Mortgage Loans in immediately available funds by wire transfer to such account or accounts as shall be designated by the Seller.

(d)  In addition to the foregoing, on the Closing Date the Seller assigns to the Purchaser all of its right, title and interest in the Servicing Agreements (other than its right to enforce the representations and warranties set forth therein).

SECTION 3.  Mortgage Loan Schedule. The Seller agrees to provide to the Purchaser as of the Cut-off Date a listing of the Mortgage Loans (the “Mortgage Loan Schedule”) setting forth the information listed on Exhibit 2 to this Agreement with respect to each of the Mortgage Loans being sold by the Seller. The Mortgage Loan Schedule shall be delivered to the Purchaser on the Closing Date and shall be in form and substance mutually agreed to by the Seller and the Purchaser.

SECTION 4.  Mortgage Loan Transfer.

(a)  The Purchaser will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due after the Cut-off Date (regardless of when actually collected) and all payments thereon, other than scheduled principal and interest due on or before the Cut-off Date but received after the Cut-off Date. The Seller will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due on or before the Cut-off Date (including payments collected after the Cut-off Date) and all payments thereon, other than scheduled principal and interest due after the Cut-off Date but received on or before the Cut-off Date. Such principal amounts and any interest thereon belonging to the Seller as described above will not be included in the aggregate outstanding principal balance of the Mortgage Loans as of the Cut-off Date as set forth on the Mortgage Loan Schedule.

(b)  Pursuant to various conveyancing documents to be executed on the Closing Date and pursuant to the Pooling and Servicing Agreement, the Purchaser will assign on the Closing Date all of its right, title and interest in and to the Mortgage Loans to the Trustee for the benefit of the Certificateholders. In connection with the transfer and assignment of the Mortgage Loans, the Seller has delivered or will deliver or cause to be delivered to the Trustee by the Closing Date or such later date as is agreed to by the Purchaser and the Seller (each of the Closing Date and such later date is referred to as a “Mortgage File Delivery Date”), the items of each Mortgage File, provided, however, that in lieu of the foregoing, the Seller may deliver the following documents, under the circumstances set forth below: (w) in lieu of the original Security Instrument (other than the Mortgages related to the EMC Flow Loans), assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their delivery as specified above, the Seller may deliver a true copy thereof with a certification by the Seller, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording”; (x) in lieu of the Security Instrument (other than the Mortgages related to the EMC Flow Loans), assignments to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Seller to such effect) the Seller may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; (y) in lieu of the Mortgage Notes relating to the Mortgage Loans, each identified in the list delivered by the Purchaser to the Trustee on the Closing Date and attached hereto as Exhibit 5, the Seller may deliver lost note affidavits and indemnities of the Seller; and (z) the Seller shall not be required to deliver intervening assignments or Mortgage Note endorsements between the related Underlying Seller and the Seller, between the Seller and the Depositor, and between the Depositor and the Trustee; and provided further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Seller, in lieu of delivering the above documents, may deliver to the Trustee a certification by the Seller or the Master Servicer to such effect and shall deposit all amounts paid in respect of such Mortgage Loans in the Master Servicer Collection Account on the Closing Date. The Seller shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) or such certified copies to the Trustee promptly after they are received. The Seller shall cause the Mortgage and intervening assignments, if any, and the assignment of the Security Instrument to be recorded not later than 180 days after the Closing Date, unless such assignment is not required to be recorded under the terms set forth in Section 6(a) hereof.

(c)  In connection with the assignment of any Mortgage Loan registered on the MERS® System, the Seller further agrees that it will cause, at the Seller’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the Seller to the Purchaser and by the Purchaser to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. The Seller further agrees that it will not, and will not permit any Servicer or the Master Servicer, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of the Pooling and Servicing Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of the Pooling and Servicing Agreement.

(d)  The Seller and the Purchaser acknowledge hereunder that all of the Mortgage Loans and the related servicing will ultimately be assigned to U.S. Bank National Association, as Trustee for the Holders of the Mortgage, on the date hereof.

SECTION 5.  Examination of Mortgage Files.

(a)  On or before the Mortgage File Delivery Date, the Seller will have made the Mortgage Files available to the Purchaser or its agent for examination which may be at the offices of the Trustee or the Seller and/or the Seller’s custodian. The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser’s rights to demand cure, repurchase, substitution or other relief as provided in this Agreement. In furtherance of the foregoing, the Seller shall make the Mortgage Files available to the Purchaser or its agent from time to time so as to permit the Purchaser to confirm the Seller’s compliance with the delivery and recordation requirements of this Agreement and the Pooling and Servicing Agreement. In addition, upon request of the Purchaser, the Seller agrees to provide to the Purchaser, Bear Stearns and to any investors or prospective investors in the Certificates information regarding the Mortgage Loans and their servicing, to make the Mortgage Files available to the Purchaser, Bear Stearns and to such investors or prospective investors (which may be at the offices of the Seller and/or the Seller’s custodian) and to make available personnel knowledgeable about the Mortgage Loans for discussions with the Purchaser, Bear Stearns and such investors or prospective investors, upon reasonable request during regular business hours, sufficient to permit the Purchaser, Bear Stearns and such investors or potential investors to conduct such due diligence as any such party reasonably believes is appropriate.

(b)  Pursuant to the Pooling and Servicing Agreement, on the Closing Date the Custodian, on behalf of the Trustee, for the benefit of the Certificateholders, will acknowledge receipt of each Mortgage Loan by delivery to the Seller, the Purchaser and the Trustee of an initial certification in the form attached as Exhibit One to the Custodial Agreement.

(c)  Pursuant to the Pooling and Servicing Agreement, within 90 days of the Closing Date (or, with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or Custodian thereof), the Trustee will review or shall cause the Custodian to review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Seller, the Purchaser and the Trustee an interim certification substantially in the form of Exhibit Two to the Custodial Agreement. If the Trustee or Custodian, as its agent, finds any document listed on Exhibit 1 not to have been executed or received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in the Final Mortgage Loan Schedule or to appear defective on its face (a “Material Defect”), the Trustee or the Custodian, as its agent, shall promptly notify the Seller of such Material Defect. The Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the Custodian, as its agent, of the Material Defect and if the Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

(d)  Pursuant to the Pooling and Servicing Agreement, within 180 days of the Closing Date (or, with respect to any Substitute Mortgage Loan, within five Business Days after the receipt by the Trustee or Custodian thereof) the Trustee will review or cause the Custodian to review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the Seller, the Purchaser and the Trustee a final certification substantially in the form of Exhibit Three to the Custodial Agreement. If the Trustee or Custodian, as its agent, finds a Material Defect, the Trustee or the Custodian, as its agent, shall promptly notify the Seller of such Material Defect. The Seller shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee or the Custodian, as its agent, of the Material Defect and if the Seller fails to correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, the Seller will, in accordance with the terms of the Pooling and Servicing Agreement, within 90 days of the date of notice, provide the Trustee with a Substitute Mortgage Loan (if within two years of the Closing Date) or purchase the related Mortgage Loan at the applicable Purchase Price; provided that, if such defect would cause the Mortgage Loan to be other than a “qualified mortgage” as defined in Section 860G(a)(3) of the Code, any such cure, repurchase or substitution must occur within 90 days from the date such breach was discovered; provided, however, that if such defect relates solely to the inability of the Seller to deliver the original Security Instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, the Seller shall not be required to purchase such Mortgage Loan if the Seller delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that the Seller cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that the Seller shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate confirming that such documents have been accepted for recording, and delivery to the Trustee or the Custodian, as its agent, shall be effected by the Seller within thirty days of its receipt of the original recorded document.

(e)  At the time of any substitution, the Seller shall deliver or cause to be delivered the Substitute Mortgage Loan, the related Mortgage File and any other documents and payments required to be delivered in connection with a substitution pursuant to the Pooling and Servicing Agreement. At the time of any purchase or substitution, the Trustee in accordance with the terms of the Pooling and Servicing Agreement shall (i) assign to the Seller and cause the Custodian to release the documents (including, but not limited to, the Mortgage, Mortgage Note and other contents of the Mortgage File) in the possession of the Custodian relating to the Deleted Mortgage Loan and (ii) execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in the Seller title to such Deleted Mortgage Loan.

SECTION 6.  Recordation of Assignments of Mortgage.

(a)  The Seller shall cause each assignment of the Security Instrument from the Seller to the Trustee to be recorded not later than 180 days after the Closing Date, unless (a) such recordation is not required by the Rating Agencies or an Opinion of Counsel has been provided to the Trustee (with a copy to the Custodian) which states that the recordation of such assignments is not necessary to protect the interests of the Certificateholders in the related Mortgage Loans or (b) MERS is identified on the Mortgage or a properly recorded assignment of the Mortgage, as the Mortgagee of record solely as nominee for the Seller and its successors and assigns; provided, however, notwithstanding the foregoing, each assignment shall be submitted for recording by the Seller in the manner described above, at no expense to the Trust or Trustee, upon the earliest to occur of (i) reasonable direction by the Holders of Certificates evidencing Fractional Undivided Interests aggregating not less than 25% of the portion of the Trust related to such Classes, (ii) the occurrence of an Event of Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to the Seller and (iv) the occurrence of a servicing transfer as described in Section 8.02 of the Pooling and Servicing Agreement.

While each such Mortgage or assignment is being recorded, if necessary, the Seller shall leave or cause to be left with the Trustee a certified copy of such Mortgage or assignment. All customary recording fees and reasonable expenses relating to the recordation of the assignments of mortgage to the Trustee or the Opinion of Counsel, as the case may be, shall be borne by the Seller.

(b)  It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by the Seller to the Purchaser, as contemplated by this Agreement be, and be treated as, a sale. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by the Seller to the Purchaser to secure a debt or other obligation of the Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held by a court to continue to be property of the Seller, then (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code; (b) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by the Seller to the Purchaser of a security interest in all of the Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, to the extent the Purchaser would otherwise be entitled to own such Mortgage Loans and proceeds pursuant to Section 4 hereof, including all amounts, other than investment earnings, from time to time held or invested in any accounts created pursuant to the Pooling and Servicing Agreement, whether in the form of cash, instruments, securities or other property; (c) the possession by the Purchaser or the Trustee of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-313 (or comparable provision) of the applicable Uniform Commercial Code; and (d) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof or pursuant to the Pooling and Servicing Agreement shall also be deemed to be an assignment of any security interest created hereby. The Seller and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Pooling and Servicing Agreement.

SECTION 7.  Representations and Warranties of Seller Concerning the Mortgage Loans. The Seller hereby represents and warrants to the Purchaser as of the Closing Date, or such other date as may be specified below with respect to each Mortgage Loan being sold by it, that:

(i)  the information set forth in the Mortgage Loan Schedule attached hereto is true and correct in all material;

(ii)  immediately prior to the transfer to the Purchaser, the Seller was the sole owner of beneficial title and holder of each Mortgage and Mortgage Note relating to the Mortgage Loans and is conveying the same free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and the Seller has full right and authority to sell or assign the same pursuant to this Agreement;

(iii)  Each Mortgage Loan at the time it was made complied in all material respects with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws; and each Mortgage Loan has been serviced in all material respects in accordance with all applicable laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents;

(iv)  there is no monetary default existing under any Mortgage or the related Mortgage Note and there is no material event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or event of acceleration; and neither the Seller, any of its affiliates nor any servicer of any related Mortgage Loan has taken any action to waive any default, breach or event of acceleration; and no foreclosure action is threatened or has been commenced with respect to the Mortgage Loan;

(v)  the terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, (i) if required by law in the jurisdiction where the Mortgaged Property is located, or (ii) to protect the interests of the Trustee on behalf of the Certificateholders;

(vi)  no selection procedure reasonably believed by the Seller to be adverse to the interests of the Certificateholders was utilized in selecting the Mortgage Loans;

(vii)  each Mortgage is a valid and enforceable first lien on the property securing the related Mortgage Note and each Mortgaged Property is owned by the Mortgagor in fee simple (except with respect to common areas in the case of condominiums, PUDs and de minimis PUDs) or by leasehold for a term longer than the term of the related Mortgage, subject only to (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal obtained in connection with the origination of the related Mortgage Loan or referred to in the lender’s title insurance policy delivered to the originator of the related Mortgage Loan and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage;

(viii)  there is no mechanics’ lien or claim for work, labor or material affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are insured against by the title insurance policy referred to in (xiii) below;

(ix)  there was no delinquent tax or assessment lien against the property subject to any Mortgage, except where such lien was being contested in good faith and a stay had been granted against levying on the property;

(x)  there is no valid offset, defense or counterclaim to any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note;

(xi)  the physical property subject to any Mortgage is free of material damage and is in good repair and there is no proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property;

(xii)  the Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances;

(xiii)  a lender’s title insurance policy (on an ALTA or CLTA form) or binder, or other assurance of title customary in the relevant jurisdiction therefor in a form acceptable to Fannie Mae or Freddie Mac, was issued on the date that each Mortgage Loan was created by a title insurance company which, to the best of the Seller’s knowledge, was qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring the Seller and its successors and assigns that the Mortgage is a first priority lien on the related Mortgaged Property in the original principal amount of the Mortgage Loan. The Seller is the sole insured under such lender’s title insurance policy, and such policy, binder or assurance is valid and remains in full force and effect, and each such policy, binder or assurance shall contain all applicable endorsements including a negative amortization endorsement, if applicable;

(xiv)  At the time of origination, each Mortgaged Property was the subject of an appraisal which conformed to the underwriting requirements of the originator of the Mortgage Loan and, the appraisal is in a form acceptable to Fannie Mae or FHLMC.

(xv)  the improvements on each Mortgaged Property securing a Mortgage Loan is insured (by an insurer which is acceptable to the Seller) against loss by fire and such hazards as are covered under a standard extended coverage endorsement in the locale in which the Mortgaged Property is located, in an amount which is not less than the lesser of the maximum insurable value of the improvements securing such Mortgage Loan or the outstanding principal balance of the Mortgage Loan, but in no event in an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder; if the improvement on the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the condominium project; if upon origination of the related Mortgage Loan, the improvements on the Mortgaged Property were in an area identified as a federally designated flood area, a flood insurance policy is in effect in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the restorable cost of improvements located on such Mortgaged Property or (iii) the maximum coverage available under federal law; and each Mortgage obligates the Mortgagor thereunder to maintain the insurance referred to above at the Mortgagor’s cost and expense;

(xvi)  each Mortgage Loan constitutes a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9) without reliance on the provisions of Treasury Regulation Section 1.860G-2(a)(3) or Treasury Regulation Section 1.860G-2(f)(2) or any other provision that would allow a Mortgage Loan to be treated as a “qualified mortgage” notwithstanding its failure to meet the requirements of Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9);

(xvii)  none of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) “high cost home,” “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home” or “predatory” loans under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees);

(xviii)  the information set forth in Schedule A of the Prospectus Supplement with respect to the Mortgage Loans is true and correct in all material respects;

(xix)  no Mortgage Loan (a) is a “high cost loan” or “covered loan” as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary, which is now Version 5.7, Appendix E, attached hereto as Exhibit 6 or (b) was originated on or after October 1, 2002 and before March 7, 2003, which is governed by the Georgia Fair Lending Act;

(xx)  each Mortgage Loan was originated in accordance with the underwriting guidelines of the related originator;

(xxi)  each original Mortgage has been recorded or is in the process of being recorded in accordance with the requirements of Section 2.01 of the Pooling and Servicing Agreement in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Trust Fund;

(xxii)  the related Mortgage File contains each of the documents and instruments listed in Section 2.01 of the Pooling and Servicing Agreement, subject to any exceptions, substitutions and qualifications as are set forth in such Section;

(xxiii)  the Mortgage Loans are currently being serviced in accordance with accepted servicing practices; and

(xxiv)  with respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Mortgage Loan Seller and each prepayment penalty is permitted pursuant to federal, state and local law. In addition, with respect to each Mortgage Loan (i) no Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated and (ii) such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan.

(xxv)  If any of the Mortgage Loans are secured by a leasehold interest, with respect to each leasehold interest: the use of leasehold estates for residential properties is an accepted practice in the area where the related Mortgaged Property is located; residential property in such area consisting of leasehold estates is readily marketable; the lease is recorded and no party is in any way in breach of any provision of such lease; the leasehold is in full force and effect and is not subject to any prior lien or encumbrance by which the leasehold could be terminated or subject to any charge or penalty; and the remaining term of the lease does not terminate less than ten years after the maturity date of such Mortgage Loan;

(xxvi)  each Mortgage Loan was originated (a) by a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution that is supervised and examined by a federal or state authority, (b) by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, as amended, or (c) by a mortgage broker or correspondent lender in a manner such that the related Mortgage Loan would be regarded for purposes of Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, as having been originated by an entity described in clauses (a) or (b) above.

It is understood and agreed that the representations and warranties set forth in this Section 7 will inure to the benefit of the Purchaser, its successors and assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or the examination of any Mortgage File. Upon any substitution for a Mortgage Loan, the representations and warranties set forth above shall be deemed to be made by the Seller as to any Substitute Mortgage Loan as of the date of substitution.

Upon discovery or receipt of notice by the Seller, the Purchaser or the Trustee of a breach of any representation or warranty of the Seller set forth in this Section 7 which materially and adversely affects the value of the interests of the Purchaser, the Certificateholders or the Trustee in any of the Mortgage Loans delivered to the Purchaser pursuant to this Agreement, the party discovering or receiving notice of such breach shall give prompt written notice to the others. In the case of any such breach of a representation or warranty set forth in this Section 7, within 90 days from the date of discovery by the Seller, or the date the Seller is notified by the party discovering or receiving notice of such breach (whichever occurs earlier), the Seller will (i) cure such breach in all material respects, (ii) purchase the affected Mortgage Loan at the applicable Purchase Price or (iii) if within two years of the Closing Date, substitute a qualifying Substitute Mortgage Loan in exchange for such Mortgage Loan; provided that, (A) in the case of a breach of the representation and warranty concerning the Mortgage Loan Schedule contained in clause (i) of this Section 7, if such breach is material and relates to any field on the Mortgage Loan Schedule which identifies any Prepayment Charge or (B) in the case of a breach of the representation contained in clause (x) of this Section 7, then, in each case, in lieu of purchasing such Mortgage Loan from the Trust Fund at the Purchase Price, the Seller shall pay the amount of the Prepayment Charge (net of any amount previously collected by or paid to the Trust Fund in respect of such Prepayment Charge) from its own funds and without reimbursement therefor, and the Seller shall have no obligation to repurchase or substitute for such Mortgage Loan. The obligations of the Seller to cure, purchase or substitute a qualifying Substitute Mortgage Loan shall constitute the Purchaser’s, the Trustee’s and the Certificateholder’s sole and exclusive remedy under this Agreement or otherwise respecting a breach of representations or warranties hereunder with respect to the Mortgage Loans, except for the obligation of the Seller to indemnify the Purchaser for such breach as set forth in and limited by Section 13 hereof.

Any cause of action against the Seller or relating to or arising out of a breach by the Seller of any representations and warranties made in this Section 7 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Seller or notice thereof by the party discovering such breach and (ii) failure by the Seller to cure such breach, purchase such Mortgage Loan or substitute a qualifying Substitute Mortgage Loan pursuant to the terms hereof.

SECTION 8.  Representations and Warranties Concerning the Seller. As of the date hereof and as of the Closing Date, the Seller represents and warrants to the Purchaser as to itself in the capacity indicated as follows:

(a)  the Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Seller’s business as presently conducted or on the Seller’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  the Seller has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  the execution and delivery by the Seller of this Agreement have been duly authorized by all necessary action on the part of the Seller; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Seller or its properties or the charter or by-laws of the Seller, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Seller’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)  this Agreement has been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of the Seller enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Seller, threatened against the Seller, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Seller will be determined adversely to the Seller and will if determined adversely to the Seller materially and adversely affect the Seller’s ability to perform its obligations under this Agreement; and the Seller is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  the Seller’s Information (as defined in Section 13(a) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 9.  Representations and Warranties Concerning the Purchaser. As of the date hereof and as of the Closing Date, the Purchaser represents and warrants to the Seller as follows:

(a)  the Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing as a foreign corporation to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Purchaser’s business as presently conducted or on the Purchaser’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  the Purchaser has full corporate power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  the execution and delivery by the Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Purchaser or its properties or the articles of incorporation or by-laws of the Purchaser, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(e)  this Agreement has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Seller, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of the Purchaser will be determined adversely to the Purchaser and will if determined adversely to the Purchaser materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement; and the Purchaser is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  the Purchaser’s Information (as defined in Section 13(b) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 10.  Conditions to Closing.

(a)  The obligations of the Purchaser under this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(i)  Each of the obligations of the Seller required to be performed at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects; all of the representations and warranties of the Seller under this Agreement shall be true and correct as of the date or dates specified in all material respects; and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement, or the Pooling and Servicing Agreement; and the Purchaser shall have received certificates to that effect signed by authorized officers of the Seller.

(ii)  The Purchaser shall have received all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories (other than the Purchaser) as required pursuant to the respective terms thereof:

(1)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Trustee and the Purchaser, and all documents required thereby duly executed by all signatories;

(2)  A certificate of an officer of the Seller dated as of the Closing Date, in a form reasonably acceptable to the Purchaser, and attached thereto the resolutions of the Seller authorizing the transactions contemplated by this Agreement, together with copies of the charter and by-laws of the Seller;

(3)  One or more opinions of counsel from the Seller’s counsel otherwise in form and substance reasonably satisfactory to the Purchaser, the Trustee and each Rating Agency;

(4)  A letter from each of the Rating Agencies giving each Class of Certificates set forth on Schedule A the rating set forth on Schedule A; and

(5)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended ratings from each Rating Agency for the Certificates.

(iii)  The Certificates to be sold to Bear Stearns pursuant to the Underwriting Agreement and the Purchase Agreement shall have been issued and sold to Bear Stearns.

(iv)  The Seller shall have furnished to the Purchaser such other certificates of its officers or others and such other documents and opinions of counsel to evidence fulfillment of the conditions set forth in this Agreement and the transactions contemplated hereby as the Purchaser and its counsel may reasonably request.

(b)  The obligations of the Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(i)  The obligations of the Purchaser required to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and all of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and no event shall have occurred which would constitute a breach by it of the terms of this Agreement, and the Seller shall have received a certificate to that effect signed by an authorized officer of the Purchaser.

(ii)  The Seller shall have received copies of all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Seller, duly executed by all signatories other than the Seller as required pursuant to the respective terms thereof:

(1)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Seller, and all documents required thereby duly executed by all signatories;

(2)  A certificate of an officer of the Purchaser dated as of the Closing Date, in a form reasonably acceptable to the Seller, and attached thereto the resolutions of the Purchaser authorizing the transactions contemplated by this Agreement and the Pooling and Servicing Agreement, together with copies of the Purchaser’s articles of incorporation, and evidence as to the good standing of the Purchaser dated as of a recent date;

(3)  One or more opinions of counsel from the Purchaser’s counsel in form and substance reasonably satisfactory to the Seller;

(4)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended rating from each Rating Agency for the Certificates;

SECTION 11.  Fees and Expenses. Subject to Section 16 hereof, the Seller shall pay on the Closing Date or such later date as may be agreed to by the Purchaser (i) the fees and expenses of the Seller’s attorneys and the reasonable fees and expenses of the Purchaser’s attorneys, (ii) the fees and expenses of Deloitte & Touche LLP, (iii) the fee for the use of Purchaser’s Registration Statement based on the aggregate original principal amount of the Certificates and the filing fee of the Commission as in effect on the date on which the Registration Statement was declared effective, (iv) the fees and expenses including counsel’s fees and expenses in connection with any “blue sky” and legal investment matters, (v) the fees and expenses of the Trustee which shall include without limitation the fees and expenses of the Trustee (and the fees and disbursements of its counsel) with respect to (A) legal and document review of this Agreement, the Pooling and Servicing Agreement, the Certificates and related agreements, (B) attendance at the Closing and (C) review of the Mortgage Loans to be performed by the Custodian, (vi) the expenses for printing or otherwise reproducing the Certificates, the Prospectus and the Prospectus Supplement, (vii) the fees and expenses of each Rating Agency (both initial and ongoing), (viii) the fees and expenses relating to the preparation and recordation of mortgage assignments (including intervening assignments, if any and if available, to evidence a complete chain of title from the originator to the Trustee) from the Seller to the Trustee or the expenses relating to the Opinion of Counsel referred to in Section 6(a) hereof, as the case may be, and (ix) Mortgage File due diligence expenses and other out-of-pocket expenses incurred by the Purchaser in connection with the purchase of the Mortgage Loans and by Bear Stearns in connection with the sale of the Certificates. The Seller additionally agrees to pay directly to any third party on a timely basis the fees provided for above which are charged by such third party and which are billed periodically.

SECTION 12.  Accountants’ Letters.

(a)  Deloitte & Touche LLP will review the characteristics of a sample of the Mortgage Loans described in the Mortgage Loan Schedule and will compare those characteristics to the description of the Mortgage Loans contained in the Prospectus Supplement under the captions “Summary of Prospectus Supplement—The Mortgage Loans”, “The Mortgage Pool” and “Certain Characteristics of the Mortgage Loans” in Schedule A thereto. The Seller will cooperate with the Purchaser in making available all information and taking all steps reasonably necessary to permit such accountants to complete the review and to deliver the letters required of them under the Underwriting Agreement. Deloitte & Touche LLP will also confirm certain calculations as set forth under the caption “Yield On The Certificates” in the Prospectus Supplement.

(b)  To the extent statistical information with respect to the Master Servicer or any Servicer’s servicing portfolio is included in the Prospectus Supplement under the caption “The Master Servicer and the Servicers,” a letter from the certified public accountant for such Master Servicer, Servicer or Servicers, as applicable, will be delivered to the Purchaser dated the date of the Prospectus Supplement, in the form previously agreed to by the Seller and the Purchaser, with respect to such statistical information.

SECTION 13.  Indemnification.

(a)  The Seller shall indemnify and hold harmless the Purchaser and its directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the Seller’s Information as identified in Exhibit 3, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Seller and in which additional Seller’s Information is identified), in reliance upon and in conformity with Seller’s Information a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, (ii) any representation or warranty assigned or made by the Seller in Section 7 or Section 8 hereof being, or alleged to be, untrue or incorrect, or (iii) any failure by the Seller to perform its obligations under this Agreement; and the Seller shall reimburse the Purchaser and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action.

The foregoing indemnity agreement is in addition to any liability which the Seller otherwise may have to the Purchaser or any other such indemnified party.

(b)  The Purchaser shall indemnify and hold harmless the Seller and its respective directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon (i) any untrue statement of a material fact contained in the Purchaser’s Information as identified in Exhibit 4, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Purchaser and in which additional Purchaser’s Information is identified), in reliance upon and in conformity with the Purchaser’s Information, a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading, (ii) any representation or warranty made by the Purchaser in Section 9 hereof being, or alleged to be, untrue or incorrect, or (iii) any failure by the Purchaser to perform its obligations under this Agreement; and the Purchaser shall reimburse the Seller, and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend any such loss, claim, damage, liability or action. The foregoing indemnity agreement is in addition to any liability which the Purchaser otherwise may have to the Seller, or any other such indemnified party,

(c)  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 13 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly (but, in any event, within 30 days) after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded that there is a conflict of interest between itself or themselves and the indemnifying party in the conduct of the defense of any claim or that the interests of the indemnified party or parties are not substantially co-extensive with those of the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties; provided, however, that the indemnifying party shall be liable only for the fees and expenses of one counsel in addition to one local counsel in the jurisdiction involved. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement or any claim or action effected without its written consent; provided, however, that such consent was not unreasonably withheld.

(d)  If the indemnification provided for in paragraphs (a) and (b) of this Section 13 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to in Section 13, then the indemnifying party shall in lieu of indemnifying the indemnified party contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Seller on the one hand and the Purchaser on the other from the purchase and sale of the Mortgage Loans, the offering of the Certificates and the other transactions contemplated hereunder. No person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

(e)  The parties hereto agree that reliance by an indemnified party on any publicly available information or any information or directions furnished by an indemnifying party shall not constitute negligence, bad faith or willful misconduct by such indemnified party.

SECTION 14.  Notices. All demands, notices and communications hereunder shall be in writing but may be delivered by facsimile transmission subsequently confirmed in writing. Notices to the Seller shall be directed to EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, TX 75067 Facsimile: (469) 759-4714, Attention, President or General Counsel and notices to the Purchaser shall be directed to Structured Asset Mortgage Investments II Inc., 383 Madison Avenue, New York, New York 10179 (Telecopy: (212-272-7206)), Attention: Baron Silverstein; or to any other address as may hereafter be furnished by one party to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt) provided that it is received on a business day during normal business hours and, if received after normal business hours, then it shall be deemed to be received on the next business day.

SECTION 15.  Transfer of Mortgage Loans. The Purchaser retains the right to assign the Mortgage Loans and any or all of its interest under this Agreement to the Trustee without the consent of the Seller, and, upon such assignment, the Trustee shall succeed to the applicable rights and obligations of the Purchaser hereunder; provided, however, the Purchaser shall remain entitled to the benefits set forth in Sections 11, 13 and 17 hereto and as provided in Section 2(a). Notwithstanding the foregoing, the sole and exclusive right and remedy of the Trustee with respect to a breach of representation or warranty of the Seller shall be the purchase or substitution obligations of the Seller contained in Sections 5 and 7 hereof.

SECTION 16.  Termination. This Agreement may be terminated (a) by the mutual consent of the parties hereto prior to the Closing Date, (b) by the Purchaser, if the conditions to the Purchaser’s obligation to close set forth under Section 10(a) hereof are not fulfilled as and when required to be fulfilled or (c) by the Seller, if the conditions to the Seller’s obligation to close set forth under Section 10(b) hereof are not fulfilled as and when required to be fulfilled. In the event of termination pursuant to clause (b), the Seller shall pay, and in the event of termination pursuant to clause (c), the Purchaser shall pay, all reasonable out-of-pocket expenses incurred by the other in connection with the transactions contemplated by this Agreement. In the event of a termination pursuant to clause (a), each party shall be responsible for its own expenses.

SECTION 17.  Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement, or contained in certificates of officers of the Seller submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans to the Purchaser (and by the Purchaser to the Trustee). Subsequent to the delivery of the Mortgage Loans to the Purchaser, the Seller’s representations and warranties contained herein with respect to the Mortgage Loans shall be deemed to relate to the Mortgage Loans actually delivered to the Purchaser and included in the Mortgage Loan Schedule and any Substitute Mortgage Loan.

SECTION 18.  Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, the Agreement shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

SECTION 19.  Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but which together shall constitute one and the same agreement.

SECTION 20.  Amendment. This Agreement cannot be amended or modified in any manner without the prior written consent of each party.

SECTION 21.  GOVERNING LAW. THIS AGREEMENT shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflict of laws principles thereof other than Section 5-1401 of the New York General Obligations Law.

SECTION 22.  Further Assurances. Each of the parties agrees to execute and deliver such instruments and take such actions as another party may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement including any amendments hereto which may be required by either Rating Agency.

SECTION 23.  Successors and Assigns.

This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and their permitted successors and assigns and, to the extent specified in Section 13 hereof, Bear Stearns, and their directors, officers and controlling persons (within the meaning of federal securities laws). The Seller acknowledges and agrees that the Purchaser may assign its rights under this Agreement (including, without limitation, with respect to the Seller’s representations and warranties respecting the Mortgage Loans) to the Trustee. Any person into which the Seller may be merged or consolidated (or any person resulting from any merger or consolidation involving the Seller), any person resulting from a change in form of the Seller or any person succeeding to the business of the Seller, shall be considered the “successor” of the Seller hereunder and shall be considered a party hereto without the execution or filing of any paper or any further act or consent on the part of any party hereto. Except as provided in the two preceding sentences, this Agreement cannot be assigned, pledged or hypothecated by either party hereto without the written consent of the other parties to this Agreement and any such assignment or purported assignment shall be deemed null and void.

SECTION 24.  The Seller. The Seller will keep in full force and effect its existence, all rights and franchises as a corporation under the laws of the State of its incorporation and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to perform its obligations under this Agreement.

SECTION 25.  Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

SECTION 26.  No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2 Please contact Bear, Stearns & Co. Inc. for Purchase Price.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION

By: ____________________________________
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By: ____________________________________
Name:
Title:

EXHIBIT 1

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser or its designee, and which shall be delivered to the Purchaser or its designee pursuant to the terms of the Agreement.

(i) The original Mortgage Note, endorsed without recourse (a) to the order of the Trustee or (b) in the case of a Mortgage Loan registered on the MERS system, endorsed in blank, in either case showing an unbroken chain of endorsements from the originator thereof to the Person endorsing it to the Trustee, or lost note affidavit together with a copy of the related Mortgage Note;

(ii) The original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or, for Mortgage Loans other than the EMC Flow Loans, if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original is not available, a copy), with evidence of such recording indicated thereon (or if the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their recording as specified in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

(iii) unless the Mortgage Loan is a MOM Loan or has been assigned in the name of MERS, a certified copy of the assignment (which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to “U.S. Bank National Association, as Trustee”, with evidence of recording with respect to each Mortgage Loan in the name of the Trustee thereon (or if (A) the original Security Instrument, assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will, upon receipt of recording information relating to the Security Instrument required to be included thereon, be delivered to recording offices for recording and have not been returned to the Seller in time to permit their delivery as specified in Section 2.01(b) of the Pooling and Servicing Agreement, the Seller may deliver a true copy thereof with a certification by the Seller, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original, which has been transmitted for recording” or (B) the related Mortgaged Property is located in a state other than Maryland or an Opinion of Counsel has been provided as set forth in Section 2.01(b) of the Pooling and Servicing Agreement, shall be in recordable form);

(iv)  all intervening assignments of the Security Instrument, if applicable and only to the extent available to the Seller with evidence of recording thereon;

(v) the original or a copy of the policy or certificate of primary mortgage guaranty insurance, to the extent available, if any;

(vi) the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance or, in the event such original title policy has not been received from the title insurer, such original title policy will be delivered within one year of the Closing Date or, in the event such original title policy is unavailable, a photocopy of such title policy or, in lieu thereof, a current lien search on the related Mortgaged Property; and

(vii) originals of all modification agreements, if applicable and available.

EXHIBIT 2

MORTGAGE LOAN SCHEDULE INFORMATION

The Mortgage Loan Schedule shall set forth the following information with respect to each Mortgage Loan:

(a) the city, state and zip code of the Mortgaged Property;

(b) the property type;

(c) the Mortgage Rate;

(d) the Servicing Fee Rate;

(e) the Master Servicer’s Fee Rate, if applicable;

(f) the LPMI Fee, if applicable;

(g) the Trustee Fee Rate, if applicable;

(h) the Net Rate;

(i) the maturity date;

(j) the stated original term to maturity;

(k) the stated remaining term to maturity;

(l) the original principal balance;

(m) the first payment date;

(n) the principal and interest payment in effect as of the Cut-off Date;

(o) the unpaid principal balance as of the Cut-off Date;

(p) the Loan-to-Value Ratio at origination;

(q) the insurer of any Primary Mortgage Insurance Policy;

(r) the MIN with respect to each MOM Loan;

(s) the Gross Margin, if applicable;

(t) the next Adjustment Date, if applicable;

(u) the Maximum Lifetime Mortgage Rate, if applicable;

(v) the Minimum Lifetime Mortgage Rate, if applicable;

(w) the Periodic Rate Cap, if applicable;

(x) the Loan Group, if applicable;

(y) a code indicating whether the Mortgage Loan is negatively amortizing;

(z) which Mortgage Loans adjust after an initial fixed rate period of one, two, three, five, seven or ten years or any other period;

(aa) the Prepayment Charge, if any;

(bb) lien position (e.g., first lien or second lien);

(cc) a code indicating whether the Mortgage Loan is has a balloon payment;

(dd) a code indicating whether the Mortgage Loan is an interest-only loan;

(ee) the interest-only term, if applicable;

(ff) the Mortgage Loan Seller; and

(gg) the original amortization term.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (n) and (o) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (c) through (h) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

EXHIBIT 3

SELLER’S INFORMATION

All information in the Prospectus Supplement described under the following Sections: “SUMMARY OF PROSPECTUS SUPPLEMENT—The Mortgage Loans,” “THE MORTGAGE POOL”, “THE SPONSOR" and “SCHEDULE A—CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS.”

EXHIBIT 4

PURCHASER’S INFORMATION

All information in the Prospectus Supplement and the Prospectus, except the Seller’s Information.

EXHIBIT 5

SCHEDULE OF LOST NOTES

Available Upon Request

EXHIBIT 6

REVISED October 20, 2006

APPENDIX E - STANDARD & POOR’S PREDATORY LENDING CATEGORIES

Standard & Poor’s has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor’s High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

Standard & Poor’s High Cost Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 et seq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 et seq. Effective June 2, 2003	Covered Loan
Colorado
Consumer Equity Protection, Colo. Stat. Ann. §§ 5-3.5-101 et seq.
Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002
Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 et seq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 et seq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 et seq. Effective October 2, 2002	High Cost Home Loan
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	High Cost Home Loan
Georgia as amended (Mar. 7, 2003 - current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 et seq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Indiana	Indiana Home Loan Practices Act, Ind. Code Ann. §§ 24-9-1-1 et seq. Effective January 1, 2005; amended by 2005 HB 1179, effective July 1, 2005.	High Cost Home Loans
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 et seq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207) and;
High APR Consumer Loan (id. §16a-3-308a)
Kentucky	2003 KY H.B. 287 - High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 et seq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9-A, §§ 8-101 et seq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 et seq. and 209 C.M.R. §§ 40.01 et seq. Effective March 22, 2001 and amended from time to time	High Cost Home Loan
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 et seq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-l Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et seq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
Rhode Island	Rhode Island Home Loan Protection Act, R.I. Gen. Laws §§ 34-25.2-1 et seq. Effective December 31, 2006.	High Cost Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan
Tennessee	Tennessee Home Loan Protection Act, Tenn. Code Ann. §§ 45-20-101 et seq. Effective January 1, 2007.	High Cost Home Loan
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

Standard & Poor’s Covered Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective November 27, 2003 - July 5, 2004	Covered Home Loan

Standard & Poor’s Home Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan
Revised 10/20/06

SCHEDULE A

REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES

Public Certificates

Class	S&P	Moody’s
Class I-A1-1	AAA	Aaa
Class I-A1-2	AAA	Aaa
Class I-A1-3	AAA	Aaa
Class I-A1-4	AAA	Aaa
Class I-A1-5	AAA	Aaa
Class I-A2-1	AAA	Aaa
Class I-A2-2	AAA	Aaa
Class II-A1-1	AAA	Aaa
Class II-A2-1	AAA	Aaa
Class B-1	AA	Aa2
Class B-2	A	A2
Class B-3	BBB	Baa2
Class BX	AA	Aa2
Class X	AAA	Aaa
Class PO	AAA	Aaa

None of the above ratings have been lowered since the respective dates of such letters.

Private Certificates

Class	S&P	Moody’s
Class B-4	BB	--
Class B-5	B	--
Class B-6	--	--

None of the above ratings have been lowered since the respective dates of such letters.

SCHEDULE B

MORTGAGE LOAN SCHEDULE

[Provided upon request]

EXHIBIT I-1

CHEVY CHASE SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

CHEVY CHASE BANK, F.S.B.
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of July 1, 2001

(Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files;
Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts;
Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the
Custodial Account
Section 4.06	Establishment of Escrow Accounts;
Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other
Charges; Maintenance of Primary Mortgage
Insurance Policies; Collections Thereunder

Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment
Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions
Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release
of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public
Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably
Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination
Section 10.02	Termination Without Cause

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution

EXHIBITS

A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment and Assumption Agreement
E	[reserved]
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001 and is executed between EMC Mortgage Corporation, as Purchaser (the "Purchaser") and Chevy Chase Bank, F.S.B., as the Company (the “Company”).

W I T N E 60;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis, pursuant to the terms of a letter agreement dated as of June 29, 2001 by and between the Company and the Purchaser (the "Confirmation").

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with FNMA or Freddie Mac servicing practices and procedures, for MBS pool mortgages, as defined in the FNMA or Freddie Mac Guides including future updates.

Adjustment Date: As to each Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agency Guide: The FNMA Guides or the Freddie Mac Guides.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as of the Origination Date as the value of the Mortgaged Property.

Assignment: An assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan, or a notice of transfer or equivalent instrument delivered in accordance with the MERS requirements.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or Maryland, or (iii) a day on which banks in the State of New York or Maryland are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan or pool of Mortgage Loans, the date stated on the related Term Sheet.

Code: The Internal Revenue Code, as amended (the “Code”).

Company: Chevy Chase Bank, F.S.B., its successor in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Assistant Vice President, Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: As defined in the Recitals to this Agreement.

Conversion Feature: A provision whereby the Mortgagor may elect to convert to a fixed Mortgage Interest Rate pursuant to the terms set forth in the Mortgage Note.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (a) within FDIC insured accounts (or other accounts with comparable insurance coverage acceptable to the Rating Agencies) created, maintained and monitored by the Company so that all funds deposited therein are fully insured, (b) with the corporate trust department of a financial institution assigned a long-term debt rating of not less than Baa3, and a short term debt rating of P3, from Moody's Investors Services and, if ownership of the Mortgage Loans is evidenced by mortgaged backed securities, the equivalent required ratings of the Rating Agencies, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company and of any creditors or depositors of the institution in which such account is maintained or (c) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (b) or (c) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: Chevy Chase Bank, F.S.B., or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of the Rating Agencies; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of the Rating Agencies.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan.

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

FNMA: The Federal National Mortgage Association, or any successor thereto.

FNMA Guides: The FNMA Seller's Guide and the FNMA Servicer's Guide and all amendments or additions thereto.

Freddie Mac Guides: The Freddie Mac Seller’s Guide and the Freddie Mac Servicer’s Guide and all amendments or additions thereto.

GAAP: Generally accepted accounting principles,
consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: On each Adjustment Date, the applicable index shall be the six month London Interbank Offered Rate (LIBOR) as published in the Wall Street Journal. For purposes of determining the Index, for each Adjustment Date LIBOR shall be the most recent figure available as of the first business day of the month immediately preceding the Adjust-ment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lifetime Rate Cap: As to each Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan which is 600 basis points (6%) above the initial Mortgage Interest Rate.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

MERS: Mortgage Electronic Registration Systems, Inc.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Premium.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity or the remaining months to maturity from the related Cut-off Date, in any case based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(7) the Sales Price, if applicable, appraised value and Loan-to-Value Ratio, at origination;

(8) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Periodic Rate Cap and the Lifetime Rate Cap;

(9) the Origination Date of the Mortgage Loan; the stated maturity date; and the amount of the Monthly Payment at origination;

(10) the amount of the Monthly Payment as of the related Cut-off Date;

(11) the original principal amount of the Mortgage Loan;

(12) the principal balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(13) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(14) a code indicating the documentation style (i.e. full, alternative or reduced);

(15) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received thirty (30) or more days after its Due Date;

(16) the date on which the first payment is or was due;

(17) a code indicating whether or not the Mortgage Loan is the subject of Primary Mortgage Insurance;

(18) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(19) actual next due date as of the Cutoff Date;

(20) product type; and

(21) Lender Paid Mortgage Insurance Rate.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5) the weighted average months to next Adjustment Date.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located, which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President, Assistant Vice President or a Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan closed and funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the closing and funding of the debt being refinanced, but rather the closing and funding of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, its successors and assigns.

Periodic Rate Cap: As to each Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, starting with the second Adjustment Date, which is 200 basis points (2%) above or below, respectively, the Mortgage Interest Rate in effect during the immediately preceding 12 month period. As to the first Adjustment Date, the maximum increase or decrease in the Mortgage Interest Rate is 300 basis points (3%) above or below, respectively, the Mortgage Interest Rate in effect during the immediately preceding fixed-rate period.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability corporation, trust, unincorporated organization or government or any agency or political subdivision thereof.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by FNMA or FHLMC.

Rating Agencies: Standard & Poor's Ratings Services, Moody's Investor Service or, in the event that some or all of ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the outstanding principal balance of the Mortgage Loan, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the date of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate, and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company, as Company, with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

Servicing Fee Rate: The Servicing Fee Rate shall be a rate per annum equal to 37.5 basis points.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals or microfilmed copies of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate principal balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the Closing Date, with servicing retained by Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least one (1) Business Day prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected. The initial principal amount of the Mortgage Loans shall be the aggregate principal balance of the Mortgage Loans, so computed as of the related Cut-off Date.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the current principal amount of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer to the Company after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals or microfilmed copies of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of FNMA or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by FNMA or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that (i) the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company and the Company, and (ii) in no event shall there be more than three (3) Persons at any given time having the status of "Purchaser" hereunder. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7) and (8) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than one (1) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. The Company shall continue to use its best efforts to effect delivery within 210 days of the related Closing Date.

The Company shall pay all initial recording fees, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee, including any fees, costs or expenses related to the registration of the Mortgage Loans with MERS, if applicable. The Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within two weeks of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 120 days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, in the form of Exhibit G attached hereto, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 No Commission.

The Company and the Purchaser agree that no broker, Investment Banker, agent or other person (including but not limited to Purchaser) is entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) Chevy Chase Bank, F.S.B. is a federally chartered savings bank duly organized, validly existing and in good standing and has all licenses and qualifications necessary to carry out its business as now being conducted, and in any event the Company is in compliance with the applicable laws of any state to the extent necessary to ensure the enforceability of each Mortgage Loan in accordance with the terms of this Agreement; the Company is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no unresolved demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment of Mortgage to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms; the Company has the full power and authority and legal right to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement nor the related Term Sheet, nor the origination of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's or the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which they are bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or to the Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement or the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement and the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement and the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company, and any prior originator or Company with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. With respect to escrow deposits and payments that the Company, on behalf of the investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) The Company is an approved Seller/Servicer of residential mortgage loans for FNMA, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for FNMA and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either FNMA or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement and the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company or Company pursuant to this Agreement and the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement and the related Term Sheet. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  If requested by the Purchaser, the Company shall have delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. If so, all such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement and the related Term Sheet; and

(o)  Neither the Company nor the Purchaser have dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

Section 3.02    Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate principal balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding balances of the Mortgage Loans as of the Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate principal balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrant to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors.

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date, the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan; and, as of the related Closing Date, there has been no more than one delinquency during the related preceding twelve-month period, and such delinquency did not last more than 30 days;

(d) There are no defaults by the Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the FNMA or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the FNMA or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and on the date of origination contained a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to FNMA or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under FNMA or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company, the Mortgagor, or, to the best of Company's knowledge, on the part of any other party involved in the origination of the Mortgage Loan. Either the borrower or a guarantor is a natural person. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage (including any fees, costs or expenses related to the registration of the Mortgage Loans with MERS, if applicable) were paid or are in the process of being paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to FNMA or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to FNMA or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, are the sole insureds of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the related Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Notes and Mortgages are on forms generally acceptable in the industry. The Mortgage Loan bears interest at an adjustable rate as set forth in the Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) No Mortgaged Property has been materially damaged by waste, fire, earthquake, earth movement, windstorm, tornado, flood or other casualty. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has been and there currently is, no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of FNMA or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to FNMA or FHLMC and was made by a Qualified Appraiser;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain “balloon” or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, to the best of the Company's knowledge, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or condition with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) [reserved]

(bb) [reserved]

(cc) [reserved]

(dd) [reserved]

(ee) None of the Mortgage Loans have a Loan-to-Value Ratio greater than 95%;

(ff) For all of the Mortgage Loans, based on representations made by the Mortgagor at the time of origination, all of the Mortgaged Properties are occupied as the Mortgagor's primary residence. To the best of the Company's knowledge, the Mortgaged Property is lawfully occupied under applicable law;

(gg) In the event the Mortgage Loan has an LTV greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan is and will be insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. The Mortgage Loan Remittance Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

(hh) The assignment of Mortgage (unless the Mortgage is registered with MERS in accordance with Subsection 2.07) is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. Any Assignments of Mortgage registered with MERS in accordance with Subsection 2.07 have been assigned a valid mortgage identification number by MERS. Company is an approved MERS participant. Any and all costs, fees and expenses associated with the registration of the Mortgages with MERS and the transfer of the Mortgage Loans on the MERS system to Purchaser have been paid by Company and Purchaser shall not be responsible for any such costs, fees and expenses;

(ii) The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, to the best of the Company's knowledge, no portion of any Mortgaged Property is used for commercial purposes;

(jj) Except for the Mortgage Loans indicated on the Mortgage Loan Schedule which require interest-only payments until the first Adjustment Date and both interest and principal payments after such Adjustment Date (the “Interest Only Mortgage Loans”), principal payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal (other than with respect to the Interest Only Mortgage Loans) and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears, sufficient to amortize the Mortgage Loan fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(kk) As of the date of origination and to the best of Company’s knowledge, as of the related Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(ll) If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimis planned unit development), such condominium or planned unit development project meets Company's eligibility requirements as set forth in Exhibit H;

(mm) To the best of Company’s knowledge, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; to the best of Company's knowledge, there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company does not have any knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo) No Mortgage Loan is currently a construction or rehabilitation Mortgage Loan or facilitates the trade-in or exchange of a Mortgaged Property;

(pp) No action has been taken or failed to be taken by Company, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or for any other reason under such coverage;

(qq) Each Mortgage Loan has been serviced in all material respects in compliance with Accepted Servicing Practices;

(rr) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority. No Mortgaged Property is a timeshare; and

(ss) Each Mortgage Note, each Mortgage, each Assignment of Mortgage and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and, at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty days of the earlier of either discovery by or notice to the Company of such breach, all affected Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and, at Purchaser’s sole option, within one hundred twenty (120) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan; provided however, that in the event that any Mortgage Loan was part of a securitization, notwithstanding any contrary provision of this Agreement, no substitution shall be made. Any substitute Mortgage Loan shall be acceptable to Purchaser. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substituted date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

Section 3.04 Representations and Warranties of the Purchaser.

Purchaser represents, warrants and covenants to Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)
Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in and is in good standing under the laws of each state in which the business transacted by it or the character of the properties owned or leased by it requires such qualification.

(b)
Purchaser has the full power an authority to perform, and to enter into and consummate, all transactions contemplated by this Agreement and the related Term Sheet. Purchaser has the full power and authority to purchase and hold each Mortgage Loan.

(c)
Neither the acquisition of the Mortgage Loans by Purchaser pursuant to this Agreement and the related Term Sheet, the consummation of the transactions contemplated hereby, nor the fulfillment of or the compliance with the terms and conditions of this Agreement and the related Term Sheet, will conflict with or result in a breach of any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or result in a material breach of any legal restriction or any material agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a material default or result in an acceleration under any of the foregoing, or result in the violation of any material law, rule, regulation, order, judgment or decree to which Purchaser or its property is subject;

(d)
There is no action, suit, proceeding, investigation or litigation pending or, to the Purchaser’s knowledge, threatened, which either in any one instance or in the aggregate, if determined adversely to Purchaser would adversely affect the purchase of the Mortgage Loans by Purchaser hereunder, or Purchaser’s ability to perform its obligations under this Agreement and the related Term Sheet; and

(e)
No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by Purchaser of or compliance by Purchaser with this Agreement and the related Term Sheet or the consummation of the transactions contemplated by this Agreement and the related Term Sheet (including, but not limited to, any approval from HUD), or if required, such consent, approval, authorization or order has been obtained prior to the related Closing Date.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as an independent contractor, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the FNMA Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Agency Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy issuer, if required. In no event shall Company be obligated to repurchase a Mortgage Loan due to the exercise of any Conversion Feature.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement, Purchaser shall be deemed to have given consent in connection with respect to a particular matter if Purchaser does not affirmatively grant or deny consent within 5 Business Days from the date Purchaser receives a written request for consent for such matter from Company as Company.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to restoration expenses in excess of five thousand dollars ($5,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and prior to the rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90 days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

In the event that a Mortgage Loan becomes REO Property, such property shall be disposed of by Company, with the consent of Purchaser as required pursuant to this Agreement, within two years after becoming an REO Property. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale, and if such REO Property has been securitized, the Company shall consult with any applicable master servicer with respect to such securitization so that the foregoing will be in compliance with the applicable securitization’s structure. Moreover, pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, if such REO Property has been securitized, the Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code after consultation with the applicable master servicer for the related securitization.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with the Company's normal servicing procedures, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) Intentionally Omitted;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor;

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of: amortization schedule fees, fees for copies of canceled escrow checks, escrow analysis and loan documents, credit verification fees, fees for property inspections for defaults and lost drafts, fees for fax copies, partial release fees, nsf fees, speed pay fees, subordination fees and wire
Fees, as well as late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv).

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03 or Section 3.04, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the FNMA Guides or as otherwise set forth in this Agreement or the related Term Sheet, it being understood that for those Mortgage Loans in foreclosure, Company shall recover for Servicing Advances and Servicing Fees through the completion of foreclosure and disposition of the REO Property; such recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 or Section 3.04 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii)to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii)to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation; provided, however that any such lender paid mortgage insurance coverage may also be terminated without approval by Purchaser in the event that such coverage is terminated in accordance with the Mortgagor’s Mortgage Note, Mortgage, or any riders or addenda thereto. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as Company, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to FNMA or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to FNMA or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the FNMA Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the FNMA Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to FNMA or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by FNMA in the FNMA Guide. The Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days' prior written notice to the Purchaser. The Company shall notify the Purchaser within thirty business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the FNMA Guides of each acquisition of REO Property upon such acquisition, together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. The fee for such administrative services (the “Administrative Fee”) shall be $1,500 to be paid upon liquidation of the REO Property. No Servicing Fee shall be assessed on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the FNMA Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser at Purchaser’s request.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the FNMA Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions). Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees, in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05, and, only to the extent the related REO Property was not liquidated prior to Company’s termination, any Administrative Fee prorated based on the following ratio: (1) the total number of months the Company serviced it as REO Property to (2) the total number of months from completion of foreclosure to completion of liquidation of the REO Property. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the related Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the related Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, which report, in hard copy, shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser (such approval not to be unreasonably withheld), will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement. Purchaser shall be deemed to have consented to any assumption for which Purchaser was given notification and requested to consent, but for which neither a consent nor an objection was given by Purchaser within five Business Days of such notification.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the FNMA Guides. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than three Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges and other ancillary fees shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser as of September 30th of each year, beginning with 2001, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding fiscal year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within one hundred twenty (120) days of Company's fiscal year end the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements upon execution by Purchaser of an agreement to keep confidential the contents of such financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY COMPANY

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above; provided, however, that prior to furnishing such statements or information to any prospective purchaser, the Company may require such prospective purchaser to execute a confidentiality agreement in a form satisfactory to the Company.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE COMPANY

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any reasonable written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

Unless the Purchaser is notified in writing that the Company intends to change its status as a federal savings bank (such notice shall be given by the Company to Purchaser one month prior to such change), the Company will keep in full effect its existence, rights and franchises as a federal savings bank under federal law except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a FNMA or FHLMC approved Seller/Servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement as set forth in Section 10.02, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two Business Days after the earlier of the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or the date upon which such non-payment is discovered by Company; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by both FNMA and FHLMC as a mortgage loan Company and Company for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with or without cause under the terms of this Agreement.

Section 10.02 Termination Without Cause.

The Purchaser may, at its sole option, terminate any rights the Company may have hereunder, without cause, upon no less than 90 days written notice. Any such notice of termination shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement. In the event of such termination, the Purchaser agrees to pay, as liquidated damages, a sum equal to three percent (3.0%) of the aggregate unpaid principal balance of the Mortgage Loans.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii) or 10.02, the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The Company shall be compensated in accordance with this Agreement up until the effective date of its termination or resignation. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01, 10.01, or 10.02 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor Company.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement and the related Term Sheet may be amended from time to time by the Company and the Purchaser only by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)             if to the Company:
Chevy Chase Bank, F.S.B.
7501 Wisconsin Avenue, West Tower, 6th Floor
Bethesda, MD 20814
Attention: Michael Drayne

With copy to:
Keith McLendon, Esq.
Deputy General Counsel
7501 Wisconsin Avenue, West Tower, 13th Floor
Bethesda, MD 20814

and:

Vicki Parry
Loan Servicing Manager
6151 Chevy Chase Drive
Laurel, MD 20707

(ii)           if to the Purchaser:
EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irvine, Texas 75038
Attention: Edward Raice

with copy to: EMC Mortgage Corporation, General Counsel

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)   the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party, in addition to consumer information some of which information may be deemed confidential pursuant to the Gramm-Leach-Bliley Act (Pub. L. 106-102). Each party agrees to keep all such non-public information strictly confidential (and shall require any third party which receives any such confidential information to keep such information confidential), and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. However, in no event shall there be more than three (3) Persons at any given time having the status of "Purchaser" hereunder.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein or in the Confirmation. This Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement and the related Term Sheet, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Company's behalf, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company and Company under this Agreement and the related Term Sheet shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement or the related Term Sheet;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement and the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms of this Agreement and the related Term Sheet;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement and the related Term Sheet, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement and the related Term Sheet, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer");

however, in no event shall there be more than three (3) persons at any given time having the status of "Purchaser" hereunder.

The Company agrees to execute in connection with any agreements between the Purchaser and the Company in connection with a Whole Loan Transfer, a Company's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement and the related Term Sheet.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement (provided that with respect to those representations and warranties set forth in Section 3.02, the Company shall only restate those representations and warranties that relate in any way to the Mortgage Loan (or any set of facts with respect thereto) as of origination and any representations and warranties that relate to the servicing of such Mortgage Loan as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such Company or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:
Name:	Virginia Darrow
Title:	Attorney in Fact

CHEVY CHASE BANK, F.S.B. Company

By:
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". In the event that the original Mortgage Note is lost, a lost note affidavit may be provided.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. At Purchaser’s option, the Company shall either deliver (i) the original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording; or (ii) if the Assignment of Mortgage is issued in accordance with MERS requirements, Company shall cause each Mortgage Loan to be registered with MERS in the name of Purchaser (or as otherwise directed by Purchaser). If an Assignment of Mortgage is issued in accordance with (i) above, and if the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]".

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

10. Residential loan application.

11. Uniform underwriter and transmittal summary (FNMA Form 1008) or reasonable equivalent.

12. Credit report on the mortgagor.

13. Business credit report, if applicable.

14. Residential appraisal report and attachments thereto.

15. The original of any guarantee executed in connection with the Mortgage Note.

16. Verification of employment and income except for Mortgage Loans originated under a Limited Documentation Program, all in accordance with Company's underwriting guidelines.

17. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

18. Photograph of the Mortgaged Property (may be part of appraisal).

19. Survey of the Mortgaged Property, if any.

20. Sales contract, if applicable.

21. If available, termite report, structural engineer’s report, water portability and septic certification.

22. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

23. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

To:          Chevy Chase Bank, F.S.B.
_____________________
_____________________

(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number _____________ at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT

To:          Chevy Chase Bank, F.S.B.
_____________________
_____________________

(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of July 1, 2001, Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as " Chevy Chase Bank, F.S.B., in trust for EMC Mortgage Corporation, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________________ , at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above.

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT, dated ___________________, between __________________, a _____________________ corporation("Assignor") and _____________________, a __________________ corporation ("Assignee"):

For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.             The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under (a) those certain Mortgage Loans listed on Exhibit A attached hereto (the "Mortgage Loans") and (b) that certain Purchase, Warranties and Servicing Agreement, Adjustable Rate Mortgage Loans (the "Purchase, Warranties and Servicing Agreement"), dated as of July 1, 2001 by and among EMC Mortgage Corporation ("Purchaser"), and Chevy Chase Bank, F.S.B. (the "Company") with respect to the Mortgage Loans.

The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the Purchase, Warranties and Servicing Agreement which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment and Assumption Agreement.

2.             The assignor warrants and represents to, and covenants with, the Assignee that:

a. The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b. The Assignor has not received notice or, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the Purchase, Warranties and Servicing Agreement or the Mortgage Loans;

c. The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Purchase, Warranties and Servicing Agreement or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the Purchase, Warranties and Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the Purchase, Warranties and Servicing Agreement, or the Mortgage Loans; and

d. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made by general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933 (the "1933 Act") or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

3.             The Assignee warrants and represents to, and covenants with, the Assignor and the Company that:

a. The Assignee is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to acquire, own and purchase the Mortgage Loans;

b. The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The execution, delivery and performance of the Assignee of this Assignment and Assumption Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms;

c. To the best of Assignee's knowledge, no material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

d. The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Purchase, Warranties and Servicing Agreement and the Mortgage Loans, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor's obligations as Purchaser thereunder, with respect to the Mortgage Loans;

e. The Assignee understands that the Mortgage Loans have not been registered under the 1933 Act or the securities laws of any state;

f. The purchase price being paid by the Assignee for the Mortgage Loans is in excess of $250,000 and will be paid by cash remittance of the full purchase price within sixty (60) days of the sale;

g. The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person;

h. The Assignee considers itself a substantial, sophisticated institutional investor having such knowledge and financial and business matters that it is capable of evaluating the merits and the risks of investment in the Mortgage Loans;

i. The Assignee has been furnished with all information regarding the Mortgage Loans that it has requested from the Assignor or the Company;

j. Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, an interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the 1933 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

k. Either: (1) the Assignee is not an employee benefit plan ("Plan") within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a plan (also "Plan") within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 ("Code"), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee's purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

Distributions shall be made by wire transfer of immediately available funds to _____________________________
for the account of _________________________________________
account number ___________________________________________________. Applicable statements should be mailed to ____________________
_____________________________________________________________.

Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Chevy Chase Bank, F.S.B., 7501 Wisconsin Avenue, Bethesda, MD 20814, Attention: _______________. In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the Company at the aforementioned address.

The Assignor's address for purposes for all notices and correspondence related to the Mortgage Loans and this Agreement is:

Attention: _________________

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

Assignor	Assignee

By:	By:
Its:	Its:

Tax Payer Identification No.:	Tax Payer Identification No.:

Acknowledged:

Chevy Chase Bank, F.S.B.

By:___________________________
Its:__________________________

EXHIBIT E

RESERVED

EXHIBIT F

RESERVED

EXHIBIT G

REQUEST FOR RELEASE/RETURN OF DOCUMENTS

To Custodian/Name:
Address:
Date:

In connection with the administration of the pool of mortgages held by you in custody for _______________ (“Owner”), the undersigned (the “Company”) requests the release of the mortgage documents for the mortgage described below for the reason indicated.

Property address:
Pool number:
Lender loan number:

Original Mortgage Amount………………………………….$
Date of Original Mortgage…………………………………..
Interest Rate………………………………………………………
Monthly Fixed Installment (P&I)…………………………...
Paid Through Date………………………………………………..

REASON FOR REQUESTING DOCUMENTS (Check one of the items below):

____   On __________ (date), the above captioned mortgage loan was paid in full or the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required to be paid have been or will be deposited in the Custodial Account as required.

____   The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Owner in the event of reinstatement.

____   Other (explain)
_________________________________________________
_________________________________________________

TO CUSTODIAN: PLEASE ACKNOWLEDGE RELEASE OF THE DOCUMENTS BY YOUR SIGNATURE.

Lender Number: 149020004
Lender Address: 6151 Chevy Chase Drive, Laurel, MD 20707, Telephone No: (800) 933-9100

Acknowledged:

By Custodian:	By Lender:
CHEVY CHASE BANK, F.S.B.

Authorized Signature	Authorized Signature
Name:	Name:
Date:	Date:

TO CUSTODIAN: PLEASE ACKNOWLEDGE RETURN OF THE DOCUMENTS BY YOUR SIGNATURE.

Acknowledged:

By Custodian:	Reason For Returning Documents (check one):

Loan was reinstated
Authorized Signature
Name:
Date:	Other: (Explain)

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between and Chevy Chase Bank, F.S.B., a federal savings bank, located at 7700 Old Georgetown Road, Bethesda, MD 20814 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irvine, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of July 1, 2001, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.             Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions:

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans:

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT NO. 1 TO PURCHASE, WARRANTIES AND SERVICING AGREEMENT

THIS AMENDMENT NO. 1, effective as of January 13, 2003, amends the Purchase, Warranties and Servicing Agreement by and between EMC Mortgage Corporation (the “Purchaser”) and Chevy Chase Bank, F.S.B. (the “Company”), previously entered into as of July 1, 2002 (the “Agreement”).

RECITALS

WHEREAS, the Company sells to the Purchaser, and the Purchaser purchases from the Company, from time to time, pursuant to the Agreement, certain conventional residential Mortgage Loans, including all Servicing Rights related thereto; and

WHEREAS, in connection with future sales of Mortgage Loans to the Purchaser, the Company and the Purchaser wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser and the Company agree to amend the Agreement as follows:

1.  Section 1.01 of the Agreement shall be amended as follows: (a) The definitions of Cash-Out Refinancing and Rate/Term Refinancing shall be added.

“Cash-Out Refinancing: As defined in the Fannie Mae Guide under the heading Cash-Out Refinance.”

“Rate/Term Refinancing: As defined in the Fannie Mae Guide under the heading Limited Cash-Out Refinance.”

(b) Item (16) of the definition of “Mortgage Loan Schedule” shall be revised as follows: “(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, Cash-Out Refinancing, Rate/Term Refinance);”

2. The second sentence of Section 3.02 (h) of the Agreement shall be deleted in its entirety and replaced with the following: “None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a “high cost”, “covered”, or “predatory” loan under any other state, federal or local law or regulation or ordinance, including, but not limited to, the States of Georgia or North Carolina, or the City of New York.”

3. All other terms and conditions of the Agreement remain unchanged and in full force and effect.

4. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed and delivered by their proper and duly authorized officers as of the day and year first above written.

EMC Mortgage Corporation	Chevy Chase Bank, F.S.B.

BY:	BY:
NAME:	NAME:

ITS: (Title)	ITS: (Title)

AMENDMENT NUMBER TWO
to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of February 1, 2006

between

EMC MORTGAGE CORPORATION,
as Purchaser

and

CHEVY CHASE BANK, F.S.B,
as Company

This AMENDMENT NUMBER TWO (this “Amendment”) is made and entered into this 31st day of January, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and Chevy Chase Bank, F.S.B., as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS,  the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement or Regulation AB as applicable.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction and as identified in writing to the Company as the depositor for such Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents and as identified in writing to the Company as the depositor for such Securitization Transaction.

Nonrecoverable Advance: Any portion of a Monthly Advance or Servicing Advance previously made or proposed to be made by the Company pursuant to this Agreement, that, in the good faith judgment of the Company, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds or otherwise with respect to the related Mortgage Loan.

Originator: A bank, savings and loan, or mortgage banker that creates a mortgage secured by a borrower’s residential real property and sells such mortgage in the secondary market.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company. For the avoidance of doubt, a “Qualified Correspondent” includes a “table broker” or mortgage lender that originates loans underwritten and funded by the Company or an Affiliate of the Company.

Reconstitution Agreement: Any servicing agreement relating to a Reconstitution.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit M and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit M).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company, and shall not include a mortgage broker that does not fund loans.

3. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Subservicer in Section 1.01 and replacing it with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term “Subservicer” shall not include any master servicer, or any special servicer engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any “back-up servicer” or trustee performing servicing functions on behalf of a Securitization Transaction.

4. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5. Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(n) as follows (new text underlined):

(n) If requested by the Purchaser, the Company shall have delivered to the Purchaser the Company’s financial statements, for its last two complete fiscal years. If so, all such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information last provided to the Purchaser that would have a material adverse effect on its ability to perform its obligations under this Agreement and the related Term Sheet;

6. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and with respect to the representations (1)-(5) only if the Company is a “servicer” within the meaning of Item 1108(a)(3) of Regulation AB, and with respect to representation (6) only if the Company meets the requirements for disclosure under Item 1117 of Regulation AB, and with respect to representation (7) only if the Company meets the requirements for disclosure under Item 1119 of Regulation AB and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company; (3) the Company has not been terminated as Servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

7. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(q):

(q) If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties, if any, set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

8. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(r):

(r) Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause each Subservicer and Third-Party Originator to), provided that the Company (and each Subservicer and Third-Party Originator, as the case may be) meets the disclosure requirements of Items 1117 and 1119 of Regulation AB, as the case may be, for such disclosure period (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any legal proceedings pending, or known to be contemplated by governmental authorities against the Company, any Subservicer or any Third-Party Originator that could reasonably be expected to be material to investors in securities in such Securitization Transaction, (B) any known affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator 9provided that the requesting party identify, in writing, such parties by name) and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other transaction party identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3.01(r), other than those pursuant to Section 3.01(r)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

9. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(s):

(s) As a condition to the succession to the Company or any Subservicer as Servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor and agreed to by the Company, all information reasonably requested by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

10. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(tt):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

11.  Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following after the second sentence of the first paragraph of Section 4.01:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

12. Article IV of the Agreement is hereby amended effective as of the date hereof by adding this paragraph to the end of Section 4.02:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan.

13. Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use delinquency recognition policies as described to and approved by the Purchaser, and shall revise these policies as requested by the Purchaser from time to time.

14. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii) the beginning and ending balances of the Custodial Account and Escrow Account;

(ix) the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi) with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company during the prior distribution period;

(xiii) with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii) a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii) with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

(xix) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information reasonably known or available to the Company that is related to Company’s performance of such servicing functions and that is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB, as amended from time to time. The Company shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit N, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings that any governmental taxing authority requires the Company to deliver to such taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

15.   Article V of the Agreement is hereby amended effective as of the date hereof by deleting the last paragraph of Section 5.03 in its entirety and replacing it with the following:

The Company’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loans, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be a Nonrecoverable Advance. In such event, the Company shall deliver to the purchaser an Officer’s Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are Nonrecoverable Advances.

16.   Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2007, an Officer’s Certificate reasonably acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to the signatory thereof, that (i) a review of the servicing activities of the Company during the preceding calendar year and of servicing performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its servicing-related obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an officer’s certificate (an “Annual Certification”) of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1 of each calendar year beginning in 2007, an officer of the Company shall execute and deliver an Annual Certification to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates that are transaction parties and the officers, directors and agents of any such entities that may rely on such Annual Certification in the fulfillment of their obligations with respect to Regulation AB, in the form attached hereto as Exhibit K. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c) If the Company cannot deliver the related Annual Statement of Compliance or Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance or Annual Certification, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company except for compensation and rights arising prior to such termination. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

17. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

18. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each Subservicer to Servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit M hereto delivered to the Purchaser concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.19 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company except for compensation and rights arising prior to such termination. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

Notwithstanding anything in this Agreement to the contrary, the Company will only be required to deliver an Assessment of Compliance and Attestation Report when it is not “participating in the servicing function” within the meaning of Item 1122 of Regulation AB including Instruction 2 thereof upon prior written notice by the Purchaser that any Master Servicer has requested such information.

19. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04, 6.07, 11.18, 11.19 and Exhibit J of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or any Depositor shall exercise its right to request or require delivery of information or other performance under these provisions other than in good faith and as is reasonable, or for purposes other than compliance with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder that are applicable to any Securitization Transaction. The Company, the Purchaser, the Master Servicer and any Depositor acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff or consensus among participants in the asset-backed securities markets, and agrees to negotiate in good faith with the Purchaser, Master Servicer or any Depositor, upon a request made in good faith regarding the Company’s delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Company shall cooperate with the Purchaser to deliver to the Purchaser (including any of its assignees or designees that are parties to the relevant transaction) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith and reasonable determination of the Purchaser, Master Servicer or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

20. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) may, in addition to whatever rights the Purchaser or Master Servicer may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor Servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same except for compensation and rights arising prior to such termination.

21. Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as Servicer for cause and the transfer of servicing of the Mortgage Loans to a successor Servicer due to such termination for cause. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

22. Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any Servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties (including the Company), and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties and the Company, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit J hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and, at the Purchaser’s expense due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser subject to the limitations of this Section 11.18; and (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such Servicer or issuer, as the case may be, and any other participants in such Reconstitution upon the Purchaser’s request and subject to the limitations of this Section 11.18:

(i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii) within 5 Business Days after request by the Purchaser, the information with respect to the Company (as Originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit L for convenience of reference only. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) within 5 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) provided, however, that Seller shall not be required to provide Static Pool Information with respect to mortgage loans originated prior to January 1, 2006 pursuant to Item 1105(f) of Regulation AB; provided, further, however that Seller shall provide such information if it becomes reasonably available to Seller. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content and presentation of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format as customarily provided by Seller or if Seller does not customarily provide such information as reasonably required by the Purchaser or the Depositor, as applicable and agreed to by the Company;

(v)    within 5 Business Days after request by the Purchaser, information with respect to the Company (as Servicer) as required by Item 1108(b) and (c) of Regulation AB, and provided the Company (as Servicer) meets the criteria in Item 1108(a)(3). A summary of the requirements of Item 1108(b) and (c) of Regulation AB is attached hereto as Exhibit L for convenience of reference only. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi)  within 5 Business Days after request by the Purchaser,
(a) if the Company (or Third-Party Originator of Subservicer as the case may be) meets the disclosure criteria of Item 1117 of Regulation AB, information regarding any legal proceedings pending (or known to be contemplated by governmental authorities) against the Company (as Originator and as Servicer) and each Third-Party Originator of the Mortgage Loans and each Subservicer that could be material to investors in the Securities issued in the related Securitization Transaction, a summary of the requirements of Item 1117 of Regulation AB as of the date hereof is attached hereto as Exhibit L for convenience of reference only;
(b) if the Company (or Third-Party Originator of Subservicer as the case may be) meets the disclosure criteria of Item 1119 of Regulation AB, information regarding affiliations with respect to the Company (as Originator and as Servicer) and each Third-Party Originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of Item 1119(a) of Regulation AB as of the date hereof is attached hereto as Exhibit L for convenience of reference only; and
(c) if the Company (or Third-Party Originator of Subservicer as the case may be) meets the disclosure criteria of Item 1119 of Regulation AB,information regarding relationships and transactions with respect to the Company (as Originator and as Servicer) and each Third-Party Originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of Item 1119(b) and (c) of Regulation AB as of the date hereof is attached hereto as Exhibit L for convenience of reference only; and

(vii) if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) Following the date of any Pass-Through Transfer after January 1, 2006 containing Mortgage Loans and for the period while such Mortgage Loans are in any Pass-Through Transfer, the Purchaser agrees to furnish to the Company, within forty-five (45) days of the close of each related month, on a monthly basis, loan level performance information regarding the related Mortgage Loans, including delinquency, foreclosure and loss data, but excluding any personal borrower information, which Purchaser deems necessary for the Company’s compliance with Regulation AB, and to be used by the Company solely on an aggregate basis for Regulation AB disclosure purposes. The preceding sentence shall only apply to Mortgage Loans for which Purchaser is the Servicer; provided, however, that if Purchaser is no longer the Servicer of the related Mortgage Loans, the Purchaser shall use its best efforts to require the new Servicer to provide such information. The Company agrees that the Purchaser may thereafter provide updated performance information on the Mortgage Loans for any previous period.

(ix) If so requested, in writing, by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to), provided that the Company (and each Subservicer and Third-Party Originator, as the case may be) meets the disclosure requirements of items 1117 and 1119 of Regulation AB, as the case may be, for such disclosure period (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any legal proceedings pending, or known to be contemplated by governmental authorities against the Company, any Subservicer or any Third-Party Originator that could be material to investors in the securities issued in such Securitization Transaction that develop following the closing date of such Securitization Transaction, (B) any known affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties (provided that the requesting party identify, in writing, such parties by name) specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships. The obligations of the Company under this paragraph (ix) with respect to a Securitization Transaction shall terminate upon the termination of the Purchaser’s and Depositor’s reporting obligations under the Exchange Act with respect to such securitization;

(x) As a condition to the succession to the Company or any Subservicer as Servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x) In addition to such information as the Company, as Servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events with respect to such Mortgage Loans serviced by the Company along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit L and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, the Depositor, and the Master Servicer, and each of their respective affiliates including as applicable each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser with respect to such Pass-Through Transfer, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain (each, a “Regulation AB Loss”) arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by the Company or by another third-party on the direction of the Company, or provided under this Section 11.18 by or at the direction of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.19 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

In the case of any claim involving Regulation AB Losses instituted involving any untrue statement of a material fact alleged to be contained in any Company Information, the Purchaser shall notify the Company and the Company may, but only with the written approval of the Purchaser in the Purchaser’s sole discretion, retain counsel satisfactory to the Purchaser to represent the Purchaser with respect to the Regulation AB Losses (provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation), and the Company shall pay the fees and disbursements of such counsel related to such claim. If the Company assumes the defense of such proceeding, it shall be entitled to settle such proceeding with the written consent of the Purchaser (in its sole discretion) or, if such settlement provides for release of the Purchaser in connection with all matters relating to the proceeding which have been asserted against the Purchaser in such proceeding by the other parties to such settlement, without the consent of the Purchaser.

For purposes of clarification with respect to the indemnification given above in this Section 11.18, the Seller shall only be required to indemnify the Indemnified Parties with respect to Regulation AB Losses that any Indemnified Party incurs when such Regulation AB Losses arise out of or are based upon Company Information and only with respect to those Mortgage Loans sold pursuant to this Agreement; provided, that the indemnification provided in this Section 11.18 shall be the only indemnification with respect to Regulation AB Losses; provided, further, that if any loan performance information is not provided to the Company pursuant to this Agreement, the Company shall have no obligation to indemnify any Indemnified Party for Regulation AB Losses arising from the Company’s failure to provide Static Pool Information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

23. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.19:

Section 11.19. Use of Subservicers and Subcontractors.

(a) The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as Servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as Servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (d) of this Section.

(b) The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered under this Agreement.

(c) The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

24. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Third Party Beneficiary Rights, Benefits and Obligations.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof and as limited herein as if it were a direct party to this Agreement.

25. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit E:

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The Servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The Servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the Servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

26. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit F:

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the Originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external Servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the Servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the Servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the Servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

27. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit J:

EXHIBIT J

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

• The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format reasonably acceptable to such Master Servicer by the 10th calendar day of each month.

• The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications customarily required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year), provided that the Company has notice that such other annual certifications will be required.

• The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

28. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

FORM OF COMPANY CERTIFICATION

Re:          The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as Servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

29. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit L is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit L and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, the Company may provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly or quarterly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Company’s form of organization;

-a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

30. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up Servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

31. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit N:

EXHIBIT N

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.             The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.            Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.       Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of Servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.          The total of lines 1 through 12.

3.      Credits:

14-21. Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________

Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

32. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

33. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

CHEVY CHASE BANK, F.S.B., as Company

By:
Name:
Title:

EXHIBIT I-2

EMC SERVICING AGREEMENT

______________________________________________________________________________

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.
Owner

and

EMC MORTGAGE CORPORATION
Servicer

SERVICING AGREEMENT

Dated as of January 1, 2006

_________________________________________________________________

EXHIBITS

Exhibit A	Mortgage Loan Schedule

Exhibit B	Custodial Account Letter Agreement

Exhibit C	Escrow Account Letter Agreement

Exhibit D	Form of Request for Release

Exhibit E	Reporting Data for Monthly Report

Exhibit F	Reporting Data for Defaulted Loans

Exhibit G	Form of Owner Certification

Exhibit H	Summary of Regulation AB Servicing Criteria

Exhibit I	Summary of Applicable Regulation AB Requirements

Exhibit J	Servicing Criteria to be Addressed in Assessment of Compliance

Exhibit K	Reporting Data for Realized Losses and Gains

THIS IS A SERVICING AGREEMENT, dated as of January 1, 2006, and is executed between Structured Asset Mortgage Investments II Inc. (the "Owner") and EMC Mortgage Corporation (the "Servicer").

W I T N E S S E T H :

WHEREAS, the Owner is the owner of the Mortgage Loans;

WHEREAS, the Owner and the Servicer wish to prescribe the permanent management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Owner and the Servicer agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01. Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: The procedures, including prudent collection and loan administration procedures, and the standard of care (i) employed by prudent mortgage servicers which service mortgage loans of the same type as the Mortgage Loans in the jurisdictions in which the related Mortgage Properties are located or (ii) in accordance with the Fannie Mae Guide or Freddie Mac Guide, subject to any variances negotiated with Fannie Mae or Freddie Mac and subject to the express provisions of this Agreement. Such standard of care shall not be lower than that the Servicer customarily employs and exercises in servicing and administering similar mortgage loans for its own account and shall be in full compliance with all federal, state, and local laws, ordinances, rules and regulations.

Adjustment Date: As to each ARM Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

ARM Loans: First lien, conventional, 1-4 family residential Mortgage Loans with interest rates which adjust from time to time in accordance with the related Index and are subject to Periodic Rate Caps and Lifetime Rate Caps and which may permit conversion to fixed interest rates.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York or the jurisdiction in which the Servicer conducts its servicing activities, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or the jurisdiction in which the Servicer conducts its servicing activities are authorized or obligated by law or executive order to be closed.

Code: The Internal Revenue Code of 1986, as it may be amended from time to time, or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Commission or SEC: The Securities and Exchange Commission.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Custodial Account: One or more demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "[_________] Custodial Account in trust for [Owner], Owner of Whole Loan Mortgages and various Mortgagors" established at a Qualified Depository, each of which accounts shall be held by such Qualified Depository in a fiduciary capacity, separate and apart from its funds and general assets.

Custodian: Wells Fargo Bank, National Association, or such other custodian as Owner shall designate.

Cut-off Date: The open of business on [________] 1, 2006.

Delinquent: As defined in the related pooling and servicing agreement.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Pass-Through Transfer.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the Remittance Date.

Due Date: Each day on which payments of principal and interest are required to be paid in accordance with the terms of the related Mortgage Note, exclusive of any days of grace.

Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Escrow Account: The separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "[__________] Escrow Account, in trust for [Owner], Owner of Whole Loan Mortgages and various Mortgagors" and shall be established at a Qualified Depository, each of which accounts shall in no event contain funds in excess of the FDIC insurance limits.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Fannie Mae: Fannie Mae, or any successor thereto.

Fannie Mae Guide: The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Servicer pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended from time to time.

Freddie Mac: Freddie Mac, or any successor thereto.

Freddie Mac Guide: The Freddie Mac Selling Guide and the Freddie Mac Servicing Guide and all amendments or additions thereto.

Full Principal Prepayment: A Principal Prepayment made by a Mortgagor of the entire principal balance of a Mortgage Loan.

GAAP: Generally accepted accounting procedures, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to each ARM Loan, on the related Adjustment Date, the index used to determine the Mortgage Interest Rate on each such ARM Loan.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lifetime Rate Cap: With respect to each ARM Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan, as specified in the related Mortgage Note.

Liquidation Proceeds: Amounts, other than Insurance Proceeds and Condemnation Proceeds, received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, other than amounts received following the acquisition of an REO Property pursuant to Section 4.13.

Margin: With respect to each ARM Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate.

Master Servicer: Wells Fargo Bank, National Association, its successors in interest and assigns, or any successor thereto designated by the Owner.

Monthly Advance: The aggregate of the advances made by the Servicer on any Remittance Date pursuant to Section 5.03.

Monthly Payment: With respect to each Mortgage Loan, the scheduled monthly payment of principal and interest thereon which is payable by the related Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan in accordance with the provisions of the related Mortgage Note, and in the case of an ARM Loan, as adjusted from time to time on each Adjustment Date for such Mortgage Loan to equal the Index for such Mortgage Loan plus the Margin for such Mortgage Loan, and subject to the limitations on such interest rate imposed by the Periodic Rate Cap and the Lifetime Rate Cap.

Mortgage Loan: An individual Mortgage Loan described herein and as further identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage Loan Documents, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: The original mortgage loan legal documents held by the Custodian.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Owner, which shall be equal to the related Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans attached hereto as Exhibit A, such schedule being acceptable to the Owner and the Servicer.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note.

Mortgagor: The obligor on a Mortgage Note.

Net Liquidation Proceeds: As to any Mortgage Loan, Liquidation Proceeds net of unreimbursed Servicing Advances, Servicing Fees and Monthly Advances and expenses incurred by the Servicer in connection with the liquidation of the Mortgage Loan and the related Mortgaged Property.

Nonrecoverable Advance: Any advance previously made by the Servicer pursuant to Section 5.03 or any Servicing Advance proposed to be made by the Servicer in respect of a Mortgage Loan or REO Property which, in the good faith judgment of the Servicer, may not be ultimately recoverable by the Servicer from Liquidation Proceeds or Insurance Proceeds on such Mortgage Loan or REO Property as provided herein. The determination by the Servicer that it has made a Nonrecoverable Advance, or that a proposed advance may constitute a Nonrecoverable Advance, shall be evidenced by an Officer's Certificate of the Servicer delivered to the Owner and detailing the reasons for such determination.

Officer's Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Servicer, and delivered to the Owner as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Owner.

Owner: Structured Asset Mortgage Investments II Inc., its successors in interest and assigns (including the Trustee in connection with a Pass-Through Transfer).

Partial Principal Prepayment: A Principal Prepayment by a Mortgagor of a partial principal balance of a Mortgage Loan.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Periodic Rate Cap: With respect to each ARM Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations the timely payment of which are fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof (including any Trustee or the Master Servicer) and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the Federal Deposit Insurance Cor-poration;

(iii) repurchase obligations with respect to (a) any security described in clause (i) above or (b) any other security issued or guaranteed by an agency or instrumen-tality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation (including any Trustee or the Master Servicer) incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances and amounts of all the Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities (including money market or common trust funds for which any Trustee or the Master Servicer or any affiliate thereof acts as a manager or an advisor) and which money market funds are rated in one of the two highest rating categories by each Rating Agency;

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Prepayment Interest Excess: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment in full or in part during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Remittance Date occurs and the Determination Date of the calendar month in which such Remittance Date occurs, an amount equal to interest (to the extent received) at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Remittance Date occurs and ending on the last date through which interest is collected from the related Mortgagor.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each such Mortgage Loan that was the subject of a Principal Prepayment during the portion of the related Prepayment Period occurring between the first day of the related Prepayment Period and the last day of the calendar month preceding the month in which such Remittance Date occurs, an amount equal to interest (to be paid by the Servicer out of its own funds without reimbursement therefor) at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment for the number of days commencing on the date on which the prepayment is applied and ending on the last day of the calendar month preceding such Remittance Date.

Prepayment Period: As to any Remittance Date, (a) in the case of Full Principal Prepayments, the period commencing on the 16th day of the month prior to the month in which the related Remittance Date occurs and ending on the 15th day of the month in which such Remittance Date occurs, and (b) in the case of Partial Principal Prepayments or other recoveries, the preceding calendar month.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance, or any replacement policy therefor obtained by the Servicer pursuant to Section 4.08.

Prime Rate: The prime rate of U.S. money center banks as published from time to time in The Wall Street Journal.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Qualified Appraiser: An appraiser, duly appointed by the Servicer, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, which appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Depository: (a) The Custodian, (b) a depository, the accounts of which are insured by the FDIC and the short term debt ratings and the long term deposit ratings of which are rated in one of the two highest rating categories by either of Moody’s Investors Service, Inc. or Fitch, Inc., or (c) a depository, the short-term debt obligations, or other short-term deposits of which are rated at least ‘A-2’ and the long-term unsecured debt obligations of which are rated at least ‘AA-’ by Standard & Poor's Ratings Service, a division of The McGraw Hill Companies Inc.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae and Freddie Mac.

Rating Agency: Standard & Poor's Ratings Service, a division of The McGraw Hill Companies Inc., and Moody's Investors Service, Inc.

Reconstitution Agreement: Any agreement involving any Pass-Through Transfer or Whole Loan Transfer.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

REMIC Provisions: The provisions of the Federal income tax law relating to a REMIC, which appear at Section 860A through 860G of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The Remittance Date shall be the 23rd day of any month, or if such 23rd day is not a Business Day, the first Business Day immediately preceding such 23rd day.

REO Disposition: The final sale by the Servicer of any REO Property.

REO Disposition Proceeds: Amounts received by the Servicer in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Servicer on behalf of the Owner as described in Section 4.13.

Sarbanes Certification: A certification required pursuant to The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations or amendments thereof by the Commission’s staff).

Securities Act: The Securities Act of 1933, as amended.

Securities Administrator: The securities administrator with respect to any Pass-Through Transfer.

Servicer: EMC Mortgage Corporation, or any of its successors in interest or any successor under this Agreement appointed as herein provided.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Servicer of its servicing obligations relating to each Mortgage Loan, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Servicer specifies the Mortgage Loan(s) to which such expenses relate), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and (e) compliance with the obligations under Section 4.08.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit H for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit H and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Owner, the Servicer and any Person that will be responsible for signing any Sarbanes Certification with respect to a Pass-Through Transfer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit H).

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual servicing fee the Owner shall pay to the Servicer, which shall, for a period of one full month, be equal to one--twelfth of the product of (a) the applicable Servicing Fee Rate and (b) the outstanding principal balance of the Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Owner to pay the Servicing Fee is limited to, and the Servicing Fee is payable from the interest portion of such Monthly Payment collected by the Servicer or as otherwise provided under Section 4.05.

Servicing Fee Rate: The Servicing Fee Rate shall be a rate per annum equal to 0.25%.

Servicing File: The documents, records and other items pertaining to a particular Mortgage Loan and any additional documents relating to such Mortgage Loan as are in, or as may from time to time come into, the Servicer's possession.

Servicing Officer: Any officer of the Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Servicer to the Owner upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan after giving effect to payments of principal due and received or for which a Monthly Advance has been made, minus (ii) all amounts previously distributed to the Owner with respect to the Mortgage Loan representing Principal Prepayments.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Servicer or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Servicer or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Servicer under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Trustee: The Person appointed as trustee in connection with any Pass-Through Transfer.

Whole Loan Transfer: The sale or transfer of some or all of the ownership interest in the Mortgage Loans by the Owner to one or more third parties in whole loan or participation format, which third party may be Fannie Mae or Freddie Mac.

ARTICLE II
SERVICING OF MORTGAGE LOANS; POSSESSION OF SERVICING FILES; BOOKS AND RECORDS; DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01. Servicing of Mortgage Loans.

The Servicer does hereby agree to service the Mortgage Loans in accordance with the terms of this Agreement. The rights of the Owner to receive payments with respect to the Mortgage Loans shall be as set forth in this Agreement.

Section 2.02. Maintenance of Servicing Files.

The Servicer shall maintain a Servicing File consisting of all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Servicer is for the sole purpose of servicing the Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only. The Servicer acknowledges that the ownership of each Mortgage Loan, including the Note, the Mortgage, all other Mortgage Loan Documents and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Owner. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Servicer shall be received and held by the Servicer in trust for the exclusive benefit of the Owner as the owner of the related Mortgage Loans. Any portion of the related Servicing Files retained by the Servicer shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the related Mortgage Loans by the Owner. The Servicer shall release its custody of the contents of the related Servicing Files only in accordance with written instructions of the Owner, except when such release is required as incidental to the Servicer's servicing of the Mortgage Loans, such written instructions shall not be required.

Section 2.03. Books and Records.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Servicer's computer system to clearly reflect the ownership of the Mortgage Loan by the Owner. In particular, the Servicer shall maintain in its possession, available for inspection by the Owner, or its designee and shall deliver to the Owner upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Servicer complies with the requirements of the Fannie Mae Guide.

The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Owner or its designee the related Servicing File (or copies thereof) during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

Section 2.04. Transfer of Mortgage Loans.

No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Servicer in accordance with this Section 2.04. The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans in accordance with Sections 10.02 and 11.12, provided, however, that the transferee will not be deemed to be an Owner hereunder binding upon the Servicer unless such transferee shall agree in writing to be bound by the terms of this Agreement and an assignment and assumption of this Agreement reasonably acceptable to the Servicer. The Owner shall advise the Servicer in writing of the transfer. Upon receipt of notice of the permitted transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.05. Delivery of Mortgage Loan Documents.

The Servicer shall forward to the Custodian on behalf of the Owner original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within 4 week(s) of their execution; provided, however, that the Servicer shall provide the Custodian on behalf of the Owner with a certified true copy of any such document submitted for recordation within 4 week(s) after its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 180 days of its execution. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Servicer shall continue to use its best efforts to effect delivery as soon as possible thereafter.

From time to time the Servicer may have a need for Mortgage Loan Documents to be released by the Custodian. If the Servicer shall require any of the Mortgage Loan Documents, the Servicer shall notify the Custodian in writing of such request in the form of the request for release attached hereto as Exhibit D. The Custodian shall deliver to the Servicer within five (5) Business Days, any requested Mortgage Loan Document previously delivered to the Custodian, provided that such documentation is promptly returned to the Custodian when the Servicer no longer requires possession of the document, and provided that during the time that any such documentation is held by the Servicer, such possession is in trust for the benefit of the Owner.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SERVICER

The Servicer represents, warrants and covenants to the Owner that as of the date hereof or as of such date specifically provided herein:

(a) The Servicer is a validly existing corporation in good standing under the laws of the State of its organization and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise exempt or not required under applicable law to effect such qualification or license and no demand for such qualification or license has been made upon the Servicer by any such state, and in any event the Servicer is in compliance with the laws of each such State to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Servicer has full power and authority to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement, has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Servicer, enforceable against it in accordance with its terms subject to bankruptcy laws and other similar laws of general application affecting rights of creditors and subject to the application of the rules of equity, including those respecting the availability of specific performance;

(c) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated thereby and hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with any of the terms, conditions or provisions of the Servicer's articles of incorporation or by-laws or materially conflict with or result in a breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Servicer is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Servicer or its property is subject;

(d) There is no litigation pending or, to the Servicer's knowledge, threatened with respect to the Servicer which is reasonably likely to have a material adverse effect on the execution, delivery or enforceability of this Agreement, or which is reasonably likely to have a material adverse effect on the financial condition of the Servicer;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Servicer of or compliance by the Servicer with this Agreement or the consummation of the transactions contemplated by this Agreement except for consents, approvals, authorizations and orders which have been obtained;

(f) The Servicer is an approved seller/servicer of residential mortgage loans for Fannie Mae and Freddie Mac. The Servicer is in good standing to service mortgage loans for Fannie Mae and Freddie Mac and no event has occurred which would make the Servicer unable to comply with eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(g) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Owner, the Master Servicer and any Depositor, or disclosed in any public filing: (1) no default or servicing related performance trigger has occurred as to any other Pass-Through Transfer due to any act or failure to act of the Servicer; (2) no material noncompliance with applicable servicing criteria as to any other Pass-Through Transfer has occurred, been disclosed or reported by the Servicer; (3) the Servicer has not been terminated as servicer in a residential mortgage loan Pass-Through Transfer, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Servicer’s servicing policies and procedures for similar loans have occurred in the preceding three years; (5) there are no aspects of the Servicer’s financial condition that could have a material adverse impact on the performance by the Servicer of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Servicer that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Servicer of a type that are described under Item 1119 of Regulation AB;

(h) If so requested by the Owner, the Master Servicer or any Depositor on any date, the Servicer shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in clause (g) of this Article or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party;

(i) Notwithstanding anything to the contrary in the Agreement, the Servicer shall (or shall cause each Subservicer) (i) immediately notify the Owner, the Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Servicer or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Servicer or any Subservicer and any of the parties specified in clause (7) of paragraph (g) of this Article (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships;

(j) As a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, the Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner, the Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner, the Master Servicer and such Depositor, all information reasonably requested by the Owner, the Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities; and

(k)  Servicer has delivered to the Owner and the Master Servicer financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Servicer since the date of the Servicer’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement.

ARTICLE IV
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01. Servicer to Act as Servicer.

The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and with Accepted Servicing Practices (giving due consideration to the Owner's reliance on the Servicer), and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices and shall exercise the same care that it customarily employs for its own account. In addition, the Servicer shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations. Except as set forth in this Agreement, the Servicer shall service the Mortgage Loans in accordance with Accepted Servicing Practices in compliance with the servicing provisions of the Fannie Mae Guide, which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, and title insurance, management of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Loan Documents, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and any of the servicing provisions of the Fannie Mae Guide, the provisions of this Agreement shall control and be binding upon the Owner and the Servicer. The Owner may, at its option, deliver powers-of-attorney to the Servicer sufficient to allow the Servicer as servicer to execute all documentation requiring execution on behalf of Owner with respect to the servicing of the Mortgage Loans, including satisfactions, partial releases, modifications and foreclosure documentation or, in the alternative, shall as promptly as reasonably possible, execute and return such documentation to the Servicer.

Consistent with the terms of this Agreement, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Servicer's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner, provided, however, that with respect to any Mortgage Loan that is not in default or if default is not reasonably forseeable, unless the Servicer has provided   to the  Owner  a certification addressed to the  Owner, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of  the REMICs and has obtained the prior written consent of the Owner, the Servicer shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal), change the final maturity date on such Mortgage Loan or waive a prepayment penalty or charge. In the event of any such modification which has been agreed to in writing by the Owner and which permits the deferral of interest or principal payments on any Mortgage Loan, the Servicer shall, on the Business Day immediately preceding the related Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04 and Section 5.03, the difference between (a) such month's principal and one month's interest at the related Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Servicer shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties.

The Servicer shall perform all of its servicing responsibilities hereunder or may cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Servicer of a subservicer shall not release the Servicer from any of its obligations hereunder and the Servicer shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Servicer. Any such subservicer must be a Fannie Mae approved seller/servicer or a Freddie Mac seller/servicer in good standing and no event shall have occurred, including but not limited to, a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers by Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Servicer shall pay all fees and expenses of each subservicer from its own funds, and a subservicer's fee shall not exceed the Servicing Fee.

At the cost and expense of the Servicer, without any right of reimbursement from the Custodial Account, the Servicer shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Servicer, at the Servicer's option, from electing to service the related Mortgage Loans itself. In the event that the Servicer's responsibilities and duties under this Agreement are terminated pursuant to Section 8.04, 9.01 or 10.01, and if requested to do so by the Owner, the Servicer shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Servicer. The Servicer shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Servicer's own funds without reimbursement from the Owner.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Servicer and a subservicer or any reference herein to actions taken through a subservicer or otherwise, the Servicer shall not be relieved of its obligations to the Owner and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Servicer shall be entitled to enter into an agreement with a subservicer for indemnification of the Servicer by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any subservicing agreement and any other transactions or services relating to the Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and Servicer alone, and the Owner shall have no obligations, duties or liabilities with respect to such Subservicer including no obligation, duty or liability of Owner to pay such subservicer's fees and expenses. For purposes of distributions and advances by the Servicer pursuant to this Agreement, the Servicer shall be deemed to have received a payment on a Mortgage Loan when a subservicer has received such payment.

Section 4.02. Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Servicer will proceed with diligence to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement and the terms and provisions of related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Servicer will take reasonable care in ascertaining and estimating annual ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, mortgage insurance premiums, and all other charges that, as provided in the Mortgage, will become due and payable to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

The Servicer shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Servicer, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Servicer is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Owner by the Remittance Date.

With respect to Mortgage Loans affected by Hurricane Katrina, if the Mortgaged Property is located in public and individual assistance counties as designated by FEMA (as set forth on its website www.fema.gov), the Servicer may cease charging of late fees and credit reporting activity for all Mortgagors in certain counties until May 1, 2006, and if reasonably prudent, may extend such period as long as necessary. In addition, the Servicer may suspend all foreclosure and bankruptcy activity relating to such certain Mortgage Loans until May 1, 2006, and if reasonably prudent, may extend such period as long as necessary.

Section 4.03. Realization Upon Defaulted Mortgage Loans.

The Servicer shall use its reasonable efforts, consistent with the procedures that the Servicer would use in servicing loans for its own account and the requirements of the Fannie Mae Guide, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. In determining the delinquency status of any Mortgage Loan, the Servicer will apply the definition of Delinquent as such term is defined under the related pooling and servicing agreement. The Servicer shall use its reasonable efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Owner, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Servicer shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Owner after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Servicer through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Servicer shall be responsible for all costs and expenses incurred by it in any such proceedings or functions as Servicing Advances; provided, however, that it shall be entitled to reimbursement therefor as provided in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. Upon completion of the inspection, the Servicer shall promptly provide the Owner with a written report of the environmental inspection. After reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property.

Section 4.04.  Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. Each Custodial Account shall be established with a Qualified Depository. To the extent such funds are not deposited in a Custodial Account, such funds may be invested in Permitted Investments for the benefit of the Owner (with any income earned thereon for the benefit of the Servicer). Custodial Accounts will be reconciled within 45 calendar days after the bank statement cut-off date. Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Custodial Account, out of the Servicer's own funds, with no right to reimbursement therefor.

The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Custodial Account or Accounts no later than 48 hours after receipt and identification of funds and retain therein the following payments and collections:

(i) all payments on account of principal, including Principal Prepayments and penalties, on the Mortgage Loans received after the Cut-off Date;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the related Mortgage Loan Remittance Rate received after the Cut-off Date;

(iii) all Net Liquidation Proceeds received after the Cut-off Date;

(iv) any net amounts received by the Servicer after the Cut-off Date in connection with any REO Property pursuant to Section 4.13;

(v) all Insurance Proceeds received after the Cut-off Date including amounts required to be deposited pursuant to Sections 4.08 and 4.10, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property received after the Cut-off Date other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, the loan documents or applicable law;

(vii) any Monthly Advances as provided in Section 5.03;

(viii) any amounts received after the Cut-off Date and required to be deposited in the Custodial Account pursuant to Section 6.02; and

(ix) with respect to each full or partial Principal Prepayment received after the Cut-off Date, any Prepayment Interest Shortfalls, to the extent of the Servicer's aggregate Servicing Fee received with respect to the related Due Period.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, and all Prepayment Interest Excess need not be deposited by the Servicer in the Custodial Account.

Section 4.05. Permitted Withdrawals From the Custodial Account.

The Servicer may, from time to time, make withdrawals from the Custodial Account for the following purposes:

(i) to make payments to the Owner in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made;

(iii) to reimburse itself for unreimbursed Servicing Advances and Monthly Advances, the Servicer's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds received after the Cut-off Date related to such Mortgage Loan;

(iv) to pay to itself as servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date) and (b) the Servicing Fee from that portion of any payment recovery attributable to interest on a particular Mortgage Loan;

(v) to reimburse itself for any Nonrecoverable Advances;

(vi) to transfer funds to another Qualified Depository in accordance with Section 4.09 hereof;

(vii) to reimburse itself as provided in Section 8.03 hereof;

(viii) to remove funds inadvertently placed in the Custodial Account in error by the Servicer; and

(ix) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06. Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Servicer shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. Each Escrow Account shall be established with a Qualified Depository. To the extent such funds are not deposited in an Escrow Account, such funds may be invested in Permitted Investments. Funds deposited in an Escrow Account may be drawn on by the Servicer in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Owner upon request. The Servicer acknowledges and agrees that the Servicer shall bear any losses incurred with respect to Permitted Investments. The amount of any such losses shall be immediately deposited by the Servicer in the Escrow Account, as appropriate, out of the Servicer's own funds, with no right to reimbursement therefor.

The Servicer shall deposit in a mortgage clearing account on a daily basis, and in the Escrow Account or Accounts no later than 48 hours after receipt of funds and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any items as are required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Servicer shall make withdrawals from an Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth in and in accordance with Section 4.07. Except as provided in Section 4.07, the Servicer shall be entitled to retain any interest paid on funds deposited in an Escrow Account by the Qualified Depository.

Section 4.07. Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by the Servicer only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, fire and hazard insurance premiums, Primary Mortgage Insurance Policy premiums, if applicable, and comparable items;

(ii) to reimburse Servicer for any Servicing Advance made by Servicer with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in connection with an acquisition of REO Property;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Servicer, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06;

(viii) to remove funds inadvertently placed in an Escrow Account in error by the Servicer; and

(ix) to clear and terminate the Escrow Account on the termination of this Agreement.

As part of its servicing duties, the Servicer shall pay to the Mortgagors interest on funds in an Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor.

Section 4.08. Payment of Taxes, Insurance and Other Charges, Maintenance of Primary Mortgage Insurance Policies, Collections Thereunder.

With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Servicer shall determine that any such payments are made by the Mortgagor when due. The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Servicer will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be maintained until the ratio of the current outstanding principal balance of the related Mortgage Loan to the appraised value of the related Mortgaged Property, based on the most recent appraisal of the Mortgaged Property performed by a Qualified Appraiser, such appraisal to be included in the Servicing File, is reduced to an amount for which Fannie Mae no longer requires such insurance to be maintained. The Servicer will not cancel or refuse to renew any Primary Mortgage Insurance Policy that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Servicer shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Servicer would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Servicer shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Servicer shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Servicer under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09. Transfer of Accounts.

The Servicer may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time. The Servicer shall notify the Owner of any such transfer within 15 Business Days of transfer. If any one of the investment ratings of a Qualified Depository holding funds or Eligible Investments in the Custodial Account or Escrow Account is downgraded by the issuing rating agency, the Servicer shall, within three (3) Business Days of receipt of notice of the downgrading, transfer all such accounts, funds and Permitted Investments to a different Qualified Depository in accordance with this Agreement.

Section 4.10. Maintenance of Hazard Insurance.

The Servicer shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) the percentage such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the Mortgagee from becoming a co-insurer. If the Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as being a special flood hazard area that has federally-mandated flood insurance requirements, the Servicer will cause to be maintained a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. The Servicer shall also maintain on the REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Servicer under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with the Servicer's normal servicing procedures, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Servicer or the Mortgagor or maintained on property acquired in respect of the Mortgage Loans, other than pursuant to the Fannie Mae Guide or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Servicer and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Servicer. The Servicer shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies currently reflect a General Policy Rating in Best's Key Rating Guide currently acceptable to Fannie Mae and are licensed to do business in the state wherein the property subject to the policy is located.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Servicer shall obtain and maintain a mortgage impairment or blanket policy issued by an issuer that has a Best rating of A:VI insuring against hazard losses on all of Mortgaged Properties securing the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, the Servicer shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been one or more losses which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as Servicer of the Mortgage Loans, the Servicer agrees to prepare and present, on behalf of the Owner, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Owner, the Servicer shall cause to be delivered to the Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days prior written notice to the Owner.

Section 4.12. Fidelity Bond, Errors and Omissions Insurance.

The Servicer shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies that would meet the requirements of Fannie Mae or Freddie Mac on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loans and who handle funds, money, documents and papers relating to the Mortgage Loans. The Fidelity Bond and errors and omissions insurance shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such Fidelity Bond and errors and omissions insurance shall also protect and insure the Servicer against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond and errors and omissions insurance shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement. The minimum coverage under any such Fidelity Bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guide or by Freddie Mac in the Freddie Mac Guide. The Servicer shall, upon request of Owner, deliver to the Owner a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty days prior written notice to the Owner. The Servicer shall notify the Owner within five Business Days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Owner and its successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy.

Section 4.13. Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Owner or its designee. Any such Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the benefit of the Owner.

The Servicer shall assume the responsibility for marketing each REO Property in accordance with Accepted Servicing Practices. Thereafter, the Servicer shall continue to provide certain administrative services to the Owner relating to such REO Property as set forth in this Section 4.13. The REO Property must be sold within three years following the end of the calendar year of the date of acquisition, unless a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held and (i) the Owner shall have been supplied with an Opinion of Counsel (at the Servicer's expense) to the effect that the holding by the related trust of such Mortgaged Property subsequent to such three-year period (and specifying the period beyond such three-year period for which the Mortgaged Property may be held) will not result in the imposition of taxes on "prohibited transactions" of the related trust as defined in Section 860F of the Code, or cause the related REMIC to fail to qualify as a REMIC, in which case the related trust may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel), or (ii) the Owner (at the Servicer's expense) or the Servicer shall have applied for, prior to the expiration of such three-year period, an extension of such three-year period in the manner contemplated by Section 856(e)(3) of the Code, in which case the three-year period shall be extended by the applicable period. If a period longer than three years is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to progress being made in selling such REO Property.

Notwithstanding any other provision of this Agreement, if a REMIC election has been made, no Mortgaged Property held by a REMIC shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the related trust or sold or managed in such a manner or pursuant to any terms that would (i) cause such Mortgaged Property to fail to qualify at any time as "foreclosure property" within a meaning of Section 860G(a)(8) of the Code, (ii) subject the related trust to the imposition of any federal or state income taxes on "net income from foreclosure property" with respect to such Mortgaged Property within the meaning of Section 860G(c) of the Code, or (iii) cause the sale of such Mortgaged Property to result in the receipt by the related trust or any income from non-permitted assets as described in Section 860F(a) (2)(B) of the Code, unless the Servicer has agreed to indemnify and hold harmless the related trust with respect to the imposition of any such taxes.

The Servicer shall deposit or cause to be deposited, on a daily basis in each Custodial Account all revenues received with respect to the related REO Property and shall withdraw therefrom funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 hereof. The Servicer shall maintain separate records with respect to each REO Property identifying all deposits and withdrawals from the Custodial Account for each REO Property.

The Servicer shall furnish to the Owner on each Remittance Date, an operating statement for each REO Property covering the operation of each REO Property for the previous month. Such operating statement shall be accompanied by such other information as the Owner shall reasonably request.

The Servicer shall, either itself or through an agent selected by the Servicer, and in accordance with the Fannie Mae Guide, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. Each REO Disposition shall be carried out by the Servicer at such price and upon such terms and conditions as the Servicer deems to be in the best interest of the Owner. The REO Disposition Proceeds from the sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related Servicing Advances, or Monthly Advances made pursuant to Section 5.03.

The Servicer shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as may be required by the circumstances. The Servicer shall make or cause the inspector to make a written report of each such inspection. Such reports shall be retained in the Servicing File and copies thereof shall be forwarded by the Servicer to the Owner.

Section 4.14.Notification of Adjustments.

With respect to each Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with requirements of applicable law and the related Mortgage and Mortgage Note. The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments. The Servicer shall promptly, upon written request therefor, deliver to the Owner such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Servicer or the receipt of notice from the Owner that the Servicer has failed to adjust a Mortgage Interest Rate in accordance with the terms of the related Mortgage Note and Mortgage, the Servicer shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused to the Owner thereby.

ARTICLE V
PAYMENTS TO THE OWNER

Section 5.01. Remittances.

On each Remittance Date, the Servicer shall remit to the Owner (i) all amounts credited to the Custodial Account as of the close of business on the last day of the calendar month preceding the Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, except (a) Full Principal Prepayments received on or before the 15th day of the month in which a Remittance Date occurs shall be remitted to the Owner on the Remittance Date of such month, and (b) Full Principal Prepayments received after the 15th day of the month in which a Remittance Date occurs shall be remitted to the Owner on the next following Remittance Date, plus, to the extent not already deposited in the Custodial Account, the sum of (ii) all Monthly Advances, if any, which the Servicer is obligated to distribute pursuant to Section 5.03 and (iii) all Prepayment Interest Shortfalls the Servicer is required to make up pursuant to Section 4.04, minus (iv) any amounts attributable to Monthly Payments collected after the Cut-off Date but due on a Due Date or Dates subsequent to the last day of the related Due Period, which amounts shall be remitted on the related Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Owner after the Business Day on which such payment was due, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be remitted to the Owner by the Servicer on the date such late payment is made and shall cover the period commencing with the day following such Business Day and ending with the Business Day on which such payment is made, both inclusive. The payment by the Servicer of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Servicer.

Section 5.02 Statements to the Owner and the Master Servicer.

The Servicer shall furnish to the Owner and the Master Serivcer an individual Mortgage Loan accounting report (a ”Report”), as of the last Business Day of each month and the end of the related Prepayment Period, as applicable, in the Servicer's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, such Report shall be received by the Owner and the Master Servicer no later than the tenth calendar day of the month of the related Remittance Date (or, with respect to information as to Full Principal Prepayments and prepayment penalties no later than one (1) Business Day after the end of each Prepayment Period), a report in an Excel (or compatible) electronic format, in such format as may be mutually agreed upon by both the Owner and the Servicer, and which shall provide the information required to be contained in the monthly statements to certificateholders as specified in the related pooling and servicing Agreement, to the extent applicable to the Servicer.

In addition, the Servicer shall provide to the Master Servicer and the Owner such other information known or available to the Servicer that is necessary in order to provide the distribution and pool performance information as required under Regulation AB, as amended from time to time, as determined by the Owner in its sole discretion. The Servicer shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Servicer, the Owner and the Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit K, with respect to realized losses and gains, with each such report.

The Servicer shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Owner or the Master Servicer pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Servicer shall provide the Owner and the Master Servicer with such information concerning the Mortgage Loans as is necessary for the Owner and the Master Servicer to prepare its federal income tax return as Owner and the Master Servicer may reasonably request from time to time.

In addition, not more than 60 days after the end of each calendar year, the Servicer shall furnish to each Person who was an Owner and the Master Servicer at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances of principal and interest for the applicable portion of such year.

Section 5.03. Monthly Advances by the Servicer.

Not later than the close of business on the Business Day preceding each Remittance Date, the Servicer shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Servicer, whether or not deferred pursuant to Section 4.01, of Monthly Payments, adjusted to the related Mortgage Loan Remittance Rate, which are delinquent at the close of business on the related Determination Date; provided, however, that the amount of any such deposit may be reduced by the Amount Held for Future Distribution (as defined below) then on deposit in the Custodial Account. Any portion of the Amount Held for Future Distribution used to pay Monthly Advances shall be replaced by the Servicer by deposit into the Custodial Account on any future Remittance Date to the extent that the funds that are available in the Custodial Account for remittance to the Owner on such Remittance Date are less than the amount of payments required to be made to the Owner on such Remittance Date.

The "Amount Held for Future Distribution" as to any Remittance Date shall be the total of the amounts held in the Custodial Account at the close of business on the preceding Determination Date which were received after the Cut-off Date on account of (i) Liquidation Proceeds, Insurance Proceeds, and Principal Prepayments received or made in the month of such Remittance Date, and (ii) payments which represent early receipt of scheduled payments of principal and interest due on a date or dates subsequent to the related Due Date.

The Servicer's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the final disposition or liquidation of the Mortgaged Property, unless the Servicer deems such advance to be nonrecoverable from Liquidation Proceeds, REO Disposition Proceeds or Insurance Proceeds with respect to the applicable Mortgage Loan. In such latter event, the Servicer shall deliver to the Owner an Officer's Certificate of the Servicer to the effect that an officer of the Servicer has reviewed the related Servicing File and has obtained a recent appraisal and has made the reasonable determination that any additional advances are nonrecoverable from Liquidation or Insurance Proceeds with respect to the applicable Mortgage Loan.

Section 5.04. Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed-in--lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property in such form as the Servicer and the Owner shall agree. The Servicer shall also provide reports on the status of REO Property containing such information as Owner may reasonably require.

ARTICLE VI
GENERAL SERVICING PROCEDURES

Section 6.01. Assumption Agreements.

The Servicer will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of a Mortgaged Property (whether by absolute conveyance or by contract of, sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Servicer shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Servicer reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Servicer, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Servicer, with the prior consent of the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Servicer shall follow the underwriting practices and procedures of the Fannie Mae Guide. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note and the amount of the Monthly Payment may not be changed. The Servicer shall notify the Owner that any such substitution of liability or assumption agreement has been completed by forwarding to the Owner the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage Loan Documents and shall, for all purposes, be considered a part of such related mortgage file to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Servicer for entering into an assumption or substitution of liability agreement shall belong to the Servicer.

Notwithstanding the foregoing paragraphs of this section or any other provision of this Agreement, the Servicer shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Servicer may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02. Satisfaction of Mortgages and Release of Mortgage Loan Documents.

Upon the payment in full of any Mortgage Loan, the Servicer will immediately notify the Custodian with a certification and request for release by a Servicing Officer, which certification shall include a statement to the effect that all amounts received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been so deposited, and a request for delivery to the Servicer of the portion of the Mortgage Loan Documents held by the Custodian. Upon receipt of such certification and request, the Owner shall promptly release or cause the Custodian to promptly release the related Mortgage Loan Documents to the Servicer and the Servicer shall prepare and deliver for execution by the Owner or at the Owner's option execute under the authority of a power of attorney delivered to the Servicer by the Owner any satisfaction or release. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Servicer satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Owner may have under the mortgage instruments, the Servicer, upon written demand, shall remit within one Business Day to the Owner the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Servicer shall maintain the Fidelity Bond insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loans, including for the purpose of collection under any Primary Mortgage Insurance Policy, upon request of the Servicer and delivery to the Custodian of a servicing receipt signed by a Servicing Officer, the Custodian shall release the portion of the Mortgage Loan Documents held by the Custodian to the Servicer. Such servicing receipt shall obligate the Servicer to promptly return the related Mortgage Loan Documents to the Custodian, when the need therefor by the Servicer no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or such documents have been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Servicer has promptly delivered to the Owner or the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such documents were delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Owner or the Custodian, as applicable, to the Servicer.

Section 6.03. Servicing Compensation.

As compensation for its services hereunder, the Servicer shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amounts provided for as the Servicer's Servicing Fee. Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, late payment charges and other ancillary fees shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account. The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04. Annual Statement as to Compliance; Annual Certification.

(a) The Servicer will deliver to the Owner and the Master Servicer, not later than March 15th of each calendar year beginning in 2007, an Officer’s Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Servicer during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Servicer to the Owner upon request and by the Owner to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall deliver an Annual Statement of Compliance of the Subservicer as described above as to each Subservicer as and when required with respect to the Servicer.

(b) With respect to the Mortgage Loans, by March 15th of each calendar year beginning in 2007, an officer of the Servicer shall execute and deliver an Officer’s Certificate (an “Annual Certification”) to the Owner, the Master Servicer, the Securities Administrator, and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit G. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer or a Subcontractor, to the extent such Subcontractor is “participating in the servicing function” pursuant to Item 1122 of Regulation AB, the Servicer shall deliver an Annual Certification as to each such Subservicer and Subcontractor, as and when required with respect to the Servicer.

The Servicer shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Section 6.04 or Section 6.09 or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Master Servicer, then the Servicer agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Master Servicer on the one hand and the Servicer on the other in connection with a breach of the Servicer’s obligations under this Section 6.04 or Section 6.09 or the Servicer’s negligence, bad faith or willful misconduct in connection therewith.

Upon request by the Owner or the Master Servicer, the Servicer will deliver to such requesting party a copy of the audited (if such financial statements are available, otherwise unaudited) financial statements of the Servicer for the most recent fiscal year of the Servicer.

Section 6.05. [Reserved]

Section 6.06. Owner's Right to Examine Servicer Records.

The Owner shall have the right to examine and audit, at its expense, upon reasonable notice to the Servicer, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Servicer, or held by another for the Servicer or on its behalf or otherwise, which relate to the performance or observance by the Servicer of the terms, covenants or conditions of this Agreement.

The Servicer shall provide to the Owner and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Owner access to any documentation regarding the Mortgage Loans in the possession of the Servicer which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Servicer, and in accordance with the applicable federal or state government regulations.

Section 6.07. Compliance with REMIC Provisions.

If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Servicer shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on "prohibited transactions" as defined in Section 860F(a)(2) of the Code and the tax on "contribution" to a REMIC set forth in Section 860G(d) of the Code unless the Servicer has received an Opinion of Counsel (at the expense of the party seeking to take such actions) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

Section 6.08. Non-solicitation.

The Servicer shall not knowingly conduct any solicitation exclusively targeted to the Mortgagors for the purpose of inducing or encouraging the early prepayment or refinancing of the related Mortgage Loans. It is understood and agreed that promotions undertaken by the Servicer or any agent or affiliate of the Servicer which are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements shall not constitute solicitation under this section. Nothing contained herein shall prohibit the Servicer from (i) distributing to Mortgagors any general advertising including information brochures, coupon books, or other similar documentation which indicates services the Servicer offers, including refinances or (ii) providing financing of home equity loans to Mortgagors at the Mortgagor's request.

Section 6.09. Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Servicer shall service and administer, and shall cause each subservicer to service or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to the Mortgage Loans, the Servicer shall deliver to the Owner or its designee, the Master Servicer, the Securities Administrator, and any Depositor on or before March 15th of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) regarding the Servicer’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Servicer that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Servicer;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Servicer;

(c) An assessment by such officer of the Servicer’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Servicer’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Servicer, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Servicer, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on Exhibit J hereto.

With respect to the Mortgage Loans, on or before March 15th of each calendar year beginning in 2007, the Servicer shall furnish to the Owner or its designee, the Master Servicer, the Securities Administrator and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Servicer, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Servicer shall cause each Subservicer, and each Subcontractor determined by the Servicer pursuant to Section 11.15 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Owner, the Master Servicer, the Securities Administrator and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Section 6.09.

Section 6.10. Intent of the Parties; Reasonableness.

The Owner and the Servicer acknowledge and agree that a purpose of clause (g) of Article III, Sections 5.02, 6.04, 6.09 and 10.02 of this Agreement is to facilitate compliance by the Owner and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Owner, the Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Servicer acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Owner or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Servicer shall cooperate fully with the Owner to deliver to the Owner (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Owner or any Depositor to permit the Owner or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Servicer, any Subservicer and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Owner or any Depositor to be necessary in order to effect such compliance.

ARTICLE VII
REPORTS TO BE PREPARED BY SERVICER

Section 7.01. Servicer Shall Provide Information as Reasonably Required.

The Servicer shall furnish to the Owner upon request, during the term of this Agreement, such periodic, special or other reports or information, whether or not provided for herein, as shall be necessary, reasonable or appropriate with respect to the purposes of this Agreement. The Servicer may negotiate with the Owner for a reasonable fee for providing such report or information, unless (i) the Servicer is required to supply such report or information pursuant to any other section of this Agreement, or (ii) the report or information has been requested in connection with Internal Revenue Service or other regulatory agency requirements. All such reports or information shall be provided by and in accordance with all reasonable instructions and directions given by the Owner. The Servicer agrees to execute and deliver all such instruments and take all such action as the Owner, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

ARTICLE VIII
THE SERVICER

Section 8.01. Indemnification; Third Party Claims.

The Servicer agrees to indemnify the Owner, its successors and assigns, any agent of the Owner, and the Master Servicer, and hold each of such Persons harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that such Person may sustain in any way related to the failure of the Servicer to perform in any way its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation or warranty of the Servicer contained herein. The Servicer shall immediately notify the Owner or other indemnified Person if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Owner and such other Indemnified Person and with counsel reasonably satisfactory to the Owner and such Person) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or such other indemnified Person in respect of such claim but failure to so notify the Owner and such other indemnified Person shall not limit its obligations hereunder. The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Owner and such other indemnified Person unless such settlement includes an unconditional release of the Owner and such other indemnified Person from all liability that is the subject matter of such claim. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02. Merger or Consolidation of the Servicer.

The Servicer will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer whether or not related to loan servicing, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, or which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) which is a Fannie Mae or Freddie Mac approved seller/servicer in good standing.

Section 8.03. Limitation on Liability of the Servicer and Others.

Neither the Servicer nor any of the officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform in any way its obligations in compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of gross negligence or any breach of the terms and conditions of this Agreement. The Servicer and any officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by the Owner respecting any matters arising hereunder. The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expenses or liability; provided, however, that the Servicer may, with the consent of the Owner, which consent shall not be unreasonably withheld, undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Owner will be liable, and the Servicer shall be entitled to be reimbursed therefor from the Custodial Account pursuant to Section 4.05.

Section 8.04. Servicer Not to Resign.

The Servicer shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Servicer and the Owner or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Servicer. Any such determination permitting the resignation of the Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Owner which Opinion of Counsel shall be in form and substance acceptable to the Owner. No such resignation shall become effective until a successor shall have assumed the Servicer's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05. No Transfer of Servicing.

With respect to the retention of the Servicer to service the Mortgage Loans hereunder, the Servicer acknowledges that the Owner has acted in reliance upon the Servicer's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this section, the Servicer shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Owner, which approval shall not be unreasonably withheld; provided that the Servicer may assign the Agreement and the servicing hereunder without the consent of Owner to an affiliate of the Servicer to which all servicing of the Servicer is assigned so long as (i) such affiliate is a Fannie Mae and Freddie Mac approved servicer and (ii) if it is intended that such affiliate be spun off to the shareholders of the Servicer, such affiliate have a GAAP net worth of at least $25,000,000 and (iii) such affiliate shall deliver to the Owner a certification pursuant to which such affiliate shall agree to be bound by the terms and conditions of this Agreement and shall certify that such affiliate is a Fannie Mae and Freddie Mac approved servicer in good standing.

ARTICLE IX
DEFAULT

Section 9.01. Events of Default.

In case one or more of the following Events of Default by the Servicer shall occur and be continuing, that is to say:

(i) any failure by the Servicer to remit to the Owner any payment required to be made under the terms of this Agreement which continues unremedied for one (1) Business Day after written notice thereof (it being understood that this subparagraph shall not affect Servicer's obligation pursuant to Section 5.01 to pay default interest on any remittance received by the Owner after the Business Day on which such payment was due); or

(ii) any failure on the part of the Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Servicer set forth in this Agreement (other than those described in clause (ix) hereof), the breach of which has a material adverse effect and which continue unremedied for a period of thirty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such failure shall be deemed to have a material adverse effect) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Owner; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Servicer or of or relating to all or substantially all of its property; or

(v) the Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) the Servicer ceases to be approved by either Fannie Mae or Freddie Mac (to the extent such entities are then operating in a capacity similar to that in which they operate on the date hereof) as a mortgage loan servicer for more than thirty days to the extent such entities perform similar functions; or

(vii) the Servicer attempts to assign its right to servicing compensation hereunder or the Servicer attempts, without the consent of the Owner, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof except as otherwise permitted herein; or

(viii) the Servicer ceases to be qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Servicer's ability to perform its obligations hereunder; or

(ix) failure by the Servicer to duly perform, within the required time period, its obligations under Section 6.04, 6.09 or any of clauses (v) through (viii) of Section 10.02;

then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Owner, by notice in writing to the Servicer may, in addition to whatever rights the Owner may have under Section 8.01 and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Servicer (and if the Servicer is servicing any of the Mortgage Loans in a Pass-Through Transfer, appoint a successor servicer reasonably acceptable to the Master Servicer for such Pass-Through Transfer) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Servicer for the same. On or after the receipt by the Servicer of such written notice, all authority and power of the Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Owner, the Servicer shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Servicer's sole expense. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

The Servicer shall promptly reimburse the Owner (or any designee of the Owner, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Owner (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Servicer as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer, if the termination and/or transfer of servicing is for cause related to a servicer default. The provisions of this paragraph shall not limit whatever rights the Owner or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 9.02. Waiver of Defaults.

The Owner may waive only by written notice any default by the Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X
TERMINATION

Section 10.01. Termination.

The respective obligations and responsibilities of the Servicer shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of all REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Servicer and the Owner in writing; or (iii) termination by the Owner pursuant to Section 9.01. Simultaneously with any such termination and the transfer of servicing hereunder, the Servicer shall be entitled to be reimbursed for any outstanding Servicing Advances and Monthly Advances.

Section 10.02. Cooperation of Servicer with a Reconstitution.

The Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, on or after the related closing date, on one or more dates (each a "Reconstitution Date") at the Owner's sole option, the Owner may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Servicer agrees to execute in connection with any agreements among the Owner, the Servicer, and any servicer in connection with a Whole Loan Transfer, an assignment, assumption and recognition agreement, or, at Owner’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties. It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Servicer than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Owner, the Servicer agrees (1) to cooperate fully with the Owner and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Owner; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Servicer shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to the Servicer, whether through letters of its auditors and counsel or otherwise, as the Owner or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Servicer as are reasonably agreed upon by the Servicer and the Owner or any such other participant;

(iii) within 5 Business Days after request by the Owner, the information with respect to the Servicer (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion. In the event that the Servicer has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Servicer shall provide the information required pursuant to this clause with respect to the Subservicer;

(iv) within 5 Business Days after request by the Owner,

(a) information regarding any legal proceedings pending (or known to be contemplated) against the Servicer (as servicer) and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion,

(b) information regarding affiliations with respect to the Servicer (as servicer) and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion, and

(c) information regarding relationships and transactions with respect to the Servicer (as servicer) and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit I for convenience of reference only, as determined by Owner in its sole discretion;

(v) for the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Servicer shall (or shall cause each Subservicer to) (i) provide prompt notice to the Owner, the Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Servicer or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Servicer or any Subservicer and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Servicer, and (E) the Servicer’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Servicer’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Owner and any Depositor a description of such proceedings, affiliations or relationships;

(vi) as a condition to the succession to the Servicer or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Servicer or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Servicer or any Subservicer, the Servicer shall provide to the Owner, the Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Owner and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Owner and such Depositor, all information reasonably requested by the Owner or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(vii) in addition to such information as the Servicer, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Pass-Through Transfer that includes any of the Mortgage Loans serviced by the Servicer or any Subservicer, the Servicer or such Subservicer, as applicable, shall, to the extent the Servicer or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(viii) the Servicer shall provide to the Owner, the Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Servicer or any Subservicer or the Servicer or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit I and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Servicer shall indemnify the Owner, each affiliate of the Owner, and each of the following parties participating in a Pass-Through Transfer: each issuing entity; each Person (including, but not limited to, the Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 10.02 by or on behalf of the Servicer, or provided under this Section 10.02, Sections 6.04 and 6.09 and by or on behalf of any Subservicer or Subcontractor (collectively, the “Servicer Information”), or (B) the omission or alleged omission to state in the Servicer Information a material fact required to be stated in the Servicer Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Servicer Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Servicer Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Servicer of its obligations under this Section 10.02, including particularly any failure by the Servicer, any Subservicer or any Subcontractor to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 10.02, including any failure by the Servicer to identify pursuant to Section 11.15 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Servicer of a representation or warranty set forth in Section Article III or in a writing furnished pursuant to clause (h) of Article III and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Servicer of a representation or warranty in a writing furnished pursuant to clause (h) of Article III to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Servicer in connection with its performance under this Section 10.02.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Servicer agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Servicer on the other.

In the case of any failure of performance described above, the Servicer shall promptly reimburse the Owner, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered pursuant to this Section or Section 6.04 or Section 6.09 as required by the Servicer, any Subservicer or any Subcontractor.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer or Pass Through Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

Section 10.03. Master Servicer.

The Servicer, including any successor servicer hereunder, shall be subject to the supervision of the Master Servicer, which Master Servicer shall be obligated to ensure that the Servicer services the Mortgage Loans in accordance with the provisions of this Agreement. The Master Servicer, acting on behalf of the Owner, shall have the same rights as the Owner to enforce the obligations of the Servicer under this Agreement. The Master Servicer shall be entitled to terminate the rights and obligations of the Servicer under this Agreement upon the failure of the Servicer to perform any of its obligations under this Agreement if such failure constitutes an Event of Default as provided in Article IX of this Agreement. Notwithstanding anything to the contrary, in no event shall the Master Servicer assume any of the obligations of the Owner under this Agreement.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.01. Successor to the Servicer.

Prior to termination of the Servicer's responsibilities and duties under this Agreement pursuant to Sections 8.04, 9.01 or 10.01(ii), the Owner shall (i) succeed to and assume all of the Servicer's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of the Servicer's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Owner and such successor shall agree. In the event that the Servicer's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Servicer pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this section and shall in no event relieve the Servicer of the representations and warranties made pursuant to Article III and the remedies available to the Owner under Section 8.01, it being understood and agreed that the provisions of such Article III and Section 8.01 shall be applicable to the Servicer notwithstanding any such resignation or termination of the Servicer, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Servicer or this Agreement pursuant to Section 8.04, 9.01 or 10.01 shall not affect any claims that the Owner may have against the Servicer arising prior to any such termination or resignation.

The Servicer shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Servicing Files and related documents and statements held by it hereunder and the Servicer shall account for all funds. The Servicer shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. The successor shall make such arrangements as it may deem appropriate to reimburse the Servicer for unrecovered Monthly Advances and Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Servicer pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Servicer shall notify the Owner of such appointment.

All reasonable costs and expenses incurred in connection with replacing the Servicer upon its resignation or the termination of the Servicer in accordance with the terms of this Agreement, including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Servicer as a result of an Event of Default and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor service to service the Mortgage Loans in accordance with this Agreement, shall be payable on demand by the resigning or terminated Servicer without any right of reimbursement therefor.

Section 11.02. Amendment.

This Agreement may be amended from time to time by the Servicer and the Owner by written agreement signed by the Servicer and the Owner.

Section 11.03. Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of all the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Servicer at the Owner's expense on direction of the Owner accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Owner or is necessary for the administration or servicing the Mortgage Loans.

Section 11.04. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 11.05. Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or transmitted by telecopier and confirmed by a similar mailed writing, as follows:

(i)            if to the Servicer:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: President or General Counsel
Telecopier No.: (469) 759-4714

(ii)           if to the Owner:

Bear, Stearns & Co. Inc.
383 Madison Ave.
New York, New York 10179
Attention: Global Credit Administration
Telecopier No.: (212) 272-3751

(iii)          if to the Master Servicer:

Wells Fargo Bank, National Association
P.O. Box 98
Columbia, Maryland 21046
Attention: Master Servicing - Bear Stearns

And for overnight delivery to:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Master Servicing - Bear Stearns
Telecopier No.: (410) 715-2380

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice, or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the address (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06. Severability of Provisions.

Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07. Exhibits

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08. General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii) references herein to "Articles," "Sections," "Subsections," "Paragraphs," and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(vi) the term "include" or "including" shall mean without limitation by reason of enumeration.

Section 11.09. Reproduction of Documents.

This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10. Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Except as required to be disclosed by law, each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of this Agreement.

Section 11.11. Assignment by the Owner.

The Owner shall have the right, without the consent of the Servicer hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an assignment and assumption agreement reasonably acceptable to the Servicer and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans. In no event shall Owner sell a partial interest in any Mortgage Loan. All references to the Owner in this Agreement shall be deemed to include its assignees or designees. It is understood and agreed between the Owners and the Servicer that no more than five (5) Persons shall have the right of owner under this Agreement at any one time.

Section 11.12. No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for Owner.

Section 11.13. Execution, Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.05, this Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.

Section 11.14. Entire Agreement.

Each of the Servicer and the Owner acknowledge that no representations, agreements or promises were made to it by the other party or any of its employees other than those representations, agreements or promises specifically contained herein. This Agreement sets forth the entire understanding between the parties hereto and shall be binding upon all successors of both parties.

Section 11.15. Use of Subservicers and Subcontractors.

(a) The Servicer shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (b) of this Section. The Servicer shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the servicers of any Subcontractor, to fulfill any of the obligations of the Servicer as servicer under this Agreement or any Reconstitution Agreement unless the Servicer complies with the provisions of paragraph (d) of this Section. The Servicer must notify the Owner, the Master Servicer and any Depositor in writing of any affiliations or relationships that develop following the closing date between the Servicer or any Subservicer.

(b) The Servicer shall cause any Subservicer used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of this Section and with clauses (g) and (j) of Article III, Sections 6.04, 6.09 and 10.02 of this Agreement to the same extent as if such Subservicer were the Owner, and to provide the information required with respect to such Subservicer under Section 3.01(i) of this Agreement. The Servicer shall be responsible for obtaining from each Subservicer and delivering to the Owner, the Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.09, any Annual Certification required under Section 6.04(b), any Additional Form 10-D Disclosure and any Form 8-K Disclosure Information, as and when required to be delivered.

(c) The Servicer shall promptly upon request provide to the Owner, the Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Owner, the Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Servicer or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Servicer shall cause any such Subcontractor used by the Servicer (or by any Subservicer) for the benefit of the Owner and any Depositor to comply with the provisions of Sections 6.07 and 10.02 of this Agreement to the same extent as if such Subcontractor were the Servicer. The Servicer shall be responsible for obtaining from each Subcontractor and delivering to the Owner and any Depositor any Assessment of Compliance and Attestation Report and other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.09 (and any Annual Certification required under Section 6.09(b)), in each case as and when required to be delivered.

11.16. Third Party Beneficiary

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date and year first above written.

EMC MORTGAGE CORPORATION Servicer

By:
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC. Owner

By:
Name:
Title:

EXHIBIT A

MORTGAGE LOAN SCHEDULE

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT
(date)

To:______________________
_________________________
_________________________
(the "Depository")

As "Servicer" under the Servicing Agreement, dated as of [_____] 1, 2006, (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[Servicer] Custodial Account, in trust for [Owner], Owner of Whole Loan Mortgages, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[ ]
(name of Depository)
By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT

(date)

To:___________________________
______________________________
______________________________
(the "Depository")

As "Servicer" under the Servicing Agreement, dated as of [______] 1, 2006 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[Servicer] Escrow Account, in trust for [Owner], Owner of Whole Loan Mortgages, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Servicer. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[ ]
(name of Depository)
By:
Name:
Title:

EXHIBIT D

REQUEST FOR RELEASE OF DOCUMENTS

To:	Wells Fargo Bank, National Association

1015 10th Avenue S.E.

Mpls., MN 55414

Attn: ________________

Re:	Custodial Agreement dated as of November 30, 1999, between EMC Mortgage Corporation and Wells Fargo Bank, National Association, as Custodian

In connection with the administration of the Mortgage Loans held by you as Custodian for the Owner pursuant to the above-captioned Custody Agreement, we request the release, and hereby acknowledge receipt, of the Custodian's Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_______	1.	Mortgage Paid in Full

_______	2.	Foreclosure

_______	3.	Substitution

_______	4.	Other Liquidation (Repurchases, etc.)

_______	5.	Nonliquidation

[Reason:_______________________________]

Address to which Custodian should

Deliver the Custodian's Mortgage File:

__________________________________________

__________________________________________

__________________________________________

By:
(authorized signer)
Issuer:
Address:
Date:

Custodian

Wells Fargo Bank, National Association

Please acknowledge the execution of the above request by your signature and date below:

Signature	Date

Documents returned to Custodian:

Custodian:	Date:

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

(a) Column/Header Name	(b) Description	(c) Decimal	(d) Format Comment
(e) SERVICER_LOAN_NBR	(f) A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR	(g)	(h)
(i) LOAN_NBR	(j) A unique identifier assigned to each loan by the originator.	(k)	(l)
(m) CLIENT_NBR	(n) Servicer Client Number	(o)	(p)
(q) SERV_INVESTOR_NBR	(r) Contains a unique number as assigned by an external servicer to identify a group of loans in their system.	(s)	(t)
(u) BORROWER_FIRST_NAME	(v) First Name of the Borrower.	(w)	(x)
(y) BORROWER_LAST_NAME	(z) Last name of the borrower.	(aa)	(bb)
(cc) PROP_ADDRESS	(dd) Street Name and Number of Property	(ee)	(ff)
(gg) PROP_STATE	(hh) The state where the property located.	(ii)	(jj)
(kk) PROP_ZIP	(ll) Zip code where the property is located.	(mm)	(nn)
(oo) BORR_NEXT_PAY_DUE_DATE	(pp) The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.	(qq)	(rr) MM/DD/YYYY
(ss) LOAN_TYPE	(tt) Loan Type (i.e. FHA, VA, Conv)	(uu)	(vv)
(ww) BANKRUPTCY_FILED_DATE	(xx) The date a particular bankruptcy claim was filed.	(yy)	(zz) MM/DD/YYYY
(aaa) BANKRUPTCY_CHAPTER_CODE	(bbb) The chapter under which the bankruptcy was filed.	(ccc)	(ddd)
(eee) BANKRUPTCY_CASE_NBR	(fff) The case number assigned by the court to the bankruptcy filing.	(ggg)	(hhh)
(iii) POST_PETITION_DUE_DATE	(jjj) The payment due date once the bankruptcy has been approved by the courts	(kkk)	(lll) MM/DD/YYYY
(mmm) BANKRUPTCY_DCHRG_DISM_DATE	(nnn) The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.	(ooo)	(ppp) MM/DD/YYYY
(qqq) LOSS_MIT_APPR_DATE	(rrr) The Date The Loss Mitigation Was Approved By The Servicer	(sss)	(ttt) MM/DD/YYYY
(uuu) LOSS_MIT_TYPE	(vvv) The Type Of Loss Mitigation Approved For A Loan Such As;	(www)	(xxx)
(yyy) LOSS_MIT_EST_COMP_DATE	(zzz) The Date The Loss Mitigation /Plan Is Scheduled To End/Close	(aaaa)	(bbbb) MM/DD/YYYY
(cccc) LOSS_MIT_ACT_COMP_DATE	(dddd) The Date The Loss Mitigation Is Actually Completed	(eeee)	(ffff) MM/DD/YYYY
(gggg) FRCLSR_APPROVED_DATE	(hhhh) The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.	(iiii)	(jjjj) MM/DD/YYYY
(kkkk) ATTORNEY_REFERRAL_DATE	(llll) Date File Was Referred To Attorney to Pursue Foreclosure	(mmmm)	(nnnn) MM/DD/YYYY
(oooo) FIRST_LEGAL_DATE	(pppp) Notice of 1st legal filed by an Attorney in a Foreclosure Action	(qqqq)	(rrrr) MM/DD/YYYY
(ssss) FRCLSR_SALE_EXPECTED_DATE	(tttt) The date by which a foreclosure sale is expected to occur.	(uuuu)	(vvvv) MM/DD/YYYY
(wwww) FRCLSR_SALE_DATE	(xxxx) The actual date of the foreclosure sale.	(yyyy)	(zzzz) MM/DD/YYYY
(aaaaa) FRCLSR_SALE_AMT	(bbbbb) The amount a property sold for at the foreclosure sale.	(ccccc) 2	(ddddd) No commas(,) or dollar signs ($)
(eeeee) EVICTION_START_DATE	(fffff) The date the servicer initiates eviction of the borrower.	(ggggg)	(hhhhh) MM/DD/YYYY
(iiiii) EVICTION_COMPLETED_DATE	(jjjjj) The date the court revokes legal possession of the property from the borrower.	(kkkkk)	(lllll) MM/DD/YYYY
(mmmmm) LIST_PRICE	(nnnnn) The price at which an REO property is marketed.	(ooooo) 2	(ppppp) No commas(,) or dollar signs ($)
(qqqqq) LIST_DATE	(rrrrr) The date an REO property is listed at a particular price.	(sssss)	(ttttt) MM/DD/YYYY
(uuuuu) OFFER_AMT	(vvvvv) The dollar value of an offer for an REO property.	(wwwww) 2	(xxxxx) No commas(,) or dollar signs ($)
(yyyyy) OFFER_DATE_TIME	(zzzzz) The date an offer is received by DA Admin or by the Servicer.	(aaaaaa)	(bbbbbb) MM/DD/YYYY
(cccccc) REO_CLOSING_DATE	(dddddd) The date the REO sale of the property is scheduled to close.	(eeeeee)	(ffffff) MM/DD/YYYY
(gggggg) REO_ACTUAL_CLOSING_DATE	(hhhhhh) Actual Date Of REO Sale	(iiiiii)	(jjjjjj) MM/DD/YYYY
(kkkkkk) OCCUPANT_CODE	(llllll) Classification of how the property is occupied.	(mmmmmm)	(nnnnnn)
(oooooo) PROP_CONDITION_CODE	(pppppp) A code that indicates the condition of the property.	(qqqqqq)	(rrrrrr)
(ssssss) PROP_INSPECTION_DATE	(tttttt) The date a property inspection is performed.	(uuuuuu)	(vvvvvv) MM/DD/YYYY
(wwwwww) APPRAISAL_DATE	(xxxxxx) The date the appraisal was done.	(yyyyyy)	(zzzzzz) MM/DD/YYYY
(aaaaaaa) CURR_PROP_VAL	(bbbbbbb) The current "as is" value of the property based on brokers price opinion or appraisal.	(ccccccc) 2	(ddddddd)
(eeeeeee) REPAIRED_PROP_VAL	(fffffff) The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	(ggggggg) 2	(hhhhhhh)
(iiiiiii) If applicable:	(jjjjjjj)	(kkkkkkk)	(lllllll)
(mmmmmmm) DELINQ_STATUS_CODE	(nnnnnnn) FNMA Code Describing Status of Loan	(ooooooo)	(ppppppp)
(qqqqqqq) DELINQ_REASON_CODE	(rrrrrrr) The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.	(sssssss)	(ttttttt)
(uuuuuuu) MI_CLAIM_FILED_DATE	(vvvvvvv) Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.	(wwwwwww)	(xxxxxxx) MM/DD/YYYY
(yyyyyyy) MI_CLAIM_AMT	(zzzzzzz) Amount of Mortgage Insurance Claim Filed	(aaaaaaaa)	(bbbbbbbb) No commas(,) or dollar signs ($)
(cccccccc) MI_CLAIM_PAID_DATE	(dddddddd) Date Mortgage Insurance Company Disbursed Claim Payment	(eeeeeeee)	(ffffffff) MM/DD/YYYY
(gggggggg) MI_CLAIM_AMT_PAID	(hhhhhhhh) Amount Mortgage Insurance Company Paid On Claim	(iiiiiiii) 2	(jjjjjjjj) No commas(,) or dollar signs ($)
(kkkkkkkk) POOL_CLAIM_FILED_DATE	(llllllll) Date Claim Was Filed With Pool Insurance Company	(mmmmmmmm)	(nnnnnnnn) MM/DD/YYYY
(oooooooo) POOL_CLAIM_AMT	(pppppppp) Amount of Claim Filed With Pool Insurance Company	(qqqqqqqq) 2	(rrrrrrrr) No commas(,) or dollar signs ($)
(ssssssss) POOL_CLAIM_PAID_DATE	(tttttttt) Date Claim Was Settled and The Check Was Issued By The Pool Insurer	(uuuuuuuu)	(vvvvvvvv) MM/DD/YYYY
(wwwwwwww) POOL_CLAIM_AMT_PAID	(xxxxxxxx) Amount Paid On Claim By Pool Insurance Company	(yyyyyyyy) 2	(zzzzzzzz) No commas(,) or dollar signs ($)
(aaaaaaaaa) FHA_PART_A_CLAIM_FILED_DATE	(bbbbbbbbb) Date FHA Part A Claim Was Filed With HUD	(ccccccccc)	(ddddddddd) MM/DD/YYYY
(eeeeeeeee) FHA_PART_A_CLAIM_AMT	(fffffffff) Amount of FHA Part A Claim Filed	(ggggggggg) 2	(hhhhhhhhh) No commas(,) or dollar signs ($)
(iiiiiiiii) FHA_PART_A_CLAIM_PAID_DATE	(jjjjjjjjj) Date HUD Disbursed Part A Claim Payment	(kkkkkkkkk)	(lllllllll) MM/DD/YYYY
(mmmmmmmmm) FHA_PART_A_CLAIM_PAID_AMT	(nnnnnnnnn) Amount HUD Paid on Part A Claim	(ooooooooo) 2	(ppppppppp) No commas(,) or dollar signs ($)
(qqqqqqqqq) FHA_PART_B_CLAIM_FILED_DATE	(rrrrrrrrr) Date FHA Part B Claim Was Filed With HUD	(sssssssss)	(ttttttttt) MM/DD/YYYY
(uuuuuuuuu) FHA_PART_B_CLAIM_AMT	(vvvvvvvvv) Amount of FHA Part B Claim Filed	(wwwwwwwww) 2	(xxxxxxxxx) No commas(,) or dollar signs ($)
(yyyyyyyyy) FHA_PART_B_CLAIM_PAID_DATE	(zzzzzzzzz) Date HUD Disbursed Part B Claim Payment	(aaaaaaaaaa)	(bbbbbbbbbb) MM/DD/YYYY
(cccccccccc) FHA_PART_B_CLAIM_PAID_AMT	(dddddddddd) Amount HUD Paid on Part B Claim	(eeeeeeeeee) 2	(ffffffffff) No commas(,) or dollar signs ($)
(gggggggggg) VA_CLAIM_FILED_DATE	(hhhhhhhhhh) Date VA Claim Was Filed With the Veterans Admin	(iiiiiiiiii)	(jjjjjjjjjj) MM/DD/YYYY
(kkkkkkkkkk) VA_CLAIM_PAID_DATE	(llllllllll) Date Veterans Admin. Disbursed VA Claim Payment	(mmmmmmmmmm)	(nnnnnnnnnn) MM/DD/YYYY
(oooooooooo) VA_CLAIM_PAID_AMT	(pppppppppp) Amount Veterans Admin. Paid on VA Claim	(qqqqqqqqqq) 2	(rrrrrrrrrr) No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:
• ASUM-	Approved Assumption
• BAP-	Borrower Assistance Program
• CO-	Charge Off
• DIL-	Deed-in-Lieu
• FFA-	Formal Forbearance Agreement
• MOD-	Loan Modification
• PRE-	Pre-Sale
• SS-	Short Sale
• MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:
• Mortgagor
• Tenant
• Unknown
• Vacant

The Property Condition field should show the last reported condition of the property as follows:
• Damaged
• Excellent
• Fair
• Gone
• Good
• Poor
• Special Hazard
• Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT G

FORM OF SERVICER CERTIFICATION

Re: The [         ] agreement dated as of [     l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, Officer’s Certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

EXHIBIT H

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit H is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit H and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(b)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(c)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(d)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(e)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT I

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit I is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit I and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Owner’s form of organization;

-a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Servicer that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Servicer, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Servicer, and the extent of outsourcing the Servicer uses;

-a description of any material changes to the Servicer’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Servicer’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Servicer’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio for the past three years; and

-the Owner’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1117

-describe any legal proceedings pending against the Servicer or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Servicer, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Servicer, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Servicer, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

EXHIBIT J

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE
(RMBS unless otherwise noted)

Key:
X - obligation

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

RegAB Reference	Servicing Criteria	Servicers
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF OWNER] [NAME OF SUBSERVICER]
Date:

By:
Name:
Title:

EXHIBIT K

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due within 90 days of liquidation. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.             The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.
3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.
4-12.        Complete as applicable. Required documentation:
* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.
* For escrow advances - complete payment history
(to calculate advances from last positive escrow balance forward)
* Other expenses -  copies of corporate advance history showing all payments
* REO repairs > $1500 require explanation
* REO repairs >$3000 require evidence of at least 2 bids.
* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate
* Unusual or extraordinary items may require further documentation.
13.           The total of lines 1 through 12.
Credits:

14-21.      Complete as applicable. Required documentation:
* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney
Letter of Proceeds Breakdown.
* Copy of EOB for any MI or gov't guarantee
* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23. The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________    Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type:     REO Sale   3rd Party Sale  Short Sale     Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes      No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT I-3

WELLS FARGO SERVICING AGREEMENT

EMC MORTGAGE CORPORATION

Purchaser

and

WELLS FARGO BANK, N.A.

Company

AMENDED AND RESTATED MASTER
SELLER'S WARRANTIES AND SERVICING AGREEMENT

Dated as of November 1, 2005

Fixed Rate and Adjustable Rate Mortgage Loans

ARTICLE I

DEFINITIONS

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS

ARTICLE III

REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

ARTICLE V

PAYMENTS TO PURCHASER

ARTICLE VI

GENERAL SERVICING PROCEDURES

ARTICLE VII

COMPANY TO COOPERATE

ARTICLE VIII

THE COMPANY

ARTICLE IX

SECURITIZATION TRANSACTIONS; WHOLE LOAN TRANSFERS AND AGENCY TRANSFERS

ARTICLE X

DEFAULT

ARTICLE XI

TERMINATION

ARTICLE XII

MISCELLANEOUS PROVISIONS

EXHIBITS

Exhibit A	Form of Assignment and Conveyance
Agreement
Exhibit B	Custodial Agreement
Exhibit C	Contents of Each Retained Mortgage File,
Servicing File and Custodial Mortgage File
Exhibit D	Servicing Criteria
Exhibit E	Form of Sarbanes Certification
Exhibit F	Form of Sarbanes-Oxley Back-Up
Certification
Exhibit G	Form of Assignment, Assumption and
Recognition Agreement
Exhibit H	Electronic Data File

This is an Amended and Restated Master Seller's Warranties and Servicing Agreement for residential first mortgage loans, dated and effective as of November 1, 2005, and is executed between EMC Mortgage Corporation, as purchaser (the "Purchaser"), and Wells Fargo Bank, N.A., as seller and servicer (the "Company").

W I T N E 60;S S E T H

WHEREAS, the Purchaser has agreed to purchase from the Company and the Company has agreed to sell to the Purchaser from time to time (each a “Transaction”) certain residential Mortgage Loans which shall be delivered as whole loans (each a “Loan Package”) on various dates (each a “Closing Date”) as provided for in certain Assignment and Conveyance Agreements by and between the Purchaser and the Company as executed from time to time; and
WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule; and

WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the conveyance, servicing and control of the Mortgage Loans.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.

Agency/Agencies: Fannie Mae, Freddie Mac or GNMA, or any of them as applicable.

Agency Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to an Agency which sale or transfer is not a Securitization Transaction or Whole Loan Transfer.

Agreement: This Amended and Restated Master Seller's Warranties and Servicing Agreement and all amendments hereof and supplements hereto.

ALTA: The American Land Title Association or any successor thereto.

Appraised Value: With respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the origination of such Mortgage Loan.

Assignment and Conveyance Agreement: With respect to each Transaction, the agreement between the Purchaser and the Company conveying to the Purchaser all the right, title and interest of the Company in and to the related Mortgage Loans listed on the related Mortgage Loan Schedule, a form of which is attached hereto as Exhibit A.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser or if the related Mortgage has been recorded in the name of MERS or its designee, such actions as are necessary to cause the Purchaser to be shown as the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS, including assignment of the MIN Number which will appear either on the Mortgage or the Assignment of Mortgage to MERS.

Assignment of Mortgage Note and Pledge Agreement: With respect to a Cooperative Loan, an assignment of the Mortgage Note and Pledge Agreement.

Assignment of Proprietary Lease: With respect to a Cooperative Loan, an assignment of the Proprietary Lease sufficient under the laws of the jurisdiction wherein the related Cooperative Apartment is located to effect the assignment of such Proprietary Lease.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the states where the parties are located or are authorized or obligated by law or executive order to be closed.

Buydown Agreement: An agreement between the Company and a Mortgagor, or an agreement among the Company, a Mortgagor and a seller of a Mortgaged Property or a third party with respect to a Mortgage Loan which provides for the application of Buydown Funds.

Buydown Funds: In respect of any Buydown Mortgage Loan, any amount contributed by the seller of a Mortgaged Property subject to a Buydown Mortgage Loan, the buyer of such property, the Company or any other source, plus interest earned thereon, in order to enable the Mortgagor to reduce the payments required to be made from the Mortgagor’s funds in the early years of a Mortgage Loan.

Buydown Mortgage Loan: Any Mortgage Loan in respect of which, pursuant to a Buydown Agreement, (i) the Mortgagor pays less than the full Monthly Payments specified in the Mortgage Note for a specified period, and (ii) the difference between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.

Buydown Period: The period of time when a Buydown Agreement is in effect with respect to a related Buydown Mortgage Loan.

Closing Date: The date or dates, set forth in the related Commitment Letter, on which from time to time the Purchaser shall purchase and the Company shall sell the Mortgage Loans listed on the related Mortgage Loan Schedule for each Transaction.

Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Commission: The United States Securities and Exchange Commission.

Commitment Letter: The commitment letter executed in relation to each Transaction that sets forth, among other things, the Purchase Price for the related Mortgage Loans.

Company: Wells Fargo Bank, N.A., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

Company Information: As defined in Section 9.01(f)(i)(A).

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Cooperative: The entity that holds title (fee or an acceptable leasehold estate) to all of the real property that the Project comprises, including the land, separate dwelling units and all common areas.

Cooperative Apartment: The specific dwelling unit relating to a Cooperative Loan.

Cooperative Lien Search: A search for (a) federal tax liens, mechanics’ liens, lis pendens, judgments of record or otherwise against (i) the Cooperative, (ii) the seller of the Cooperative Apartment and (iii) the Company if the Cooperative Loan is a refinanced Mortgage Loan, (b) filings of financing statements and (c) the deed of the Project into the Cooperative.

Cooperative Loan: A Mortgage Loan that is secured by Cooperative Shares and a Proprietary Lease granting exclusive rights to occupy the related Cooperative Apartment.

Cooperative Shares: The shares of stock issued by a Cooperative, owned by the Mortgagor, and allocated to a Cooperative Apartment.

Covered Loan: A Mortgage Loan categorized as “Covered” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Custodial Account: The separate account or accounts created and maintained pursuant to Section 4.04.

Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, a form of which is annexed hereto as Exhibit B.

Custodial Mortgage File: The items referred to as items (1), (2), (4), (5) and (10) in Exhibit C annexed hereto to be delivered by the Company to the Custodian on the related Closing Date with respect to a particular Mortgage Loan, and any additional documents required to be added to the Custodial Mortgage File and delivered to the custodian pursuant to this Agreement.

Custodian: The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.

Cut-off Date: With respect to each Transaction, the first day of the month in which the related Closing Date occurs.

Deleted Mortgage Loan: A Mortgage Loan which is repurchased by the Company in accordance with the terms of this Agreement and which is, in the case of a substitution pursuant to Section 3.03, replaced or to be replaced with a Qualified Substitute Mortgage Loan.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Determination Date: The Business Day immediately preceding the related Remittance Date.

Due Date: The first day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period: With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending in the first day of the month of the Remittance Date.

Electronic Data File: The final electronic file of the Mortgage Loans, in relation to each Transaction, provided by Company to the Purchaser on or before the related Closing Date.

Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.12.

Escrow Account: The separate account or accounts created and maintained pursuant to Section 4.06.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 10.01.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Fannie Mae: The Federal National Mortgage Association or any successor thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

Freddie Mac: The Federal Home Loan Mortgage Corporation or any successor thereto.

Gross Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which is added to the Index in order to determine the related Interest Rate, as set forth in the Mortgage Loan Schedule.

High Cost Loan: A Mortgage Loan classified as (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994, (b) a “high cost home,” “threshold,” “covered,” “high risk home,” “predatory” or similar loan under any other applicable state, federal or local law or (c) a Mortgage Loan categorized as “High Cost” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Home Loan: A Mortgage Loan categorized as “Home Loan” pursuant to the Standard & Poor’s Glossary for File Format for LEVELS® Version 5.6, Appendix E, as revised from time to time and in effect on each related Closing Date.

Incremental Interest: As to any Incremental Rate Mortgage Loan, the amount of interest accrued on such Mortgage Loan attributable to the Incremental Rate; provided, however, that with respect to any payment of interest received in respect of such a Mortgage Loan (whether paid by the Mortgagor or received as Liquidation Proceeds or otherwise) which is less than the full amount of interest then due with respect to such Mortgage Loan, only that portion of such payment of interest that bears the same relationship to the total amount of such payment of interest as the Incremental Rate, if any, in respect of such Mortgage Loan bears to the Mortgage Interest Rate shall be allocated to the Incremental Interest with respect thereto.

Incremental Rate: For an Incremental Rate Mortgage Loan, the per annum increase to the initial Mortgage Interest Rate set forth in the addendum to the related Mortgage Note, which increase takes effect upon the occurrence of certain specified conditions prior to the first Adjustment Date and remains in effect until the first Adjustment Date.

Incremental Rate Mortgage Loan: A Mortgage Loan for which the related Mortgage Note includes an addendum that allows for an increase to the initial Mortgage Interest Rate upon the occurrence of certain specified conditions.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest thereon.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Only Mortgage Loan: A Mortgage Loan for which an interest-only payment feature is allowed during the interest-only period set forth in the related Mortgage Note.

Lender Paid Mortgage Insurance Policy or LPMI Policy: A PMI Policy for which the Company pays all premiums from its own funds, without reimbursement therefor.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination (unless otherwise indicated) to the Appraised Value of the Mortgaged Property.

MERS: Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

MIN: Mortgage Identification Number used to identify mortgage loans registered under MERS.

Monthly Advance: The portion of each Monthly Payment that is delinquent with respect to each Mortgage Loan at the close of business on the Determination Date, required to be advanced by the Company pursuant to Section 5.03 on the Business Day immediately preceding the Remittance Date of the related month.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan or in the case of an Interest Only Mortgage Loan, payments of (i) interest, or (ii) principal and interest, if applicable, on a Mortgage Loan.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note or the Pledge Agreement securing the Mortgage Note for a Cooperative Loan.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate of interest borne on a Mortgage Note in accordance with the provisions of the Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Retained Mortgage File, the Custodial Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Security Instrument and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related title insurance policy and evidence of the related PMI Policy, if any.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: With respect to each Transaction, a schedule of Mortgage Loans, which shall be attached to the related Assignment and Conveyance Agreement, setting forth the following information with respect to each Mortgage Loan: (1) the Company’s Mortgage Loan number; (2) the city state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, a Cooperative Loan, planned unit development or condominium; (4) the current Mortgage Interest Rate; (5) the current net Mortgage Interest Rate; (6) the current Monthly Payment; (7) the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the related Cut-off Date after deduction of payments of principal due on or before the related Cut-off Date whether or not collected; (11) the Loan-to-Value; (12) the next Adjustment Date; (13) the lifetime Mortgage Interest Rate cap; (14) whether the Mortgage Loan is convertible or not; (15) a code indicating the mortgage guaranty insurance company; (16) a code indicating whether the Mortgage Loan contains pledged assets; (17) a code indicating whether the Mortgage Loan has balloon payments; (18) a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan; (16) a field indicating whether the Mortgage Loan is a Home Loan; and (17) the Servicing Fee.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note, or with respect to a Cooperative Loan, the Cooperative Apartment.

Mortgagor: The obligor on a Mortgage Note.

Officer's Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an Assistant Vice President and certified by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser.

Periodic Interest Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date pursuant to the terms of the Mortgage Note.

Person: Any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

Pledge Agreement: With respect to a Cooperative Loan, the specific agreement creating a first lien on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease.

Pledge Instruments: With respect to a Cooperative Loan, the Stock Power, the Assignment of the Proprietary Lease and the Assignment of the Mortgage Note and Pledge Agreement.

PMI Policy: A policy of primary mortgage guaranty insurance evidenced by an electronic form and certificate number issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans.

Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in The Wall Street Journal.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Principal Prepayment Period: The month preceding the month in which the related Remittance Date occurs.

Project: With respect to a Cooperative Loan, all real property owned by the related Cooperative including the land, separate dwelling units and all common areas.

Proprietary Lease: With respect to a Cooperative Loan, a lease on a Cooperative Apartment evidencing the possessory interest of the Mortgagor in such Cooperative Apartment.

Purchaser: EMC Mortgage Corporation, or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

Purchase Price: The purchase price for each Loan Package shall be as stated in the related Commitment Letter.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchased or post-purchased quality assurance procedures (which may involve, among other things, review of a sample or mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Qualified Depository: A deposit account or accounts maintained with a federal or state chartered depository institution the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding company, the short-term unsecured debt obligations of such holding company) are rated A-1 by Standard & Poor’s Ratings Group or Prime-1 by Moody’s Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Purchaser by written notice to the Company) at the time any deposits are held on deposit therein.

Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Company for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Loan Remittance Rate not less than and not more than two percent (2%) greater than the Mortgage Loan Remittance Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) be of the same type as the Deleted Mortgage Loan and (v) comply with each representation and warranty set forth in Sections 3.01 and 3.02.

Rating Agency/Agencies: Any nationally recognized statistical Rating Agency, or its successors, including Standard & Poor’s, a division of The McGraw-Hill Companies, Moody’s Investors Service, Inc. and Fitch Ratings.

Recognition Agreement: An agreement whereby a Cooperative and a lender with respect to a Cooperative Loan (i) acknowledge that such lender may make, or intends to make, such Cooperative Loan, and (ii) make certain agreements with respect to such Cooperative Loan.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement: The agreement or agreements entered into by the Company and the Purchaser and/or certain third parties on the Reconstitution Date or Dates with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Whole Loan Transfer or Securitization Transaction.

Reconstitution Date: The date on which any or all of the Mortgage Loans serviced under this Agreement may be removed from this Agreement and reconstituted as part of a Securitization Transaction, Agency Transfer or Whole Loan Transfer pursuant to Section 9.01 hereof. The Reconstitution Date shall be such date as the Purchaser shall designate.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

REMIC: A "real estate mortgage investment conduit" within the meaning of Section 860D of the Code.

REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 860G of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately following) of any month.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 4.16.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

Repurchase Price: Unless agreed otherwise by the Purchaser and the Company, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser through the last day of the month in which such repurchase takes place, less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

Retained Mortgage File: The items referred to as items (3), (6), (7), (8) and (9) in Exhibit C annexed hereto with respect to a particular Mortgage Loan that are not required to be delivered to the Custodian pursuant to this Agreement, and any additional documents required to be added to the Retained Mortgage File pursuant to this Agreement.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (a) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (b) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 9.01(e)(iii).

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses other than Monthly Advances (including reasonable attorney's fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.08 and 4.10 (excluding the Company’s obligations to pay the premiums on LPMI Policies).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is received. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

Servicing Fee Rate: The per annum percentage for each Mortgage Loan, as stated in the Commitment Letter.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Retained Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement the originals of which are delivered to the Custodian pursuant to Section 2.03.

Servicing Officer: Any officer of the Company involved in or responsible for the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Stock Certificate: With respect to a Cooperative Loan, a certificate evidencing ownership of the Cooperative Shares issued by the Cooperative.

Stock Power: With respect to a Cooperative Loan, an assignment of the Stock Certificate or an assignment of the Cooperative Shares issued by the Cooperative.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

Subsidy Account: An account maintained by the Company specifically to hold all Subsidy Funds to be applied to individual Subsidy Loans.

Subsidy Funds: With respect to any Subsidy Loans, funds contributed by the employer of a Mortgagor in order to reduce the payments required from the Mortgagor for a specified period in specified amounts.

Subsidy Loan: Any Mortgage Loan subject to a temporary interest subsidy agreement pursuant to which the monthly interest payments made by the related Mortgagor will be less than the scheduled monthly interest payments on such Mortgage Loan, with the resulting difference in interest payments being provided by the employer of the Mortgagor. Each Subsidy Loan will be identified as such in the related Electronic Data File.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

Time$aver® Mortgage Loan: A Mortgage Loan which has been refinanced pursuant to a Company program that allows a rate/term refinance of an existing Company serviced loan with minimal documentation.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans by the Purchaser to a third party, which sale or transfer is not a Securitization Transaction or Agency Transfer.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS

Section 2.01   Conveyance of Mortgage Loans; Possession of Custodial Mortgage Files;
Maintenance of Retained Mortgage Files and Servicing Files.

Pursuant to an Assignment and Conveyance Agreement, on the related Closing Date, the Company, simultaneously with the payment of the Purchase Price by the Purchaser, shall thereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement and the related Assignment and Conveyance Agreement, all the right, title and interest of the Company in and to the Mortgage Loans listed on the respective Mortgage Loan Schedule annexed to such Assignment and Conveyance Agreement, together with the Retained Mortgage Files and Custodial Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2.03, the Company shall deliver the Custodial Mortgage File for each Mortgage Loan comprising the related Loan Package to the Custodian.

The contents of each Retained Mortgage File not delivered to the Custodian are and shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. The Company shall maintain a Servicing File consisting of a copy of the contents of each Custodial Mortgage File and the originals of the documents in each Retained Mortgage File not delivered to the Custodian. The possession of each Retained Mortgage File and Servicing File by the Company is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Custodial Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. The Company shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 3.03 or 6.02. All such costs associated with the release, transfer and re-delivery to the Company shall be the responsibility of the Purchaser other than any related recording costs (especially in instances of breach).

In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause, the MERS® System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS® System to identify the Purchaser as beneficial owner of such Mortgage Loans.

Section 2.02 Books and Records; Transfers of Mortgage Loans.

From and after the sale of the Mortgage Loans to the Purchaser in the related Loan Package on each Closing Date, all rights arising out of such Mortgage Loans including but not limited to all funds received on or in connection with such Mortgage Loans, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of such Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of such Mortgage Loans.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee, and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae or Freddie Mac and records of periodic inspections as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the Fannie Mae Selling and Servicing Guide, as amended from time to time.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of such Mortgage Loan and thereafter in accordance with applicable laws and regulations.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any Person with respect to this Agreement or the Mortgage Loans unless the books and records show such Person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred. Such notification of a transfer shall include a final loan schedule which shall be received by the Company no fewer than five (5) Business Days before the last Business Day of the month. If such notification is not received as specified above, the Company’s duties to remit and report as required by Section 5 shall begin with the next Due Period.

Section 2.03 Custodial Agreement; Delivery of Documents.

On each Closing Date with respect to each Mortgage Loan comprising the related Loan Package, the Company shall deliver and release to the Custodian the related Custodial Mortgage File as set forth in Exhibit C attached hereto.

The Custodian shall certify its receipt of any Mortgage Loan Documents actually received on or prior to such Closing Date and as required to be delivered pursuant to the Custodial Agreement, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Purchaser will be responsible for the fees and expenses of the Custodian.

Upon the Purchaser’s request, the Company shall deliver to Purchaser or its designee within ten (10) days after such request such contents of the Retained Mortgage file so requested. In the event that the company fails to deliver to the Purchaser or its designee the requested contents of the Retained Mortgage File within such ten-day period, and if the Company does not cure such failure within five (5) days following receipt of written notification of such failure, the Company shall repurchase each related Mortgage Loan at the price and in the manner specified in Section 3.03.

The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty days of its submission for recordation.

In the event the public recording office is delayed in returning any original document which the Company is required to deliver at any time to the Custodian in accordance with the terms of the Custodial Agreement or which the Company is required to maintain in the related Retained Mortgage File, the Company shall deliver to the Custodian or to the Retained Mortgage File, as applicable, within 240 days of its submission for recordation, a copy of such document and an Officer's Certificate, which shall (i) identify the recorded document; (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company will be required to deliver such document to the Custodian or to the Retained Mortgage File, as applicable, by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

In the event that new, replacement, substitute or additional Stock Certificates are issued with respect to existing Cooperative Shares, the Company immediately shall deliver to the Custodian the new Stock Certificates, together with the related Stock Powers in blank. Such new Stock Certificates shall be subject to the related Pledge Instruments and shall be subject to all of the terms, covenants and conditions of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES REMEDIES AND BREACH

Section 3.01  Company Representations and Warranties.

The Company hereby represents and warrants to the Purchaser that, as of the related Closing Date:

(a)	Due Organization and Authority.

The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

(b)	Ordinary Course of Business.

The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, who is in the business of selling and servicing loans, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(c)	No Conflicts.

Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of the terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

(d)	Ability to Service.

The Company is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(e)	Reasonable Servicing Fee.

The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement;

(f)	Ability to Perform.

The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company's creditors;

(g)	No Litigation Pending.

There is no action, suit, proceeding or investigation pending or threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

(h)	No Consent Required.

No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

(i)	Selection Process.

The Mortgage Loans were selected from among either the outstanding fixed rate or adjustable rate one- to four-family mortgage loans in the Company's mortgage banking portfolio at the related Closing Date as to which the representations and warranties set forth in Section 3.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

(j)	No Untrue Information.

Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

(k)	Sale Treatment.

The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

(l)	No Material Change.

There has been no material adverse change in the business, operations, financial condition or assets of the Company since the date of the Company’s most recent financial statements;

(m)	No Brokers’ Fees.

The Company has not dealt with any broker, investment banker, agent or other Person that may be entitled to any commission or compensation in the connection with the sale of the Mortgage Loans; and

(n)	MERS.

The Company is a member of MERS in good standing.

Section 3.02 Representations and Warranties Regarding Individual Mortgage Loans.

As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the related Closing Date:

(a)	Mortgage Loans as Described.

The information set forth in the respective Mortgage Loan Schedule and the information contained on the respective Electronic Data File delivered to the Purchaser is true and correct;

(b)	Payments Current.

All payments required to be made up to the related Cut-off Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment under any Mortgage Loan has been thirty (30) days delinquent more than one time within twelve (12) months prior to the related Closing Date;

(c)	No Outstanding Charges.

There are no defaults in complying with the terms of the Mortgages, and all taxes, governmental assessments, insurance premiums, leasehold payments, water, sewer and municipal charges, which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Seller has not advanced funds, or induced, solicited directly or indirectly, the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is later, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(d)	Original Terms Unmodified.

The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser and which has been delivered to the Custodian. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement was delivered to the Custodian pursuant to the terms of the Custodial Agreement;

(e)	No Defenses.

The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(f)	No Satisfaction of Mortgage.

The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission;

(g)	Validity of Mortgage Documents.

The Mortgage Note and the Mortgage and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties;

With respect to each Cooperative Loan, the Mortgage Note, the Mortgage, the Pledge Agreement, and related documents are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note, the Mortgage, the Pledge Agreement, the Proprietary Lease, the Stock Power, Recognition Agreement and the Assignment of Proprietary Lease had legal capacity to enter into the Mortgage Loan and to execute and deliver such documents, and such documents have been duly and properly executed by such parties;

(h)	No Fraud.

No error, omission, misrepresentation, negligence, fraud or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company, or the Mortgagor, or to the best of the Company’s knowledge, any appraiser, any builder, or any developer, or any other party involved in the origination of the Mortgage Loan or in the application of any insurance in relation to such Mortgage Loan;

(i)	Compliance with Applicable Laws.

Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit and privacy protection, equal credit opportunity, disclosure or predatory and abusive lending laws applicable to the Mortgage Loan have been complied with, and the Company shall maintain in its possession, available for the Purchaser's inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(j)	Location and Type of Mortgaged Property.

The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single, contiguous parcel of real property with a detached single family residence erected thereon, or a two- to four-family dwelling, or an individual condominium unit in a condominium project, or a Cooperative Apartment, or an individual unit in a planned unit development or a townhouse, provided, however, that any condominium project or planned unit development shall conform with the applicable Fannie Mae requirements, or the underwriting guidelines of the company, regarding such dwellings, and no residence or dwelling is a mobile home. As of the respective date of the appraisal for each Mortgaged Property, any Mortgaged Property being used for commercial purposes conforms to the underwriting guidelines of the Company and, to the best of the Company’s knowledge, since the date of such appraisal, no portion of the Mortgage Property has been used for commercial purposes outside of the underwriting guidelines of the Company;

(k)	Valid First Lien.

The Mortgage is a valid, subsisting and enforceable first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems located in or annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(1)	the lien of current real property taxes and assessments not yet due and payable;

(2)
covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender's title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or otherwise considered in the appraisal made for the originator of the Mortgage Loan and (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(3)
other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser;

With respect to each Cooperative Loan, each Pledge Agreement creates a valid, enforceable and subsisting first security interest in the Cooperative Shares and Proprietary Lease, subject only to (i) the lien of the related Cooperative for unpaid assessments representing the Mortgagor’s pro rata share of the Cooperative’s payments for its blanket mortgage, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (ii) other matters to which like collateral is commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Pledge Agreement; provided, however, that the appurtenant Proprietary Lease may be subordinated or otherwise subject to the lien of any mortgage on the Project;

(l)	Full Disbursement of Proceeds.

The proceeds of the Mortgage Loan have been fully disbursed, except for escrows established or created due to seasonal weather conditions, and there is no requirement for future advances thereunder. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m)	Consolidation of Future Advances.

Any future advances made prior to the related Cut-off Date, have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term reflected on the related Mortgage Loan Schedule. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae or Freddie Mac; the consolidated principal amount does not exceed the original principal amount of the Mortgage Loan; the Seller shall not make future advances after the related Cut-Off Date;

(n)	Ownership.

The Company is the sole owner of record and holder of the Mortgage Loan and the related Mortgage Note and the Mortgage are not assigned or pledged, and the Company has good and marketable title thereto and has full right and authority to transfer and sell the Mortgage Loan to the Purchaser. The Company is transferring the Mortgage Loan free and clear of any and all encumbrances, liens, pledges, equities, participation interests, claims, charges or security interests of any nature encumbering such Mortgage Loan;

(o) Origination/Doing Business.

The Mortgage Loan was originated by a savings and loan association, a savings bank, a commercial bank, a credit union, an insurance company, or similar institution which is supervised and examined by a federal or state authority or by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

(p)	LTV, PMI Policy.

Each Mortgage Loan has an LTV as set forth in the related Mortgage Loan Schedule and related Electronic Data File. Except as indicated on the Electronic Data File, those Mortgage Loans with an LTV greater than 80% at the time of origination, a portion of the unpaid principal balance of the Mortgage Loan is and will be insured as to payment defaults by a PMI Policy. If the Mortgage Loan is insured by a PMI Policy for which the Mortgage pays all premiums, the coverage will remain in place until (i) the LTV is decreased to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 USC 4901, et seq. All provisions of such PMI Policy and LPMI Policy have been and are being complied with, such PMI Policy and LPMI Policy is in full force and effect, and all premiums due thereunder have been paid. The Qualified Insurer has a claims paying ability acceptable to Fannie Mae or Freddie Mac. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor or in the case of an LPMI Policy, obligates the Company, thereunder to maintain the PMI Policy or LPMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. No prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such PMI Policy or LPMI Policy;

(q)	Title Insurance.

The Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of Paragraph (k) of this Section 3.02, and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. The Company is the sole insured of such lender's title insurance policy, and such lender's title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(r)	No Defaults.

There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Company nor its predecessors have waived any default, breach, violation or event of acceleration;

(s)	No Mechanics' Liens.

There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage which are not insured against by the title insurance policy referenced in Paragraph (q) above;

(t)	Location of Improvements; No Encroachments.

Except as insured against by the title insurance policy referenced in Paragraph (q) above, all improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

(u)	Payment Terms.

Except with respect to the Interest Only Mortgage Loans, principal payments commenced no more than 60 days after the funds were disbursed to the Mortgagor in connection with the Mortgage Loan. The Mortgage Loans have an original term to maturity of not more than 30 years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index plus the applicable Gross Margin, rounded up or down to the nearest multiple of 0.125% indicated by the Mortgage Note; provided that the Mortgage Interest Rate will not increase or decrease by more than 2.00% on any Adjustment Date, and will in no event exceed the maximum Mortgage Interest Rate or be lower than the minimum Mortgage Interest Rate listed on the Mortgage Loan Schedule for such Mortgage Loan. Each adjustable rate Mortgage Note requires a monthly payment which is sufficient, during the period prior to the first adjustment to the Mortgage Interest Rate, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate; provided however, with respect to any Interest Only Mortgage Loans, the Mortgage Note allows a Monthly Payment of interest only during the period prior to the first Adjustment Date and upon the first adjustment to the Mortgage Interest Rate, the Mortgage Note requires a Monthly Payment of principal and interest, sufficient to fully amortize the outstanding principal balance over the then remaining term of such Mortgage Loan. As to each adjustable rate Mortgage Loan, if the related Mortgage Interest Rate changes on an adjustment date, the then outstanding principal balance will be reamortized over the remaining life of such Mortgage Loan. No Mortgage Loan contains terms or provisions which would result in negative amortization;

(v)	Customary Provisions.

The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (ii) otherwise by judicial foreclosure. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(w)	Occupancy of the Mortgaged Property.

As of the date of origination, the Mortgaged Property was lawfully occupied under applicable law;

(x)	No Additional Collateral.

The Mortgage Note is not and has not been secured by any collateral, pledged account, except as indicated on the Electronic Data File, or other security except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (k) above;

(y)	Deeds of Trust.

In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Mortgagee to the trustee under the deed of trust, except in connection with a trustee's sale after default by the Mortgagor;

(z)	Acceptable Investment.

The Company has no knowledge of any circumstances or conditions with respect to the Mortgage Loan, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

(aa)	Transfer of Mortgage Loans.

If the Mortgage Loan is not a MERS Mortgage Loan, the Assignment upon the insertion of the name of the assignee and recording information is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(bb)	Mortgaged Property Undamaged.

The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended;

(cc)	Collection Practices; Escrow Deposits.

The origination and collection practices used with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices, and have been in all material respects legal and proper. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage Note;

(dd)	No Condemnation.

There is no proceeding pending or to the best of the Company’s knowledge threatened for the total or partial condemnation of the related Mortgaged Property;

(ee)	The Appraisal.

The Servicing File contains an appraisal of the related Mortgaged Property. As to each Time$aver® Mortgage Loan, the appraisal may be from the original of the existing Company-serviced loan, which was refinanced via such Time$aver® Mortgage Loan. The appraisal was conducted by an appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and the appraiser both satisfy the applicable requirements of Title XI of the Financial Institution Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(ff)	Insurance.

The Mortgaged Property securing each Mortgage Loan is insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire and such hazards as are covered under a standard extended coverage endorsement and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Section 4.10, in an amount which is at least equal to the lesser of (a) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property, and (b) the greater of (i) the outstanding principal balance of the Mortgage Loan and (ii) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. If the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the project. If the improvements on the Mortgaged Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier, in an amount representing coverage not less than the least of (A) the outstanding principal balance of the Mortgage Loan, (B) the full insurable value and (C) the maximum amount of insurance which was available under the Flood Disaster Protection Act of 1973, as amended. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain a hazard insurance policy at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor's cost and expense, and to seek reimbursement therefor from the Mortgagor. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Company has not acted or failed to act so as to impair the coverage of any such insurance policy or the validity, binding effect and enforceability thereof;

(gg)	Servicemembers’ Civil Relief Act.

The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers’ Civil Relief Act, as amended;

(hh)	No Graduated Payments or Contingent Interests.

The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(ii)	No Construction Loans.

No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgage Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property other than a construction-to-permanent loan which has converted to a permanent Mortgage Loan;

(jj)	Underwriting.

Each Mortgage Loan was underwritten in accordance with the underwriting guidelines of the Company, which were in effect at the time the Mortgage Loan was originated; and the Mortgage Note and Mortgage are on forms acceptable to Freddie Mac or Fannie Mae;

(kk)	Buydown Mortgage Loans.

With respect to each Mortgage Loan that is a Buydown Mortgage Loan:

(i)
On or before the date of origination of such Mortgage Loan, the Company and the Mortgagor, or the Company, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown Agreement. The Buydown Agreement provides that the seller of the Mortgaged Property (or third party) shall deliver to the Company temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan. The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan. The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note. The Buydown Mortgage Loan satisfies the requirements of Fannie Mae or Freddie Mac guidelines;

(ii)
The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement. The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available. The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Company and if required under Fannie Mae or Freddie Mac guidelines, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property;

(iii)	The Buydown Funds may not be refunded to the Mortgagor unless the Mortgagor makes a principal payment for the outstanding balance of the Mortgage Loan;

(iv)	As of the date of origination of the Mortgage Loan, the provisions of the related Buydown Agreement complied with the requirements of Fannie Mae or Freddie Mac regarding buydown agreements.

(ll)	Delivery of Custodial Mortgage Files.

Any documents required to be delivered by the Company under this Agreement have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Retained Mortgage File and Custodial Mortgage File in compliance with Exhibit C hereto;

(mm)	No Violation of Environmental Laws.

There is no pending action or proceeding directly involving any Mortgaged Property of which the Company is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Company’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn)	No Bankruptcy.

No Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated and to the best of the Company’s knowledge, as of the related Closing Date, the Company has not received notice that any Mortgagor is a debtor under any state or federal bankruptcy or insolvency proceeding;

(oo)	HOEPA.

No Mortgage Loan is a High Cost Loan or Covered Loan;

(pp)	Cooperative Loans.

With respect to each Cooperative Loan:

(i)
The Cooperative Shares are held by a person as a tenant-stockholder in a Cooperative. Each original UCC financing statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first lien and security interest in the Cooperative Loan and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to Purchaser or its designee establishes in Purchaser a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Purchaser has full right to sell and assign the same. The Proprietary Lease term expires no less than five years after the Mortgage Loan term or such other term acceptable to Fannie Mae or Freddie Mac;

(ii)
A Cooperative Lien Search has been made by a company competent to make the same which company is acceptable to Fannie Mae and qualified to do business in the jurisdiction where the Cooperative is located;

(iii)
(a) The term of the related Proprietary Lease is not less than the terms of the Cooperative Loan; (b) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative; (c) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease; (d) the Cooperative has been created and exists in full compliance with the requirements for residential cooperatives in the jurisdiction in which the Project is located and qualifies as a cooperative housing corporation under Section 210 of the Code; (e) the Recognition Agreement is on a form published by Aztech Document Services, Inc. or includes similar provisions; and (f) the Cooperative has good and marketable title to the Project, and owns the Project either in fee simple or under a leasehold that complies with the requirements of the Fannie Mae Guidelines; such title is free and clear of any adverse liens or encumbrances, except the lien of any blanket mortgage;

(iv)	The Company has the right under the terms of the Mortgage Note, Pledge Agreement and Recognition Agreement to pay any maintenance charges or assessments owed by the Mortgagor;

(v)
Each Stock Power (i) has all signatures guaranteed or (ii) if all signatures are not guaranteed, then such Cooperative Shares will be transferred by the stock transfer agent of the Cooperative if the Company undertakes to convert the ownership of the collateral securing the related Cooperative Loan;

(qq)	Georgia Fair Lending Act.

There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(rr)	Methodology.

The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

(ss)	Imposition of a Premium.

With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (ii) notwithstanding any state or federal law to the contrary, the Company shall recommend that such prepayment premium is not imposed in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments;

(tt)	Single Premium Credit Life.

No Mortgagor was required to purchase any single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance products) or debt cancellation agreement as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single premium credit insurance policy (e.g. life, disability, accident, unemployment or health insurance product) as part of the origination of the Mortgage Loan. No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies or debt cancellation agreements as part of the origination of, or as a condition to closing, such Mortgage Loan;

(uu)	No Arbitration Provision.

With respect to each Mortgage Loan, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan transaction;

(ww)	Credit Reporting.

With respect to each Mortgage Loan, the Company has fully furnished, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (i.e. favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis; and

(xx)	Illinois Interest Act.

Any Mortgage Loan with a Mortgaged Property in the State of Illinois complies with the Illinois Interest Act.

Section 3.03 Repurchase.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Custodial Mortgage Files or Retained Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser (or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), the party discovering such breach shall give prompt written notice to the other.

Within ninety (90) days of the earlier of either discovery by or notice to the Company of any breach of a representation or warranty which materially and adversely affects the value of the Mortgage Loans, the Company shall use its best efforts promptly to cure such breach in all material respects and, if such breach cannot be cured, the Company shall, at the Purchaser's option, repurchase such Mortgage Loan at the Repurchase Price. In the event that a breach shall involve any representation or warranty set forth in Section 3.01, and such breach cannot be cured within 90 days of the earlier of either discovery by or notice to the Company of such breach, all of the Mortgage Loans shall, at the Purchaser's option, be repurchased by the Company at the Repurchase Price. However, if the breach shall involve a representation or warranty set forth in Section 3.02 and the Company discovers or receives notice of any such breach within 120 days of the related Closing Date, the Company shall, if the breach cannot be cured, at the Purchaser's option and provided that the Company has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a "Deleted Mortgage Loan") and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Company has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan within ninety (90) days of the written notice of the breach or the failure to cure, whichever is later. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution.

At the time of repurchase or substitution, the Purchaser and the Company shall arrange for the reassignment of the Deleted Mortgage Loan to the Company and the delivery to the Company of any documents held by the Custodian relating to the Deleted Mortgage Loan. If the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall cause MERS to designate on the MERS® System to remove the Purchaser as the beneficial holder with respect to such Mortgage Loan. In the event of a repurchase or substitution, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Company shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Company shall effect such substitution by delivering to the Custodian for such Qualified Substitute Mortgage Loan the documents required by Section 2.03, with the Mortgage Note endorsed as required by Section 2.03. No substitution will be made in any calendar month after the Determination Date for such month. The Company shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Company. With respect to any Deleted Mortgage loan, distributions to Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Company shall thereafter be entitled to retain all amounts subsequently received by the Company in respect of such Deleted Mortgage Loan.

For any month in which the Company substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Company shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Company in the month of substitution pursuant to Section 5.01. Accordingly, on the date of such substitution, the Company shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

In addition to such repurchase or substitution obligation, the Company shall indemnify the Purchaser and hold it harmless against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from any claim, demand, defense or assertion based on or grounded upon, or resulting from, a breach of the Company representations and warranties contained in this Agreement. It is understood and agreed that the obligations of the Company set forth in this Section 3.03 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser as provided in this Section 3.03 constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by the Purchaser or notice thereof by the Company to the Purchaser, (ii) failures by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event a Mortgage Loan pays off in full on or before the related Closing Date, the Company must repay the Purchaser the difference between the Unpaid Principal Balance of such Mortgage Loan as of the date of pay off and the Unpaid Principal Balance multiplied by the purchase price percentage adjusted, if necessary in accordance with the Commitment Letter.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as an independent contractor, shall service and administer the Mortgage Loans and shall have full power and authority, acting alone or through the utilization of a Subcontractor, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices. The Company shall be responsible for any and all acts of a Subcontractor, and the Company’s utilization of a Subcontractor shall in no way relieve the liability of the Company under this Agreement.

Consistent with the terms of this Agreement, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that the Company shall not make any future advances with respect to a Mortgage Loan and (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, imminent and the Company has obtained the prior written consent of the Purchaser) the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer or forgive the payment of principal (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.03, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser's reliance on the Company.

The Company is authorized and empowered by the Purchaser, in its own name, when the Company believes it appropriate in its reasonable judgment to register any Mortgage Loan on the MERS® System, or cause the removal from the registration of any Mortgage Loan on the MERS® System, with written consent of the Purchaser, to execute and deliver, on behalf of the Purchaser, any and all instruments of assignment and other comparable instruments with respect to such assignment or re-recording of a Mortgage in the name of MERS, solely as nominee for the Purchaser and its successors and assigns.

The Company shall cause to be maintained for each Cooperative Loan a copy of the financing statements and shall file and such financing statements and continuation statements as necessary, in accordance with the Uniform Commercial Code applicable in the jurisdiction in which the related Cooperative Apartment is located, to perfect and protect the security interest and lien of the Purchaser.

The Company shall apply any Principal Prepayment on an Interest Only Mortgage Loan to the then-outstanding principal balance, at which time the interest-only payment feature shall be extinguished. The related Monthly Payment shall thereafter consist of both principal and interest components, and the amount of such Monthly Payment shall not change prior to the next Adjustment Date.

Section 4.02 Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Company shall determine prudently to be in the best interest of Purchaser, and (4) is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 4.01 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company's intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within three (3) Business Days of receiving such notice. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.03, and the Company's obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 4.05) or through Insurance Proceeds (respecting which it shall have similar priority).

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector. The cost for such inspection or review shall be borne by the Purchaser. Upon completion of the inspection or review, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.

Section 4.03 Collection of Mortgage Loan Payments.

Continuously from the related Cut-off Date until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.04 Establishment of and Deposits to Custodial Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled "Wells Fargo Bank, N.A. in trust for the Purchaser and/or subsequent purchasers of Mortgage Loans - P & I." The Custodial Account shall be established with a Qualified Depository. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Custodial Account. Any funds deposited into the Custodial Account shall at all times be insured to the fullest extent allowed by applicable law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05.

The Company shall deposit in the Custodial Account within one (1) Business Day of Company’s receipt, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto:

(i)	all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

(ii)	all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)	all Liquidation Proceeds;

(iv)
all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10 (other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14), Section 4.11 and Section 4.15;

(v)	all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

(vi)	any amount required to be deposited in the Custodial Account pursuant to Section 4.01, 5.03, 6.01 or 6.02;

(vii)
any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 3.03 and all amounts required to be deposited by the Company in connection with a shortfall in principal amount of any Qualified Substitute Mortgage Loan pursuant to Section 3.03;

(viii)
with respect to each Principal Prepayment an amount (to be paid by the Company out of its funds) which, when added to all amounts allocable to interest received in connection with the Principal Prepayment, equals one month's interest on the amount of principal so prepaid at the Mortgage Loan Remittance Rate;

(ix)	any amounts required to be deposited by the Company pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy;

(x)	any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.16; and

(xi)	an amount from the Subsidy Account that when added to the Mortgagor’s payment will equal the full monthly amount due under the related Mortgage Note.

The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05.

Section 4.05 Permitted Withdrawals From Custodial Account.

The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(i)	to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)
to reimburse itself for Monthly Advances of the Company's funds made pursuant to Section 5.03, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)	to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company's right thereto shall be prior to the rights of Purchaser, except that where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03 or 6.02, in which case the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan. Upon Purchaser's request, the Company shall provide documentation supporting the Company's Servicing Advances;

(iv)	to pay itself interest on funds deposited in the Custodial Account;

(v)	to reimburse itself for expenses incurred and reimbursable to it pursuant to Section 8.01;

(vi)
to pay any amount required to be paid pursuant to Section 4.16 related to any REO Property, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

(vii)	to reimburse itself for any Servicing Advances or REO expenses after liquidation of the Mortgaged Property not otherwise reimbursed above;

(viii)	to remove funds inadvertently placed in the Custodial Account by the Company; and

(ix)	to clear and terminate the Custodial Account upon the termination of this Agreement.

In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 5.01, the Company is not obligated to remit on such Remittance Date. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

Section 4.06 Establishment of and Deposits to Escrow Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, "Wells Fargo Bank, N.A., in trust for the Purchaser and/or subsequent purchasers of Residential Mortgage Loans, and various Mortgagors - T & I." The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Upon request of the Purchaser and within ten (10) days thereof, the Company shall provide the Purchaser with written confirmation of the existence of such Escrow Account. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07.

The Company shall deposit in the Escrow Account or Accounts within one (1) Business Days of Company’s receipt, and retain therein:

(i)	all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii)	all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii)	all payments on account of Buydown Funds.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account or Accounts may be made by the Company only:

(i)
to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

(ii)
to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

(iii)	to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

(iv)	for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

(v)	for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.14;

(vi)	to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)	to remove funds inadvertently placed in the Escrow Account by the Company;

(viii)	to remit to Purchaser payments on account of Buydown Funds as applicable; and

(ix)	to clear and terminate the Escrow Account on the termination of this Agreement.

Section 4.08 Payment of Taxes, Insurance and Other Charges.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

Section 4.09 Protection of Accounts.

The Company may transfer the Custodial Account, the Subsidy Account or the Escrow Account to a different Qualified Depository from time to time with prior written notice to Purchaser.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) 100% of the insurable value, on a replacement cost basis, of the improvements on the related Mortgaged Property, and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds of such insurance shall be sufficient to prevent the application to the Mortgagor or the loss payee of any coinsurance clause under the policy. In the event a hazard insurance policy shall be in danger of being terminated, or in the event the insurer shall cease to be acceptable to Fannie Mae or Freddie Mac, the Company shall notify the Purchaser and the related Mortgagor, and shall use its best efforts, as permitted by applicable law, to obtain from another qualified insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy. In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 4.11 hereof.

If upon origination of the Mortgage Loan, the related Mortgaged Property was located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf, as permitted by applicable law.

If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner's association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner's association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

In the event that any Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor's attention the required amount of coverage for the Mortgaged Property and if the Mortgagor does not obtain such coverage, the Company shall immediately force place the required coverage on the Mortgagor’.

All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae and Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.

Pursuant to Section 4.04, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company's normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

Section 4.11 Maintenance of Mortgage Impairment Insurance.

In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10. The Company shall prepare and make any claims on the blanket policy as deemed necessary by the Company in accordance with Accepted Servicing Practices. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to be deposited from the Company's funds, without reimbursement therefor. Upon request of the Purchaser, the Company shall cause to be delivered to such Purchaser a certificate of insurance and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days' prior written notice to such Purchaser.

Section 4.12 Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other Persons acting in any capacity requiring such Persons to handle funds, money, documents or papers relating to the Mortgage Loans ("Company Employees"). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be with a company acceptable to Fannie Mae or Freddie Mac and in amounts at least equal to the amounts acceptable to Fannie Mae or Freddie Mac. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond and insurance policy shall in no event be terminated or materially modified without 30 days' prior written notice to the Purchaser.

Section 4.13 Inspections.

If any Mortgage Loan is more than 60 days delinquent, the Company immediately shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer. The Company shall keep a record of each such inspection and shall provide the Purchaser with copies of such upon request.

Section 4.14 Restoration of Mortgaged Property.

The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. For claims greater than $15,000, at a minimum the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(i)	the Company shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii)	the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics' and materialmen's liens;

(iii)	the Company shall verify that the Mortgage Loan is not in default; and

(iv)	pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Escrow Account.

If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Section 4.15 Maintenance of PMI Policy; Claims.

Each Mortgage Loan has an LTV as indicated on the Mortgage Loan Schedule and Electronic Data File. Except as indicated on the Electronic Data File, with respect to each Mortgage Loan with an LTV in excess of 80% at the time of origination, the Company shall, without any cost to the Purchaser maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy or LPMI Policy insuring a portion of the unpaid principal balance of the Mortgage Loan as to payment defaults. If the Mortgage Loan is insured by a PMI Policy for which the Mortgagor pays all premiums, the coverage will remain in place until (i) the LTV decreases to 78% or (ii) the PMI Policy is otherwise terminated pursuant to the Homeowners Protection Act of 1998, 12 USC 4901, et seq. In the event that such PMI Policy shall be terminated other than as required by law, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy. If the insurer shall cease to be a Qualified Insurer, the Company shall determine whether recoveries under the PMI Policy and LPMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the PMI Policy or LPMI Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable PMI Policy or LPMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related PMI Policy or LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy or LPMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy or LPMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement PMI Policy or LPMI Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any PMI Policy in a timely fashion in accordance with the terms of such PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.16 Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

The Purchaser shall have the option to manage and operate the REO Property provided the Purchaser gives written notice of its intention to do so within thirty (30) days after such REO Property is acquired in foreclosure or by deed in lieu of foreclosure. The election by the Purchaser to manage the REO Property shall not constitute a termination of any rights of the Company pursuant to Section 11.02. Upon the Company's receipt of such written notice, it shall be relived of any obligation to manage, conserve, protect, operate, dispose or sell the Mortgaged Property for the Purchaser, or its designee. All such duties will become the obligation of the Purchaser, or its designee. In such connection, upon the Mortgaged Property being acquired on behalf of the Purchaser, or its designee, the Company shall fully cooperate with Purchaser to transfer management of the REO Property to Purchaser, or its designee, and shall immediately submit a statement of expenses to the Purchaser for reimbursement within 30 days for all Monthly Advances and Servicing Advances. If Company does not receive reimbursement of such expenses from the Purchaser within the 30-days of the statement of expenses, Company shall be permitted to withdraw such amount from the Custodial Account pursuant to Section 4.05.

In the event the Purchaser does not elect to manage an REO Property, the Company shall manage, conserve and protect the related REO Property for the Purchaser. The Company, either itself or through an agent selected by the Company, shall manage the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless (i) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, (i) the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property and (ii) if, with the written consent of the Purchaser, a purchase money mortgage is taken in connection with such sale, such purchase money mortgage shall name the Company as mortgagee, and such purchase money mortgage shall not be held pursuant to this Agreement, but instead a separate participation agreement among the Company and Purchaser shall be entered into with respect to such purchase money mortgage.

The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.03. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

The Company shall withdraw the Custodial Account funds necessary for the proper operation management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, or the Company itself. The Company shall make monthly distributions on each Remittance Date to the Purchaser of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in the Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Section 4.17 Real Estate Owned Reports.

Together with the statement furnished pursuant to Section 5.02, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company's efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

Section 4.18 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

Section 4.19 Reports of Foreclosures and Abandonments of Mortgaged Property.

Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code. The Company shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code. Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.

Section 4.20 Application of Buydown Funds.

With respect to each Buydown Mortgage Loan, the Company shall have deposited into the Escrow Account, no later than the last day of the month, Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on all Due Dates in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payments which are required to be paid by the Mortgagor under the terms of the related Mortgage Note (without regard to the related Buydown Agreement as if the Mortgage Loan were not subject to the terms of the Buydown Agreement). With respect to each Buydown Mortgage Loan, the Company will distribute to the Purchaser on each Remittance Date an amount of Buydown Funds equal to the amount that, when added to the amount required to be paid on such date by the related Mortgagor, pursuant to and in accordance with the related Buydown Agreement, equals the full Monthly Payment that would otherwise be required to be paid on such Mortgage Loan by the related Mortgagor under the terms of the related Mortgage Note (as if the Mortgage Loan were not a Buydown Mortgage Loan and without regard to the related Buydown Agreement).

If the Mortgagor on a Buydown Mortgage Loan defaults on such Mortgage Loan during the Buydown Period and the Mortgaged Property securing such Buydown Mortgage Loan is sold in the liquidation thereof (either by the Company or the insurer under any related Primary Insurance Policy) the Company shall, on the Remittance Date following the date upon which Liquidation Proceeds or REO Disposition proceeds are received with respect to any such Buydown Mortgage Loan, distribute to the Purchaser all remaining Buydown Funds for such Mortgage Loan then remaining in the Escrow Account. Pursuant to the terms of each Buydown Agreement, any amounts distributed to the Purchaser in accordance with the preceding sentence will be applied to reduce the outstanding principal balance of the related Buydown Mortgage Loan. If a Mortgagor on a Buydown Mortgage Loan prepays such Mortgage Loan in its entirety during the related Buydown Period, the Company shall be required to withdraw from the Escrow Account any Buydown Funds remaining in the Escrow Account with respect to such Buydown Mortgage Loan in accordance with the related Buydown Agreement. If a principal prepayment by a Mortgagor on a Buydown Mortgage Loan during the related Buydown Period, together with any Buydown Funds then remaining in the Escrow Account related to such Buydown Mortgage Loan, would result in a principal prepayment of the entire unpaid principal balance of the Buydown Mortgage Loan, the Company shall distribute to the Purchaser on the Remittance Date occurring in the month immediately succeeding the month in which such Principal Prepayment is received, all Buydown Funds related to such Mortgage Loan so remaining in the Escrow Account, together with any amounts required to be deposited into the Custodial Account.

Section 4.21 Notification of Adjustments.

With respect to each adjustable rate Mortgage Loan, the Company shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. The Company shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments. Upon the discovery by the Company or the receipt of notice from the Purchaser that the Company has failed to adjust a Mortgage Interest Rate in accordance with the terms of the related Mortgage Note, the Company shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss or deferral caused the Purchaser thereby.

Section 4.22 Confidentiality/Protection of Customer Information.

The Company shall keep confidential and shall not divulge to any party, without the Purchaser's prior written consent, the price paid by the Purchaser for the Mortgage Loans, except to the extent that it is reasonable and necessary for the Company to do so in working with legal counsel, auditors, taxing authorities or other governmental agencies. Each party agrees that it shall comply with all applicable laws and regulations regarding the privacy or security of Customer Information and shall maintain appropriate administrative, technical and physical safeguards to protect the security, confidentiality and integrity of Customer Information, including maintaining security measures designed to meet the Interagency Guidelines Establishing Standards for Safeguarding Customer Information, 66 Fed. Reg. 8616 (the “Interagency Guidelines”), if applicable. For purposes of this Section 4.22, the term “Customer Information” shall have the meaning assigned to it in the Interagency Guidelines.

Section 4.23 Fair Credit Reporting Act

The Company, in its capacity as servicer for each Mortgage Loan, agrees to fully furnish, in accordance with the Fair Credit Reporting Act and its implementing regulations, accurate and complete information (e.g., favorable and unfavorable) on its borrower credit files to Equifax, Experian and Trans Union Credit Information Company (three of the credit repositories), on a monthly basis.

Section 4.24 Establishment of and Deposits to Subsidy Account.

The Company shall segregate and hold all Subsidy Funds collected and received pursuant to the Subsidy Loans separate and apart from any of its own funds and general assets and shall establish and maintain one or more Subsidy Accounts, in the form of time deposit or demand accounts, titled “Wells Fargo Bank, N.A., in trust for the Purchaser, its successors or assigns, and/or subsequent purchasers of residential Mortgage Loans, and various Mortgagors.” The Subsidy Account shall be an eligible deposit account established with an eligible institution.

The Company shall, from time to time, withdraw funds from the Subsidy Account for the following purposes:

(i)	to deposit in the Custodial Account in the amounts and in the manner provided for in Section 4.04(xi);

(ii)	to transfer funds to another eligible institution in accordance with Section 4.09 hereof;

(iii)	to withdraw funds deposited in error; and

(iv)	to clear and terminate the Subsidy Account upon the termination of this Agreement.

Notwithstanding anything to the contrary elsewhere in this Agreement, the Company may employ the Escrow Account as the Subsidy Account to the extent that the Company can separately identify any Subsidy Funds deposited therein.

Section 4.25 Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(e)(iii), 9.01(e)(v) and 9.01(f) of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 9.01(e)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section 6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 6.06 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Purchaser and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(f) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation required to be delivered by such Subcontractor under Section 6.06, in each case as and when required to be delivered.

ARTICLE V

PAYMENTS TO PURCHASER

Section 5.01 Remittances.

On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.03, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.04(viii); minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date, and minus (e) any amounts attributable to Buydown Funds being held in the Custodial Account, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Purchaser after the Business Day on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. Such interest shall be remitted by wire transfer of immediately available funds within one Business Day following agreement by the Purchaser and the Company of the penalty amount. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02 Statements to Purchaser.

Not later than the Remittance Date, the Company shall furnish to the Purchaser a monthly remittance advice in the standard form of electronic Alltel® file, as to the period ending on the last day of the preceding month. If requested by the Purchaser prior to the related Closing Date, the first monthly remittance advice due to the Purchaser following such Closing Date shall be furnished by the 12th calendar day, or if such day is not a Business Day, then the preceding Business Day.

Section 5.03 Monthly Advances by Company.

On the Business Day immediately preceding each Remittance Date, the Company shall deposit in the Custodial Account from its own funds or from amounts held for future distribution an amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date or which were deferred pursuant to Section 4.01. Any amounts held for future distribution and so used shall be replaced by the Company by deposit in the Custodial Account on or before any future Remittance Date if funds in the Custodial Account on such Remittance Date shall be less than payments to the Purchaser required to be made on such Remittance Date. The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including REO Disposition Proceeds, Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan; provided, however, that such obligation shall cease if the Company determines, in its sole reasonable opinion, that advances with respect to such Mortgage Loan are non-recoverable by the Company from Liquidation Proceeds, Insurance Proceeds, REO Disposition Proceeds, Condemnation Proceeds, or otherwise with respect to a particular Mortgage Loan. In the event that the Company determines that any such advances are non-recoverable, the Company shall provide the Purchaser with a certificate signed by two officers of the Company evidencing such determination.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Transfers of Mortgaged Property.

The Company shall use its best efforts to enforce any "due-on-sale" provision contained in any Mortgage or Mortgage Note and to deny assumption by the Person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, immediately notify the Purchaser and exercise its rights to accelerate the maturity of such Mortgage Loan under the "due-on-sale" clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any.

If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company shall enter into (i) an assumption and modification agreement with the Person to whom such property has been conveyed, pursuant to which such Person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement the fee will be retained by the Company as additional servicing compensation. In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other materials terms shall be changed without Purchaser’s consent.

To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Loan Documents.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents.

If the Company satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the outstanding principal balance and for the period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments.

Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

Section 6.04 Annual Statements as to Compliance.

(i) The Company shall deliver to the Purchaser, on or before February 28, 2006, an Officer's Certificate, stating that (x) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or similar agreements has been made under such officer's supervision, and (y) to the best of such officer's knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

(ii) On or before March 1 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (a) a review of the Company’s activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (b) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 6.05 Annual Independent Public Accountants' Servicing Report.

Except with respect to Securitization Transactions occurring on or after January 1, 2006, on or before February 28, 2006, the Company, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans similar in nature and that such firm is of the opinion that the provisions of this or similar agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. By providing Purchaser a copy of a Uniform Single Attestation Program Report from their independent public accountant's on an annual basis, Company shall be considered to have fulfilled its obligations under this Section 6.05.

Section 6.06 Report on Assessment of Compliance and Attestation.

With respect to any Mortgage Loans that are the subject of a Securitization Transaction occurring on or before March 1 of each calendar year, commencing in 2007, the Company shall:

(i)
deliver to the Purchaser and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser and such Depositor) regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company and shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit D hereto;

(ii)
deliver to the Purchaser and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii)
cause each Subservicer and each Subcontractor, determined by the Company pursuant to Section 425(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser and such Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section 6.06; and

(iv)
deliver to the Purchaser, any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification in the form attached hereto as Exhibit E.

The Company acknowledges that the parties identified in clause (iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

Section 6.07 Remedies.

(i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Article 9, Section 6.04, Section 6.05 or Section 6.06, or any breach by the Company of a representation or warranty set forth in Section 9.01(e)(iv)(A), or in a writing furnished pursuant to Section 9.01(e)(iv)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date, shall, except as provided in sub-clause (ii) of this Section, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company; provided that to the extent than any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 6.04, Section 6.05 or Section 6.06, including any failure by the Company to identify any Subcontract “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten (10) calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

Section 6.08 Right to Examine Company Records.

The Purchaser, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice. The Purchaser shall pay its own expenses associated with such examination.

Section 6.09 Compliance with REMIC Provisions.

If a REMIC election has been made with respect to the arrangement under which the Mortgage Loans and REO Property are held, the Company shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined Section 860(a)(2) of the Code and the tax on “contributions” to a REMIC set forth in Section 860(d) of the Code) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

ARTICLE VII

COMPANY TO COOPERATE

Section 7.01 Provision of Information.

During the term of this Agreement, the Company shall furnish to the Purchaser such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein. All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Purchaser or any regulatory agency will be provided at the Purchaser’s expense. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give.

The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 7.02 Financial Statements; Servicing Facility.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective Purchaser a Consolidated Statement of Operations of the Company for the most recently completed two (2) fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Company also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large).

The Company also shall make available to Purchaser or prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective purchaser to inspect the Company's servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE COMPANY

Section 8.01 Indemnification; Third Party Claims.

The Company shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all amounts advanced by it pursuant to the preceding sentence except when the claim is in any way related to the Company's indemnification pursuant to Section 3.03, or the failure of the Company to service and administer the Mortgage Loans in strict compliance with the terms of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company shall keep in full effect its existence, rights and franchises and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution which is a Fannie Mae/Freddie Mac-approved company in good standing and has a net worth of no less than $25 million. Furthermore, in the event the Company transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Company, such affiliate shall satisfy the condition above, and shall also be fully liable to the Purchaser for all of the Company's obligations and liabilities hereunder.

Section 8.03 Limitation on Liability of Company and Others.

Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such Person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

Section 8.04 Limitation on Resignation and Assignment by Company.

The Purchaser has entered into this Agreement with the Company and subsequent Purchaser will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement or the servicing rights hereunder or delegate its rights or duties hereunder (other than pursuant to Section 4.01) or any portion hereof or sell or otherwise dispose of all of its property or assets without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 12.01.

Without in any way limiting the generality of this Section 8.04, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder (other than pursuant to Section 4.01) or any portion thereof or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.01, without any payment of any penalty or damages and without any liability whatsoever to the Company or any third party.

ARTICLE IX

SECURITIZATION TRANSACTIONS; WHOLE LOAN TRANSFERS AND AGENCY TRANSFERS

Section 9.01 Securitization Transactions; Whole Loan Transfers and Agency Transfers

The Purchaser and the Company agree that with respect to some or all of the Mortgage Loans, the Purchaser, at its sole option, may effect Whole Loan Transfers, Agency Transfer or Securitization Transactions, retaining the Company as the servicer thereof or subservicer if a master servicer is employed, or as applicable the "seller/servicer." On the Reconstitution Date, the Mortgage Loans transferred may cease to be covered by this Agreement; provided, however, that, in the event that any Mortgage Loan transferred pursuant to this Section 9.01 is rejected by the transferee, the Company shall continue to service such rejected Mortgage Loan on behalf of the Purchaser in accordance with the terms and provisions of this Agreement.

The Company shall cooperate with the Purchaser in connection with each Whole Loan Transfer, Agency Transfer or Securitization Transaction in accordance with this Section 9.01. In connection therewith:

(a)
the Company shall make all representations and warranties with respect to the Mortgage Loans as of the related Closing Date and with respect to the Company itself as of the closing date of each Whole Loan Transfer, Agency Transfer or Securitization Transaction;

(b)
the Company shall negotiate in good faith and execute any seller/servicer agreements required to effectuate the foregoing provided such agreements create no greater obligation or cost on the part of the Company than otherwise set forth in this Agreement;

(c)	the Company shall provide as applicable:

(i)
any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall request;

(ii)
such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably believed necessary by the trustee, any Rating Agency or the Purchaser, as the case may be, in connection with such Whole Loan Transfers, Agency Transfers or Securitization Transactions. The Purchaser shall pay all third party costs associated with the preparation of such information. The Company shall execute any seller/servicer agreements required within a reasonable period of time after receipt of such seller/servicer agreements which time shall be sufficient for the Seller and Seller's counsel to review such seller/servicer agreements. Under this Agreement, the Company shall retain a Servicing Fee for each Mortgage Loan, at no less than the applicable Servicing Fee Rate; and

(iii)	at any time as required by any Rating Agency, such additional documents from the related Retained Mortgage File to the Custodian as may be required by such Rating Agency;

(d)
the Company shall with respect to any Mortgage Loans that are subject to a Securitization Transaction occurring on or before December 31, 2005,in which the filing of a Sarbanes-Oxley Certification directly with the Commission is required, by February 28, 2006, or in connection with any additional Sarbanes-Oxley Certification required to be filed upon thirty (30) days written request, an officer of the Company shall execute and deliver an Officer’s Certification substantially in the form attached hereto as Exhibit F, to the entity filing the Sarbanes-Oxley Certification directly with the Commission (such as the Purchaser, any master servicer, any trustee or any depositor) for the benefit of such entity and such entity’s affiliates and the officers, directors and agents of such entity and such entity’s affiliates, and shall indemnify such entity or persons arising out of any breach of Company’s obligations or representations relating thereto as provided in such Officer’s Certification.

(e)
the Company shall, in connection with any Securitization Transaction occurring on or after January 1, 2006, the Company shall (1) within five (5) Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (i), (ii), (iii) and (vii) of this subsection (e), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (iv) of this subsection (e).

(i)
if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding (1) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (2) each Third-Party Originator, and (3) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A)	the originator’s form of organization;

(B)
a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be material, in the good faith judgment of the Purchaser, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C)	a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Company, each Third-Party Originator and each Subservicer; and

(D)
a description of any affiliation or relationship between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing in advance of a Securitization Transaction:

(1)	the sponsor;
(2)	the depositor;
(3)	the issuing entity;
(4)	any servicer;
(5)	any trustee;
(6)	any originator;
(7)	any significant obligor;
(8)	any enhancement or support provider; and
(9)	any other material transaction party.

(ii)
If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (1) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (2) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(iii)
If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Items 1108 of Regulation AB. Such information shall include, at a minimum:

(A)	the Servicer’s form of organization;

(B)
a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1)
whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;

(2)	the extent of outsourcing the Servicer utilizes;

(3)
whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;

(4)	whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and

(5)	such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C)
a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D)
information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E)
information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F)	a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G)
a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H)
information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(iv)
If so requested by the Purchaser or any Depositor for the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (1) notify the Purchaser and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator and (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in Section 9.01(e)(i)(D) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

(v)
As a condition to the succession to the Company or any Subservicer as servicer or Subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with is reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(vi)	(A)
The Company shall represent to the Purchaser, as of the date on which information is first provided to the Purchaser under this Section 9.01(e) that, except as disclosed in writing to the Purchaser prior to such date: (1) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (2) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (3) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (4) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (5) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (6) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (7) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(B)
If so requested by the Purchaser on any date following the date on which information is first provided to the Purchaser under this Section 9.01(e), the Company shall, within five (5) Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in sub clause (A) above or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(vii)
In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information reasonably available to the Company regarding the performance of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB.

(f)
the Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction; each sponsor and issuing entity; each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)            (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under Sections 9.01(c) and (e) by or on behalf of the Company, or provided under Sections 9.01(c) and (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 9.01(c) and (e), including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii)
any breach by the Company of a representation or warranty set forth in Section 9.01(e)(iv)(A) or in a writing furnished pursuant to Section 9.01(e)(iv)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(iv)(B) to the extent made as of a date subsequent to such closing date.

In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(f), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

(g)
the Purchaser and each Person who controls the Purchaser shall indemnify the Company, each affiliate of the Company, each Person who controls any of such parties or the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) and the respective present and former directors, officers, employees and agents of each of the foregoing and of the Company, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)           (A) any untrue statement of a material fact contained or alleged to be contained in any offering materials related to a Securitization Transaction, including without limitation the registration statement, prospectus, prospectus supplement, any private placement memorandum, any offering circular, any computational materials, and any amendments or supplements to the foregoing (collectively, the “Securitization Materials”) or (B) the omission or alleged omission to state in the Securitization Materials a material fact required to be stated in the Securitization Materials or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission is other than a statement or omission arising out of, resulting from, or based upon the Company Information.

The Purchaser and the Company acknowledge and agree that the purpose of Section 9.01(e) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

In the event the Purchaser has elected to have the Company hold record title to the Mortgages, prior to the Reconstitution Date the Company shall prepare an Assignment of Mortgage in blank or to the trustee from the Company acceptable to the trustee for each Mortgage Loan that is part of the Whole Loan Transfers, Agency Transfer or Securitization Transactions. The Company shall pay all preparation and recording costs associated with the initial Assignment of Mortgage. The Company shall execute each Assignment of Mortgage, track such Assignments of Mortgage to ensure they have been recorded and deliver them as required by the trustee upon the Company's receipt thereof. Additionally, the Company shall prepare and execute, at the direction of the Purchaser, any note endorsements in connection with any and all seller/servicer agreements. If required at any time by a Rating Agency, Purchaser or successor purchaser in connection with any Whole Loan Transfer, Agency Sale or Securitization Transaction, the Company shall deliver such additional documents from its Retained Mortgage File within thirty (30) Business Days to the Custodian, successor purchaser or other designee of the Purchaser as said Rating Agency, Purchaser or successor purchaser may require.

All Mortgage Loans (i) not sold or transferred pursuant to Whole Loan Transfers, Agency Transfer or Securitization Transactions or (ii) that are subject to a Securitization for which the related trust is terminated for any reason, shall remain subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.

ARTICLE X

DEFAULT

Section 10.01 Events of Default.

Each of the following shall constitute an Event of Default on the part of the Company:

(i)
any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two Business Days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(ii)
failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of 90 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser or by the Custodian; or

(iii)	failure by the Company to maintain its license to do business in any jurisdiction where the Mortgaged Property is located if such license is required; or

(iv)
a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such degree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(v)
the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(vi)
the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations; or

(vii)	the Company ceases to meet the qualifications of a Fannie Mae/Freddie Mac servicer; or

(viii)
the Company attempts to assign its right to servicing compensation hereunder or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof in violation of Section 8.04.

In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company's sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account, Subsidy Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Section 10.02 Waiver of Defaults.

By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE XI

TERMINATION

Section 11.01 Termination.

This Agreement shall terminate upon either: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (ii) mutual consent of the Company and the Purchaser in writing.

Section 11.02 Termination Without Cause.

The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause as provided in this Section 11.02. Any such notice of termination shall be in writing and delivered to the Company by registered mail as provided in Section 12.05.

The Company shall be entitled to receive, as such liquidated damages, upon the transfer of the servicing rights, an amount equal to: (i) 2.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .25% is paid per annum, (ii) 3.25% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .375% is paid per annum, and (iii) 3.75% of the aggregate outstanding principal amount of the Mortgage Loans as of the termination date paid by the Purchaser to the Company with respect to all of the Mortgage Loans for which a servicing fee rate of .44% or greater is paid per annum.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01 Successor to Company.

Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 8.04, 10.01, 11.01 (ii) or 11.02 the Purchaser shall, (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.01 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and 3.02 and the remedies available to the Purchaser under Section 3.03, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.01, except for subsection (h) with respect to the sale of the Mortgage Loans and subsections (i) and (k) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 8.04, 10.01, 11.01 or 11.02 shall not affect any claims that any Purchaser may have against the Company arising out of the Company's actions or failure to act prior to any such termination or resignation.

The Company shall deliver promptly to the successor servicer the funds in the Custodial Account, Subsidy Account and Escrow Account and all Servicing Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.05.

Section 12.02 Amendment.

This Agreement may be amended from time to time by written agreement signed by the Company and the Purchaser.

Section 12.03 Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Each of the Company and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Company or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

Section 12.04 Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

Section 12.05 Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i)             if to the Company with respect to servicing and investor reporting issues:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: John B. Brown, MAC X2401-042

If to the Company with respect to all other issues:

Wells Fargo Bank, N.A.
7430 New Technology Way
Frederick, MD 21703
Attention: Structured Finance Manager, MAC X3906-012

In each instance with a copy to:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: General Counsel, MAC X2401-06T

or such other address as may hereafter be furnished to the Purchaser in writing  by the Company;

(ii)           if to Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Dr., Suite 200
Irving, TX 75038
Attention: Ralene Ruyle

With a copy to:

Bear Stearns Mortgage Capital Corp.
383 Madison Avenue
New York, NY 10179
Attention: Baron Silverstein

Section 12.06 Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.07 Relationship of Parties.

Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 12.08 Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 12.09 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company's expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 12.10 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company but subject to the limit set forth in Section 2.02 hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment, Assumption and Recognition Agreement substantially in the form attached as Exhibit G and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 12.11 Solicitation of Mortgagor.

Neither party shall, after the related Closing Date, take any action to solicit the refinancing of any Mortgage Loan. It is understood and agreed that neither (i) promotions undertaken by either party or any affiliate of either party which are directed to the general public at large, including, without limitation, mass mailings based upon commercially acquired mailing lists, newspaper, radio, television advertisements nor (ii) serving the refinancing needs of a Mortgagor who, without solicitation, contacts either party in connection with the refinance of such Mortgage or Mortgage Loan, shall constitute solicitation under this Section.

[Intentionally Blank - Next Page Signature Page]

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION	WELLS FARGO BANK, N.A.
Purchaser	Company

By:	By:

Name:	Name:

Title:	Title:

STATE OF	)
) ss:
COUNTY OF	)

On the _____ day of _______________, 20___ before me, a Notary Public in and for said State, personally appeared      , known to me to be      of Wells Fargo Bank, N.A., the national banking association that executed the within instrument and also known to me to be the person who executed it on behalf of said bank, and acknowledged to me that such bank executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires _____________________

STATE OF	)
) ss:
COUNTY OF	)

On the _____ day of _______________, 20___ before me, a Notary Public in and for said State, personally appeared _____________________________________, known to me to be the ______________________________ of EMC Mortgage Corporation, the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires _____________________

EXHIBIT A

FORM OF ASSIGNMENT AND CONVEYANCE AGREEMENT

On this _____ day of __________, 20___, Wells Fargo Bank, N.A. (the "Seller") as the Seller under that certain Amended and Restated Master Mortgage Loan Purchase Agreement, ("Purchase Agreement") and as the Company under that certain Amended and Restated Master Seller's Warranties and Servicing Agreement (the "Servicing Agreement") each dated as of _______________, 20___, (collectively, the "Agreements") does hereby sell, transfer, assign, set over and convey to EMC Mortgage Corporation as the Purchaser (the "Purchaser") under the Purchase Agreement, and Purchaser hereby accepts from Seller, without recourse, but subject to the terms of the Agreements, all right, title and interest of, in and to the Mortgage Loans listed on the Mortgage Loan Schedule attached hereto as Exhibit A, together with the Custodial Mortgage Files and Retained Mortgage Files and all rights and obligations arising under the documents contained therein. Pursuant to Section 2.03 of the Servicing Agreement, the Seller has delivered to the Custodian the documents for each Mortgage Loan to be purchased. The Servicing Files retained by the Seller pursuant to Section 2.01 of the Servicing Agreement shall be appropriately marked to clearly reflect the sale of the related Mortgage Loans to the Purchaser.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreements.

EMC MORTGAGE CORPORATION	WELLS FARGO BANK, N.A.
Purchaser	Company

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT B

CUSTODIAL AGREEMENT

EXHIBIT C

CONTENTS OF EACH RETAINED MORTGAGE FILE,
SERVICING FILE AND CUSTODIAL MORTGAGE FILE

With respect to each Mortgage Loan, the Retained Mortgage File and Custodial Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be retained by the Company in the Retained Mortgage File or Servicing File or delivered to the Custodian pursuant to Sections 2.01 and 2.03 of the Seller's Warranties and the Servicing Agreement to which this Exhibit is attached (the "Agreement"):

1.
The original Mortgage Note bearing all intervening endorsements, endorsed "Pay to the order of   without recourse" and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: "[Company], successor by merger to [name of predecessor]"; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form: "[Company], formerly know as [previous name]").

2.	The original of any guarantee executed in connection with the Mortgage Note (if any).

3.
The original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

Further, with respect to MERS Mortgage Loans, (a) the Mortgage names MERS as the Mortgagee and (b) the requirements set forth in the Electronic Tracking Agreement have been satisfied, with a conformed recorded copy to follow as soon as the same is received by the Company.

4.	the originals or certified true copies of any document sent for recordation of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

5.
The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except for the insertion of the name of the assignee and recording information). The Assignment of Mortgage must be duly recorded only if recordation is either necessary under applicable law or commonly required by private institutional mortgage investors in the area where the Mortgaged Property is located or on direction of the Purchaser as provided in the Custodial Agreement. If the Assignment of Mortgage is to be recorded, the Mortgage shall be assigned to the Purchaser. If the Assignment of Mortgage is not to be recorded, the Assignment of Mortgage shall be delivered in blank. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by "[Company], successor by merger to [name of predecessor]." If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by "[Company], formerly know as [previous name]."

6.
Originals or certified true copies of documents sent for recordation of all intervening assignments of the Mortgage with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer's Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

7.	The electronic form of PMI Policy as identified by certificate number.

8.	The original mortgagee policy of title insurance or other evidence of title such as a copy of the title commitment or copy of the preliminary title commitment.

9.	Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

10.	Original power of attorney, if applicable.

11.	For each Cooperative Loan, the original or a seller certified true copy of the following:

The original Pledge Agreement entered into by the Mortgagor with respect to such Cooperative Loan;

UCC-3 assignment in blank (or equivalent instrument), sufficient under the laws of the jurisdiction where the related Cooperative Apartment is located to reflect of record the sale and assignment of the Cooperative Loan to the Purchaser;

Original assignment of Pledge Agreement in blank showing a complete chain of assignment from the originator of the related Cooperative Loan to the Company;

Original Form UCC-1 and any continuation statements with evidence of filing thereon with respect to such Cooperative Loan;

Cooperative Shares with a Stock Certificate in blank attached;

Original Proprietary Lease;

Original Assignment of Proprietary Lease, in blank, and all intervening assignments thereof;

Original recognition agreement of the interests of the mortgagee with respect to the Cooperative Loan by the Cooperative, the stock of which was pledged by the related Mortgagor to the originator of such Cooperative Loan; and

Originals of any assumption, consolidation or modification agreements relating to any of the items specified above.

With respect to each Mortgage Loan, the Servicing File shall include each of the following items to the extent in the possession of the Company or in the possession of the Company’s agent(s):

12.	The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

13.	Residential loan application.

14.	Mortgage Loan closing statement.

15.	Verification of employment and income, unless originated under the Company's Limited Documentation program, Fannie Mae Timesaver Plus.

16.	Verification of acceptable evidence of source and amount of down payment.

17.	Credit report on the Mortgagor.

18.	Residential appraisal report.

19.	Photograph of the Mortgaged Property.

20.	Survey of the Mortgage property, if required by the title company or applicable law.

21.
Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

22.	All required disclosure statements.

23.	If available, termite report, structural engineer's report, water potability and septic certification.

24.	Sales contract, if applicable.

25.
Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

26.	Amortization schedule, if available.

27.	Payment history for any Mortgage Loan that has been closed for more than 90 days.

In the event an Officer's Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 240 days of the related Closing Date, an Officer's Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

EXHIBIT D

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

Reg AB Reference	Servicing Criteria	Applicable Servicing Criteria	Inapplicable Servicing Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

Reg AB Reference	Servicing Criteria	Applicable Servicing Criteria	Inapplicable Servicing Criteria
Pool Asset Administration (cont’d)
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT E

FORM OF SARBANES CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [Name of Servicer], certify to [the Owner], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Servicer provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Servicer’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Servicer during 200[ ] that were delivered by the Servicer to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Servicer Servicing Information”);

(2) Based on my knowledge, the Servicer Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Servicer Servicing Information;

(3) Based on my knowledge, all of the Servicer Servicing Information required to be provided by the Servicer under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Servicer has fulfilled its obligations under the Agreement; and

(5)  The Compliance Statement, the Servicing Assessment and the Attestation Report required to be provided by the Servicer pursuant to the Agreement have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:

By:_____________________________
Name:___________________________
Title:_____________________________

EXHIBIT F

FORM OF SARBANES-OXLEY BACK-UP CERTIFICATION

I, ______________________, Vice President of Wells Fargo Bank, N.A. (the "Servicer"), certify to __________________, and its officers, directors, agents and affiliates (the "Sarbanes Certifying Party"), and with the knowledge and intent that they will rely upon this certification, that:

(i)
Based on my knowledge, the information relating to the Mortgage Loans and the servicing thereof submitted by the Servicer to the Sarbanes Certifying Party which is used in connection with preparation of the reports on Form 8-K and the annual report on Form 10-K filed with the Securities and Exchange Commission with respect to the Securitization, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the date of this certification;

(ii)	The servicing information required to be provided to the Sarbanes Certifying Party by the Servicer under the relevant servicing agreement has been provided to the Sarbanes Certifying Party;

(iii)
I am responsible for reviewing the activities performed by the Servicer under the relevant servicing agreement and based upon the review required by the relevant servicing agreement, and except as disclosed in the Annual Statement of Compliance, the Annual Independent Public Accountant's Servicing Report and all servicing reports, officer's certificates and other information relating to the servicing of the Mortgage Loans submitted to the Sarbanes Certifying Party, the Servicer has, as of the date of this certification fulfilled its obligations under the relevant servicing agreement; and

(iv)
I have disclosed to the Sarbanes Certifying Party all significant deficiencies relating to the Servicer's compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the relevant servicing agreement.

(v)
The Servicer shall indemnify and hold harmless the Sarbanes Certifying Party and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Servicer or any of its officers, directors, agents or affiliates of its obligations under this Certification or the negligence, bad faith or willful misconduct of the Servicer in connection therewith. If the indemnification provided for herein is unavailable or insufficient to hold harmless the Sarbanes Certifying Party, then the Servicer agrees that it shall contribute to the amount paid or payable by the Sarbanes Certifying Party as a result of the losses, claims, damages or liabilities of the Sarbanes Certifying Party in such proportion as is appropriate to reflect the relative fault of the Sarbanes Certifying Party on the one hand and the Servicer on the other in connection with a breach of the Servicer's obligations under this Certification or the Servicer's negligence, bad faith or willful misconduct in connection therewith.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.

Dated:                          By:
Name:
Title:

EXHIBIT G

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

____________, 20__

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT, dated ___________________, 20____ between _________________, a _________________ corporation having an office at _________________ ("Assignor") and _________________, having an office at _________________ ("Assignee"):

For and in consideration of the sum of one dollar ($1.00) and other valuable consideration the receipt and sufficiency of which are hereby acknowledge, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as Purchaser, in, to and under that certain Seller's Warranties and Servicing Agreement, (the "Seller's Warranties and Servicing Agreement"), dated as of _________________, by and between _________________ (the "Purchaser"), and _________________ (the "Company"), and the Mortgage Loans delivered thereunder by the Company to the Assignor, and that certain Custodial Agreement, (the "Custodial Agreement"), dated as of _________________, by and among the Company, the Purchaser and _________________ (the "Custodian").

2. The Assignor warrants and represents to, and covenants with, the Assignee that:

a. The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b. The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the Seller's Warranties and Servicing Agreement or the Mortgage Loans;

c. The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Seller's Warranties and Servicing Agreement, the Custodial Agreement or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the Seller's Warranties and Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under, the Seller's Warranties and Servicing Agreement or the Mortgage Loans; and

d. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto.

3. That Assignee warrants and represent to, and covenants with, the Assignor and the Company pursuant to Section 12.10 of the Seller's Warranties and Servicing Agreement that:

a. The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Seller's Warranties and Servicing Agreement, the Mortgage Loans and the Custodial Agreement, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor's obligations as purchaser thereunder;

b. The Assignee understands that the Mortgage Loans have not been registered under the 33 Act or the securities laws of any state;

c. The purchase price being paid by the Assignee for the Mortgage Loans are in excess of $250,000.00 and will be paid by cash remittance of the full purchase price within 60 days of the sale;

d. The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person. In this connection, neither the Assignee nor any person authorized to act therefor has offered to Mortgage Loans by means of any general advertising or general solicitation within the meaning of Rule 502(c) of US Securities and Exchange Commission Regulation D, promulgated under the Securities Act;

e. The Assignee considers itself a substantial sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

f. The Assignee has been furnished with all information regarding the Mortgage Loans that it has requested from the Assignor or the Company;

g. Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner which would constitute a distribution of the Mortgage Loans under the 33 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

h. Either (1) the Assignee is not an employee benefit plan ("Plan") within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or a plan (also "Plan") within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 ("Code"), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee's purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

i. The Assignee's address for purposes of all notices and correspondence related to the Mortgage Loans and the Seller's Warranties and Servicing Agreements is:

Attention: _________________

The Assignee's wire transfer instructions for purposes of all remittances and payments related to the Mortgage Loans and the Seller's Warranties and Servicing Agreement is:

Attention: _________________

4. From and after the date hereof, the Company shall note the transfer of the Mortgage Loans to the Assignee in its books and records, the Company shall recognize the Assignee as the owner of the Mortgage Loans and the Company shall service the Mortgage Loans for the benefit of the Assignee pursuant to the Seller’s Warranties and Servicing Agreement, the terms of which are incorporated herein by reference. It is the intention of the Assignor, the Company and the Assignee that the Seller’s Warranties and Servicing Agreement shall be binding upon and inure to the benefit of the Company and the Assignee and their respective successors and assigns.

[Signatures Follow]

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

Assignor	Assignee

By:	By:

Name:	Name:

Its:	Its:

Tax Payer Identification No.:	Tax Payer Identification No.:

EXHIBIT H

ELECTRONIC DATA FILE

(1)	the street address of the Mortgaged Property including the city, state, county and zip code;

(2)	a code indicating whether the Mortgaged Property is a single family residence, a 2-4 family dwelling, a PUD, a cooperative, a townhouse, manufactured housing or a unit in a condominium project;

(3)	the Mortgage Interest Rate as of the Cut-off Date;

(4)	the current Monthly Payment;

(5)	loan term, number of months;

(6)	the stated maturity date;

(7)	the Stated Principal Balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date;

(8)	the Loan-to-Value Ratio;

(9)	a code indicating whether the Mortgage Loan is an Interest Only Mortgage Loan;

(10)	a code indicating whether the Mortgage Loan is a temporary buydown (Y or N);

(11)	the Servicing Fee Rate;

(12)	a code indicating whether the Mortgage Loan is covered by lender-paid mortgage insurance (Y or N);

(13)	a code indicating whether the Mortgage Loan is a Time$aver® Mortgage Loan (Y or N);

(14)	the Mortgagor's first and last name;

(15)	a code indicating whether the Mortgaged Property is owner-occupied;

(16)	the remaining months to maturity from the Cut-off Date, based on the original amortization schedule;

(17)	the date on which the first Monthly Payment was due on the Mortgage Loan;

(18)	the last Due Date on which a Monthly Payment was actually applied to the actual principal balance;

(19)	the original principal amount of the Mortgage Loan;

(20)	a code indicating the purpose of the loan (i.e., purchase, financing, rate/term refinancing, cash-out refinancing);

(21)	the Mortgage Interest Rate at origination;

(22)	the date on which the first Monthly Payment was due on the Mortgage Loan;

(23)
a code indicating the documentation style (i.e., full (providing two years employment verification - 2 years W-2’s and current pay stub or 2 years 1040’s for self employed borrowers), alternative or reduced);

(24)	a code indicating if the Mortgage Loan is subject to a PMI Policy;

(25)	the Appraised Value of the Mortgage Property;

(26)	the sale price of the Mortgaged Property, if applicable;

(27)	the Mortgagor’s Underwriting FICO Score;

(28)	term of prepayment penalty in years;

(29)	a code indicating the product type;

(30)	a code indicating the credit grade of the Mortgage Loan;

(31)	the unpaid balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of all payments of principal;

(32)	the Note date of the Mortgage Loan;

(33)	the mortgage insurance certificate number and percentage of coverage, if applicable;

(34)	the Mortgagor’s date of birth;

(35)	the MIN Number for each Mortgage Loan, if applicable;

(36)	employer name;

(37)	subsidy program code;

(38)	servicer name;

(39)	the combined Loan-to-Value Ratio;

(40)	the total Loan-to-Value Ratio;

(41)	whether the Mortgage Loan is convertible (Y or N);

(42)	a code indicating whether the Mortgage Loan is a relocation loan (Y or N);

(43)	a code indicating whether the Mortgage Loan is a leasehold loan (Y or N);

(44)	a code indicating whether the Mortgage Loan is an Alt A loan (Y or N);

(45)	a code indicating whether the Mortgage Loan is a no ratio loan (Y or N);

(46)	a code indicating whether the Mortgage Loan is a Pledged Asset Mortgage Loan (Y or N);

(47)	effective LTV percentage for Pledged Asset Mortgage Loans;

(48)	citizenship type code;

(49)	a code indicating whether the Mortgage Loan is a conforming or non-conforming loan, based on the original loan balance;

(50)	the name of the client for which the Mortgage Loan was originated;

(51)	the program code;

(52)	the loan sub doc code;

(53)	the remaining interest-only term for Interest Only Mortgage Loans;

The Company shall provide the following
For the Home Mortgage Disclosure Act (HMDA):

(54)	the Mortgagor’s and co-Mortgagor’s (if applicable) ethnicity;

(55)	the Mortgagor’s and co-Mortgagor’s (if applicable) race;

(56)	lien status;

(57)	for cash-out refinance loans, the cash purpose;

(58)	the Mortgagor’s and co-Mortgagor’s (if applicable) gender;

(59)	the Mortgagor’s and co-Mortgagor’s (if applicable) social security numbers;

(60)	the number of units for the property;

(61)	the year in which the property was built;

(62)	the qualifying monthly income of the Mortgagor;

(63)	the number of bedrooms contained in the property;

(64)	a code indicating first time buyer (Y or N);

(65)	the total rental income, if any;

The Seller shall provide the following
for the adjustable rate Mortgage Loans (if applicable):

(66)	the maximum Mortgage Interest Rate under the terms of the Mortgage Note;

(67)	the Periodic Interest Rate Cap;

(68)	the Index;

(69)	the next Adjustment Date;

(70)	the Gross Margin; and

(71)	the lifetime interest rate cap.

MASTER MORTGAGE LOAN PURCHASE AGREEMENT

This is an Amended and Restated Master Mortgage Loan Purchase Agreement (the "Agreement"), dated as of November 1, 2004 by and between EMC Mortgage Corporation, having an office at 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") and Wells Fargo Bank, N.A., having an office at 1 Home Campus, Des Moines, Iowa 50328-0001 (the "Seller").

W I T N E 60;S S E T H

WHEREAS, the Seller agrees to sell, and the Purchaser agrees to purchase, from time to time certain conventional residential mortgage loans (the "Mortgage Loans") on a servicing retained basis as described herein:

WHEREAS, the Mortgage Loans shall be delivered as pools of whole loans (each a “Loan Package”) on various dates as provided herein (each a “Closing Date”); and

WHEREAS, the parties intend hereby to set forth the terms and conditions upon which the proposed Transactions will be effected.

NOW THEREFORE, in consideration of the promises and the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.  All capitalized terms not otherwise defined herein have the respective meanings set forth in the Amended and Restated Master Seller's Warranties and Servicing Agreement, dated as of the date herewith (the“Master Seller's Warranties and Servicing Agreement").

SECTION 2. Agreement to Purchase. The Seller agrees to sell, and the Purchaser agrees to purchase from time to time, Mortgage Loans having an aggregate principal balance on the applicable related Cut-off Date in an amount as set forth in the related Commitment Letters or in such other amount as agreed by the Purchaser and the Seller as evidenced by the actual aggregate principal balance of the Mortgage Loans in the related Loan Package accepted by the Purchaser on the related Closing Date. The Mortgage Loans will be delivered pursuant to the Master Seller's Warranties and Servicing Agreement.

SECTION 3.  Mortgage Schedules. The Seller will provide the Purchaser with certain information constituting a listing of the Mortgage Loans to be purchased under this Agreement for each Transaction (the "Mortgage Loan Schedule"). Each Mortgage Loan Schedule shall conform to the definition of "Mortgage Loan Schedule" under the Master Seller's Warranties and Servicing Agreement.

SECTION 4.  Purchase Price. The purchase price for each Loan Package (the "Purchase Price") shall be the percentage of par as stated in the related Commitment Letter, multiplied by the aggregate principal balance, as of the related Cut-off Date, of the Mortgage Loans listed in the related Loan Package, after application of scheduled payments of principal for such related Loan Package due on or before the related Cut-off Date whether or not collected. The purchase price for a Loan Package may be adjusted as stated in the related Commitment Letter.

In addition to the Purchase Price, the Purchaser shall pay to the Seller, at closing, accrued interest on the initial principal amount of the Mortgage Loans at the weighted average Mortgage Loan Remittance Rate for each Loan Package from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

With respect to each Loan Package, the Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Seller after the related Cut-off Date shall belong to the Seller), and (3) all payments of interest on the Mortgage Loans at the Mortgage Loan Remittance Rate (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected. Therefore, payments of scheduled principal and interest prepaid for a due date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts (minus interest at the Servicing Fee Rate) shall be the property of the Purchaser. The Seller shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Seller to the Purchaser.

SECTION 5.  Examination of Mortgage Files. Prior to each Closing Date, the Seller shall (a) deliver to the Purchaser in escrow, for examination, the Mortgage File for each Mortgage Loan, including a copy of the Assignment of Mortgage, pertaining to each Mortgage Loan, or (b) make the Mortgage Files available to the Purchaser for examination at the Seller's offices or such other location as shall otherwise be agreed upon by the Purchaser and the Seller. Such examination may be made by the Purchaser or by any prospective purchaser of the Mortgage Loans from the Purchaser, at any time before or after such related Closing Date, upon prior reasonable notice to the Seller. The fact that the Purchaser or any prospective purchaser of the Mortgage Loans has conducted or has failed to conduct any partial or complete examination of the Mortgage Files shall not affect the Purchaser's (or any of its successor's) rights to demand repurchase, substitution or other relief as provided under the Master Seller's Warranties and Servicing Agreement.

Prior to Seller’s receipt of the Purchase Price, the Purchaser shall cause the Custodian to act as bailee for the sole and exclusive benefit of the Seller pursuant to the Custodial Agreement and act only in accordance with Seller’s instructions. Upon the Seller’s receipt of the Purchase Price, the Seller shall provide notification to the Custodian to release ownership of the Mortgage Loan Documents contained in the Custodial Mortgage File. Such notification shall be in a form of a written notice by facsimile or other electronic media, with a copy sent to the Purchaser. Subsequent to such release, such Mortgage Loan Documents shall be retained by the Custodian for the benefit of the Purchaser. All Mortgage Loan Documents related to Mortgage Loans not purchased by the Purchaser on the Closing Date, shall be maintained by the Custodian for the benefit of the Seller and shall be returned to the Seller within two (2) Business Days after the Closing Date.

SECTION 6.  Representations, Warranties and Agreements of Seller. The Seller agrees and acknowledges that it shall, as a condition to the consummation of the transactions contemplated hereby, make the representations and warranties specified in Section 3.01 and 3.02 of the Master Seller's Warranties and Servicing Agreement, as of each related Closing Date. The meaning of the term "Agreement" as used in Sections 3.01 and 3.02 of the Master Seller's Warranties and Servicing Agreement shall include this Agreement. The Seller, without conceding that the Mortgage Loans are securities, hereby makes the following additional representations, warranties and agreements which shall be deemed to have been made as of the related Closing Date:

a) neither the Seller nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loans, any interest in any Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loans, any interest in any Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of any Mortgage Loans a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

b) the Seller has not dealt with any broker or agent or anyone else who might be entitled to a fee or commission in connection with this transaction other than the Purchaser.

SECTION 7.  Representation, Warranties and Agreement of Purchaser. The Purchaser, without conceding that the Mortgage Loans are securities, hereby makes the following representations, warranties and agreements, which shall have been deemed to have been made as of the related Closing Date.

a) the Purchaser understands that the Mortgage Loans have not been registered under the Securities Act or the securities laws of any state;

b) the Purchaser is acquiring the Mortgage Loans for its own account only and not for any other person;

c) the Purchaser considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

d) the Purchaser has been furnished with all information regarding the Mortgage Loans which it has requested from the Seller or the Company; and

e) neither the Purchaser nor anyone acting on its behalf offered, transferred, pledged, sold or otherwise disposed of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of any Mortgage Loan, any interest in any Mortgage Loan or any other similar security from, or otherwise approached or negotiated with respect to any Mortgage Loan, any interest in any Mortgage Loan or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act or which would render the disposition of any Mortgage Loan a violation of Section 5 of the Securities Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans.

SECTION 8.  Closing. The closing for the purchase and sale of each Loan Package shall take place on the related Closing Date. At the Purchaser's option, the Closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree; or conducted in person, at such place as the parties shall agree.

The closing shall be subject to each of the following conditions:

a) all of the representations and warranties of the Seller under this Agreement and under the Master Seller's Warranties and Servicing Agreement shall be true and correct as of such related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or an Event of Default under the Master Seller's Warranties and Servicing Agreement;

b) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all Closing Documents as specified in Section 9 of this Agreement, in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof;

c) the Seller shall have delivered and released to the Custodian under the Master Seller's Warranties and Servicing Agreement all documents required pursuant to the related Custodial Agreement, and

d) all other terms and conditions of this Agreement shall have been complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Seller on such related Closing Date the applicable Purchase Price, plus accrued interest pursuant to Section 4 of this Agreement, by wire transfer of immediately available funds to the account designated by the Seller.

SECTION 9.  Closing Documents. With respect to the Mortgage Loans, the Closing Documents shall consist of the following documents:

On the initial Closing Date:

1.	the Master Seller's Warranties and Servicing Agreement, in three counterparts;

2.	this Agreement in two counterparts;

3.
the Custodial Agreement, dated as November 30, 1999, by and between EMC Mortgage Corporation as Owner, and Wells Fargo Bank, N.A. (formerly Wells Fargo Bank Minnesota, N.A.) attached as an exhibit to the Master Seller's Warranties and Servicing Agreement;

4.
the Mortgage Loan Schedule for the related Loan Package, one copy to be attached to each counterpart of the Master Seller's Warranties and Servicing Agreement, to each counterpart of this Agreement, and to each counterpart of the Custodial Agreement, as the Mortgage Loan Schedule thereto;

5.	a Receipt and Certification, as required under the Custodial Agreement;

6.	an Opinion of Counsel of the Seller, in the form of Exhibit 1 hereto; and

7.	an Assignment and Conveyance Agreement for the related Mortgage Loans.

On each subsequent Closing Date, the following documents:

1.	the Mortgage Loan Schedule for the related Loan Package;

2.	an Assignment and Conveyance Agreement for the related Mortgage Loans; and

3.	a Receipt and Certification, as required under the Custodial Agreement.

SECTION 10.  Costs. The Purchaser shall pay any commissions due its salesmen, the legal fees and expenses of its attorneys and the costs and expenses associated with the Custodian. The Seller shall be responsible for reasonable costs and expenses associated with any preparation of the initial assignments of mortgage. All other costs and expenses incurred in connection with the transfer and delivery of the Mortgage Loans, including fees for title policy endorsements and continuations and the Seller's attorney fees, shall be paid by the Seller.

SECTION 11.  Servicing The Mortgage Loans shall be serviced by the Seller in accordance with the terms of the Master Seller's Warranties and Servicing Agreement. The Seller shall be entitled to servicing fees calculated as provided therein, at the Servicing Fee Rate.

SECTION 12.  Financial Statements. The Seller understands that in connection with the Purchaser's marketing of the Mortgage Loans, the Purchaser shall make available to prospective purchasers a Consolidated Statement of Operations of the Seller for the most recently completed two fiscal years respecting which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by such Consolidated Statement of Operations. The Purchaser shall also make available any comparable interim statements to the extent any such statements have been prepared by the seller in a format intended or otherwise suitable for the public at large. The Seller, if it has not already done so, agrees to furnish promptly to the Purchaser copies of the statements specified above. The Seller shall also make available information on its servicing performance with respect to loans in its own portfolio and loans serviced for others (if any), including foreclosure and delinquency ratios.

The Seller also agrees to allow access to a knowledgeable (as shall be determined by the Seller) financial or accounting officer for the purpose of answering questions asked by any prospective purchaser regarding recent developments affecting the Seller or the financial statements of the Seller.

SECTION 13.  Mandatory Delivery. The sale and delivery on each Closing Date of the related Mortgage Loans described on the respective Mortgage Loan Schedules is mandatory, it being specifically understood and agreed that each Mortgage Loan must be unique and identifiable on such related Closing Date and that an award of money damages would be insufficient to compensate the Purchaser for the losses and damages incurred by the Purchaser (including damages to prospective purchasers of the Mortgage Loans) in the event of the Seller's failure to deliver the Mortgage Loans on or before such related Closing Date. All rights and remedies of the Purchaser under this Agreement are distinct from, and cumulative with, any other rights or remedies under this Agreement or afforded by law or equity and all such rights and remedies may be exercised concurrently, independently or successively.

SECTION 14.  Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed, by registered or certified mail, return receipt requested, or, if by other means, when received by the other party at the address shown on the first page hereof, or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice of communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

SECTION 15.  Severability Clause. Any part, provision, representation or warranty of this Agreement which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law which prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure the economic effect of which is as close as possible to the economic effect of this Agreement without regard to such invalidity.

SECTION 16.  Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

SECTION 17.  Place of Delivery and Governing Law. This Agreement shall be deemed in effect when a fully executed counterpart thereof is received by the Purchaser in the State of New York and shall be deemed to have been made in State of New York. The Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by Federal Law.

Each of the Seller and the Purchaser hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Seller or the Purchaser. This provision is a material inducement for the Purchaser to enter into this Agreement.

SECTION 18.  Further Agreements. The Purchaser and the Seller each agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

Without limiting the generality of the foregoing, the Seller shall reasonably cooperate with the Purchaser in connection with the initial resales of the Mortgage Loans by the Purchaser. In that connection, the Seller shall provide to the Purchaser: (i) any and all information and appropriate verification of information, whether through letters of its auditors and counsel or otherwise, as the Purchaser shall reasonably request, and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors and certificates of public officials or officers of the Seller as are reasonably believed necessary by the Purchaser in connection with such resales. The requirement of the Seller pursuant to (ii) above shall terminate on the related Closing Date, except as provided pursuant to Article IX of the Master Seller’s Warranties and Servicing Agreement. Prior to incurring any out-of-pocket expenses pursuant to this paragraph, the Seller shall notify the Purchaser in writing of the estimated amount of such expense. The Purchaser shall reimburse the Seller for any such expense following its receipt of appropriate details thereof.

SECTION 19.  Intention of the Parties. It is the intention of the parties that the Purchaser is purchasing, and the Seller is selling, an undivided 100% ownership interest in the Mortgage Loans and not a debt instrument of the Seller or another security. Accordingly, the parties hereto each intend to treat the transaction for Federal income tax purposes as a sale by the Seller, and a purchase by the Purchaser, of the Mortgage Loans. The Purchaser shall have the right to review the Mortgage Loans and the related Mortgage Loan Files to determine the characteristics of the Mortgage Loans which shall affect the Federal income tax consequences of owning the Mortgage Loans and the Seller shall cooperate with all reasonable requests made by the Purchaser in the course of such review.

SECTION 20.  Successors and Assigns; Assignment of Purchase Agreement. This Agreement shall bind and inure to the benefit of and be enforceable by the Seller and the Purchaser and the respective successors and assigns of the Seller and the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by the Seller to a third party without the consent of the Purchaser.

SECTION 21. Waivers; Other Agreements. No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

SECTION 22. Exhibits. The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

SECTION 23. General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

c) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

d) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

e) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

f) the term "include" or "including" shall mean without limitation by reason of enumeration.

SECTION 24. Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

[Signatures Follow]

IN WITNESS WHEREOF, the Seller and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first above written.

EMC MORTGAGE CORPORATION (Purchaser)

By:
Name:
Title:

WELLS FARGO BANK, N.A. (Seller)

By:
Name:
Title:

EXHIBIT 1

FORM OF OPINION OF COUNSEL
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Re: Mortgage Loan Sale by Wells Fargo Bank, N.A. (the “Company”) to EMC Mortgage Corporation (the “Purchaser”) of first lien mortgage loans (the “Mortgage Loans”) pursuant to that certain Amended and Restated Master Seller’s Warranties and Servicing Agreement and Amended and Restated Master Mortgage Loan Purchase Agreement by and between the Company and the Purchaser, dated as of November 1, 2005.

Dear Sir/Madam:

I am @ of Wells Fargo Bank, N.A. and have acted as counsel to Wells Fargo Bank, N.A. (the “Company”), with respect to certain matters in connection with the sale by the Company of Mortgage Loans pursuant to that certain Amended and Restated Master Seller’s Warranties and Servicing Agreement and Amended and Restated Master Mortgage Loan Purchase Agreement by and between the Company and EMC Mortgage Corporation (the “Purchaser”), dated as of November 1, 2005, (the “Agreements”), which sale is in the form of whole Mortgage Loans. Capitalized terms not otherwise defined herein have the meanings set forth in the Amended and Restated Master Seller’s Warranties and Servicing Agreement.

I have examined the following documents:

1.	the Amended and Restated Master Seller’s Warranties and Servicing Agreement;

2.	the Amended and Restated Master Mortgage Loan Purchase Agreement;

3.	the Custodial Agreement;

4.	the form of endorsement of the Mortgage Notes; and

5.	such other documents, records and papers as I have deemed necessary and relevant as a basis for this opinion.

To the extent I have deemed necessary and proper, I have relied upon the representations and warranties of the Company contained in the Agreements. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents.

Based upon the foregoing, it is my opinion that;

1.	The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States.

2.
The Company has the power to engage in the transactions contemplated by the Agreements, the Custodial Agreement and all requisite power, authority and legal right to execute and deliver the Agreements, the Custodial Agreement and the Mortgage Loans, and to perform and observe the terms and conditions of such instruments.

3.
Each person who, as an officer or attorney-in-fact of the Company, signed (a) the Agreements, each dated as of November 1, 2005, by and between the Company and the Purchaser, and (b) any other document delivered prior hereto or on the date hereof in connection with the sale and servicing of the Mortgage Loans in accordance with the Agreements was, at the respective times of such signing and delivery, and is, as of the date hereof, duly elected or appointed, qualified and acting as such officer or attorney-in-fact, and the signatures of such persons appearing on such documents are their genuine signatures.

4.
Each of the Agreements, the Custodial Agreement, and the Mortgage Loans, has been duly authorized, executed and delivered by the Company and is a legal, valid and binding agreement enforceable in accordance with its terms, subject to the effect of insolvency, liquidation, convervatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity, including those respecting the availability of specific performance, none of which will materially interfere with the realization of the benefits provided thereunder or with the Purchaser’s ownership of the Mortgage Loans.

5.
The Company has been duly authorized to allow any of its officers to execute any and all documents by original signature in order to complete the transactions contemplated by the Agreements and the Custodial Agreement, and by original or facsimile signature in order to execute the endorsements to the Mortgage Notes and the assignments of the Mortgages, and the original or facsimile signature of the officer at the Company executing the endorsements to the Mortgage Notes and the assignments of the Mortgages represents the legal and valid signature of said officer of the Company.

6.
Either (i) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with the Agreements, the Custodial Agreement or the sale and delivery of the Mortgage Loans or the consummation of the transactions contemplated by the Agreements, and the Custodial Agreement; or (ii) any required consent, approval, authorization or order has been obtained by the Company.

7.
Neither the consummation of the transactions contemplated by, nor the fulfillment of the terms of the Agreements and the Custodial Agreement, will conflict with or results in or will result in a breach of or constitutes or will constitute a default under the charter or by-laws of the Company, the terms of any indenture or other agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or violates any statute or order, rule, regulations, writ, injunction or decree of any court, governmental authority or regulatory body to which the Company is subject or by which it is bound.

8.
There is no action, suit, proceeding or investigation pending or, to the best of my knowledge, threatened against the Company which, in my opinion, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted or in any material liability on the part of the Company or which would draw into question the validity of the Agreements, and the Custodial Agreement, or of any action taken or to be taken in connection with the transactions contemplated thereby, or which would be likely to impair materially the ability of the Company to perform under the terms of the Agreements and the Custodial Agreement.

9.
For purposes of the foregoing, I have not regarded any legal or governmental actions, investigations or proceedings to be "threatened" unless the potential litigant or governmental authority has manifested to the legal department of the Company or an employee of the Company responsible for the receipt of process a present intention to initiate such proceedings; nor have I regarded any legal or governmental actions, investigations or proceedings as including those that are conducted by state or federal authorities in connection with their routine regulatory activities. The sale of each Mortgage Note and Mortgage as and in the manner contemplated by the Agreements is sufficient fully to transfer all right, title and interest of the Company thereto as noteholder and mortgagee, apart from the rights to service the Mortgage Loans pursuant to the Agreements.

10.
The form of endorsement that is to be used with respect to the Mortgage Loans is legally valid and sufficient to duly endorse the Mortgage Notes to the Purchaser. Upon the completion of the endorsement of the Mortgage Notes and the completion of the assignments of the Mortgages, and the recording thereof, the endorsement of the Mortgage Notes, the delivery to the Custodian of the completed assignments of the Mortgages, and the delivery of the original endorsed Mortgage Notes to the Custodian would be sufficient to permit the entity to which such Mortgage Note is initially endorsed at the Purchaser’s direction, and to whom such assignment of Mortgages is initially assigned at the Purchaser’s direction, to avail itself of all protection available under applicable law against the claims of any present or future creditors of the Company, and would be sufficient to prevent any other sale, transfer, assignment, pledge or hypothecation of the Mortgages and the Mortgage Notes by the Company from being enforceable.

This opinion is given to you for your sole benefit, and no other person or entity is entitled to rely hereon except that the purchaser or purchasers to which you initially and directly resell the Mortgage Loans may rely on this opinion as if it were addressed to them as of its date.

Sincerely,
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EXHIBIT J-1

CHEVY CHASE ASSIGNMENT AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Assignment and Assumption Agreement”), dated November 30, 2006, among EMC Mortgage Corporation, a Delaware corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 (the “Assignee”) and Chevy Chase Bank, F.S.B. (the “Company”).

For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.  Defined terms used in this Assignment and Assumption Agreement and not otherwise defined herein shall have the meaning set forth in the Pooling and Servicing Agreement, dated as of November 1, 2006, among Structured Asset Mortgage Investments II Inc. (“SAMI II”), the Assignor and the Assignee.

2.  The Assignor hereby grants, transfers and assigns to the Assignee all of the right, title and interest of the Assignor, as purchaser, in, to and under (a) those certain Mortgage Loans listed on Exhibit A attached hereto (the “Mortgage Loans”), (b) that certain Purchase, Warranties and Servicing Agreement, dated as of July 1, 2001, as amended by Amendment No. 1, dated as of January 13, 2003, and Amendment No. 2, dated as of January 31, 2006, by and between the Assignor and the Company with respect to the Mortgage Loans (as amended, the “PWS Agreement”) and (c) that certain term sheet dated as of February 22, 2006 (the “Term Sheet”), by and between the Assignor and the Company. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the PWS Agreement and in the Term Sheet, and the Assignor is retaining the right to enforce the representations and warranties set forth in those sections against the Company.

The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under and all obligations of the Assignor with respect to any mortgage loans subject to the PWS Agreement and the Term Sheet which are not the Mortgage Loans set forth on Exhibit A attached hereto and are not the subject of this Assignment and Assumption Agreement.

3.  The Assignor warrants and represents to, and covenants with, the Assignee that:

a.  The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b.  The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the PWS Agreement, the Term Sheet or the Mortgage Loans;

c.  The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the PWS Agreement, the Term Sheet or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the PWS Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under or defaults under, the PWS Agreement, the Term Sheet or the Mortgage Loans; and

d.  Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made by general solicitation, by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933 (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company that:

a.  The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of the Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2;

b.  The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The execution, delivery and performance of the Assignee of this Assignment and Assumption Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and constitutes the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its respective terms;

c.  To the best of the Assignee’s knowledge, no material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

d.   The Assignee assumes all of the rights of the Purchaser under the PWS Agreement with respect to the Mortgage Loans other than the right to enforce the obligations of the Company under the PWS Agreement.

5.  The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

a.  Attached hereto as Exhibit B are true and accurate copies of the PWS Agreement and the relevant Term Sheet, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.  The Company is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the PWS Agreement and the Term Sheet;

c.  The Company has full corporate power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on part of the Company. This Assignment and Assumption Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby; and

e.  The Company shall establish a Custodial Account and an Escrow Account under the PWS Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the PWS Agreement in favor of the Assignor.

6.  The Company warrants and represents to, and covenants with, the Assignor and SAMI II as of the date hereof:

a.  The Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.  The Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.  No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the PWS Agreement and this Assignment and Assumption Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

e.  There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the PWS Agreement and this Assignment and Assumption Agreement;

f.  There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.  There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Subservicer and Third-Party Originator to), provided that the Company (and each Subservicer and Third-Party Originator, as the case may be) meets the disclosure requirements of Items 1117 and 1119 of Regulation AB, as the case may be, for such disclosure period (i) immediately notify the Assignor and SAMI II in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, reasonably expected to be material to purchasers of securities backed by the Mortgage Loans, (B) any known affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: General Counsel
Telecopier No.: (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889

Recognition of Assignee

7.  From and after the date hereof, the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans will be part of a REMIC, and will service the Mortgage Loans in accordance with the PWS Agreement. It is the intention of the Assignor, the Company and the Assignee that this Assignment and Assumption Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the PWS Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

The Company shall prepare for and deliver to the Assignee and the Master Servicer a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date. The Company shall perform, or cause to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required. In the event that Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Mortgage Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 or, at the expense of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee shall have been supplied with an opinion of counsel addressed to the Assignee rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Assignee) to the effect that the holding by Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 with respect to the imposition of any such taxes.

Pursuant to Section 11.18 of the PWS Agreement, the Company hereby acknowledges that the representations and warranties set forth in Section 3.01 of the PWS Agreement with respect to the Company and Section 3.02 of the PWS Agreement and in the Term Sheet with respect to the Mortgage Loans are being made by the Company as of November 30, 2006. The Assignor retains the right to enforce the representations and warranties set forth in Section 3.02 of the PWS Agreement and in the Term Sheet against the Company.

8.  Notwithstanding any term hereof to the contrary, the execution and delivery of this Assignment and Assumption Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Assignment and Assumption Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2.

The Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, SAMI II, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, SAMI II, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)
(A)any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement by the Company or by another third-party at the direction of the Company, or provided under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement by or at the direction of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under Sections 6.04, 6.07, 11.18 or 11.19 of PWS Agreement, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 3.01 of the PWS Agreement or in a writing furnished pursuant to Section 3.01 of the PWS Agreement and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01 of the PWS Agreement to the extent made as of a date subsequent to the date hereof; or

(iv)	the negligence, bad faith or willful misconduct of the Company in connection with its performance under Sections 6.04, 6.07, 11.18 or 11.19 of the PWS Agreement.

For purposes of clarification with respect to the indemnification given above, the Company shall only be required to indemnify the Indemnified Parties with respect to Regulation AB Losses that any Indemnified Party incurs when such Regulation AB Losses arise out of or are based upon clauses (i), (ii), (iii) and (iv) above and only with respect to the Mortgage Loans; provided, that the indemnification provided under Section 11.18 of the PWS Agreement shall be the only indemnification with respect to Regulation AB Losses; provided, further, that if the loan performance information is not provided to the Company pursuant to the PWS Agreement, the Company shall have no obligation to indemnify any Indemnified Party for regulation AB Losses arising from the Company’s failure to provide Static Pool Information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in Section 11.18 of the PWS Agreement, the Company shall promptly reimburse the Assignor, SAMI II and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator. This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

Modification of the PWS Agreement

9.  The Assignor and the Company hereby amend the PWS Agreement as follows:

(a)      The following definitions shall be added to Article I of the PWS Agreement:

Assignee: U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Pass-Through Certificates, Series 2006-2.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents and as identified in writing to the Company as the master servicer for such Securitization Transaction.

Prepayment Period: The month preceding the month in which the related Remittance Date occurs.

REMIC: A “real estate mortgage investment conduit” as defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

SAMI II: Structured Asset Mortgage Investments II Inc.

Trustee: U.S. Bank National Association.

(b)           The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(c)           [reserved]

(d)           The following are added as the last three paragraphs of Section 4.01 of the PWS Agreement:

“Notwithstanding anything to the contrary contained herein, the Company shall not permit any modification with respect to any Mortgage Loan without permission of the Master Servicer.

Notwithstanding anything to the contrary contained herein, any REO Property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the related Mortgage Loan became an REO Property, unless the Company is otherwise directed by the Master Servicer.

The Company shall comply with any written instructions, to the extent the Company is able to reasonably comply, received from the Master Servicer or the Assignor pertaining to the servicing of the Mortgage Loans and the acquisition, holding or disposition of any REO Property to ensure the continued qualification of each REMIC as a REMIC in accordance with the REMIC Provisions.”

(e)           The first sentence of Subsection (c) of the definition of “Eligible Account” is deleted in its entirety and replaced with the following:

“(c) in a separate non-trust account (which is not fully insured by FDIC or other insurance) in an Eligible Institution.”

(f)            The following is added to the last sentence of the definition of “Eligible Institution”:

“; provided that Chevy Chase Bank, F.S.B. shall cease to be an Eligible Institution in the event that either its short-term or long-term debt rating is reduced below the rating in effect on April 1, 2006.”

(g)           Subsection 3.02(nn) is deleted in its entirety and replaced with the following:

“(nn) The Mortgagor has not notified the Company, and the Company does not have any knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;”

(h)           The following is added to the end of Subsection 4.05(iii):

“provided, however, the Company must provide documentation to the Master Servicer supporting Servicing Advances related to Liquidation Proceeds prior to withdrawing such amounts from the Custodial Account;”

(i)            Article V of the PWS Agreement is hereby amended effective as of the date hereof by deleting the second sentence in the second to last paragraph of Section 5.02 in its entirety and replacing it with the following:

“The Company shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit F with respect to defaulted mortgage loans, Exhibit N with respect to realized losses and gains, Exhibit O with respect to modified mortgage loans, Exhibit P with respect to claims submitted and Exhibit Q with respect to loss severity, with each such report.”

(j)             Exhibit E of the PWS Agreement is deleted in its entirety and replaced with the following or such other format as mutually agreed upon between the Company and the Master Servicer:

EXHIBIT E

REMITTANCE OVERVIEW REPORT

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

REMITTANCE SUMMARY REPORT

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

(k) Exhibit F of the PWS Agreement is deleted in its entirety and replaced with the following or such other format as mutually agreed upon between the Company and the Master Servicer:

EXHIBIT F

DELINQUENCY SUMMARY REPORT

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

DEFAULT DETAIL REPORT

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

(l) Exhibit M of the PWS Agreement is deleted in its entirety and replaced with the following:

EXHIBIT M

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	x
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	x
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
x
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
x
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	x
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
x
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
x
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
x
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	x
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
x
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
x
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	x
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	x
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	x
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	x
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	x
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	x
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
x
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	x
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
x
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
x
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
x
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	x
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
x
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	x
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

(m)	The PWS Agreement is amended by adding the following or such other format as mutually agreed upon between the Company and the Master Servicer:

EXHIBIT O

MODIFIED LOANS REPORT

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

(n)	The PWS Agreement is amended by adding the following or such other format as mutually agreed upon between the Company and the Master Servicer:

EXHIBIT P

CLAIMS SUBMITTED REPORT

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

(o)	The PWS Agreement is amended by adding the following or such other format as mutually agreed upon between the Company and the Master Servicer:

EXHIBIT Q

LOSS SEVERITY REPORT

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

10.       The Company hereby acknowledges that EMC Mortgage Corporation has been appointed as the master servicer (the “Master Servicer”) of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of November 1, 2006, among SAMI II, the Assignor, as seller and master servicer and the Assignee, and that the Master Servicer has the right to enforce all obligations of the Company under the PWS Agreement with respect to the servicing of the Mortgage Loans. The Company shall make all distributions under the PWS Agreement to the Master Servicer by wire transfer of immediately available funds to:

EMC Master Servicing Remittances
Bank: Chase Bank of Texas
Branch: Irving, Texas
Account Name: EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance November 1, 2006 Remit for Chevy Chase Bank, F.S.B.
Attention: LSBO Group-MS

The Company shall deliver all reports required to be delivered under the PWS Agreement to the Master Servicer at:

EMC Mortgage Corporation
780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889

11.          Notices:

The Assignor’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

EMC Mortgage Corporation
780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Robert Durden

The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

U.S. Bank National Association, as Trustee
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services, PRIME 2006-2
Telecopier No.: (617) 603-6638

The Company’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

Chevy Chase Bank, F.S.B.
7501 Wisconsin Avenue, 6th Floor
Bethesda, Maryland 20814
Attention: Amy Westland

With a copy to:

Sandra S. Barker, Esq.
Chief Mortgage Counsel
7501 Wisconsin Avenue, 13th Floor
Bethesda, Maryland 20814

Miscellaneous:

12. Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment and Assumption Agreement.

13. The Servicing Fee Rate shall be a rate per annum equal to 25 basis points.

14. This Assignment and Assumption Agreement shall be construed in accordance with the laws of the State of New York (other than Section 5-1401 of the New York General Obligations Law), without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

15.  No term or provision of this Assignment and Assumption Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

16. This Assignment and Assumption Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Assignor, the Assignee or the Company may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, the Assignee or the Company, respectively, hereunder.

17. This Assignment and Assumption Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the PWS Agreement and the Term Sheet to the extent of the Mortgage Loans by Assignor to Assignee and the termination of the PWS Agreement and Term Sheet.

18. This Assignment and Assumption Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

19. In the event that any provision of this Assignment and Assumption Agreement conflicts with any provision of the PWS Agreement and Term Sheet with respect to the Mortgage Loans, the terms of this Assignment and Assumption Agreement shall control.

20. Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Chevy Chase Bank, F.S.B., 6151 Chevy Chase Drive, Laurel, MD 20707, Attention: Vicki Parry. In addition, if the Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the Company at the aforementioned address.

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as Trustee

By:
Name:
Title:

EMC MORTGAGE CORPORATION, as Company

By:
Name:
Title:

CHEVY CHASE BANK, F.S.B.

By:
Name:
Title:

Acknowledged and Agreed

EMC MORTGAGE CORPORATION, as Master Servicer

By:
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:
Name:	Baron Silverstein
Title:	Vice President

Exhibit A:

Mortgage Loans

Loan Sequence Number	Seller Loan Number	Loan Number	Scheduled Balance
16015803	535104996	14815500	677021.80
16015807	535107205	14815542	504337.77
16015810	535108104	14815575	436000.00
16015821	535113476	14815682	484310.50
16015822	535113898	14815690	607423.17
16015833	535119036	14815807	547613.64
16015843	535121263	14815906	432369.56
16015863	585037930	14816102	935576.59
16015865	585040512	14816128	665987.04
16015870	585049117	14816169	465203.64

Exhibit B:

PWS Agreement and Term Sheet

[Provided upon request]

EXHIBIT J-2

EMC ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This Assignment, Assumption and Recognition Agreement (the “AAR Agreement”) is made and entered into as of November 30, 2006 (the “Closing Date”), among Structured Asset Mortgage Investments II Inc. (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 (the “Assignee”) and EMC Mortgage Corporation (the “Company”).

Whereas, the Assignor and the Company entered into that certain Servicing Agreement, dated as of November 1, 2006 (the “Servicing Agreement”), pursuant to which the Company agreed to service certain mortgage loans (the “Mortgage Loans”) on behalf of the Assignor.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans listed on Attachment 1 annexed hereto (the “Assigned Loans”) shall be subject to the terms of this AAR Agreement. Any capitalized term used and not otherwise defined herein shall have the meaning assigned to such term in the Servicing Agreement.

Assignment and Assumption

1.  Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under the Assigned Loans, and as they relate to the Assigned Loans, the Servicing Agreement. Notwithstanding anything to the contrary contained herein, the Assignor is not assigning to the Assignee any of its right, title and interest in, to and under the Servicing Agreement with respect to any other mortgage loan other than the Assigned Loans. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

The Assignor acknowledges and agrees that upon execution of this AAR Agreement, with respect to the Assigned Loans, the Assignee shall become the “Owner” under the Servicing Agreement, and all representations, warranties and covenants by the “Servicer” to the “Owner” under the Servicing Agreement including, but not limited to, the rights to receive indemnification, shall accrue to the Assignee by virtue of this AAR Agreement.

Representations, Warranties and Covenants

2.  The Assignor warrants and represents to, and covenants with, the Assignee and the Company as of the date hereof that:

a.
Attached hereto as Attachment 2 is a true and correct copy of the Servicing Agreement, which Servicing Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
The Assignor was the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Servicing Agreement they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Assigned Loan, as well as any and all of the Assignee’s interests, rights and obligations under the Servicing Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.	There are no offsets, counterclaims or other defenses available to the Company with respect to the Servicing Agreement;

d.	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

e.
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This AAR Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the parties hereto, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

g.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

   h. There is no action, suit, proceeding, investigation or litigation pending or, to the Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignor, would adversely affect the Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

3.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof that:

a.
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2;

b.
The Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignee. This AAR Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the parties hereto, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

   d. There is no action, suit, proceeding, investigation or litigation pending or, to the Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignee, would adversely affect the Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

   e. The Assignee assumes for the benefit of each of Assignor and Company all of the Assignor’s rights as “Owner” under the Servicing Agreement but solely with respect to the Assigned Loans.

4.  Company warrants and represents to, and covenants with, the Assignee and the Assignor, as of the date hereof, that:

a.
Attached hereto as Attachment 2 is a true and accurate copy of the Servicing Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Servicing Agreement;

c.
The Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Company. This AAR Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

e.
The Company shall establish a Custodial Account and an Escrow Account under the Servicing Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Servicing Agreement in favor of the Assignor;

f.
Pursuant to Section 10.02 of the Servicing Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Servicing Agreement with respect to the Company and/or the Assigned Loans; and

   g. Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

5.  The Company warrants and represents to, and covenants with the Assignor as of the date hereof:

(a)  The Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)  The Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)  No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Servicing Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

(e)  There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Servicing Agreement and this AAR Agreement;

(f)  There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g)  There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify the Assignor and SAMI II in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or SAMI II with respect to the Securitization Transaction and (ii) provide to the Assignor and SAMI II a description of such proceedings, affiliations or relationships

6.  The Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of the Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

7.  From and after the date hereof, the Company shall recognize the Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Servicing Agreement but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of the Assignor, the Company and the Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of the Assignee.

8.  The Company shall prepare for and deliver to the Assignee and EMC Mortgage Corporation, as master servicer (in such capacity, the “Master Servicer”) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date. The Company shall perform, or cause to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required. In the event that Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 or, at the expense of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee shall have been supplied with an opinion of counsel addressed to the Assignee rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Assignee) to the effect that the holding by Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 with respect to the imposition of any such taxes.

9.  Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2.

Miscellaneous

10.  All demands, notices and communications related to the Assigned Loans, the Servicing Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

a.	In the case of the Company,
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889

b.	In the case of the Assignor,
Structured Asset Mortgage Investments II Inc.
383 Madison Avenue,
New York, New York 10179
Attention: Robert Durden
Telecopier No.: (212) 272-5591

c.	In the case of the Assignee,
U.S. Bank National Association,
as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Corporate Trust Services, PRIME 2006-2
Telecopier No.: (617) 603-6638

11.  The Company hereby acknowledges that EMC Mortgage Corporation has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of November 1, 2006, among the Assignor, the Assignee and the Company, as seller and master servicer, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Servicing Agreement. Such right will include, without limitation, the right to terminate the Company under the Servicing Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Servicing Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

EMC Master Servicing Remittances
Bank: Chase Bank of Texas
Branch: Irving, Texas
Account Name: EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance November 1, 2006 Remit for EMC Mortgage Corporation
Attention: LSBO Group-MS

and the Company shall deliver all reports required to be delivered under the Servicing Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 10 herein and to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889

12.  THIS AAR AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

13.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

14.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Assignor, the Assignee or the Company may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, the Assignee or the Company, respectively, hereunder.

15.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignments of the Servicing Agreement to the extent of the Assigned Loans by the Assignor to the Assignee and the termination of the Servicing Agreement.

16.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

17.  In the event that any provision of this AAR Agreement conflicts with any provision of the Servicing Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement on the date first above written.

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., the Assignor		U.S. BANK NATIONAL ASSOCIATION, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2, the Assignee

By:		By:
Name:	Baron Silverstein	Name:
Title:	Vice President	Title:

EMC MORTGAGE CORPORATION, the Company

By:
Name:
Title:

Acknowledged and Agreed: EMC MORTGAGE CORPORATION, the Master Servicer

By:
Name:
Title:

Attachment I

Assigned Loans

Attachment II

Servicing Agreement

EXHIBIT J-3

WELLS FARGO ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (the “Assignment and Assumption Agreement”), dated as of November 30, 2006, among EMC Mortgage Corporation, a Delaware corporation (the “Assignor”), U.S. Bank National Association, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 (the “Assignee”) and Wells Fargo Bank, N.A. (the “Company”).

Whereas the Assignor purchased certain mortgage loans listed on Exhibit A attached hereto (the “Mortgage Loans”) from the Company pursuant to that certain (i) Master Mortgage Loan Purchase Agreement dated as of October 1, 2004, by and between the Company and the Assignor, (ii) Amended and Restated Master Seller’s Warranties and Servicing Agreement dated as of November 1, 2005 (the “Warranties and Servicing Agreement” or the “Agreement”), (iii) Assignment and Conveyance Agreement (WFHM 2005-W34) dated as of June 29, 2005 between the Company and the Assignor (the “June Assignment and Conveyance Agreement”) and (iv) Assignment and Conveyance Agreement (WFHM 2006-W81) dated as of October 24, 2006 between the Company and the Assignor (the “October Assignment and Conveyance Agreement” and together with the June Assignment and Conveyance Agreement, the “Assignment and Conveyance Agreements”);

Whereas the Assignor and the Company entered into that certain Warranties and Servicing Agreement pursuant to which the Company agrees to service the Mortgage Loans.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Mortgage Loans now serviced by the Company for the Assignor and its successors and assigns pursuant to the Warranties and Servicing Agreement shall be subject to the terms of this Assignment and Assumption Agreement. Capitalized terms used herein but not otherwise defined shall have the meanings assigned to them in the Warranties and Servicing Agreement.

Assignment and Assumption

1.  Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest in, to and under (a) the Mortgage Loans and (b) the Warranties and Servicing Agreement with respect to the Mortgage Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title and interest, to and under the Warranties and Servicing Agreement with respect to any mortgage loan other than the Mortgage Loans listed on Exhibit A. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Warranties and Servicing Agreement, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan, and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 of the Warranties and Servicing Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Warranties and Servicing Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations Warranties and Covenants

2.  The Assignor warrants and represents to, and covenants with, the Assignee that as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copies of the Warranties and Servicing Agreement and the Assignment and Conveyance Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, further amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignee’s interests, rights and obligations under the Warranties and Servicing Agreement as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no offsets, counterclaims or other defenses available to the Company with respect to the Mortgage Loans or the Warranties and Servicing Agreement;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof pursuant to the Warranties and Servicing Agreement with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

3.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof:

(a)
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans on behalf of the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2;

(b)
The Assignee has full corporate power and authority to execute, deliver and perform under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignee. This Assignment and Assumption Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)
The Assignee assumes all of the rights of the Purchaser under the Warranties and Servicing Agreement with respect to the Mortgage Loans other than the right to enforce the obligations of the Company under the Warranties and Servicing Agreement.

4.  The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copies of the Warranties and Servicing Agreement and the Assignment and Conveyance Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, further amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Company is a national banking association duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the Warranties and Servicing Agreement;

(c)
The Company has full power and authority to execute, deliver and perform its obligations under this Assignment and Assumption Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment and Assumption Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and Assumption Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on part of the Company. This Assignment and Assumption Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by the effect of insolvency, liquidation, conservatorship and other similar laws administered by the Federal Deposit Insurance Corporation affecting the enforcement of contract obligations of insured banks and subject to the application of the rules of equity;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Assignment and Assumption Agreement, or the consummation by it of the transactions contemplated hereby;

(e)
The Company shall establish a Custodial Account and an Escrow Account under the Warranties and Servicing Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Warranties and Servicing Agreement in favor of the Assignor; and

(f)
Pursuant to Section 9.01 of the Warranties and Servicing Agreement, the Company hereby restates the representations and warranties set forth in Section 3.01 of the Warranties and Servicing Agreement with respect to the Company as of the date hereof as amended by Section 10.

5.  The Company warrants and represents to, and covenants with, the Assignor and Structured Asset Mortgage Investments II Inc. (“SAMI II”) as of the date hereof:

(a)
The Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)	The Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Warranties and Servicing Agreement and this Assignment and Assumption Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

(e)
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Warranties and Servicing Agreement and this Assignment and Assumption Agreement;

(f)	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g)
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

6.  The Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of the Assignor set forth in this Assignment and Assumption Agreement or the breach of any covenant or condition contained herein.

7.  The Company hereby acknowledges that EMC Mortgage Corporation and any successor thereto (the “Master Servicer”), has been appointed as master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement dated as of November 1, 2006 the “Pooling and Servicing Agreement”), among SAMI II, the Assignor, as seller and Master Servicer and the Assignee, and therefore has the right to enforce all obligations of the Company under the Warranties and Servicing Agreement. Such right will include, without limitation, the right to receive all remittances required to be made by the Company under the Warranties and Servicing Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Warranties and Servicing Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company hereby acknowledges that the Master Servicer shall be obligated to notify the Assignee in accordance with the Pooling and Servicing Agreement upon the discovery of an event of default by the Company of its obligations under the Warranties and Servicing Agreement and the Assignee shall have the right to terminate the Company as servicer under the Warranties and Servicing Agreement upon the occurrence of such an event of default.

8.  Notwithstanding any term hereof to the contrary, the execution and delivery of this Assignment and Assumption Agreement by the Assignee is solely in its capacity as trustee for Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Assignment and Assumption Agreement shall be limited solely to the assets it may hold as trustee of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2.

Recognition of Assignee

9.  From and after the date hereof, the Company shall recognize the Assignee as owner of the Mortgage Loans and will service the Mortgage Loans for the Assignee as if the Assignee and the Company had entered into a separate servicing agreement for the servicing of the Mortgage Loans in the form of the Warranties and Servicing Agreement (as modified herein), the terms of which are incorporated herein by reference. Notwithstanding anything to the contrary contained herein or in the Warranties and Servicing Agreement, the Company acknowledges that the Mortgage Loans will be part of a REMIC and hereby agrees that in no event will it service the Mortgage Loans in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of the Assignor, the Company and the Assignee that this Assignment and Assumption Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Warranties and Servicing Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

The Company shall prepare for and deliver to the Master Servicer for the benefit of the Assignee a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date. The Company shall perform, or cause to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required. In the event that Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Mortgage Loan, the Company shall cause such REO Property to be disposed prior to three (3) years after its acquisition by Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 or, at the expense of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2, request more than sixty (60) days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee shall have been supplied with an opinion of counsel addressed to the Assignee rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Assignee) to the effect that the holding by Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2 with respect to the imposition of any such taxes.

Modification of the Warranties and Servicing Agreement

10.  The Company and the Assignor hereby amend the Warranties and Servicing Agreement as follows:

(a)	The following definitions shall be added to Article I of the Warranties and Servicing Agreement:

Assignee: U.S. Bank National Association, as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Trustee: U.S. Bank National Association.

(b)	The definition of Servicing Fee Rate in Article I of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Servicing Fee Rate: A per annum rate equal to 0.25%.

(c)	The definition of Principal Prepayment in Article I of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

(d)	The definition of Remittance Date in Article I of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Remittance Date: The 18th calendar day (or if such 18th calendar day is not a Business Day, then the preceding Business Day) of any month.

(e)	The definition of “Qualified Depository” in the Warranties and Servicing Agreement shall be modified by deleting the word “A-1” and replacing it with the word “A-1+”.

(f)	Article III of the Agreement is hereby amended effective as of the date hereof as follows:

(1)	Section 3.01(b) is amended by replacing the “,” after the word “loans” in the third line, with a “.”, and deleting the remainder of the sentence.

(2)	Section 3.01(c) is amended by deleting, “the sale of the Mortgage Loans to the Purchaser”.

(3)	Section 3.01(f) is amended by adding a “.” after, “The Company is solvent.” And deleting the remainder of the paragraph.

(4)	Section 3.01(h) is amended by deleting, “or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement.

(5)	Section 3.01(i) is deleted in its entirety.

(6)	Section 3.01(k) is deleted in its entirety.

(7)	by deleting Section 3.01(l) in its entirety and replacing it with the following:

(1)  No Material Change.

There has been no material adverse change in the servicing policies and procedures, business, operations, financial condition or assets of the Company since the date of the Company’s most recent financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(8)	Section 3.01(m) is deleted in its entirety.

(g)	Article IV of the Agreement is hereby amended effective as of the date hereof by adding “, other than Servicing Advances,” after “future advances” in the second paragraph of Section 4.01.

(h)
Article IV of the Agreement is hereby amended effective as of the date hereof by deleting “the Company shall notify the Purchaser in writing of the Company’s intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within three (3) Business Days of receiving such notice” in first paragraph of Section 4.02.

(i)	Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following as the last paragraph of Section 4.02:

The Company shall fully reimburse itself, from the Custodial Account, for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit K hereto to the Master Servicer seeking approval within ninety (90) days of final liquidation of a Mortgage Loan. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation. The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an officer’s certificate in accordance with Section 5.03.

(j)	Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following paragraph to Section 4.03:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity, such prepayment penalty shall not be imposed in any instance where the mortgage loan is accelerated or paid off in connection with the workout of a delinquent mortgage or due to the borrower’s default, notwithstanding that the terms of the mortgage loan or state or federal law might permit the imposition of such penalty.

(k)	Article IV of the Agreement is hereby amended by replacing the second paragraph of Section 4.04 with the following:

The Company shall deposit in a mortgage clearing account on a daily basis, and in the Custodial Account within (2) Business Days after the Company’s receipt of such funds, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto:

(l)	Article IV of the Agreement is hereby amended effective as of the date hereof by deleting “Liquidation Proceeds,” after “limited to related” in Subsection 4.05(iii).

(m)	The following is added as Subsection 4.05(x) of the Warranties and Servicing Agreement:

“(x) to reimburse itself for any Nonrecoverable Advances upon prior approval from the Master Servicer. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.”

(n)	Article IV of the Agreement is hereby amended by replacing the second paragraph of Section 4.06 with the following:

The Company shall deposit in a mortgage clearing account on a daily basis, and in the Escrow Account or Accounts within two (2) Business Days after the Company’s receipt of such funds, and retain therein:

(o)	Article IV of the Agreement is hereby amended by replacing Section 4.25 with the following:

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section 4.25. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section 4.25.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section 4.25 and with Sections 6.04, 6.06, 9.01(e)(iii), 9.01(e)(v), 9.01(e)(vi), 9.01(e)(vii), 9.01(e)(viii) and 9.01(f) of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 9.01(e)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 6.04 and any assessment of compliance and attestation required to be delivered by such Subservicer under Section 6.06 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 6.06 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, such Depositor and such Master Servicer) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.06 and 9.01(f) of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subservicer and such Subcontractor under Section 6.06, in each case as and when required to be delivered.

(p)	Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

No later than the tenth (10th) calendar day, the Company shall furnish to the Master Servicer an electronic file containing the data specified in Exhibit I and Exhibit J, which data shall reflect information as to the period ending on the last day of the preceding month, Exhibit K and Exhibit L with respect to defaulted mortgage loans, Exhibit M with respect to realized losses and gains, Exhibit N with respect to modified mortgage loans and Exhibit O with respect to claims submitted, with each such report

(q)	Section 5.03 (Monthly Advances by the Company) is hereby amended by adding as the last sentence of the paragraph:

“The Company shall not have an obligation to advance amounts in respect to shortfalls in excess of what is required under the Servicemembers Civil Relief Act or similar state and local laws for all applicable Mortgage Loans.”

(r)
Section 6.02 (Satisfaction of Mortgages and Release of Mortgage Loan Documents) is hereby amended by adding “(other than as a result of a modification of the Mortgage pursuant to this Agreement or a liquidation of the Mortgaged Property pursuant to the terms of this Agreement)” after “secured by the Mortgage” in the second paragraph.

(s)	Section 6.04 (Annual Statements as to Compliance) is hereby amended as follows:

(1)	delete paragraph (i) in its entirety;

(2)	delete the reference to “(ii)” at the beginning of the section paragraph;

(3)	delete the references to “the Purchaser and any Depositor” and replace each with “the Master Servicer”; and

(4)	add the following paragraph to the end of the section:

“In the event the Company or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 6.04 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.”

(t)	Section 6.05 (Annual Independent Public Accountants’ Servicing Report) is deleted in its entirety.

(u)
Section 6.06 (Report on Assessment of Compliance and Attestation) is hereby amended by replacing the references to “the Purchaser and any Depositor” with “the Master Servicer”, “the Purchaser and such Depositor” with “the Master Servicer”, “Section 425(b)” with “Section 4.25(b)” and “paragraphs (a) and (b)” with “paragraphs (i) and (ii)”.

(v)	Section 6.06 is hereby amended by adding the following paragraph at the end of the section:

“In the event the Company or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 6.06 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.”

(w)
Section 6.07(i) is hereby amended by replacing the reference to “Section 9.01(e)(iv)(A)” with “Section 9.01(e)(vi)(A)”, “Section 9.01(e)(iv)(B)” with “Section 9.01(e)(vi)(B)” and deleting the reference to “Section 6.05”.

(x)
Section 6.07(ii) is hereby amended by replacing the references to “Purchaser or Depositor” with “Purchaser, any Master Servicer or any Depositor”, “Subcontract” with “Subcontractor” and deleting the reference to “Section 6.05”.

(y)	The following are added as the second, third and fourth paragraphs of Section 6.09 of the Warranties and Servicing Agreement:

“Notwithstanding anything in this Agreement to the contrary, the Company (a) shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of any Mortgage Loan that would both effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder).

Prior to taking any action with respect to the Mortgage Loans which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel reasonably acceptable to the Trustee with respect to whether such action could result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) (either such event, an “Adverse REMIC Event”), and the Company shall not take any such action or cause the Trust Fund to take any such action as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in the REMIC. The Company shall not enter into any arrangement by which the REMIC will receive a fee or other compensation for services nor permit the REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.”

(z)	Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by deleting in its entirety Section 9.01(d).

(aa)	Article IX of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing Section 9.01(e)(iv) with the following:

(iv) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer to) (1) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company or any Subservicer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company or any Subservicer and any of the parties specified in Section 9.01(e)(iii)(J) (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement, and (2) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Each such notice/update pursuant to this Section 9.01(e)(iv) should be sent by e-mail to regABnotifications@bear.com. Additionally, all notifications pursuant to this Section 9.01(e)(iv), other than those pursuant to Section 9.01(e)(iv)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 9.01(e)(iv)(A) should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: General Counsel
Facsimile: (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889

(bb)
Section 9.01(e)(v) of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof, by replacing the references to “the Purchaser and any Depositor” with “the Purchaser, the Master Servicer and any Depositor” and “the Purchaser and such Depositor” with “the Purchaser, the Master Servicer and such Depositor”.

(cc)	The third paragraph of Section 9.01 of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing such section with the following:

The Purchaser and the Company acknowledge and agree that the purpose of Section 9.01(e) is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings.

Neither the Purchaser, the Master Servicer nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser, the Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser and any Master Servicer to deliver to the Purchaser (including any of its assignees or designees), any Master Servicer and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser, the Master Servicer or any Depositor to permit the Purchaser, such Master Servicer or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

The Purchaser (including any of its assignees or designees) shall cooperate with the Company by providing timely notice of requests for information under these provisions and by reasonably limiting such requests to information required, in the Purchaser’s reasonable judgment, to comply with Regulation AB.

(dd)	Section 9.01(e)(vii) of the Warranties and Servicing Agreement is hereby amended effective as of the date hereof by replacing such section with the following:

(vii) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten (10) days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(ee)	Article IX of the Agreement is hereby amended effective as of the date hereof by inserting the following new Section 9.01(e)(viii) as follows:

(viii) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

(ff)	Article IX of the Agreement is hereby amended effective as of the date hereof by inserting the following after Section 9.01(e)(iii)(H) in its entirety as follows:

(I) a description of any material legal or governmental proceedings pending (or known to be contemplated) against the Servicer; and

(J) a description of any affiliation or relationship between the Servicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Servicer by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1)	the sponsor;
(2)	the depositor;
(3)	the issuing entity;
(4)	any servicer;
(5)	any trustee;
(6)	any originator;
(7)	any significant obligor;
(8)	any enhancement or support provider; and
(9)	any other material transaction party.

(gg)	Article IX of this Agreement is hereby amended by replacing Section 9.01(f) with the following:

(f)
the Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Securitization Transaction; each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

  (i) (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under Sections 4.25, 5.02, 6.04, 6.06 or 9.01(c) or (e) by or on behalf of the Company, or provided under Sections 9.01(c) or (e) by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under this Section 9.01(f), including any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Sections 4.25, 5.02, 6.04, 6.06 or 9.01(c) or (e), including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 9.01(e)(vi)(A) or in a writing furnished pursuant to Section 9.01(e)(vi)(B) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 9.01(e)(vi)(B) to the extent made as of a date subsequent to such closing date; or

(iv)	the negligence, bad faith or willful misconduct of the Company in connection with its performance under Sections 4.25, 6.04, 6.06, 6.07 or 9.01.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party ins such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in sub-clause (ii) of this Section 9.01(f), the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(hh)
Article X of the Agreement is hereby amended effective as of the date hereof by replacing the reference to “Custodial Agreement” in Section 10.01(ii) with “Custodial Agreement (if no specific grace period or notification requirement is applicable therein)”.

(ii)	Article X of the Agreement is hereby amended effective as of the date hereof by replacing the last paragraph of Section 10.01 with the following paragraph (new next underlined):

Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor's possession all Servicing Files, and do or cause to be done all other acts or things necessary or appropriate to effect the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company's sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account, Subsidy Account or Escrow Account or thereafter received with respect to the Mortgage Loans. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(jj)	The first sentence of Section 12.03 of the Warranties and Servicing Agreement is deleted in its entirety and replaced with the following:

Section 12.03  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(kk)	A new Section 12.12 (Third Party Beneficiary) is hereby added to the Warranties and Servicing Agreement.

Section 12.12 Third Party Beneficiary.

For Purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

(ll)	Exhibit D of the Warranties and Servicing Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit D, a copy of which is annexed hereto as Exhibit J.

(mm)	The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit I, a copy of which is annexed hereto as Exhibit C.

(nn)	The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit J, a copy of which is annexed hereto as Exhibit D.

(oo)	The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit K, a copy of which is annexed hereto as Exhibit E.

(pp)	The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit L, a copy of which is annexed hereto as Exhibit F.

(qq)
The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit M, a copy of which is annexed hereto as Exhibit G, or such other format as mutually agreed upon between the Company and the Master Servicer.

(rr)	The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit N, a copy of which is annexed hereto as Exhibit H.

(ss)	The Warranties and Servicing Agreement is hereby amended as of the date hereof by inserting a new Exhibit O, a copy of which is annexed hereto as Exhibit I.

11.  A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this Assignment and Assumption Agreement and the Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12.  Distributions shall be made by wire transfer of immediately available funds to:

EMC Master Servicing Remittances
Bank: Chase Bank of Texas
Branch: Irving, Texas
Account Name: EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance November 1, 2006 Remit for Wells Fargo Bank, N.A.
Attention: LSBO Group-MS

and the Company shall deliver all reports required to be delivered under the Warranties and Servicing Agreement to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner

Facsimile: (214) 626-4889

13.  Notices:

The Assignor’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889

With a copy to:

Bear Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Robert Durden

The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

U.S. Bank National Association,
as trustee
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Corporate Trust Services
PRIME 2006-2
Telecopy: (617) 603-6413

The Company’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Assignment and Assumption Agreement is:

Wells Fargo Bank, N.A.
1 Home Campus
MAC X2302-033
Des Moines, Iowa 50328-0001
Attention: John B. Brown

With a copy to:

Wells Fargo Bank, N.A.
1 Home Campus
Des Moines, Iowa 50328-0001
Attention: General Counsel - MAC X2401-06T

Miscellaneous:

14.  Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Assignment and Assumption Agreement.

15.  This Assignment and Assumption Agreement shall be construed in accordance with the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New General Obligations Law, but otherwise without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

16.  No term or provision of this Assignment and Assumption Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

17.  This Assignment and Assumption Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Assignor, the Assignee or the Company may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, the Assignee or the Company, respectively, hereunder.

18.  This Assignment and Assumption Agreement shall survive the conveyance of the Mortgage Loans and the assignment of the Warranties and Servicing Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Warranties and Servicing Agreement.

19.  This Assignment and Assumption Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

20.  In the event that any provision of this Assignment and Assumption Agreement conflicts with any provision of the Warranties and Servicing Agreement with respect to the Mortgage Loans, the terms of this Assignment and Assumption Agreement shall control.

21.  Any new loan number assigned to a Mortgage Loan by the Assignee shall be provided to the Company at the following address: Wells Fargo Bank, N.A., 1 Home Campus, MAC X2302-033, Des Moines, Iowa 50328-0001 Attention: John B. Brown. In addition, if Assignee has changed its document custodian from the previous custodian, such new custodian’s name, address and contact information shall be provided to the Company at the aforementioned address.

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their duly authorized officers as of the date first above written.

U.S. BANK NATIONAL ASSOCIATION, not individually but solely as trustee for the holders of Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

WELLS FARGO BANK, N.A., as Company

By:
Name:
Title:

Acknowledged and Agreed

EMC MORTGAGE CORPORATION, as Master Servicer

By:
Name:
Title:

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

By:
Name:	Baron Silverstein
Title:	Vice President

Exhibit A

Mortgage Loans

[Provided upon request]

Exhibit B

Amended and Restated Master Seller’s Warranties and Servicing Agreement dated as of November 1, 2005, between Wells Fargo and EMC.

[Provided upon request]

Exhibit C

EXHIBIT I to the Warranties and Servicing Agreement

REMITTANCE OVERVIEW REPORT

FIELD	FIELD	FIELD
#	NAME	DEFINITION

Current Monthly Remit File reported by Investor Services to Master Servicers & Investors:

1	S50YDATE	Cutoff Date
2	CLIENT	WF Client Number
3	INVNUM	WF Investor Number
4	CATNUM	WF Category Number
5	POOLNUM	Pool Number
6	LOANNUMBER	WF Loan Number
7	INVLNNO	Investor Loan Number
8	SCHPRIN	Scheduled Principal Payment
9	SCHNETINT	Scheduled Net Interest Amount
10	CURTDATE	Curtailment Date
11	CURTCOL	Total Curtailment Amount
12	CURTADJ	Total Curtailment Int Adjustment Amount
13	CURTREMIT	Total Curtailment Remittance Amount
14	INTRATE	Interest Rate
15	SFRATE	Service Fee Rate
16	YIELD	Pass Through Rate
17	PANDI	Principal and Interest Payment
18	BEGSCHPB	Beginning Scheduled Balance
19	ENDSCHPB	Ending Scheduled Balance
20	BEGPB	Beginning Principal Balance
21	ENDPB	Ending Principal Balance
22	DUEDATE	Due Date
23	PRINCOL	Principal Collected
24	INTCOL	Interest Collected
25	SFCOL	Service Fee Collected
26	BUYDOWN	Buydown Amount
27	SCHREMIT	Schedule Principal and Net Interest Remittance Amount
28	TYPE	Populated if "ARM" loan
29	PIFDATEPAID	Payoff Date
30	PIFPRINPAID	Payoff Principal Paid
31	PIFNETINTPAID	Payoff Net Interest Paid
32	PIFPENALTYINTPAID	Payoff Prepayment Penalty Paid
33	PIFREMIT	Total Payoff Remittance Amount
34	PENDING	Pending Transfer Flag
35	MESSAGE	Messages
36	SORTABLELOANNUMBER	Loan Number
37	NOTES	Loan Notes from Reporter
38	PRINDIFF	Loan Sale Difference
39	PRINADJ	Loan Sale Difference Interest Adjustment

Additional Fields to be added as a result of REG AB (per CTS):

40	SSCRAREMIT	Soldiers and Sailors Remittance Amount
41	CLAIMSREMIT	Claims Remittance Amount
42	MISCREMIT	Miscellaneous Remittance Amount
43	TOTALREMIT	Total Remittance Amount
44	PPPAMOUNT	Prepayment Penalty Calculated Amount
45	PPPWAIVED	Prepayment Penalty Waived Amount
46	PPPPAIDBYBORROWER	Prepayment Penalty Paid by the Borrower
47	PPPPAIDBYSERVICER	Prepayment Penalty Paid by the Servicer
48	MODEFFDATE	Modification Effective Date
49	MODTYPE	Modification Type (See Mod Type tab)
50	ACTIONCODE	Action Code (See Action Code Tab - Just 63 & 65)
51	ACTUALDUEDATE	Actual loan due date
52	ACTUALPRINBAL	Actual Loan Principal Balance

Calculation:
TotalRemit = Remit + PIFRemit + CurtRemit + SSCRARemit + ClaimsRemit + MiscRemit

Exhibit D

EXHIBIT J to the Warranties and Servicing Agreement

REMITTANCE SUMMARY REPORT

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

Exhibit E

EXHIBIT K to the Warranties and Servicing Agreement

STANDARD FILE LAYOUT - DELINQUENCY SUMMARY REPORT

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

Exhibit F

EXHIBIT L to the Warranties and Servicing Agreement

STANDARD FILE LAYOUT - DEFAULT DETAIL REPORT

WF Client ID
WF Loan Number
MAN
Bankrupt_Status
Delq_Paymt_Count
% of MI Coverage
Actual MI Claim Filed Date
Actual Bankruptcy Start Date
Actual MI Claim Amount Filed
Actual Discharge Date
Actual Due Date
Actual Eviction Complete Date
Actual Eviciton Start Date
Actual First Legal Date
Actual Redemption End Date
Bankruptcy Chapter
Bankruptcy Flag
Bankruptcy Case Number
MI Claim Amount Paid
MI Claim Funds Received Date
Current Loan Amount
Date FC Sale Scheduled
Date Relief_Dismissal Granted
Date REO Offer Accepted
Date REO Offer Received
Delinquency Value
Delinquency Value Source
Delinquency Value Date
Delinquency Flag
Foreclosure Flag
Corporate Expense Balance
Foreclosure Attorney Referral Date
Foreclosure valuation amount
Foreclosure Valuation Date
Foreclosure Valuation Source
FHA 27011A Transmitted Date
FHA 27011B Transmitted Date
VA LGC_FHA Case Number
FHA Part A Funds Received Date
Foreclosure Actual Sale Date
Servicer Loan Number
Loan Type
Loss Mit Approval Date
Loss Mit Flag
Loss Mit Removal Date
Loss Mit Type
Loss Mit Value
Loss Mit Value Date
Loss Mit Value Source
MI Certificate Number
LPMI Cost
Occupancy Status
First Time Vacancy_Occupancy Status Date
Original Loan Amount
Original Value Amount
Origination Date
FHA Part B Funds Received Date
Post Petition Due Date
Property Condition
Property Type
Reason for Default
REO Repaired Value
REO List Price Adjustment Amount
REO List Price Adjustment Date
REO Value As Is
REO Actual Closing Date
REO Flag
REO Original List Date
REO Original List Price
REO Net Sales Proceeds
REO Sales Price
REO Scheduled Close Date
REO Value Date
REO Value Source
Repay First Due Date
Repay Next Due Date
Repay plan broken/reinstated/closed date
Repay Plan Created Date
SBO Loan Number
Escrow Balance/advance balance
Title approval letter received date
Title Package HUD/VA Date
VA Claim Funds Received Date
VA claim Submitted Date
VA First Funds Received Amount
VA First Funds Received Date
VA NOE Submitted Date
Zip Code
FNMA Delinquency status code
FNMA Delinquency Reason Code
Suspense Balance
Restricted Escrow Balance
Investor Number
Acq_Date

Exhibit G

EXHIBIT M to the Warranties and Servicing Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC MASTER SERVICING CALCULATION OF GAIN/LOSS ON DELINQUENT LOAN WORKSHEET

Date:                 _________________________________________

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?	Yes	No
Has this loan been crammed down in a bankruptcy?	Yes	No

If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

 Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)   $________________

NOTE: Do not combine or net remit items. All expenses and credits should be documented individually. Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds. Late claims may result in delayed claim payment. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

Exhibit H

EXHIBIT N to the Warranties and Servicing Agreement

MODIFIED LOANS REPORT

Servicer Loan Number	SBO Number	Modification Date	Modification Reason	New effective Interest Rate Date	New effective Modified Payment amount date	Modification Effective date	Modified Balance	New Effective Modified Interest Rate	New Effective Modified Payment Amount	Modified Maturity Date	Capitalized Interest	New Modified Servicer Service Fee Rate	New Modified Investor Serivce Fee Rate	Fixed Service Fee Rate	Convert to Fixed Rate Loan	Modify to Fixed Rate Characteristics	Total Amount Capitalized

Exhibit I

EXHIBIT O to the Warranties and Servicing Agreement

CLAIMS SUBMITTED REPORT

Client	Loan Number	Inv_Loan_Number	Mortgagor Name	Inv Id	Inv Name	Claim type	F/C Sale Held	Prop Sold To 3rd Pty	Ratified	Rcv 3rd Party Sale $	Eviction Rq To Atty	Tenants Vacated	Part A Submit	Partial Funds Rec’d	Title Pkg To Hud	Title Aprvl	Part B-E Submit	Final Funds Rec’d	Claim To Inv	Remittance Letter	Report Date	Aged Days	WFHM Status	WFHM Comment

EMC Claims Pending Payment
Total Claims Filed	200
0-29	18
30-59	176
60-89	5
90 +_	1

Exhibit J

EXHIBIT D to the Warranties and Servicing Agreement

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Servicer] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT K

FORM OF BACK-UP CERTIFICATION TO FORM 10-K CERTIFICATE

The [                ] agreement dated as of [              ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY], certify to [the Depositor] and the [Master Servicer] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the Depositor and the Trustee pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the Depositor and the Trustee;

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5) The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any subservicer or subcontractor pursuant to the Agreement, have been provided to the Depositor and the Trustee. Any material instances of noncompliance described in such reports have been disclosed to the Depositor and the Trustee. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date: _________________________

By: ___________________________________
Name:  ________________________________
Title:  _________________________________

EXHIBIT L

SERVICING CRITERIA TO BE ADDRESSED
IN ASSESSMENT OF COMPLIANCE

Definitions
Primary Servicer - transaction party having borrower contact
Master Servicer - aggregator of pool assets
Trustee - waterfall calculator; fiduciary of the transaction
Back-up Servicer - named in the transaction (in the event a Back up Servicer becomes the Primary Servicer, follow Primary Servicer obligations)
Custodian - safe keeper of pool assets

Note: The definitions above describe the essential function that the party performs, rather than the party’s title.

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

Key: X - obligation

Reg AB Reference	Servicing Criteria	Primary Servicer Master Servicer	Trustee	Custodian

  General Servicing Considerations

1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
		X	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
[This Agreement states that payments will be deposited within two business days after “receipt and identification”. ]
		X	X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		X	X	X (to the extent an advance is made)
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
		X	X	X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
		X	X	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
[This Agreement states that reconciliations will be prepared within 45 calendar days after the bank statement cut-off date.]
		X	X	X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
		X	X	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X	X	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X			X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X			X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X		X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
		X	X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		X	X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X	X
1122(d)(4)(xv)
Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements. In this transaction there is no external enhancement or other support.
		X		X

EXHIBIT M

FORM 10-D, FORM 8-K AND FORM 10-K
REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the party identified as responsible for preparing the Securities Exchange Act Reports pursuant to Section 4.18 of the Pooling and Servicing Agreement.

Under Item 1 of Form 10-D: a) items marked “Monthly Statements to Certificateholders” are required to be included in the periodic Distribution Date statement under Section 6.06, provided by the Trustee based on information received from the party providing such information; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the Monthly Statements to Certificateholders, provided by the party indicated. Information under all other Items of Form 10-D is to be included in the Form 10-D report. All such information and any other Items on Form 8-K and Form 10-D set forth in this Exhibit shall be sent to the Trustee and the Depositor.

Form	Item	Description	Servicers	Master Servicer	Trustee	Custodian	Depositor	Sponsor
10-D	Must be filed within 15 days of the distribution date for the asset-backed securities.
	1	Distribution and Pool Performance Information
Item 1121(a) - Distribution and Pool Performance Information
		(1) Any applicable record dates, accrual dates, determination dates for calculating distributions and actual distribution dates for the distribution period.			X (Monthly Statements to Certificateholders)
		(2) Cash flows received and the sources thereof for distributions, fees and expenses.			X (Monthly Statements to Certificateholders)
		(3) Calculated amounts and distribution of the flow of funds for the period itemized by type and priority of payment, including:			X (Monthly Statements to Certificateholders)
		(i) Fees or expenses accrued and paid, with an identification of the general purpose of such fees and the party receiving such fees or expenses.			X (Monthly Statements to Certificateholders)
(ii) Payments accrued or paid with respect to enhancement or other support identified in Item 1114 of Regulation AB (such as insurance premiums or other enhancement maintenance fees), with an identification of the general purpose of such payments and the party receiving such payments.
X (Monthly Statements to Certificateholders)
		(iii) Principal, interest and other distributions accrued and paid on the asset-backed securities by type and by class or series and any principal or interest shortfalls or carryovers.			X (Monthly Statements to Certificateholders)
		(iv) The amount of excess cash flow or excess spread and the disposition of excess cash flow.			X (Monthly Statements to Certificateholders)
		(4) Beginning and ending principal balances of the asset-backed securities.			X (Monthly Statements to Certificateholders)
(5) Interest rates applicable to the pool assets and the asset-backed securities, as applicable. Consider providing interest rate information for pool assets in appropriate distributional groups or incremental ranges.
X (Monthly Statements to Certificateholders)
		(6) Beginning and ending balances of transaction accounts, such as reserve accounts, and material account activity during the period.			X (Monthly Statements to Certificateholders)
(7) Any amounts drawn on any credit enhancement or other support identified in Item 1114 of Regulation AB, as applicable, and the amount of coverage remaining under any such enhancement, if known and applicable.
X (Monthly Statements to Certificateholders)
(8) Number and amount of pool assets at the beginning and ending of each period, and updated pool composition information, such as weighted average coupon, weighted average remaining term, pool factors and prepayment amounts.
					X (Monthly Statements to Certificateholders)		Updated pool composition information fields to be as specified by Depositor from time to time
		(9) Delinquency and loss information for the period.	X	X	X (Monthly Statements to Certificateholders)
		In addition, describe any material changes to the information specified in Item 1100(b)(5) of Regulation AB regarding the pool assets. (methodology)	X
(10) Information on the amount, terms and general purpose of any advances made or reimbursed during the period, including the general use of funds advanced and the general source of funds for reimbursements.
			X	X	X (Monthly Statements to Certificateholders)
		(11) Any material modifications, extensions or waivers to pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time.	X	X	X (Monthly Statements to Certificateholders)
		(12) Material breaches of pool asset representations or warranties or transaction covenants.	X	X	X (if agreed upon by the parties)		X
		(13) Information on ratio, coverage or other tests used for determining any early amortization, liquidation or other performance trigger and whether the trigger was met.			X (Monthly Statements to Certificateholders)
		(14) Information regarding any new issuance of asset-backed securities backed by the same asset pool,					X
information regarding any pool asset changes (other than in connection with a pool asset converting into cash in accordance with its terms), such as additions or removals in connection with a prefunding or revolving period and pool asset substitutions and repurchases (and purchase rates, if applicable), and cash flows available for future purchases, such as the balances of any prefunding or revolving accounts, if applicable.
			X	X	X		X
Disclose any material changes in the solicitation, credit-granting, underwriting, origination, acquisition or pool selection criteria or procedures, as applicable, used to originate, acquire or select the new pool assets.
							X	X
		Item 1121(b) - Pre-Funding or Revolving Period Information Updated pool information as required under Item 1121(b).					X
	2	Legal Proceedings
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)						X
		Depositor					X
		Trustee			X
		Issuing entity					X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Originator of 20% or more of pool assets as of the Cut-off Date					X
		Custodian				X
	3	Sales of Securities and Use of Proceeds
Information from Item 2(a) of Part II of Form 10-Q:

With respect to any sale of securities by the sponsor, depositor or issuing entity, that are backed by the same asset pool or are otherwise issued by the issuing entity, whether or not registered, provide the sales and use of proceeds information in Item 701 of Regulation S-K. Pricing information can be omitted if securities were not registered.
X
	4	Defaults Upon Senior Securities
		Information from Item 3 of Part II of Form 10-Q: Report the occurrence of any Event of Default (after expiration of any grace period and provision of any required notice)			X
	5	Submission of Matters to a Vote of Security Holders
		Information from Item 4 of Part II of Form 10-Q			X
	6	Significant Obligors of Pool Assets
		Item 1112(b) - Significant Obligor Financial Information*					X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Item.
	7	Significant Enhancement Provider Information
Item 1114(b)(2) - Credit Enhancement Provider Financial Information*
		Determining applicable disclosure threshold			X		X
		Obtain required financial information or effecting incorporation by reference			X		X
Item 1115(b) - Derivative Counterparty Financial Information*
		Determining current maximum probable exposure					X
		Determining current significance percentage. In this transaction there is no current significance percentage.			X
		Notify derivative counterparty of significance percentage and request required financial information. In this transaction there is no current significance percentage.			X
		Obtain required financial information or effecting incorporation by reference					X
*This information need only be reported on the Form 10-D for the distribution period in which updated information is required pursuant to the Items.
	8	Other Information
Disclose any information required to be reported on Form 8-K during the period covered by the Form 10-D but not reported
	9	Exhibits
		Distribution report			X
		Exhibits required by Item 601 of Regulation S-K, such as material agreements					X
8-K	Must be filed within four business days of an event reportable on Form 8-K.
	1.01	Entry into a Material Definitive Agreement
Disclosure is required regarding entry into or amendment of any definitive agreement that is material to the securitization, even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

Note: disclosure not required as to definitive agreements that are fully disclosed in the prospectus
			X	X	X		X	X
	1.02	Termination of a Material Definitive Agreement	X	X	X		X	X
Disclosure is required regarding termination of any definitive agreement that is material to the securitization (other than expiration in accordance with its terms), even if depositor is not a party.

Examples: servicing agreement, custodial agreement.

	1.03	Bankruptcy or Receivership
Disclosure is required regarding the bankruptcy or receivership, if known to the Master Servicer, with respect to any of the following:

Sponsor (Seller), Depositor, Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers, Certificate Administrator, Trustee, significant obligor, credit enhancer (10% or more), derivatives counterparty, Custodian
			X	X	X	X	X	X
	2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement
Includes an early amortization, performance trigger or other event, including event of default, that would materially alter the payment priority/distribution of cash flows/amortization schedule.

Disclosure will be made of events other than waterfall triggers which are disclosed in the Monthly Statement to Certificateholders
				X	X
	3.03	Material Modification to Rights of Security Holders
		Disclosure is required of any material modification to documents defining the rights of Certificateholders, including the Pooling and Servicing Agreement			X		X
	5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
		Disclosure is required of any amendment “to the governing documents of the issuing entity”					X
	5.06	Change in Shell Company Status
		[Not applicable to ABS issuers]					X
	6.01	ABS Informational and Computational Material
		[Not included in reports to be filed under Section 3.18]					X
	6.02	Change of Servicer or Trustee
Requires disclosure of any removal, replacement, substitution or addition of any master servicer, affiliated servicer, other servicer servicing 10% or more of pool assets at time of report, other material servicers, certificate administrator or trustee.
			X	X	X		X
		Reg AB disclosure about any new servicer is also required.	X
		Reg AB disclosure about any new trustee is also required.			X (to the extent of a new trustee)
	6.03	Change in Credit Enhancement or Other External Support [In this transaction there is no external enhancement or other support.]
Covers termination of any enhancement in manner other than by its terms, the addition of an enhancement, or a material change in the enhancement provided. Applies to external credit enhancements as well as derivatives.
					X		X
		Reg AB disclosure about any new enhancement provider is also required.			X		X
	6.04	Failure to Make a Required Distribution			X
	6.05	Securities Act Updating Disclosure
If any material pool characteristic differs by 5% or more at the time of issuance of the securities from the description in the final prospectus, provide updated Reg AB disclosure about the actual asset pool.
X
		If there are any new servicers or originators required to be disclosed under Regulation AB as a result of the foregoing, provide the information called for in Items 1108 and 1110 respectively.					X
	7.01	Regulation FD Disclosure	X	X	X	X	X
	8.01	Other Events
		Any event, with respect to which information is not otherwise called for in Form 8-K, that the registrant deems of importance to security holders.					X
	9.01	Financial Statements and Exhibits
10-K	Must be filed within 90 days of the fiscal year end for the registrant.
	9B	Other Information
Disclose any information required to be reported on Form 8-K during the fourth quarter covered by the Form 10-K but not reported
	15	Exhibits and Financial Statement Schedules
		Item 1112(b) - Significant Obligor Financial Information					X
Item 1114(b)(2) - Credit Enhancement Provider Financial Information
		Determining applicable disclosure threshold			X		X
		Obtain required financial information or effecting incorporation by reference			X		X
Item 1115(b) - Derivative Counterparty Financial Information
		Determining current maximum probable exposure					X
		Determining current significance percentage. [In this transaction there is no current significance percentage.]			X
		Notify derivative counterparty of significance percentage and request required financial information. [In this transaction there is no current significance percentage.]			X
		Obtain required financial information or effecting incorporation by reference					X
Item 1117 - Legal proceedings pending against the following entities, or their respective property, that is material to Certificateholders, including proceedings known to be contemplated by governmental authorities:

		Sponsor (Seller)						X
		Depositor					X
		Trustee			X
		Issuing entity					X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Originator of 20% or more of pool assets as of the Cut-off Date					X
		Custodian				X
Item 1119 - Affiliations and relationships between the following entities, or their respective affiliates, that are material to Certificateholders:
		Sponsor (Seller)						X
		Depositor					X
		Trustee			X
		Master Servicer, affiliated Servicer, other Servicer servicing 20% or more of pool assets at time of report, other material servicers	X	X
		Originator					X
		Custodian				X
		Credit Enhancer/Support Provider					X
		Significant Obligor					X
		Item 1122 - Assessment of Compliance with Servicing Criteria	X	X	X	X
		Item 1123 - Servicer Compliance Statement	X	X

EXHIBIT N

ADDITIONAL DISCLOSURE NOTIFICATION

Structured Asset Mortgage Investment II Inc.
383 Madison Avenue
New York, New York 10179
Fax: (212) 272-2000
E-Mail: regabnotification@bear.com

U.S. Bank National Association as Trustee
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Fax: (617) 603-663
E-mail: notifications@fsir.com

Attn:      Corporate Trust Services - Prime Mortgage Trust 2006-2-
SEC REPORT PROCESSING

RE: **Additional Form [ ] Disclosure**Required

Ladies and Gentlemen:

In accordance with Section 3.18 of the Pooling and Servicing Agreement, dated as of November 1, 2006, among EMC Mortgage Corporation, as Seller and Master Servicer and U.S. Bank National Association as Trustee. The undersigned hereby notifies you that certain events have come to our attention that [will][may] need to be disclosed on Form [   ].

Description of Additional Form [   ] Disclosure:

List of Any Attachments hereto to be included in the Additional Form [   ] Disclosure:

Any inquiries related to this notification should be directed to [   ], phone number: [   ]; email address: [   ].

[NAME OF PARTY]
as [role]

By: ______________________________
Name:
Title:

EXHIBIT O

PLANNED PRINCIPAL SCHEDULES

Distribution Date	Schedule I Aggregate Planned Principal Amount for Class I-A1-1 and Class I-A1-3 Certificates
Initial	72,958,000.00
December 25, 2006	72,958,000.00
January 25, 2007	72,958,000.00
February 25, 2007	72,958,000.00
March 25, 2007	72,958,000.00
April 25, 2007	72,958,000.00
May 25, 2007	72,958,000.00
June 25, 2007	72,958,000.00
July 25, 2007	72,958,000.00
August 25, 2007	72,958,000.00
September 25, 2007	72,958,000.00
October 25, 2007	72,958,000.00
November 25, 2007	72,958,000.00
December 25, 2007	72,958,000.00
January 25, 2008	72,958,000.00
February 25, 2008	72,958,000.00
March 25, 2008	72,958,000.00
April 25, 2008	72,958,000.00
May 25, 2008	72,958,000.00
June 25, 2008	72,958,000.00
July 25, 2008	72,958,000.00
August 25, 2008	72,958,000.00
September 25, 2008	72,958,000.00
October 25, 2008	72,958,000.00
November 25, 2008	72,958,000.00
December 25, 2008	72,958,000.00
January 25, 2009	72,958,000.00
February 25, 2009	72,958,000.00
March 25, 2009	72,958,000.00
April 25, 2009	72,958,000.00
May 25, 2009	72,958,000.00
June 25, 2009	72,958,000.00
July 25, 2009	72,958,000.00
August 25, 2009	72,958,000.00
September 25, 2009	72,958,000.00
October 25, 2009	72,958,000.00
November 25, 2009	72,958,000.00
December 25, 2009	71,945,386.87
January 25, 2010	70,939,513.00
February 25, 2010	69,940,334.95
March 25, 2010	68,947,809.64
April 25, 2010	67,961,894.22
May 25, 2010	66,982,546.12
June 25, 2010	66,009,723.07
July 25, 2010	65,043,383.06
August 25, 2010	64,080,307.72
September 25, 2010	63,123,010.19
October 25, 2010	62,172,106.01
November 25, 2010	61,227,554.03
December 25, 2010	60,289,313.37
January 25, 2011	59,357,343.42
February 25, 2011	58,431,603.82
March 25, 2011	57,512,054.52
April 25, 2011	56,598,655.67
May 25, 2011	55,691,367.72
June 25, 2011	54,790,151.37
July 25, 2011	53,894,967.57
August 25, 2011	53,005,777.55
September 25, 2011	52,122,416.55
October 25, 2011	51,243,770.08
November 25, 2011	50,371,013.28
December 25, 2011	49,516,734.42
January 25, 2012	48,668,219.53
February 25, 2012	47,825,431.18
March 25, 2012	46,988,332.15
April 25, 2012	46,156,885.49
May 25, 2012	45,331,054.48
June 25, 2012	44,510,802.64
July 25, 2012	43,696,093.73
August 25, 2012	42,886,891.73
September 25, 2012	42,083,160.88
October 25, 2012	41,284,865.63
November 25, 2012	40,491,970.68
December 25, 2012	39,708,500.77
January 25, 2013	38,930,333.88
February 25, 2013	38,157,435.47
March 25, 2013	37,389,771.15
April 25, 2013	36,627,306.82
May 25, 2013	35,870,008.57
June 25, 2013	35,117,842.71
July 25, 2013	34,370,775.78
August 25, 2013	33,628,774.55
September 25, 2013	32,891,805.95
October 25, 2013	32,159,837.20
November 25, 2013	31,432,835.68
December 25, 2013	30,718,532.55
January 25, 2014	30,009,063.35
February 25, 2014	29,304,396.37
March 25, 2014	28,611,696.77
April 25, 2014	27,932,408.30
May 25, 2014	27,266,278.49
June 25, 2014	26,613,059.51
July 25, 2014	25,972,508.14
August 25, 2014	25,344,385.65
September 25, 2014	24,728,457.74
October 25, 2014	24,124,494.42
November 25, 2014	23,532,270.00
December 25, 2014	22,968,444.18
January 25, 2015	22,415,452.02
February 25, 2015	21,873,089.39
March 25, 2015	21,341,155.96
April 25, 2015	20,819,455.13
May 25, 2015	20,307,606.17
June 25, 2015	19,805,613.59
July 25, 2015	19,313,183.53
August 25, 2015	18,830,244.87
September 25, 2015	18,356,618.39
October 25, 2015	17,892,128.20
November 25, 2015	17,436,601.71
December 25, 2015	17,003,680.01
January 25, 2016	16,578,902.17
February 25, 2016	16,162,117.42
March 25, 2016	15,753,177.77
April 25, 2016	15,351,798.96
May 25, 2016	14,957,981.58
June 25, 2016	14,571,585.53
July 25, 2016	14,191,955.63
August 25, 2016	13,817,016.49
September 25, 2016	13,447,104.32
October 25, 2016	13,082,868.28
November 25, 2016	12,725,579.67
December 25, 2016	12,375,108.73
January 25, 2017	12,031,328.13
February 25, 2017	11,694,112.83
March 25, 2017	11,363,340.15
April 25, 2017	11,038,889.65
May 25, 2017	10,720,643.09
June 25, 2017	10,408,484.44
July 25, 2017	10,102,299.80
August 25, 2017	9,801,977.37
September 25, 2017	9,507,407.42
October 25, 2017	9,218,482.22
November 25, 2017	8,935,096.05
December 25, 2017	8,657,145.15
January 25, 2018	8,384,527.65
February 25, 2018	8,117,143.59
March 25, 2018	7,854,894.83
April 25, 2018	7,597,685.05
May 25, 2018	7,345,419.71
June 25, 2018	7,098,006.03
July 25, 2018	6,855,352.93
August 25, 2018	6,617,371.03
September 25, 2018	6,383,972.57
October 25, 2018	6,155,071.45
November 25, 2018	5,930,583.15
December 25, 2018	5,710,424.69
January 25, 2019	5,494,514.67
February 25, 2019	5,282,773.15
March 25, 2019	5,075,121.70
April 25, 2019	4,871,483.35
May 25, 2019	4,671,782.51
June 25, 2019	4,475,945.05
July 25, 2019	4,283,898.16
August 25, 2019	4,095,570.42
September 25, 2019	3,910,891.70
October 25, 2019	3,729,793.19
November 25, 2019	3,552,207.36
December 25, 2019	3,378,067.92
January 25, 2020	3,207,309.80
February 25, 2020	3,039,869.18
March 25, 2020	2,875,683.37
April 25, 2020	2,714,690.87
May 25, 2020	2,556,831.33
June 25, 2020	2,402,045.50
July 25, 2020	2,250,275.27
August 25, 2020	2,101,463.54
September 25, 2020	1,955,554.33
October 25, 2020	1,812,492.70
November 25, 2020	1,672,224.68
December 25, 2020	1,534,697.36
January 25, 2021	1,399,858.78
February 25, 2021	1,267,657.97
March 25, 2021	1,138,044.88
April 25, 2021	1,010,970.41
May 25, 2021	886,386.38
June 25, 2021	764,245.50
July 25, 2021	644,501.34
August 25, 2021	526,884.60
September 25, 2021	410,785.47
October 25, 2021	296,266.30
November 25, 2021	184,018.47
December 25, 2021	73,998.55

EXHIBIT P

FORM OF TRUSTEE LIMITED POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that U.S. Bank National Association, a national banking association, having a place of business at One Federal Street, 3rd Floor, Boston, Massachusetts 02110, not individually, but solely as Trustee (and in no personal or other representative capacity) under the Pooling and Servicing Agreement, dated as of November 1, 2006, by and among Structured Asset Mortgage Investments II Inc., the Trustee and EMC Mortgage Corporation (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”; capitalized terms not defined herein have the definitions assigned to such terms in the Agreement), relating to the Prime Mortgage Trust, Certificates, Series 2006-2, hereby appoints _______________, in its capacity as a Servicer under the Agreement, as the Trustee’s true and lawful Special Attorney-in-Fact, in the Trustee’s name, place and stead and for the Trustee’s benefit, but only in its capacity as Trustee aforesaid, to perform all acts and execute all documents as may be customary, necessary and appropriate to effectuate the following enumerated transactions in respect of any mortgage, deed of trust, promissory note or real estate owned from time to time owned (beneficially or in title, whether the Trustee is named therein as mortgagee or beneficiary or has become mortgagee or beneficiary by virtue of endorsement, assignment or other conveyance) or held by or registered to the Trustee (directly or through custodians or nominees), or in respect of which the Trustee has a security interest or other lien, all as provided under the applicable Agreement and only to the extent the respective Trustee has an interest therein under the Agreement, and in respect of which the Servicer is acting as servicer pursuant to the Agreement (the “Mortgage Documents”).

This appointment shall apply to the following enumerated transactions under the Agreement only:

The modification or re-recording of any Mortgage Document for the purpose of correcting it to conform to the original intent of the parties thereto or to correct title errors discovered after title insurance was issued and where such modification or re-recording does not adversely affect the lien under the Mortgage Document as insured.

2. The subordination of the lien under a Mortgage Document to an easement in favor of a public utility company or a state or federal agency or unit with powers of eminent domain including, without limitation, the execution of partial satisfactions/releases, partial reconveyances and the execution of requests to trustees to accomplish same.

3. The conveyance of the properties subject to a Mortgage Document to the applicable mortgage insurer, or the closing of the title to the property to be acquired as real estate so owned, or conveyance of title to real estate so owned.

4. The completion of loan assumption and modification agreements in respect of Mortgage Documents.

5. The full or partial satisfaction/release of a Mortgage Document or full conveyance upon payment and discharge of all sums secured thereby, including, without limitation, cancellation of the related note.

6. The assignment of any Mortgage Document, in connection with the repurchase of the mortgage loan secured and evidenced thereby.

7. The full assignment of a Mortgage Document upon payment and discharge of all sums secured thereby in conjunction with the refinancing thereof, including, without limitation, the assignment of the related note.

8. With respect to a Mortgage Document, the foreclosure, the taking of a deed in lieu of foreclosure, or the completion of judicial or non-judicial foreclosure or termination, cancellation or rescission of any such foreclosure, including, without limitation, any and all of the following acts:

a.	the substitution of trustee(s) serving under a deed of trust, in accordance with state law and the deed of trust;

b.            the preparation and issuance of statements of breach or non-performance;

c.            the preparation and filing of notices of default and/or notices of sale;

d.            the cancellation/rescission of notices of default and/or notices of sale;

e.            the taking of a deed in lieu of foreclosure; and

f.
the preparation and execution of such other documents and performance of such other actions as may be necessary under the terms of the Mortgage Document or state law to expeditiously complete said transactions in paragraphs 8(a) through 8(e), above.

9. Demand, sue for, recover, collection and receive each and every sum of money, debt, account and interest (which now is, or hereafter shall become due and payable) belonging to or claimed by the Trustee under the Mortgage Documents, and to use or take any lawful means for recovery thereof by legal process or otherwise.

10. Endorse on behalf of the Trustee all checks, drafts and/or negotiable instruments made payable to the Trustee in respect of the Mortgage Documents.

The Trustee gives the Special Attorney-in-Fact full power and authority to execute such instruments and to do and perform all and every act and thing necessary and proper to carry into effect the power or powers granted by this Limited Power of Attorney, subject to the terms and conditions set forth in the Agreement including the standard of care applicable to servicers in the Agreement, and hereby does ratify and confirm what such Special Attorney-in-Fact shall lawfully do or cause to be done by authority hereof.

IN WITNESS WHEREOF, the Trustee has caused its corporate name to be hereto signed and affixed and these presents to be acknowledged by its duly elected and authorized officer this ___ day of ___ , 2006.

U.S. Bank National Association, not individually, but solely as Trustee

By: ________________________________
Name:
Title:

WITNESS:                            WITNESS:

_________________________________                   ___________________________________
Name:                        Name:
Title:                          Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On ______________, 2006, before me, the undersigned, a Notary Public in and for said state, personally appeared __________________, personally known to me to be the person whose name is subscribed to the within instrument, and such person acknowledged to me that such person executed the within instrument in such person’s authorized capacity, and that by such signature on the within instrument the entity upon behalf of which such person acted executed the instrument.

WITNESS my hand and official seal.

______________________________________
Notary Public

EXHIBIT Q
FORM OF CERTIFICATION TO BE
PROVIDED BY THE TRUSTEE TO DEPOSITOR

Re: Structured Asset Mortgage Investments II Inc. Prime Mortgage Trust (the “Trust”), Certificates Series 2006-2, issued pursuant to the Pooling and Servicing Agreement, dated as of November 1, 2006, among Structured Asset Mortgage Investments II Inc, as Depositor, EMC Mortgage Corporation, as Seller and Master Servicer and U.S. Bank National Association as Trustee.

The Trustee hereby certifies to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the annual report on Form 10-K for the fiscal year [____] (the “Annual Report”), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

(2) To my knowledge, (a) the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, and (b) the Trustee’s assessment of compliance and related attestation report referred to below, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such assessment of compliance and attestation report;

(3) To my knowledge, the distribution information required to be provided by the Trustee under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

(4) I am responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement, and based on my knowledge, and except as disclosed in the Reports, the Trustee has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

(5) The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities of the Trustee and each Subcontractor utilized by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

In giving the certifications above, the Trustee has reasonably relied on information provided to it by the following unaffiliated parties: [names of servicer(s), master servicer, subservicer, depositor, trustee, custodian(s)]

Date:________________________________

_____________________________________
[Signature]
[Title]

EXHIBIT R

FORM OF THE MASTER SERVICER'S DATA LAYOUT REPORT

Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-2

US BANK FIELDS	SBO FIELDS	SBO DESCRIPTION
LOAN	LOAN_NUMBER	Loan number
STOP_ADV_FLAG	ACTUAL_ACTUAL_OVERRIDE	Pertains to resold scheduled/actual and scheduled/scheduled pools. A code indicating if the specific loan should be remitted on an actual/actual basis.
RATE	LOAN_NOTE_RATE	Interest rate associated with the next payment due on the loan when the investor cutoff
SF_RATE	LOAN_FEE_AMT	Fixed monthly fee due the strip holder.
LPMI_RATE	MIRF_AMT	LPMI refund from MI companies (i.e. Radian, MGIC) for LPMI cancellations, recisions, rate errors, payments made on loans without at payoff
BEG_SCHED	BEGINNING_SCHEDULED_BALANCE	The amortized balance on which interest is expected as of the beginning of the month.
END_SCHED	ENDING_SCHEDULED_BALANCE	Ending scheduled balance. The balance on which interest should be earned next month.
END_ACT	PARTICIPANT_BALANCE	Ending actual participant balance of the pool as of the cutoff date
P&I	LOAN_PAYMENT_AMOUNT	Loan's payment constant at the time of record creation.
GROSS_INT	SCHEDULED_INTEREST_AMOUNT	Scheduled gross interest for the remittance cycle
SCHED_P	SCHEDULED_PRINCIPAL_AMOUNT	Scheduled principal for the remittance cycle
CURTAIL	CURTAILMENT_AMOUNT	Calculated curtailment amount for the specified period of time.
PREPAY	LIQUIDATION_PRINCIPAL	Amount of principal reported as payoff principal.
PREPAY_DATE	LIQUIDATION_DATE	Liquidation date
PREPAY_CODE PIF	LIQUIDATION_TYPE	A code indicating the reason for the liquidation.
NEXT_DUE	LOAN_DUE_DATE	Loan's due date when the investor cutoff
STATUS	LOAN_STATUS	The status of the loan as of the cutoff date.
BKCY_DATE	BANKRUPTCY_STATUS	Code which corresponds to the loan's bankruptcy status. See codes table for valid codes and their corresponding meaning.
FCLS_DATE	FORECLOSURE_STATUS	Code which corresponds to the loan's foreclosure status. See codes table for valid codes and their corresponding meaning.
REO_DATE	REO_STATUS	A code indicating if the loan was an REO when the investor cutoff. Y = yes N = no.
DELINQ	MONTHS_DELINQUENT_24	0,1,30,60,90,120 ( 1 = 1-29, 30 = 30-59, etc…)
PPIS	Interest Shortfall	Interest shortfall adjustment
RAIS	SSRA_AMT	Interest adjustments for Soldiers & Sailors Relief Act Loans
PPP_Collected	ANCILLARY_FEE_AMOUNT	Amount of the fee (100%) paid by the borrower.
REMIT	Total_Remittance_Amt	total remit for the loan
ADV_P&I_CUR	Svc Prin Adv	Principal advance by servicer
ADV_P&I_CUR	Svc Int Adv	Interest advance by servicer
LIQUIDATION_FLAG	LIQUIDATION_FLAG	Loan status